As filed with the Securities and Exchange Commission on June 4, 2021

Registration No. 333-255496

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Frank’s International N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	1389	98-1107145
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Mastenmakersweg 1

1786 PB Den Helder

The Netherlands +31 (0) 22 367 0000

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

John Symington

Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer

Mastenmakersweg 1

1786 PB Den Helder, The Netherlands

+31 (0)22 367 0000

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With Copies to:

T. Mark Kelly Stephen M. Gill Michael S. Telle Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Tull R. Florey Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value €0.01 per share	426,146,247 (2)	N/A	$1,349,818,237.37 (3)	$147,265.17
Warrants to Purchase Common Stock	5,782,392 (4)	—	—	— (5)
Common Stock underlying the Warrants	42,049,555 (6)	N/A	$160,616,685.23 (7)	$17,523.28
Total	—	—	—	$164,788.45 (8)

(1)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(2)	Represents the estimated maximum number of Registrant’s shares to be issued pursuant to the Merger Agreement described herein.
(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Such amount equals the product of (i) $3.1675, the average of the high and the low prices per share of the Registrant’s common stock, as reported on the New York Stock Exchange on April 20, 2021, which is within five business days prior to the original filing of this registration statement, and (ii) the maximum aggregate number of shares of common stock of the Registrant proposed to be issued pursuant to this registration statement on April 26, 2021.

(4)

Consists of up to 5,782,392 of the Registrant’s warrants issuable in exchange for Expro Group Holdings International Limited warrants outstanding immediately prior to the closing of the Merger described herein (the “replacement warrants”).

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(6)

Represents the estimated number of Registrant’s shares issuable upon the exercise of the replacement warrants, based on such warrants being excercised for an aggregate of 5,782,392 Expro ordinary shares multiplied by the unadjusted exchange ratio of 7.2720 as described herein.

(7)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f)(1) and 457(c) under the Securities Act. Such amount equals the product of (i) $3.8197, the average of the high and the low prices per share of the Registrant’s common stock, as reported on the New York Stock Exchange on June 3, 2021, which is within five business days prior to the filing of this amendment to the registration statement, and (ii) 42,049,555 shares of common stock of the Registrant issuable in exchange for the replacement warrants, calculated in accordance with footnotes (4) and (6) above.

(8)

Includes a registration fee of $147,265.17 previously paid with respect to the 426,146,247 shares of the Registrant’s common stock listed in the calculation of registration fee table for the Registration Statement as initially filed on April 26, 2021. An additional registration fee of $17,523.28 is being paid with respect to the 42,049,555 shares of common stock underlying the warrants being registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not distribute the common stock being registered pursuant to this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to distribute or a solicitation of an offer to receive any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 4, 2021

PROXY STATEMENT/ PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The board of supervisory directors (the “Frank’s Supervisory Board”) of Frank’s International N.V. (“Frank’s”), the board of managing directors of Frank’s (the “Frank’s Management Board” and, together with the Frank’s Supervisory Board, the “Frank’s Board”) and the special transactions committee of the Frank’s Supervisory Board (the “Special Committee”) have approved an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the combination of Frank’s and Expro Group Holdings International Limited (“Expro”). Pursuant to the terms of the Merger Agreement, Expro shall be merged with and into a direct wholly owned subsidiary of Frank’s (“Merger Sub”), with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s (the “Merger”).

If the Merger is completed, each ordinary share of Expro common stock, par value $0.01 per share (“Expro Ordinary Shares”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), will be converted into the right to receive a number of shares of Frank’s common stock, each with a nominal value of €0.01 per share (“Frank’s Common Stock”), equal to 7.2720 (subject to certain adjustments under the Merger Agreement, the “Exchange Ratio”). The Merger Agreement further contemplates that Frank’s will effect a reverse stock split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board following the Annual Meeting, as defined below (the “Frank’s Reverse Stock Split”). Based on the closing price of Frank’s Common Stock on the New York Stock Exchange (the “NYSE”) on March 10, 2021, the last trading day before public announcement of the Merger, the aggregate transaction value of the merger consideration payable to Expro shareholders was approximately $2.112 billion, assuming the issuance of 426,146,247 shares of Frank’s Common Stock.

Shares of Frank’s Common Stock outstanding before the Merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the Merger. Frank’s Common Stock is currently traded on the NYSE, under the symbol “FI”. We urge you to obtain current market quotations of Frank’s Common Stock. Expro Ordinary Shares are not currently traded on a national securities exchange.

Upon consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (as defined in the Merger Agreement) (the “Transactions”), Frank’s expects that current Frank’s shareholders will own approximately 35% of the Combined Company (as defined herein) and current Expro shareholders will own approximately 65% of the Combined Company.

The approval of the holders of Frank’s Common Stock is needed to consummate the Transactions. This proxy statement/prospectus relates to the 2021 Frank’s annual general meeting of shareholders (the “Annual Meeting”) at which Frank’s shareholders will be asked to consider and vote on proposals related to the Merger. In addition, to eliminate the need for and expense of two separate meetings, Frank’s shareholders are being asked to consider and vote on proposals traditionally addressed at Frank’s annual general meeting.

Specifically, with respect to the Merger, Frank’s shareholders will be asked to vote on the following proposals (collectively, the “Merger-Related Proposals”): (i) the adoption and approval within the meaning of Section 2:107a of the Dutch Civil Code of the Merger Agreement, the Merger and the Transactions (the “Merger Proposal”), (ii) the authorization of the Frank’s Management Board, subject to approval of the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal (each as defined below), the board of directors of the combined company (the “Combined Company Board”)), to issue shares of Frank’s Common Stock to Expro shareholders in connection with the Merger and to grant rights to subscribe for shares of Frank’s Common Stock to holders of warrants, options and other rights to subscribe for or otherwise acquire Expro Ordinary Shares to the holders of those rights in connection with the Merger (the “Frank’s Stock Issuance,” and such proposal, the “Stock Issuance Proposal”), (iii) the appointment, effective as of the Effective Time but following the implementation of the Board Structure Proposal, of the three individuals named herein nominated by the Frank’s Supervisory Board and the six individuals named herein designated by the board of directors of Expro, as executive or non-executive directors, as applicable, of the Combined Company Board (the “Board Changes Proposal”), (iv) the approval and adoption of an amendment, as of or prior to the Effective Time, to the articles of association of Frank’s (the “Frank’s Articles”) to (a) increase the total authorized capital stock of Frank’s from 798,096,000 shares of Frank’s Common Stock to 1,200,000,000 shares of Frank’s Common Stock (the “Capital Stock Amendment Proposal”), (b) effect a reverse stock split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board following the Annual Meeting (with the consent of Expro not unreasonably withheld, conditioned or delayed) (the “Reverse Stock Split Proposal”) and (c) transition the Frank’s governance structure from a two-tier board structure to a one-tier board structure, together with certain technical changes to the Frank’s Articles (the “Board Structure Proposal” and, collectively with the Capital Stock Amendment Proposal and the Reverse Stock Split Proposal, the “Articles Proposals”), (v) the approval and adoption of an amendment, as of the Effective Time but following the implementation of the Board

Structure Proposal, to the Company’s compensation policy to reflect the transition of Frank’s governance structure from a two-tier board structure to a one-tier board structure (the “Compensation Policy Amendment Proposal”) and (vi) the approval, on a non-binding advisory basis, of certain compensation that may be paid or become payable to Frank’s named executive officers that is based on or otherwise relates to the Merger (the “Non-Binding Compensation Advisory Proposal”).

With respect to annual meeting items, Frank’s shareholders will be asked to vote on the following proposals (collectively, the “Annual Meeting Proposals”): (i) the re-election of the nine current members of the Frank’s Supervisory Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022 (the “Re-Election Proposal”), (ii) the re-appointment of Steven Russell, Melissa Cougle and John Symington as members of the Frank’s Management Board to serve until the earlier of the Effective Time or the end of Frank’s annual general meeting of shareholders in 2022 (the “Management Board Re-Appointment Proposal”), (iii) the review of the annual report for the fiscal year ended December 31, 2020, including the paragraph relating to corporate governance, to confirm and ratify the preparation of Frank’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2020 (the “Annual Report Ratification Proposal”), (iv) the discharge of the members of the Frank’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020 (the “Supervisory Board Liability Discharge Proposal”), (v) the discharge of the members of the Frank’s Management Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020 (the “Management Board Liability Discharge Proposal”), (vi) the appointment of KPMG Accountants N.V. as Frank’s auditor who will audit the Dutch statutory annual accounts of Frank’s for the fiscal year ending December 31, 2021, as required by Dutch law, provided Deloitte Accountants B.V. shall be appointed for that fiscal year if the Merger is completed (the “Dutch Auditor Proposal”), (vii) the ratification of the appointment of KPMG LLP as Frank’s independent registered public accounting firm to audit Frank’s U.S. GAAP financial statements for the fiscal year ending December 31, 2021, provided Deloitte & Touche LLP shall be appointed for that fiscal year if the Merger is completed (the “US Auditor Proposal”), (viii) the ratification and approval of the remuneration of the members of the Frank’s Supervisory Board granted for the period from the 2020 annual general meeting until the date of the Annual Meeting, and to approve the remuneration of the members of the Frank’s Supervisory Board for the period from the Annual Meeting up to and including the earlier of the Effective Time or the annual general meeting of shareholders in 2022 (the “Director Remuneration Proposal”), (ix) the authorization of the Frank’s Management Board, subject to Frank’s Supervisory Board approval (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal, the Combined Company Board), to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the NYSE, and during a period of 18 months starting from the date of the Annual Meeting (the “Share Repurchase Proposal”), and (x) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof (the “Additional Business Proposal”).

Approval of each of the Merger-Related Proposals and each of the Annual Meeting Proposals requires the affirmative vote of a simple majority of the votes cast.

With respect to the Merger-Related Proposals, each of the Frank’s Management Board and the Frank’s Supervisory Board unanimously recommends that the Frank’s shareholders vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Board Changes Proposal, “FOR” the Capital Stock Amendment Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Board Structure Proposal, “FOR” the Compensation Policy Amendment Proposal and “FOR” the Non-Binding Compensation Advisory Proposal.

With respect to the Annual Meeting Proposals, each of the Frank’s Management Board and the Frank’s Supervisory Board unanimously recommends that the Frank’s shareholders vote “FOR” the Re-Election Proposal, “FOR” the Management Board Re-Appointment Proposal, “FOR” the Annual Report Ratification Proposal, “FOR” the Supervisory Board Liability Discharge Proposal, “FOR” the Management Board Liability Discharge Proposal, “FOR” the Dutch Auditor Proposal, “FOR” the US Auditor Proposal, “FOR” the Director Remuneration Proposal, “FOR” the Share Repurchase Proposal and “FOR” the Additional Business Proposal.

The obligations of Frank’s and Expro to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. The accompanying proxy statement/prospectus contains detailed information about Frank’s, Expro, the Annual Meeting, the Merger Agreement and the Merger. Frank’s encourages you to read the proxy statement/prospectus carefully and in its entirety before voting, including the section titled “Risk Factors” beginning on page 32.

We look forward to the successful combination of Frank’s and Expro.

Sincerely,

Michael C. Kearney

Chairman of the Supervisory Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to Frank’s shareholders on or about                 , 2021.

FRANK’S INTERNATIONAL N.V.

Mastenmakersweg 1, 1786 PB Den Helder

The Netherlands

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On                 , 2021

To the Shareholders of Frank’s International, N.V.:

You are cordially invited to attend the 2021 annual general meeting of shareholders (the “Annual Meeting”) of Frank’s International, N.V. (“Frank’s”) to be held on,                 2021 at                 , local time, at the offices of Van Campen Liem, J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands. The Annual Meeting has been called by the board of managing directors of Frank’s (the “Frank’s Management Board”) and the board of supervisory directors of Frank’s (the “Frank’s Supervisory Board” and, together with the Frank’s Management Board, the “Frank’s Board”). At this meeting, you will be asked to consider and vote upon the following proposals:

•

Proposals in connection with the Agreement and Plan of Merger, dated as of March 10, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Frank’s, New Eagle Holdings Limited, a direct wholly owned subsidiary of Frank’s (“Merger Sub”), and Expro Group Holdings International Limited (“Expro”), a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part. Specifically, shareholders will be asked to consider and vote upon the following proposals (collectively, the “Merger-Related Proposals”):

•

The Merger Proposal—The adoption and approval within the meaning of Section 2:107a of the Dutch Civil Code, of the Merger Agreement, the merger of Expro with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s, and the transactions contemplated by the Merger Agreement and the Plan of Merger (as defined in the Merger Agreement) (such transactions, the “Transactions” and such proposal, the “Merger Proposal”);

•

The Stock Issuance Proposal—The authorization of the Frank’s Management Board, subject to approval of the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal (each as defined below), the Combined Company Board) to issue shares of common stock, each with a nominal value of €0.01 per share, of Frank’s (“Frank’s Common Stock”) to Expro shareholders in connection with the Merger and to grant rights to subscribe for shares of Frank’s Common Stock to holders of warrants, options and other rights to subscribe for or otherwise acquire ordinary shares in Expro to the holders of those rights in connection with the Merger (the “Frank’s Stock Issuance,” and such proposal, the “Stock Issuance Proposal”);

•

The Board Changes Proposal—The appointment, effective as of the effective time of the Merger (the “Effective Time”) but following the implementation of the Board Structure Proposal, of the three individuals named herein and nominated by the Frank’s Supervisory Board and the six individuals named herein and designated by the board of directors of Expro, as executive or non-executive directors, as applicable, of the Combined Company Board (the “Board Changes Proposal”);

•	The Articles Proposals—The approval and adoption of the following proposals to amend the Frank’s articles of association (the “Frank’s Articles”) (collectively, the “Articles Proposals”):

•	The Capital Stock Amendment Proposal—The approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to increase the total authorized capital stock of

Frank’s from 798,096,000 shares of Frank’s Common Stock to 1,200,000,000 shares of Frank’s Common Stock (the “Capital Stock Amendment Proposal”);

•

The Reverse Stock Split Proposal—The approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to effect a reverse stock split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board (with the consent of Expro not unreasonably withheld, conditioned or delayed) following the Annual Meeting (the “Reverse Stock Split Proposal”); and

•

The Board Structure Proposal—The approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to transition Frank’s governance structure from a two-tier board structure to a one-tier board structure, together with certain technical changes to the Frank’s Articles (the “Board Structure Proposal”);

The text of the proposed amendments to Frank’s Articles (the “Frank’s Amended Articles”) reflecting each of the proposed amendments pursuant to the Articles Proposals are attached to the accompanying proxy statement/prospectus as English translations as Annexes C-I, C-II and C-III.

•

The Compensation Policy Amendment Proposal—The approval and adoption of an amendment, as of the Effective Time but following the implementation of the Board Structure Proposal, to the Company’s compensation policy (the “Compensation Policy Amendment”) to reflect the transition of Frank’s governance structure from a two-tier board structure to a one-tier board structure (the “Compensation Policy Amendment Proposal”). The full text of the proposed Compensation Policy Amendment is attached to the accompanying proxy statement/prospectus as Annex D.

•

The Non-Binding Compensation Advisory Proposal—The approval, on a non-binding advisory basis, of certain compensation that may be paid or become payable to Frank’s named executive officers that is based on or otherwise relates to the Merger (the “Non-Binding Compensation Advisory Proposal”).

•	Proposals in connection with the Annual Meeting. Specifically, shareholders will be asked to consider and vote upon the following proposals (collectively, the “Annual Meeting Proposals”):

•

The Re-Election Proposal—The re-election of the nine current members of the Frank’s Supervisory Board to serve until the earlier of the Effective Time or the end of Frank’s annual general meeting of shareholders in 2022 (the “Re-Election Proposal”);

•

The Management Board Re-Appointment Proposal—The re-appointment of Steven Russell, Melissa Cougle and John Symington as members of the Frank’s Management Board to serve until the earlier of the Effective Time or the end of Frank’s annual general meeting of shareholders in 2022 (the “Management Board Re-Appointment Proposal”);

•

The Annual Report Ratification Proposal—The review of the annual report for the fiscal year ended December 31, 2020, including the paragraph relating to corporate governance, to confirm and ratify the preparation of Frank’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2020 (the “Annual Report Ratification Proposal”);

•

The Supervisory Board Liability Discharge Proposal—The discharge of the members of the Frank’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020 (the “Supervisory Board Liability Discharge Proposal”);

•

The Management Board Liability Discharge Proposal—The discharge of the members of the Frank’s Management Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020 (the “Management Board Liability Discharge Proposal”);

•

The Dutch Auditor Proposal—The appointment of KPMG Accountants N.V. as Frank’s auditor who will audit the Dutch statutory annual accounts of Frank’s for the fiscal year ending December 31, 2021, as required by Dutch law, provided Deloitte Accountants B.V. shall be appointed for that fiscal year if the Merger is completed (the “Dutch Auditor Proposal”);

•

The US Auditor Proposal—The ratification of the appointment of KPMG LLP as Frank’s independent registered public accounting firm to audit Frank’s U.S. GAAP financial statements for the fiscal year ending December 31, 2021, provided Deloitte & Touche LLP shall be appointed for that fiscal year if the Merger is completed (the “US Auditor Proposal”);

•

The Director Remuneration Proposal—The ratification and approval of the remuneration of the members of the Frank’s Supervisory Board granted for the period from the 2020 annual meeting until the date of the Annual Meeting, and to approve the remuneration of the members of the Frank’s Supervisory Board for the period from the Annual Meeting up to and including the earlier of the Effective Time or the annual general meeting of shareholders in 2022 (the “Director Remuneration Proposal”);

•

The Share Repurchase Proposal—The authorization of the Frank’s Management Board, subject to Frank’s Supervisory Board approval (and, following the implementation of the Board Structure Proposal and Board Changes Proposal”, the Combined Company Board), to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the NYSE, and during a period of 18 months starting from the date of the Annual Meeting (the “Share Repurchase Proposal”); and

•	The Additional Business Proposal—The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof (the “Additional Business Proposal”).

Frank’s will transact no other business at the Annual Meeting except such business as may properly be brought before the Annual Meeting by or at the direction of the Frank’s Supervisory Board and the Frank’s Management Board. References to the Annual Meeting in this proxy statement/prospectus are to such meeting as adjourned or postponed. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Annual Meeting.

Completion of the Merger is conditioned on approval by the Frank’s shareholders of the Merger Proposal, the Stock Issuance Proposal, the Board Changes Proposal, the Capital Stock Amendment Proposal and the Board Structure Proposal. The affirmative vote of a simple majority of the votes cast is required to approve each item on the agenda at the Annual Meeting.

Each of the Frank’s Supervisory Board, the Frank’s Management Board and the special transactions committee of the Frank’s Supervisory Board unanimously approved the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals, and declared that the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals are in the best interest of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders. The Frank’s Board unanimously recommends that Frank’s shareholders vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Board Changes Proposal, “FOR” the Capital Stock Amendment Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Frank’s Governance Amendment Proposal, “FOR” the Compensation Policy Amendment Proposal and “FOR” the Non-Binding Compensation Advisory Proposal.

With respect to the Annual Meeting Proposals, each of the Frank’s Management Board and the Frank’s Supervisory Board unanimously recommends that the Frank’s shareholders vote “FOR” the Re-Election Proposal, “FOR” the Management Board Re-Appointment Proposal, “FOR” the Annual Report Ratification Proposal, “FOR” the Supervisory Board Liability Discharge Proposal, “FOR” the Management Board Liability Discharge Proposal, “FOR” the Dutch Auditor Proposal, “FOR” the US Auditor Proposal, “FOR” the Director Remuneration Proposal, “FOR” the Share Repurchase Proposal and “FOR” the Additional Business Proposal.

Your vote is very important regardless of the number of shares that you own. Holders of Frank’s Common Stock held as of                , 2021, the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code (the “Record Date”), are entitled to vote on the matters before the Annual Meeting.

Even if you plan to attend the Annual Meeting, Frank’s urges you to promptly vote your shares of Frank’s issued share capital in advance of the Annual Meeting by submitting a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Frank’s proxy card, (ii) calling the toll-free number listed on the Frank’s proxy card or (iii) submitting your Frank’s proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure the required vote and avoid added solicitation costs. Any eligible holder of Frank’s Common Stock who is present at the Annual Meeting and who is entitled to vote may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Annual Meeting in the manner described in the accompanying proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement, the Transactions and the other matters to be considered at the Annual Meeting. We urge you to read carefully the proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety. If you have any questions concerning the Merger or the proxy statement/prospectus—or if you would like additional copies or need help voting your shares in Frank’s share capital—please contact our proxy solicitor, MacKenzie Partners, Inc. Banks and brokers may call MacKenzie Partners, Inc. at (212) 929-5500. Shareholders may contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at PROXY@MACKENZIEPARTNERS.COM.

By Order of the Frank’s Board,

Michael C. Kearney

Chairman of the Frank’s Supervisory Board

Den Helder, The Netherlands

                , 2021

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Frank’s International, N.V. (“Frank’s”) from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from Frank’s at the following address and telephone number:

Frank’s International N.V.

Attention: Investor Relations

10260 Westheimer Rd., Suite 700

Houston, Texas 77042

(281) 966-7300

Investors may also consult our website for more information about Frank’s. Our website is https://franksinternational.com/. Information included on this website is not incorporated by reference into this proxy statement/prospectus.

If you would like to request any documents, please do so by                 , 2021 in order to receive them before the Frank’s 2021 annual general meeting of shareholders (the “Annual Meeting”). If you request any documents, Frank’s will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 269.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Frank’s (File No. 333-255496), constitutes a prospectus of Frank’s under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Frank’s Common Stock to be issued to Expro shareholders in connection with the merger of Expro Group Holdings International Limited (“Expro”) with and into a direct wholly owned subsidiary of Frank’s (“Merger Sub”), with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s (the “Merger”). This proxy statement/prospectus also constitutes a proxy statement for Frank’s under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Annual Meeting. We are asking Frank’s shareholders to consider the Merger-Related Proposals and the Annual Meeting Proposals at a single meeting to eliminate the need for and expense of two separate meetings.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Frank’s has not authorized anyone to give any information or make any representation about the Merger or Frank’s that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. This proxy statement/prospectus is dated                 , 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Frank’s shareholders nor Frank’s issuance of shares of Frank’s Common Stock pursuant to the Merger Agreement will create any implication to the contrary. Information regarding Expro, including Expro’s reasons for the Merger, Expro’s projections and the financial and business information regarding Expro was provided by Expro to Frank’s for inclusion in this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Frank’s has been provided by Frank’s, and information contained in this proxy statement/prospectus regarding Expro has been provided by Expro.

Unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to the “Company,” “we,” “our” and “us” refer to Frank’s and all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 10, 2021, by and among Frank’s, Merger Sub and Expro, which is incorporated by reference into this proxy statement/prospectus and a copy of which is included as Annex A to this proxy statement/prospectus.

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GLOSSARY

In this document,

•	“A&R TRA” means the Amended and Restated Tax Receivable Agreement, dated as of March 10, 2021, entered into by and among Frank’s, FICV and Mosing Holdings attached hereto as Annex G;

•

“Annual Meeting Proposals” means the proposals in connection with the Annual Meeting, including, the Re-Election Proposal, the Management Board Re-Appointment Proposal, the Annual Report Ratification Proposal, the Supervisory Board Liability Discharge Proposal, the Management Board Liability Proposal, the Dutch Auditor Proposal, the US Auditor Proposal, the Director Remuneration Proposal, the Share Repurchase Proposal and the Additional Business Proposal;

•	“Annual Meeting” means Frank’s 2021 annual general meeting of shareholders, including any adjournments or postponements thereof;

•

“Annual Report Ratification Proposal” means the review of the annual report for the fiscal year ended December 31, 2020, including the paragraph relating to corporate governance, to confirm and ratify the preparation of Frank’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2020;

•

“Articles Proposals” means, collectively, the proposals to amend the Frank’s Articles, including, the Capital Stock Amendment Proposal, the Reverse Stock Split Proposal and the Board Structure Proposal;

•

“Board Changes Proposal” means the appointment, effective as of the Effective Time, but following the implementation of the Board Structure Proposal, of the three individuals named herein and nominated by the Frank’s Supervisory Board and the six individuals named herein and designated by the Expro Board, as executive or non-executive directors, as applicable, of the Combined Company Board;

•

“Board Structure Proposal” means the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to transition Frank’s governance structure from a two-tier board structure to a one-tier board structure, together with certain technical changes to the articles of association of Frank’s;

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“Capital Stock Amendment Proposal” means the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to increase the total authorized capital stock of Frank’s from 798,096,000 shares of Frank’s Common Stock to 1,200,000,000 shares of Frank’s Common Stock;

•	“Closing Date TRA Payment” means the $15 million cash payment by Frank’s to Mosing Holdings at Closing pursuant to the A&R TRA;

•	“Closing Date” means the date on which the Closing occurs;

•	“Closing” means the closing of the Transactions;

•	“Code” means the United States Internal Revenue Code of 1986, as amended;

•	“Combined Company” means Frank’s after the completion of the Merger and the other Transactions;

•	“Combined Company Board” means the board of directors of the Combined Company;

•	“Compensation Policy Amendment” means the amendment to the Company’s compensation policy in the form attached to this proxy statement/prospectus as Annex D;

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“Compensation Policy Amendment Proposal” means the approval and adoption of an amendment, as of the Effective Time but following the implementation of the Board Structure Proposal, to the Company’s compensation policy to reflect the transition of Frank’s governance structure from a two-tier board structure to a one-tier board structure;

•	“Director Nomination Agreement” means the Director Nomination Agreement, dated as of March 10, 2021, among Frank’s, Oak Hill Advisors, L.P. and certain members of the Mosing family.

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“Director Remuneration Proposal” means the ratification and approval of the remuneration of the members of the Frank’s Supervisory Board granted for the period from the 2020 annual meeting until the date of the Annual Meeting, and to approve the remuneration of the members of the Frank’s Supervisory Board for the period from the Annual Meeting up to and including the earlier of the Effective Time or the annual general meeting of shareholders in 2022;

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“Dutch Auditor Proposal” means the appointment of KPMG Accountants N.V. as Frank’s auditor who will audit the Dutch statutory annual accounts of Frank’s for the fiscal year ending December 31, 2021, as required by Dutch law, provided Deloitte Accountants B.V. shall be appointed for that fiscal year if the Merger is completed;

•	“Effective Time” means the effective time of the Merger;

•	“End Date” means October 31, 2021, as may be extended in accordance with the Merger Agreement;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Exchange Agent” means the exchange agent selected by Frank’s that is reasonably acceptable to Expro to act as exchange agent in the Merger;

•	“Exchange Ratio” means 7.2720, subject to certain adjustments under the Merger Agreement;

•	“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 14, 2013, by and among Frank’s, Mosing Holdings, FWW B.V., and the other parties thereto;

•	“Existing RRA Amendment” means the amendment, dated March 10, 2021, to the Existing Registration Rights Agreement;

•	“Expro” means Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

•	“Expro Board” means the Expro board of directors;

•	“Expro Designated Directors” means the six directors designated by the Expro Board to serve on the Combined Company Board;

•	“Expro Equity Plan” means Expro’s 2018 Management Incentive Plan, as amended from time to time;

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“Expro Member Approval” means the approval and adoption of the Merger Agreement and the Transactions by either the written consent of holders of all outstanding Expro Ordinary Shares or the affirmative vote of the holders of two-thirds of the outstanding Expro Ordinary Shares at a meeting of shareholders called for the purpose;

•	“Expro Ordinary Shares” means each ordinary share of common stock, par value $0.01 per share, of Expro;

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“Expro RSU Award” means each restricted stock unit denominated in Expro Ordinary Shares, whether subject to time-based, performance-based, or other vesting restrictions that was granted under the Expro Equity Plan;

•	“Expro Share Option” means each option to purchase Expro Ordinary Shares granted under the Expro Equity Plan and that is outstanding and unexercised as of immediately prior to the Effective Time;

•	“Expro Shareholders Agreement” means that certain Shareholders Agreement, dated as of February 5, 2018, among Expro and the other persons named therein;

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“Expro Supporting Holders” means those certain Expro shareholders who have entered into voting and support agreements agreeing, among other things and subject to certain limitations, to vote such shares in a manner to facilitate the consummation of the Merger and the Transactions;

•	“Expro Warrants” means the warrants to purchase Expro Ordinary Shares;

•	“FICV” means Frank’s International C.V., a Dutch limited liability partnership (commanditaire vennootschap) organized under the laws of the Netherlands and wholly-owned subsidiary of Frank’s;

•	“Frank’s Amended Articles” means the proposed amendments to the Frank’s Articles attached to this proxy statement/prospectus as Annexes C-I, C-II and C-III.

•	“Frank’s Articles” means the amended articles of association of Frank’s, as they may read from time to time;

•	“Frank’s Board” means the Frank’s Supervisory Board and the Frank’s Managing Board, collectively;

•	“Frank’s Common Stock” means Frank’s common stock, with a nominal value €0.01 per share, or such other nominal value as results from the Reverse Stock Split Proposal;

•	“Frank’s Designated Directors” means the three directors nominated by the Frank’s Supervisory Board to serve on the Combined Company Board;

•	“Frank’s Management Board” means the Frank’s board of managing directors;

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“Frank’s Stock Issuance” means the issuance of Frank’s Common Stock to Expro shareholders in connection with the Merger and the granting of rights to subscribe for shares of Frank’s Common Stock to holders of warrants, options and other rights to subscribe for or otherwise acquire Expro Ordinary Shares to the holders of those rights in connection with the Merger;

•	“Frank’s Stock Option” means an option to acquire shares of Frank’s Common Stock;

•	“Frank’s Supervisory Board” or the “Supervisory Board” means the Frank’s board of supervisory directors;

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“Frank’s Supporting Holders” means those certain Frank’s shareholders who have entered into voting and support agreements agreeing, among other things and subject to certain limitations, to vote such shares in a manner to facilitate the consummation of the Merger and the Transactions;

•	“Frank’s,” the “Company,” “we,” “us,” and “our” means Frank’s International N.V., a Netherlands limited liability company (naamloze vennootschap);

•	“GAAP” means the U.S. Generally Accepted Accounting Principles;

•	“Joint Venture” means any person that is not a subsidiary of Frank’s or Expro in which Frank’s or Expro owns a direct or indirect equity interest;

•	“MacKenzie Partners” means MacKenzie Partners, Inc.;

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“Management Board Re-Appointment Proposal” means the appointment of Steven Russell, Melissa Cougle and John Symington as members of the Frank’s Management Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022;

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“Management Board Liability Discharge Proposal” means discharge of the members of the Frank’s Management Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020;

•	“Merger” means the merger contemplated by the Merger Agreement in which Expro shall be merged with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Frank’s;

•

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 10, 2021, among Frank’s, Merger Sub and Expro, which has been approved by the Frank’s Board and is attached hereto as Annex A;

•	“Merger Proposal” means the proposal to adopt and approve the Merger Agreement, the Merger and the Transactions;

•	“Merger Registration Rights Agreement” means the Registration Rights Agreement, dated March 10, 2021, among Frank’s, Oak Hill Advisors, L.P. and the other parties thereto;

•

“Merger Sub” means New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and the wholly owned subsidiary of Frank’s into which Expro will be merged;

•	“Merger-Related Proposals” means the proposals in connection with the Merger Agreement;

•	“Mosing Holdings” means Mosing Holdings, LLC;

•	“NYSE” means the New York Stock Exchange;

•	“Original TRA” means that certain Tax Receivable Agreement, dated as of August 14, 2013, entered into by and among Frank’s, FICV and Mosing Holdings;

•	“Plan of Merger” means the Plan of Merger substantially in the form set forth as Exhibit A attached to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A;

•	“Record Date” means , 2021;

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“Re-Election Proposal” means re-election of the nine current members of the Frank’s Supervisory Board to serve until the earlier of the Effective Time or Frank’s annual general meeting of shareholders in 2022;

•	“Registration Rights Holders” means the Expro shareholders that are party to the Merger Registration Rights Agreement;

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“Replacement Warrants” means a replacement warrant executed by Frank’s that complies with and satisfies the applicable terms of the Expro Warrant and Expro Warrant Agreement that may be issued pursuant to the terms of the Merger Agreement;

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“Reverse Split Ratio” means a ratio expressed as a fraction, the numerator of which is one and the denominator of which is the number of shares of Frank’s Common Stock being combined into one share of Frank’s Common Stock in the Reverse Stock Split;

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“Reverse Stock Split” means the reverse stock split of all issued and outstanding Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board (with the consent of Expro not unreasonably withheld, conditioned or delayed) following the Annual Meeting;

•	“Reverse Stock Split Proposal” means the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to effect the Reverse Stock Split;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

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“Share Repurchase Proposal” means authorization of the Frank’s Management Board, subject to Frank’s Supervisory Board approval (and, following the implementation of the Board Structure Proposal and Board Changes Proposal, the Combined Company Board), to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the NYSE, and during a period of 18 months starting from the date of the Annual Meeting;

•	“Special Committee” means the special transactions committee of the Frank’s Supervisory Board;

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“Stock Issuance Proposal” means the authorization of the Frank’s Management Board, subject to approval of the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and Board Changes Proposal, the Combined Company Board) to issue shares of Frank’s Common Stock and to grant rights to subscribe for shares of Frank’s Common Stock pursuant to the Frank’s Stock Issuance in connection with the Merger;

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“Supervisory Board Liability Discharge Proposal” means discharge of the members of the Frank’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020;

•	“Supporting Holders” means, collectively, the Frank’s Supporting Holders and Expro Supporting Holders;

•	“Transactions” means the transactions contemplated by each of the Merger Agreement and the Plan of Merger;

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“US Auditor Proposal” means ratification of the appointment of KPMG LLP as Frank’s independent registered public accounting firm to audit Frank’s U.S. GAAP financial statements for the fiscal year ending December 31, 2021;

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“Voting and Support Agreements” means the Voting and Support Agreements, dated as of March 10, 2021, by and among Frank’s, Expro and certain of the Supporting Holders, a form of which is attached to this proxy statement/prospectus as Annex E; and

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“VWAP” means volume-weighted average price as displayed on Bloomberg (or any successor service) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the applicable date of determination.

QUESTIONS AND ANSWERS

The following are some questions that you, as a Frank’s shareholder, may have regarding the Merger and the other matters being considered at Frank’s 2021 annual general meeting of shareholders (the “Annual Meeting”), as well as the answers to those questions. Frank’s urges you to read carefully the remainder of this proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the Merger Agreement, the Merger and the other matters being considered at the Annual Meeting. See “Where You Can Find More Information” beginning on page 282.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Frank’s and Expro have agreed to a business combination pursuant to the terms of the Agreement and Plan of Merger, dated as of March 10, 2021, by and among Frank’s, Merger Sub and Expro that is described in this proxy statement/prospectus. A copy of the Merger Agreement is included in this proxy statement/prospectus as Annex A.

Completion of the Merger is conditioned on approval by Frank’s shareholders of the Merger Proposal, the Stock Issuance Proposal, the Board Changes Proposal, the Capital Stock Amendment Proposal and the Board Structure Proposal. In addition, to eliminate the need for and expense of two separate meetings, Frank’s shareholders are being asked to consider and vote on proposals traditionally addressed at Frank’s annual general meeting, as required by Dutch law. The affirmative vote of a simple majority of the votes cast is required to approve each item on the agenda at the Annual Meeting. Frank’s will hold the Annual Meeting to approve the Merger-Related Proposals and the Annual Meeting Proposals. This proxy statement/prospectus, including its Annexes, contains, and with respect to Frank’s, incorporates by reference, important information about Frank’s, Expro, the Merger and the Annual Meeting. You should read all of the available information carefully and in its entirety. See “Where You Can Find More Information” beginning on page 269.

Q:	Who is Expro?

A:

Established nearly 50 years ago, Expro is an exempted company limited by shares incorporated under the laws of the Cayman Islands. Expro provides well flow optimization services by combining technology with high quality data across well flow management, subsea well access, well intervention and production solutions, with a specific focus on offshore, deepwater and other technically challenging environments. Expro provides well flow management services in many of the world’s major offshore and onshore energy basins, with over 100 locations and operations in more than 50 countries. Expro’s broad portfolio of products and services provides cost-effective solutions to enhance production and improve recovery across the well lifecycle, from exploration through abandonment.

Q:	What effect will the Merger have?

A:

Frank’s, Merger Sub and Expro have entered into the Merger Agreement pursuant to which Expro shall be merged with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s. Upon consummation of the Transactions, Frank’s expects that current Frank’s shareholders will own approximately 35% of the Combined Company and current Expro shareholders will own approximately 65% of the Combined Company.

Q:	What will the holders of Expro ordinary shares receive in the Merger?

A:

At the Effective Time, each Expro Ordinary Share (other than shares owned by Expro, Frank’s, Merger Sub or any subsidiary of Frank’s), will be converted into the right to receive a number of shares of Frank’s

Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to 7.2720 but is subject to adjustment pursuant to the Merger Agreement.

Q:	Could the Exchange Ratio be adjusted?

A:

Yes. The Merger Agreement provides for an adjustment to the Exchange Ratio in certain circumstances. First, the Exchange Ratio will be appropriately adjusted prior to the Effective Time to account for any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event. If the Reverse Stock Split is effected prior to the Effective Time, the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by the Reverse Split Ratio. Second, to the extent Replacement Warrants exercisable for shares of Frank’s Common Stock are issued in replacement for issued and outstanding warrants to purchase Expro Ordinary Shares pursuant to the terms of the Merger Agreement, the Exchange Ratio will be adjusted downward to take into account the Net Expro Warrant Shares (as defined below).

Q:	What is the value of the merger consideration?

A:

Based on the closing price of Frank’s Common Stock on the NYSE on March 10, 2021, the last trading day before public announcement of the Merger, the aggregate transaction value of the merger consideration payable to Expro shareholders was approximately $2.112 billion, assuming the issuance of 426,146,247 shares of Frank’s Common Stock. Because Frank’s will issue shares of Frank’s Common Stock in exchange for each share of Expro Ordinary Shares outstanding immediately prior to such exchange, the value of the merger consideration that Expro shareholders receive will depend on the price per share of Frank’s Common Stock at the Effective Time. That price will not be known at the time of the Annual Meeting and may be greater or less than the current price or the price at the time of the Annual Meeting. We urge you to obtain current market quotations of Frank’s Common Stock. See “Risk Factors” beginning on page 32.

In addition, the value of the merger consideration is dependent upon the Exchange Ratio. Pursuant to the Merger Agreement, at the Effective Time, subject to certain exceptions, each Expro Ordinary Share then outstanding will be converted into the right to receive a number of shares of Frank’s Common Stock equal to 7.2720 (subject to certain adjustments under the Merger Agreement, as discussed above).

Q:	How will Frank’s shareholders be affected by the Merger?

A:

Frank’s shareholders will retain their shares of Frank’s Common Stock. Frank’s shareholders will not receive any merger consideration and will not receive any additional shares of Frank’s Common Stock in the Merger. As a result of the Merger, Expro will become a wholly owned subsidiary of Frank’s and Frank’s shareholders thereby will own shares in a larger company with more assets. However, because Frank’s will be issuing additional shares of Frank’s Common Stock to Expro shareholders in exchange for their Expro Ordinary Shares in connection with the Merger, each share of Frank’s Common Stock issued and outstanding immediately prior to the Effective Time will represent a smaller percentage of the aggregate number of shares of Frank’s Common Stock issued and outstanding after the Merger.

Q:	What are the material U.S. federal income tax consequences to the Frank’s shareholders as a result of the Merger?

A:

Frank’s shareholders will retain their shares of Frank’s Common Stock, will not receive any merger consideration and will not receive any additional shares of Frank’s Common Stock in the Merger. As a result, there will be no material U.S. federal income tax consequences to the current Frank’s shareholders as a result of the Merger, regardless of whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Frank’s and Expro intend to report the Merger consistent with such qualification, such treatment is not a condition to Frank’s or Expro’s obligation to complete the Merger.

Q:	What are the material Dutch tax consequences of the Merger?

A:

The Merger should not trigger Dutch taxation for current Frank’s shareholders, subject to the scope of discussion set out in the section “Material Dutch Tax Consequences”. The Merger will impact the average paid-in capital of Frank’s Common Stock held by current Frank’s shareholders as recognized for purposes of Dutch dividend withholding tax, which may have tax consequences in relation to future liquidation proceeds, proceeds of redemption of Frank’s Common Stock or proceeds of repurchase of Frank’s Common Stock derived by current Frank’s shareholders. For further information, see “Material Dutch Tax Consequences” beginning on page [139].

Q:	When and where will the Annual Meeting be held?

A:	The Annual Meeting will be held on , 2021, at 2:00 p.m. CET, at the offices of Van Campen Liem, J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands.

Q:	Who is entitled to vote at the Annual Meeting?

A:

The Record Date for the Annual Meeting is the close of business on                , 2021, which is the 28th day prior to the date of the Annual Meeting as required by Dutch law. All shareholders who own shares of Frank’s Common Stock as of the Record Date are entitled to vote the shares of Frank’s Common Stock that they hold as of that date. Frank’s is sending this proxy statement/prospectus to shareholders of record as of                , 2021, which we established as the notice date to comply with applicable deadlines for purposes of compliance with the SEC and NYSE proxy solicitation rules. However, receipt of this proxy statement/prospectus does not, by itself, entitle you to vote at the Annual Meeting.

Each shareholder is entitled to one vote for each share of Frank’s Common Stock owned by them on the Record Date, on all matters to be considered at the Annual Meeting. On                , 2021,                shares of Frank’s Common Stock were outstanding.

Q:	What constitutes a quorum at the Annual Meeting?

A:	Under Dutch law, there is no required quorum for shareholder action at a properly convened shareholder meeting.

Q:	How do I vote if I am a shareholder of record?

A:	If you were a record holder of Frank’s Common Stock at the close of business on the Record Date for the Annual Meeting, you may vote by any of the following four methods:

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Internet. Vote on the Internet at www.proxyvote.com. This website also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time (“EDT”) on                , 2021, or 5:59 a.m. CET on                , 2021.

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Telephone. Vote by telephone by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your shares of Frank’s Common Stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. EDT on                , 2021, or 5:59 a.m. CET on                , 2021.

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Mail. If you have requested and received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Frank’s Board. If you mail in your proxy card, it must be received by Frank’s before the voting polls close at the Annual Meeting.

•	In person. You may attend and vote at the Annual Meeting.

The Frank’s Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you are a beneficial owner of Frank’s Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Frank’s Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote at the Annual Meeting. Please refer to the voter instruction card provided by your broker or other nominee for specific instructions on methods of voting.

Even if you plan to attend the Annual Meeting, please vote your proxy in advance of the Annual Meeting using one of the methods above as soon as possible so that your shares of Frank’s Common Stock will be represented at the Annual Meeting if for any reason you are unable to attend in person.

Q:	How can I attend the Annual Meeting if local public health restrictions in Amsterdam, The Netherlands, or elsewhere, do not permit me to attend the Annual Meeting?

A:

In light of the coronavirus (COVID-19) pandemic (“COVID-19”), we encourage you to vote using the internet, telephone or mail methods discussed in the foregoing. We intend to hold the Annual Meeting in person as allowed by Dutch law. However, we are sensitive to the public health and travel concerns our shareholders may have related to the COVID-19 and the public health measures governments may impose. Therefore, we anticipate allowing attendance via telephone and plan to provide details as promptly as practicable. Please monitor our website at investor.franksinternational.com for updated information. As always, we encourage you to vote your shares prior to the Annual Meeting.

Q:	Can I vote my shares at the Annual Meeting if I attend the meeting via telephone?

A:	No. For practical purposes we do not contemplate voting at a shareholders meeting via telephone attendance. Therefore, as always, we encourage you to vote your shares prior to the Annual Meeting.

Q:	How many votes do I have?

A:

With respect to each proposal to be presented at the Annual Meeting, holders of Frank’s Common Stock as of the Record Date are entitled to one vote for each share of Frank’s Common Stock owned at the close of business on the Record Date. At the close of business on                , 2021, there were                shares of Frank’s Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	Who will serve on the board of directors of the Combined Company following the completion of the Merger?

A:

Pursuant to the terms of the Merger Agreement, the Combined Company Board, immediately following the Effective Time and after giving effect to the Board Changes Proposal and the Board Structure Proposal, will consist of nine members, including Michael C. Kearney, D. Keith Mosing and Robert W. Drummond who were nominated by the Frank’s Supervisory Board and Michael Jardon, Brian Truelove, Eitan Arbeter, Alan Schrager and two to-be-named directors who were or will be designated by the Expro Board. Michael C. Kearney will serve as Chairman of the Combined Company Board from and after the Closing until the earlier of (i) the 2023 annual general meeting of Frank’s shareholders, (ii) the unanimous recommendation of the Nominating and Governance Committee of the Combined Company Board to appoint a new Chairman and (iii) Mr. Kearney’s death or resignation.

Q:	Who will serve as executive management of the Combined Company following the completion of the Merger?

A:

Following the completion of the Merger, Michael Jardon, Chief Executive Officer of Expro, will become Chief Executive Officer of the Combined Company, and Quinn Fanning, Chief Financial Officer of Expro, will become Chief Financial Officer of the Combined Company. The remaining executive management members will be selected by the Combined Company Board.

Q:	What vote is required to approve each proposal?

A:	Approval of each of the Merger-Related Proposals and each of the Annual Meeting Proposals requires the affirmative vote of a simple majority of the votes cast.

A properly executed proxy (for a holder as of the Record Date) will be voted in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

“FOR” each of The Merger-Related Proposals and “FOR” each of the Annual Meeting Proposals.

Q:	How does the Frank’s Board recommend that the Frank’s shareholders vote?

A:

Each of the Frank’s Supervisory Board, the Frank’s Management Board and the Special Committee unanimously approved the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals, and declared that the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals are in the best interest of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders. The Frank’s Board unanimously recommends that Frank’s shareholders vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Board Changes Proposal, “FOR” the Capital Stock Amendment Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Board Structure Proposal, “FOR” the Compensation Policy Amendment Proposal and “FOR” the Non-Binding Compensation Advisory Proposal.

The Frank’s Board unanimously recommends that the Frank’s shareholders vote “FOR” the Re-Election Proposal, “FOR” the Management Board Re-Appointment Proposal, “FOR” the Annual Report Ratification Proposal, “FOR” the Supervisory Board Liability Discharge Proposal, “FOR” the Management Board Liability Discharge Proposal, “FOR” the Dutch Auditor Proposal, “FOR” the US Auditor Proposal, “FOR” the Director Remuneration Proposal, “FOR” the Share Repurchase Proposal and “FOR” the Additional Business Proposal.

Q:	If my shares of Frank’s Common Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my Frank’s Common Stock for me?

A:

No. If your shares are held through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name” ownership. The “record holder” of such shares is your bank, broker or other nominee, and not you. If this is the case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your bank, broker or other nominee may not vote your shares on any of the proposals to be considered at the Annual Meeting, and a broker non-vote will result.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner. The ratification of the independent auditor is the only routine matter on which brokers may vote in their discretion on behalf of customers who have not provided instructions. Except with respect to the ratification of the independent auditor, broker non-votes will not have any effect on the outcome of voting on items on the agenda for the annual meeting because they are not considered “votes cast.” If any other business properly comes before the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Frank’s Board knows of no matters, other than the Merger-Related Proposals and Annual Meeting Proposals, to be presented for consideration at the Annual Meeting. Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Frank’s or by voting in person at the Annual Meeting unless you first obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:

If you fail to attend the Annual Meeting in person and do not vote by proxy or, if you attend the Annual Meeting and abstain or mark your proxy or voting instructions to abstain, it will not have any effect on the vote for the proposals, except that it will count as a vote “Against” the Stock Issuance Proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you properly complete and sign your proxy card but do not indicate how your shares of Frank’s Common Stock should be voted on a proposal, the shares of Frank’s Common Stock represented by your proxy will be voted as the Frank’s Board recommends and, therefore, “FOR” each of the Merger-Related Proposals and “FOR” each of the Annual Meeting Proposals.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes. If you are a shareholder of record as of the Record Date, you may change or revoke your vote at any time before the voting polls close at the Annual Meeting by:

•	voting at a later time by Internet or telephone until 11:59 p.m. EDT on , 2021, or 5:59 a.m. CET on , 2021;

•	delivering a later-dated, executed proxy card to the address indicated in the envelope accompanying the proxy card;

•	delivering a written notice of revocation of your proxy to Frank’s, Attention: Corporate Secretary at 10260 Westheimer Rd., Suite 700, Houston, Texas 77042; or

•	attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of Frank’s Common Stock held in street name and you have instructed your broker or other nominee to vote your Frank’s Common Stock, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the Annual Meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	When do you expect the Merger to be completed?

A:

Frank’s and Expro hope to complete the Merger as soon as reasonably possible and expect the Closing to occur in the third quarter of 2021. However, the Merger is subject to the satisfaction or waiver of a number of conditions, and it is possible that factors outside the control of Frank’s and Expro could result in the Merger being completed at an earlier time, a later time or not at all.

Q:	What are the conditions to consummate the Merger?

A:

The Closing is subject to the satisfaction or waiver of closing conditions, including, among others, (1) the approval of the shareholders of Frank’s and the members of Expro pursuant to the terms of the Merger

Agreement, (2) the approval for listing of the Frank’s Common Stock to be issued in connection with the Merger on the NYSE, (3) the approval, or the expiration or termination of any applicable waiting periods, under certain antitrust and foreign investment laws, (4) the absence of any law, injunction or order by a governmental body prohibiting the consummation of the Merger, (5) the registration statement of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, (6) subject to specified materiality standards, the accuracy of the representations and warranties of each party contained in the Merger Agreement, (7) compliance by each party in all material respects with its respective covenants set forth in the Merger Agreement, and (8) the absence of an Expro Material Adverse Effect or a Frank’s Material Adverse Effect (each as defined in the Merger Agreement). See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 118 for more information.

Q:	What happens if the Merger is not completed?

A:

The Merger Agreement contains termination rights for each of Frank’s and Expro, including, among others, a termination right for each party if the consummation of the Merger does not occur on or before October 31, 2021 (the “End Date”), subject to certain exceptions; provided, that if as of the End Date, all of the conditions precedent to the Closing have been satisfied other than (i) the approval, or the expiration or termination of any applicable waiting periods, under certain antitrust and foreign investment laws and (ii) the absence of a governmental body order or legal requirement prohibiting the consummation of the Merger (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date), then the End Date will automatically be extended to January 31, 2022.

Upon termination of the Merger Agreement under specified circumstances, including, generally, the termination by Expro in the event of Frank’s entry into an agreement with respect to an alternative acquisition proposal, or a change of recommendation by the Frank’s Board, in each case, prior to the time the Frank’s shareholder approval is obtained, Frank’s would be required to pay Expro a termination fee of $37.5 million. Upon termination of the Merger Agreement under specified circumstances, including, generally, the termination by Frank’s in the event of Expro’s entry into an agreement with respect to an alternative acquisition proposal, or a change of recommendation by the Expro Board, in each case, prior to the time the Expro shareholder approval is obtained, Expro would be required to pay Frank’s a termination fee of $71.5 million. Upon termination of the Merger Agreement by either Frank’s or Expro following a breach by the other party relating to the accuracy of such other party’s representations and warranties or the performance by such other party of its covenants contained in the Merger Agreement such that the applicable condition to closing would not be satisfied under circumstances in which the Frank’s Termination Fee (with respect to a breach by Frank’s) or the Expro Termination Fee (with respect to a breach by Expro), as applicable, is not then payable under the terms of the Merger Agreement, the party in breach would be required to pay the non-breaching party, an amount equal to the non-breaching party’s out-of-pocket fees and expenses (including legal fees and expenses), subject to a cap on such reimbursement of $5.5 million. For a discussion of these and other rights of each of Frank’s and Expro to terminate the Merger Agreement, see “The Merger Agreement—Termination Fees and Expenses” beginning on page 121.

Q:	Do I need to do anything with my shares of Frank’s Common Stock other than vote for the proposals at the Annual Meeting?

A:	If you are a Frank’s shareholder, after the Merger is completed, you are not required to take any action with respect to your shares of Frank’s Common Stock.

Q:	Are dissenters’ rights available to holders of Frank’s Common Stock?

A:

Subject to certain exceptions, Dutch law does not recognize the concept of dissenters’ rights. Accordingly, dissenters’ rights are not available to the holders of Frank’s Common Stock with respect to matters to be voted upon at the Annual Meeting.

For more information regarding dissenters’ rights, see “The Merger—Dissenters’ Rights” beginning on page 94.

Q:	What happens if I transfer my shares of Frank’s Common Stock before the Annual Meeting?

A:

The Record Date for the Annual Meeting is earlier than the date of the Annual Meeting and the date that the Merger is expected to be completed. If you transfer your shares of Frank’s Common Stock after the Record Date but before the Annual Meeting, you will retain your right to vote at the Annual Meeting.

Q:	What are the material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders of Frank’s Common Stock?

A:

The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder (as defined in “Proposal 5—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split”) of Frank’s Common Stock generally should not recognize gain or loss as a result of the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Frank’s Common Stock, as discussed in the section titled “Proposal 5—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split”. A U.S. holder’s aggregate tax basis in its post-reverse stock split shares of Frank’s Common Stock should equal the aggregate tax basis of its pre-reverse stock split shares of Frank’s Common Stock (excluding any portion of such basis that is allocated to any fractional share of Frank’s Common Stock), and such U.S. holder’s holding period in its post-reverse stock split shares of Frank’s Common Stock should include the holding period in its pre-reverse stock split shares of Frank’s Common Stock. For further information, see “Proposal 5—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 131.

Q:	Who covers the expense of the proxy solicitation?

A:

The expense of preparing, printing and mailing this proxy statement/prospectus and any other proxy materials and the proxies solicited hereby will be borne by Frank’s. In addition to the use of the mail, proxies may be solicited by employees of Frank’s, without additional remuneration, by mail, phone, fax or in person. Frank’s will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the Frank’s Common Stock as of                , 2021 and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares of Frank’s Common Stock by following the instructions on the proxy card will help to avoid additional expense.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of Frank’s Common Stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a bank, broker or other nominee or you may own shares through more than one bank, broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of Frank’s Common Stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	How can I find out more information?

A:	For more information about Frank’s, see the section titled “Where You Can Find More Information” beginning on page 269.

Q:	Who can help answer my questions?

A:

If you have questions or need assistance voting, please contact MacKenzie Partners at (212) 929-5500. Shareholders may contact MacKenzie Partners toll-free at (800) 322-2885 or at PROXY@MACKENZIEPARTNERS.COM.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the Merger and the other matters being considered at the Annual Meeting. Frank’s urges you to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section titled “Where You Can Find More Information” beginning on page 282. We have included page references in this summary to direct you to a more complete description of the topics presented below. References to “we,” “us,” “our” or “the Company” included in this proxy statement/prospectus prior to the Transactions refer to Frank’s and, after the Transactions, to the Combined Company.

The Companies

Frank’s International, N.V.

Frank’s is a Netherlands limited liability company (naamloze vennootschap) and an industry-leading global provider of highly engineered tubular services, tubular fabrication and specialty well construction and well intervention solutions to the oil and gas industry. We were established in 1938 and provide our services and products to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. We believe that we are one of the largest global providers of tubular services to the oil and gas industry. Frank’s Common Stock is traded on the New York Stock Exchange under the symbol “FI.”

Our principal executive offices are located at Mastenmakersweg 1, 1786 PB Den Helder, The Netherlands, and our telephone number is +31 (0) 22 367 0000. Our primary U.S. offices are located at 10260 Westheimer Rd., Houston, Texas 77042, and our telephone number at that address is (281) 966-7300. We maintain a website at www.franksinternational.com. Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this proxy statement/prospectus and does not constitute part of this proxy statement/prospectus. Additional information about Frank’s and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 269.

Expro Group Holdings International Limited

Established nearly 50 years ago, Expro is an exempted company limited by shares incorporated under the laws of the Cayman Islands. Expro provides well flow optimization services by combining technology with high quality data across well flow management, subsea well access, well intervention and production solutions, with a specific focus on offshore, deepwater and other technically challenging environments. Expro provides well flow management services in many of the world’s major offshore and onshore energy basins, with over 100 locations and operations in more than 50 countries. Expro’s broad portfolio of products and services provides cost-effective solutions to enhance production and improve recovery across the well lifecycle, from exploration through abandonment.

Expro’s principal executive offices are located at 1311 Broadfield Boulevard, Suite 400, Houston, Texas, 77084.

Merger Sub

Merger Sub is an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Frank’s. In the Merger, Expro will be merged with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s.

The Meeting

The Annual Meeting (see page 42)

The Annual Meeting will be held on                , 2021, at 2:00 p.m. Central European Time (“CET”), at the offices of Van Campen Liem, J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands. The Annual Meeting is being held to consider and vote on:

The Merger-Related Proposals:

•

The Merger Proposal—a proposal for the adoption and approval within the meaning of Section 2:107a of the Dutch Civil Code, of the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement and the Plan of Merger;

•

The Stock Issuance Proposal—a proposal for the authorization of the Frank’s Management Board, subject to approval of the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and Board Changes Proposal, the Combined Company Board) to issue shares of Frank’s Common Stock and to grant rights to subscribe for shares of Frank’s Common Stock pursuant to the Frank’s Stock Issuance in connection with the Merger;

•

The Board Changes Proposal—a proposal for the appointment, effective as of the Effective Time but following the implementation of the Board Structure Proposal, of the three individuals named herein and nominated by the Frank’s Supervisory Board and the six individuals named herein and designated by the Expro Board, as executive or non-executive directors, as applicable, of the Combined Company Board;

•	The Articles Proposals—the approval and adoption of the following proposals to amend the Frank’s articles of association (the “Frank’s Articles”) (collectively, the “Articles Proposals”):

•

The Capital Stock Amendment Proposal—a proposal for the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to increase the total authorized capital stock of Frank’s from 798,096,000 shares of Frank’s Common Stock to 1,200,000,000 shares of Frank’s Common Stock;

•

The Reverse Stock Split Proposal—a proposal for the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to effect a reverse stock split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board (with the consent of Expro not unreasonably withheld, conditioned or delayed) following the Annual Meeting; and

•

The Board Structure Proposal—a proposal for the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to transition Frank’s governance structure from a two-tier board structure to a one-tier board structure, together with certain technical changes to the Frank’s Articles.

The full text of the proposed amendments to the Frank’s Articles (the “Frank’s Amended Articles”) reflecting each of the proposed amendments pursuant to the Articles Proposals is attached to this proxy statement/prospectus as English translations as Annexes C-I, C-II and C-III.

•

The Compensation Policy Amendment Proposal—a proposal for the approval and adoption of the Compensation Policy Amendment, as of the Effective Time but following the implementation of the Board Structure Proposal, to reflect the transition of Frank’s governance structure from a two-tier board structure to a one-tier board structure. The full text of the proposed Compensation Policy Amendment is attached to this proxy statement/prospectus as Annex D.

•

The Non-Binding Compensation Advisory Proposal—a proposal to approve, on a non-binding advisory basis, of certain compensation that may be paid or become payable to Frank’s named executive officers that is based on or otherwise relates to the Merger.

The Annual Meeting Proposals:

•

The Re-Election Proposal—a proposal for the re-election of the nine current members of the Frank’s Supervisory Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022;

•

The Management Board Re-Appointment Proposal—a proposal for the re-appointment of Ms. Cougle and Messrs. Russell and Symington as members of the Frank’s Management Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022;

•

The Annual Report Ratification Proposal—a proposal for the review of the annual report for the fiscal year ended December 31, 2020, including the paragraph relating to corporate governance, to confirm and ratify the preparation of Frank’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2020;

•

The Supervisory Board Liability Discharge Proposal—a proposal for the discharge of the members of the Frank’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020;

•

The Management Board Liability Discharge Proposal—a proposal for the discharge of the members of the Frank’s Management Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020;

•

The Dutch Auditor Proposal—a proposal for the appointment of KPMG Accountants N.V. as Frank’s auditor who will audit the Dutch statutory annual accounts of Frank’s for the fiscal year ending December 31, 2021, as required by Dutch law, provided Deloitte Accountants B.V. shall be appointed for that fiscal year if the Merger is completed;

•

The US Auditor Proposal—a proposal for the ratification of the appointment of KPMG LLP as Frank’s independent registered public accounting firm to audit Frank’s U.S. GAAP financial statements for the fiscal year ending December 31, 2021, provided Deloitte & Touche LLP shall be appointed for that fiscal year if the Merger is completed;

•

The Director Remuneration Proposal—a proposal for the ratification and approval of the remuneration of the members of the Frank’s Supervisory Board granted for the period from the 2020 annual meeting until the date of the Annual Meeting, and to approve the remuneration of the members of the Frank’s Supervisory Board for the period from the Annual Meeting up to and including the earlier of the Effective Time or the annual general meeting of shareholders in 2022;

•

The Share Repurchase Proposal—a proposal for the authorization of the Frank’s Management Board, subject to Frank’s Supervisory Board approval (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal, the Combined Company Board), to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the NYSE, and during a period of 18 months starting from the date of the Annual Meeting; and

•	The Additional Business Proposal—a proposal for the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Completion of the Merger is conditioned on approval by the Frank’s shareholders of the Merger Proposal, the Stock Issuance Proposal, the Board Changes Proposal, the Capital Stock Amendment Proposal and the Board Structure Proposal.

Only record holders of shares of Frank’s Common Stock at the close of business on the Record Date for the Annual Meeting are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on                , 2021, shares of Frank’s Common Stock were issued and outstanding, of which approximately                were owned and entitled to be voted by Frank’s directors and executive officers. Directors beneficially owning an aggregate of 28,199,712 shares have agreed to vote in favor of the Merge-Related Proposals, and the other Frank’s directors and executive officers are currently expected to vote their shares in favor of each Merger-Related Proposals. The Frank’s directors and executive officers are currently expected to vote their shares in favor of each of the Annual Meeting Proposals.

With respect to each Merger-Related Proposal and Annual Meeting Proposal listed above, Frank’s shareholders may cast one vote for each share of Frank’s Common Stock that they own as of the Record Date. Approval of each of the Merger-Related Proposals and each of the Annual Meeting Proposals requires the affirmative vote of a simple majority of the votes cast.

Reasons for the Merger; Recommendation of the Frank’s Board (see page 65)

Each of the Frank’s Supervisory Board, the Frank’s Management Board and the Special Committee unanimously approved the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals, and declared that the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals are in the best interest of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders. The Frank’s Board unanimously recommends that Frank’s shareholders vote “FOR” each of the Merger-Related Proposals. For more information regarding the factors considered by the Frank’s Board in reaching its decisions relating to its recommendation with respect to the Merger, see the section titled “The Merger—Frank’s Reasons for the Merger; Recommendation of the Frank’s Board.”

Opinion of Frank’s Financial Advisor (see page 69)

Frank’s retained Moelis & Company LLC (“Moelis”) to act as its financial advisor in connection with the Merger. At the meeting of the Frank’s Board on March 10, 2021 to evaluate and consider approval of the Merger Agreement and the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated March 10, 2021, addressed to the Frank’s Board as to the fairness, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, of the Exchange Ratio in the Merger to Frank’s.

The full text of Moelis’ written opinion dated March 10, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Frank’s Board (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion was limited solely to the fairness, from a financial point of view, of the Exchange Ratio to Frank’s, and does not address Frank’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Frank’s. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

For a more complete discussion of Moelis’ opinion, see “The Merger—Opinion of Frank’s Financial Advisor” beginning on page 69.

The Merger

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Frank’s encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section titled “The Merger Agreement” beginning on page 95.

Form of the Merger (see page 95)

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands, at the Effective Time, Expro will merge with and into Merger Sub and the separate existence of Expro will cease. Merger Sub will continue as the surviving company in the Merger as a direct, wholly owned subsidiary of Frank’s.

Merger Consideration (see page 95)

At the Effective Time, each Expro Ordinary Share other than shares owned by Expro, Frank’s, Merger Sub or any subsidiary of Frank’s (but including, for the avoidance of doubt, any such shares held by any wholly-owned subsidiary of Expro), will be converted into the right to receive a number of shares of Frank’s Common Stock equal to the Exchange Ratio.

The Exchange Ratio will be equal to 7.2720, subject to adjustment as provided in the Merger Agreement including as described below under “—Treatment of Expro Warrants.” The Merger Agreement further contemplates that Frank’s will effect the Reverse Stock Split in respect of all issued and outstanding shares of Frank’s Common Stock in such ratio as may be determined by the Frank’s Supervisory Board, subject to approval of the Reverse Stock Split Proposal and with the consent of Expro not unreasonably withheld, conditioned or delayed. If the Reverse Stock Split is effected prior to the Effective Time the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by the Reverse Split Ratio. The Exchange Ratio also will be appropriately adjusted prior to the Effective Time to account for any stock split, division or subdivision of shares, stock dividend, other reverse stock split, reclassification, recapitalization, or other similar transaction or event.

Frank’s will not issue fractional shares of Frank’s Common Stock pursuant to the Merger Agreement. Instead, each Expro shareholder who otherwise would have been entitled to receive a fraction of a share of Frank’s Common Stock will receive cash (without interest and rounded to the nearest cent) in lieu thereof, upon surrender of his or her shares of Expro Ordinary Shares. The exchange agent will sell all fractional shares issuable as part of the Merger consideration on the NYSE. A holder of Expro Ordinary Shares who would otherwise have received a fraction of a share of Frank’s Common Stock will receive an amount of cash generated from such sales attributable to the shareholder’s proportionate interest in the net proceeds of such sales, without interest.

The Exchange Ratio will not be adjusted for changes in the market value of Frank’s Common Stock. As a result, the implied value of the consideration to holders of Expro Ordinary Shares will fluctuate between the date of this proxy statement/prospectus and the Effective Time. Based on the closing price of Frank’s Common Stock on the NYSE on March 10, 2021, the last trading day before public announcement of the Merger, the aggregate transaction value of the merger consideration payable to holders of Expro Ordinary Shares was approximately $2.112 billion, assuming the issuance of 426,146,247 shares of Frank’s Common Stock.

Treatment of Expro Equity Awards (see page 93)

Each Expro Share Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, be assumed by Frank’s and converted into a Frank’s Stock Option to acquire shares of Frank’s Common Stock. Each such Frank’s Stock Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Expro Share Option immediately prior to the Effective Time (including with respect to vesting conditions, expiration date, and exercise provisions), except that (i) the Closing shall be deemed to be a “Public Offering” under the Frank’s Stock Option, (ii) each Frank’s Stock Option will be exercisable for that number of shares of Frank’s Common Stock (rounded, if necessary, to the nearest whole share) determined by multiplying the number of Expro Ordinary Shares subject to such Expro Share Option as of immediately prior to the Effective Time by the Exchange Ratio, and (iii) the per share exercise price for each share of Frank’s Common Stock issuable upon exercise of the Frank’s Stock Option shall be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Expro Ordinary Shares under such Expro Share Option divided by the Exchange Ratio.

At the Effective Time, each Expro RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be accelerated and settled into the right to receive a number of shares of Frank’s Common Stock (net of any applicable taxes and withholdings) equal to the product of the number of Expro Ordinary Shares subject to such Expro RSU Award and the Exchange Ratio (rounded, if necessary, to the nearest whole share).

Treatment of Expro Warrants (see page 93)

At the Effective Time, in accordance with the terms of the Expro Warrant Agreement, and in accordance with the terms of the Expro Warrants that are issued and outstanding immediately prior to the Effective Time, Frank’s will execute a replacement warrant agreement and issue to each holder of the Expro Warrants a Replacement Warrant that will be exercisable for a number of shares of Frank’s Common Stock equal to (rounded to the nearest whole number) (i) the number of Expro Ordinary Shares that would have been issuable upon exercise of such Expro Warrants outstanding immediately prior to the Effective Time assuming such holder had exercised its Expro Warrant pursuant to a cashless exercise using the one day VWAP of Frank’s Common Stock on the business day which next precedes the Effective Time, multiplied by the unadjusted Exchange Ratio for purposes of determining Market Value (as defined in the Expro Warrant) of the Expro Ordinary Shares for purposes of such cashless exercise (which number of Expro Ordinary Shares if calculated to be zero or a negative number, shall be zero) (such number, the “Net Expro Warrant Shares”) multiplied by (ii) the Exchange Ratio. Each Replacement Warrant will have an exercise price equal to the par value of Frank’s Common Stock. Under the terms of the Merger Agreement, to the extent Replacement Warrants are issued, the Exchange Ratio will be adjusted downward to take into account the Net Expro Warrant Shares.

Expected Timing of the Merger

Frank’s and Expro currently expect the Closing to occur in the third quarter of 2021. However, the Merger is subject to the satisfaction or waiver of conditions as described in the Merger Agreement, and it is possible that factors outside the control of Frank’s and Expro could result in the Merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 118)

The respective obligations of Frank’s, Expro and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver of the following conditions at or before the Closing Date:

•	Frank’s shareholder approval;

•	Expro shareholder approval;

•	authorization for the listing on the NYSE of the shares of Frank’s Common Stock to be issued in connection with the Merger, subject to official notice of issuance;

•	the approval, or the expiration or termination of any applicable waiting periods, under certain antitrust and foreign investment laws;

•	absence of any law, injunction or order by a governmental body prohibiting the consummation of the Merger; and

•

effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement or any proceedings initiated or threatened by the SEC for that purpose.

In addition, the obligations of Frank’s and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Expro set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, unless otherwise specified and subject to certain materiality thresholds;

•	performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Expro under the Merger Agreement at or prior to the Closing;

•

receipt by Frank’s of a certificate executed by the chief executive officer of Expro, on behalf of Expro, confirming the satisfaction of the conditions described in the preceding two bullet points; and

•

following the date of the Merger Agreement, the absence of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Expro.

In addition, Expro’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Frank’s and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, unless otherwise specified and subject to certain materiality thresholds;

•

performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Frank’s or Merger Sub, as applicable, under the Merger Agreement at or prior to the Closing;

•

receipt by Expro of a certificate executed by the chief executive officer of Frank’s, on behalf of Frank’s, confirming the satisfaction of the conditions described in the preceding two bullet points; and

•

following the date of the Merger Agreement, the absence of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Frank’s.

No Solicitation of Competing Proposals (see page 108)

The Merger Agreement generally precludes Expro from, directly or indirectly, (i) initiating, soliciting, knowingly encouraging or knowingly facilitating (including by way of furnishing non-public information), or taking any other action designed to lead to, the inquiry, making or submission of a proposal competing with the transactions contemplated by the Merger Agreement, (ii) participating or engaging in discussions or negotiations with, or furnishing any non-public information or data to, any person that has made a proposal competing with the Transactions contemplated by the Merger Agreement or any inquiry or proposal that would reasonably be expected to lead to a proposal competing with the Transactions contemplated by the Merger Agreement, (iii) accepting a proposal competing with the Transactions contemplated by the Merger Agreement or entering into any agreement, including any letter of intent or agreement in principle, providing for or relating to a proposal competing with the Transactions contemplated by the Merger Agreement, (iv) amending or granting any waiver, release or modification under, or failing to enforce, any standstill or similar agreement with respect to any class of equity securities of Expro or any of its subsidiaries, or (v) resolving to do any of the foregoing. However, if Expro receives a proposal meeting certain requirements from a third party, and the Expro Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes, or would reasonably be expected to lead to, a superior proposal, and, after consultation with its outside counsel, determines in good faith that the failure to participate in negotiations or discussions or to furnish any non-public information or data to such third party would be inconsistent with the Expro Board’s fiduciary duties under applicable legal requirements, Expro may participate in negotiations or discussions or furnish information or data to such third-party. See the section titled “The Merger Agreement—No Solicitation of Competing Proposals.”

In addition, the Merger Agreement generally precludes Frank’s from, directly or indirectly, (i) initiating, soliciting, knowingly encouraging or knowingly facilitating (including by way of furnishing non-public information), or taking any other action designed to lead to, the inquiry, making or submission of a proposal competing with the Transactions contemplated by the Merger Agreement, (ii) participating or engaging in discussions or negotiations with, or furnishing any non-public information or data to, any person that has made a proposal competing with the Transactions contemplated by the Merger Agreement or any inquiry or proposal that would reasonably be expected to lead to a proposal competing with the Transactions contemplated by the Merger Agreement, (iii) accepting a proposal competing with the Transactions contemplated by the Merger Agreement or entering into any agreement, including any letter of intent or agreement in principle, providing for or relating to a proposal competing with the Transactions contemplated by the Merger Agreement, (iv) amending or granting any waiver, release or modification under, or failing to enforce, any standstill or similar agreement with respect to any class of equity securities of Frank’s or any of its subsidiaries, or (v) resolving to do any of the foregoing. However, if Frank’s receives a proposal meeting certain requirements from a third party, and the Frank’s Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes, or would reasonably be expected to lead to, a superior proposal, and, after consultation with its outside counsel, determines in good faith that the failure to participate in negotiations or discussions or to furnish any non-public information or data to such third party would be inconsistent with the Frank’s Board’s fiduciary duties under applicable legal requirements, Frank’s may participate in negotiations or discussions or furnish information or data to such third-party. See the section titled “The Merger Agreement—No Solicitation of Competing Proposals.”

Changes in Board Recommendations (see page 112)

The Merger Agreement generally provides that, subject to the exceptions described below, the Expro Board may not change its recommendation that the shareholders of Expro approve and adopt the Merger Agreement and the Transactions, and the Frank’s Board may not change its recommendation that the Frank’s shareholders approve and adopt the Merger Proposal, the Stock Issuance Proposal, the Board Changes Proposal, the Capital Stock Amendment Proposal, the Board Structure Proposal and the Compensation Policy Amendment Proposal.

However, notwithstanding the foregoing, the Merger Agreement provides that, prior to obtaining the Expro shareholders’ approval and adoption of the Merger Agreement and the Transactions, and in response to a bona fide competing proposal that did not result from a breach of the non-solicitation covenants and certain related covenants, the Expro Board may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.” In addition, the Merger Agreement provides that, prior to obtaining the Expro shareholders’ approval and adoption of the Merger Agreement and the Transactions and in response to an intervening event with respect to Expro, Expro may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.”

The Merger Agreement also provides that, prior to obtaining the Frank’s shareholders’ approval and adoption of the Merger Agreement, the Transactions and the other Merger-Related Proposals, and in response to a bona fide competing proposal that did not result from a breach of the non-solicitation covenants and certain related covenants, the Frank’s Board may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.” In addition, the Merger Agreement provides that, prior to obtaining the Frank’s shareholders’ approval and adoption of the Merger Agreement, the Transactions and the other Merger-Related Proposals and in response to an intervening event with respect to Frank’s, Frank’s may effect a change of recommendation after satisfaction of certain conditions set forth under “The Merger Agreement—Changes in Board Recommendations.”

Termination of the Merger Agreement (see page 120)

The Merger Agreement may be terminated prior to the Effective Time under the following circumstances:

•	by mutual written consent of the parties to the Merger Agreement;

•	by either Frank’s or Expro:

•

if the Merger is not consummated by on or before 5:00 p.m. Houston, Texas time on the End Date unless the failure to close by that date is due to the failure of the terminating party to perform any of its material obligations under the Merger Agreement; provided that, if as of the End Date, all of the conditions precedent to the Closing have been satisfied other than (i) the approval, or the expiration or termination of any applicable waiting periods, under certain antitrust and foreign investment laws and (ii) the absence of a governmental body order or legal requirement prohibiting the consummation of the Merger (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date), then the End Date will automatically be extended to January 31, 2022;

•

if any governmental entity issues a final and nonappealable order, or takes any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or a legal requirement is in place which permanently makes the completion of the Merger illegal or otherwise prohibits the consummation of the Merger;

•

in the event of a breach by Frank’s or Expro, as applicable, of any representation, warranty, covenant or other agreement contained in the Merger Agreement which would (i) give rise to the failure to meet a closing condition with respect to accuracy of representations and warranties and performance of covenants with respect to such party, as applicable, if it was continuing as of the Closing Date and (ii) cannot be cured or has not been cured by the earlier of (A) three business days prior to the End Date and (B) thirty days after the giving of written notice to the breaching party of such breach (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•	if the Frank’s shareholder approval is not obtained at the Annual Meeting; or

•	if the Expro shareholders approval is not obtained by the time of the Annual Meeting, or if applicable, the time of the Expro shareholders’ meeting;

•	by Expro, prior to the time the Frank’s shareholder approval is obtained, if:

•

(i) Frank’s or the Frank’s Board (or a committee thereof) (A) enters into any agreement with respect to any Frank’s Acquisition Proposal other than the Merger or an Acceptable Frank’s Confidentiality Agreement, (B) approves or recommends, or, in the case of a committee, proposes to the Frank’s Board to approve or recommend, any Frank’s Acquisition Proposal other than the Merger, or (C) resolves to do any of the foregoing; or

•	the Frank’s Board or any committee thereof makes a change in recommendation or the Frank’s Board or any committee thereof resolves to make a change in recommendation;

•	by Frank’s, prior to the time the Expro shareholder approval is obtained, if:

•

(i) Expro or the Expro Board (or a committee thereof) (A) enters into any agreement with respect to any Expro Acquisition Proposal other than the Merger or an Acceptable Expro Confidentiality Agreement, (B) approves or recommends, or, in the case of a committee, proposes to the Expro Board to approve or recommend, any Expro Acquisition Proposal other than the Merger, or (C) resolves to do any of the foregoing; or

•	the Expro Board or any committee thereof makes a change in recommendation or the Expro Board or any committee thereof resolves to make a change in recommendation.

Termination Fees and Expenses (see page 121)

Generally, all fees and expenses incurred in connection with the Merger Agreement and the Transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement/prospectus. In certain circumstances, Expro may be required to pay up to $5.5 million of Frank’s expenses, Expro may be required to pay Frank’s a termination fee of $71.5 million, Frank’s may be required to pay up to $5.5 million of Expro’s expenses, or Frank’s may be required to pay Expro a termination fee of $37.5 million. See the section titled “The Merger Agreement—Termination Fees and Expenses” beginning on page 121 for a discussion of the circumstances under which such termination fees and expenses will be required to be paid.

Change of Name

Following the Effective Time, the name of the surviving company will be “Expro Group Holdings N.V.”

Comparison of Shareholder Rights and Corporate Governance Matters (see page 166)

The governing corporate documents of Expro differ from the governing corporate documents of Frank’s. As a result, Expro shareholders that receive Frank’s Common Stock as merger consideration will have different rights once they become shareholders of Frank’s. These differences are described in detail under the section titled “Comparison of Rights of Frank’s Shareholders and Expro Shareholders.”

Listing of Frank’s Common Stock (see page 94)

It is a condition to the completion of the Merger that the shares of Frank’s Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE at the Effective Time, subject to official notice of issuance.

Interests of Frank’s Directors and Executive Officers in the Merger (see page 85)

In considering the recommendation of the Frank’s Board that Frank’s shareholders vote “FOR” the Merger-Related Proposals and the Non-Binding Compensation Advisory Proposal, Frank’s shareholders should be aware that Frank’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Frank’s shareholders generally. These interests include, but are not limited to, the treatment of Frank’s equity-based awards in the Merger, potential severance payments and benefits in connection with the Merger and the potential entitlement of Frank’s directors who own interests in Mosing Holdings to a portion of the payments to be made by Frank’s to Mosing Holdings pursuant to the A&R TRA. The Frank’s Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-Related Proposals.

These interests are described in more detail in the sections entitled “The Merger—Interests of Frank’s Directors and Executive Officers in the Merger” and “Transactions with Related Persons.”

Regulatory Clearances Required to Complete the Transactions (see page 93)

To complete the Merger, Frank’s and Expro must make filings with and obtain authorizations, approvals or consents from a number of regulatory authorities. In addition, the new Frank’s Common Stock to be issued to Expro shareholders must be approved for listing on the NYSE, subject to official notice of issuance.

Board of Directors and Executive Management Following the Merger (see page 92)

Pursuant to the terms of the Merger Agreement, the Combined Company Board will consist of nine members, including Michael C. Kearney, D. Keith Mosing and Robert W. Drummond who were nominated by the Frank’s Supervisory Board and Michael Jardon, Brian Truelove, Eitan Arbeter, Alan Schrager and two to-be-named directors who were or will be designated by the Expro Board. Michael C. Kearney will serve as Chairman of the Combined Company Board from and after the Closing until the earlier of (i) the 2023 annual general meeting of Frank’s shareholders, (ii) the unanimous recommendation of the Nominating and Governance Committee of the Combined Company Board to appoint a new Chairman and (iii) Mr. Kearney’s death or resignation.

Following completion of the Merger, it is anticipated that the officers of Frank’s will consist of Michael Jardon, Chief Executive Officer of Expro, who will become Chief Executive Officer of the Combined Company, and Quinn Fanning, Chief Financial Officer of Expro, who will become Chief Financial Officer of the Combined Company. The remaining executive management members will be selected by the Combined Company Board.

Dissenters’ Rights (see page 94)

Subject to certain exceptions, Dutch law does not recognize the concept of dissenters’ rights. Accordingly, dissenters’ rights are not available to the holders of the Frank’s Common Stock with respect to matters to be voted upon at the Annual Meeting.

Exchange of Shares in the Merger (see page 97)

Prior to the Effective Time, Frank’s will select a bank or trust company reasonably acceptable to Expro to act as exchange agent (the “Exchange Agent”) for the holders of Expro Ordinary Shares in connection with the Merger and to receive the merger consideration, cash sufficient to pay cash (without interest) in lieu of fractional shares to which holders of fractional shares may become entitled and any dividends or other distributions to which the holders of Expro Ordinary Shares may become entitled. At the Effective Time, each Expro Ordinary Share, other than shares owned by Expro, Frank’s, Merger Sub or any subsidiary of Frank’s (but including, for the avoidance of doubt, any such shares held by any wholly-owned subsidiary of Expro), will be converted into the right to receive a number of shares of Frank’s Common Stock equal to the Exchange Ratio.

As promptly as reasonably practicable after the Effective Time, the surviving company in the Merger will instruct the Exchange Agent to mail to the record holders of Expro Ordinary Shares if required by the processes and procedures of the Exchange Agent, a letter of transmittal (which will be in customary form for a company incorporated in the Cayman Islands) that specifies that delivery of the shares of Frank’s Common Stock representing merger consideration (including any dividends or other distributions that holders of Expro Ordinary Shares may be entitled to pursuant to the terms of the Merger Agreement), together with any cash proceeds from the sale of excess shares of Frank’s Common Stock to be delivered to holders of Expro Ordinary Shares in lieu of fractional shares of Frank’s Common Stock (the “Exchange Fund”) will be effected.

Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, each holder of Expro Ordinary Shares will be entitled to receive uncertificated shares of Frank’s Common Stock represented by book entry, cash in lieu of any fractional share of Frank’s Common Stock and any dividends or other distributions to which the holders of Expro Ordinary Shares become entitled. Dividends or other distributions declared or made with respect to Frank’s Common Stock with a record date after the Effective Time will be paid to holders of Expro Ordinary Shares with respect to the shares of Frank’s Common Stock to which such holders are entitled, through the Exchange Agent acting for their account and benefit, as a result of the Merger (subject to applicable legal requirements and without interest).

The Merger Registration Rights Agreement (see page 124)

In connection with the Merger Agreement, Frank’s and the Registration Rights Holders entered into the Merger Registration Rights Agreement. Pursuant to the Merger Registration Rights Agreement, among other things and subject to certain restrictions, upon request by the Registration Rights Holders, Frank’s is required to file with the SEC a registration statement under the Securities Act, to register for sale the shares of Frank’s Common Stock held by the Registration Rights Holders, or to conduct certain underwritten offerings. The Merger Registration Rights Agreement also provides for customary piggyback registration rights. The Merger Registration Rights Agreement shall become effective at the Effective Time and shall terminate prior to effectiveness if the Merger Agreement is terminated prior to the consummation of the Transactions. The Merger Registration Rights Agreement contains a lock-up provision prohibiting, subject to certain limitations and exceptions, Registration Rights Holders from transferring Frank’s Common Stock for a period of 90 days after the earlier to occur of October 31, 2021 and the Closing.

Existing RRA Amendment

In connection with the Merger Agreement, Frank’s and certain of the shareholders of Frank’s that are parties to the Existing Registration Rights Agreement entered into the Existing RRA Amendment, with such amendment to be effective as of the Effective Time. The Existing RRA Amendment amends the Existing Registration Rights Agreement in order to facilitate the transactions contemplated by the Merger Registration Rights Agreement.

Voting and Support Agreements (see page 124)

In connection with the Merger Agreement, the Supporting Holders entered into Voting and Support Agreements with Frank’s and Expro pursuant to which, among other things, the Supporting Holders have agreed, subject to certain limitations and exceptions, not to transfer any of their Frank’s Common Stock or Expro Ordinary Shares, respectively, until the earlier of the date the Merger Agreement is terminated, the Effective Time and October 31, 2021, and to vote such shares in a manner to facilitate the consummation of the Merger and the Transactions. Certain of the Voting and Support Agreements of the Frank’s Supporting Holders also contain customary lock-up provisions that restrict the ability of the Frank’s Supporting Holders to transfer their shares of Frank’s Common Stock held as of the commencement of the lock-up period described below, for a period of 90 days following the earlier of October 31, 2021 and the Effective Time. The form of Voting and Support Agreement is attached to this proxy statement/prospectus as Annex E.

Director Nomination Agreement (see page 124)

In connection with the Merger Agreement, Frank’s and certain shareholders of Frank’s and Expro entered into the Director Nomination Agreement to be effective as of the Effective Time. The Director Nomination

Agreement provides, among other things, that commencing with Frank’s annual general meeting of the shareholders held in 2022:

•

Provided that if the Oak Hill Group (as defined in the Director Nomination Agreement) receives shares of Frank’s Common Stock in the Merger equal to at least 20% of the Frank’s Common Stock outstanding as of the Effective Time (after giving effect to the issuance of Frank’s Common Stock in the Merger) (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, the “Closing Shares”), Oak Hill Advisors, L.P. (“Oak Hill”) will have the right to designate (i) two persons as its nominees for election to the Combined Company Board as non-executive directors for so long as the Oak Hill Group collectively owns shares of Frank’s Common Stock equal to at least 20% of the Closing Shares and (ii) one person as its nominee for election to the Combined Company Board as a non-executive director for so long as the Oak Hill Group collectively owns shares of Frank’s Common Stock equal to at least 10% (but less than 20%) of the Closing Shares. Upon the Oak Hill Group ceasing to collectively own shares of Frank’s Common Stock equal to at least 10% of the Closing Shares, Oak Hill will not have a right to designate a director to the Combined Company Board.

•

Provided that if any member of Expro and such member’s affiliates receive shares of Frank’s Common Stock in the Merger equal to at least 20% of the Closing Shares and executes a joinder to the Director Nomination Agreement no later than three Business Days following the Effective Time (a “Joinder Shareholder”), the members of such Joinder Shareholder Group (as defined in the Director Nomination Agreement) holding the majority of the Frank’s Common Stock owned by such Joinder Shareholder Group (the “Joinder Shareholder Majority”) will collectively have the right to designate (i) two persons as their nominees for election to the Combined Company Board as non-executive directors for so long as such Joinder Shareholder Group collectively owns shares of Frank’s Common Stock equal to at least 20% of the Closing Shares and (ii) one person as their nominee for election to the Combined Company Board as a non-executive director for so long as such Joinder Shareholder Group collectively owns shares of Frank’s Common Stock equal to at least 10% (but less than 20%) of the Closing Shares. Upon such Joinder Shareholder Group ceasing to collectively own shares of Frank’s Common Stock equal to at least 10% of the Closing Shares, the Joinder Shareholder Majority will not have a right to designate a director to the Combined Company Board. Neither Frank’s nor Expro currently expects that any Expro shareholder other than the Oak Hill Group will have designation rights under the Director Nomination Agreement.

•

The Mosing Parties (as defined in the Director Nomination Agreement) holding a majority of the Frank’s Common Stock owned by the Mosing Parties (the “Mosing Majority”) shall have the right to designate one person as their nominee for election to the Combined Company Board as a non-executive director. Upon the Mosing Family Members (as defined in the Director Nomination Agreement) ceasing to collectively own shares of Frank’s Common Stock equal to at least 10% of the Closing Shares, the Mosing Majority will not have a right to designate a director to the Combined Company Board.

The form of Director Nomination Agreement is attached to this proxy statement/prospectus as Annex F.

A&R TRA (see page 125)

In connection with the Merger Agreement, Frank’s, FICV and Mosing Holdings entered into the A&R TRA, that amends and restates the Original TRA. Pursuant to the A&R TRA, Frank’s, FICV and Mosing Holdings have agreed, among other things, to settle the early termination payment obligations that would otherwise be owed to Mosing Holdings under the Original TRA as a result of the Merger in exchange for the payment by Frank’s to Mosing Holdings of $15 million cash at the Closing and certain other contingent payments by Frank’s to Mosing Holdings made in the future in the event the Combined Company realizes cash tax savings from tax attributes covered under the Original TRA during the ten year period following the Closing Date in excess of

$18,057,000, as more fully described in the A&R TRA. The terms of the A&R TRA are conditioned upon and subject to the Closing and the payment to Mosing Holdings of the Closing Date TRA Payment. If such conditions do not occur, the A&R TRA will be terminated and will be null and void, and the Original TRA will remain in effect in accordance with its terms.

The form of A&R TRA is attached to this proxy statement/prospectus as Annex G.

Anticipated Accounting Treatment (see page 94)

Frank’s prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting with Expro being considered the acquirer of Frank’s for accounting purposes. This means that Expro will allocate the purchase price to the fair value of Frank’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Material U.S. Federal Income Tax Consequences to the Frank’s Shareholders as a Result of the Merger

Frank’s shareholders will retain their shares of Frank’s Common Stock, will not receive any merger consideration and will not receive any additional shares of Frank’s Common Stock in the Merger. As a result, there will be no material U.S. federal income tax consequences to the current Frank’s shareholders as a result of the Merger, regardless of whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Frank’s and Expro intend to report the Merger consistent with such qualification, such treatment is not a condition to Frank’s or Expro’s obligation to complete the Merger.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split (see page 132)

The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder (as defined in “Proposal 5—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split”) of Frank’s Common Stock generally should not recognize gain or loss as a result of the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Frank’s Common Stock, as discussed in the section titled “Proposal 5—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split”. A U.S. holder’s aggregate tax basis in its post-reverse stock split shares of Frank’s Common Stock should equal the aggregate tax basis of its pre-reverse stock split shares of Frank’s Common Stock (excluding any portion of such basis that is allocated to any fractional share of Frank’s Common Stock), and such U.S. holder’s holding period in its post-reverse stock split shares of Frank’s Common Stock should include the holding period in its pre-reverse stock split shares of Frank’s Common Stock. For further information, see “Proposal 5—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 131.

Your tax consequences will depend on your individual situation. Accordingly, please consult your own tax advisor for a full understanding of the particular tax consequences of the Reverse Stock Split to you.

Material Dutch Tax Consequences to the Frank’s Shareholders as a Result of the Merger (see page 148)

The Merger should not trigger Dutch taxation for current Frank’s shareholders, subject to the scope of discussion set out in the section “Material Dutch Tax Consequences”. The Merger will impact the average paid-in capital of Frank’s Common Stock held by current Frank’s shareholders as recognized for purposes of Dutch dividend withholding tax, which may have tax consequences in relation to future liquidation proceeds, proceeds of redemption of Frank’s Common Stock or proceeds of repurchase of Frank’s Common Stock derived by current Frank’s shareholders. For further information, see “Material Dutch Tax Consequences” beginning on page 148. For further information, see “Material Dutch Tax Consequences” beginning on page 148.

Your tax consequences will depend on your individual situation. Accordingly, please consult your own tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Risk Factors (see page 32)

In evaluating the Merger, in addition to the other information contained in this proxy statement/prospectus, you should carefully consider the risk factors relating to the Merger and Frank’s beginning on page 32.

Unaudited Comparative Per Share Data

The following table summarizes unaudited per share information for Frank’s and Expro and for the Combined Company on a pro forma equivalent basis based on the Exchange Ratio. It has been assumed for purposes of the pro forma combined financial information provided below that Closing had occurred on January 1, 2020 for income per share purposes, and the pro forma combined book value per share is presented as if the Closing had occurred on March 31, 2021. No cash dividends were paid during the periods presented. The following information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 153 of this proxy statement/prospectus.

	As of and For the Three Months Ended March 31, 2021
	Frank’s Common Stock	Expro Ordinary Shares	Pro Forma Combined Frank’s	Pro Forma Combined Expro Equivalent(1)
Basic and diluted earnings per share	$(0.11)	$(0.35)	$(0.07)	$(0.51)
Book value per share(2)	$2.82	$10.11	$2.17	$15.19

	As of and For the Year Ended December 31, 2020
	Frank’s Common Stock	Expro Ordinary Shares	Pro Forma Combined Frank’s		Pro Forma Combined Expro Equivalent(1)
Basic and diluted earnings per share	$(0.69)	$(5.25)		$(0.77)		$(5.61)
Book value per share(2)	$2.93	$10.46	$	N/A	$	N/A

(1)	The equivalent per share data for Expro Ordinary Shares has been determined by multiplying the pro forma combined data by the Exchange Ratio of 7.272
(2)	Calculated based on basic and diluted weighted average common shares outstanding

Ticker Symbol and Dividends

Frank’s Common Stock is listed on the NYSE under the “FI” trading symbol. Market price data for Expro has not been presented because Expro Ordinary Shares are not listed for trading on any exchange or automated quotation service. Upon completion of the Transactions, the NYSE ticker symbol for the Combined Company is expected to be “XPRO”.

As of                , 2021 there were                holders of record of Frank’s Common Stock. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders of shares of Frank’s Common Stock are held of record by banks, brokers and other financial institutions.

On October 27, 2017, the Frank’s Management Board, with the approval of the Frank’s Supervisory Board, approved a plan to suspend Frank’s quarterly dividend in order to preserve capital for various purposes, including to invest in growth opportunities. The declaration and payment of dividends following the Effective Time will be at the discretion of the Combined Company Board and will depend upon, among other things, future earnings, general financial condition, liquidity, capital requirements and general business conditions of the Combined Company. Accordingly, there can be no assurance that the Combined Company will pay dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include those that express a belief, expectation or intention, as well as those that are not statements of historical fact. Forward-looking statements include information regarding our future plans and goals and our current expectations with respect to, among other things:

•	our business strategy and prospects for growth;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	competition and government regulations; and

•	general economic conditions.

Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other terms that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. The forward-looking statements in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. Forward-looking statements are not assurances of future performance and involve risks and uncertainties. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 32, as well as, among others, risks and uncertainties relating to:

•

continuing uncertainty relating to global crude oil demand and crude oil prices that correspondingly may lead to further significant reductions in domestic oil and gas activity, which in turn could result in further significant declines in demand for our products and services;

•

uncertainty regarding the extent and duration of the remaining restrictions in the United States and globally on various commercial and economic activities due to COVID-19, including uncertainty regarding the re-imposition of restrictions due to resurgences in infection rates; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for oil and gas, which may correspondingly decrease demand for our products and services;

•

uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the products and services we provide and the commercial opportunities available to us;

•	the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

•	unique risks associated with our offshore operations;

•	political, economic and regulatory uncertainties in our international operations;

•	our ability to develop new technologies and products;

•	the development of new technology by our competitors, including potentially disruptive new technologies;

•	our ability to protect our intellectual property rights;

•	our ability to employ and retain skilled and qualified workers;

•	the level of competition in our industry;

•	operational safety laws and regulations;

•	international trade laws and sanctions;

•	weather conditions and natural disasters;

•	global or national health concerns, including health epidemics, including COVID-19; and

•	policy or regulatory changes domestically in the United States.

Such risks and uncertainties also include the risk of the failure to obtain the required votes of Frank’s and Expro’s shareholders; the timing to consummate the Transactions; the risk that the conditions to Closing may not be satisfied or that the Closing otherwise does not occur; the failure to close the Transactions on the anticipated terms, including the anticipated tax treatment; the risk that a regulatory approval, consent or authorization that may be required for the Transactions is not obtained in a timely manner or at all, or is obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; unanticipated difficulties or expenditures relating to the Transactions; the diversion of management time on Transaction-related matters; the ultimate timing, outcome and results of integrating the operations of Frank’s and Expro; the effects of the business combination of Frank’s and Expro following the consummation of the Transactions, including the Combined Company’s future financial condition, results of operations, strategy and plans; the risk that any announcements relating to the Transactions could have adverse effects on the market price of the Frank’s Common Stock; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions; expected synergies and other benefits from the Transactions; the potential for litigation related to the Transactions; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Frank’s and Expro’s services and their associated effect on rates, utilization, margins and planned capital expenditures; decline in, and ability to realize, backlog; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; loss of, or reduction in business with, key customers; legal proceedings; ability to effectively identify and enter new markets; investment in and development of competing or alternative energy sources; ability to retain and hire key personnel, including management and field personnel; and other important factors that could cause actual results to differ materially from those projected.

Frank’s cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, Frank’s does not undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that Frank’s does update any forward-looking statement, no inference should be made that Frank’s will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning Frank’s, the proposed Transactions or other matters and attributable to Frank’s or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for any of the proposals described in this proxy statement/prospectus. In addition, you should read and consider the risks associated with our business because these risks will also affect the Combined Company following the Merger. The risks related to Frank’s can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as those risks may be updated or supplemented in its subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 282.

Risk Factors Relating to the Merger

The Exchange Ratio will not be adjusted in the event of any change in the stock price of Frank’s.

At the Effective Time, each Expro Ordinary Share outstanding immediately prior to the Effective Time, other than shares owned by Expro, Frank’s, Merger Sub or any subsidiary of Frank’s (but including, for the avoidance of doubt, any such shares held by any wholly-owned subsidiary of Expro), will be converted into the right to receive a number of shares of Frank’s Common Stock equal to the Exchange Ratio. The Exchange Ratio will not be adjusted for changes in the market price of Frank’s Common Stock between the date of signing the Merger Agreement and completion of the Merger. Changes in the price of Frank’s Common Stock prior to the Merger will affect the value of Frank’s Common Stock that Expro shareholders will receive on the date of the Merger. Stock price changes may result from a variety of factors (many of which are out of our control), including the following:

•	changes in the respective businesses, operations and prospects of Frank’s and Expro;

•	changes in market assessments of the business, operations and prospects of Frank’s and Expro;

•	investor behavior and strategies, including market assessments of the likelihood that the Merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Frank’s Common Stock; and

•	legislation, governmental regulation and legal developments in the businesses in which Frank’s and Expro operate.

The price of Frank’s Common Stock at the Closing may vary from its price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus and on the date of the Annual Meeting. As a result, the value represented by the Exchange Ratio will also vary, and you will not know or be able to calculate at the time of the Annual Meeting the market value of the merger consideration Expro shareholders will receive upon completion of the Merger. For example, based on the closing price of Frank’s Common Stock during the period from March 10, 2021, the last trading day before public announcement of the Merger, through                , 2021, the latest practicable trading date before the date of this proxy statement/prospectus, and assuming the issuance of 426,146,247 shares of Frank’s Common Stock in the Merger, the Exchange Ratio represented a value ranging from a high of $         to a low of $         for each Expro Ordinary Share.

In addition, the Merger might not be completed until a significant period of time has passed after the Annual Meeting. Because the Exchange Ratio will not be adjusted to reflect any changes in the market value of Frank’s Common Stock, the market value of the Frank’s Common Stock issued in connection with the Merger may be higher or lower than the value of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Frank’s and Expro prior to or following the Merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Frank’s. Neither Frank’s nor Expro is permitted to terminate the Merger Agreement solely because of changes in the market price or value of either company’s equity securities.

The Exchange Ratio may be reduced upon the occurrence of certain events.

The number of shares of Frank’s Common Stock issuable as merger consideration is subject to reduction to the extent holders of Expro Warrants are issued Replacement Warrants exercisable for shares of Frank’s Common Stock in connection with the Merger. The Replacement Warrants will be exercisable for a number of shares of Frank’s Common Stock equal to the number of Net Expro Warrant Shares. Under the terms of the Merger Agreement, to the extent Replacement Warrants are issued, the Exchange Ratio will be adjusted downward to take into account the Net Expro Warrant Shares. A reduction in the Exchange Ratio will reduce the number of shares of Frank’s Common Stock that a holder of Expro Ordinary Shares will receive in the Merger.

The market value of the Combined Company could be negatively affected by risks and conditions that apply to Expro, which may be different from the risks and conditions currently applicable to Frank’s.

Following the Merger, shareholders of Frank’s and former shareholders of Expro will own interests in the Combined Company which will operate an expanded business with more assets and a different mix of liabilities. The business of the Combined Company and its subsidiaries and other companies it may acquire in the future are different from those of Frank’s on a standalone basis. There is a risk that various factors, conditions and developments could negatively affect the Combined Company’s market value. Current shareholders of Frank’s and Expro may not wish to continue to invest in the Combined Company, or may wish to reduce their investment in the Combined Company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which Frank’s Common Stock is included, to respond to the risk profile of the Combined Company or to realize a gain. In addition, if, following the Merger, large amounts of the Combined Company’s common stock are sold, the price could decline.

The market price of the Combined Company’s common stock may be volatile, and holders of the Combined Company’s common stock could lose a significant portion of their investment due to drops in the market price of the Combined Company’s common stock following completion of the Merger.

The market price of the Combined Company’s common stock may be volatile, including changes in price caused by factors unrelated to Frank’s current operating performance or prospects.

Specific factors that may have a significant effect on the market price for the Combined Company’s common stock include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding the Combined Company, other companies comparable to it or companies in the industries they serve;

•	actual or anticipated fluctuations in the Combined Company’s operating results or future prospects;

•	reaction to public announcements by the Combined Company;

•	strategic actions taken by the Combined Company or its competitors, such as acquisitions, divestitures or restructurings;

•

failure of the Combined Company to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and response to such events; and

•	sales of the Combined Company’s common stock by members of its management team or significant shareholders.

Current Frank’s shareholders will have a reduced ownership and voting interest in the Combined Company after the Merger, and such reduced ownership could have negative Dutch tax consequences.

Frank’s will issue approximately 426,146,247 shares of Frank’s Common Stock to Expro shareholders in the Merger. As a result of these issuances, Expro shareholders are expected to hold up to approximately 65% of the Combined Company’s outstanding common stock immediately following completion of the Merger.

Frank’s shareholders currently have the right to vote for its directors and on other matters affecting Frank’s. Each Frank’s shareholder will remain a shareholder of Frank’s with a percentage ownership of the Combined Company that will be smaller than the shareholder’s percentage of Frank’s prior to the Merger. As a result of these reduced ownership percentages, Frank’s shareholders will have less voting power in the Combined Company than they now have with respect to Frank’s.

The interest held by current Frank’s shareholders in the Combined Company could fall below certain thresholds relevant for Dutch tax purposes, such as the threshold relevant in respect of the Dutch substantial interest rules described in “Material Dutch Tax Consequences” as a result of the Merger, which could give rise to Dutch taxes on income and capital gains. The tax consequences thereof relating to the Merger and to the holding and disposal of shares of Frank’s Common Stock could be material, and the relevant shareholders should therefore seek their own tax advice about the tax consequences applicable to them.

The shares of Frank’s Common Stock to be received by Expro’s shareholders upon completion of the Merger will have different rights from the Expro Ordinary Shares.

Upon completion of the Merger, Expro’s shareholders will no longer be shareholders of Expro. Instead, former Expro shareholders will become Frank’s shareholders, and their rights as Frank’s shareholders will be governed by the laws of the Netherlands. Their rights will be subject to and governed by the terms of Frank’s Articles and Frank’s Amended Articles. The laws of the Netherlands and terms of the Frank’s Articles are and, in the case of the Frank’s Amended Articles, will be in some respects different than the terms of the Frank’s Articles and the Articles of Association of Expro, which currently govern the rights of Expro’s shareholders. See “Comparison of Rights of Frank’s Shareholders and Expro Shareholders” for a discussion of the different rights of Expro shareholders, the current rights of Frank’s shareholders and the rights of Frank’s shareholders under the Frank’s Amended Articles.

The Merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The Merger is subject to a number of conditions beyond the control of Frank’s and Expro that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these conditions will be satisfied. Any delay in completing the Merger could cause the Combined Company not to realize some or all of the benefits that we expect to achieve if the Merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 118.

Failure to complete the Merger could negatively impact the future business and financial results of Frank’s.

Neither Frank’s nor Expro can make any assurances that it will be able to satisfy all of the conditions to the Merger or succeed in any litigation brought in connection with the Merger. If the Merger is not completed, the financial results of Frank’s may be adversely affected and Frank’s will be subject to several risks, including but not limited to:

•

Frank’s being required to pay Expro a termination fee of $37.5 million or Expro being required to pay Frank’s a termination fee of $71.5 million, in each case under certain circumstances provided in the Merger Agreement;

•	payment of costs relating to the Merger, such as legal, accounting, financial advisor and printing fees, regardless of whether the Merger is completed;

•	the focus of our management team on the Merger instead of the pursuit of other opportunities that could have been beneficial to Frank’s; and

•	the potential occurrence of litigation related to any failure to complete the Merger.

In addition, if the Merger is not completed, Frank’s may experience negative reactions from the financial markets and from its customers and employees. If the Merger is not completed, Frank’s cannot assure its shareholders that these risks will not materialize and will not materially and adversely affect the business, financial results of Frank’s or the stock price of Frank’s Common Stock.

The Merger Agreement contains provisions that limit each party’s ability to pursue alternatives to the Merger, could discourage a potential competing acquiror of either Frank’s or Expro from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party.

The Merger Agreement contains “non-solicitation” provisions that, subject to limited exceptions, restrict Frank’s or Expro’s ability to, among other things, directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate or take any action designed to lead to the inquiry, making, or submission of a proposal competing with the transactions contemplated by the Merger Agreement. In addition, while each of the Frank’s Board and the Expro Board has the ability, in certain circumstances, to change its recommendation of the transaction to its shareholders, neither party can terminate the Merger Agreement to accept an alternative proposal, and the other party generally has an opportunity to modify the terms of the Merger and Merger Agreement in response to any alternative proposals that may be made before such board of directors may withdraw or modify its recommendation. Moreover, in certain circumstances, Frank’s or Expro may be required to pay up to $5.5 million of the other party’s expenses, respectively, or a termination fee of $37.5 million or $71.5 million, respectively. See “The Merger Agreement—No Solicitation of Competing Proposals” beginning on page 108, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 120 and “The Merger Agreement—Termination Fees and Expenses” beginning on page 121.

These provisions could discourage a potential third party that might have an interest in acquiring all or a significant portion of Frank’s or Expro from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger. In addition, these provisions might result in a potential third party acquirer proposing to pay a lower price to the shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the Merger Agreement is terminated and either Frank’s or Expro determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

Members of Frank’s management and the Frank’s Board have interests in the Transactions that are different from, or in addition to, those of other Frank’s shareholders.

In considering whether to approve the Transactions, holders of Frank’s Common Stock should recognize that members of Frank’s management and the Frank’s Board have interests in the Transactions that differ from, or are in addition to, their interests as shareholders of Frank’s. For a description of these interests, see the section titled “Interests of Frank’s Directors and Executive Officers in the Merger” beginning on page 84 of this of this proxy statement/prospectus.

Frank’s and Expro may be unable to obtain the regulatory clearances and approvals required to complete the Merger or, in order to do so, Frank’s and Expro may be required to comply with material restrictions or conditions.

Consummation of the Merger is subject to obtaining approval under certain antitrust and foreign investment laws. Regulatory entities may impose certain requirements or obligations as conditions for their approval or in connection with their review. The Merger Agreement may require Frank’s or Expro to accept conditions from these regulators that could adversely impact the Combined Company without either of them having the right to refuse to close the Merger on the basis of those regulatory conditions. Neither Frank’s nor Expro can provide any assurance that they will obtain the necessary clearances or approvals, or that any required conditions will not have a material adverse effect on the Combined Company following the Merger or result in the abandonment of the Merger.

Additionally, even after completion of the Merger, governmental authorities could seek to challenge the Merger. Frank’s or Expro may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The pendency of the Merger could adversely affect the business and operations of Frank’s.

In connection with the pending Merger, some customers or vendors of Frank’s may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Frank’s, regardless of whether the Merger is completed. Similarly, current and prospective employees of Frank’s may experience uncertainty about their future roles with the Combined Company following the Merger, which may materially adversely affect the ability of Frank’s to attract, retain and motivate key personnel during the pendency of the Merger and which may materially adversely divert attention from the daily activities of Frank’s existing employees.

In addition, due to operating covenants in the Merger Agreement, Frank’s may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to Frank’s. Further, the process of seeking to accomplish the Merger could also divert the focus of management of Frank’s from pursuing other opportunities that could be beneficial to it, without realizing any of the benefits which might have resulted had the Merger been completed.

The COVID-19 outbreak may adversely affect Frank’s and Expro’s ability to timely consummate the Merger.

COVID-19 and the various precautionary measures attempting to limit its spread taken by many governmental authorities worldwide has had a severe effect on global markets and the global economy. The extent to which the COVID-19 pandemic impacts Frank’s and Expro’s respective business operations will depend on future developments, which are highly uncertain and cannot be predicted, including but not limited to new information which may emerge concerning the severity of COVID-19 and the nature and extent of governmental actions taken to contain it or treat its impact, the availability of effective treatments and vaccines, the ultimate duration of the pandemic, and how quickly and to what extent normal economic and operating conditions can resume. COVID-19 and official actions in response to it have made it more challenging for Frank’s, Expro and relevant third parties to adequately staff their respective businesses and operations, and may cause delay in the companies’ ability to obtain the relevant approvals for the consummation of the Merger.

The Merger may be completed even though material adverse changes subsequent to the announcement of the Merger, such as industry-wide changes or other events, may occur.

In general, either party can refuse to complete the Merger if there is a material adverse change affecting the other party. However, some types of changes do not permit either party to refuse to complete the Merger, even if such changes would have a material adverse effect on either of the parties. For example, a worsening of Frank’s or Expro’s financial condition or results of operations due to a decrease in commodity prices or general economic conditions would not give the other party the right to refuse to complete the Merger. If adverse changes occur that affect either party but the parties are still required to complete the Merger, Frank’s share price, business and financial results after the Merger may suffer.

The opinion obtained by Frank’s Board from Moelis does not and will not reflect changes in circumstances after the date of such opinion.

On March 10, 2021, Moelis delivered an opinion to Frank’s Board as to the fairness, as of the date of the opinion and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, of the Exchange Ratio in the Merger to Frank’s. Changes in the operations and prospects of Frank’s or Expro, general market and economic conditions and other factors that may be beyond the control of Frank’s or Expro, and on which the opinion of Moelis was based, may alter the value of Frank’s or Expro or the price of Frank’s Common Stock by the time the Merger is completed. Frank’s has not obtained, and does not expect to request, an updated opinion from Moelis. Moelis’s opinion does not speak to the time when the Merger will be completed or to any date other than the date of such opinion. As a result, the opinion does not and will not address the fairness, from a financial point of view, of the Exchange Ratio at the time the Merger is completed or at any time other than March 10, 2021. For a more complete description of the opinion that Frank’s Board received from Moelis and a summary of the material financial analyses it provided to Frank’s Board in connection with rendering such opinion, please refer to “The Merger—Opinion of Frank’s Financial Advisor” and the full text of such written opinion included as Annex B hereto.

Risk Factors Relating to the Combined Company Following the Merger

The failure to integrate successfully the businesses of Frank’s and Expro in the expected timeframe would adversely affect the Combined Company’s future results following the Merger.

The Merger involves the integration of two companies that currently operate independently. The success of the Merger will depend—in large part—on the ability of the Combined Company to realize the anticipated benefits, including cost savings, among others, from combining the businesses of Frank’s and Expro. To realize these anticipated benefits, the businesses of Frank’s and Expro must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the Combined Company not achieving the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	integrating the businesses of Frank’s and Expro in a manner that permits the Combined Company to achieve the full benefit of cost savings that are anticipated to result from the Merger;

•	complexities associated with managing the larger, more complex combined business;

•	complexities associated with integrating the workforces of the two companies;

•

potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that Frank’s and Expro estimated as of the date of execution of the Merger Agreement;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, systems, procedures and policies.

Any of these difficulties in successfully integrating the businesses of Frank’s and Expro, or any delays in the integration process, could adversely affect the Combined Company’s ability to achieve the anticipated benefits of the Merger and could adversely affect the Combined Company’s business, financial results, financial condition and stock price. Even if the Combined Company is able to integrate the business operations of Frank’s and Expro successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that Frank’s and Expro currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The synergies attributable to the Transactions may vary from expectations.

Frank’s may fail to realize the anticipated benefits and synergies expected from the Merger, which could adversely affect its business, financial condition and operating results. The success of the Merger will depend, in significant part, on Franks’ ability to successfully integrate the acquired business and realize the anticipated strategic benefits and synergies from the combination. Frank’s and Expro believe that the addition of Expro will complement Frank’s strategy by providing operational and financial scale, increasing free cash flow, and enhancing Frank’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the Merger. The anticipated benefits of the Merger and actual operating, technological, strategic and revenue opportunities may not be realized fully or at all, or may take longer to realize than expected. If Frank’s is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Transactions within the anticipated timing or at all, Frank’s business, financial condition and operating results may be adversely affected.

Frank’s and Expro will incur transaction-related costs in connection with the Transactions and the integration of the two businesses.

Frank’s and Expro will incur significant transaction-related costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the expected pre-tax synergies related to the integration of the businesses following the completion of the Transactions, and accordingly, any net synergies may not be achieved in the near term or at all. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including accounting and finance, asset management, benefits, billing, drilling and pressure pumping data solutions, health, safety and environment, human resources, maintenance, marketing, payroll and purchasing. The expenses of integrating these systems could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses may result in the Combined Company taking significant charges against earnings following the completion of the Transactions. Some of these costs and expenses will be incurred even if the Transactions are not consummated.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the Merger.

Following the Merger, the size of the business of the Combined Company will increase significantly beyond the current size of either Frank’s or Expro’s business. The Combined Company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the Combined Company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Merger.

The unaudited prospective financial information for Frank’s and Expro included in this proxy statement/prospectus reflect management estimates and may not prove to be reflective of actual future results.

In connection with the Merger, Frank’s and Expro prepared and considered, among other things, certain internal, unaudited prospective financial information for Frank’s and Expro, respectively. This unaudited prospective financial information included assumptions regarding future market conditions, operating cash flows, expenditures and growth of Frank’s and Expro. This internal, unaudited prospective financial information speaks only as of the date made and, except as required by applicable securities laws, will not be updated. This unaudited prospective financial information is subject to significant economic, competitive, industry and other uncertainties, including the factors described under “Risk Factors” beginning on page 32 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 30, which factors and uncertainties may cause the unaudited prospective financial information or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the unaudited prospective financial information of Frank’s and Expro will be achieved in full, at all or within projected timeframes. In view of these uncertainties, the inclusion of the unaudited prospective financial information of Frank’s and Expro in this proxy statement/prospectus should not be regarded as an indication that the Frank’s Board, the Expro Board, Frank’s, Expro, Merger Sub, Moelis or J.P. Morgan or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The unaudited prospective financial information was prepared for internal use and to assist Frank’s and Expro with their due diligence investigations and their respective financial advisors with their financial analyses. The unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP, the independent registered public accounting firm for Frank’s, nor Deloitte & Touche LLP, the independent registered public accounting firm for Expro, have examined, compiled nor performed any procedures with respect to the unaudited prospective financial information. For additional information regarding the unaudited prospective financial information, see “The Merger—Certain Unaudited Prospective Financial Information of Frank’s and Expro” beginning on page 79.

The unaudited pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the Combined Company’s financial condition or results of operations following the Merger.

The unaudited pro forma financial information contained in this document is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the Combined Company’s financial condition or results of operations following the Merger for several reasons. The actual financial condition and results of operations of the Combined Company following the Merger may not be consistent with—or evident from—this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may prove to be inaccurate, and other factors may affect the Combined Company’s financial condition or results of operations following the Merger. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 153.

Uncertainty about the Merger and diversion of management could harm the Combined Company following the Merger and may result in the loss of key employees, which could adversely affect the future business and operations of the Combined Company.

The Combined Company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The Merger could result in current and prospective employees’ experiencing uncertainty about their future with the Combined Company following the Merger. These uncertainties may impair the ability of the Combined Company to retain, recruit or motivate key personnel. In addition, completion of the Merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the Combined Company following the Merger.

The Combined Company’s ability to utilize the historic U.S. net operating loss carryforwards of Frank’s and of Expro may be limited.

As of December 31, 2020, Frank’s and Expro had U.S. federal net operating loss carryforwards (“NOLs”) of approximately $377.9 million and $261.1 million, respectively, $168.2 million and $206.4 million, respectively, of which were incurred prior to January 1, 2018 and will begin to expire, if unused, in 2036 and 2030, respectively, and $209.7 million and $54.7 million, respectively, of which were incurred on or after January 1, 2018 and will not expire and will be carried forward indefinitely. The Combined Company’s ability to utilize these NOLs and other tax attributes to reduce future taxable income following the consummation of the Merger depends on many factors, including its future income, which cannot be assured. Section 382 of the Code (“Section 382”) generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of the relevant corporation’s NOLs would be subject to an annual limitation under Section 382, generally determined, subject to certain adjustments, by multiplying (i) the fair market value of such corporation’s stock at the time of the ownership change by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. Any unused annual limitation may be carried over to later years.

Frank’s is expected to undergo an ownership change under Section 382 as a result of the Merger, which, based on information currently available, may trigger a limitation (calculated as described above) on the Combined Company’s ability to utilize any historic Frank’s NOLs and could cause some of Frank’s NOLs incurred prior to January 1, 2018 to expire before the Combined Company would be able to utilize them to reduce taxable income in future periods. While the exchange of Expro Ordinary Shares for Frank’s Common Stock in the Merger would, standing alone, be insufficient to result in an ownership change with respect to Expro, we cannot assure you that Expro will not undergo an ownership change as a result of the Merger taking into account other changes in ownership of Expro stock occurring within the relevant three year period described above. If there were to be an ownership change with respect to Expro as a result of the Merger, the Combined Company may be prevented from fully utilizing Expro’s historic NOLs incurred prior to January 1, 2018 prior to their expiration.

Business issues currently faced by Frank’s or Expro may be imputed to the operations of the other.

To the extent that either Frank’s or Expro currently has or is perceived by customers to have operational challenges, such as service performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the Merger, which may limit or impede the Combined Company’s future ability to obtain additional work from those customers.

The Combined Company may not be able to obtain a credit facility on favorable terms.

In connection with the Merger, the Combined Company expects to enter into a new revolving credit facility providing for borrowing and letter of credit capacity. However, the Combined Company may have difficulty obtaining a new credit facility of an adequate size or at all or on favorable terms. If the Combined Company is unable to enter into a new credit facility on favorable terms, it may have inadequate liquidity to conduct its operations, which could adversely affect the Combined Company’s operating results and ability to expand its operations.

Certain of the shareholders of the Combined Company will have the ability to exercise significant influence over certain corporate actions following completion of the Merger.

Following the merger, affiliates of Oak Hill Advisors, L.P. and members of the Mosing family and entities they control are expected to collectively own approximately 43% of the Combined Company’s outstanding common stock. As a result, these shareholders could have significant influence over the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to the Combined Company’s Articles of Association and the approval of mergers and other significant corporate transactions. Their influence over the Combined Company may have the effect of delaying or preventing a change of control or may adversely affect the voting and other rights of other shareholders. In addition, pursuant to the Director Nomination Agreement, affiliates of Oak Hill Advisors, L.P. are expected to have the right to designate two nominees for election to the Combined Company’s nine member Board of Directors and members of the Mosing family are expected to have the right to designate one nominee for election to such Board of Directors. Finally, if these shareholders were in the future to sell all or a material number of shares of common stock, the market price of the Combined Company’s common stock could be negatively impacted.

Other Risks Relating to the Combined Company

In addition to the foregoing risks, the Combined Company will be subject to the risks described in Frank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risks may be updated or supplemented in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 269.

THE ANNUAL MEETING

This proxy statement/prospectus is being provided to the Frank’s shareholders as part of a solicitation of proxies by the Frank’s Board for use at the Annual Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides Frank’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on                , 2021, at 2:00 p.m. CET, at the offices of Van Campen Liem, J.J. Viottastraat 52, 1071 JT, Amsterdam, The Netherlands.

Purpose of the Annual Meeting

At the Annual Meeting, Frank’s shareholders will be asked to consider and vote on the following:

The Merger-Related Proposals:

•	The Merger Proposal—a proposal for the adoption and approval within the meaning of Section 2:107a of the Dutch Civil Code, of the Merger Agreement, the Merger and the Transactions;

•

The Stock Issuance Proposal—a proposal for the authorization of the Frank’s Management Board, subject to approval of the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal, the Combined Company Board) to issue shares of Frank’s Common Stock and to grant rights to subscribe for shares of Frank’s Common Stock pursuant to the Frank’s Stock Issuance in connection with the Merger;

•

The Board Changes Proposal—a proposal for the appointment, effective as of the Effective Time but following the implementation of the Board Structure Proposal, of the three individuals named herein and nominated by the Frank’s Supervisory Board and the six individuals named herein and designated by the Expro Board, as executive or non-executive directors, as applicable, of the Combined Company Board;

•	The Articles Proposals—the approval and adoption of the following proposals to amend the Frank’s articles of association (the “Frank’s Articles”) (collectively, the “Articles Proposals”):

•

The Capital Stock Amendment Proposal—a proposal for the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to increase the total authorized capital stock of Frank’s from 798,096,000 shares of Frank’s Common Stock to 1,200,000,000 shares of Frank’s Common Stock;

•

The Reverse Stock Split Proposal—a proposal for the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to effect a reverse stock split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board (with the consent of Expro not unreasonably withheld, conditioned or delayed) following the Annual Meeting;

•

The Board Structure Proposal—a proposal for the approval and adoption of an amendment, as of or prior to the Effective Time, to the Frank’s Articles to transition Frank’s governance structure from a two-tier board structure to a one-tier board structure, together with certain technical changes to the Frank’s Articles;

•

The Compensation Policy Amendment Proposal—a proposal for the approval and adoption of the Compensation Policy Amendment, as of the Effective Time but following the implementation of the Board Structure Proposal, to reflect the transition of Frank’s governance structure from a two-tier board structure to a one-tier board structure; and

•

The Non-Binding Compensation Advisory Proposal—a proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to Frank’s named executive officers that is based on or otherwise relates to the Merger.

The Annual Meeting Proposals:

•

The Re-Election Proposal—a proposal for the re-election of the nine current members of the Frank’s Supervisory Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022;

•

The Management Board Re-Appointment Proposal—a proposal for the re-appointment of Ms. Cougle and Messrs. Russell and Symington as members of the Frank’s Management Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022;

•

The Annual Report Ratification Proposal—a proposal for the review of the annual report for the fiscal year ended December 31, 2020, including the paragraph relating to corporate governance, to confirm and ratify the preparation of Frank’s statutory annual accounts and annual report in the English language and to confirm and adopt the annual accounts for the fiscal year ended December 31, 2020;

•

The Supervisory Board Liability Discharge Proposal—a proposal for the discharge of the members of the Frank’s Supervisory Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020;

•

The Management Board Liability Discharge Proposal—a proposal for the discharge of the members of the Frank’s Management Board from liability in respect of the exercise of their duties during the fiscal year ended December 31, 2020;

•

The Dutch Auditor Proposal—a proposal for the appointment of KPMG Accountants N.V. as Frank’s auditor who will audit the Dutch statutory annual accounts of Frank’s for the fiscal year ending December 31, 2021, as required by Dutch law, provided Deloitte Accountants B.V. shall be appointed for that fiscal year if the Merger is completed;

•

The US Auditor Proposal—a proposal for the ratification of the appointment of KPMG LLP as Frank’s independent registered public accounting firm to audit Frank’s U.S. GAAP financial statements for the fiscal year ending December 31, 2021, provided Deloitte & Touche LLP shall be appointed for that fiscal year if the Merger is completed;

•

The Director Remuneration Proposal—a proposal for the ratification and approval of the remuneration of the members of the Frank’s Supervisory Board granted for the period from the 2020 annual meeting until the date of the Annual Meeting, and to approve the remuneration of the members of the Frank’s Supervisory Board for the period from the Annual Meeting up to and including the earlier of the Effective Time or the annual general meeting of shareholders in 2022;

•

The Share Repurchase Proposal—a proposal for the authorization of the Frank’s Management Board, subject to Frank’s Supervisory Board approval (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal, the Combined Company Board), to repurchase shares up to 10% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction, at a price between $0.01 and 105% of the market price on the NYSE, and during a period of 18 months starting from the date of the Annual Meeting; and

•	The Additional Business Proposal—a proposal for the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Completion of the Merger is conditioned on approval by the Frank’s shareholders of the Merger Proposal, the Stock Issuance Proposal, the Board Changes Proposal, the Capital Stock Amendment Proposal and the Board Structure Proposal. The affirmative vote of a simple majority of the votes cast is required to approve each item on the agenda at the Annual Meeting.

Recommendation of the Frank’s Board

Each of the Frank’s Supervisory Board, the Frank’s Management Board and the Special Committee unanimously approved the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals, and declared that the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals are in the best interest of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders. The Frank’s Board unanimously recommends that Frank’s shareholders vote “FOR” the Stock Issuance Proposal, “FOR” the Board Changes Proposal, “FOR” the Capital Stock Amendment Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Board Structure Proposal, “FOR” the Compensation Policy Amendment Proposal and “FOR” the Non-Binding Compensation Advisory Proposal.

With respect to the Annual Meeting Proposals, the Frank’s Board unanimously recommends that the Frank’s shareholders vote “FOR” the Re-Election Proposal, “FOR” the Management Board Re-Appointment Proposal, “FOR” the Annual Report Ratification Proposal, “FOR” the Supervisory Board Liability Discharge Proposal, “FOR” the Management Board Liability Discharge Proposal, “FOR” the Dutch Auditor Proposal, “FOR” the US Auditor Proposal, “FOR” the Director Remuneration Proposal, “FOR” the Share Repurchase Proposal and “FOR” the Additional Business Proposal.

Frank’s shareholders should read carefully this proxy statement/prospectus—including any documents incorporated by reference—and the Annexes in their entirety for more detailed information concerning the Merger and the Transactions.

Record Date; Shareholders Entitled to Vote

The Record Date for the Annual Meeting is                , 2021. All shareholders who own shares of Frank’s Common Stock as of the Record Date are entitled to vote the shares of Frank’s Common Stock that they hold as of that date. Each shareholder is entitled to one vote for each share of Frank’s Common Stock owned by them on the Record Date on all matters to be considered. On                ,2021,                shares of Frank’s Common Stock were outstanding. Frank’s is sending this proxy statement/prospectus to shareholders of record as of                , 2021, which Frank’s established as the notice date to comply with applicable deadlines for purposes of compliance with the SEC and NYSE proxy solicitation rules. However, receipt of this proxy statement/prospectus does not, by itself, entitle you to vote at the Annual Meeting.

Voting by the Directors and Executive Officers of Frank’s

At the close of business on the Record Date for the Annual Meeting, Frank’s directors and executive officers were entitled to vote                  shares of Frank’s Common Stock or approximately     % of the shares Frank’s Common Stock outstanding on that date. Directors beneficially owning an aggregate of 28,199,712 shares of Frank’s Common Stock have agreed to vote such shares in favor of the Merger-Related Proposals, and the other Frank’s directors and executive officers are currently expected to vote their shares of Frank’s Common Stock in favor of each Merger-Related Proposals. The Frank’s directors and executive officers are currently expected to vote their shares of Frank’s Common Stock in favor of each of the Annual Meeting Proposals.

Quorum

Under Dutch law, there is no required quorum for shareholder action at a properly convened shareholder meeting.

Required Vote

Approval of each of the Merger-Related Proposals and each of the Annual Meeting Proposals requires the affirmative vote of a simple majority of the votes cast.

Voting of Proxies by Holders of Record

If you were a record holder of Frank’s Common Stock at the close of business on the Record Date for the Annual Meeting, a proxy card is enclosed for your use. Frank’s requests that you vote your shares as promptly as possible by submitting a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Frank’s proxy card, (ii) calling the toll-free number listed on the Frank’s proxy card or (iii) submitting your Frank’s proxy card by mail by using the provided self-addressed, stamped envelope.

A properly executed proxy (for a holder as of the Record Date) will be voted in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

The Merger-Related Proposals:

•	“FOR” the Merger Proposal;

•	“FOR” the Stock Issuance Proposal;

•	“FOR” the Board Changes Proposal;

•	“FOR” the Capital Stock Amendment Proposal;

•	“FOR” the Reverse Stock Split Proposal;

•	“FOR” the Board Structure Proposal;

•	“FOR” the Compensation Policy Amendment Proposal; and

•	“FOR” the Non-Binding Compensation Advisory Proposal.

Annual Meeting Proposals:

•	“FOR” the Re-Election Proposal;

•	“FOR” the Management Board Re-Appointment Proposal;

•	“FOR” the Annual Report Ratification Proposal;

•	“FOR” the Supervisory Board Liability Discharge Proposal;

•	“FOR” the Management Board Liability Discharge Proposal;

•	“FOR” the Dutch Auditor Proposal;

•	“FOR” the US Auditor Proposal;

•	“FOR” the Director Remuneration Proposal;

•	“FOR” the Share Repurchase Proposal; and

•	“FOR” the Additional Business Proposal.

Frank’s will transact no other business at the Annual Meeting except such business as may properly be brought before the Annual Meeting by or at the direction of the Frank’s Supervisory Board and the Frank’s Management Board. At the date hereof, the Frank’s Board has no knowledge of any business that will be presented for consideration at the Annual Meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in this proxy statement/prospectus. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is very important regardless of the number of shares that you own. Even if you plan to attend the Annual Meeting, Frank’s urges you to promptly vote your shares of Frank’s Common Stock in advance of the

Annual Meeting by submitting a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Frank’s proxy card, (ii) calling the toll-free number listed on the Frank’s proxy card or (iii) submitting your Frank’s proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure the required vote and avoid added solicitation costs. Any eligible holder of Frank’s Common Stock who is present at the Annual Meeting and who is entitled to vote may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the Annual Meeting in the manner described in the accompanying proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

Shares Held in Street Name

If you own Frank’s Common Stock through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing this proxy statement/prospectus, proxy card and other proxy materials and tabulating votes. Brokers inform Frank’s how many of their clients own Frank’s Common Stock in street name, and the broker forwards this proxy statement/prospectus, proxy card and other proxy materials to those beneficial owners. If you receive this proxy statement/prospectus, proxy card and other proxy materials from your broker, you should vote your Frank’s Common Stock by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to Frank’s reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting, as well as notify the Frank’s Board of your intention to do so no later than                , 2021 and provide the Frank’s Board with appropriate evidence of ownership of and authority to vote the shares no later than                , 2021.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. If you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license, at the Annual Meeting. If your shares are held in “street name,” you must bring to the Annual Meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the Annual Meeting.

Frank’s intends to hold the Annual Meeting in person as allowed by Dutch law. However, Frank’s is sensitive to the public health and travel concerns our shareholders may have related to COVID-19 and the public health measures governments may impose. Therefore, we anticipate allowing attendance via telephone and plan to provide details as promptly as practicable. Please monitor our website at investor.franksinternational.com for updated information. As always, we encourage you to vote your shares prior to the Annual Meeting.

Revocation of Proxies

If you are a shareholder of record as of the Record Date, you may change or revoke your vote at any time before the voting polls close at the Annual Meeting by:

•	voting at a later time by Internet or telephone until 11:59 p.m. EDT on , 2021, or 5:59 a.m. CET on , 2021;

•	delivering a later-dated, executed proxy card to the address indicated in the envelope accompanying the proxy card;

•	delivering a written notice of revocation of your proxy to Frank’s, Attention: Corporate Secretary at 10260 Westheimer Rd., Suite 700, Houston, Texas 77042; or

•	attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of Frank’s Common Stock held in street name and you have instructed your broker or other nominee to vote your Frank’s Common Stock, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the annual meeting if you obtain a “legal” proxy from your broker or other nominee.

Solicitation of Proxies

The Frank’s Management Board and the Frank’s Supervisory Board are soliciting proxies for the Annual Meeting from Frank’s shareholders. In accordance with the Merger Agreement, Frank’s will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by our officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Frank’s will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Frank’s Common Stock. Frank’s may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help ensure the presence in person or by proxy of the holders of the largest number of shares of Frank’s Common Stock possible, Frank’s has engaged MacKenzie Partners. Banks and brokers may call MacKenzie Partners at (212) 929-5500. Shareholders may contact MacKenzie Partners toll-free at (800) 322-2885 or at PROXY@MACKENZIEPARTNERS.COM.

THE MERGER

The Companies

Frank’s

Frank’s is a Netherlands limited liability company (naamloze vennootschap) and an industry-leading global provider of highly engineered tubular services, tubular fabrication and specialty well construction and well intervention solutions to the oil and gas industry. We were established in 1938 and provide our services and products to leading exploration and production companies in both offshore and onshore environments, with a focus on complex and technically demanding wells. We believe that we are one of the largest global providers of tubular services to the oil and gas industry.

Frank’s Common Stock is traded on the NYSE under the symbol “FI.”

Our principal executive offices are located at Mastenmakersweg 1, 1786 PB Den Helder, The Netherlands, and our telephone number is +31 (0)22 367 0000. Our primary U.S. offices are located at 10260 Westheimer Rd., Houston, Texas 77042, and our telephone number at that address is (281) 966-7300. We maintain a website at www.franksinternational.com. Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this proxy statement/prospectus and does not constitute part of this proxy statement/prospectus. Additional information about Frank’s and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 269.

Expro

Expro is an exempted company limited by shares incorporated under the laws of the Cayman Islands. Expro provides well flow optimization services by combining technology with high quality data across well flow management, subsea well access, well intervention and production solutions, with a specific focus on offshore, deepwater and other technically challenging environments. Expro provides well flow management services in many of the world’s major offshore and onshore energy basins, with over 100 locations and operations in more than 50 countries. Expro’s broad portfolio of products and services provides cost-effective solutions to enhance production and improve recovery across the well lifecycle, from exploration through abandonment.

Expro’s principal executive offices are located at 1311 Broadfield Boulevard, Suite 400, Houston, Texas, 77084.

Merger Sub

Merger Sub is an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Frank’s. In the Merger, Expro will be merged with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Expro will be merged with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of Frank’s. Subject to certain exceptions, holders of Expro Ordinary Shares will receive shares of Frank’s Common Stock. Upon consummation of the Transactions, Frank’s expects that its current shareholders will own approximately 35% of the Combined Company and current Expro shareholders will own approximately 65% of the Combined Company. Following the Merger, the name of the Company will be changed to “Expro Group Holdings N.V.”

Pursuant to the Merger Agreement, at the Effective Time, subject to certain exceptions, each Expro Ordinary Share then outstanding will be converted into the right to receive a number of shares of Frank’s Common Stock equal to the Exchange Ratio. The Merger Agreement further contemplates that Frank’s will effect the Frank’s Reverse Stock Split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board following the Annual Meeting, subject to approval of the Frank’s shareholders (with the consent of Expro not unreasonably withheld, conditioned or delayed). If the Frank’s Reverse Stock Split is effected prior to the Effective Time the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by the Reverse Split Ratio.

Background of the Merger

The terms of the Merger are the result of arm’s-length negotiations between Frank’s and Expro. The following is a summary of the events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions and actions by and between Frank’s and Expro and their respective advisors that preceded the public announcement of the Merger.

The Frank’s Supervisory Board and Frank’s management (including members of the Frank’s Management Board) regularly review and assess Frank’s performance, strategy, financial position, opportunities and risks in light of current business and economic conditions, as well as developments in the oilfield services sector, and across a range of scenarios and potential future industry developments. These regular reviews have, at the direction of the Frank’s Supervisory Board, included evaluation of potential strategic combinations, asset divestments and acquisition opportunities. One of these reviews occurred in October, 2019. During this review, Frank’s management developed and proposed four key goals to drive long term value creation for Frank’s: (1) realize top quartile return on invested capital and free cash flow efficiency against selected companies by 2022, (2) solidify Frank’s as a technology leader, with revenue contribution from newly developed products to represent at least 20% of revenue, (3) achieve greater scale by growing market capitalization to at least $2 billion by the end of 2022 and (4) diversify by entering into adjacent businesses such that no single product line would account for more than 40% of consolidated revenue by 2022. In connection with this review, the Frank’s Supervisory Board determined that a merger with a large-scale transaction partner could be a strong contributor to achieving these goals. The Frank’s Supervisory Board also considered whether an acquisition of one or more smaller companies (the “Bolt-on Strategy”) could contribute to the achievement of these goals as well.

Beginning in the fall of 2019 in connection with the further development of strategic goals, Frank’s management, assisted by representatives of Moelis, evaluated potential merger partners by broadly considering the universe of mid-cap oilfield services companies. To determine the appropriate companies to contact while maintaining the confidentiality of its evaluation, Frank’s management used a funnel approach to first identify and screen the maximum number of potential partner candidates and then eliminate unlikely counterparties, including those that were North American land-focused companies, offshore supply vessel companies, high capital intensity companies and those with commoditized products. The screening process also included certain balance sheet and trading criteria, including the exclusion of companies that carried net debt balances in excess of market capitalization. A first draft list of potential candidates was discussed during the October 2019 Frank’s Supervisory Board meeting and subsequent work to evaluate the list occurred between November 2019 and February 2020.

During the process, Frank’s, together with its outside legal counsel, Vinson & Elkins L.L.P., recognized that a key issue in any strategic transaction involving a change of control of Frank’s would be Frank’s payment obligations under its Original TRA, which it entered into with Mosing Holdings in connection with Frank’s initial public offering (“IPO”) in 2013. Until Frank’s IPO, Frank’s was owned solely by members of the Mosing family. Frank’s became a publicly traded company in 2013 using an “umbrella partnership C corporation,” or “Up-C” structure, which is a common, tax efficient structure and was used by a number of companies going public at the time. Frank’s sole material asset at that time was its indirect interest in FICV, a Dutch company taxable as a partnership for U.S. federal income tax purposes. Mosing Holdings held the remaining interests in FICV and matching preferred shares in Frank’s. In 2016, Mosing Holdings exchanged all of its interests in FICV and preferred shares in Frank’s for common shares in Frank’s. This exchange was a taxable exchange, resulting in gain for the Mosing family and an increased tax basis in the FICV assets for Frank’s, which increased tax basis has the potential to reduce Frank’s future U.S. federal, state and local income tax.

The terms of the Original TRA generally provide for the payment by Frank’s of 85% of actual reductions, if any, in payments of U.S. federal, state and local income or franchise tax by Frank’s in periods after the IPO as a result of (i) the tax basis increases from Mosing Holdings’ exchange of interests in FICV and preferred shares of Frank’s for shares of Frank’s Common Stock, (ii) any deductions of interest deemed to be paid by Frank’s as a result of any payments made under the Original TRA and (iii) any additional tax basis arising from payments made under the Original TRA. Frank’s would retain the benefit of the remaining 15% of these cash tax savings.

The Original TRA provides that upon a change of control of Frank’s, an immediate lump-sum early termination payment is due in an amount equal to the sum of all potential future Original TRA payments, calculated using valuation assumptions contained in the Original TRA (the “Early Termination Payment”). As noted in Frank’s periodic reports filed with the SEC, the Early Termination Payment presented an impediment to any change of control transaction, especially given the size of such payment relative to Frank’s recent market capitalization. For example, if the Early Termination Payment had been triggered on December 31, 2020, the estimated Early Termination Payment would have been approximately $68.0 million.

On February 19, 2020, the Frank’s Supervisory Board held a regularly scheduled meeting. At this meeting, Frank’s management and representatives of Moelis provided the Frank’s Supervisory Board with an update on the search for potential merger partners and Bolt-on Strategy targets. Frank’s management and representatives of Moelis reviewed with the Frank’s Supervisory Board a list of potential merger partners identified using the funnel approach: Expro, Company A, a privately held oilfield services company, Company B, a publicly traded oilfield services company, and Company C, a publicly traded oilfield services company. Frank’s management and representatives of Moelis also reviewed with the Frank’s Supervisory Board a list of potential Bolt-on Strategy targets. Frank’s management recommended that Frank’s wait to contact potential counterparties until May 2020 to allow time to realize potential benefits of planned cost-cutting measures by Frank’s.

Beginning in early March 2020, the Kingdom of Saudi Arabia, in response to Russia’s refusal to reduce oil production, initiated a price war that led to a collapse in oil prices. At approximately the same time, the COVID-19 pandemic began to alter all aspects of life throughout the world, including in the United States and the other areas in which Frank’s has operations. The combination of these events had an extreme negative effect on the oilfield services industry. By March 11, 2020, the closing price of the Frank’s Common Stock had declined almost 64% from year-end 2019, to $1.85 per share. In response to the downturn and commodity market uncertainty, Frank’s engaged in additional cost reduction efforts.

On May 6, 2020, at a regularly scheduled meeting of the Frank’s Supervisory Board, Frank’s management, with the assistance of representatives of Moelis, reviewed with the Frank’s Supervisory Board more detailed information on the four potential merger partners, Expro, Company A, Company B and Company C. Frank’s management recommended that outreach be initiated to each potential partner to gauge its interest in a strategic transaction with Frank’s. At this meeting, the Frank’s Supervisory Board determined that the Bolt-on Strategy was now unlikely to be a viable way to achieve Frank’s strategic goals in light of the length of time to execute multiple transactions as well as increased integration risk of integrating multiple companies. The Frank’s Supervisory Board authorized management and Moelis to contact the four potential merger partners to determine whether there was interest in a strategic transaction with Frank’s.

Following authorization from the Frank’s Supervisory Board, in May 2020, Frank’s management, assisted by representatives of Moelis, contacted each of the four potential merger partners. Expro and Company A each expressed a willingness to engage in preliminary discussions to evaluate the logic of a potential combination with

Frank’s. Company B stated that it was interested in a potential merger but that it was evaluating companies with a different operational focus than Frank’s and did not wish to engage further with Frank’s at the time. Company C indicated that it had several other internal initiatives in progress and that the timing did not seem suitable. During the initial outreach, Expro identified the Early Termination Payment under the TRA as a potential impediment to a successful combination transaction.

On May 18, 2020, Frank’s formally engaged Moelis to assist Frank’s in its evaluation of strategic alternatives.

On June 3, 2020, Frank’s entered into a mutual confidentiality agreement with Expro.

On June 24, 2020, Frank’s entered into a mutual confidentiality agreement with Company A. This confidentiality agreement did not prohibit Company A from requesting a waiver of the standstill provisions contained in such agreement (such provision, a “Don’t Ask, Don’t Waive Standstill”) and provided that the standstill did not apply if Frank’s entered into a merger agreement with a third party (such provision, a “Standstill Fall Away”).

In late June 2020, Frank’s and Company A provided each other with summary information and began a mutual due diligence process.

On July 16, 2020, Frank’s and Expro provided each other with access to their respective virtual data rooms and began a mutual due diligence process.

On August 5, 2020, the Frank’s and Company A management teams held reciprocal management presentations in which each provided the other with a general overview of their business, as well as overviews of historical financial materials and a 2020 forecast for each company.

On August 7, 2020, the Frank’s and Expro management teams held reciprocal management presentations in which each provided the other with a general overview of their business, as well as overviews of five year financial projections for each company.

Starting on August 28, 2020 and continuing throughout September 2020, Frank’s and Expro held a series of due diligence sessions to review standalone financial projections, evaluate business strategies and discuss potential cost synergies from a strategic combination of the two companies.

On September 16, 2020, the Frank’s and Company A management teams met to further discuss the potential strategic fit between the companies.

On September 30, 2020, Company B contacted Frank’s to determine whether Frank’s would still be interested in a potential combination. Frank’s management indicated that it would revisit potential further engagement with the Frank’s Supervisory Board and revert.

On October 14, 2020, after Frank’s management consulted with Frank’s Supervisory Board representatives, Frank’s entered into a mutual confidentiality agreement with Company B. This agreement did not contain a Don’t Ask, Don’t Waive Standstill and contained a Standstill Fall Away. Company B also requested that Frank’s enter into a 60-day exclusivity agreement with Company B at this time, which Frank’s declined.

On October 22, 2020, Expro delivered a written indication of interest, offering to combine with Frank’s in a stock-for-stock transaction pursuant to which Expro shareholders would own 69% of the Combined Company and Frank’s shareholders would own 31% of the Combined Company, assuming no payments were made to Mosing Holdings under the Original TRA. In prior conversations, Expro’s advisors had communicated that the equity split should be adjusted in favor of Expro by 0.1% for every $3 million paid to Mosing Holdings in settlement of the TRA obligations.

Also on October 22, 2020, Company B delivered a written indication of interest offering to combine with Frank’s in a stock-for-stock transaction at a fixed exchange ratio calculated based on the stock prices of Frank’s and Company B as of such time, with the Combined Company to be managed entirely by Company B’s management team.

Company A did not provide a written indication of interest during this period but continued to verbally express an interest in a combination with Frank’s to both Frank’s management and representatives of Moelis.

On October 30, 2020, the Frank’s Supervisory Board held a regularly scheduled meeting. Representatives of Vinson & Elkins and Moelis attended for portions of the meeting related to strategic matters. Mr. Kearney commenced the discussion with background materials on strategy, including an overview of the macro-economic environment for oilfield services. He then reviewed Frank’s strategic goals and activities in pursuit of those goals over the last year. A representative of Vinson & Elkins provided the Frank’s Supervisory Board with a presentation on the duties of directors in the context of considering strategic transactions (noting that in discussing duties under Dutch law, Vinson & Elkins had consulted with Frank’s outside Dutch corporate counsel) and various procedural and negotiating matters that were likely to arise in the consideration of strategic transactions. Vinson & Elkins also presented information on conflicts of interest, specifically noting that under the Original TRA, the Mosing directors would benefit from accelerated payment under the Original TRA in the event of any transaction resulting in a change in control of Frank’s. As a result, Vinson & Elkins recommended that the Frank’s Supervisory Board establish the Special Committee comprised of independent directors to lead the negotiation of any strategic transaction with a counterparty, as well as any negotiation of TRA payments with Mosing Holdings.

Mr. Kearney then noted that in previous board meetings, the directors had expressed broad general support for the need to consider a strategic combination transaction. It was noted that any leverage from such a combination as well as management and governance of the resulting combined business was a matter of significant concern for the directors. He also stated that the directors had expressed concern about the projected cash flow of the resulting business, and questioned whether Frank’s as a standalone company could achieve an appropriate valuation in a transaction in light of the current stock price. Representatives of Moelis then presented additional information on potential strategic transactions with Company A, Company B and Expro, including a comparison of the proposals by Company B and Expro. With respect to Company B’s proposal, the Frank’s Supervisory Board noted that Company B’s shareholders would own a significant portion of the Combined Company and that the Combined Company would be managed by Company B’s management team, but the consideration being proposed implied no premium for Frank’s shareholders. The Frank’s Supervisory Board also noted that Company A did not provide a formal indication of interest and carried a significant amount of debt.

Following this discussion, the Frank’s Supervisory Board (i) authorized management to (A) continue discussions with Expro to determine if preliminary economic terms could be agreed upon and to conduct more detailed due diligence on Expro, (B) inform Company B that Frank’s would be willing to continue discussions but would require a control premium and additional due diligence information about Company B, and (C) maintain discussions with Company A, and (ii) established, authorized and empowered the Special Committee consisting of the independent directors who were not members of the Mosing family. The Frank’s Supervisory Board further adopted the charter of the Special Committee, which empowered the Special Committee to (i) review and evaluate the terms and conditions, and determine the advisability of, significant strategic transactions, (ii) conduct negotiations with potential counterparties, (iii) determine whether a potential strategic transaction is fair to, and in the best interests of, Frank’s and its shareholders, including the ability to reject any potential strategic transaction, (iv) advise the Frank’s Supervisory Board and make recommendations regarding payments to be made under the Original TRA, in the event that payment under the Original TRA may be triggered by consummating a potential transaction, (v) negotiate the amount of any payment to Mosing Holdings under the TRA that may be triggered by consummating a potential transaction, (vi) recommend to the full Frank’s Supervisory Board what action should be taken, if any, with respect to a potential transaction and/or in connection with or pursuant to the Original TRA, and (vii) perform such other functions as the Frank’s

Supervisory Board may assign to the Special Committee from time to time. The Frank’s Supervisory Board also agreed that it would not approve a potential transaction or recommend a potential transaction for approval by the Company’s shareholders, without a prior favorable recommendation of the Special Committee.

On November 4, 2020, Mr. Kearney delivered a letter to Company B requesting additional due diligence information on Company B, including Company B’s 2021 budget and five year forecast. Mr. Kearney’s letter also noted that given the percentage ownership that Frank’s shareholders would receive in the pro forma company relative to Company B’s shareholders and given that Company B’s proposal provided that the Combined Company would be managed by Company B’s management team, Frank’s would require a control premium.

On November 5, 2020, Company B responded to Mr. Kearney’s letter, agreeing that additional diligence information should be exchanged, and suggesting a meeting to exchange management presentations on November 18 or 19, 2020. Company B did not specifically respond to Mr. Kearney’s suggestion that a control premium would be appropriate.

On November 6, 2020, Mr. Kearney responded to Company B suggesting that the management meetings between the two companies be delayed until the week of November 30.

Also on November 6, 2020, the Special Committee held its initial meeting and invited members of Frank’s management, including Mr. Kearney, Melissa Cougle, Frank’s Chief Financial Officer and John Symington, Frank’s General Counsel. The Special Committee first determined that because neither Vinson & Elkins nor Moelis had significant business relationships with the Mosing family and in the interest of maintaining confidentiality, each firm would be requested to assist the Special Committee in connection with its review of potential strategic transactions and negotiations with the Mosing family. The Special Committee next discussed its intended approach with each of the potential counterparties. With respect to Company A, the Special Committee discussed how much debt reduction would be required before closing in order to make a transaction with Company A reasonably acceptable. Nevertheless, the Special Committee agreed to authorize management to engage with Company A to determine whether Company A’s interest remained serious. With respect to Company B, Mr. Kearney updated the Special Committee of his discussions with Company B’s Chief Executive Officer. Mr. Kearney proposed, and the Special Committee authorized, that he offer to Company B’s Chief Executive Officer that the companies exchange limited due diligence information, and then arrange management meetings in late November or early December. Mr. Kearney also summarized for the Special Committee certain preliminary financial information prepared by management related to a potential transaction. The Special Committee also discussed the need to insulate the Original TRA discussions with Expro from any discussions with the Mosing directors.

On November 9, 2020, Company B responded to Mr. Kearney agreeing to delay the management meetings until the week of November 30, but also reiterating its demand for exclusivity. Company B also informed Mr. Kearney that it did not believe a control premium was appropriate.

On November 11, 2020, Mr. Kearney had a telephone call with Michael Jardon, Expro’s Chief Executive Officer. During the call, Mr. Jardon reiterated Expro’s proposed 69%/31% equity split, assuming no payment made pursuant to the Original TRA. Mr. Jardon indicated that because some payment under the Original TRA would likely be required, any external use of Frank’s cash would likely shift the proposed equity split more in favor of Expro shareholders.

On November 12, 2020, Ms. Cougle and the Chief Financial Officer of Company A met via videoconference and exchanged certain financial projections of their respective companies. Additionally, over the course of several of discussions between October 31, 2020 and November 20, 2020, representatives of Frank’s and Company A discussed what would be an appropriate amount of debt for the prospective Combined Company. Frank’s communicated to Company A that Company A would need to meaningfully reduce its debt in order for Frank’s to enter into a combination between the two companies.

On November 13, 2020, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Mr. Kearney summarized for the Special Committee his November 11 discussions with Mr. Jardon, including Expro’s proposal of a 69%/31% equity split, assuming no payment made pursuant to the TRA. Representatives of Moelis also summarized for the Special Committee their conversations with representatives of J.P. Morgan Securities LLC (“J.P. Morgan”), Expro’s financial advisor, concerning Expro’s rationale for its terms. Representatives of Moelis also provided certain preliminary financial information relating to Expro’s proposed equity split and potential counterproposals. Following a discussion among the Special Committee, Frank’s management and representatives of Moelis, the Special Committee authorized Frank’s management to communicate a counterproposal to Expro providing for a 64%/36% equity split.

Following the Special Committee meeting, Mr. Kearney separately contacted each member of the Special Committee to notify them of the intent to make a counterproposal providing for a 62%/38% equity split to allow for additional negotiating room, rather than the 64%/36% equity split authorized by the Special Committee.

On November 16, 2020, Frank’s communicated to Expro in writing a counterproposal of a 62%/38% equity split, assuming no payment made pursuant to the Original TRA.

On November 19, 2020, Mr. Kearney and Mr. Jardon met in person to discuss the counterproposal by Frank’s. Mr. Jardon indicated that, based on his discussions with Expro’s largest shareholders, Expro might be able to agree to an equity split of 67%/33%. Mr. Jardon stated that he was concerned that Expro’s controlling shareholders were losing patience with the negotiations and requested that Frank’s agree to a 60-day period of exclusive negotiations. Mr. Jardon confirmed his proposal later that day by email, and added an express provision to the proposal that the equity split would be adjusted by 0.1% in favor of Expro for every $3 million paid to Mosing Holdings in settlement of the Original TRA obligations.

On November 20, 2020, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Mr. Kearney summarized for the Special Committee his November 19 discussions with Mr. Jardon, including Mr. Jardon’s view that Expro could be willing to offer Frank’s shareholders 33% of the Combined Company, as well as Mr. Jardon’s request for 60 days of exclusivity. Following broad discussion, the Special Committee authorized Frank’s management to communicate a counterproposal to Expro providing for a 64%/36% equity split assuming no payment made pursuant to the Original TRA. In addition, the Special Committee determined that Frank’s should not enter into exclusivity with Expro until the parties agreed on equity splits, and that in any case the exclusivity period should be shorter than 60 days. Finally, Mr. Kearney informed the Special Committee that discussions with Company A were not moving forward quickly.

Following the meeting, Mr. Kearney had a call with Michael McMahon, the Chairman of the Special Committee, and a representative of Moelis, to discuss the response to Expro. While the Special Committee had authorized a 64%/36% counterproposal, Expro’s proposal specifically made reference to an adjustment to the equity split based on payments made to settle the Original TRA. Messrs. Kearney and McMahon, taking into account the views expressed by the representative of Moelis, concluded that it was preferable to assume an Original TRA payment of $10 million and present the equity split as the economic equivalent of 64%/36%. With Mr. McMahon’s approval, Mr. Kearney called members of the Special Committee to explain the inclusion of the indicative $10 million Original TRA payment and reducing the equity split to 64.33%/35.67%.

On November 24, 2020, representatives of Frank’s management met with representatives of Mosing Holdings to provide an update on transaction negotiations.

On November 25, 2020, Frank’s delivered to Expro a written counterproposal of a 64.33%/35.67%, assuming a $10 million payment made pursuant to the Original TRA.

On November 27, 2020, Expro delivered to Frank’s a written counterproposal of a 66.33%/33.67% equity split, assuming a $10 million payment under the Original TRA.

On November 28, 2020, Mr. Kearney and Mr. Jardon had a telephone call to discuss Expro’s latest counterproposal. Mr. Kearney requested that he have time to review and discuss Expro’s latest counterproposal with the Special Committee, to which Mr. Jardon agreed.

On December 1, 2020, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins, to discuss Expro’s latest counterproposal. Mr. Kearney informed the Special Committee that promptly following Frank’s latest counterproposal, Expro responded with another counterproposal of a 66%/34% equity split assuming no payment under the Original TRA, and a 66.33%/33.67% equity split assuming a $10 million payment under the Original TRA. Representatives of Moelis also reviewed with the Special Committee certain preliminary updated financial information relating to a potential transaction taking into account recent changes in market conditions. Following discussion, the Special Committee authorized Frank’s management to seek an agreement with Expro equivalent to a 65%/35% equity split, adjusted for any payments under the Original TRA.

On December 2, 2020, Mr. Kearney had a telephone call with Mr. Jardon during which Mr. Kearney explained to Mr. Jardon that it was critical that the parties reach agreement on a 65%/35% equity split if Frank’s were to move forward with a transaction. Mr. Jardon indicated to Mr. Kearney that he would be willing to send another proposal to Frank’s, offering an equity split of 65%/35% and contemplating no Original TRA payment. Mr. Jardon also indicated that the proposal would include an assumed Original TRA settlement payment capped at $10 million at closing and any additional payments to be made in installments post-Closing. Mr. Jardon also noted that the equity split would be adjusted at a rate of 0.1% per $3 million in Original TRA settlement payments and that the proposal would contain a request for an exclusive dealing period. Mr. Kearney informed Mr. Jardon that he would discuss the contemplated proposal with the Special Committee.

On December 3, 2020, representatives of Frank’s and Vinson & Elkins met with representatives of Mosing Holdings and its counsel, Locke Lord LLP (“Locke Lord”), to discuss a potential settlement of the Early Termination Payment under the Original TRA in exchange for a reduced cash payment at the closing of a change in control transaction. Frank’s management presented a series of financial analyses representing potential payout outcomes assuming standalone Frank’s operating results. In addition, representatives of Frank’s indicated to the Mosing Holdings representatives that Frank’s management believed it would be possible to conclude a transaction with Expro with a 34.67% equity split for Frank’s and a $10 million Original TRA settlement payment to Mosing Holdings. Representatives of Mosing Holdings indicated that they would take this under consideration.

On December 4, 2020, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Mr. Kearney summarized for the Special Committee his December 2 discussion with Mr. Jardon, including Mr. Jardon’s willingness to submit a new proposal of a 65%/35% equity split and contemplating no Original TRA payment, to be adjusted according to the final Original TRA payment based on an agreed formula, and with a maximum $10 million Original TRA settlement payment at closing. The Special Committee authorized Mr. Kearney to encourage Mr. Jardon to send such a new proposal to Frank’s. Representatives of Vinson & Elkins, Mr. Kearney and Mr. Symington also updated the Special Committee on the meeting with the Mosing family held on the previous day.

Also on December 4, 2020, the Frank’s and Company B management teams held reciprocal management presentations in which each provided the other with a general overview and financial projections for each company.

Also on December 4, 2020, Expro delivered to Frank’s a written counterproposal of a 65%/35% equity split, with such equity splits to be adjusted at a rate of 0.1% per $3 million in Original TRA settlement payments. The proposal required that a maximum $10 million Original TRA settlement would be paid at Closing, with any additional payment to be in installments. The proposal also requested exclusivity for a period of 45 days.

On December 9, 2020, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins to discuss the status of negotiations with Expro and discussions with the Mosing family. Prior to the meeting, a draft response to Expro’s latest counterproposal was distributed to the Special Committee. Mr. Kearney informed the Special Committee that Expro was now proposing a 45-day exclusivity period. Mr. Kearney also informed the Special Committee that representatives of the Mosing family and Mr. Jardon were scheduled to meet on December 11, 2020 to discuss the potential combination between Frank’s and Expro. Mr. Kearney also provided an update on Frank’s discussions with Company B. Mr. Kearney informed the Special Committee that Company B continued to advocate an aggressive timeline and a market-based equity split without a premium. Ms. Cougle noted that the financial information received from Company B indicated that Company B would likely miss sell-side analysts’ consensus views of earnings and that current market valuations of Frank’s and Company B were not favorable for Frank’s. The Special Committee then discussed the draft response to Expro’s latest counterproposal, which proposed an equity split of 65%/35%, with any amounts paid to Mosing Holdings under the Original TRA reducing the equity allocation to Frank’s shareholders by 0.1% for every $3 million paid. The Special Committee also debated the merits of agreeing to an exclusivity period. The Special Committee observed that Company C had not engaged and Company A’s leverage made it a less attractive option than Expro. With respect to Company B, the Special Committee noted that Company B was unwilling to entertain any premium and its actual performance was likely to miss analysts’ expectations and result in a decline in its trading value relative to Frank’s stock price, but such impact would likely take time to be fully reflected in Company B’s stock price. The Special Committee also acknowledged that having Expro under a mutual exclusivity arrangement could be valuable, as it was likely that Expro was engaging in discussions with alternative counterparties as well. As such, the Special Committee authorized delivery of the counterproposal response to Expro with a proposed 30-day exclusivity period.

On December 10, 2020, Mr. Kearney delivered a letter to Mr. Jardon stating that, subject to confirmatory due diligence and the negotiation, execution and delivery of definitive documents in a form and substance satisfactory to Frank’s, the Special Committee would be prepared to move forward with a combination with Expro with an equity split of 65%/35%, with any amounts paid to Mosing Holdings under the Original TRA reducing the equity allocation to Frank’s shareholders by 0.1% for every $3 million paid. In addition, Mr. Kearney’s letter attached a draft exclusivity agreement and stated that, in light of the intensive efforts on the part of Frank’s and Expro in working towards a combination, Frank’s would be amenable to an exclusivity period of 30-days.

Later that day, on December 10, 2020, Frank’s and Expro executed an exclusivity agreement providing for an exclusivity period ending on January 9, 2021. Prior to signing the exclusivity agreement, Frank’s terminated discussions with Company A and Company B.

Also on December 10, 2020, Mr. Kearney and Mr. Jardon had a telephone call to discuss certain significant transactional matters. Mr. Jardon proposed that the Combined Company board of directors be comprised of six directors designated by Expro and three directors designated by Frank’s, and that the management of the Combined Company would be chosen through an equitable process by Mr. Jardon (subject to board oversight), who would be Chief Executive Officer of the Combined Company. Mr. Jardon also indicated a desire to have the Combined Company retain the Expro name or use a completely new name, but that he was committed to maintaining the Frank’s brand for Frank’s drilling and completions business. In addition, Mr. Jardon expressed a preference for the Combined Company to have an independent chairman that was not a current director or officer of Expro or Frank’s. Mr. Kearney and Mr. Jardon also discussed a mutual desire for the Combined Company to have a target stock price of approximately $20 per share following closing, which would require a reverse stock split.

On December 11, 2020, representatives of the Mosing family and Mr. Jardon met to discuss the potential combination between Frank’s and Expro.

On December 14, 2020, representatives of Frank’s and Expro management, together with their advisors, met in person at Expro’s offices (with several participants joining through video conference) to discuss transaction structure.

Later on December 14, 2020, a representative of the Mosing family contacted Mr. Symington to advise him that the Mosing family was willing to settle the Original TRA Early Termination Payment by accepting such a payment in Frank’s Common Stock, rather than cash. At the time of the proposal, the Early Termination Payment was estimated to be slightly less than $60 million based on Frank’s most recently filed Form 10-Q.

On December 15, 2020, Mr. Kearney delivered a letter to Mosing Holdings rejecting Mosing Holdings’ offer to settle the Original TRA Early Termination Payment by accepting payment in stock. Mr. Kearney explained that a settlement of the Original TRA at that level precluded a transaction with Expro, and virtually any other strategic combination transaction that could be contemplated. Mr. Kearney further reiterated Frank’s proposal to settle all obligations under the Original TRA at closing of the contemplated transaction between Frank’s and Expro, for a lump sum cash payment of $10 million.

Throughout the remainder of December 2020, Frank’s management and representatives of Mosing Holdings engaged in further discussions regarding a potential termination of the Early Termination Payment under the Original TRA in exchange for a reduced cash payment at the closing of a change in control transaction.

In mid-December 2020, Mr. Jardon informed Mr. Kearney that a well-known former oilfield services executive officer had agreed in principle to serve as the Combined Company’s non-executive chairman and that this individual would count as one of Expro’s six director designees.

On December 16, 2020, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins to discuss the terms of the draft merger agreement for a combination with Expro prepared by Vinson & Elkins. Mr. Kearney led with a discussion of certain significant transactional issues that he had discussed with Mr. Jardon previously, including board composition, Mr. Jardon being the Combined Company’s Chief Executive Officer, the Combined Company’s name and the continuation of the Frank’s brand. Mr. Kearney also informed the Special Committee of the desire for the Combined Company to have a target stock price of approximately $20 per share following closing. Mr. Kearney and representatives of Vinson & Elkins also explained the contemplated structure of the transaction remained under discussion with Expro and its advisors, noting that Expro had proposed that the Combined Company be domiciled in the United Kingdom for tax purposes. In contrast, the draft merger agreement prepared by Vinson & Elkins contemplated a forward triangular merger of Expro with and into a wholly owned merger subsidiary of Frank’s, with the merger subsidiary surviving and Frank’s issuing shares of Frank’s Common Stock to shareholders of Expro in connection with the merger. Mr. Kearney also explained that the draft merger agreement included a covenant requiring the Combined Company to maintain for a period of five years a substantially similar scope of operations at its Lafayette, Louisiana facility as conducted by Frank’s immediately prior to closing. Following further discussion, the Special Committee authorized Vinson & Elkins to send the draft merger agreement to Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), outside counsel to Expro.

On the evening of December 16, 2020, Vinson & Elkins sent the draft merger agreement to Gibson Dunn. The draft included reciprocal representations and warranties, interim operating covenants, closing conditions and termination rights. In addition, the draft provided for a termination fee of 3.5% of each party’s equity value at signing, which would be payable in the event of a party’s entry into an agreement with respect to an alternative acquisition proposal or a change of recommendation by such party’s board of directors. The draft also contemplated that certain significant shareholders of each of Frank’s and Expro would enter into voting and support agreements in connection with the signing of the Merger Agreement.

From December 16 through December 31, 2020, the Frank’s and Expro management teams and their respective advisors conducted due diligence and discussed certain transaction structure matters. With respect to structure, Expro expressed a desire to have Expro be the surviving parent company in the Merger, which would allow for the Combined Company to be domiciled in the United Kingdom for tax purposes and no longer be subject to Dutch tax and governance requirements. Although initially open to considering such structure, Frank’s and its advisors became concerned following analysis of such structure that a migration out of the Netherlands as part of the transaction being contemplated by the parties could result in adverse tax consequences for Frank’s shareholders.

On December 23, 2020, Mosing Holdings made a proposal to Frank’s to settle all obligations under the Original TRA in consideration of a $15 million payment at the closing of the Expro merger, with additional contingent payments to be made in the event that payments under the Original TRA during the ten year period following closing would have exceeded $15 million.

On December 24, 2020, representatives of Vinson & Elkins and Gibson Dunn had a telephone conference to discuss the Merger Agreement, including a discussion of voting and support agreements, director nomination rights, registration rights, an employment agreement for Mr. Jardon, the treatment of Expro’s equity awards and warrants in the merger, interim operating covenants and Expro’s desire that the Merger Agreement include a requirement of each party to reimburse the other party for expenses up to 1% of Frank’s equity value at signing in the event the Merger Agreement is terminated due to (i) such party’s terminable breach or (ii) the failure of such party’s shareholders to approve the transaction (clause (ii), the “Naked No Vote Fee”).

On December 29, 2020, Mr. Kearney informed Mr. Jardon of the December 23 Mosing Holdings proposal. Mr. Jardon responded that Expro preferred a full termination of the Original TRA, even if that required a higher up-front cash payment. Mr. Jardon also informed Mr. Kearney that he would expect that the contingent payment mechanism would require adjustment to the equity split in the transaction, and requested additional information on the expected future liability for payments under the Original TRA. Mr. Kearney responded to Mr. Jardon noting that because Frank’s did not expect the contingent payment mechanism to ever be triggered, Frank’s was unwilling to adjust the equity splits and suggested that the parties schedule a meeting to discuss the questions posed by Mr. Jardon.

On December 31, 2020, Frank’s and Expro management representatives and representatives of Vinson & Elkins and Gibson Dunn met by videoconference to discuss the Original TRA, including Frank’s projections for future liability for potential payments under the Original TRA.

Also on December 31, 2020, Gibson Dunn sent a revised draft of the Merger Agreement to Vinson & Elkins. The revised draft included, among other things, a Naked No Vote Fee provision.

During the first two weeks of January 2021, Frank’s and Expro continued to conduct due diligence and engage in discussions regarding transaction structure.

On January 5, 2021, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. The Special Committee discussed Expro’s revised draft of the Merger Agreement. The Special Committee also discussed the Mosing Holdings proposal on the Original TRA, noting that Mosing Holdings had proposed a significant compromise of a $15 million settlement in lieu of the Early Termination Payment of approximately four times that amount at the closing of the Expro merger if a settlement was not reached. In addition, the Special Committee discussed whether to extend exclusivity with Expro, which was set to expire on January 9, 2021. The Special Committee encouraged Frank’s management to push Expro to make progress during the current week and then reassess whether to extend exclusivity.

On January 8, 2021, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. A representative of Vinson & Elkins informed the Special Committee that Expro was still proposing that the Combined Company should migrate out of the Netherlands and to be domiciled in the United Kingdom for tax purposes. Although the Frank’s and Expro management teams and their respective advisors had been working on a proposed transaction structure for the past several weeks, the parties had not yet reached a mutually agreeable structure. A representative of Vinson & Elkins noted that from Frank’s standpoint, remaining in the Netherlands would be preferable from a tax perspective. The Special Committee also discussed extending exclusivity with Expro. Frank’s management recommended that Frank’s agree to extend exclusivity, but only if an extension was first requested by Expro and only for a limited period of time. Following discussion, the Special Committee determined that it supported Frank’s management’s proposed actions with respect to extending the exclusivity period and authorized Frank’s management to extend exclusivity for up to four weeks as determined in management’s discretion.

On January 9, 2021, Gibson Dunn contacted Vinson & Elkins, stating that Expro desired to extend exclusivity through January 25, 2021. After a discussion with representatives of Vinson & Elkins and Moelis, Frank’s agreed to extend exclusivity for such a period, and later that day the parties signed an amendment to the exclusivity agreement providing for such extension.

On January 11, 2021, Gibson Dunn sent a further revised draft of the Merger Agreement to Vinson & Elkins, which primarily contained additional revisions to the representations and warranties and interim operating covenants based on input from Expro.

During the week of January 11, 2021, representatives of the Frank’s and Expro management teams and their respective advisors engaged in a series of discussions regarding transaction structure and the settlement of Original TRA obligations with the Mosings. These discussions resulted in Expro agreeing to Frank’s proposed transaction structure, with Frank’s remaining the surviving parent company domiciled in the Netherlands. Additionally, Expro agreed to the general framework of the Mosing’s proposed settlement of the Original TRA, which provided for a $15 million payment to Mosing Holdings at the closing of the Merger, with additional contingent payments to be made in the event that payments under the Original TRA during the ten year period following closing would have exceeded $15 million plus $3 million in payments previously made by Frank’s to Mosing Holdings under the Original TRA. Expro also agreed that such a settlement under the Original TRA would not affect the currently contemplated equity splits between Expro and Frank’s.

On January 15, 2021, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Mr. Kearney noted for the Special Committee the significant progress that had been made with Expro during the past week on key points related to transaction structure and the Original TRA settlement. Mr. Symington also noted that Frank’s management intended to present a draft of the A&R TRA to Mosing Holdings shortly. In addition, representatives of Vinson & Elkins discussed certain points in the Merger Agreement, which Vinson & Elkins was instructed to send to Gibson Dunn later that day.

Later on January 15, 2021, Vinson & Elkins sent a revised draft of the Merger Agreement to Gibson Dunn, which included, among other things, changes to certain representations and warranties and interim operating covenants, and the removal of the Naked No Vote Fee concept.

On January 16, 2021, Frank’s sent an initial draft of the A&R TRA to Mosing Holdings. The A&R TRA provided for a $15 million payment at closing of the Expro Merger, with additional contingent payments to be made in the event that payments under the Original TRA during the ten year period following closing would have exceeded $15 million plus $3 million in payments previously made by Frank’s to Mosing Holdings under the Original TRA.

On January 19, 2021, Gibson Dunn sent Vinson & Elkins a draft of the Merger Registration Rights Agreement, which Vinson & Elkins subsequently sent to Locke Lord.

Through the remainder of January and the first weeks of February 2021, Vinson & Elkins and Gibson Dunn exchanged several drafts of the Merger Agreement, with the inclusion of the Naked No Vote Fee, the treatment of Expro’s equity awards in the Merger and the scope of interim operating covenants regarding employee compensation matters being the primary open points in each exchange. Also throughout January and early February, Frank’s, Expro and their respective advisors had a series of discussions about several due diligence matters pertaining to each party, with each party having divergent views regarding the various issues.

On January 22, 2021, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Mr. Kearney informed the Special Committee that the due diligence process between Frank’s and Expro was nearing completion. In addition, Mr. Symington noted that Expro’s outstanding warrants could potentially survive the transaction, and the parties needed to resolve how to adjust the equity split in such a circumstance. Finally, Mr. Symington noted for the Special Committee that compensation and retention matters had become a point of contention with Expro. Mr. Kearney indicated that in his view Frank’s should take a strong position with respect to compensation and retention matters given the importance of maintaining the employee base through closing and the value of that employee competency to the pro forma organization. The Special Committee indicated support for Mr. Kearney’s approach.

On January 23, 2021, Gibson Dunn sent Vinson & Elkins a draft form of the Voting and Support Agreement to be signed by certain Expro shareholders, including Oak Hill, Expro’s largest shareholder, and certain Frank’s shareholders, including certain members of the Mosing family. Vinson & Elkins sent Gibson Dunn’s draft of the Voting and Support Agreement to Locke Lord.

On January 25, 2021, the exclusivity period expired and was not extended by the parties.

On January 28, 2021, Expro agreed that any Expro Warrants that remained outstanding following closing would not affect the Frank’s portion of the equity split. Vinson & Elkins and Gibson Dunn then began discussing how to provide for an adjustment to the Exchange Ratio in the Merger Agreement in the event the Expro Warrants remained outstanding following closing.

On February 1, 2021, the Special Committee held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. A representative of Vinson & Elkins summarized for the Special Committee the results of the due diligence review of Expro conducted by Frank’s management and Vinson & Elkins. A representative of Vinson & Elkins also summarized the terms of the Merger Agreement and related transactional documents, noting where open issues remained. The Special Committee also discussed with Frank’s management and the advisors the timing of engaging with members of the Mosing family who were not on the Frank’s Supervisory Board to seek their support for the transaction.

Also on February 1, 2021, Vinson & Elkins sent an initial draft of the Director Nomination Agreement to each of Gibson Dunn and Locke Lord. The draft Director Nomination Agreement provided for, among other things, the right of Oak Hill to designate two directors to the Combined Company board and the right of the Mosing family to designate one director to the Combined Company board, in each case subject to maintaining certain ownership thresholds.

During the week of February 1, 2021, Frank’s, Expro, the Mosing family and Oak Hill, sought to finalize drafts of the definitive documents in anticipation of a signing early the following week. Also during this time, Frank’s, Expro, Vinson & Elkins and Gibson Dunn also worked with NautaDutilh, Dutch transaction counsel to Frank’s, and Allen & Overy (“A&O”), Dutch transaction counsel to Expro, to prepare the Frank’s Amended Articles.

On February 3, 2021, Gibson Dunn sent a revised draft of the Merger Agreement to Vinson & Elkins that provided for an adjustment to the Exchange Ratio in the event any Expro Warrants remained outstanding following closing.

On February 4, 2021, the Frank’s Supervisory Board held a meeting by videoconference, together with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Prior to the meeting, a memorandum summarizing the diligence performed on Expro by Vinson & Elkins and Frank’s management was distributed to the Frank’s Supervisory Board. Mr. Kearney provided an update on discussions with Expro. In addition, representatives of Moelis reviewed certain preliminary financial information relating to Frank’s and Expro. Ms. Cougle advised the Frank’s Supervisory Board of various open diligence items and stated management’s view that although the parties had divergent views as to materiality with respect to each party’s respective diligence items, the diligence items offset each other. Finally, representatives of Vinson & Elkins provided an update on the open points in the Merger Agreement and ancillary documents.

On February 6, 2021, Locke Lord sent an initial draft of the Existing RRA Amendment to Vinson & Elkins, which Vinson & Elkins subsequently sent to Gibson Dunn.

On February 7, 2021, Vinson & Elkins sent a further revised draft of the Director Nomination Agreement to each of Gibson Dunn and Locke Lord.

On February 9, 2021, Gibson Dunn sent revised drafts of the Director Nomination Agreement, Voting and Support Agreement, Merger Registration Rights Agreement and Existing RRA Amendment to Vinson & Elkins, which Vinson & Elkins subsequently sent to Locke Lord.

On February 10, 2021, Mr. Jardon informed Mr. Kearney that the individual who had previously agreed to serve as the Combined Company’s non-executive chairman had to withdraw due to a conflicting business opportunity. As a result, it remained unclear who would serve as the Combined Company chairman after closing.

On February 13, 2021, Mr. Jardon called Mr. Kearney to discuss a due diligence matter identified during Expro’s review of Frank’s. Mr. Jardon informed Mr. Kearney that unless Frank’s could procure insurance covering such matter, which could delay the transaction, Expro would need to increase its equity split of the Combined Company. Mr. Kearney informed Mr. Jardon that changing the equity splits would jeopardize the transaction, although he would need to discuss the matter with the Special Committee before formally responding.

Also on February 13, 2021, the Chief Executive Officer of Company C (the “Company C CEO”) contacted Mr. Kearney to discuss a potential transaction between Frank’s and Company C, among other discussion topics. The Company C CEO indicated that he would be willing to explore such a transaction with the Company C board of directors at its next meeting. The Company C CEO did not contact Mr. Kearney following the Company C board meeting.

On February 14, after conferencing with the Frank’s management team and advisors, Mr. Kearney communicated to Mr. Jardon that Frank’s management would be recommending to the Special Committee that Frank’s decline to entertain any further equity adjustments or deal term accommodations to Expro.

On February 17, 2021, the Frank’s Supervisory Board held a regularly scheduled meeting, which included a session for an update on Merger discussions that members of Frank’s management and representatives of Moelis and Vinson & Elkins were invited to attend. At the Merger update session of the meeting, Mr. Kearney informed the Frank’s Supervisory Board of Mr. Jardon’s request to alter the equity split and management’s recommendation to reject any further deal term adjustments. After broad discussion, it was determined that Mr. Kearney would notify Mr. Jardon that Frank’s would not accept a change to the equity splits or compromise on any other current disputed points. Later that day, Mr. Kearney did notify Mr. Jardon that the Special Committee would not be entertaining any change to the equity splits previously agreed.

On February 18, 2021, Mr. Jardon responded that he believed certain of the due diligence items of concern to Expro could be resolved through procuring insurance for the due diligence matter discussed on February 13, and that Expro would be willing to pay for such insurance at its own expense and desired to continue discussions with Frank’s. Mr. Jardon also stated that he thought the parties were close to a deal and that all outstanding issues were solvable.

The following day, on February 19, 2021, Mr. Kearney and Mr. Jardon had another telephone call during which Mr. Jardon reiterated that the outstanding issues were all solvable and that Expro desired to continue working towards a transaction. Mr. Jardon suggested that Frank’s send Expro a list of outstanding issues for Expro to review and consider. Mr. Kearney agreed to provide such a list.

On February 21, 2021, Mr. Kearney sent Mr. Jardon a letter via email with a list of outstanding issues that needed to be resolved in order for the Special Committee and Frank’s Supervisory Board to consider reengaging on a transaction with Expro, including, among other things, that the parties agree on how each party’s outstanding equity awards would factor into the Exchange Ratio, agreement by the parties on the amount of cost synergies expected to be captured by the Combined Company over three years, agreement that any insurance or mitigation with respect to due diligence items would not impact the equity split, agreement on board committee assignments and that Mr. Kearney would serve as chairman of the Combined Company board if a new chairman could not be identified by the mailing of the proxy statement for the proposed transaction and elimination of the Naked No Vote Fee provision from the Merger Agreement.

On February 22, 2021, Mr. Jardon responded in writing, agreeing substantively to each of Mr. Kearney’s points and stating that, given the importance of a proper and thorough chairman search, Mr. Kearney should serve as chairman until the first annual shareholder meeting following Closing. Following receipt of Mr. Jardon’s response, Mr. Kearney consulted with Special Committee members who approved re-initiating discussions with Expro. Frank’s management then instructed its advisors to begin working with Expro’s advisors on the potential transaction in an effort to finalize open items.

On the morning of February 23, 2021, Frank’s announced its fourth quarter and full year 2020 earnings results. In the three-day trading period following the announcement, the market responded favorably and Frank’s stock price rose by approximately 32%.

Also on February 23, 2021, Vinson & Elkins sent a revised draft of the Merger Agreement to Gibson Dunn, which included, among other things, certain changes to the interim operating covenants regarding employee compensation and retention matters and the removal of the Naked No Vote Fee provision.

On February 24, 2021, the Frank’s Supervisory Board held an informational call to discuss the recent developments with Expro and an update regarding communications and accommodations on open points. Mr. Kearney informed the Frank’s Supervisory Board that Mr. Jardon had substantively agreed to each of the proposals set forth by Mr. Kearney in his February 21 email. Representatives of Moelis also reviewed with the Frank’s Supervisory Board certain updated financial information regarding a merger with Expro. Additionally, representatives of Vinson & Elkins provided an update on the status of the definitive transaction agreements. After broad discussion, the Frank’s Supervisory Board authorized Frank’s management and its advisors to re-engage with Expro. Following the decision to re-engage with Expro, Frank’s decided not to pursue further discussions with Company C.

On February 26, 2021, Messrs. Jardon and Fanning met by videoconference with Mr. Kearney and certain members of the Frank’s Supervisory Board to discuss a variety of topics, including the due diligence process, financial controls and policies, business continuity, integration planning and plans in regards to investor communications.

During the last week of February and first week of March, 2021, Frank’s, Expro, the Mosing family, Oak Hill and their respective advisors continued to work towards finalizing transaction terms, particularly with respect to the Director Nomination Agreement, Voting Agreements, Merger Registration Rights Agreement and

Existing RRA Amendment. Moelis and J.P. Morgan also continued to work towards identifying an appropriate valuation of the outstanding equity awards for purposes of setting the exchange ratio, particularly in light of the increase in Frank’s stock price since the February 23 earnings announcement.

On March 1, 2021, the Frank’s Supervisory Board held a special meeting by videoconference. Members of management, Vinson & Elkins and Moelis also attended. At the meeting, Mr. Kearney updated the Frank’s Supervisory Board on the status of negotiations with Expro. In addition, a representative of Vinson & Elkins summarized the remaining open points in the definitive transaction documents, noting that the open points primarily related to the Director Nomination Agreement and Voting Agreements. Representatives of Moelis also reviewed with the Frank’s Supervisory Board certain updated financial information relating to the merger.

On March 3, 2021, Vinson & Elkins sent a revised draft of the Merger Agreement to Gibson Dunn.

On March 5, 2021, Frank’s, Mosing Holdings and Expro came to agreement on the final version of the A&R TRA providing for, among other things, the termination of the Early Settlement Payment in exchange for a $15 million cash payment to Mosing Holdings at the closing of the Expro transaction with additional contingent payments to be made in the event that payments under the Original TRA during the ten year period following closing would have exceeded $15 million plus approximately $3 million in payments previously made by Frank’s to Mosing Holdings under the Original TRA.

On March 7, 2021, Messrs. Kearney and McMahon had a telephone conference with Mr. Jardon and Eitan Arbeter, a member of the Expro board of directors and representative of Oak Hill. Messrs. Kearney and McMahon advised that Frank’s was willing to move expeditiously towards a signing of definitive agreements if Expro and Frank’s could agree on an appropriate valuation of the outstanding Expro equity awards for purposes of setting the exchange ratio. Messrs. Kearney and McMahon followed up this telephone call with a letter to the same effect and attaching an analysis supporting Frank’s position. Following receipt of Frank’s letter, Mr. Arbeter contacted Mr. Kearney and requested additional details of Frank’s analysis and agreed to reconvene with Mr. Kearney the following afternoon. Shortly thereafter, Mr. Kearney delivered the additional details of Frank’s analysis to Mr. Arbeter.

On March 8, 2021, Messrs. Arbeter and Jardon contacted Mr. Kearney and discussed ways to bridge the Expro equity award valuation gap and agreed to reconvene the following day.

On March 9, 2021, Mr. Kearney and Mr. Arbeter had a telephone call and agreed on a base Exchange Ratio of 7.272 shares of Frank’s common stock for each share of Expro common stock (subject to a potential downward adjustment for Expro’s warrants), subject to each party’s respective board’s approval and finalization of definitive documents.

That afternoon, Mr. Symington contacted a representative of the Mosing family to discuss a procedure in which certain members of the Mosing family with significant shareholdings would be informed of the transaction and requested to sign Voting Agreements and the Director Nomination Agreement.

That afternoon and evening, representatives of Vinson & Elkins, Gibson Dunn and Locke Lord finalized the Merger Agreement and other ancillary agreements, including the Director Nomination Agreement, Voting Agreements, Merger Registration Rights Agreement and the Mosing Registration Rights Agreement Amendment.

On the morning of March 10, 2021, the Special Committee and the Frank’s Supervisory Board held a joint meeting with members of Frank’s management and representatives of Moelis and Vinson & Elkins. Prior to the meeting, substantially final versions of the Merger Agreement and other ancillary documents were distributed to the Frank’s Special Committee and the Frank’s Supervisory Board. The Frank’s Special Committee and the Frank’s Supervisory Board reviewed the rationale for the Merger. The Vinson & Elkins representatives provided the Special Committee and the Frank’s Supervisory Board with an overview of various matters relating to the proposed transaction, including updates to the definitive documents. Representatives of Moelis reviewed with the Frank’s Special Committee and the Frank’s Supervisory Board their financial analysis with respect to the Exchange Ratio. Following such discussion, the Frank’s Special Committee and the Frank’s Supervisory Board instructed management and its representatives to finalize all documentation with Expro and its advisors.

That afternoon, representatives of Frank’s management met with certain members of the Mosing family to provide an overview of the transaction and request their support.

Later that afternoon, the Special Committee and the Frank’s Supervisory Board reconvened the joint meeting. Members of management and Vinson & Elkins advised the Special Committee and the Frank’s Supervisory Board that all documentation was finalized and representatives of Vinson & Elkins provided the Frank’s Special Committee and the Frank’s Supervisory Board with a summary of the resolutions to come before the board in connection with the proposed transaction with Expro. All members of Frank’s Management Board were in attendance at the meeting. Upon the request of the Special Committee and the Frank’s Supervisory Board, representatives of Moelis rendered an oral opinion to the Frank’s Management Board and the Frank’s Supervisory Board, confirmed by delivery of a written opinion dated March 10, 2021, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, factors considered, qualifications, limitations and other matters set forth in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to Frank’s. Prior to the end of the meeting, the Special Committee unanimously (i) determined that the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance, are in the best interests of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders, (ii) recommended that the Frank’s Supervisory Board direct that the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance and any other resolution necessary to implement the Transactions, be submitted to the shareholders of Frank’s for approval and adoption at an extraordinary meeting of Frank’s shareholders and that the Frank’s Supervisory Board recommend that the shareholders of Frank’s approve and adopt the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance and (iii) determined that Frank’s entry into the A&R TRA, the Director Nomination Agreement, the Voting Agreements, the Merger Registration Rights Agreement and the Existing RRA Amendment are in the best interests of Frank’s and its business, taking into account its shareholders, employees and other relevant stakeholders and recommended that the Frank’s Supervisory Board approve and declare advisable Frank’s entry into such agreements. Following such resolution of the Special Committee, the Frank’s Supervisory Board unanimously (i) determined that the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance, were in the best interests of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders, (2) approved and declared advisable the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance, (3) directed that the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal, including the Frank’s Stock Issuance, be submitted to the holders of Frank’s Common Stock for approval and adoption, (4) recommended that the holders of Frank’s Common Stock approve and adopt the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance and (5) determined that Frank’s entry into the A&R TRA, the Director Nomination Agreement, the Voting Agreements, the Merger Registration Rights Agreement and the Existing RRA Amendment are in the best interests of Frank’s and its business, taking into account its shareholders, employees and other relevant stakeholders.

Separately on the afternoon of March 10, 2021, the Frank’s Management Board signed a unanimous written consent pursuant to which it (i) determined that the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance, were in the best interests of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders, (2) approved and declared advisable the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance, (3) directed that the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance, be submitted to the holders of Frank’s Common Stock for approval and adoption, (4) recommended that the holders of Frank’s Common Stock approve and adopt the Merger Agreement, the Frank’s Amended Articles, the Frank’s Reverse Stock Split, the changes contemplated by the Board Changes Proposal and the Transactions, including the Frank’s Stock Issuance and (5) determined that Frank’s entry into the A&R TRA, the Director Nomination Agreement, the Voting Agreements, the Merger Registration Rights Agreement and the Existing RRA Amendment are in the best interests of Frank’s and its business, taking into account its shareholders, employees and other relevant stakeholders.

On the evening of March 10, 2021, the respective parties to the Merger Agreement, the Voting Agreements, the Director Nomination Agreement, the A&R TRA, the Merger Registration Rights Agreement and the Existing RRA Amendment executed and delivered such agreements.

Prior to the opening of the U.S. stock markets on March 11, 2021, Frank’s and Expro issued a joint press release announcing the proposed Merger.

Frank’s Reasons for the Merger; Recommendation of the Frank’s Board

In approving the Merger Agreement and recommending approval of each of the Merger-Related Proposals, the Frank’s Board consulted with members of Frank’s management, as well as with Frank’s outside legal and financial advisors. The Frank’s Board also considered a number of factors that the Frank’s Board viewed as bearing on its decisions.

The principal factors that the Frank’s Board viewed as supporting its decisions were:

Strategic Considerations. The Frank’s Board considered a number of factors pertaining to the strategic rationale for the merger, including the following:

•

Well Lifecycle Leadership. The combination of Expro and Frank’s brings together two industry leaders with differentiated positions in the well lifecycle, positioning the Combined Company to offer a broad-based range of services across the life cycle of a well;

•

Immediate and Long-Term Synergies. The transaction provides estimated available annual run-rate cost synergies of more than $70 million upon full integration of the businesses through organizational, global operating footprint and global supply chain efficiencies, as well as potential revenue synergies from more time on rig and greater exposure to life of the field;

•	Financial Strength.

•

The pro forma Combined Company is expected to have a multi-billion dollar equity market capitalization with strong credit metrics and free cash flow generation alongside revenue diversification, providing more stability and well positioning the Combined Company for future strategic initiatives;

•	Expro’s consistent EBITDA generation and debt free capital structure;

•	Higher potential EBITDA due to Expro’s presence in the production sector of the market, which could create more near-term earnings for the Combined Company than for Frank’s on a standalone basis;

•

Scale. The Combined Company will have significantly increased industrial scale and geographic reach, with the potential for accelerated future growth, as compared to Frank’s on a standalone basis, given the Combined Company’s expansion into different sectors of the oil services market. In addition, the Frank’s Board expects that the increased market capitalization of the Combined Company, as compared to Frank’s on a standalone basis, will provide Frank’s shareholders with greater stability and trading liquidity;

•	Broadened Service Offerings. The Combined Company will have more diversified addressable markets across well-life and customer spend through the addition of Expro’s assets and facilities; and

•

Technology. The Combined Company will have expanded engineering and technical resources further strengthening the development of innovative technological solutions to support the long-term growth of the businesses of the Combined Company.

Impact of the Merger on Customers, Employees, Suppliers and Stakeholders. The Frank’s Board evaluated the expected effect of the Merger on Frank’s customers, employees, suppliers and other relevant stakeholders and the benefits that are expected to be derived from the Merger, including increased geographic scale, operating efficiencies and run-rate cost synergies, which would allow the Combined Company to be more efficient and provide lower cost and additional broad-based services. The Frank’s Board considered that the Combined Company would be able to utilize the available talent of both companies’ employees and will have additional scale and resources to offer greater opportunities its employees.

Recommendation of the Special Committee and Management. The Frank’s Board took into account the recommendation of the Merger by the Special Committee and the Frank’s management team.

Opinion of Financial Advisor. The Frank’s Board considered the financial analyses of Moelis, as reviewed and discussed with the Frank’s Board, as well as the opinion of Moelis to the effect that, as of March 10, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Moelis’ written opinion, the Exchange Ratio was fair, from a financial point of view, to Frank’s.

Strategic Alternatives. The Frank’s Board considered Frank’s position as a standalone company, industry trends and developments and the range of strategic alternatives available to Frank’s. The alternatives reviewed were believed to carry increased risks such as an increased debt load, less industrial logic, fewer synergies and more substantial integration risks.

Terms of the Merger Agreement. The Frank’s Board reviewed and considered the terms of the Merger Agreement, including that the merger consideration consists of Frank’s Common Stock, the restrictions on each party’s operations between the signing of the Merger Agreement and the Closing of the Merger, the representations and warranties of each party, the conditions to each party’s obligation to complete the Merger, the rights of each party to consider and engage in negotiations regarding potentially superior proposals, the rights of each party to withdraw or otherwise change its recommendation to its shareholders in favor of the proposals related to the Merger Agreement, the rights of each party to terminate the Merger Agreement and the obligations of each party to pay a termination fee or reimburse the other party for expenses. See “The Merger Agreement” beginning on page 95 for a detailed discussion of the terms and conditions of the Merger Agreement.

Voting Agreements. The Frank’s Board considered that certain Frank’s shareholders which had agreed to enter into the Voting and Support Agreements, held, at the time of entry into the Merger Agreement, in the aggregate, approximately 38% of the issued and outstanding shares of Frank’s Common Stock entitled to vote at the Annual Meeting. Certain Expro shareholders which had agreed to enter into the Voting and Support Agreements, held, at the time of entry into the Merger Agreement, in the aggregate, approximately 67% of the issued and outstanding Expro Ordinary Shares entitled to vote at an Expro general meeting. Such Voting and Support Agreements obligate the respective Frank’s and Expro shareholders to vote in favor of the adoption of the Transactions, as more fully described in “—Voting and Support Agreements” beginning on page 124.

Post-Merger Corporate Governance. The Frank’s Board considered the post-Closing governance structure of the Combined Company, including:

•	that the Combined Company Board immediately following the Closing would consist of three directors nominated by the Frank’s Supervisory Board and six directors designated by the Expro Board;

•

that, pursuant to the terms of the Merger Agreement, Michael C. Kearney would be nominated to serve as the Chairman of the Combined Company Board from and after the Closing until the earlier to occur of (i) the 2023 annual general meeting of the shareholders of the Frank’s, (ii) the date that the Nominating and Governance Committee of the Combined Company Board appoints a new Chairman of the Combined Company Board and (iii) Mr. Kearney’s death or resignation; and

•	that each of the Nominating and Governance Committee and the Compensation Committee of the Combined Company will include at least one director that is nominated by the Frank’s Supervisory Board.

Quality Intervention Acquisition. The Frank’s Board considered Expro’s recent acquisition of Quality Intervention AS and the potential for such acquisition to accelerate Expro’s well intervention business and conducted considerable diligence on the technology and associated patents to explore the plausibility of management’s forecasted growth assumed for this business.

Tax Considerations. The Frank’s Board considered that the Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Regulatory Approvals. The Frank’s Board considered the likelihood that the Merger will be completed on a timely basis, including the likelihood that the Merger will receive all necessary regulatory approvals (and the conditions to which such approvals might be subject) and the likelihood that all conditions to consummation of the Merger will be satisfied.

The Frank’s Board weighed the foregoing against certain potentially negative factors, including:

Business Risks. The Frank’s Board considered certain risks associated with Expro’s business and operations, including the potential impact of changes in crude oil prices, as well as other risks of the type and nature described under “Risk Factors” beginning on page 32 and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 30.

Tax Receivable Agreement. The Frank’s Board considered the payments to be made to Mosing Holdings under the A&R TRA as a result of, and in connection with, the Merger.

Termination Fees; Alternative Proposals; Expense Reimbursement. The Frank’s Board considered the risk that, although Frank’s has the right under certain limited circumstances to consider and participate in negotiations with respect to proposals for alternative transactions, Frank’s cannot terminate the Merger Agreement to enter into a superior transaction. Moreover, the Frank’s Board considered the fact that Frank’s must pay Expro either an expense reimbursement of up to $5.5 million or a termination fee of $37.5 million in cash if the Merger Agreement is terminated in certain circumstances. In addition, the Frank’s Board considered that the Merger Agreement includes other customary restrictions on the ability of Frank’s to solicit offers for alternative proposals or engage in discussions regarding such proposals, subject to exceptions, which could have the effect of discouraging such proposals from being made or pursued, even if potentially more favorable to the shareholders of Frank’s than the Merger.

Diversion of Management. The Frank’s Board considered the possible diversion of management’s time and attention from Frank’s ongoing business due to the substantial time and effort necessary to complete the Merger and plan for and implement the integration of the operations of Frank’s and Expro. Please read “Risk Factors” beginning on page 32 for further information.

Transaction Costs and Integration. The Frank’s Board took into account the significant transaction and integration costs to be incurred in connection with the Merger and the possibility that the potential benefits of the Merger, including the estimated cost synergies, will not be realized or will not be realized within the expected time period, and the risks and challenges associated with the integration of Frank’s and Expro’s businesses, operations and workforces.

This discussion of the information and factors considered by the Frank’s Board in reaching their conclusions and recommendations includes the principal factors considered by the Frank’s Board but is not intended to be exhaustive and may not include all of the factors considered by the Frank’s Board. In view of the wide variety of factors considered in connection with their evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Frank’s Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors it considered in reaching its determination to approve the Merger and the other Transactions contemplated by the Merger Agreement, and to make its recommendation to Frank’s shareholders. Rather, the Frank’s Board viewed its decisions as being based on the totality of the information presented to them and the factors they considered, including their discussions with, and questioning of, members of Frank’s management and outside legal and financial advisors. In addition, individual members of the Frank’s Board may have assigned different weights to different factors.

Each of the Frank’s Supervisory Board, the Frank’s Management Board and the Special Committee unanimously approved the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals, and declared that the Merger Agreement, the Merger, the Transactions and each of the Merger-Related Proposals are in the best interest of Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders. The Frank’s Board unanimously recommends that Frank’s shareholders vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Board Changes Proposal, “FOR” the Capital Stock Amendment Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Board Structure Proposal, “FOR” the Compensation Policy Amendment Proposal and “FOR” the Non-Binding Compensation Advisory Proposal.

Expro’s Reasons for the Merger

This section has been provided by Expro.

Expro considered a number of key factors in entering into the Merger Agreement, including, among others:

•

Expro’s belief that the breadth and diversity of the Combined Company’s portfolio of products and services will enable it to provide a complete well lifecycle offering of cost-effective, innovative services and solutions for its customers, generating strong and stable cash flow and positioning it to capitalize on upside driven by an expected recovery in the energy services industry;

•

Expro’s belief that the Combined Company’s complementary customer relationships, operating footprints, services and solutions will expand its addressable markets across the well lifecycle and customer spend, with operations in more than 50 countries and across six continents, including the world’s most prolific oil and gas basins;

•

Expro’s expectation that the Combined Company will provide greater opportunities for research and development related to Frank’s and Expro’s respective commitments to the continued development of technologies that will drive enhanced sustainability, enabling the Combined Company to capitalize on industry trends geared towards digitalization, automation and sustainability;

•

Expro’s expectation that the Merger will result in a Combined Company that is superior operationally due to increased scale and scope, and in terms of enhancing value for Expro’s shareholders than if Expro continued to operate as an independent, standalone company;

•

Expro’s expectation that in the short to medium term cost synergies are expected to be significant driven by the consolidation of support functions and facilities and the rationalization of supply chains, together with the expectation of pull-through revenue synergies and other growth opportunities for the Combined Company driven by non-overlapping geographies, complementary customer relationships, increased time on rig, earlier visibility into customer requirements and greater exposure to the full life of the field;

•

Expro’s expectation that at Closing, the Combined Company will have a debt-free balance sheet and approximately $285 million in cash and pro forma revenue and adjusted EBITDA, excluding identified synergies, of more than $1 billion and $107 million, respectively (based on results for the year ended December 31, 2020);

•

Expro’s belief that the Combined Company will have increased access to sources of capital and a broader range of investors to support the development and increased capacity for the Combined Company’s product and service offerings as compared to Expro continuing to operate as a privately-held company;

•

Expro’s belief that the Merger will provide the existing shareholders of Expro with greater liquidity by exchanging their Expro Ordinary Shares for Frank’s publicly traded stock, which could also provide the Combined Company with an enhanced ability to pursue acquisitions and other synergies-focused consolidation opportunities in the future; and

•

Expro’s belief that the Combined Company Board, which immediately after the Closing will include six directors designated by Expro and three directors designated by Frank’s, and the Combined Company executive leadership team, which immediately after the Closing will include Michael Jardon, CEO of Expro, serving as CEO of the Combined Company, Quinn Fanning, CFO of Expro, serving as CFO of the Combined Company and the remainder of the Combined Company’s leadership team to include representatives of both companies, provide both continuity as to strategy, operational focus and financial discipline and opportunities for organizational advancement.

Opinion of Frank’s Financial Advisor

At the meeting of the Frank’s Board on March 10, 2021 to evaluate and consider approval of the Merger Agreement and the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated March 10, 2021, addressed to the Frank’s Board (solely in its capacity as such) to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to Frank’s.

The full text of Moelis’ written opinion dated March 10, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Frank’s Board (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to Frank’s, and does not address Frank’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Frank’s. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to Frank’s;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Expro furnished to Moelis by Expro, including financial forecasts provided to or discussed with Moelis by the management of Expro (described on page 82 of this proxy statement/prospectus under the caption “—Expro Projections” and referred to in this section as “Expro projections”);

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Frank’s furnished to Moelis by Frank’s, including financial forecasts provided to or discussed with Moelis by the management of Frank’s (described on page 81 of this proxy statement/prospectus under the caption “—Frank’s Projections” and referred to in this section as the “Frank’s projections”);

•

reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Merger and certain other pro forma financial effects of the Merger furnished to Moelis by Frank’s (referred to in this section as the “Expected Synergies”);

•	reviewed certain information relating to the capitalization and incentive equity of Frank’s and Expro provided by Frank’s and Expro, respectively;

•

conducted discussions with members of the senior managements and representatives of Frank’s and Expro concerning the information described in the foregoing five bullets, as well as the businesses and prospects of Expro and Frank’s generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•

reviewed (i) a draft of the Merger Agreement, marked “Execution Version,” (ii) a draft of the A&R TRA, dated February 23, 2021 and (iii) a draft, dated March 8, 2021, of the form of Voting and Support Agreement, entered into by certain shareholders of Frank’s;

•	participated in certain discussions among representatives of Frank’s and Expro and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the Frank’s Board, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of such information. With the consent of the Frank’s Board, Moelis relied upon, without independent verification, the assessment of Frank’s and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to Frank’s, Expro and the Expected Synergies referred to above, Moelis assumed, at the direction of the Frank’s Board, that they have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Frank’s or Expro, as the case may be, as to the future performance of Frank’s and Expro and such Expected Synergies (including the amount, timing and achievability thereof). Moelis also assumed, at the direction of the Frank’s Board, that the future financial results (including the Expected Synergies) reflected in such forecasts and other information would be achieved at the times and in the amounts projected. Moelis did not express any views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the Frank’s Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Frank’s or Expro, nor was it furnished with any such evaluation or appraisal (other than a certain third-party evaluation of Expro’s pension liabilities provided to Moelis by Frank’s).

Moelis’ opinion did not address Frank’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Frank’s and did not address any legal, regulatory, tax or accounting matters. At the direction of the Frank’s Board, Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Exchange Ratio of 7.2720 shares of Frank’s Common Stock per Expro Ordinary Share from a financial point of view to Frank’s. Moelis did not offer any opinion as to any terms of the A&R TRA, the Voting and Support Agreements or any other agreement entered into or to be entered into in connection with the Merger. Moelis’ opinion relates to the relative values of Frank’s and Expro. With the consent of the Frank’s Board, Moelis did not express any opinion as to what the value of Frank’s Common Stock actually would be when issued pursuant to the Merger or the prices at which Frank’s Common Stock might trade at any time. Moelis did not express any opinion as to the fair value or the solvency of Frank’s or Expro following the closing of the Merger. In rendering its opinion, Moelis assumed, with the consent of the Frank’s Board, that the final executed forms of the Merger

Agreement, the Voting and Support Agreements and the A&R TRA would not differ from the drafts that Moelis had reviewed in any respect material to its analysis, that the Merger would be consummated in accordance with the terms of such agreements without any waiver or modification that could be material to its analysis, and that the parties to such agreements will comply with all the material terms of such agreements. Moelis assumed, with the consent of the Frank’s Board, that all governmental, regulatory or other consents and approvals necessary for the completion of the Merger would be obtained except to the extent that could not be material to its analysis. In addition, representatives of Frank’s advised Moelis, and Moelis assumed, with the consent of the Frank’s Board, that the Merger would qualify as a tax free reorganization for federal income tax purposes.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Frank’s or Expro. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Frank’s Board at their meeting held on March 10, 2021, in connection with delivery of its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analysis:

•

“Adjusted EBITDA” was generally calculated as net income (loss) before interest income, net, income tax benefit or expense, depreciation and amortization, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, unrealized and realized gain or loss, other non-cash adjustments and other charges or credits.

•

“Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of March 5, 2021 (the “equity value”) (i) plus preferred stock, if any, (ii) plus debt, including capital lease obligations and (iii) less cash and cash equivalents (in each of the foregoing cases (i) through (iii), as of the relevant company’s most recently reported quarter end).

•	Moelis financial analysis and opinion were related to the Exchange Ratio before giving effect to the Frank’s Reverse Stock Split.

Discounted Cash Flow Analysis—Standalone

Moelis performed a discounted cash flow (“DCF”) analysis of each of Frank’s and Expro to calculate the present value of the estimated future unlevered free cash flows projected by their respective managements to be generated by Frank’s and Expro and the present value of the estimated terminal value of each of Frank’s and Expro.

Frank’s

Moelis calculated Frank’s unlevered free cash flow as Adjusted EBITDA, as further adjusted for capital expenditures, changes in working capital, cash taxes and other cash adjustments, all as provided by the Frank’s (see “—Frank’s Projections” on page 81).

Moelis utilized a range of discount rates of 10.750% to 14.500% based on an estimated range of Frank’s weighted average cost of capital (the “WACC”). The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the Selected Companies described below, and (iii) an equity risk premium and a size premium, each obtained from the Duff & Phelps Cost of Capital Navigator dated December 31, 2020. Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2020 of (i) estimated after-tax unlevered free cash flows of Frank’s for the calendar years ending December 31, 2021 through December 31, 2025 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 5.50x to 8.50x to the average of Frank’s estimated Adjusted EBITDA for the calendar years ending December 31, 2021 through December 31, 2025. Moelis selected the terminal value multiple range by reference to the long-term trading multiples of the Selected Companies described below for the calendar years 2008 through 2014. Moelis used the calendar years 2008 through 2014 to select a long-term mid-cycle average terminal multiple range because, following 2014, the oil and gas industry experienced unusual volatility as a result of the significant decline in commodity prices which materially impacted the underlying operating performance and stock prices for publicly traded oil and gas companies. Moelis viewed the 2008 through 2014 period, which pre-dated such volatility, as representative of a normalized environment, and therefore utilized trading multiples from that period to select a long-term mid-cycle average.

In calculating the implied equity value of Frank’s, Moelis separately valued the (i) U.S. net operating losses (“NOLs”) using estimates of cash tax savings provided by Frank’s and taking into account a U.S. federal corporate tax rate of 21% and (ii) estimated payments under the Original TRA provided by Frank’s.

The standalone implied range of equity values for Frank’s and implied range of share prices for the Frank’s Common Stock derived from the DCF analysis are presented below:

Implied Equity Value ($ in millions)	Implied Share Price ($ per share)
$706 - $982	$3.03 - $4.22

Moelis also compared such implied range of equity values for Frank’s with the market capitalization of Frank’s of $1,106 million as of March 5, 2021 and such implied range of share prices for the Frank’s Common Stock with the closing trading price of the Frank’s Common Stock of $4.78 per share on March 5, 2021.

Expro

Moelis calculated Expro’s unlevered free cash flow as Adjusted EBITDA, as further adjusted for capital expenditures, changes in working capital, cash taxes, pension contributions and other cash adjustments, all as provided by Expro (see “—Expro Projections” on page 82)

Moelis utilized a range of discount rates of 10.625% to 14.375% based on an estimated range of Expro’s WACC. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the Selected Companies described below, and (iii) an equity risk premium and a size premium, each obtained from the Duff & Phelps Cost of Capital Navigator dated December 31, 2020. Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2020 of (i) estimated after-tax unlevered free cash flows of Expro for the calendar years ending December 31, 2021 through December 31, 2025 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 6.50x to 9.50x to the average of Expo Group’s estimated Adjusted EBITDA for the calendar years ending December 31, 2021 through December 31, 2025. Moelis selected the terminal value multiple range by reference to the long-term trading multiples of the Selected Companies described below for the calendar years 2008 through 2014. Moelis used the calendar years 2008 through 2014 to select a long-term mid-cycle average terminal multiple range because, following 2014, the oil and gas industry experienced unusual volatility as a result of the significant decline in commodity prices which materially impacted the underlying operating performance and stock prices for publicly traded oil and gas companies. Moelis viewed the 2008 through 2014 period, which pre-dated such volatility, as representative of a normalized environment, and therefore utilized trading multiples from that period to select a long-term mid-cycle average.

In calculating the implied equity value of Expro, Moelis separately valued the (i) U.S. NOLs using the estimates of cash tax savings provided by Expro and taking into account a U.S. federal corporate tax rate of 21% and (ii) estimated pension contributions beyond 2025 provided by Expro.

The standalone implied range of equity values for Expro and implied range of share prices for the Expro Ordinary Shares derived from the DCF analysis are presented below:

Implied Equity Value ($ in millions)	Implied Share Price ($ per share)
$1,040 - $1,584	$17.75 - $26.68

DCF-Based Exchange Ratio and Ownership Percentage Analysis

Based on the standalone implied range of equity values for Frank’s and Expro and implied range of share prices for Frank’s Common Stock and Expro Ordinary Shares described above, Moelis calculated ranges of the implied Exchange Ratios and implied pro forma ownership percentages of the pre-Merger holders of Frank’s Common Stock in the Combined Company after giving effect to the Merger (the “pro forma Frank’s ownership percentage”), which are presented below:

Implied Exchange Ratio	Implied Pro Forma Frank’s Ownership Percentage (1)
8.796x - 4.208x	30.8	% - 48.6%

(1)

The high end of the range of the implied Exchange Ratios and implied pro forma Frank’s ownership percentages represents the high end of the implied share price range or implied equity value range of Frank’s versus the low end of the implied share price range or implied equity value range of Expro, respectively. The low end of the range of the implied Exchange Ratios and implied pro forma Frank’s ownership percentages represents the low end of the implied share price range or implied equity value range of Frank’s versus the high end of the implied share price range or implied equity value range of Expro, respectively.

Moelis compared the range of the implied Exchange Ratios above to the Exchange Ratio of 7.272 in the Merger and the range of the implied pro forma Frank’s ownership percentages above to the pro forma Frank’s ownership percentage of approximately 34.5%.

Selected Publicly Traded Companies Analysis—Standalone

Moelis performed a selected publicly traded companies analysis of each of Frank’s and Expro. Financial data for the selected publicly traded companies was based on public filings and other publicly available information available as of March 5, 2021. In performing a selected publicly traded companies analysis of each of Frank’s and Expro, Moelis reviewed and analyzed, among other things, TEV as a multiple of both estimated Adjusted EBITDA for calendar year 2021 (“2021E Adjusted EBITDA”) and estimated Adjusted EBITDA for calendar year 2022 (“2022E Adjusted EBITDA”) and certain other financial information and market trading data related to the following selected publicly traded companies that Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to Frank’s and Expro for purposes of its analysis (such selected publicly traded companies, the “Selected Companies”):

Offshore Focused Products / Services

•	Dril-Quip, Inc. (“Dril-Quip”)

•	Helix Energy Solutions (“Helix”)

•	Oceaneering International, Inc. (“Oceaneering”)

Manufacturing Companies

•	Hunting plc (“Hunting”)

•	National Oilwell Varco Inc. (“NOV”)

•	Oil States International, Inc. (“OSI”)

Large Cap Diversified

•	Halliburton Company (“Halliburton”)

•	Schlumberger NV (“Schlumberger”)

When utilizing 2021E Adjusted EBITDA and 2022E Adjusted EBITDA for the Selected Companies, Moelis used median Thomson consensus estimates as of March 5, 2021. Multiples greater than 25.0x were excluded as not meaningful (“NM”). The following table summarizes the results of the selected publicly traded companies analysis for the Selected Companies:

	TEV ($ in millions)	TEV/2021E Adj. EBITDA	TEV/2022E Adj. EBITDA
Offshore Focused Products / Services
Dril-Quip	$1,087	NM	24.0x
Helix	$1,019	9.0x	7.9x
Oceaneering	$1,787	9.6x	8.9x
Median	$1,087	9.3x	8.9x
Manufacturing Companies
Hunting	$604	14.1x	8.2x
NOV	$7,292	NM	15.2x
OSI	$671	18.9x	10.6x
Median	$671	16.5x	10.6x
Large Cap Diversified
Halliburton	$28,993	11.6x	9.8x
Schlumberger	$56,264	12.2x	10.4x
Median	$42,629	11.9x	10.1x
Frank’s
Median Thomson Consensus Projections	$897	21.8x	13.6x
Frank’s Projections	$897	15.0x	11.6x

In performing its selected publicly traded companies analysis, Moelis focused on the Selected Companies that provide offshore focused products and services (“Offshore Focused Companies”) because such companies primarily operate and serve similar customers and provide similar services and products as Frank’s and Expro. Moelis did not exclude any publicly traded Offshore Focused Companies from this analysis. Within the Offshore Focused Companies, Moelis observed a wide range of multiples that it viewed as potentially attributable to the following factors: (i) exposure to commodity price volatility, (ii) revenue growth trajectory and EBITDA margins, (iii) diversity of service and product offerings and (iv) capital intensity. The selected manufacturing companies included in the Selected Companies (“Manufacturing Companies”) were included because they provide some similar products to a similar customer base as Frank’s and Expro but Moelis determined that the Manufacturing Companies were less comparable to this analysis because they generally have significantly more onshore and manufacturing focused operations when compared to Frank’s and Expro. Further, the selected large cap diversified companies included in the Selected Companies were considered by Moelis, but ultimately excluded by Moelis from this analysis because of their size and breadth of service offerings, which Moelis viewed as less relevant to Frank’s and Expro for purposes of this analysis.

In the light of recent sector headwinds and uncertainty and the resulting volatility experienced by Frank’s and the Selected Companies at the time of the Moelis analysis, Moelis noted that the consensus-based trading multiples diverged from the multiples implied by the Frank’s projections and, accordingly, Moelis placed less weight on 2021E Adjusted EBITDA trading multiples because it believed that Frank’s and the Selected Companies were not trading on near-term or historical consensus views. Moelis focused on the 2022E Adjusted EBITDA trading multiples because it believed that such trading multiples were more reflective of a normalized trading multiple range in light of Frank’s management projected recovery.

Frank’s

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the Offshore Focused Companies and the Manufacturing Companies of (i) 9.0x to 17.0x to the 2021E Adjusted EBITDA of Frank’s included in the Frank’s projections and (ii) 8.0x to 14.0x to the 2022E Adjusted EBITDA of Frank’s included in the Frank’s projections. These ranges were informed by the then trading levels for Frank’s, the Offshore Focused Companies (taking into account the wide range of multiples and related factors described above) and the Manufacturing Companies. Moelis noted that Dril-Quip’s trading multiples had recently increased materially and that it did not include Dril-Quip’s multiples in selecting the reference ranges.

The standalone implied ranges of equity values for Frank’s and implied ranges of share prices for Frank’s Common Stock derived from the Selected Publicly Traded Companies Analysis based on the selected multiple ranges described above are presented below:

	Implied Equity Value ($ in millions)		Implied Share Price ($ per share)
2021E Adj. EBITDA 2022E Adj. EBITDA	$ $	743 - $1,221 823 - $1,287	$ $	3.19 - $5.25 3.54 - $5.53

For reference purposes only, based on the selected multiple ranges described above, Moelis calculated an implied range of share prices for Frank’s Common Stock of approximately $2.47 to $3.88 based on Thomson consensus 2021E Adjusted EBITDA of Frank’s of $41 million and approximately $3.14 to $4.84 based on the Thomson consensus 2022E Adjusted EBITDA of Frank’s of $66 million.

Moelis also compared such implied range of equity values for Frank’s with the market capitalization of Frank’s of $1,106 million as of March 5, 2021 and such implied range of share prices for the Frank’s Common Stock with the closing trading price of the Frank’s Common Stock of $4.78 per share on March 5, 2021.

Expro

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the Offshore Focused Companies and the Manufacturing Companies of (i) 9.0x to 17.0x to 2021E Adjusted EBITDA of Expro included in the Expro projections and (ii) 8.0x to 14.0x to 2022E Adjusted EBITDA of Expro included in the Expro projections. These ranges were informed by the then trading levels for Frank’s, the Offshore Focused Companies (taking into account the wide range of multiples and related factors described above) and the Manufacturing Companies. Moelis noted that Dril-Quip’s trading multiples had recently increased materially and that it did not include Dril-Quip’s multiples in selecting the reference ranges.

Although it selected the same multiple reference ranges for Expro as it had for Frank’s because of the wide range of multiples and related factors described above, Moelis noted that Expro could justify a higher multiple range due to its larger scale and greater stability of revenue and earnings throughout the recent sector cycle.

The standalone implied ranges of equity values for Expro and implied ranges of share prices for Expro Ordinary Shares derived from the Selected Publicly Traded Companies Analysis based on the selected multiple ranges described above are presented below:

	Implied Equity Value ($ in millions)		Implied Share Price ($ per share)
2021E Adj. EBITDA 2022E Adj. EBITDA	$ $	1,179 - $2,139 1,560 - $2,656	$ $	20.11 - $34.92 26.31 - $42.23

Selected Companies-Based Implied Exchange Ratio Analysis

Based on the standalone implied range of equity values for Frank’s and Expro and implied range of share prices for Frank’s Common Stock and Expro Ordinary Shares described above, Moelis calculated ranges of the implied Exchange Ratios and implied pro forma Frank’s ownership percentages, which are presented below:

	Implied Exchange Ratio	Implied Pro Forma Frank’s Ownership Percentage (1)
2021E Adj. EBITDA	10.944x - 3.834x	25.8	% - 50.9%
2022E Adj. EBITDA	11.946x - 4.759x	23.7	% - 45.2%

(1)

The high end of the range of the implied Exchange Ratios and the implied pro forma Frank’s ownership percentages represents the high end of the implied share price range or implied equity value range of Frank’s versus the low end of the implied share price range or implied equity value range of Expro, respectively. The low end of the range of the implied Exchange Ratios and the implied pro forma Frank’s ownership percentages represents the low end of the implied share price range or implied equity value range of Frank’s versus the high end of the implied share price range or implied equity value range of Expro, respectively.

Moelis compared the range of the implied Exchange Ratios above to the Exchange Ratio of 7.272 in the Merger and the range of the implied pro forma Frank’s ownership percentages above to the pro forma Frank’s ownership percentage of approximately 34.5%.

Discounted Cash Flow Analysis—Pro Forma Combined

Moelis performed a DCF analysis of the Combined Company to calculate the present value of the estimated pro forma future unlevered free cash flows projected by the managements of Frank’s and Expro to be generated by the Combined Company and an estimate of the present value of the pro forma terminal value of the Combined Company.

Moelis calculated the Combined Company’s pro forma unlevered free cash flow as Adjusted EBITDA, as further adjusted for capital expenditures, changes in working capital, cash taxes, pension contributions and other cash adjustments, all as provided by Frank’s and Expro (see “—Combined Company Projections” on page 83). In calculating the Combined Company’s pro forma unlevered free cash flow, Moelis included estimated run-rate synergies achieved by December 31, 2023 of $70 million, as provided by Frank’s, and estimated implementation costs to achieve such run-rate synergies of $35 million, as provided by Frank’s. The DCF analysis of the Combined Company also took into account the Closing Date TRA Payment and estimated total transaction fees and expenses, as provided by Frank’s.

Moelis utilized a range of discount rates of 10.375% to 14.125% based on an estimated range of the Combined Company’s WACC. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the Selected Companies described above, and (iii) an equity risk premium and a size premium, each obtained from Duff & Phelps Cost of Capital Navigator dated December 31, 2020. Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2020 of (i) estimated pro forma after-tax unlevered free cash flows of the Combined Company for the calendar years ending December 31, 2021 through December 31, 2025 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 6.2x to 9.2x to the average of the Combined Company’s pro forma Adjusted EBITDA for the calendar years ending December 31, 2021 through December 31, 2025. Moelis selected the terminal value multiple range by reference to the long-term trading multiples of the Selected Companies described above for the calendar years 2008 through 2014. Moelis used the calendar years 2008 through 2014 to select a long-term mid-cycle average terminal multiple range because, following 2014, the oil and gas industry experienced unusual volatility as a result of the significant decline in commodity prices which materially impacted the underlying operating performance and stock prices for publicly traded oil and gas companies. Moelis viewed the 2008 through 2014 period, which pre-dated such volatility, as representative of a normalized environment, and therefore utilized trading multiples from that period to select a long-term mid-cycle average.

In calculating the pro forma implied equity value of the Combined Company, Moelis separately valued the (i) pro forma U.S. NOLs of the Combined Company using estimates of pro forma cash tax savings of the Combined Company provided by Frank’s and taking into account a U.S. federal corporate tax rate of 21% and (ii) estimated pension contributions beyond 2025 provided by Expro.

The pro forma implied range of share prices for the Combined Company derived from the DCF analysis is presented below:

Implied Share Price ($ per share)
$3.15 - $4.65

Moelis also compared the pro forma implied range of share prices of the Combined Company to the closing trading price of the Frank’s Common Stock of $4.78 on March 5, 2021.

Selected Publicly Traded Companies Analysis—Pro Forma Combined

Moelis performed a selected publicly traded companies analysis of the Combined Company using the same Selected Companies described above under “—Selected Publicly Traded Companies Analysis – Standalone.” Specifically, Moelis applied ranges of selected multiples derived from the Offshore Focused Companies and the Manufacturing Companies of (i) 9.0x to 17.0x to the pro forma 2021E Adjusted EBITDA of the Combined Company, as provided by Frank’s and Expro, and (ii) 8.0x to 14.0x to the pro forma 2022E Adjusted EBITDA of the Combined Company, as provided by Frank’s and Expro. In performing this analysis, Moelis utilized the Combined Company’s pro forma Adjusted EBITDA amounts that included estimated gross synergies achieved by December 31, 2021 and December 31, 2022, as provided by Frank’s. The Selected Publicly Traded Companies Analysis of the Combined Company also took into account estimated implementation costs to achieve such synergies of $35 million, as provided by Frank’s, the Closing Date TRA Payment and estimated total transaction fees and expenses, as provided by Frank’s.

The pro forma ranges of implied share prices for the Combined Company derived from the selected publicly traded companies analysis are presented below:

Implied Share Price ($ per share)
2021E Adj. EBITDA	$3.22 - $5.76
2022E Adj. EBITDA	$4.14 - $6.98

Moelis also compared these pro forma implied ranges of share prices for the Combined Company to the closing trading price of the Frank’s Common Stock of $4.78 on March 5, 2021.

DCF-Based Has/Gets Analysis

Moelis performed a has/gets analysis to calculate value accretion/dilution to the pre-Merger holders of the Frank’s Common Stock implied by the Merger based on the standalone DCF analysis of Frank’s and the pro forma DCF analysis of the Combined Company described above. This has/gets analysis compared the standalone implied equity value of Frank’s based on the DCF analysis of Frank’s with the pro forma implied equity value of the Combined Company that will be owned by the pre-Merger holders of Frank’s Common Stock after giving effect to the Merger (assuming a pro forma Frank’s ownership percentage of 34.5%) based on the DCF analysis of the Combined Company.

For the standalone implied DCF equity value of Frank’s, Moelis utilized a WACC range of 10.75% to 14.5%, a terminal multiple range of 5.5x to 8.5x. For the pro forma implied DCF equity value of the Combined Company, Moelis utilized a WACC range of 10.375% to 14.125%, a terminal multiple range of 6.2x to 9.2x.

Based on the DCF analysis, Moelis calculated a standalone implied range of equity values for Frank’s of approximately $706 million to $982 million (resulting in a range of implied share prices for Frank’s Common Stock of approximately $3.03 to $4.22) and pro forma implied range of equity values for the Combined Company that would be owned by the pre-Merger holders of Frank’s Common Stock after giving effect to the Merger (assuming a pro forma Frank’s ownership percentage of 34.5%) of approximately $732 million to $1,083 million (resulting in a corresponding range of implied share prices for Frank’s Common Stock of approximately $3.15 to $4.65). Moelis noted such increase in the implied share price for Frank’s Common Stock to be approximately 4% to 10%.

Selected Publicly Traded Companies-Based Has/Gets Analysis

Moelis performed a has/gets analysis to calculate value accretion/dilution to the pre-Merger holders of the Frank’s Common Stock implied by the Merger based on the standalone selected publicly traded companies analysis of Frank’s and the pro forma selected publicly traded companies analysis of the Combined Company described above. This has/gets analysis compared the standalone implied equity value of Frank’s based on the selected publicly traded companies analysis of Frank’s with the pro forma implied equity value of the Combined Company that would be owned by the pre-Merger holders of Frank’s Common Stock after giving effect to the Merger (assuming a pro forma Frank’s ownership percentage of 34.5%) based on the selected publicly traded companies analysis of the Combined Company.

Based on its professional judgment and experience, Moelis applied the midpoint multiple of 13.0x to the 2021E Adjusted EBITDA of Frank’s included in the Frank’s projections and pro forma 2021E Adjusted EBITDA of the Combined Company based on the Frank’s projections and the Expro projections. Based on the selected multiple, Moelis calculated a standalone implied equity value for Frank’s of approximately $982 million (resulting in an implied share price for Frank’s Common Stock of approximately $4.22) and pro forma implied equity value of the Combined Company that would be owned by the pre-Merger holders of Frank’s Common Stock after giving effect to the Merger (assuming a pro forma Frank’s ownership percentage of 34.5%) of approximately $1,046 million (resulting in an implied share price for Frank’s Common Stock of approximately $4.49). Moelis noted such increase in implied share price for Frank’s Common Stock to be approximately 6%.

Based on its professional judgment and experience, Moelis applied the midpoint multiple of 11.0x to the 2022E Adjusted EBITDA of Frank’s included in the Frank’s projections and pro forma 2022E Adjusted EBITDA of the Combined Company based on the Frank’s projections and the Expro projections. Based on the selected multiple, Moelis calculated a standalone implied equity value for Frank’s of approximately $1,055 million (resulting in an implied share price for Frank’s Common Stock of approximately $4.53) and pro forma implied equity value of the Combined Company that would be owned by the pre-Merger holders of Frank’s Common Stock after giving effect to the Merger (assuming a pro forma Frank’s ownership percentage of 34.5%) of approximately $1,295 million (resulting in an implied share price for Frank’s Common Stock of approximately $5.56). Moelis noted such increase in implied share price for Frank’s Common Stock to be approximately 23%.

Other Information

Moelis also noted for the Frank’s Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes only, including, among other things:

Moelis reviewed the historical trading performance of the Frank’s Common Stock over a 52-week period ending March 5, 2021, which ranged from an intraday low of $1.49 per share to a high of $5.44 per share. Moelis compared the range with the closing trading price of the Frank’s Common stock of $4.78 per share on March 5, 2021.

Moelis also reviewed publicly available Wall Street research analysts’ stock price targets for shares Frank’s Common stock published as of March 5, 2021, which ranged from $2.50 to $7.00 per share. Moelis compared this range with the closing trading price of the Frank’s Common Stock of $4.78 per share on March 5, 2021.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to Frank’s or Expro. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Frank’s nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Except as described in this summary, Frank’s and the Frank’s Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The Exchange Ratio was determined through arms’ length negotiations between Frank’s, on the one hand, and Expro, on the other, and was approved by the Frank’s Board and the Expro Board. Moelis did not recommend any specific consideration to Frank’s or the Frank’s Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as financial advisor to Frank’s in connection with the Merger. Frank’s agreed to pay Moelis certain fees for its services, including an opinion fee of $1.5 million upon delivery of any opinion (regardless of the conclusion reached in that opinion) and a transaction fee upon consummation of the Merger. The opinion fee is offset against the transaction fee. The transaction fee is calculated by reference to the value of Frank’s equity as of the closing date. Based on the closing price of Frank’s common stock as of June 1, 2021, the aggregate fees payable by Frank’s to Moelis would have been $8.1 million.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Frank’s, Expro or their respective affiliates. Moelis had not provided investment banking or other services unrelated to the Merger to Frank’s or Expro in the two years prior to the date of its opinion. In the future Moelis may provide such services to Frank’s or Expro or their affiliates and may receive compensation for such services.

Frank’s selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with Frank’s. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Unaudited Prospective Financial Information

Frank’s does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Frank’s is including certain unaudited prospective financial information in this section of this proxy statement/prospectus because it was among the financial information made available in connection with the Frank’s Special Committee’s, the Frank’s Supervisory Board’s and the Frank’s Management Board’s respective evaluations of the Merger and the other transactions contemplated by the Merger Agreement. Certain of the unaudited prospective financial information was used by Moelis in connection with its financial analysis and opinion described in the section titled “– Opinion of Frank’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of Frank’s, Expro, any of their respective advisors or other representatives or any other recipient of this information considered or now considers it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance. Actual future results could vary materially from such prospective financial information. As such, Frank’s shareholders are cautioned not to place undue reliance on the unaudited prospective financial information, including whether to vote for the Merger Related Proposals or any other matter.

This information was prepared solely for internal use and is subjective in many respects. The Frank’s projections and the Combined Company projections were based solely upon information available to Frank’s management and the Expro projections were based solely upon information available to Expro’s management, in each case at the time of their preparation.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of Frank’s and Expro’s management. These assumptions include, but are not limited to, Frank’s and Expro’s future results, oilfield services industry activity, commodity prices, demand for natural gas and crude oil, capital availability, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Frank’s and Expro can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized.

In addition, since the unaudited prospective financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Frank’s and Expro’s business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Frank’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of the independent registered public accounting firm to Frank’s contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of Frank’s, and such report does not extend to the unaudited prospective financial information included below and should not be read to do so. The reports of Expro’s independent registered public accounting firms contained in this proxy statement/prospectus relate to historical financial information of Expro, and such reports do not extend to the unaudited prospective financial information included below and should not be read to do so. The unaudited prospective financial information set forth in this section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information” has been prepared by, and is the responsibility of Frank’s management and, with respect to the Expro projections, by Expro management.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Frank’s and Expro can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Frank’s and Expro do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account all the possible financial and other effects on Frank’s or Expro of the Merger, the effect on Frank’s or Expro of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the unaudited prospective financial information does not take into account the effect on Frank’s or Expro of any possible failure of the Merger to occur. None of Frank’s, Expro, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Frank’s or Expro shareholder or other person regarding Frank’s or Expro’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Frank’s, Expro, their respective advisors or any other person that it is viewed as material information of Frank’s or Expro, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering the uncertainties inherent in any forecasted information, holders of Frank’s common shares are cautioned not to place undue reliance on such information, and Frank’s urges all holders of Frank’s common shares to review Frank’s most recent SEC filings for a description of Frank’s reported financial results. See the section entitled “Where You Can Find More Information.”

Frank’s Projections

In preparing the Frank’s projections described below, Frank’s management made numerous assumptions regarding Frank’s business, including, but not limited to:

•

Market growth assumptions during the 2021 through 2025 forecast period, which were based on management’s views of macro-economic patterns that influence the industry and published industry information from reputable sources such as Spears and Associates, including (i) West Texas Intermediate crude oil prices increasing from $43.89 per barrel in 2021 to $56.98 per barrel in 2025 and Brent crude oil prices increasing from $48.24 in 2021 to $62.12 in 2025 and (ii) the following ranges of assumptions as to domestic and international rig and well counts and global drilling and completion spending:

	Offshore	Onshore
Rig Count
North America	18-35	496-1,050
International	195-225	686-720
Well Count
North America	155-290	12,491-25,745
International	1,620-1,740	6,425-6,905
Drilling and Completion Spending ($ in billions)
North America	$4.0-$9.0	$57.0-$122.0
International	$45.0-$53.0	$25.0-$29.0

•

Revenue growth relied on a combination of the aforementioned market growth over the period as well as continued expansion and market share gains of existing product lines through internal markets in the existing Frank’s cementing and drilling tools product lines;

•	Domestic and offshore oilfield service pricing would remain steady without experiencing material improvement given the highly competitive environment within the sector;

•

Capital discipline themes that have emerged as investor focus has been placed on capital returns would be sustained through the projection period and management would be able to effectively limit incremental capital expenditure (“capex”) demands with minimal maintenance capex and new technology introductions;

•	Additional margin expansion would occur as a consequence of Frank’s Profitability Improvement Plan (“PIP”) and operating leverage in the projection period;

•

Support costs predominately including selling, general and administrative expenses as well as other fixed support costs would be held steady and only subjected to inflationary pressures over the projection period after giving effect to the PIP; and

•

No incremental significant changes in domestic or international tax regimes would be experienced during the projection period and the effective tax rate would largely be limited by the amount of revenue generated in jurisdictions that have revenue-based taxes given significant net operating losses available to the company.

The following table presents selected unaudited prospective financial data of Frank’s (referred to herein as the “Frank’s projections”):

	Year ended December 31,
	2021E	2022E	2023E	2024E	2025E
	(in Millions)
Total Revenues	$451	$523	$599	$655	$723
Adjusted EBITDA (1)	$60	$77	$110	$137	$166
Capital Expenditures	$25	$24	$27	$32	$40
Unlevered Free Cash Flow (2)	$20	$36	$57	$67	$80
Cash Tax Savings (3)	—	—	$3	$6	$9

(1)

Adjusted EBITDA is defined as net income (loss) before interest income, net, income tax benefit or expense, depreciation and amortization, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, unrealized and realized gain or loss, the effects of the Original TRA, other non-cash adjustments and other charges or credits.

(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA, as further adjusted for capital expenditures, changes in working capital, cash taxes, and other cash adjustments incurred during the period. Unlevered Free Cash Flow does not include any Cash Tax Savings resulting from the utilization of U.S. NOLs through the projection period.

(3)	Cash Tax Savings calculated as U.S. NOL usage multiplied by the applicable forecasted annual effective tax rate.

Expro Projections

In preparing Expro’s projections described below, Expro’s management made numerous assumptions regarding Expro’s business, including, but not limited to:

•

Market growth assumptions based on management’s views of macro-economic patterns that influence the industry, including oil and gas commodity prices, drilling and completion spending, and spending for intervention and other production enhancement services. Management’s view was informed by industry published information from reputable and well-known sources such as Rystad and Spears and Associates;

•

Revenue growth relied on a combination of the aforementioned market growth over the period as well as significant expansion and market share gains of the newly developed and acquired intervention technologies globally;

•	Domestic and offshore oilfield service pricing would remain steady without experiencing material improvement given the highly competitive environment within the sector;

•	Capital expenditures during the projection period would be driven by the expected maintenance capital needs of the organization as well as construction of new intervention equipment;

•	Additional margin expansion would occur as a consequence of improved operating efficiency during the projection period;

•

Support costs predominately including selling, general and administrative expenses as well as other fixed support costs would be held constant as a percentage of revenue during the projection period; and

•

No incremental significant changes in domestic or international tax regimes would be experienced during the projection period and the effective tax rate would remain generally constant as a percentage of revenue.

The following table presents the selected unaudited prospective financial data of Expro (the “Expro projections”):

	Year ended December 31,
	2021E	2022E	2023E	2024E	2025E
	(in Millions)
Total Revenues	$730	$915	$1,024	$1,131	$1,240
Adjusted EBITDA (1)	$120	$183	$214	$259	$294
Capital Expenditures	$78	$68	$87	$98	$91
Unlevered Free Cash Flow (2)	$4	$51	$66	$97	$134
Cash Tax Savings (3)	0	$1	$2	$2	$3

(1)	Adjusted EBITDA is defined as net (loss) income, adjusted for (a) income tax (benefit) expense, (b) depreciation and amortization, (c) impairment charges, (d) severance and other charges, net, (e)

reorganization items, net, (f) gain on disposal of group of assets, (g) other income, net, and (h) interest and other finance charges, net.
(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA, as further adjusted for capital expenditures, changes in working capital, cash taxes, pension contributions and other cash adjustments incurred during the period. Unlevered Free Cash Flow does not include any Cash Tax Savings resulting from the utilization of U.S. NOLs through the projection period.

(3)	Cash Tax Savings calculated as U.S. NOL usage multiplied by the applicable forecasted annual effective tax rate.

Combined Company Projections

Frank’s management also prepared unaudited prospective financial information for the Combined Company for the years 2021 through 2025 using the Frank’s projections and the Expro projections (the “Combined Company projections”). Frank’s management included the impact of potential reductions in general and administrative costs on a pro forma prospective basis following the closing of the Merger of $70 million annually projected to be fully implemented by 2023 and gave pro forma effect to the anticipated tax attributes of the Combined Company. Frank’s management did not include the impact of potential commercial synergies resulting from the combination of the commercial operations of Frank’s and Expro following the closing of the Merger. The following table presents the Combined Company projections:

	Year ended December 31,
	2021E	2022E	2023E	2024E	2025E
	(in Millions)
Total Revenues	$1,181	$1,438	$1,623	$1,786	$1,963
Adjusted EBITDA (1)	$185	$315	$394	$466	$530
Capital Expenditures	$103	$91	$114	$130	$131
Unlevered Free Cash Flow (2)	$28	$130	$181	$225	$278
Cash Tax Savings (3)	$—	$6	$10	$13	$16

(1)

Adjusted EBITDA is defined as net (loss) income, adjusted for (a) income tax (benefit) expense, (b) depreciation and amortization, (c) impairment charges, (d) severance and other charges, net, (e) reorganization items, net, (f) gain on disposal of group of assets, (g) other income, net, and (h) interest and finance charges, net.

(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA, as further adjusted for capital expenditures, changes in working capital, cash taxes, pension contributions and other cash adjustments incurred during the period. Unlevered Free Cash Flow does not include any Cash Tax Savings resulting from the utilization of U.S. NOLs through the projection period.

(3)	Cash Tax Savings calculated as U.S. NOL usage multiplied by the applicable forecasted annual effective tax rate.

Certain of the measures included in the Frank’s projections, the Expro projections and the Combined Company projections are non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Frank’s and Expro are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

FRANK’S DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FRANK’S PROJECTIONS, THE EXPRO PROJECTIONS OR THE COMBINED COMPANY PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE OF THE MERGER AGREEMENT OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING ANY SUCH PROJECTIONS ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of Frank’s Directors and Executive Officers in the Merger

In considering the recommendation of the Frank’s Board that Frank’s shareholders vote “FOR” the Merger Proposal and the Non-Binding Compensation Advisory Proposal, Frank’s shareholders should be aware that Frank’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Frank’s shareholders generally. These interests include, but are not limited to, the treatment of Frank’s equity-based awards in the Merger, potential severance payments and benefits in connection with the Merger and the potential entitlement of Frank’s directors who own interests in Mosing Holdings to a portion of the payments to be made by Frank’s to Mosing Holdings pursuant to the A&R TRA. The Frank’s Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-Related Proposals.

The following discussion sets forth certain of these interests in the Merger of each person who has served as an executive officer or non-employee director of Frank’s since January 1, 2020.

A&R TRA

Frank’s Supervisory Board directors D. Keith Mosing, Erich L. Mosing and Kirkland D. Mosing are members of Mosing Holdings and may be entitled to a portion of the payments to be made by Frank’s to Mosing Holdings pursuant to the A&R TRA, including the Closing Date TRA Payment. Pursuant to the A&R TRA, FICV and Mosing Holdings have agreed, among other things, to settle the early termination payment obligations that would otherwise be owed to Mosing Holdings under the Original TRA as a result of the Merger in exchange for the payment by Frank’s to Mosing Holdings of $15 million cash at the Closing and certain other contingent payments by Frank’s to Mosing Holdings made in the future in the event the Combined Company realizes cash tax savings from tax attributes covered under the Original TRA during the ten year period following the Closing Date in excess of $18,057,000 as more fully described in the A&R TRA. For more information on the A&R TRA, see “Transactions with Related Persons”.

Treatment of Frank’s Equity-Based Awards in the Merger

Frank’s has historically granted both time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) under the Frank’s International N.V. 2013 Long Term Incentive Plan (the “LTIP”). RSUs and PRSUs, whether vested or unvested, that are outstanding immediately prior to the Effective Time of the Merger will continue and otherwise be subject to the same terms and conditions as were applicable to such equity-based awards immediately prior to the Effective Time.

The number of outstanding equity-based awards held by each executive officer of Frank’s as of April 1, 2021 is set forth below.

Name	Number of Shares Subject to RSU Awards	Number of Shares Subject to PRSU Awards (1)
Michael C. Kearney	828,329	1,081,569
Melissa Cougle	183,356	168,635
Steven Russell	172,210	204,026
Nigel Lakey	102,581	117,362
John Symington	145,724	175,008

(1)	The number of shares subject to the PRSU awards assumes payout at 100% of the target level for each executive officer (maximum payout is 200% of the target level).

As the RSUs and PRSUs held by Frank’s executive officers are being continued following the Effective Time of the Merger, no monetary value is being received by Frank’s executive officers by virtue of the closing of the Merger. However, the vesting of any such continued awards will accelerate in the event of an executive officer’s Involuntary Termination (as such term is defined below) following the Merger. For an estimate of the amounts that would be payable to each of Frank’s Named Executive Officers upon the vesting and settlement of their unvested equity-based awards upon an Involuntary Termination following the Merger, see “—Quantification of Payments and Benefits to Frank’s Named Executive Officers” below. As described below under “—Potential Severance Payments and Benefits in Connection with the Merger—Long-Term Incentive Plan,” the accelerated vesting provisions applicable to each outstanding PRSU award upon an Involuntary Termination were amended effective March 10, 2021.

Pursuant to the terms of the underlying award agreements, all outstanding RSUs held by Frank’s non-employee directors as of the Effective Time of the Merger will accelerate at the Effective Time of the Merger. None of Frank’s non-employee directors hold any other equity-based awards under the LTIP.

The number of equity-based awards held by each non-employee director of Frank’s as of April 1, 2021 is set forth below.

Non-Employee Director Name	Number of Shares Subject to RSU Awards
Michael E. McMahon	54,914
Robert W. Drummond	54,914
D. Keith Mosing	54,914
Kirkland D. Mosing	54,914
Melanie M. Trent	54,914
Alexander Vriesendorp	54,914
Erich L. Mosing	54,914
L. Don Miller	54,914
S. Brent Mosing (1)	—
William B. Berry(1)	—

(1)	Messrs. S. Brent Mosing and Berry ceased service as non-employee directors of Frank’s in May 2020.

Potential Severance Payments and Benefits in Connection with the Merger

Long Term Incentive Plan

Each of Frank’s executive officers participates in the LTIP and holds outstanding RSUs and PRSUs under the LTIP. As described above under “—Executive Compensation—Potential Payments Upon Termination or a Change in Control—Long Term Incentive Plan,” in accordance with the terms of the CIC Severance Plan, the RSUs and PRSUs granted to Frank’s executive officers under the LTIP will receive accelerated vesting upon an executive officer’s “Involuntary Termination” (as defined in the CIC Severance Plan and described below as certain terminations of employment within 24 months following a “Change in Control” (as defined in the LTIP)). On March 10, 2021, the Compensation Committee approved an amendment to all outstanding PRSU awards and to the CIC Severance Plan to clarify that upon such qualifying post-Change in Control termination, the number of PRSUs that shall become earned and vested shall be based on the greater of (i) actual performance through the date of termination and (ii) the 100% target payout level for such awards.

A “Change in Control” is generally defined in the LTIP as one of the following events: (i) the consummation of an agreement to acquire, or a tender offer for beneficial ownership of, 50% or more of either the then outstanding shares of common stock, or the combined voting securities that are entitled to vote in the election of directors; (ii) individuals who are on our board of directors on the effective date of our LTIP or any individuals whose election or appointment was approved by a majority of the board of directors as of that date

(the “Incumbent Board”) cease to constitute a majority of the members of the board; (iii) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, where following such transaction, (a) our outstanding common stock or voting securities are converted into or exchanged for securities which represent more than 50% of the then outstanding shares of securities of the entity resulting from the transaction, (b) no person beneficially owns 20% or more of the then outstanding securities of the entity resulting from the transaction, or (c) at least a majority of the members of the board of directors or similar governing body of the entity resulting from the transaction were members of the Incumbent Board at the time of the execution of the agreement leading to the transaction; or (iv) our shareholders approve our complete liquidation or dissolution.

The Merger will constitute a “Change in Control” under the LTIP. For the quantification of the value of the accelerated vesting for RSUs and PRSUs that would be payable to each of Frank’s Named Executive Officers in the event of such Named Executive Officer’s Involuntary Termination following the Merger, see the “Equity” column of the table below under “—Quantification of Payments and Benefits to Frank’s Named Executive Officers.”

Executive Change-in-Control Severance Plan

Each of Frank’s executive officers participates in the Frank’s International N.V. Amended and Restated U.S. Executive Change-in-Control Severance Plan (the “CIC Severance Plan”). Although Mr. Kearney is a participant in the CIC Severance Plan and is eligible to receive the cash severance payments and benefits under the terms of the CIC Severance Plan, the terms of his equity awards are governed by his offer letter (as described below under “—Offer Letter with Mr. Kearney”) rather than the CIC Severance Plan.

As described above under “—Long Term Incentive Plan,” the terms of the CIC Severance Plan were amended on March 10, 2021 to clarify that accelerated vesting of PRSUs pursuant to the terms of the CIC Severance Plan shall be based on the greater of (i) actual performance as of the date of the Change in Control and (ii) the 100% target payout level for such awards.

The CIC Severance Plan provides for the following severance benefits if an executive officer incurs an Involuntary Termination, subject to the timely delivery of a release by the executive officer: (i) two times the sum of the executive officer’s (A) Base Salary (as defined below) and (B) Target Bonus Amount (as defined below) to be paid in equal monthly installments over ten months; (ii) a lump sum payment of $22,500 in consideration of health care continuation to be paid on the last day of the month that is 60 days following the date of termination; (iii) a lump sum cash amount equal to the executive’s target annual incentive opportunity for the year of termination, pro-rated through and including the date of termination; (iv) accelerated vesting of any outstanding equity-based awards pursuant to the LTIP, with vesting of PRSUs determined based on the greater of (A) actual performance through the date of termination or (B) the 100% target payout level under the applicable awards; and (v) outplacement assistance benefits, as provided in each individual participation agreement (up to a maximum of $15,000). The CIC Severance Plan also provides that in the event that payments to be made to a participant would constitute excess parachute payments subject to excise taxes under Section 4999 of the Code, then the amount of those payments must either (i) be reduced so that the total compensation received by the executive officer in connection with the transaction is $1.00 less than the amount that would cause the officer to incur such excise tax or (ii) paid in full, whichever results in the better net after tax position for the executive officer. In no event is Frank’s required to provide tax gross-up payments to any executive officer.

For purposes of the CIC Severance Plan, the terms below are generally defined as follows:

•

“Base Salary” means the highest annual rate of base salary of an executive officer in effect during the six (6) month period ending immediately prior to (i) a “change in control” or (ii) the executive officer’s Involuntary Termination, whichever results in the greater amount.

•	“Target Bonus Amount” means an amount equal to the product of (i) the executive officer’s Base Salary and (ii) the executive officer’s target bonus percentage for the fiscal year in which the

Involuntary Termination occurs. For this purpose, the “target bonus percentage” shall be the highest percentage in effect for the executive officer for the applicable fiscal year.

•

“Cause” means a determination by the Company or the employing affiliate (the “Employer”) that the executive (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his or her duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform the executive’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of the CIC Severance Plan or the accompanying Participation Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•	“Change in Control” or “CIC” has the meaning given to such term under the LTIP (as defined above).

•

“Good Reason” means the occurrence, on or within 24 months after the date upon which a CIC occurs, of any one or more of the following: (i) a material reduction in the authority, duties, or responsibilities of a covered executive from those applicable to him immediately prior to the date on which the CIC occurs; (ii) a material reduction in a covered executive’s annual rate of base salary or target annual bonus opportunity in effect immediately prior to the CIC; (iii) a change in the location of a covered executive’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the CIC occurs unless such relocation is agreed to in writing by the covered executive; provided, however, that a relocation scheduled prior to the date of the CIC shall not constitute Good Reason; (iv) any material breach by the Company or the Employer of their obligations under the CIC Severance Plan; (v) the failure of any successor or assigns of the Company and/or the Employer to assume the obligations of the Company and the Employer under the CIC Severance Plan; or (vi) the receipt of a written notice, within the 24-month period following a CIC, of termination of the CIC Severance Plan or of any amendment that would adversely reduce the covered executive’s potential severance payments or benefits or his or her coverage under the CIC Severance Plan.

•

“Involuntary Termination” means an executive officer’s termination of employment that occurs within two years following a Change in Control and which is (i) by Frank’s without Cause (and not due to retirement, death or disability) or (ii) by the executive officer for Good Reason.

The Merger will constitute a Change in Control under the LTIP and the CIC Severance Plan. For the quantification of the value of the severance payments and benefits described above that would be payable to Frank’s Named Executive Officers in the event of an Involuntary Termination following the Merger, see the table below under “—Quantification of Payments and Benefits to Frank’s Named Executive Officers.”

Offer Letter with Mr. Kearney

Mr. Kearney became a participant in the CIC Severance Plan in 2019, and as a consequence forfeited any right to severance benefits under the terms of his Offer Letter, except with respect to the treatment of his outstanding equity awards pursuant to certain qualifying terminations of employment, which continue to be governed by the terms of his Offer Letter, as described under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Offer Letter with Mr. Kearney.” The terms of Mr. Kearney’s Offer Letter were amended on March 10, 2021 to provide that upon his involuntary or mutually agreed termination of employment as Frank’s Chief Executive Officer, he will become entitled to accelerated vesting of his outstanding equity awards granted pursuant to the LTIP, with vesting determined for any such awards that are subject to performance criteria based on actual performance through the date of such termination of employment, provided that Mr. Kearney satisfies certain restrictive covenants during the remainder of the original vesting period under the award agreements, and provided further that if such termination of employment occurs within the 24-month period following a Change in Control (as such term is defined under the LTIP and described above), vesting shall be based on the greater of (i) actual performance through the date of termination of employment and (ii) the 100% target payout level under the applicable award.

Increases to Base Salary

As described in the “Compensation Discussion and Analysis,” in February of 2021, the Compensation Committee approved the restoration of salaries of the Named Executive Officers, effective as of April 1, 2021, to the full amount of their salaries in place at the beginning of 2020. In addition, the Compensation Committee approved market-based adjustments to the base salary levels of Ms. Cougle and Mr. Russell. The revised base salaries are reflected in the below table.

Name	2021 Annual Base Salary
Michael C. Kearney	$750,000
Melissa Cougle	$400,000
Steven Russell	$410,000
Nigel Lakey	$350,000
John Symington.	$375,000

Indemnification and Insurance

The Merger Agreement provides that the executive officers and non-employee directors of Frank’s and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the Effective Time of the Merger.

Quantification of Payments and Benefits to Frank’s Named Executive Officers

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Frank’s Named Executive Officers could receive in connection with the Merger. Such amounts have been calculated assuming that:

•	the Closing of the Merger occurs on April 1, 2021;

•

the closing price of a share of Frank’s common stock at the Effective Time of the Merger is $4.49, which represents the average closing price of a share of Frank’s common stock over the first five business days following the first public announcement of the Merger (March 11, 2021, March 12, 2021, March 15, 2021, March 16, 2021 and March 17, 2021);

•

each of Frank’s Named Executive Officers experiences an Involuntary Termination under the CIC Severance Plan and, in addition, Mr. Kearney experiences an involuntary termination of employment as Frank’s Chief Executive Officer under his Offer Letter, in each case, immediately following the Effective Time of the Merger;

•	Frank’s performance-based equity-based awards will accelerate and vest based on 100% target performance;

•	the amount of Base Salary for each of Frank’s Named Executive Officers remains unchanged from the amount determined as of the date hereof;

•	none of Frank’s Named Executive Officers receives any additional equity-based awards following the date hereof;

•

each of Frank’s Named Executive Officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits; and

•	no payments or benefits to be made to an executive officer will be required to be reduced pursuant to the parachute payment provisions of the CIC Severance Plan described above.

Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Frank’s Named Executive Officers, if any, may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash (1)	Equity (2)	Perquisites/ Benefits (3)	Total
Michael C. Kearney	$3,184,932	$8,575,442	$37,500	$11,797,874
Melissa Cougle	$1,698,630	$1,580,439	$37,500	$3,316,569
Steven Russell	$1,741,096	$1,689,300	$37,500	$3,467,896
Nigel Lakey	$1,289,726	$987,544	$37,500	$2,314,770
John Symington	$1,381,849	$1,440,087	$37,500	$2,859,436

(1)

Amounts shown reflect cash severance payments under the CIC Severance Plan, which consist of (i) two times the sum of the executive officer’s (A) Base Salary and (B) Target Bonus Amount, and (ii) each of Frank’s Named Executive Officer’s pro-rated annual target bonus for 2021 through the assumed Closing Date of April 1, 2021. The cash severance payments are considered to be “double-trigger” payments, which means that an Involuntary Termination (which is defined as a qualifying termination of employment within 24 months following a Change in Control such as the Merger) must occur prior to such payments being provided to the Named Executive Officer (see the section entitled “—Executive Change in Control Severance Plan”). The estimated amount of each such payment is set forth in the table below:

Named Executive Officer	Severance (a)	Pro-rated Bonus (b)
Michael C. Kearney	$3,000,000	$184,932
Melissa Cougle	$1,600,000	$98,630
Steven Russell	$1,640,000	$101,096
Nigel Lakey	$1,225,000	$64,726
John Symington	$1,312,500	$69,349

(a)	In accordance with the terms of the CIC Severance Plan, these amounts reflect two (2) times the sum of each Named Executive Officer’s (i) Base Salary and (ii) Target Bonus Amount.
(b)	These amounts assume an Involuntary Termination of April 1, 2021, such that each Named Executive Officer would receive one-fourth of his or her target annual bonus for 2021.

(2)

Amounts shown reflect the sum of the potential value that each Frank’s Named Executive Officer could receive in connection with the accelerated vesting of (i) the RSU awards and (iii) the PRSU awards based on target performance of 100% (as more fully described under the section entitled “—Treatment of Frank’s Equity-Based Awards in the Merger” and “—Executive Change in Control Severance Plan”). The amounts reflect the assumption that the PRSU awards will settle at target performance of 100% but it is possible that the PRSU awards could settle based on actual performance through the Effective Time of the Merger if actual performance is greater than target performance. Consequently, the amounts received by the Frank’s Named Executive Officers could be greater than the amounts shown if actual performance with respect to the PRSU awards through the Effective Time of the Merger is greater than target performance. As noted above, such Frank’s equity-based awards will not automatically accelerate upon the Closing of the Merger. Such Frank’s equity-based awards are considered to be “double-trigger,” which means that an Involuntary Termination (which is defined as a qualifying termination of employment within 24 months following a Change in Control such as the Merger) must occur prior to such acceleration being provided to the Named Executive Officer. The estimated amount of each such benefit is set forth in the table below:

Named Executive Officer	RSU Awards (a)	PRSU Awards (b)
Michael C. Kearney	$3,719,197	$4,856,245
Melissa Cougle	$823,268	$757,171
Steven Russell	$773,223	$916,077
Nigel Lakey	$460,589	$526,955
John Symington	$654,301	$785,786

(a)

These amounts reflect the number of shares of RSU awards subject to acceleration in connection with an Involuntary Termination (828,329 for Mr. Kearney, 183,356 for Ms. Cougle, 172,210 for Mr. Russell, 102,581 for Mr. Lakey, and 145,724 for Mr. Symington) multiplied by $4.49 (which represents the average closing price of a share of Frank’s common stock over the first five business days following the first public announcement of the Merger).

(b)

These amounts reflect the number of shares of PRSU awards subject to acceleration at 100% target performance in connection with an Involuntary Termination (1,081,569 for Mr. Kearney, 168,635 for Ms. Cougle, 204,026 for Mr. Russell, 117,362 for Mr. Lakey, and 175,008 for Mr. Symington) multiplied by $4.49 (which represents the average closing price of a share of Frank’s common stock over the first five business days following the first public announcement of the Merger).

(3)

Amounts shown reflect the sum of the following benefits provided under the CIC Severance Plan: (i) a lump sum cash payment of $22,500 in consideration of health care continuation and (ii) the maximum amount of outplacement benefits (i.e., $15,000) for each Frank’s Named Executive Officer. Such benefits are considered to be “double-trigger”, which means that an Involuntary Termination (which is defined as a qualifying termination of employment within 24 months following a Change in Control such as the Merger) must occur prior to such benefits being provided to the Named Executive Officer (see the section entitled “—Executive Change in Control Severance Plan”). The estimated amount of each such benefit is set forth in the table below:

Named Executive Officer	Health Care Continuation Payment (a)	Outplacement Benefits (b)
Michael C. Kearney	$22,500	$15,000
Melissa Cougle	$22,500	$15,000
Steven Russell	$22,500	$15,000
Nigel Lakey	$22,500	$15,000
John Symington	$22,500	$15,000

(a)	These amounts represent a lump sum cash payment in lieu of reimbursement for COBRA premiums.

(b)

These amounts represent the maximum aggregate value of outplacement assistance to be provided to each Frank’s Named Executive Officer in such circumstances under the CIC Severance Plan and participation agreements.

As a condition to the receipt of the payments and benefits under the CIC Severance Plan, each Frank’s Named Executive Officer must deliver a release of all claims in favor of Frank’s no later than 21 days following the date of termination and be subject to non-revocation of such release.

Indemnification and Insurance

The Merger Agreement provides that, for a period of six years from the Effective Time, Frank’s and the surviving company in the Merger shall indemnify and hold harmless, to the fullest extent permitted by applicable legal requirements, each present and former director and officer of Frank’s, Expro or any of their respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another entity if such service was at the request of Frank’s, Expro or any of their respective subsidiaries against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any legal proceeding, arising out of or related to such person’s service as a director or officer of Frank’s, Expro or their respective subsidiaries or services performed by such persons at the request of Frank’s, Expro or their respective subsidiaries at or prior to the Effective Time.

In addition, Frank’s has agreed to maintain directors’ and officers’ liability insurance for six years following the Closing Date, for each director and officer of Frank’s or Expro, as applicable, on terms that are at least as favorable to the covered parties as Frank’s or Expro’s existing insurance, as applicable, and with respect to the policy obtained for Expro’s directors and officers, on terms reasonably acceptable to Expro; provided that in connection with such insurance policies, Frank’s will not pay in respect of any one policy year annual premiums in excess of 400% of the current annual premiums paid by Frank’s and Expro, as applicable, but in such case Frank’s will purchase the maximum amount of coverage that can be obtained for 400% of the current annual premiums paid by Frank’s and Expro, as applicable.

Prior to or in connection with the Closing, Expro may purchase, subject to Frank’s consent (which shall not be unreasonably withheld, conditioned or delayed), “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Frank’s. From and after the date of the Merger Agreement, Frank’s and Expro have agreed to cooperate in good faith with respect to any efforts to obtain such “go-forward” directors’ and officers’ insurance.

Board of Directors and Executive Management Following the Merger

Pursuant to the terms of the Merger Agreement, the Combined Company Board, after the Effective Time and after giving effect to the amendment to Frank’s Articles pursuant to the Board Changes Proposal and the Board Structure Proposal, will consist of nine members, including Michael C. Kearney, D. Keith Mosing and Robert W. Drummond who were nominated by the Frank’s Supervisory Board and Michael Jardon, Brian Truelove, Eitan Arbeter, Alan Schrager and two to-be-named directors who were or will be designated by the Expro Board. Michael C. Kearney will serve as Chairman of the Combined Company Board from and after the Closing until the earlier of (i) the 2023 annual general meeting of Frank’s shareholders, (ii) the unanimous recommendation of the Nominating and Governance Committee of the Combined Company Board to appoint a new Chairman and (iii) Mr. Kearney’s death or resignation.

Following completion of the Merger, it is anticipated that the officers of Frank’s will consist of Michael Jardon, Chief Executive Officer of Expro, who will become Chief Executive Officer of the Combined Company, and Quinn Fanning, Chief Financial Officer of Expro, who will become Chief Financial Officer of the Combined Company. The remaining executive management members will be selected by the Combined Company Board.

Regulatory Clearances Required for the Merger

To complete the Merger, Frank’s and Expro must make filings with and obtain authorizations, approvals or consents from a number of regulatory authorities. These approvals include approval (subject to official notice of issuance) from the NYSE to list the new Frank’s Common Stock to be issued as merger consideration to Expro shareholders.

Frank’s and Expro derive revenues in other jurisdictions where antitrust clearances are or may be required. There is no assurance that all of the regulatory approvals described above will be obtained, and, if obtained, the date of any approvals (or conditions placed thereon) or the absence of any litigation challenging such approvals. Frank’s and Expro are not currently aware of any material governmental approvals or actions that are required for completion of the transaction other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Treatment of Expro Equity Awards

Each Expro Share Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, be assumed by Frank’s and converted into a Frank’s Stock Option to acquire shares of Frank’s Common Stock. Each such Frank’s Stock Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Expro Share Option immediately prior to the Effective Time (including with respect to vesting conditions, expiration date, and exercise provisions), except that (i) the Closing shall be deemed to be a “Public Offering” under the Frank’s Stock Option, (ii) each Frank’s Stock Option will be exercisable for that number of shares of Frank’s Common Stock (rounded, if necessary, to the nearest whole share) determined by multiplying the number of Expro Ordinary Shares subject to such Expro Share Option as of immediately prior to the Effective Time by the Exchange Ratio, and (iii) the per share exercise price for each share of Frank’s Common Stock issuable upon exercise of the Frank’s Stock Option shall be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Expro Ordinary Shares under such Expro Share Option divided by the Exchange Ratio; provided, however, that the adjustments provided in this paragraph with respect to any Expro Share Options are intended to be effected in a manner that is consistent with Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that, in the case of any Expro Share Option to which Section 422 of the Code applies, the exercise price and the number of shares of Frank’s Common Stock purchasable under such Frank’s Stock Option shall be determined in accordance with the foregoing in a manner that also satisfies the requirements of Section 424(a) of the Code.

At the Effective Time, each Expro RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be accelerated and settled into the right to receive a number of shares of Frank’s Common Stock (net of any applicable taxes and withholdings) equal to the product of the number of Expro Ordinary Shares subject to such Expro RSU Award and the Exchange Ratio (rounded, if necessary, to the nearest whole share).

Treatment of Expro Warrants

At the Effective Time, in accordance with the terms of the Expro Warrant Agreement, and in accordance with the terms of the Expro Warrants that are issued and outstanding immediately prior to the Effective Time, Frank’s will execute a replacement warrant agreement and issue to each holder of the Expro Warrants a Replacement Warrant that will be exercisable for a number of shares of Frank’s Common Stock equal to the Net Expro Warrant Shares, with an exercise price equal to the par value of Frank’s Common Stock. Under the terms of the Merger Agreement, to the extent Replacement Warrants are issued, the Exchange Ratio will be adjusted downward to take into account the Net Expro Warrant Shares.

Treatment of Frank’s and Expro Credit Agreements

In connection with the Merger, the Combined Company expects to enter into a new revolving credit facility and terminate or otherwise replace the existing Frank’s and Expro credit facilities.

Dividend Policies

Subject to certain exceptions, Dutch law provides that dividends may only be paid out of profits as shown in our annual financial statements as adopted by the general meeting of shareholders. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of paid-up capital and any reserves that must be maintained under the law or Frank’s Articles. Interim dividends may be declared as provided in the Frank’s Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up capital plus any reserves that must be maintained under the law or the Frank’s Articles as apparent from an interim statement of assets and liabilities prepared on the basis of generally accepted accounting principles. Interim dividends should be regarded as advances on the final dividend that a company intends to declare with respect to the ongoing financial year or, if the annual accounts have not yet been adopted, the previous financial year.

Should it be determined that any distribution made was not permitted, the shareholders or any other person entitled to profits must repay the dividends declared to the extent such shareholder or person was or ought to have been aware that the distribution was not permitted.

Pursuant to the Frank’s Amended Articles, the Combined Company Board will determine what portion of the Combined Company’s profit is to be held as reserves and what portion shall be distributed to the shareholders. On October 27, 2017, the Frank’s Management Board, with the approval of the Frank’s Supervisory Board, approved a plan to suspend Frank’s quarterly dividend in order to preserve capital for various purposes, including to invest in growth opportunities. The declaration and payment of dividends following the Effective Time will be at the discretion of the Combined Company Board and will depend upon, among other things, future earnings, general financial condition, liquidity, capital requirements and general business conditions of the Combined Company. Accordingly, there can be no assurance that the Combined Company will pay dividends.

Listing of Frank’s Common Stock

It is a condition to the completion of the Merger that the shares of Frank’s Common Stock to be issued to Expro shareholders pursuant to the Merger and such other shares of Frank’s Common Stock to be reserved for issuance in connection with the Merger be authorized for listing to be traded on the NYSE, subject to official notice of issuance. Upon completion of the Transactions, the NYSE ticker symbol for the Combined Company is expected to be “XPRO”.

Dissenters’ Rights

Subject to certain exceptions, Dutch law does not recognize the concept of dissenters’ rights. Accordingly, dissenters’ rights are not available to the holders of Frank’s Common Stock in connection with the Merger.

Anticipated Accounting Treatment

Frank’s prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting with Expro being considered the acquirer of Frank’s for accounting purposes. This means that Expro will allocate the purchase price to the fair value of Frank’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Frank’s and Expro are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. Frank’s shareholders are urged to read the Merger Agreement carefully and in its entirety—as well as this proxy statement/prospectus—before making any decisions regarding the Merger and the Merger Proposals.

The Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Frank’s or Expro. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	are not necessarily intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information”.

This summary is qualified in its entirety by reference to the Merger Agreement.

Terms of the Merger; Merger Consideration

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), at the Effective Time, Expro will merge with and into Merger Sub and the separate existence of Expro will cease. Merger Sub will continue as the surviving company in the Merger. At the Effective Time, each Expro Ordinary Share other than shares owned by Expro, Frank’s, Merger Sub or any subsidiary of Frank’s (but including, for the avoidance of doubt, any such shares held by any wholly-owned subsidiary of Expro), will be converted into the right to receive a number of shares of Frank’s Common Stock equal to the Exchange Ratio in accordance with the provisions of Section 233(5) of the Companies Act.

The Exchange Ratio will be equal to 7.2720, subject to adjustment as provided in the Merger Agreement including as described below under “—Treatment of Expro Warrants.” The Merger Agreement further contemplates that Frank’s will effect the Reverse Stock Split in respect of all issued and outstanding shares of Frank’s Common Stock in such ratio as may be determined by the Frank’s Supervisory Board, subject to approval of the Reverse Stock Split Proposal and with the consent of Expro not unreasonably withheld, conditioned or delayed. If the Reverse Stock Split is effected prior to the Effective Time, the Exchange Ratio will be adjusted by multiplying the Exchange Ratio by the Reverse Split Ratio. The Exchange Ratio also will be appropriately adjusted prior to the Effective Time to account for any stock split, division or subdivision of shares, stock dividend, other reverse stock split, reclassification, recapitalization, or other similar transaction or event.

In addition, at the Effective Time, in accordance with the terms of the Expro Warrant Agreement and the Expro Warrants that are issued and outstanding immediately prior to the Effective Time, Frank’s will execute a replacement warrant agreement and issue to each holder of the Expro Warrants a Replacement Warrant that will be exercisable for a number of shares of Frank’s Common Stock equal to (rounded to the nearest whole number) (i) the number of Expro Ordinary Shares that would have been issuable upon exercise of such Expro Warrants outstanding immediately prior to the Effective Time assuming such holder had exercised its Expro Warrant pursuant to a cashless exercise, using the one day VWAP of Frank’s Common Stock on the business day which next precedes the Effective Time, multiplied by the unadjusted Exchange Ratio for purposes of determining Market Value (as defined in the Expro Warrant) of the Expro Ordinary Shares for purposes of such cashless exercise (which number of Expro Ordinary Shares if calculated to be zero or a negative number, shall be zero), multiplied by (ii) the Exchange Ratio. Each Replacement Warrant will have an exercise price equal to the par value of Frank’s Common Stock. Under the terms of the Merger Agreement, to the extent Replacement Warrants are issued, the Exchange Ratio will be adjusted downward to take into account the Net Expro Warrant Shares.

Each Expro Share Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will, as of the Effective Time, be assumed by Frank’s and converted into a Frank’s Stock Option to acquire shares of Frank’s Common Stock. Each such Frank’s Stock Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Expro Share Option immediately prior to the Effective Time (including with respect to vesting conditions, expiration date, and exercise provisions), except that (i) the Closing shall be deemed to be a “Public Offering” under the Frank’s Stock Option, (ii) each Frank’s Stock Option will be exercisable for that number of shares of Frank’s Common Stock (rounded, if necessary, to the nearest whole share) determined by multiplying the number of Expro Ordinary Shares subject to such Expro Share Option as of immediately prior to the Effective Time by the Exchange Ratio, and (iii) the per share exercise price for each share of Frank’s Common Stock issuable upon exercise of the Frank’s Stock Option shall be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Expro Ordinary Shares under such Expro Share Option divided by the Exchange Ratio; provided, however, that the adjustments provided in this paragraph with respect to any Expro Share Options are intended to be effected in a manner that is consistent with Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that, in the case of any Expro Share Option to which Section 422 of the Code applies, the exercise price and the number of shares of Frank’s Common Stock purchasable under such Frank’s Stock Option shall be determined in accordance with the foregoing in a manner that also satisfies the requirements of Section 424(a) of the Code.

Additionally, at the Effective Time, each Expro RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be accelerated and settled into the right to receive a number of shares of Frank’s Common Stock (net of any applicable taxes and withholdings) equal to the product of the number of Expro Ordinary Shares subject to such Expro RSU Award and the Exchange Ratio (rounded, if necessary, to the nearest whole share).

Frank’s will not issue fractional shares of Frank’s Common Stock pursuant to the Merger Agreement. Instead, each Expro shareholder who otherwise would have been entitled to receive a fraction of a share of Frank’s Common Stock will receive cash (without interest and rounded to the nearest cent) in lieu thereof, upon surrender of his or her shares of Expro Ordinary Shares. The Exchange Agent will sell all fractional shares issuable as part of the merger consideration on the NYSE. An Expro shareholder who would otherwise have received a fraction of a share of Frank’s Common Stock will receive an amount of cash generated from such sales attributable to the shareholder’s proportionate interest in the net proceeds of such sales, without interest.

Completion of the Merger

The Closing will take place as soon as practicable on the third business day following the date on which the last condition to the completion of the Merger has been satisfied or waived, or at such other time and date as may be mutually agreed by Frank’s and Expro. The Merger will become effective at the Effective Time.

Frank’s and Expro currently expect the Closing to occur in the third quarter of 2021. However, as the Merger is subject to the satisfaction or waiver of a number of conditions described in the Merger Agreement, it is possible that factors outside the control of Frank’s and Expro could result in the Merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the Effective Time, Frank’s will select a bank or trust company reasonably acceptable to Expro to act as Exchange Agent for the holders of Expro Ordinary Shares in connection with the Merger and to receive the merger consideration, cash sufficient to pay cash (without interest) in lieu of fractional shares to which holders of fractional shares may become entitled and any dividends or other distributions to which the holders of Expro Ordinary Shares may become entitled. At the Effective Time, each Expro Ordinary Share, other than shares owned by Expro, Frank’s, Merger Sub or any subsidiary of Frank’s (but including, for the avoidance of doubt, any such shares held by any wholly-owned subsidiary of Expro), will be converted into the right to receive a number of shares of Frank’s Common Stock equal to the Exchange Ratio.

As promptly as reasonably practicable after the Effective Time, the surviving company in the Merger will instruct the Exchange Agent to mail to the record holders of Expro Ordinary Shares, if required by the process and procedures of the Exchange Agent, a letter of transmittal (which will be in customary form for a company incorporated in the Cayman Islands that specifies that delivery of the Exchange Fund will be effected).

Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent of Frank’s, each holder of Expro Ordinary Shares will be entitled to receive uncertificated shares of Frank’s Common Stock represented by book entry, cash in lieu of any fractional share of Frank’s Common Stock and any dividends or other distributions to which the holders of Expro Ordinary Shares become entitled. Dividends or other distributions declared or made with respect to Frank’s Common Stock with a record date after the Effective Time will be paid to holders of Expro Ordinary Shares with respect to the shares of Frank’s Common Stock to which such holders are entitled, through the Exchange Agent acting for their account and benefit, as a result of the Merger (subject to applicable legal requirements and without interest).

Representations and Warranties

The Merger Agreement contains representations and warranties made by each party to the Merger Agreement regarding aspects of such party’s business, financial condition, structure and other facts pertinent to the Merger. Each of Frank’s and Expro has made representations and warranties regarding, among other things:

•	organization, good standing and power;

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entity authority with respect to the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, and the due and valid execution and delivery and enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	capital structure;

•	financial statements;

•	absence of untrue statements of a material fact or omissions of any material fact in information supplied for inclusion or incorporation by reference into this registration statement;

•	absence of undisclosed liabilities;

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with respect to Expro, the absence of certain changes and events (i) since September 30, 2020, with respect to conduct of business, (ii) since December 31, 2019 and through the date of the Merger Agreement, the absence of a material adverse effect and (iii) and since September 30, 2020, with respect to actions that would constitute a breach of certain covenants set forth in the Merger Agreement, and with respect to Frank’s, the absence of certain changes and events since December 31, 2020 and through the date of the Merger Agreement;

•	intellectual property matters;

•	title to and leasehold interests in real properties;

•	tax matters;

•	compliance with laws;

•	regulatory matters and permits;

•	compensation and benefits matters;

•	environmental matters;

•	absence of certain litigation;

•	material contracts;

•	insurance;

•	collective bargaining agreements and other labor matters;

•	brokers’ fees payable in connection with the Merger;

•	customers and suppliers;

•	inapplicability of state takeover statutes;

•	lack of ownership of common stock of the other party;

•	anti-bribery;

•	trade controls; and

•	certain interests of officers, directors, partners, members and employees.

Frank’s has also made additional representations and warranties relating to its ownership of Merger Sub, SEC documents and the opinion of its financial advisor.

Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or reasonably be expected to have, individually or in the aggregate, a material adverse effect). For purposes of the Merger Agreement, a “material adverse effect” means, with respect to each of Frank’s and Expro, any circumstances, developments, changes, events, effects or occurrences that (a) have material adverse effect on the financial condition, results of operations, properties, assets or liabilities of such party and its subsidiaries taken as a whole, but excluding:

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any circumstance, development, change, event, effect or occurrence resulting from or relating to changes in general economic, oilfield services industry or financial market conditions, except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect such party and its subsidiaries, taken as a whole, as compared to other persons operating in such industry in the same regions and segments as such party;

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any circumstance, development, change (including changes in applicable legal requirements), event, effect or occurrence that generally affects the industries in which such party and its subsidiaries are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally or persons operating in such industries in the same regions as such party), except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on such party and its subsidiaries, taken as a whole, as compared to other persons operating in such industry in the same regions and segments as such party;

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the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters, disease outbreaks (including COVID-19) and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such party’s or its subsidiaries’ physical properties to the extent such change or effect would otherwise constitute or contribute to a material adverse effect);

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any failure to meet internal or analysts’ estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a material adverse effect has occurred or is reasonably expected to occur);

•	any circumstance, development, change, event, effect or occurrence resulting from or relating to the announcement or pendency of the Merger Agreement and the Transactions; or

•

any change in U.S. GAAP, or in the interpretation thereof, as imposed upon such party, its subsidiaries or their respective businesses or any change in applicable Legal Requirements, or in the interpretation thereof;

or (b), have a material adverse effect on the ability of such party to consummate or that would prevent or materially impede, interfere with or delay the consummation by such party or any of its subsidiaries of the Merger Agreement and the Transactions prior to October 31, 2021.

In addition, a decline in market price, or a change in trading volume, of the Frank’s Common Stock will not be taken into account when determining whether a material adverse effect with respect to Frank’s has occurred or would reasonably be expected to occur (it being understood that the underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in the preceding bullets, may be taken into consideration when determining whether a material adverse effect with respect to Frank’s has occurred or would reasonably be expected to occur).

Conduct of Business

Each of Frank’s and Expro has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Closing. In general, each of Frank’s and Expro has agreed, and has agreed to cause each entity in which Frank’s or Expro, as applicable, directly or indirectly owns, beneficially or of record, either (a) an amount of voting securities or other interests in such entity that is sufficient to enable such owner to elect at least a majority of the members of such entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such entity (each such entity, a “subsidiary”) and to use commercially reasonable efforts to cause any person that is not a subsidiary of such party in which such party owns a direct or indirect equity interest (each, a “Joint Venture”), to conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve substantially intact its current business organizations, retain its key officers and key employees, and maintain its relations and goodwill with key suppliers and customers, in each case, further subject to certain specific restrictions relating to the conduct of its business as set forth in the following paragraphs; provided that such agreements shall not prohibit such party, its subsidiaries or its Joint Ventures from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (i) changes or developments resulting from the COVID-19 pandemic or (ii) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to such party to take commercially reasonable actions outside of the ordinary course consistent with past practice and in a manner not involving the entry by such party, its subsidiaries or its Joint Ventures into businesses that are materially different from the businesses of such party, its subsidiaries or its Joint Ventures on the date hereof.

In addition, Frank’s has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Closing, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Expro as provided in the Merger Agreement, as required by applicable legal requirements or as consented to in advance by Expro, which consent may not be unreasonably withheld, delayed or conditioned):

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declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests (other than dividends and distributions expressly required by the organizational documents of Frank’s or any of its subsidiaries and previously disclosed to Expro in writing as provided in the Merger Agreement or by a direct or indirect wholly-owned subsidiary to Frank’s or to another direct or indirect wholly-owned subsidiary of Frank’s);

•	split, combine, or reclassify any of its capital stock or other equity or voting interests, except for the Frank’s Reverse Stock Split;

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purchase, redeem, or otherwise acquire any of its capital stock or any other securities of Frank’s or any of its subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, except for acquisitions of shares of its common stock tendered by holders of outstanding options and other similar rights to purchase or receive shares of Frank’s Common Stock or similar rights in accordance with an equity plan of Frank’s and the applicable award agreements as in effect on the date of the Merger Agreement to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

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offer, issue, deliver, grant or sell to any person (other than Frank’s or any of its subsidiaries), or pledge, or otherwise encumber, any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of its common stock or any equity awards of Frank’s or the value of Frank’s or any part thereof, other than:

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the issuance of shares of its common stock upon the vesting of any equity awards of Frank’s, in each case that are outstanding as of the date of the Merger Agreement and in accordance with their present terms;

•	liens permitted by the Merger Agreement;

•	amend the Frank’s Articles or other organizational documents (including by merger, consolidation or otherwise), except for the Frank’s Articles Amendment;

•	consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merger, consolidate, combine or amalgamate with any other person;

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purchase any business (by merger, share acquisition or otherwise) or all or a substantial portion of the assets of any person or merge, consolidate or enter into any other business combination transaction with any person, in each case other than acquisitions for which the value of the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate;

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make capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 150% of the aggregate amount of capital expenditures scheduled to be made in Frank’s capital expenditure budget for such fiscal quarter as set forth in writing to Expro pursuant to the terms of the Merger Agreement, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics), outages or otherwise;

•	sell, lease, exchange or otherwise dispose of any portion of its assets or properties (including the Frank’s real property interests), other than:

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sales, leases or dispositions of assets and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of Frank’s subsidiaries) and that would not exceed $10,000,000 individually, or

•	transactions solely among Frank’s and its wholly owned subsidiaries;

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incur, create or assume or guarantee any indebtedness for borrowed money other than (i) the incurrence of indebtedness under Frank’s credit facility for working capital purposes in an amount not to exceed $20,000,000 and (ii) such indebtedness among Frank’s and its wholly-owned subsidiaries;

•	other than in the ordinary course of business consistent with past practice:

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incur, create or assume any indebtedness other than indebtedness that may be incurred under the preceding bullet and in respect of letters of credit, banker’s acceptances or similar credit transactions (in each case solely to the extent drawn);

•	guarantee any such indebtedness of another person (other than such indebtedness among Frank’s and its wholly-owned subsidiaries); or

•	create any material encumbrances on any property or assets of Frank’s or any of its subsidiaries in connection with any indebtedness thereof, other than liens permitted by the Merger Agreement;

•	make any loans, advances, or extension of credit other than:

•	trade credit to customers in the ordinary course of business consistent with past practice; or

•	advances to employees for reimbursable expenses or that otherwise do not exceed $200,000 in the aggregate, in the ordinary course of business consistent with past practice;

•	make any capital contributions to, or investments in, any other person, other than any direct or indirect wholly-owned subsidiary of Frank’s;

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make any contributions to benefit plans of Frank’s that are defined benefit pension plans in an amount not to exceed by more than $1,000,000 per annum the aggregate forecasted contributions provided by Frank’s to Expro in writing in accordance with the Merger Agreement, except to the extent required by applicable legal requirements; provided, that if applicable legal requirements require a contribution in excess of such $1,000,000 limitation, only the minimum amount required by such legal requirements shall be contributed to such plan(s), and Frank’s shall notify Expro of such contribution;

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Subject to Frank’s agreement to give Expro the opportunity to participate in the defense or settlement of any securityholder litigation against Frank’s and/or its directors relating to the Merger Agreement and the Transactions, and Frank’s agreement not to settle any such litigation without the prior written consent of Expro:

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settle any legal proceeding against Frank’s or any of its subsidiaries (including claims of shareholders and any shareholder litigation relating the Merger Agreement, the Transactions or otherwise) in excess of $250,000 individually and $2,000,000 in the aggregate, in each case net of insurance proceeds; provided, however, that neither Frank’s nor any of its subsidiaries shall settle or compromise any legal proceeding if such settlement or compromise involves a material conduct remedy or material injunctive or similar relief, involves an admission or criminal wrongdoing by Frank’s or any of its subsidiaries or has a restrictive impact on the business of Frank’s and its subsidiaries, taken as a whole, in any material respect; or

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waive or release any material claim or legal proceeding brought by Frank’s or any of its subsidiaries against another person, other than in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice:

•	enter into any material contract; or

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modify, amend, terminate or assign, or waive or assign any material rights or claims under, any material contract; provided, however, that any contract entered into in compliance with the foregoing, except for customer, supplier and other commercial contracts, shall not (a) as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any encumbrance (other than any lien permitted by the Merger Agreement) in or upon any of the material properties or assets of Frank’s or any of its subsidiaries or Expro or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed material rights or entitlements under, any provision of such contract or (b) in any way purport to materially restrict the business activity of Frank’s or any of its subsidiaries or to materially limit the freedom of Frank’s or any of its subsidiaries to engage in any line of business or to compete with any person or in any geographic area;

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adopt or enter into any material collective bargaining agreement, collective agreement, or other contract with a labor union, trade union, works council, or other representative of employees that is applicable to the employees of Frank’s or any of its subsidiaries;

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grant any increases in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of Frank’s or its subsidiaries, except:

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as required by a benefit plan of Frank’s in accordance with its terms as in effect on the date of the Merger Agreement or as to be amended as provided in writing to Expro pursuant to the terms of the Merger Agreement; or

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for (a) increases in compensation to employees who are not officers of Frank’s in connection with promotions in the ordinary course of business consistent with past practice and(b) any increases to employees intended to restore previous reductions in compensation as previously provided to Expro in writing pursuant to the terms of the Merger Agreement;

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grant or provide any tax gross-up, change-in-control, severance, redundancy, or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of Frank’s or any of its subsidiaries, except as required by a benefit plan of Frank’s in accordance with its present terms;

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establish, adopt, enter into, amend or terminate any benefit plan of Frank’s or any other plan, policy, program, agreement or arrangement that would be a benefit plan of Frank’s if in effect on the date of the Merger Agreement, except for (i) any such actions reasonably necessary to reduce or mitigate the imposition of the sanctions imposed under Sections 280G and 4999 of the Code, to the extent such actions do not have a material impact on Frank’s and are discussed in good faith with Expro prior to implementation or (ii) as otherwise provided in writing to Expro pursuant to the terms of the Merger Agreement;

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hire or promote, other than in the ordinary course of business consistent with past practice, or terminate the employment or service (other than for cause) of any employee or other individual service provider of Frank’s or any of its subsidiaries with a total annualized compensation opportunity in excess of $120,000;

•	take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any benefit plan of Frank’s;

•	other than in the ordinary course of business consistent with past practice:

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change, make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where Frank’s or one of its subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice);

•	settle or compromise any material legal proceeding relating to taxes;

•	file any material amended tax return or claim for a material tax refund;

•	except to the extent otherwise required by applicable legal requirements, file any material tax return other than on a basis consistent with past practice;

•	consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material taxes;

•	grant any power of attorney with respect to material taxes;

•	enter into any material tax allocation, sharing or indemnity agreement, any material tax holiday agreement, or any material closing or other similar agreement with respect to taxes; or

•	change any material method of accounting for tax purposes;

•	except as required by U.S. GAAP, change the period by reference to which it is liable to pay tax, or make any material changes in financial accounting methods, principles, or practices;

•	take any action reasonably expected to result in Frank’s or any of its subsidiaries:

•	becoming resident for tax purposes in a jurisdiction other than the jurisdiction in which it is resident for tax purposes on the date of the Merger Agreement; or

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creating a taxable presence in a jurisdiction in which it does not, on the date of the Merger Agreement, have a taxable presence (provided that this will not apply to actions taken to commence operations under a contract to work which (i) are in the ordinary course of business, (ii) are consistent with past practice and (iii) do not, through an express or implied agency relationship, give rise to a permanent establishment);

•	fail to keep in full force, or find a substantially comparable replacement for, any material insurance policy;

•	enter into, amend, renew or extend any transaction, arrangement or contract with any related party;

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except in the ordinary course of business consistent with past practice, enter into any leases, subleases, licenses or other occupancy agreements or modify, amend, terminate or assign, or waive or assign any material rights or claims under, any leases for real property; provided, however, that any contract entered into in compliance with the foregoing shall not:

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as a result of the consummation of the Merger Agreement and the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of Frank’s or any of its subsidiaries or Expro or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract; or

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in any way purport to materially restrict the business activity of Frank’s or any of its subsidiaries or to materially limit the freedom of Frank’s or any of its subsidiaries to engage in any line of business or to compete with any person or in any geographic area;

•	enter into any new line of business outside of its existing business;

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take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions precedent to the consummation of the Transactions to not be satisfied by October 31, 2021; or

•	authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

In addition, Expro has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Closing contemplated by the Merger Agreement, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Frank’s as provided in the Merger Agreement, as required by applicable legal requirements or as consented to in advance by Frank’s, which consent may not be unreasonably withheld, delayed or conditioned):

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declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests (other than dividends and distributions expressly required by the organizational documents of Expro or any of its subsidiaries and previously disclosed to Frank’s in writing as provided in the Merger Agreement or by a direct or indirect wholly-owned subsidiary to Expro or to another direct or indirect wholly-owned subsidiary of Expro);

•	split, combine, or reclassify any of its capital stock or other equity or voting interests;

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purchase, redeem, or otherwise acquire any of its capital stock or any other securities of Expro or any of its subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, except for acquisitions of Expro Ordinary Shares tendered by holders of warrants to purchase Expro Ordinary Shares, options to purchase Expro Ordinary Shares granted under the Expro Equity Plan and restricted stock units denominated in Expro Ordinary Shares subject to time based, performance, or other vesting restrictions that were granted under the Expro Equity Plan and outstanding as of immediately prior to the Effective Time, in accordance with the terms of the Expro Equity Plan and the applicable warrant or award agreements as in effect on the date of the Merger Agreement to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

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offer, issue, deliver, grant or sell to any person (other than Expro or any of its subsidiaries), or pledge, or otherwise encumber, any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Expro Ordinary Shares, options to purchase Expro Ordinary Shares granted under the Expro Equity Plan, restricted stock units denominated in Expro Ordinary Shares subject to time based, performance, or other vesting restrictions that were granted under the Expro Equity Plan and outstanding as of immediately prior to the Effective Time or the value of Expro or any part thereof, other than:

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the issuance of Expro Ordinary Shares upon the vesting of any restricted stock units denominated in Expro Ordinary Shares subject to time based, performance, or other vesting restrictions that were granted under the Expro Equity Plan and outstanding as of immediately prior to the Effective Time or the exercise of warrants to purchase Expro Ordinary Shares or options to purchase Expro Ordinary Shares granted under the Expro Equity Plan, in each case that are outstanding as of the date of the Merger Agreement and in accordance with their present terms and the treatment of Expro equity awards pursuant to the Merger Agreement; or

•	liens permitted by the Merger Agreement;

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amend its articles of association or other organizational documents or that certain Shareholders Agreement, dated as of February 5, 2018, among Expro and the other persons named therein (the “Expro Shareholders Agreement”) (including by merger, consolidation or otherwise);

•	consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merger, consolidate, combine or amalgamate with any other person;

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purchase any business (by merger, share acquisition or otherwise) or all or a substantial portion of the assets of any person or merge, consolidate or enter into any other business combination transaction with any person, in each case other than acquisitions for which the value of the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate;

•

make capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 150% of one-fourth of the aggregate amount of capital expenditures scheduled to be made in Expro’s capital expenditure budget as provided to Frank’s pursuant to the terms of the Merger Agreement, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics), outages or otherwise;

•	sell, lease, exchange or otherwise dispose of any portion of its assets or properties (including Expro’s real property interests), other than:

•

sales, leases or dispositions of assets and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of Expro’s subsidiaries) and that would not exceed $10,000,000 individually, or

•	transactions solely among Expro and its wholly owned subsidiaries;

•

incur, create or assume or guarantee any indebtedness for borrowed money other than (i) the incurrence of indebtedness under Expro’s credit facility for working capital purposes in an amount not to exceed $20,000,000 and (ii) such indebtedness among Expro and its wholly-owned subsidiaries;

•	other than in the ordinary course of business consistent with past practice:

•

incur, create or assume any indebtedness other than indebtedness that may be incurred under the preceding bullet and in respect of letters of credit, banker’s acceptances or similar credit transactions (in each case solely to the extent drawn);

•	guarantee any such indebtedness of another person (other than such indebtedness among Expro and its wholly-owned subsidiaries); or

•	create any material encumbrances on any property or assets of Expro or any of its subsidiaries in connection with any indebtedness thereof, other than liens permitted by the Merger Agreement;

•	make any loans, advances, or extension of credit other than:

•	trade credit to customers in the ordinary course of business consistent with past practice; or

•	advances to employees for reimbursable expenses or that otherwise do not exceed $200,000 in the aggregate, in the ordinary course of business consistent with past practice;

•	make any capital contributions to, or investments in, any other person, other than any direct or indirect wholly-owned subsidiary of Expro;

•

make any contributions to benefit plans of Expro that are defined benefit pension plans in an amount not to exceed by more than GBP 1,500,000 the deficit contribution to such Expro benefit plan for the prior year, except to the extent required by applicable legal requirements; provided, that if applicable legal requirements require a contribution in excess of such GBP 1,500,000 limitation, only the minimum amount required by such legal requirements shall be contributed to such plan(s), and Expro shall notify Frank’s of such contribution;

•

subject to Expro’s agreement to give Frank’s the opportunity to participate in the defense or settlement of any securityholder litigation against Expro and/or its directors relating to the Merger Agreement and the Transactions, and Expro’s agreement not to settle any such litigation without the prior written consent of Frank’s:

•

settle any legal proceeding against Expro or any of its subsidiaries (including claims of members and any shareholder or member litigation relating the Merger Agreement, the Transactions) in excess of $250,000 individually and $2,000,000 in the aggregate, in each case net of insurance proceeds; provided, however, that neither Expro nor any of its subsidiaries shall settle or compromise any legal proceeding if such settlement or compromise involves a material conduct remedy or material injunctive or similar relief, involves an admission or criminal wrongdoing by Expro or any of its subsidiaries or has a restrictive impact on the business of Expro and its subsidiaries, taken as a whole, in any material respect; or

•	waive or release any material claim or legal proceeding brought by Expro or any of its subsidiaries against another person, other than in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice:

•	enter into any material contract; or

•

modify, amend, terminate or assign, or waive or assign any material rights or claims under, any material contract; provided, however, that any contract entered into in compliance with the foregoing, except for customer, supplier and other commercial contracts, shall not (a) as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any encumbrance (other than any lien permitted by the Merger Agreement) in or upon any of the material properties or assets of Expro or any of its subsidiaries or Frank’s or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed material rights or entitlements under, any provision of such contract or (b) in any way purport to materially restrict the business activity of Expro or any of its subsidiaries or to materially limit the freedom of Expro or any of its subsidiaries to engage in any line of business or to compete with any person or in any geographic area;

•

adopt or enter into any material collective bargaining agreement, collective agreement, or other contract with a labor union, trade union, works council, or other representative of employees that is applicable to the employees of Expro or any of its subsidiaries;

•

grant any increases in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of Expro or its subsidiaries, except:

•	as required by a benefit plan of Expro in accordance with its terms as in effect on the date of the Merger Agreement; and

•	for increases in compensation to employees who are not officers of Expro in connection with promotions in the ordinary course of business consistent with past practice;

•

grant or provide any tax gross-up, change-in-control, severance, redundancy, or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of Expro or any of its subsidiaries, except as required by a benefit plan of Expro as in effect on the date of the Merger Agreement;

•

establish, adopt, enter into, amend or terminate any benefit plan of Expro or any other plan, policy, program, agreement or arrangement that would be a benefit plan of Expro if in effect on the date of the Merger Agreement;

•

hire or promote, other than in the ordinary course of business consistent with past practice, or terminate the employment or service (other than for cause) of any employee or other individual service provider of Expro or any of its subsidiaries with a total annualized compensation opportunity in excess of $120,000;

•	take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any benefit plan of Expro;

•	other than in the ordinary course of business consistent with past practice:

•

change, make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where Expro or one of its subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice);

•	settle or compromise any material legal proceeding relating to taxes;

•	file any material amended tax return or claim for a material tax refund;

•	except to the extent otherwise required by applicable legal requirements, file any material tax return other than on a basis consistent with past practice;

•	consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material taxes;

•	grant any power of attorney with respect to material taxes;

•	enter into any material tax allocation, sharing or indemnity agreement, any material tax holiday agreement, or any material closing or other similar agreement with respect to taxes; or

•	change any material method of accounting for tax purposes;

•	except as required by U.S. GAAP, change the period by reference to which it is liable to pay tax, or make any material changes in financial accounting methods, principles, or practices;

•	take any action reasonably expected to result in Expro or any of its subsidiaries:

•	becoming resident for tax purposes in a jurisdiction other than the jurisdiction in which it is resident for tax purposes on the date of the Merger Agreement; or

•

creating a taxable presence in a jurisdiction in which it does not, on the date of the Merger Agreement, have a taxable presence (provided this will not apply to actions taken to commence operations under a contract to work which (i) are in the ordinary course of business, (ii) are consistent with past practice and (iii) do not, through an express or implied agency relationship, rise to a permanent establishment);

•	fail to keep in full force, or find a substantially comparable replacement for, any material insurance policy;

•	enter into, amend, renew or extend any transaction, arrangement or contract with any related party;

•

except in the ordinary course of business consistent with past practice, enter into any leases, subleases, licenses or other occupancy agreements or modify, amend, terminate or assign, or waive or assign any material rights or claims under, any leases for real property; provided, however, that any contract entered into in compliance with the foregoing shall not:

•

as a result of the consummation of the Merger Agreement and the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of Expro or any of its subsidiaries or Frank’s or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract; or

•

in any way purport to materially restrict the business activity of Expro or any of its subsidiaries or to materially limit the freedom of Expro or any of its subsidiaries to engage in any line of business or to compete with any person or in any geographic area;

•	enter into any new line of business outside of its existing business;

•

take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions precedent to the consummation of the Transactions to not be satisfied by October 31, 2021; or

•	authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

No Solicitation of Competing Proposals

Subject to certain exceptions described below, Frank’s has agreed not to, and to cause its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, affiliates, agents and other representatives (“Agents”), not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Frank’s Acquisition Proposal (as defined below);

•

participate or engage in discussions or negotiations with, or furnish any non-public information or data to, any person that has made a Frank’s Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Frank’s Acquisition Proposal;

•

accept a Frank’s Acquisition Proposal or enter into any agreement (other than an Acceptable Frank’s Confidentiality Agreement (as defined below)), including any letter of intent or agreement in principle, providing for or relating to a Frank’s Acquisition Proposal;

•

amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Frank’s or any of its subsidiaries; or

•	resolve to do any of the foregoing.

The foregoing being referred to as the “Frank’s Non-Solicitation Covenants.” Pursuant to the terms of the Merger Agreement, any action taken by any of Frank’s subsidiaries or by any of Frank’s Agents or Agents of any of its subsidiaries that, if taken by Frank’s, would constitute a breach of the Frank’s Non-Solicitation Covenants, will constitute a breach of the Frank’s Non-Solicitation Covenants by Frank’s.

Neither Frank’s nor the Frank’s Board is prohibited from taking and disclosing to Frank’s shareholders a position with respect to a Frank’s Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable legal requirements; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be change in recommendation of the Frank’s Board unless the Frank’s Board expressly reaffirms its recommendation that the Frank’s shareholders approve and adopt the Merger Agreement, the Frank’s Articles Amendment, the Frank’s Reverse Stock Split, the Frank’s Board Changes and the Transactions, including the Frank’s Stock Issuance, in such disclosure and expressly rejects any applicable Frank’s Acquisition Proposal.

A “Frank’s Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the:

•

direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Frank’s and its subsidiaries, taken as a whole;

•

direct or indirect acquisition or purchase of 20% or more of any class of or capital stock of or any partnership or other equity interest in, Frank’s or any of its subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Frank’s and its subsidiaries, taken as a whole; or

•

merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any person or persons beneficially owning 20% or more of any class of capital stock of, or any partnership or other equity interest in, Frank’s or any of its subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Frank’s and its subsidiaries, taken as a whole, other than the Transactions.

Notwithstanding the Frank’s Non-Solicitation Covenants described above, Frank’s and the Frank’s Board, as applicable, are permitted, prior to obtaining Frank’s shareholder approval to participate or engage in discussions or negotiations with, or furnish any non-public information or data to, any third-party that has made a Frank’s Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Frank’s Acquisition Proposal, if (i) Frank’s receives a written Frank’s Acquisition Proposal from such third-party that the Frank’s Board believes in good faith is bona fide, (ii) the Frank’s Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or would reasonably be expected to lead to, a Frank’s Superior Proposal (as defined below), and (iii) the Frank’s Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third-party would be inconsistent with the Frank’s Board’s fiduciary duties under applicable legal requirements, provided that (a) such Frank’s Acquisition Proposal was received after the date of the Merger Agreement, such Frank’s Acquisition Proposal was not solicited in, or otherwise was not the result of, a violation of the Frank’s Non-Solicitation Covenants and such Frank’s Acquisition Proposal has not been withdrawn; (b) Frank’s provides to Expro the Frank’s Required Notice (as defined below) with respect to such Frank’s Acquisition Proposal and (c) Frank’s may not deliver any information to such third-party without entering into a customary confidentiality agreement with such third-party containing limitations on the use and disclosure of non-public information furnished to such third-party that are substantially similar to, and are no less favorable to Frank’s in the aggregate than, the terms of the Confidentiality Agreement entered into by and between Frank’s and Expro; provided that such confidentiality agreement does not contain provisions that would prohibit Frank’s from providing any information to Expro in accordance with the applicable terms of the Merger Agreement or otherwise prohibits Frank’s from complying with the Frank’s Non-Solicitation Covenants (an “Acceptable Frank’s Confidentiality Agreement”).

A “Frank’s Superior Proposal” means any bona fide written Frank’s Acquisition Proposal made after the date of the Merger Agreement that was not solicited in, or otherwise was not the result of a, violation of the Frank’s Non-Solicitation Covenants, made by a third-party to purchase all or substantially all of the assets or all of the outstanding equity securities of Frank’s pursuant to a tender offer, exchange offer or merger on terms which the Frank’s Board determines in good faith to be superior to Frank’s and its business taking into account its shareholders, employees and other relevant stakeholders as compared to the Transactions and to any alternative transaction or changes to the terms of the Merger Agreement proposed by Expro pursuant to Expro’s right to negotiate with Frank’s to make adjustments to the terms of the Merger Agreement in connection with Frank’s receipt of a Frank’s Acquisition Proposal (after consultation with its financial advisors, and taking into account the strategic rationale, all terms and conditions of the Frank’s Acquisition Proposal and the Merger Agreement, including the terms of any financing or financing contingencies and the likely timing of closing, and the person making the proposal, and any changes to the terms of the Merger Agreement offered by Expro in response to such Frank’s Acquisition Proposal).

Frank’s has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Expro in writing of any request for information (other than a request for information in the ordinary course of business and unrelated to a Frank’s Acquisition Proposal) or any Frank’s Acquisition Proposal received from any person, or any inquiry, discussions or negotiations with respect to any Frank’s Acquisition Proposal, and the material terms and conditions of such request, Frank’s Acquisition Proposal, inquiry, discussions or negotiations, and Frank’s shall promptly provide to Expro (i) copies of any written materials and draft agreements received by Frank’s in connection with any of the foregoing, (ii) the identity of the person or group making any such request, Frank’s Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place, (iii) a non-redacted copy of each Acceptable Frank’s Confidentiality Agreement executed by Frank’s, and (iv) any non-public information concerning Frank’s or any of its subsidiaries provided to any other person or group in connection with any Frank’s Acquisition Proposal which was not previously provided to Expro. Frank’s has also agreed to keep Expro promptly informed of the status of any Frank’s Acquisition Proposal (including any changes to the material terms and conditions thereof). The provisions of this paragraph are referred to herein as the “Frank’s Required Notice”.

Frank’s has further agreed not to release any third-party from, or waive any provisions of, any confidentiality or standstill agreement to which Frank’s or any of its subsidiaries is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Expro, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

Frank’s has further agreed to, and to cause its subsidiaries to, and to instruct its Agents to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any person (other than Expro and its Agents) conducted on or prior to the date of the Merger Agreement with respect to any Frank’s Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal). Frank’s also agreed to, within one business day of the date of the Merger Agreement, deliver a written notice to each third-party that has executed a confidentiality agreement with Frank’s for purposes of evaluating any transaction that could be a Frank’s Acquisition Proposal and for whom no similar notice had been delivered prior to the date of the Merger Agreement requesting the prompt return or destruction of all non-public information concerning Frank’s and any of its subsidiaries furnished to such third-party or its representatives. Frank’s has agreed to immediately terminate any physical and electronic data access related to any such potential Frank’s Acquisition Proposal previously granted to such third-party or its representatives.

In addition, subject to certain exceptions described below, Expro has agreed not to, and to cause its Agents not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Expro Acquisition Proposal (as defined below);

•

participate or engage in discussions or negotiations with, or furnish any non-public information or data to, any person that has made an Expro Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Expro Acquisition Proposal;

•

accept an Expro Acquisition Proposal or enter into any agreement (other than an Acceptable Expro Confidentiality Agreement (as defined below)), including any letter of intent or agreement in principle, providing for or relating to an Expro Acquisition Proposal;

•	amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Expro or any of its subsidiaries; or

•	resolve to do any of the foregoing (the foregoing being referred to as the “Expro Non-Solicitation Covenants.”)

Pursuant to the terms of the Merger Agreement, any action taken by any of Expro’s subsidiaries or by any of Expro’s Agents or Agents of any of its subsidiaries that, if taken by Expro, would constitute a breach of the Expro Non-Solicitation Covenants, will constitute a breach of the Expro Non-Solicitation Covenants by Expro.

An “Expro Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the:

•

direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Expro and its subsidiaries, taken as a whole;

•

direct or indirect acquisition or purchase of 20% or more of any class of or capital stock of or any partnership or other equity interest in, Expro or any of its subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Expro and its subsidiaries, taken as a whole; or

•

merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any person or persons beneficially owning 20% or more of any class of capital stock of, or any partnership or other equity interest in, Expro or any of its subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Expro and its subsidiaries, taken as a whole, other than the Transactions.

Notwithstanding the Expro Non-Solicitation Covenants described above, Expro and the Expro Board, as applicable, are permitted, prior to obtaining the approval and adoption of the Merger Agreement and the Transactions by either the written consent of holders of all outstanding Expro Ordinary Shares or the affirmative vote of the holders of two-thirds of the outstanding Expro Ordinary Shares (the “Expro Member Approval”), to participate or engage in discussions or negotiations with, or furnish any non-public information or data to, any third-party that has made an Expro Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Expro Acquisition Proposal, if (i) Expro receives a written Expro Acquisition Proposal from such third-party that the Expro Board believes in good faith is bona fide, (ii) the Expro Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or would reasonably be expected to lead to, an Expro Superior Proposal (as defined below), and (iii) the Expro Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third-party would be inconsistent with the Expro Board’s fiduciary duties under applicable legal requirements, provided that (a) such Expro Acquisition Proposal was received after the date of the Merger Agreement, such Expro Acquisition Proposal was not solicited in, or otherwise was not the result of, a violation of the Expro Non-Solicitation Covenants and such Expro Acquisition Proposal has not been withdrawn; (b) Expro provides to Frank’s the Expro Required Notice (as defined below) with respect to such Expro Acquisition Proposal and (c) Expro may not deliver any information to such third-party without entering into a customary confidentiality agreement with such third-party containing limitations on the use and disclosure of non-public information furnished to such third-party that are substantially similar to, and are no less favorable to Expro in the aggregate than, the terms of the Confidentiality Agreement entered into by and between Expro and Frank’s; provided that such confidentiality agreement does not contain provisions that would prohibit Expro from providing any information to Frank’s in accordance with the applicable terms of the Merger Agreement or otherwise prohibits Expro from complying with the Expro Non-Solicitation Covenants (an “Acceptable Expro Confidentiality Agreement”).

An “Expro Superior Proposal” means any bona fide written Expro Acquisition Proposal made after the date of the Merger Agreement that was not solicited in, or otherwise was not the result of a, violation of the Expro Non-Solicitation Covenants, made by a third-party to purchase all or substantially all of the assets or all of the outstanding equity securities of Expro pursuant to a tender offer, exchange offer or merger on terms which the Expro Board determines in good faith to be superior to Expro and its shareholders (in their capacity as shareholders) as compared to the Transactions and to any alternative transaction or changes to the terms of the Merger Agreement proposed by Frank’s pursuant to its right to negotiate with Expro to make adjustments to the terms of the Merger Agreement in connection with Expro’s receipt of an Expro Acquisition Proposal (after consultation with its financial advisors, and taking into account all terms and conditions of the Expro Acquisition Proposal and the Merger Agreement, including the terms of any financing or financing contingencies and the likely timing of closing, and the person making the proposal, and any changes to the terms of the Merger Agreement offered by Frank’s in response to such Expro Acquisition Proposal).

Expro has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Frank’s in writing of any request for information (other than a request for information in the ordinary course of business and unrelated to an Expro Acquisition Proposal) or any Expro Acquisition Proposal received from any person, or any inquiry, discussions or negotiations with respect to any Expro Acquisition Proposal, and the material terms and conditions of such request, Expro Acquisition Proposal, inquiry, discussions or negotiations, and Expro shall promptly provide to Frank’s (i) copies of any written materials and draft agreements received by Expro in connection with any of the foregoing, (ii) the identity of the person or group making any such request, Expro Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place, (iii) a non-redacted copy of each Acceptable Expro Confidentiality Agreement executed by Expro, and (iv) any non-public information concerning Expro or any of its subsidiaries provided to any other person or group in connection with any Expro Acquisition Proposal which was not previously provided to Frank’s. Expro has also agreed to keep Frank’s promptly informed of the status of any Expro Acquisition Proposal (including any changes to the material terms and conditions thereof). The provisions of this paragraph are referred to herein as the “Expro Required Notice”.

Expro has further agreed not to release any third-party from, or waive any provisions of, any confidentiality or standstill agreement to which Expro or any of its subsidiaries is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Frank’s, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

Expro has further agreed to, and to cause its subsidiaries to, and to instruct its Agents to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any person (other than Frank’s and its Agents) conducted on or prior to the date of the Merger Agreement with respect to any Expro Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal). Expro also agreed to, within one business day of the date of the Merger Agreement, deliver a written notice to each third-party that has executed a confidentiality agreement with Expro for purposes of evaluating any transaction that could be an Expro Acquisition Proposal and for whom no similar notice had been delivered prior to the date of the Merger Agreement requesting the prompt return or destruction of all non-public information concerning Expro and any of its subsidiaries furnished to such third-party or its representatives. Expro has agreed to immediately terminate any physical and electronic data access related to any such potential Expro Acquisition Proposal previously granted to such third-party or its representatives.

Changes in Board Recommendations

Subject to certain exceptions, the Merger Agreement generally provides that:

•	The Expro Board may not change its recommendation that the shareholders of Expro approve and adopt the Merger Agreement and the Transactions; and

•	The Frank’s Board may not change its recommendation that the Frank’s shareholders approve and adopt the Merger Agreement and the Merger-Related Proposals.

However, notwithstanding the foregoing, the Merger Agreement provides that if Expro receives an Expro Acquisition Proposal that was not solicited in violation of the Expro Non-Solicitation Covenants and the Expro

Board believes in good faith it is bona fide, prior to obtaining the Expro Member Approval, the Expro Board may effect a change in recommendation after satisfaction of all of the following:

•	after consultation with its financial advisors and outside legal counsel, the Expro Board concludes that such Expro Acquisition Proposal constitutes an Expro Superior Proposal;

•

following consultation with outside legal counsel, the Expro Board determines that the failure of the Expro Board to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable legal requirements;

•

Expro provides notice to Frank’s at least four business days in advance of its intention to effect a change in recommendation specifying in reasonable detail the reasons for such action (including a description of the material terms of such Expro Superior Proposal, the identity of the person or group making such Expro Superior Proposal and a copy of the proposed definitive agreement providing for such Expro Superior Proposal), and to the extent there are any material amendments to the terms of an Expro Superior Proposal, Expro provides new notice at least three business days in advance of its intention to effect a change in recommendation;

•

during such four business day period, if requested by Frank’s, Expro engages in good faith negotiations with Frank’s to make such adjustments to the terms and conditions to the Merger Agreement in such a manner to obviate the need for the Expro Board to effect a change in recommendation; and

•

at the end of such four business day period, the Expro Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger proposed by Frank’s, that such Expro Acquisition Proposal continues to constitute an Expro Superior Proposal and that the failure of the Expro Board to effect a change in recommendation with respect to such Expro Superior Proposal would be inconsistent with its fiduciary duties under applicable legal requirements.

In addition to the provisions in the Merger Agreement described above that permit the Expro Board to effect a change in recommendation in connection with a superior proposal, the Merger Agreement also permits the Expro Board to effect a change in recommendation prior to obtaining the Expro Member Approval and in response to an Expro Intervening Event (as defined below) with respect to Expro after satisfaction of all of the following conditions:

•

the Expro Board determines in good faith, after consultation with Expro’s outside legal counsel, that the failure of the Expro Board to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable legal requirements;

•

Expro provides Frank’s four business days’ notice of its intention to take such action, which notice will specify the reasons for effecting a change in recommendation and describe the Expro Intervening Event in reasonable detail;

•

after providing such notice and prior to making such change in recommendation, if requested by Frank’s, Expro engages in good faith negotiations with Frank’s during such four business day period to make such revisions to the terms of the Merger Agreement as would obviate the need for the Expro Board to make a change in recommendation; and

•

the Expro Board considers in good faith any changes to the Merger Agreement offered in writing by Frank’s, and following such four business day period, determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Expro Board to effect a change in recommendation with respect to such Expro Intervening Event would be inconsistent with its fiduciary duties under applicable legal requirements.

An “Expro Intervening Event” means a material development or change in circumstances with respect to Expro that occurs or arises after the date of the Merger Agreement that was neither known to Expro or any of its subsidiaries or any of their Agents as of the date of the Merger Agreement nor reasonably foreseeable to Expro or any of its subsidiaries or any of their Agents as of the date of the Merger Agreement; provided, however, that the existence or terms of an Expro Acquisition Proposal or any matter relating thereto or of consequence thereof will not constitute an Expro Intervening Event.

The Merger Agreement also provides that, that if Frank’s receives a Frank’s Acquisition Proposal that was not solicited in violation of the Frank’s Non-Solicitation Covenants and the Frank’s Board believes in good faith it is bona fide, prior to obtaining Frank’s shareholder approval the Frank’s Board may effect a change in recommendation after satisfaction of all of the following:

•	after consultation with its financial advisors and outside legal counsel, the Frank’s Board concludes that such Frank’s Acquisition Proposal constitutes a Frank’s Superior Proposal;

•

following consultation with outside legal counsel, the Frank’s Board determines that the failure of the Frank’s Board to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable legal requirements;

•

Frank’s provides notice to Expro at least four business days in advance of its intention to effect a change in recommendation specifying in reasonable detail the reasons for such action (including a description of the material terms of such Frank’s Superior Proposal, the identity of the person or group making such Frank’s Superior Proposal and a copy of the proposed definitive agreement providing for such Frank’s Superior Proposal), and to the extent there are any material amendments to the terms of a Frank’s Superior Proposal, Frank’s provides new notice at least three business days in advance of its intention to effect a change in recommendation;

•

during such four business day period, if requested by Expro, Frank’s engages in good faith negotiations with Expro to make such adjustments to the terms and conditions to the Merger Agreement in such a manner to obviate the need for the Frank’s Board to effect a change in recommendation; and

•

at the end of such four business day period, the Frank’s Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the merger proposed by Expro, that such Frank’s Acquisition Proposal continues to constitute a Frank’s Superior Proposal and that the failure of the Frank’s Board to effect a change in recommendation with respect to such Frank’s Superior Proposal would be inconsistent with its fiduciary duties under applicable legal requirements.

In addition to the provisions in the Merger Agreement described above that permit the Frank’s Board to effect a change in recommendation in connection with a superior proposal, the Merger Agreement also permits the Frank’s Board to effect a change in recommendation prior to obtaining Frank’s shareholder approval, in response to a Frank’s Intervening Event (as defined below) with respect to Frank’s after satisfaction of all of the following conditions:

•

the Frank’s Board determines in good faith, after consultation with Frank’s outside legal counsel, that the failure of the Frank’s Board to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable legal requirements;

•

Frank’s provides Expro four business days’ notice of its intention to take such action, which notice will specify the reasons for effecting a change in recommendation and describe the Frank’s Intervening Event in reasonable detail;

•

after providing such notice and prior to making such change in recommendation, if requested by Expro, Frank’s engages in good faith negotiations with Expro during such four business day period to make such revisions to the terms of the Merger Agreement as would obviate the need for the Frank’s Board to make a change in recommendation; and

•

the Frank’s Board considers in good faith any changes to the Merger Agreement offered in writing by Expro, and following such four business day period, determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Frank’s Board to effect a change in recommendation with respect to such Frank’s Intervening Event would be inconsistent with its fiduciary duties under applicable legal requirements.

A “Frank’s Intervening Event” means a material development or change in circumstances with respect to Frank’s that occurs or arises after the date of the Merger Agreement that was neither known to Frank’s or any of its subsidiaries or any of their Agents as of the date of the Merger Agreement nor reasonably foreseeable to Frank’s or any of its subsidiaries or any of their Agents as of the date of the Merger Agreement; provided, however, that the existence or terms of a Frank’s Acquisition Proposal or any matter relating thereto or of consequence thereof will not constitute a Frank’s Intervening Event.

Efforts to Obtain Required Shareholder Votes

Frank’s has agreed to take all action necessary in accordance with applicable legal requirements and its organizational documents to duly give notice of, convene and hold a shareholders’ meeting for the purpose of obtaining Frank’s shareholder approval, as promptly as reasonably practicable after this Form S-4 is declared effective by the SEC.

Frank’s is required to cancel and reconvene the Annual Meeting:

•	to the extent necessary to ensure that any legally required supplement or amendment to this Form S-4 is provided to its shareholders; or

•

if, as of the time for which the shareholders’ meeting is scheduled, there are insufficient shares of Frank’s Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such shareholders’ meeting.

Frank’s may cancel and reconvene the Annual Meeting if, as of the time for which the shareholders’ meeting is scheduled, there are insufficient shares of Frank’s Common Stock represented (either in person or by proxy) to obtain the Frank’s shareholder approval of the Merger Proposal, the Stock Issuance Proposal, the Board Changes Proposal, the Capital Stock Amendment Proposal and the Board Structure Proposal; provided, however, that unless otherwise agreed to by the parties to the Merger Agreement, the shareholders’ meeting shall not be cancelled and reconvened on a date that is more than 15 business days after the date for which the meeting was previously scheduled (it being understood that such shareholders’ meeting shall be cancelled and reconvened every time Frank’s is required to cancel and reconvene the shareholders’ meeting pursuant to the description in the preceding bullets, and such shareholders’ meeting may be cancelled and reconvened every time the circumstances described in this paragraph exist); and provided further that the shareholders’ meeting shall not be cancelled and reconvened on a date on or after three business prior to October 31, 2021.

Expro has agreed, within one business day following the date that this Form S-4 is declared effective by the SEC, to, pursuant to the Expro Shareholder Agreement, provide written notice to each Dragged Holder of the effectiveness of this Form S-4 and of the obligation of each such Dragged Holder to return an executed version of the adoption of the Merger Agreement and the Transactions by written consent by the fifth business day following the date of such notice. Expro has agreed to use its reasonable best efforts to obtain the approval and adoption of the Merger Agreement and the Transactions from all holders of outstanding Expro Ordinary Shares by written consent, including by facilitating the Expro Board’s exercise of the irrevocable proxy set forth in the Expro Shareholders Agreement and facilitating the exercise by the Expro Supporting Holders of their right to require specific performance of the terms of the Merger Agreement. In the event such written consent is not obtained from all holders of outstanding Expro Ordinary Shares within ten business days following this Form S-4 being declared effective by the SEC, Expro has agreed to take all action necessary in accordance with applicable legal requirements, its organizational documents and the Expro Shareholders Agreement to duly give notice of, convene and hold a general meeting of Expro’s shareholders to approve the Merger Agreement and the Transactions for the purpose of obtaining the adoption of the Merger Agreement and the Transactions contemplated thereby by its shareholders and exercising the “drag-along” rights of the “drag-along” sellers in accordance with the applicable provisions of the Expro Shareholders Agreement, with such meeting to be held as promptly as reasonably practicable following (and in any event within 20 business days of) this Form S-4 being declared effective by the SEC.

Expro is required to adjourn or postpone the meeting of its shareholders:

•	to the extent necessary to ensure that any legally required information is provided to the holders of outstanding Expro Ordinary Shares; or

•

if, as of the time for which such meeting is scheduled, there are insufficient shares of Expro Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

Expro may adjourn or postpone the meeting of its shareholders if, as of the time for which such meeting is scheduled, there are insufficient shares of Expro Ordinary Shares represented (either in person or by proxy) to obtain the approval of the Merger Agreement and the Transactions by the affirmative vote of the holders of at least two-thirds of the outstanding Expro Ordinary Shares or the unanimous written consent of the holders of all of the outstanding Expro Ordinary Shares; provided, however, that unless otherwise agreed to by the parties to the Merger Agreement, the meeting of Expro’s shareholders shall not be adjourned or postponed to a date that is more than 15 business days after the date for which the meeting was previously scheduled (it being understood that such meeting shall be adjourned or postponed every time Expro is required to adjourn or postpone such meeting pursuant to the description in the preceding bullets, and such meeting may be adjourned or postponed every time the circumstances described in this paragraph exist); and provided further that the meeting of the Expro shareholders shall not be adjourned or postponed to a date on or after three business days prior to October 31, 2021.

Unless the Merger Agreement is terminated pursuant to its terms, each of Frank’s and Expro has agreed that its obligations to call, give notice of, convent and hold the Annual Meeting and the Expro shareholders’ meeting or to seek to obtain the requisite written consent of the holders of all outstanding Expro Ordinary Shares, as applicable, will not be effected by the making of a Frank’s change in recommendation or Expro change in recommendation, as applicable, and such obligations will not be affected by the commencement, announcement, disclosure or communication to Frank’s or Expro, as applicable, of any Expro Acquisition Proposal or Frank’s Acquisition Proposal or other proposal (including an Expro Superior Proposal or Frank’s Superior Proposal) or the occurrence or disclosure of any Expro Intervening Event or Frank’s Intervening Event.

Efforts to Complete the Merger

Except as otherwise provided by the terms of the Merger Agreement, Frank’s and Expro have each agreed to cooperate fully with each other and to use their reasonable best efforts to cause Transactions to be consummated as promptly as reasonably practicable, including by using reasonable best efforts to cause the conditions precedent to effect the Merger and otherwise consummate the Transactions to be satisfied.

Employee Benefits Matters

Frank’s and Expro have agreed that:

•

with respect to each individual who is employed by Frank’s or any of its subsidiaries (including the surviving company in the Merger) as of the Closing Date (each, a “Continuing Employee”), such employee will receive, for a period of at least 12 months following the Effective Time (the “Continuation Period”), an annual base salary or wage level, as applicable, target annual cash incentive opportunities, and other employee benefits (excluding any equity-based incentives, change in control bonuses, and defined benefit retirement plan benefits) that, in the aggregate, are substantially comparable to those provided to such employees immediately prior to the Closing Date but in each case, giving effect to any scheduled restoration of previously reduced compensation; provided, however, that nothing in the Merger Agreement shall limit the right of Frank’s or the surviving company in the Merger to (i) amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement, (ii) make such adjustments that are determined by Frank’s or the surviving company in the Merger in good faith to be appropriate in order to create uniform compensation practices for Continuing Employees across all organizations of Frank’s and its subsidiaries (including the surviving company in the Merger), or (iii) integrate employee benefit plans, programs, or arrangements;

•

for the purposes of eligibility to participate and level of benefits under any Frank’s benefit plan, with respect to each Continuing Employee who becomes eligible to participate in Frank’s benefit plans, each Continuing Employee shall be credited with his or her full or partial years of service with Frank’s, Expro or any of their respective affiliates (including any predecessors) performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Expro benefit plan or Frank’s benefit plan immediately prior to the effective date; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits to any Continuing Employee;

•

for purposes of each benefit plan in which Continuing Employees may be eligible to participate after the Closing Date providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, Frank’s will use, or cause to be used, commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such benefit plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous benefit plan immediately prior to the Closing Date, and to the extent consistent with the governing terms of the Frank’s benefit plan in which Continuing Employees may be eligible to participate. Frank’s will use, or cause to be used, commercially reasonable efforts to cause any such benefit plan to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her covered dependents prior to the Closing Date and in the same plan year as the plan year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance, or maximum out-of-pocket requirements under the analogous Frank’s benefit plan for its plan year in which the Closing occurs, to the extent consistent with the governing terms of such Frank’s benefit plan; and

•

Frank’s will honor all severance plans and policies, which, for sake of clarity, include plans and policies that provide for post-termination payments, covering the Continuing Employees in effect as of immediately prior to the Closing in accordance with the terms and conditions as in effect on the date of the Merger Agreement; provided, however, that notwithstanding anything to the contrary therein, during the Continuation Period, Frank’s will not amend any such plan or policy in any manner that materially reduces participants’ rights or benefits under such plan or policy or terminate any such plan or policy. For the sake of clarity, the foregoing proviso will not in any way limit the rights of any participants in any Frank’s severance plan or policy as in effect as of the date of the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that, for a period of six years from the Effective Time, Frank’s and the surviving company in the Merger shall indemnify and hold harmless, to the fullest extent permitted by applicable legal requirements, each present and former director and officer of Frank’s, Expro or any of their respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another entity if such service was at the request of Frank’s, Expro or any of their respective subsidiaries against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any legal proceeding, arising out of or related to such person’s service as a director or officer of Frank’s, Expro or their respective subsidiaries or services performed by such persons at the request of Frank’s, Expro or their respective subsidiaries at or prior to the Effective Time.

In addition, Frank’s has agreed to maintain directors’ and officers’ liability insurance, for six years following the Closing Date, for each director and officer of Frank’s or Expro, as applicable, on terms that are at least as favorable to the covered parties as Frank’s or Expro’s existing insurance, as applicable, and with respect to the policy obtained for Expro’s directors and officers, on terms reasonably acceptable to Expro; provided that in connection with such insurance policies, Frank’s will not pay in respect of any one policy year annual premiums in excess of 400% of the current annual premiums paid by Frank’s and Expro, as applicable, but in such case Frank’s will purchase the maximum amount of coverage that can be obtained for 400% of the current annual premiums paid by Frank’s and Expro, as applicable.

Prior to or in connection with the Closing, Expro may purchase, subject to Frank’s consent (which shall not be unreasonably withheld, conditioned or delayed), “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Frank’s. From and after the date of the Merger Agreement, Frank’s and Expro have agreed to cooperate in good faith with respect to any efforts to obtain such “go-forward” directors’ and officers’ insurance, and Expro has agreed to include Frank’s in all communications with an insurance broker mutually selected by Frank’s and Expro and any underwriters regarding the placement of such “go-forward” directors’ and officers’ insurance.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Frank’s and Expro in the preparation of this proxy statement/prospectus and obtaining approval under certain antitrust and foreign investment laws;

•	confidentiality and access by each party to certain information about the other party;

•	application for listing on the NYSE of the shares of Frank’s Common Stock to be issued in the Merger; and

•	qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Completion of the Merger

The respective obligations of Frank’s, Expro and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver of the following conditions at or before the Closing Date:

•	the Frank’s shareholder approval;

•	Expro shareholder approval;

•	authorization for the listing on the NYSE of the shares of Frank’s Common Stock to be issued in connection with the Merger, subject to official notice of issuance;

•	the approval, or the expiration or termination of any applicable waiting periods, under certain antitrust and foreign investment laws;

•	absence of any law, injunction or order by a governmental body prohibiting the consummation of the Merger; and

•

effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement or any proceedings initiated or threatened by the SEC for that purpose.

In addition, Frank’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Expro set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, unless otherwise specified, except where such failures to be true and correct (without regard to qualifications or limitations contained therein as to “materiality,” or “material adverse effect”) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, however, that the foregoing clause does not apply in respect of (i) the representation regarding the absence of any change or event since December 31, 2019 that would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Expro or its subsidiaries, which must be true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, (ii) certain representations and warranties contained in Expro’s capital structure representations, which must be true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, except for any de minimis inaccuracies and (iii) Expro’s representations and warranties regarding (A) its authorization to enter into the Merger Agreement and the Transactions, (B) outstanding shareholder agreements and equity awards, and (C) brokers entitled to fees or commission in connection with the Merger Agreement, which must be true and correct (without regard to qualifications or limitations contained therein as to “materiality,” or “material adverse effect”) as of the date of the Merger Agreement and as of the Closing as though made on the Closing, in all material respects; provided further that in each case representations and warranties made as of a specific date are required to be so true and correct (subject to the foregoing qualifications) as of such date only;

•	performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Expro under the Merger Agreement at or prior to the Closing;

•

receipt by Frank’s of a certificate executed by the chief executive officer of Expro, on behalf of Expro, confirming the satisfaction of the conditions described in the preceding two bullet points; and

•

following the date of the Merger Agreement, the absence of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Expro.

In addition, Expro’s obligations to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Frank’s and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, unless otherwise specified, except where the failure to be true and correct (without regard to qualifications or limitations contained therein as to “materiality,” or “material adverse effect”) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, however, that the foregoing clause does not apply in respect of (i) the representation regarding the absence of any change or event since December 31, 2020 that would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Frank’s or its subsidiaries, which must be true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, (ii) certain representations and warranties contained in Frank’s capital structure representations, which must be true and correct as of the date of the Merger Agreement and as of the Closing as though made on the Closing, except for any de minimis inaccuracies and (iii) Frank’s representations and warranties regarding (A) its authorization to enter into the Merger Agreement and the Transactions, (B) outstanding shareholder agreements and equity awards, and (C) brokers entitled to fees or commission in connection with the Merger Agreement, which must be true and correct (without regard to qualifications or limitations contained therein as to “materiality,” or “material adverse effect”) as of the date of the Merger Agreement and as of the

Closing as though made on the Closing, in all material respects; provided further that in each case representations and warranties made as of a specific date are required to be so true and correct (subject to the foregoing qualifications) as of such date only;

•

performance of, or compliance with, in all material respects, all covenants and obligations required to be performed or complied with by Frank’s or Merger Sub, as applicable, under the Merger Agreement at or prior to the Closing;

•

receipt by Expro of a certificate executed by the chief executive officer of Frank’s, on behalf of Frank’s, confirming the satisfaction of the conditions described in the preceding two bullet points; and

•

following the date of the Merger Agreement, the absence of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Frank’s.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time under the following circumstances:

•	by mutual written consent of the parties to the Merger Agreement;

•	by either Frank’s or Expro:

•

if the Merger is not consummated by on or before 5:00 p.m. Houston, Texas time on the End Date unless the failure to close by that date is due to the failure of the terminating party to perform any of its material obligations under the Merger Agreement; provided that, if as of the End Date, all of the conditions precedent to the Closing have been satisfied other than (i) the approval, or the expiration or termination of any applicable waiting periods, under certain antitrust and foreign investment laws and (ii) the absence of a governmental body order or legal requirement prohibiting the consummation of the Merger (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date), then the End Date will automatically be extended to January 31, 2022;

•

if any governmental entity issues a final and nonappealable order, or takes any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or a legal requirement is in place which permanently makes the completion of the Merger illegal or otherwise prohibits the consummation of the Merger;

•

in the event of a breach by Frank’s or Expro, as applicable, of any representation, warranty, covenant or other agreement contained in the Merger Agreement which would (i) give rise to the failure to meet a Closing condition with respect to accuracy of representations and warranties and performance of covenants with respect to such party, as applicable, if it was continuing as of the Closing Date and (ii) cannot be cured or has not been cured by the earlier of (A) three business days prior to the End Date and (B) thirty days after the giving of written notice to the breaching party of such breach (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•	if the Frank’s shareholder approval is not obtained at the Annual Meeting; or

•	if the Expro shareholder approval is not obtained by the time of the Annual Meeting, or if applicable, the time of the Expro shareholders’ meeting;

•	by Expro, prior to the time the Frank’s shareholder approval is obtained, if:

•

(i) Frank’s or the Frank’s Board (or a committee thereof) (A) enters into any agreement with respect to any Frank’s Acquisition Proposal other than the Merger or an Acceptable Frank’s Confidentiality Agreement, (B) approves or recommends, or, in the case of a committee, proposes to the Frank’s Board to approve or recommend, any Frank’s Acquisition Proposal other than the Merger, or (C) resolves to do any of the foregoing; or

•	the Frank’s Board or any committee thereof makes a change in recommendation or the Frank’s Board or any committee thereof resolves to make a change in recommendation;

•	by Frank’s, prior to the time the Expro Member Approval is obtained, if:

•

(i) Expro or the Expro Board (or a committee thereof) (A) enters into any agreement with respect to any Expro Acquisition Proposal other than the Merger or an Acceptable Expro Confidentiality Agreement, (B) approves or recommends, or, in the case of a committee, proposes to the Expro Board to approve or recommend, any Expro Acquisition Proposal other than the Merger, or (C) resolves to do any of the foregoing; or

•	the Expro Board or any committee thereof makes a change in recommendation or the Expro Board or any committee thereof resolves to make a change in recommendation.

Effect of Termination

If the Merger Agreement is terminated by either party in accordance with its terms, the Merger Agreement (except for certain provisions expressly listed in the Merger Agreement, which will survive such termination) will have no further force or effect; provided, however that (i) with respect to any applicable termination fees or (ii) for fraud or any willful and intentional breach of any representation, warranty, covenant, or other provision contained in the Merger Agreement, the aggrieved party shall be entitled to all rights and remedies available at law or in equity (including claims for damages based on loss of or diminution in economic value, including the value thereof based on appropriate multiples). See “— Third Party Beneficiaries.”

Termination Fees and Expenses

If the Merger Agreement is terminated:

•

by Expro prior to the time the Frank’s shareholder approval is obtained, if (i) Frank’s or the Frank’s Board (or a committee thereof) (A) enters into any agreement with respect to any Frank’s Acquisition Proposal other than the Merger or an Acceptable Frank’s Confidentiality Agreement, (B) approves or recommends, or, in the case of a committee, proposes to the Frank’s Board to approve or recommend, any Frank’s Acquisition Proposal other than the Merger, or (C) resolves to do any of the foregoing; or (ii) the Frank’s Board or any committee thereof makes a change in recommendation or the Frank’s Board or any committee thereof resolves to make a change in recommendation, then Frank’s will be required to pay to Expro a termination fee of $37,500,000 (the “Frank’s Termination Fee”) within five business days of such termination;

•

(i)(A) by either Frank’s or Expro because the Merger has not been consummated by 5:00 p.m., Houston, Texas time on the End Date, or in the event the Frank’s shareholder approval is not obtained at the Frank’s shareholders’ meeting, or (B) by Expro because Frank’s is then in Terminable Breach, (ii) a Frank’s Acquisition Proposal (whether or not conditional) has been publicly proposed by any person (other than Expro or any of its affiliates) or a Frank’s Acquisition Proposal has otherwise become known to Frank’s directors or officers, or its shareholders generally, and (iii) within 12 months after the termination the Merger Agreement, Frank’s enters into any definitive agreement providing for a Frank’s Acquisition Proposal, or a Frank’s Acquisition Proposal is consummated (which, in each case, need not be the same Frank’s Acquisition Proposal that was made, disclosed or communicated prior to the termination of the Merger Agreement), then, upon the first to occur of the events described in clause (iii), Frank’s will be required to pay to Expro the Frank’s Termination Fee (less the amount of any expense reimbursement fee previously paid to Expro as described below); provided that, for purposes of this sentence, each reference to “20% or more” in the definition of “Frank’s Acquisition Proposal” shall be deemed to be a reference to “50% or more”;

•

by Frank’s prior to the time the Expro shareholders approval is obtained, if (i) Expro or the Expro Board (or a committee thereof) (A) enters into any agreement with respect to any Expro Acquisition Proposal other than the Merger or an Acceptable Expro Confidentiality Agreement, (B) approves or recommends, or, in the case of a committee, proposes to the Expro Board to approve or recommend, any Expro Acquisition Proposal other than the Merger, or (C) resolves to do any of the foregoing; or (ii) the Expro Board or any committee thereof makes a change in recommendation or the Expro Board or any committee thereof resolves to make a change in recommendation, then Expro will be required to pay to Frank’s a termination fee of $71,500,000 (the “Expro Termination Fee”) within five business days of such termination;

•

(i)(A) by either Expro or Frank’s because the Merger has not been consummated by 5:00 p.m., Houston, Texas time on the End Date, or in the event the Expro shareholders approval is not obtained by the time of the Frank’s shareholders’ meeting or, if applicable, the time of the Expro shareholders’ meeting, or (B) by Frank’s because Expro is then in Terminable Breach, (ii) an Expro Acquisition Proposal (whether or not conditional) has been publicly proposed by any person (other than Frank’s or any of its affiliates) or an Expro Acquisition Proposal has otherwise become known to Expro’s directors or officers, or its shareholders generally, and (iii) within 12 months after the termination the Merger Agreement, Expro enters into any definitive agreement providing for an Expro Acquisition Proposal, or an Expro Acquisition Proposal is consummated (which, in each case, need not be the same Expro Acquisition Proposal that was made, disclosed or communicated prior to the termination of the Merger Agreement), then, upon the first to occur of the events described in clause (iii), Expro will be required to pay to Frank’s the Expro Termination Fee (less the amount of any expense reimbursement fee previously paid to Frank’s as described below); provided that, for purposes of this sentence, each reference to “20% or more” in the definition of “Expro Acquisition Proposal” shall be deemed to be a reference to “50% or more”;

•

by either Frank’s or Expro as a result of a Terminable Breach by Frank’s and the Frank’s Termination Fee is not otherwise payable pursuant to the terms of the Merger Agreement, then Frank’s will be required to pay to Expro an amount in cash equal to the out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by Frank’s and any of its affiliates in connection with the Merger Agreement and the Transactions, subject to cap on such reimbursement of $5,500,000 in immediately available funds within three business days following termination; or

•

by either Expro or Frank’s as a result of a Terminable Breach by Expro and the Expro Termination Fee is not otherwise payable pursuant to the terms of the Merger Agreement, then Expro will be required to pay to Frank’s an amount in cash equal to the out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by Expro and any of its affiliates in connection with the Merger Agreement and the Transactions, subject to cap on such reimbursement of $5,500,000 in immediately available funds within three business days following termination.

Amendments, Extensions and Waivers

The Merger Agreement may be amended at any time prior to the Closing by the parties to the Merger Agreement (by action taken or authorized by their respective boards of directors); provided that no amendment may be made which, by applicable legal requirement, (i) requires further approval by Expro’s shareholders without such approval or (ii) requires further approval by Frank’s shareholders without such approval. The Merger Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties.

Third Party Beneficiaries

While the Merger Agreement is generally not intended to confer upon any person other than Frank’s, Expro and Merger Sub any rights or remedies, it provides limited exceptions, including that the current and former directors and officers of each of Frank’s, Expro and their respective subsidiaries will continue to have indemnification and liability insurance coverage after the completion of the Merger and these rights may be enforced by such officers and directors, as more fully described in “The Merger Agreement—Indemnification and Insurance.”

Specific Performance

Frank’s, Expro and Merger Sub agreed under the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with the terms of the Merger Agreement or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. In addition, the parties agreed that, prior to a termination of the Merger Agreement in accordance with its terms, they will be entitled to temporary, preliminary, or permanent injunctive relief to prevent breaches or threatened of the Merger Agreement or to enforce specifically the performance of terms and provisions of the Merger Agreement, without posting any bond or other undertaking. The parties further agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS

Merger Registration Rights Agreement

In connection with the Merger Agreement, Frank’s and the Registration Rights Holders entered into the Merger Registration Rights Agreement. Pursuant to the Merger Registration Rights Agreement, among other things and subject to certain restrictions, upon request by the Registration Rights Holders, Frank’s is required to file with the SEC a registration statement under the Securities Act, to register for sale the shares of Frank’s Common Stock held by the Registration Rights Holders, or to conduct certain underwritten offerings. The Merger Registration Rights Agreement also provides for customary piggyback registration rights. The Merger Registration Rights Agreement shall become effective at the Effective Time and shall terminate prior to effectiveness if the Merger Agreement is terminated prior to the consummation of the Transactions. The Merger Registration Rights Agreement contains a lock-up provision prohibiting, subject to certain limitations and exceptions, Registration Rights Holders from transferring Frank’s Common Stock for a period of 90 days after the earlier to occur of October 31, 2021 and the Closing.

Existing RRA Amendment

In connection with the Merger Agreement, Frank’s and certain of the shareholders of Frank’s that are parties to the Existing Registration Rights Agreement entered into the Existing RRA Amendment, with such amendment to be effective as of the Effective Time. The Existing RRA Amendment amends the Existing Registration Rights Agreement in order to facilitate the transactions contemplated by the Merger Registration Rights Agreement.

Voting and Support Agreements

In connection with the Merger Agreement, the Supporting Holders entered into Voting and Support Agreements with Frank’s and Expro pursuant to which, among other things, the Supporting Holders have agreed, subject to certain limitations and exceptions, not to transfer any of their Frank’s Common Stock or Expro Ordinary Shares, respectively, until the earlier of the date the Merger Agreement is terminated, the Effective Time and October 31, 2021, and to vote such shares in a manner to facilitate the consummation of the Merger and the Transactions. Certain of the Voting and Support Agreements of the Frank’s Supporting Holders also contain customary lock-up provisions that restrict the ability of the Frank’s Supporting Holders to transfer their shares of Frank’s Common Stock held as of the commencement of the lock-up period described below, for a period of 90 days following the earlier of October 31, 2021 and the Effective Time. The form of Voting and Support Agreement is attached to this proxy statement/prospectus as Annex E.

Director Nomination Agreement

In connection with the Merger Agreement, the Frank’s and certain shareholders of Frank’s and Expro entered into the Director Nomination Agreement to be effective as of the Effective Time. The Director Nomination Agreement provides, among other things, that commencing with Frank’s annual general meeting of the shareholders held in 2022:

•

Provided that if the Oak Hill Group (as defined in the Director Nomination Agreement) receives shares of Frank’s Common Stock in the Merger equal to at least 20% of the Frank’s Common Stock outstanding as of the Effective Time (after giving effect to the issuance of Frank’s Common Stock in the Merger) (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, the “Closing Shares”), Oak Hill will have the right to designate (i) two persons as its nominees for election to the Combined Company Board as non-executive directors for so long as the Oak Hill Group collectively owns shares of Frank’s Common Stock equal to at least 20% of the Closing Shares and (ii) one person as its nominee for election to the Combined Company Board as a non-executive director for so long as the Oak Hill Group collectively owns shares of Frank’s Common Stock equal to at least 10% (but less than 20%) of the Closing Shares.

Upon the Oak Hill Group ceasing to collectively own shares of Frank’s Common Stock equal to at least 10% of the Closing Shares, Oak Hill will not have a right to designate a director to the Combined Company Board.

•

Provided that if any member of Expro and such member’s affiliates receive shares of Frank’s Common Stock in the Merger equal to at least 20% of the Closing Shares and executes a joinder to the Director Nomination Agreement no later than three Business Days following the Effective Time (a “Joinder Shareholder”), the members of such Joinder Shareholder Group (as defined in the Director Nomination Agreement) holding the majority of the Frank’s Common Stock owned by such Joinder Shareholder Group (the “Joinder Shareholder Majority”) will collectively have the right to designate (i) two persons as their nominees for election to the Combined Company Board as non-executive directors for so long as such Joinder Shareholder Group collectively owns shares of Frank’s Common Stock equal to at least 20% of the Closing Shares and (ii) one person as their nominee for election to the Combined Company Board as a non-executive director for so long as such Joinder Shareholder Group collectively owns shares of Frank’s Common Stock equal to at least 10% (but less than 20%) of the Closing Shares. Upon such Joinder Shareholder Group ceasing to collectively own shares of Frank’s Common Stock equal to at least 10% of the Closing Shares, the Joinder Shareholder Majority will not have a right to designate a director to the Combined Company Board. Neither Frank’s nor Expro currently expects that any Expro shareholder other than the Oak Hill Group will have designation rights under the Director Nomination Agreement.

•

The Mosing Parties (as defined in the Director Nomination Agreement) holding the Mosing Majority shall have the right to designate one person as their nominee for election to the Combined Company Board as a non-executive director. Upon the Mosing Family Members (as defined in the Director Nomination Agreement) ceasing to collectively own shares of Frank’s Common Stock equal to at least 10% of the Closing Shares, the Mosing Majority will not have a right to designate a director to the Combined Company Board. Neither Frank’s nor Expro currently expects that any Expro shareholder other than the Oak Hill Group will have nomination rights under the Director Nomination Agreement.

The form of Director Nomination Agreement is attached to this proxy statement/prospectus as Annex F.

A&R TRA

In connection with the Merger Agreement, Frank’s, FICV and Mosing Holdings entered into the A&R TRA, that amends and restates the Original TRA. Pursuant to the A&R TRA, Frank’s, FICV and Mosing Holdings have agreed, among other things, to settle the early termination payment obligations that would otherwise be owed to Mosing Holdings under the Original TRA as a result of the Merger in exchange for the payment by Frank’s to Mosing Holdings of $15 million cash at the Closing and certain other contingent payments by Frank’s to Mosing Holdings made in the future in the event the Combined Company realizes cash tax savings from tax attributes covered under the Original TRA during the ten year period following the Closing Date in excess of $18,057,000, as more fully described in the A&R TRA. The terms of the A&R TRA are conditioned upon and subject to the Closing and the payment to Mosing Holdings of the Closing Date TRA Payment. If such conditions do not occur, the A&R TRA will be terminated and will be null and void, and the Original TRA will remain in effect in accordance with its terms.

The form of A&R TRA is attached to this proxy statement/prospectus as Annex G.

MERGER-RELATED PROPOSALS

PROPOSAL 1—THE MERGER PROPOSAL

Frank’s is asking its shareholders to approve and adopt the Merger Agreement, the Merger and the Transactions within the meaning of Section 2:107a of the Dutch Civil Code.

For a summary and detailed information regarding the Merger Proposal, see the information about the Merger and the Merger Agreement contained throughout this proxy statement/prospectus, including the information set forth in the sections titled “The Merger” and the “Merger Agreement.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Under the Merger Agreement, approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Transactions will not be completed even if the other Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the Merger Proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2—THE STOCK ISSUANCE PROPOSAL

Frank’s is asking its shareholders to approve the Stock Issuance Proposal which will approve the authorization of the Frank’s Management Board, subject to approval of the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal, the Combined Company Board), to issue shares of Frank’s Common Stock to Expro shareholders in connection with the Merger and to grant rights to subscribe for shares of Frank’s Common Stock to holders of warrants, options and other rights to subscribe for or otherwise acquire Expro Ordinary Shares to the holders of those rights in connection with the Merger. This approval, if granted, will not affect the existing authorizations included in the Frank’s Articles to issue, or grant rights to subscribe for, shares of Frank’s Common Stock with or without pre-emptive rights, nor will these authorizations be included in the Frank’s Articles following the implementation of the Board Structure Proposal.

For a summary and detailed information regarding the Stock Issuance Proposal, see the information about the Merger and Stock Issuance Proposal contained throughout this proxy statement/prospectus, including the information set forth in the section titled “The Merger.”

Under the Merger Agreement, approval of the Stock Issuance Proposal is a condition to the completion of the Merger. If the Stock Issuance Proposal is not approved, the Transactions will not be completed even if the other Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the Stock Issuance Proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

PROPOSAL 3—THE BOARD CHANGES PROPOSAL

Frank’s is asking its shareholders to approve the Board Changes Proposal which will approve the election, effective as of the Effective Time but following implementation of the Board Structure Proposal, of the following individuals as executive or non-executive directors, as applicable, of the Combined Company Board:

Michael Kearney

Michael Jardon

D. Keith Mosing

Robert Drummond

Brian Truelove

Eitan Arbeter

Alan Schrager

Two additional individuals will be designated for election by the Expro Board to the Combined Company Board, but such individuals have not been identified. Before we mail definitive proxy materials to our stockholders, we will identify such individuals and provide biographical information for each director in the section entitled “Directors of the Combined Company.”

For a summary and detailed information regarding this proposal, see the information about the Merger and the Board Changes Proposal contained throughout this proxy statement/prospectus, including the information set forth in the section titled “The Merger” and “Frank’s Directors.”

Under the Merger Agreement, approval of the Board Changes Proposal is a condition to the completion of the Merger. If the Board Changes Proposal is not approved, the Transactions will not be completed even if the other Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the Board Changes Proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE BOARD CHANGES PROPOSAL.

PROPOSAL 4—THE CAPITAL STOCK AMENDMENT PROPOSAL

Background

Frank’s is asking shareholders to approve the Capital Stock Amendment Proposal which will approve and adopt amendments to the Frank’s Articles as further described below.

Article 4.1 of the Frank’s Articles currently provides that the total authorized capital stock is 798,096,000 shares of Frank’s Common Stock. On March 10, 2021, the Frank’s Board unanimously adopted a resolution approving and recommending that the Frank’s shareholders resolve to approve the amendment to Article 4.1 of the Frank’s Articles to increase Frank’s authorized capital to 1,200,000,000 shares of Frank’s Common Stock. If the Reverse Stock Split Proposal is approved, the authorized capital will be correspondingly reduced. There are currently 226,578,254 shares of Frank’s Common Stock, with 426,146,247 shares expected to be issued in the merger. Following the merger it is expected that 652,724,501 shares of Frank’s Common Stock will be outstanding.

This proposal also includes authorization of each civil law notary, candidate civil law notary and lawyer working with NautaDutilh N.V. to execute the notarial deed of amendment giving effect thereto.

Text of the Proposed Amendments

The full text of the proposed amendments to the Frank’s Articles reflecting the proposed amendments pursuant to the Capital Stock Amendment Proposal is attached to this proxy statement/prospectus as an English translation as Annex C-I.

Purpose of the Proposed Amendment

The Frank’s Board believes that it is important for us to have available for issuance a number of authorized shares of common stock to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions), in addition to complete the Transactions.

Potential Effects of the Proposed Amendment

This will provide us with the flexibility to issue shares in the future in a timely manner without having to obtain stockholder approval for a particular issuance. In addition, the existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Timing of the Proposed Amendment

The proposed amendment will become effective as of or prior to the Effective Time of the Merger.

Approval of the Capital Stock Amendment Proposal

The Frank’s Board believes that it is in the best interests of Frank’s and Frank’s shareholders to approve the Capital Stock Amendment Proposal in order to facilitate the Merger.

Under the Merger Agreement, approval of the Capital Stock Amendment Proposal is a condition to the completion of the Merger. If the Capital Stock Amendment Proposal is not approved, the Transactions will not be completed even if the other Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the Capital Stock Amendment Proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE CAPITAL STOCK AMENDMENT PROPOSAL.

PROPOSAL 5—THE REVERSE STOCK SPLIT PROPOSAL

Background

Frank’s is asking shareholders to approve the Reverse Stock Split Proposal which will approve and adopt an amendment, as of or prior to the Effective Time, to Frank’s Articles to effect the Reverse Stock Split in respect of all issued and outstanding shares of Frank’s Common Stock at a ratio in the range from 1-for-4 to 1-for-7, with such specific ratio to be determined by the Frank’s Supervisory Board (with the consent of Expro not unreasonably withheld, conditioned or delayed) following the Annual Meeting. No fractional shares of Frank’s Common Stock will be issued in connection with the Reverse Stock Split. Instead, holders of Frank’s Common Stock who would otherwise receive a fractional share of Frank’s Common Stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share, as explained more fully below.

On March 10, 2021, the Frank’s Board unanimously adopted a resolution approving and recommending that the Frank’s shareholders resolve to approve the amendment to Articles 4.1 and 4.5-4.8 of the Frank’s Articles to authorize the Reverse Stock Split.

This proposal also includes authorization of each civil law notary, candidate civil law notary and lawyer working with NautaDutilh to execute the notarial deed of amendment giving effect thereto.

Text of the Proposed Amendment

The full text of the proposed amendments to the Frank’s Articles reflecting the proposed amendments pursuant to the Reverse Stock Split Proposal is attached to this proxy statement/prospectus as an English translation as Annex C-II.

Purpose of the Proposed Amendment

The Frank’s Board believes that the Reverse Stock Split should result in a higher trading price range for the Combined Company’s common stock, which could make the Combined Company’s common stock more attractive to investors.

Potential Effects of the Proposed Amendment

As a result of the implementation of the Reverse Stock Split Proposal, shares of Frank’s Common Stock shall be converted into a number of shares determined by dividing the number of issued shares of Frank’s Common Stock by the reverse stock split ratio to be determined by the Frank’s Supervisory Board following the Annual Meeting. Frank’s authorized capital shall be reduced accordingly.

No fractional shares of Frank’s Common Stock will be issued to shareholders as a result of the Reverse Stock Split. Instead, Frank’s transfer agent will sell all fractional shares that will be created as part of the Reverse Stock Split on the NYSE. A shareholder who would otherwise have received a fraction of a share of Frank’s Common Stock will receive an amount of cash generated from such sales attributable to the shareholder’s proportionate interest in the new proceeds of such sales, without interest. After the Reverse Stock Split, a shareholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest, except to receive payment as described in the preceding sentence.

If the Reverse Stock Split is implemented, shareholders owning, prior to the Reverse Stock Split, less than the number of whole shares of Frank’s Common Stock that will be combined into one share of Frank’s Common Stock in the Reverse Stock Split would no longer be shareholders. For example, if a shareholder held 3 shares of Frank’s Common Stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Frank’s Supervisory Board was 1-for-5, such shareholder would cease to be a shareholder of Frank’s following the Reverse Stock Split and would not have any voting, dividend or other rights, except to receive payment for the fractional share as described above.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to a U.S. holder (as defined below) that holds its Frank’s Common Stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income or the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	persons who are not U.S. holders;

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons who hold at least five percent of Frank’s Common Stock (by vote or value); and

•	certain former citizens or long-term residents of the United States.

U.S. HOLDERS OF FRANK’S COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder Defined

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Frank’s Common Stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Frank’s Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes to consult their tax advisors regarding the U.S. federal income tax consequences to them of the Reverse Stock Split.

Tax Consequences of the Reverse Stock Split

The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Frank’s Common Stock generally should not recognize gain or loss as a result of the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Frank’s Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in its post-reverse stock split shares of Frank’s Common Stock should equal the aggregate tax basis of its pre-reverse stock split shares of Frank’s Common Stock (excluding any portion of such basis that is allocated to any fractional share of Frank’s Common Stock), and such U.S. holder’s holding period in its post-reverse stock split shares of Frank’s Common Stock should include the holding period in its pre-reverse stock split shares of Frank’s Common Stock. A U.S. holder that holds shares of Frank’s Common Stock acquired on different dates and at different prices should consult its tax advisor regarding identifying the bases and holding periods of the particular shares of Frank’s Common Stock it holds after the Reverse Stock Split.

Cash in Lieu of Fractional Shares

A U.S. holder of Frank’s Common Stock that receives cash in lieu of a fractional share of Frank’s Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis in its shares of Frank’s Common Stock that are allocated to the fractional share. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Frank’s Common Stock that are allocated to the fractional share exceeds one year as of the effective date of the Reverse Stock Split. The deductibility of capital losses is subject to limitations. Special rules may apply to certain U.S. holders to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to such U.S. holder. Holders of Frank’s Common Stock should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Information Reporting and Backup Withholding

Payments of cash made in lieu of a fractional share of Frank’s Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. holder that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

U.S. HOLDERS OF FRANK’S COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

Timing of the Proposed Amendment

The proposed amendment will become effective at or prior to the Effective Time of the Merger.

Approval of the Reverse Stock Split Proposal

The Frank’s Board believes that it is in the best interests of Frank’s and Frank’s shareholders to approve the Reverse Stock Split Proposal in order to facilitate the Merger.

Under the Merger Agreement, approval of the Reverse Stock Split Proposal is not a condition to the completion of the Merger. If the Reverse Stock Split Proposal is not approved, the Transactions may still be completed if the other required Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast is required to approve the Reverse Stock Split Proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL 6—THE BOARD STRUCTURE PROPOSAL

Background

Frank’s is asking shareholders to approve the Board Structure Proposal which will approve and adopt an amendment, as of or prior to the Effective Time, to the Frank’s Articles to transition Frank’s governance structure from a two-tier board structure to a one-tier board structure, together with certain corresponding or otherwise technical changes to the Frank’s Articles.

Chapter VI of the Frank’s Articles currently provides for the duties of the Frank’s Management Board and Chapter VII currently provides for the duties of the Frank’s Supervisory Board. On March 10, 2021, the Frank’s Board unanimously adopted a resolution approving and recommending that the Frank’s shareholders resolve to approve the amendment to Frank’s Articles, to transition Frank’s governance structure from a two-tier board structure to a one-tier board structure. Additionally, certain technical changes to the Frank’s Articles are being proposed.

This proposal also includes authorization of each civil law notary, candidate civil law notary and lawyer working with NautaDutilh to execute the notarial deed of amendment giving effect thereto.

Text of the Proposed Amendment

The full text of the proposed amendments to the Frank’s Articles reflecting the proposed amendments pursuant to the Board Structure Proposal is attached to this proxy statement/prospectus as an English translation as Annex C-III.

Purpose of the Proposed Amendment

Frank’s Board believes that a single tier board of directors will provide administrative and structural advantages that will benefit the Frank’s Board in carrying out its duties.

Potential Effects of the Proposed Amendment

This amendment would simplify the structure of the management and supervision of the Company, consolidate governance in a single board of directors and implement related changes to the Frank’s Articles.

Timing of the Proposed Amendment

The proposed amendment will become effective as of or prior to the Effective Time of the Merger.

Approval of the Board Structure Proposal

The Frank’s Board believes that it is in the best interests of Frank’s and Frank’s shareholders to approve the Board Structure Proposal in order to facilitate the Merger.

Under the Merger Agreement, approval of Board Structure Proposal is a condition to the completion of the Merger. If the Board Structure Proposal is not approved, the Transactions will not be completed even if the other Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the Board Structure Proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE BOARD STRUCTURE PROPOSAL.

PROPOSAL 7—THE COMPENSATION POLICY AMENDMENT PROPOSAL

Frank’s is asking shareholders to vote on the Compensation Policy Amendment Proposal to approve and adopt the Compensation Policy Amendment, as of the Effective Time but following the implementation of the Board Structure Proposal, to reflect the transition of Frank’s governance structure from a two-tier board structure to a one-tier board structure.

Under the Merger Agreement, approval of the Compensation Policy Amendment Proposal is not a condition to the completion of the Merger. If the Compensation Policy Amendment Proposal is not approved, the Transactions may still be completed if the other required Merger-Related Proposals are approved.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the Compensation Policy Amendment Proposal.

The full text of the proposed compensation policy is attached to this proxy statement/prospectus as Annex D.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE COMPENSATION POLICY AMENDMENT PROPOSAL.

PROPOSAL 8— THE NON-BINDING COMPENSATION ADVISORY PROPOSAL

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) promulgated under the Exchange Act require that Frank’s seek a non-binding, advisory vote from its shareholders to approve the Merger-related compensation described in this proxy statement/prospectus under “The Merger—Interests of Frank’s Directors and Executive Officers in the Merger” beginning on page 84. The approval, on a non-binding, advisory basis, of the Merger-related compensation proposal requires the affirmative vote of holders of a simple majority of the votes cast at the Annual Meeting. Each share of Frank’s common stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal. Accordingly, Frank’s is asking its stockholders to vote in favor of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Frank’s Named Executive Officers that is based on or otherwise relates to the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of Directors and Executive Officers of Frank’s in the Merger’ are hereby APPROVED.”

Approval of this proposal is not a condition to completion of the Merger, and the vote with respect to this proposal is advisory only and will not be binding on Frank’s or the Combined Company. If the Merger proposal is adopted by the Frank’s stockholders and the Merger is completed, the Merger-related compensation will be payable to Frank’s Named Executive Officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Merger-related compensation proposal.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NON-BINDING COMPENSATION ADVISORY PROPOSAL.

THE ANNUAL MEETING PROPOSALS

PROPOSAL 9—THE RE-ELECTION PROPOSAL

The Frank’s Management Board and the Frank’s Supervisory Board have nominated the following individuals for election to the Frank’s Supervisory Board, with a term beginning at the end of the Annual Meeting on                , 2021 to serve until the earlier of (i) the end of Frank’s 2022 annual meeting of shareholders, (ii) the Effective Time, or (iii) until their successors are elected and qualified or upon their earlier of death, disability, resignation or removal:

Michael C. Kearney

Robert W. Drummond

Michael E. McMahon

L. Don Miller

D. Keith Mosing

Kirkland D. Mosing

Erich L. Mosing

Melanie M. Trent

Alexander Vriesendorp

Biographical information for each nominee, as well as for the Frank’s current executive officers, is contained in “Management.”

Neither the Frank’s Management Board nor the Frank’s Supervisory Board has any reason to believe that any of its nominees will be unable or unwilling to serve if appointed. If a nominee becomes unable or unwilling to accept nomination or appointment, the number of members of the Frank’s Supervisory Board will be reduced for the time being, until a meeting is called to appoint a substitute nominee that the Frank’s Management Board and the Frank’s Supervisory Board recommend.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to appoint each director nominated.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FRANK’S SUPERVISORY DIRECTOR NOMINEES.

PROPOSAL 10—THE MANAGEMENT BOARD RE-APPOINTMENT PROPOSAL

Under Dutch law, the shareholders have the power to appoint managing directors. At the Annual Meeting, you will be asked to re-appointment Ms. Cougle and Messrs. Russell and Symington as members of the Frank’s Management Board to serve until the earlier of the Effective Time or the Frank’s annual general meeting of shareholders in 2022.

Biographical information for each nominee is contained in “Management.”

The Frank’s Supervisory Board has no reason to believe that any of its nominees will be unable or unwilling to serve if appointed. If a nominee becomes unable or unwilling to accept nomination or appointment, the number of members of the Frank’s Management Board will be reduced for the time being, until a meeting is called to appoint a substitute nominee that the Frank’s Supervisory Board recommend.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to appoint each managing director nominated.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF STEVEN RUSSELL, JOHN SYMINGTON AND MELISSA COUGLE AS MANAGING DIRECTORS.

PROPOSAL 11—THE ANNUAL REPORT RATIFICATION PROPOSAL

At the Annual Meeting, you will be asked to confirm and ratify the preparation of Frank’s Dutch statutory annual accounts and annual report of the Frank’s Management Board in the English language and to adopt Frank’s Dutch statutory annual accounts for the year ended December 31, 2020 (the “Annual Accounts”), as required under Dutch law and the Frank’s Articles.

The Annual Accounts are prepared in accordance with the statutory provisions of Part 9, Book 2 of the Dutch Civil Code and the generally accepted accounting principles in The Netherlands, including the firm pronouncements in the Guidelines for Annual Reporting in The Netherlands as issued by the Dutch Accounting Standards Board (“Dutch GAAP”). The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“U.S. GAAP”) and there are differences between Dutch GAAP and U.S. GAAP.

A copy of the Annual Accounts can be accessed through Frank’s website, www.franksinternational.com, and may be obtained free of charge by request to Frank’s principal executive offices at Mastenmakersweg 1, 1786 Den Helder, The Netherlands and at Frank’s U.S. Headquarters at 10260 Westheimer Rd., Houston, TX 77042 Attn: Investor Relations.

A representative of KPMG Accountants N.V., who has audited the Annual Accounts, will be available, either in person or telephonically, to answer any questions from Frank’s shareholders in relation to the auditor’s statement in relation to the fairness of the Annual Accounts.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to adopt the Annual Accounts and to authorize the preparation of Frank’s Dutch statutory annual accounts and annual report in the English language.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF FRANK’S DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

PROPOSAL 12—THE SUPERVISORY BOARD LIABILITY DISCHARGE PROPOSAL

Under Dutch law, at the Annual Meeting, shareholders may discharge the members of the Frank’s Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Frank’s Supervisory Board from liability in respect of the exercise of their supervisory duties during 2020.

The affirmative vote of a simple majority of the votes cast at the annual meeting is required to approve the discharge from liability of the members of the Frank’s Supervisory Board.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISCHARGE OF THE MEMBERS OF THE FRANK’S SUPERVISORY BOARD FROM LIABILITY FOR 2020.

PROPOSAL 13—THE MANAGEMENT BOARD LIABILITY DISCHARGE PROPOSAL

Under Dutch law, at the Annual Meeting, the shareholders may discharge the members of the Frank’s Management Board from liability in respect of the exercise of its management duties during the financial year concerned. During the period of January 1, 2020 through June 10, 2020, Steven Russell and John Symington were the members of the Frank’s Management Board. As of the date of the 2020 annual general meeting, the members of the Frank’s Management Board were Steven Russell, John Symington and Melissa Cougle. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge each member of the Frank’s Management Board from liability in respect of the management conducted by them during 2020, as appears from the books and records of Frank’s (including the 2020 statutory annual accounts and annual report) and with respect to their responsibilities vis-à-vis Frank’s.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the discharge from liability of the members who served on the Frank’s Management Board during 2020.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DISCHARGE OF THE MEMBERS OF THE FRANK’S MANAGEMENT BOARD FROM THEIR LIABILITY FOR 2020.

PROPOSAL 14—THE DUTCH AUDITOR PROPOSAL

In accordance with Dutch law and the Frank’s Articles, Frank’s shall have its Dutch statutory annual accounts (prepared in accordance with Dutch GAAP) audited by a Dutch auditor. The Dutch auditor shall be appointed by Frank’s shareholders at the Annual Meeting. Upon the recommendation of the Audit Committee, the Frank’s Management Board and the Frank’s Supervisory Board propose to appoint KPMG Accountants N.V. as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2021, with such appointment contemplated to terminate on or about the Closing with Deloitte Accountants B.V., then being appointed as Dutch auditor.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to appoint KPMG Accountants N.V. as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2021, provided Deloitte Accountants B.V. shall be appointed for that fiscal year if the Merger is completed.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS OUR AUDITOR WHO WILL AUDIT OUR DUTCH ANNUAL ACCOUNTS FOR THE YEAR ENDING DECEMBER 31, 2021, PROVIDED DELOITTE ACCOUNTANTS B.V. SHALL BE APPOINTED FOR THAT FISCAL YEAR IF THE MERGER IS COMPLETED.

PROPOSAL 15—THE US AUDITOR PROPOSAL

The Audit Committee of the Frank’s Supervisory Board has selected KPMG LLP as the international independent registered public accounting firm of Frank’s for the year ending December 31, 2021. The audit of Frank’s annual consolidated financial statements for the year ended December 31, 2020 was completed by KPMG LLP on March 1, 2021.

The Frank’s Supervisory Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting, with such appointment contemplated to terminate on or about the Closing with Deloitte & Touche LLP then being appointed as US auditor. The submission of this matter for ratification by shareholders is not legally required, but the Frank’s Supervisory Board and the Audit Committee believe the submission provides an opportunity for shareholders through their vote to communicate with the Frank’s Supervisory Board and the Audit Committee about an important aspect of corporate governance. If the shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s international independent registered public accounting firm. Representatives of KPMG LLP will be available, either in person or telephonically, to respond to appropriate questions at the Annual Meeting if necessary. Also, a representative of KPMG Accountants N.V., who has audited the Annual Accounts, will also be available to answer any questions from Frank’s shareholders in relation to the auditor’s statement in relation to the fairness of Annual Accounts. See “Proposal 11—The Annual Report Ratification Proposal.”

The Audit Committee has the authority and responsibility to retain, evaluate and replace Frank’s international independent registered public accounting firm. The shareholders’ ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Frank’s international independent registered public accounting firm at any time.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INTERNATIONAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF FRANK’S FOR THE YEAR ENDING DECEMBER 31, 2021, PROVIDED THAT DELOITTE & TOUCHE LLP SHALL BE APPOINTED FOR THAT YEAR IF THE MERGER IS COMPLETED.

PROPOSAL 16—THE DIRECTOR REMUNERATION PROPOSAL

In accordance with Dutch law and Frank’s Articles, the shareholders shall determine the remuneration of each member of the Frank’s Supervisory Board. The Frank’s Supervisory Board believes that attracting and retaining qualified non-employee directors is critical to the Company’s future value, growth, and governance. The Frank’s Supervisory Board also believes that the compensation package for Frank’s non-employee directors should require a portion of the total compensation to be equity-based to align the interests of these directors with Frank’s shareholders. Frank’s, along with Meridian, has determined that the compensation program applicable to the non-employee directors should be comparable with the packages identified at Frank’s peer group. Based on this decision, the director compensation program for 2020 consisted of an annual retainer compensation package for the non-employee directors valued at approximately $200,000, of which $50,000 is paid in the form of an annual cash retainer, and the remaining $150,000 is paid in a grant of restricted stock units under the LTIP. In addition, Frank’s paid (i) the Audit Committee Chairman and each Audit Committee member an annual amount of $20,000 and $10,000, respectively, (ii) the Lead Supervisory Director an annual amount of $20,000, (iii) the non-executive Chairman of the Frank’s Supervisory Board (if applicable) an annual retainer valued at approximately $120,000, of which $80,000 is to be paid in the form of an annual cash retainer, and the remaining $40,000 is to be paid in a grant of restricted stock units under the LTIP, (iv) the Compensation Committee Chairman and each Compensation Committee member an annual amount of $15,000 and $7,500, respectively, and (v) the Nominating and Governance Committee Chairman an annual amount of $10,000. We granted the 2020 RSU awards to our directors in June 2020. We did not have a non-executive Chairman in 2020 and as such, no additional compensation was paid for this position. In addition, the Frank’s Supervisory Board established a Special Transactions Committee on October 30, 2020. The Frank’s Supervisory Board proposes that the Special Transactions Committee Chairman and each member of the Special Transactions Committee be paid a monthly amount of $15,000 and $10,000, respectively, during the period that the Special Transactions Committee was active from October 30, 2020 until March 9, 2021.

In February 2018, we amended the LTIP to include annual grant limitations for all non-employee director members of the Frank’s Supervisory Board. This amendment imposes maximum limits on the aggregate grant date value of equity-based awards that may be granted to each non-employee director in any calendar year under the LTIP to $1,000,000. Such an amendment to the LTIP did not require shareholder approval and thus became effective immediately upon adoption.

Directors who are also employees of Frank’s will not receive any additional compensation for their service on the Frank’s Supervisory Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Michael E. McMahon	120,220	109,279	229,499
Robert W. Drummond	82,500	109,279	191,779
L. Don Miller	54,959	109,279	164,238
D. Keith Mosing	47,500	109,279	156,779
Kirkland D. Mosing	47,500	109,279	156,779
Erich Mosing	28,247	109,279	137,526
Melanie M. Trent	88,448	109,279	197,727
Alexander Vriesendorp	77,500	109,279	186,779
S. Brent Mosing	22,253	—	22,253
William B. Berry	29,423	—	29,423

The Frank’s Supervisory Board proposes to ratify and approve the above remuneration in relation to the period from the 2020 annual meeting until the date of the 2021 annual meeting, and to approve the remuneration of the members of the Frank’s Supervisory Board for the period up to and including the next annual meeting in 2022 in the following manner: (a) an annual retainer compensation package for the non-employee directors valued at approximately $200,000, of which $50,000 is paid in the form of an annual cash retainer, and the remaining $150,000 is expected to be paid in a grant of restricted stock units under the LTIP; (b) payment to the Audit Committee Chairman and each other audit committee member of an annual amount of $20,000 and $10,000, respectively; (c) payment to the Lead Supervisory Director of an annual amount of $20,000; (d) payment to the Compensation Committee Chairman and each other compensation committee member of an annual amount of $15,000 and $7,500, respectively; (e) payment to the Nominating and Governance Committee Chairman an annual amount of $10,000; and (f) payment to the non-executive Chairman of the Frank’s Supervisory Board (if applicable) an annual retainer valued at approximately $120,000, of which $80,000 is to be paid in the form of an annual cash retainer, and the remaining $40,000 is to be paid in a grant of restricted stock units under the LTIP.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to approve the remuneration of the members of the Frank’s Supervisory Board.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS RATIFY AND APPROVE THE REMUNERATION OF THE MEMBERS OF THE FRANK’S SUPERVISORY BOARD.

PROPOSAL 17—THE SHARE REPURCHASE PROPOSAL

In accordance with Dutch law and the Frank’s Articles, Frank’s may only acquire its own fully paid-up shares with consideration if and insofar the general meeting has authorized the Frank’s Management Board in that respect. Such authorization shall be valid for a period of no longer than eighteen months. In the authorization, the general meeting shall state the number of shares that may be acquired, how the shares may be acquired and the limits within which the price of the shares must be set. No authorization is required when Frank’s acquires shares in its capital for the purpose of transferring those shares to employees of Frank’s or of a group company, under a plan applicable to such employees.

At the annual general meeting in 2020, the Frank’s Supervisory Board and the Frank’s Management Board proposed to limit the authorization of the Frank’s Management Board to repurchase shares in such way that a maximum of 10% of the issued capital may be repurchased and at a price between $0.01 and 105% of the market price on the NYSE. At the 2019 annual general meeting, the shareholders approved such proposal.

Therefore, for the Annual Meeting, the Frank’s Management Board and the Frank’s Supervisory Board propose to authorize the Frank’s Management Board, subject to approval from the Frank’s Supervisory Board (and, following the implementation of the Board Structure Proposal and the Board Changes Proposal, the Combined Company Board), to repurchase shares for any legal purpose under the following same conditions:

(i)	the shares may be repurchased up to a total of 10% of the issued share capital (consisting of shares as of April , 2021);

(ii)	the shares may only be repurchased at an open market purchase or in a private purchase transaction;

(iii)	the shares may only be repurchased at a price between $0.01 and 105% of the market price on the NYSE; and

(iv)	the authorization of the Frank’s Management Board is valid for a period of 18 months starting from the date of Annual Meeting.

The affirmative vote of a simple majority of the votes cast at the Annual Meeting is required to authorize the Frank’s Management Board to repurchase shares for any legal purpose under the relevant conditions.

EACH OF THE FRANK’S MANAGEMENT BOARD AND THE FRANK’S SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AUTHORIZATION OF THE FRANK’S MANAGEMENT BOARD TO REPURCHASE SHARES FOR ANY LEGAL PURPOSE.

MATERIAL DUTCH TAX CONSEQUENCES

Scope of Discussion

The following is a general summary of certain material Dutch tax consequences of the Merger for current Frank’s shareholder, as well as certain material Dutch tax consequences of the acquisition, holding and disposal of shares of Frank’s Common Stock issued in connection with the Merger for Expro shareholders that receive Frank’s Common Stock as merger consideration. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of shares of Frank’s Common Stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as trusts or similar arrangements) may be subject to special rules, or to deal with all potential Dutch tax consequences of the Merger. In view of its general nature, this general summary should be treated with corresponding caution.

This summary is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Where the summary refers to “the Netherlands” or “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe.

This discussion is for general information purposes only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the Merger for current Frank’s shareholder or relating to the acquisition, holding and disposal of shares of Frank’s Common Stock. Investors should consult their own tax advisors regarding the Dutch tax consequences relating to the Merger and the acquisition, holding and disposal of shares of Frank’s Common Stock in light of their particular circumstances.

Please note that this summary does not describe the Dutch tax consequences for a current Frank’s shareholder or an Expro shareholder that was, is or will be:

(i)

a holder of shares of Frank’s Common Stock if such holder, and in the case of individuals, such holder’s partner or certain of its relatives by blood or marriage in the direct line (including foster children), has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Frank’s under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with such holder’s partner (as defined in the Dutch Income Tax Act 2001), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii)

a holder of shares of Frank’s Common Stock, if the Frank’s Common Stock held by such holder qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a holder’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation. A holder may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) the company in which the shares are held is a related entity (statutorily defined term).

(iii)

pension funds, investment institutions (fiscale beleggingsinstellingen) and exempt investment institutions (vrijgestelde beleggingsinstellingen) (each as defined in the Dutch Corporate Income Tax Act 1969) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway,

Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards; and

(iv)

a holder of shares of Frank’s Common Stock who is an individual for whom the Frank’s Common Stock or any benefit derived from the Frank’s Common Stock is a remuneration or deemed to be a remuneration for activities performed by such holder or certain individuals related to such holder (as defined in the Dutch Income Tax Act 2001).

Tax consequences of the Merger for current Frank’s shareholders

The Merger should not trigger Dutch taxation for current Frank’s shareholders.

The Merger will impact the average paid-in capital of Frank’s Common Stock held by current Frank’s shareholders as recognized for purposes of Dutch dividend withholding tax, which may have tax consequences in relation to future liquidation proceeds, proceeds of redemption of Frank’s Common Stock or proceeds of repurchase of Frank’s Common Stock derived by current Frank’s shareholders. As set out below, liquidation proceeds, proceeds of redemption of Frank’s Common Stock or proceeds of repurchase of Frank’s Common Stock derived by current Frank’s shareholders by Frank’s or one of its subsidiaries or other affiliated entities are in principle subject to Dutch dividend withholding tax at a rate of 15% to the extent such proceeds exceed the average paid-in capital as recognized for Dutch dividend withholding tax purposes.

Tax consequences of the acquisition, holding and disposal of shares of Frank’s Common Stock issued in connection with the Merger

Withholding tax

Dividends distributed by Frank’s generally are subject to Dutch dividend withholding tax at a rate of 15%. Generally, Frank’s is responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the holder of shares of Frank’s Common Stock.

The expression “dividends distributed” includes, among other things:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•

liquidation proceeds, proceeds of redemption of Shares, or proceeds of the repurchase of Frank’s Common Stock by Frank’s or one of our subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those Frank’s Common Stock as recognized for purposes of Dutch dividend withholding tax;

•

an amount equal to the par value of Frank’s Common Stock issued or an increase of the par value of Frank’s Common Stock, to the extent that it does not appear that a contribution, recognized for purposes of Dutch dividend withholding tax, has been made or will be made; and

•

partial repayment of the paid-in capital, recognized for purposes of Dutch dividend withholding tax, if and to the extent that Frank’s has net profits (zuivere winst), unless (i) the general meeting has resolved in advance to make such repayment and (ii) the par value of Frank’s Common Stock concerned has been reduced by an equal amount by way of an amendment of Frank’s articles of association.

Individuals and corporate legal entities who are resident or deemed to be resident of the Netherlands for Dutch tax purposes, generally are entitled to an exemption of or a credit for any Dutch dividend withholding tax against their income tax or corporate income tax liability and to a refund of any residual Dutch dividend withholding tax. The same generally applies to holders of shares of Frank’s Common Stock that are neither resident nor deemed to be resident of the Netherlands if the shares of Frank’s Common Stock are attributable to a Dutch permanent establishment of such non-resident holder.

A holder of shares of Frank’s Common Stock resident of a country other than the Netherlands may, depending on such holder’s specific circumstances, be entitled to exemptions from, reductions of, or full or partial refunds of, Dutch dividend withholding tax under Dutch national tax legislation or a double taxation convention in effect between the Netherlands and such other country.

Remittance to the Dutch tax authorities

In general, Frank’s will be required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. However, under certain circumstances, Frank’s is allowed to reduce the amount to be remitted to the Dutch tax authorities by the lesser of:

•	3% of the portion of the distribution paid by Frank’s that is subject to Dutch dividend withholding tax; and

•

3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by us from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by Frank’s) and the two preceding calendar years, as far as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above mentioned reduction.

Although this reduction reduces the amount of Dutch dividend withholding tax that Frank’s is required to remit to the Dutch tax authorities, it does not reduce the amount of tax that Frank’s is required to withhold on dividends distributed by it.

Dividend stripping

Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of Dutch dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Taxes on income and capital gains

Dutch Resident Entities

Generally speaking, if the holder of shares of Frank’s Common Stock is an entity that is a resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (a “Dutch Resident Entity”), any payment on the Frank’s Common Stock or any gain or loss realized on the disposal or deemed disposal of the Frank’s Common Stock is subject to Dutch corporate income tax at a rate of 15% with respect to taxable profits up to €245,000 and 25% with respect to taxable profits in excess of that amount (rates and brackets for 2021).

Dutch Resident Individuals

If the holder of shares of Frank’s Common Stock is an individual resident or deemed to be resident of the Netherlands for Dutch income tax purposes (a “Dutch Resident Individual”), any payment on the Frank’s Common Stock or any gain or loss realized on the disposal or deemed disposal of the Frank’s Common Stock is taxable at the progressive Dutch income tax rates (with a maximum of 49.5% in 2021), if:

(i)

The shares of Frank’s Common Stock are attributable to an enterprise from which the holder of shares of Frank’s Common Stock derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii)

the holder of shares of Frank’s Common Stock is considered to perform activities with respect to the Frank’s Common Stock that go beyond ordinary asset management (normaal, actief vermogensbeheer) or derives benefits from the Frank’s Common Stock that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

If the above-mentioned conditions (i) and (ii) do not apply to the individual holder of shares of Frank’s Common Stock, such holder will be taxed annually on a deemed return (with a maximum of 5.69% in 2021) on the individual’s net investment assets (rendementsgrondslag) for the year, insofar the individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The deemed return on the individual’s net investment assets for the year is taxed at a rate of 31%. Actual income, gains or losses in respect of the Frank’s Common Stock are as such not subject to Dutch income tax.

The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on 1 January of the relevant calendar year. The shares of Frank’s Common Stock are included as investment assets. For the net investment assets on 1 January 2021, the deemed return ranges from 1.90% up to 5.69% (depending on the aggregate amount of the net investment assets of the individual on 1 January 2021). The deemed return will be adjusted annually on the basis of historic market yields.

Non-residents of the Netherlands

A holder of shares of Frank’s Common Stock that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch taxes on income or capital gains in respect of any payment on the Frank’s Common Stock or in respect of any gain or loss realized on the disposal or deemed disposal of the Frank’s Common Stock, provided that:

(i)

such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Shares are attributable; and

(ii)

in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Shares that go beyond ordinary asset management and does not derive benefits from the Shares that are taxable as benefits from other activities in the Netherlands.

Gift and inheritance taxes

Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of shares of Frank’s Common Stock by way of a gift by, or on the death of, a holder of shares of Frank’s Common Stock who is resident or deemed resident of the Netherlands at the time of the gift or such holder’s death.

Non-residents of the Netherlands

No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of shares of Frank’s Common Stock by way of a gift by, or on the death of, a holder of shares of Frank’s Common Stock who is neither resident nor deemed to be resident of the Netherlands, unless:

(i)

in the case of a gift of shares of Frank’s Common Stock by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or

(ii)

in the case of a gift of shares of Frank’s Common Stock is made under a condition precedent, the holder of shares of Frank’s Common Stock is resident or is deemed to be resident of the Netherlands at the time the condition is fulfilled; or

(iii)	the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the ten years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been a resident of the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Value added tax (VAT)

No Dutch VAT will be payable by a holder of shares of Frank’s Common Stock in respect of any payment in consideration for the holding or disposal of the Frank’s Common Stock.

Other taxes and duties

No Dutch registration tax, stamp duty or any other similar documentary tax or duty will be payable by a holder of shares of Frank’s Common Stock in respect of any payment in consideration for the holding or disposal of the Frank’s Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth the unaudited pro forma condensed combined financial information giving effect to the Merger involving Expro and Frank’s.

The unaudited pro forma condensed combined financial statements give effect to the Merger using the acquisition method of accounting, in accordance with U.S. GAAP, for business combinations, with Expro deemed to be the accounting acquirer in the reverse merger due to, but not limited to, the following:

•	Frank’s expects that its current shareholders will own approximately 35% of the Combined Company and current Expro shareholders will own approximately 65% of the Combined Company following the Merger;

•	Expro’s relative size in relation to the Combined Company;

•

The Chief Executive Officer of Expro will become Chief Executive Officer of the Combined Company, and the Chief Financial Officer of Expro will become Chief Financial Officer of the Combined Company. The remaining executive management members will be selected by the Combined Company Board; and

•	Pursuant to the terms of the Merger, the board of directors of the Combined Company will consist of nine members, including six directors to be designated by Expro.

The assets and liabilities of Frank’s have been measured based on various preliminary estimates using assumptions that Expro believes are reasonable based on information that is currently publicly available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the Combined Company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Expro and Frank’s, included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 gives pro forma effect to the Merger as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Merger as if it was completed on March 31, 2021.

Included within Expro’s and Frank’s statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are transaction expenses of approximately $4.8 million and $6.8 million and $1.6 million and $1.3 million, respectively. These transaction expenses consist of professional fees incurred as a result of the Merger.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and do not represent the consolidated statement of financial position or consolidated results of operations had the Merger been completed as of the dates indicated. While the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the Combined Company may realize or incur as a result of the Merger, management’s estimates of certain cost savings to be realized and additional costs that may be necessary to achieve these savings following closing of the Merger are illustrated in Note 7 to the unaudited pro forma condensed combined financial statements. The pro forma transaction adjustments have been made on available information and on assumptions that management believes are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the Merger on the historical financial information. See the notes to the unaudited condensed combined pro forma financial statements below for a discussion of assumptions made. The unaudited condensed combined pro forma financial statements do not project the Combined Company’s results of operations or financial position for any future period or date.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Expro’s historical unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2021 and historical audited consolidated financial statements for the fiscal year ended December 31, 2020, included elsewhere in this proxy statement/prospectus, and Frank’s historical unaudited financial statements and notes thereto for three months ended March 31, 2021 and historical audited consolidated financial statements for the fiscal year ended December 31, 2020, incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this proxy statement/prospectus.

FRANK’S INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT MARCH 31, 2021

(in thousands)

			Note 3		Note 5
	Historical Expro March 31, 2021	Historical Frank’s March 31, 2021	Reclassification Adjustments	Ref	Transaction Accounting Adjustments	Ref	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$108,491	$191,339	$—		$(15,000)	5(a)	$284,830
Restricted cash	1,617	1,656	—		—		3,273
Short-term investments	—	2,252	(2,252)	3(a)	—		—
Accounts receivables, net	196,806	116,581	(18,888)	3(a)	—		294,499
Inventories, net	56,125	94,738	—		(548)	5(b)	150,315
Assets held for sale	—	3,681	—		—		3,681
Income tax receivables	19,017	—	1,741	3(a)	—		20,758
Other current assets	38,627	8,416	19,399	3(a)	—		66,442

Total current assets	420,683	418,663	—		(15,548)		823,798
Property, plant and equipment, net	290,869	255,401	—		10,166	5(c)	556,436
Investments in joint ventures	49,175	—	—		—		49,175
Goodwill	25,504	42,785	—		45,503	5(d)	113,792
Intangible assets, net	166,716	11,062	—		168,656	5(e)	346,434
Deferred tax assets, net	—	16,482	—		—	5(f)	16,482
Operating lease right-of-use assets	59,526	27,972	—		(3,250)	5(g)	84,248
Non-current accounts receivable, net	10,921	—	—		—		10,921
Other assets	4,953	30,907	—		—		35,860

Total assets	$1,028,347	$803,272	$—		$205,527		$2,037,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$139,059	$107,085	$(36,881)	3(a)	$15,257	5(h)	$224,520
Deferred revenue	—	640	(640)	3(a)	—		—
Income tax liabilities	15,063	—	14,364	3(a)	—		29,427
Finance lease liabilities	1,243	—	—		—		1,243
Operating lease liabilities	14,331	8,066	—		—		22,397
Other current liabilities	64,851	960	19,685	3(a)	4,088	5(i)	89,584

Total current liabilities	234,547	116,751	(3,472)		19,345		367,171
Deferred tax liabilities	26,16l	—	—		—		26,161
Post-retirement benefits	57,281	—	—		—		57,281
Non-current finance lease liabilities	16,718	—	—		—		16,718
Non-current operating lease liabilities	59,289	20,766	—		—		80,055
Other non-current liabilities	42,820	25,257	3,472	3(a)	—		71,549

Total liabilities	$436,816	$162,774	$—		$19,345		$618,935

Stockholders’ equity
Common stock	$585	$2,890	$—		$4,623	5(j)	$8,098
Warrants	10,530	—	—		(10,530)	5(k)	—
Additional paid-in capital	1,006,100	1,091,028	—		(205,229)	5(l)	1,891,899
Accumulated deficit	(424,129)	(401,232)	—		345,130	5(m)	(480,231)
Accumulated other comprehensive loss	(1,555)	(30,250)	—		30,250	5(n)	(1,555)
Treasury stock (at cost)	—	(21,938)	—		21,938	5(n)	—

Total stockholders’ equity	591,531	640,498	—		186,182		1,418,211

Total liabilities and stockholders’ equity	$1,028,347	$803,272	$—		$205,527		$2,037,146

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FRANK’S INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except shares and per share amounts)

			Note 3		Note 6
	Historical Expro three months ended March 31, 2021	Historical Frank’s three months ended March 31, 2021	Reclassification Adjustments	Ref	Transaction Accounting Adjustments	Ref	Pro Forma Combined
Total revenue	$156,295	$94,811	$—		$—		$251,106

Operating costs and expenses
Cost of revenues	164,730	74,849	26,274	3(b)	(2,988)	6(a), 6(b), 6(c)	262,865
General and administrative	6,738	16,447	(7,299)	3(b)	4,145	6(c), 6(d), 6(e), 6(f), 6(g)	20,031
Depreciation and amortization	—	16,107	(16,107)	3(b)	—		—
Gain on disposal of assets	—	(182)	—		—		(182)
Transaction related costs	4,823	—	6,804	3(c)	—	6(h)	11,627
Severance and other charges	555	7,376	(6,804)	3(c)	—		1,127

Total operating cost and expenses	176,846	114,597	2,868		1,157		295,468
Operating loss	(20,551)	(19,786)	(2,868)		(1,157)		(44,362)
Non-operating income (expense):
Interest and finance charges (expense)/income, net	(1,627)	(287)	—		—		(1,914)
Other income, net	239	125	—	3(c)	—		364
Other	—	(2,868)	2,868	3(b)	—		—

Loss before taxes and equity in income of joint ventures	(21,939)	(22,816)	—		(1,157)		(45,912)
Equity in income of joint ventures	4,092	—	—		—		4,092

Loss before taxes	(17,847)	(22,816)	—		(1,157)		(41,820)
Income tax benefit	(2,545)	(1,070)	—		—	6(i)	(3,615)

Net loss	$(20,392)	$(23,886)	$—		$(1,157)		$(45,435)

Weighted average number of common shares outstanding:

Basic and diluted	58,489,895	227,018,956				6(j)	653,165,203

Net loss per share:

Basic and diluted	$(0.35)	$(0.11)				6(j)	$(0.07)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FRANK’S INTERNATIONAL N.V. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except shares and per share amounts)

			Note 3		Note 6
	Historical Expro year ended December 31, 2020	Historical Frank’s year ended December 31, 2020	Reclassification Adjustments	Ref	Transaction Accounting Adjustments	Ref	Pro Forma Combined
Total revenue	$675,026	$390,358	$—		$—		$1,065,384
Operating costs and expenses
Cost of revenues	679,793	312,079	126,784	3(b)	(17,982)	6(a), 6(b), 6(c)	1,100,674
General and administrative	24,590	82,257	(56,404)	3(b)	42,531	6(c), 6(d), 6(f), 6(g)	92,974
Impairment charges	287,454	57,146	—		—		344,600
Depreciation and amortization	—	70,169	(70,169)	3(b)	—		—
Gain on disposal of assets	(10,085)	(1,424)	—		—		(11,509)
Transaction related costs	—	—	2,906	3(c)	15,257	6(h)	18,163
Severance and other charges	13,930	33,023	(1,276)	3(c)	—		45,677

Total operating cost and expenses	995,682	553,250	1,841		39,806		1,590,579
Operating loss	(320,656)	(162,892)	(1,841)		(39,806)		(525,195)
Non-operating income (expense):
Interest and finance charges (expense)/income, net	(5,656)	712	—		—		(4,944)
Other income, net	2,278	2,090	1,630	3(c)	—		5,998
Other	—	(211)	211	3(b)	—		—

Loss before taxes and equity in income of joint ventures	(324,034)	(160,301)	—		(39,806)		(524,141)
Equity in income of joint ventures	13,589	—	—		—		13,589

Loss before taxes	(310,445)	(160,301)	—		(39,806)		(510,552)
Income tax benefit	3,400	4,081	—		—	6(i)	7,481

Net loss	$(307,045)	$(156,220)	$—		$(39,806)		$(503,071)

Weighted average number of common shares outstanding:
Basic and diluted	58,489,895	226,042,191				6(j)	652,188,438

Net loss per share:
Basic and diluted	$(5.25)	$(0.69)				6(j)	$(0.77)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FRANK’S INTERNATIONAL N.V. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Merger

On March 10, 2021, Frank’s and Merger Sub entered into the Merger Agreement with Expro pursuant to which Expro will merge with and into Merger Sub in an all-stock transaction, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Frank’s. Pursuant to the Merger Agreement the following will occur at the Closing:

•

Each Expro ordinary share will be converted into the right to receive a number of shares of Frank’s Common Stock, par value of €0.01 per share, equal to the Exchange Ratio (subject to certain adjustments in the Merger Agreement);

•

Frank’s will increase the total authorized capital stock from 798,096,000 shares of Frank’s Common Stock to 1,200,000,000 shares of Frank’s Common Stock and will effect certain other amendments to Frank’s Articles contemplated by the Merger Agreement;

•

Each outstanding and unexercised Expro Share Option to purchase Expro Ordinary Shares, whether vested or unvested, will be assumed by Frank’s and converted into a Frank’s Stock Option to acquire shares of Frank’s Common Stock;

•

Each restricted stock unit (“RSU”) denominated in Expro Ordinary Shares, whether vested or unvested, will be accelerated and settled into the right to receive a number of shares of the Frank’s Common Stock equal to the product of the number of Expro Ordinary Shares subject to such Expro RSU Award at the Exchange Ratio; and

•

Frank’s will execute a replacement warrant agreement and, if required, issue to each holder of the Expro Warrants a replacement warrant that is exercisable for a number of shares of Frank’s Common Stock equal to the Net Expro Warrant Shares multiplied by the Exchange Ratio. The unaudited pro forma condensed combined financial statements assume no replacement warrants are issued and the current warrants are canceled, in accordance with the Merger Agreement.

The unaudited pro forma condensed combined financial statements do not give effect to the proposed Reverse Stock Split.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Expro and Frank’s and presents the pro forma effects of the Merger and certain transaction accounting adjustments described herein. The historical financial information of Expro and Frank’s have been prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with Expro as the accounting acquirer, using fair value concepts, and based on the respective historical consolidated financial statements of Expro and Frank’s.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Frank’s are recognized and measured as of the acquisition date at fair value and added to those of Expro. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

allocation, upon the completion of the Merger, will be based on Frank’s net assets acquired as of that date and will depend on several factors that cannot be predicted with certainty at this time. Therefore, the actual allocations may differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of the fair value set forth below.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances.

The unaudited condensed combined pro forma financial statements are not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company.

There were no material transactions between Expro and Frank’s during the periods presented in the unaudited pro forma condensed combined financial statements.

3.	Accounting Policies and Reclassification Adjustments

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are those set out in Expro’s consolidated financial statements as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020. Based on the procedures performed to date, the accounting policies of Frank’s are similar in all material respects to Expro’s accounting policies.

In addition, certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial statements to conform Frank’s historical financial statement presentation to Expro’s financial statement presentation. Upon consummation of the Merger, Expro will perform a comprehensive review of Frank’s accounting policies. Expro may, as a result, identify additional differences between the accounting policies of the two companies which, when conformed, could have a material impact on the consolidated financial statements of the Combined Company.

a)	The following reclassification adjustments were made to the pro forma condensed combined balance sheet as of March 31, 2021 to conform to the Expro presentation:

•	Reclassification of $2.3 million of short-term investments from Short-term investments to Other current assets;

•	Reclassification of $17.1 million of other trade receivables and sales tax receivables from Accounts receivable, net to Other current assets;

•	Reclassification of $1.7 million of income tax receivables from Accounts receivables, net to Income tax receivable;

•	Reclassification of $14.4 million of income tax payables from Accounts payable and accrued liabilities to Income tax liabilities;

•	Reclassification of $19.0 million of non-income tax payables from Accounts payable and accrued liabilities to Other current liabilities;

•	Reclassification of $0.6 million of deferred revenue from Deferred revenue to Other current liabilities; and

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

•	Reclassification of $3.5 million of accruals for end of service or gratuity awards mandated by local statutory laws from Accounts payable and accrued liabilities to Other non-current liabilities.

b)

The following reclassification adjustments were made to the pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 to conform to the Expro presentation:

•

Reclassification of $15.9 million and $69.6 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, of depreciation and amortization expense from Depreciation and amortization to Cost of revenues, resulting in pro forma combined depreciation and amortization included in Cost of revenues of $43.7 million and $183.2 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively;

•

Reclassification of $10.4 million and $57.2 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, of non-corporate overhead costs from General and administrative to Cost of revenues;

•

Reclassification of $0.2 million and $0.6 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, of depreciation and amortization expense from Depreciation and amortization to General and administrative, resulting in pro forma combined depreciation and amortization included in General and administrative of $0.3 million and $1.4 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively; and

•

Reclassification of $2.9 million and $0.2 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, of foreign currency loss from Other to General and administrative.

c)

A reclassification adjustment has been made to separately classify transaction expenses in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020. The adjustment has been made to conform the unaudited pro forma condensed combined statement of operations with how the Combined Company expects these expenses will be classified following the Merger. Frank’s has historically recognized $6.8 million for the three months ended March 31, 2021 and $1.3 million for the year ended December 31, 2020, respectively, of costs in Severance and other charges and Expro has historically recognized $1.6 million for the year ended December 31, 2020 in Other income, net. These costs have been reclassified to a separate Transaction related costs financial statement line item.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

4.	Estimated Preliminary Merger Consideration and the Preliminary Purchase Price Allocation

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated preliminary merger consideration of approximately $839.1 million. The estimated preliminary merger consideration is based on Frank’s closing price as of June 1, 2021. In a reverse acquisition involving only the exchange of equity, the fair value of the equity of the accounting acquiree may be used to measure consideration transferred if the value of the accounting acquiree’s equity interests are more reliably measurable than the value of the accounting acquirer’s equity interest. As Expro is a private company and Frank’s is a public company with a quoted and reliable market price, the fair value of Frank’s equity interests was deemed to be more reliable.

	Shares Issued	Per Share Price	Amount (in thousands)
Deemed (for accounting purposes only) issuance of common stock to Frank’s stockholders	227,712,419	$3.59	$817,488
Deemed (for accounting purposes only) replacement of Frank’s equity awards			6,592
Cash payment to Mosing Holdings at closing pursuant to the A&R TRA			15,000

Total Estimated Preliminary Merger Consideration			$839,080

A 10% fluctuation in Frank’s share price would have the following potential effect on purchase price (with a corresponding impact to goodwill):

	Per Share Price	Total Estimated Preliminary Merger Consideration
		(in thousands)
Current	$3.59	$839,080
10% Increase	3.95	920,829
10% Decrease	3.23	757,331

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

The following table sets forth a preliminary allocation of the estimated preliminary merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Frank’s based on Frank’s unaudited condensed consolidated balance sheet as of March 31, 2021, with the excess recorded to goodwill.

Amount
(in thousands)
Cash and cash equivalents	$176,339
Restricted cash	1,656
Accounts receivables	97,693
Inventories	94,190
Assets held for sale	3,681
Income tax receivables	1,741
Other current assets	27,815
Property, plant and equipment	265,567
Goodwill	88,288
Intangible assets	179,718
Deferred tax assets	16,482
Operating lease right-of-use assets	24,722
Other assets	30,907

Total Assets	1,008,799
Accounts payable and accrued liabilities	77,149
Operating lease liabilities	8,066
Income tax liabilities	14,364
Other current liabilities	20,645
Non-current operating lease liabilities	20,766
Other non-current liabilities	28,729

Total Liabilities	169,719

Total Estimated Preliminary Merger Consideration	$839,080

The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may only be discoverable upon obtaining full access to additional information and/or by changes in such factors that may occur prior to completion of the Merger. The combined effect of any such changes could then also result in a material increase or decrease to Expro’s estimate of associated future amortization expense. The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated useful lives are based on management’s historical experience and expectations as to the duration of time that benefits from these assets are expected to be realized. These estimated fair values are considered preliminary and are subject to change upon completion of the final valuation. Changes in fair value of the intangible assets may be material.

Goodwill will not be amortized but rather subject to annual impairment test, absent any indicators of impairment. Goodwill is attributable to planned synergies expected to be achieved from the combined operations of Expro and Frank’s. Goodwill recorded in the Merger is not expected to be deductible for tax purposes.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

5.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet—Pro Forma Adjustments

(a)	Reflects an adjustment to reduce cash acquired by $15.0 million as a result of Frank’s making a payment under the A&R TRA due to the Merger.

(b)	Reflects a preliminary purchase accounting adjustment to inventory based on the acquisition method of accounting. The adjustment is illustrated in the table below.

Amount
(in thousands)
Elimination of Frank’s existing inventory	$(94,738)
Fair value of acquired inventory	94,190

Total adjustments to inventory	$(548)

(c)	Reflects a preliminary purchase accounting adjustment for estimated property, plant and equipment based on the acquisition method of accounting. The adjustment is illustrated in the table below.

Amount
(in thousands)
Elimination of Frank’s existing property, plant and equipment	$(255,401)
Fair value of acquired property, plant and equipment	265,567

Total adjustments to property, plant and equipment	$10,166

(d)

Reflects an adjustment, illustrated in the table below, to establish preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the Merger.

Amount
(in thousands)
Elimination of Frank’s existing goodwill	$(42,785)
Fair value of acquired goodwill	88,288

Total adjustments to goodwill	$45,503

(e)	Reflects a preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. The adjustment is illustrated in the table below.

Amount
(in thousands)
Elimination of Frank’s existing intangibles	$(11,062)
Fair value of acquired intangibles	179,718

Total adjustments to intangibles	$168,656

(f)

Due to significant combined U.S. net operating loss carryover from the combined entities, management expects a valuation allowance will continue to be required for the Combined Company going forward and therefore no tax adjustments associated with the recognition of goodwill and intangible assets has been reflected on the pro forma condensed combined balance sheet.

(g)	Reflects a preliminary purchase accounting adjustment to record a $3.3 million unfavorable lease adjustment based on the acquisition method of accounting.

(h)

Reflects an adjustment to record $15.3 million of anticipated transaction costs associated with the Merger in accrued expenses and other liabilities. These transaction costs are costs that have not been recorded in the historical financials but have been incurred or expected to be incurred by Expro and Frank’s after March 31, 2021. The Expro and Frank’s anticipated transaction costs are $8.3 million

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

and $7.0 million, respectively. Frank’s transaction costs have been recorded as a liability assumed in the pro forma condensed combined financial statements.

(i)	Reflects an adjustment to establish a $4.1 million liability as a result of the modification of the Expro cash bonus program as part of the Merger.

(j)

Reflects the net adjustment to the par value of common stock (€0.01 per share) using the exchange ratio established in the Merger Agreement to reflect the number of shares of Frank’s issued in the reverse acquisition and a Dollar to Euro exchange rate ratio of 1.22.

Amount
(in thousands)
Issuance of common stock to Expro stockholders	$5,208
Elimination of historical Expro common stock	(585)

Total adjustments to common stock	$4,623

Following the Merger, the total shares of common stock outstanding for the Combined Company will be as follows:

Amount
Historical common stock of Frank’s	227,712,419
Issuance of common stock to Expro’s stockholders	426,146,247

Total common stock	653,858,666

(k)

Reflects an adjustment to reflect the cancellation of Expro’s warrants as part of the Merger. The terms of the Merger Agreement call for the cancellation of the warrants if they are out of the money, which they are currently expected to be.

(l)

Reflects the elimination of Frank’s historic additional paid-in capital (“APIC”), issuance of merger consideration, the elimination of historical common stock of Frank’s, pro forma adjustments to common stock, cancellation of Expro warrants, acceleration of Expro’s RSU awards and acceleration associated with the Expro stock option modification.

Amount
(in thousands)
Elimination of Frank’s historical APIC	$(1,091,028)
Total estimated preliminary merger consideration	839,080
Historical common stock of Frank’s	(2,890)
Pro forma adjustments to common stock	(4,613)
Cancellation of warrants	10,530
Acceleration of Expro RSU awards	2,298
Acceleration associated with the modification of Expro stock options	41,404

Total adjustments to APIC	$(205,229)

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(m)

Reflects adjustments to eliminate Frank’s accumulated deficit balance, adjustment to reflect Expro’s transaction costs incurred and expected to be incurred after March 31, 2021, adjustment to record the Expro cash bonus liability, acceleration of Expro’s RSU awards and acceleration associated with the Expro stock option modification.

Amount
(in thousands)
Elimination of historical accumulated deficit of Frank’s	$401,232
Adjustment for Expro transaction expenses incurred or expected to be incurred not recognized	(8,312)
Adjustment to record a liability under the Expro cash bonus program	(4,088)
Acceleration of Expro RSU awards	(2,298)
Acceleration associated with the modification of the Expro stock options	(41,404)

Total adjustments to accumulated deficit	$345,130

(n)	Reflects adjustments to eliminate Frank’s accumulated other comprehensive loss and treasury stock shares.

6.	Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021 and year ended December 31, 2020—Pro Forma Adjustments

(a)

Reflects the incremental intangible asset amortization expense, resulting from the fair value of intangible assets recorded from the Merger. The adjustment increases Frank’s intangible asset amortization expense for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, and is illustrated in the table below.

	Preliminary Fair Value (in thousands)	Estimated Useful Life (in years)	Three months ended March 31, 2021 (in thousands)	Year ended December 31, 2020 (in thousands)
Trademarks	$20,002	10	$500	$2,000
Tradename	14,664	10	367	1,466
Customer relationships	40,909	10	1,023	4,091
Patented technology	55,076	10-15	918	3,672
Research and development	49,067	15	818	3,271

	$179,718		$3,625	$14,500

Historical intangible asset amortization expense in cost of revenues			(1,110)	(4,366)
Pro forma intangible asset amortization expense attributable to cost of revenues			3,625	14,500

Pro forma adjustment to cost of revenues			$2,515	$10,134

(b)

Reflects an adjustment of $0.5 million for the year ended December 31, 2020 to increase cost of sales by the same amount as the inventory adjustment. The inventory is expected to be sold within one year of the acquisition date. As these costs will not affect the income statement beyond 12 months after the Merger date no adjustment has been made for the three months ended March 31, 2021.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(c)

Reflects an adjustment to depreciation expense from the revaluation of property, plant and equipment and reassessment of useful lives for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, and is illustrated in the table below. The estimated useful lives range from two to forty years.

	Three months ended March 31, 2021 (in thousands)	Year ended December 31, 2020 (in thousands)
Frank’s historical depreciation expense	$(14,997)	$(65,803)
Pro forma depreciation expense	9,422	36,893

Total pro forma depreciation adjustment	$(5,575)	$(28,910)

Pro forma adjustment to cost of revenues	$(5,503)	$(28,664)
Pro forma adjustment to general and administrative	$(72)	$(246)

The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated useful lives are based on management’s historical experience and expectations as to the duration of time that benefits from these assets are expected to be realized. These estimated fair values are considered preliminary and are subject to change upon completion of the final valuation. Changes in fair value of the intangible assets may be material.

(d)	Reflects the adjustment to share-based compensation expense for replacement equity-based awards for the three months ended March 31, 2021 and year ended December 31, 2020.

	Three months ended March 31, 2021 (in thousands)	Year ended December 31, 2020 (in thousands)
Frank’s historical RSU expense	$(2,770)	$(10,734)
Frank’s replacement award (for accounting purposes only) expense	2,221	10,487

Pro forma adjustment to general and administrative	$(549)	$(247)

(e)

Reflects the adjustment to record $2.3 million of expense associated with the acceleration of Expro’s RSU awards for the year ended December 31, 2020. These costs will not affect the income statement beyond 12 months after the Merger date and therefore no adjustment has been made for the three months ended March 31, 2021.

(f)

Reflects the adjustment to record $4.5 million and $36.9 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, of expense associated with the modification of Expro’s stock options as a result of the Merger. No expense was previously recognized on the stock options prior to modification.

(g)

Reflects an adjustment to record $0.3 million and $3.8 million for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, of expense related to the Expro cash bonus program. The adjustments give effect to a $4.1 million liability under the Expro cash bonus program due to achievement of certain internal rate of return thresholds as a result of the Merger.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(h)

Reflects adjustment to record $15.3 million of transaction costs incurred or expected to be incurred by Expro and Frank’s after March 31, 2021. These costs will not affect the income statement beyond 12 months after the Merger date and therefore no adjustment has been made for the three months ended March 31, 2021.

(i)

Reflects the income tax effects of the pro forma adjustments based on the applicable statutory tax rate of 21% less any expected valuation allowance. Due to significant combined U.S. net operating loss (“NOL”) carryover we expect the valuation allowance will continue to be required for the Combined Company going forward and therefore no tax benefit has been recorded for the three months ended March 31, 2021 and year ended December 31, 2020.

(j)	Reflects the pro forma earnings per share computation for the three months ended March 31, 2021 and year ended December 31, 2020:

	Three months ended March 31, 2021	Year ended December 31, 2020
	(in thousands, except shares and per share amounts)	(in thousands, except shares and per share amounts)
Numerator for basic earnings per share calculation:
Pro forma loss (for basic and diluted EPS)	$(45,435)	$(503,071)

Denominator for basic and diluted earnings per share calculation:
Weighted average Frank’s outstanding ordinary shares	227,018,956	226,042,191
Ordinary shares issued to Expro stockholders’	426,146,247	426,146,247

Pro forma weighted average shares (basic and diluted)	653,165,203	652,188,438

Pro forma loss per share (basic and diluted)	$(0.07)	$(0.77)

Potentially dilutive equity-based awards outstanding were excluded from the computation of pro forma diluted net loss as their effect would be anti-dilutive.

7.	Management’s Adjustments

Management expects that, following completion of the Merger, the Combined Company will realize certain cost savings as compared to the historical combined costs of Expro and Frank’s operating independently. Such cost savings, which result from the elimination of duplicate costs and the manner in which the Combined Company will be integrated and managed prospectively, are expected soon after completion of the Merger. A portion of such cost savings are expected to be realized within the first year with additional savings expected to be realized in future periods. Management’s adjustments are based on estimated cost savings as a result of the integration of personnel and related reduction in payroll, integration of selected facilities globally, and other costs of the Combined Company and are not reflected in the unaudited condensed combined pro forma statement of operations.

Material limitations of these adjustments include not fully realizing the anticipated benefits, taking longer to realize these cost savings, or other adverse effects that are not currently foreseen. Further, there may be additional charges incurred in achieving these cost savings above what has been estimated below. These adjustments reflect all management’s adjustments that are, in the opinion of management, necessary to a fair statement of the unaudited condensed combined pro forma financial information presented. Future results may vary significantly from the unaudited condensed combined pro forma financial information presented because of various factors, including those discussed in the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Had the Merger been completed as of January 1, 2020, management estimates that for the three months ended March 31, 2021 and the year ended December 31, 2020, $4.0 million and $16.2 million related to officers, board, and other corporate costs and $9.7 million and $38.9 million of regional and product line costs would not have been incurred, respectively. In order to effectuate these cost savings, management estimates approximately $30.0 million of one-time severance and other costs may be incurred.

No tax effect to the adjustments has been reflected as these cost synergies would serve only to reduce tax losses incurred for the three months ended March 31, 2021 and year ended December 31, 2020 and are not of a magnitude to create additional taxable income to the Combined Company. Given that deferred tax attributes associated with the losses for the three months ended March 31, 2021 and year ended December 31, 2020 retain a full valuation allowance, there is no tax provision impact from the reduction of those losses.

The following tables present the estimated effects on the unaudited condensed combined pro forma combined statement of operations from elimination of the identified expenses (in thousands, except per share amounts):

For the three months ended March 31, 2021:

	Pro Forma Combined	Management Adjustments (1)	Management Adjustments (2)	Consolidated Management Adjustments	As Adjusted
Cost of revenues	$262,865	$(9,713)	$—	$(9,713)	$253,153
General and administrative	20,031	(4,038)	—	(4,038)	15,994
Loss before taxes and equity in income of joint ventures	(45,912)	13,750	—	13,750	(32,162)
Net loss	$(45,435)	$13,750	$—	$13,750	$(31,685)
Per common share:
Basic and diluted	$(0.07)	$0.02	$—	$0.02	$(0.05)

For the year ended December 31, 2020:

	Pro Forma Combined	Management Adjustments (1)	Management Adjustments (2)	Consolidated Management Adjustments	As Adjusted
Cost of revenues	$1,100,674	$(38,850)	$—	$(38,850)	$1,061,824
General and administrative	92,974	(16,150)	—	(16,150)	76,824
Loss before taxes and equity in income of joint ventures	(524,141)	55,000	(30,000)	25,000	(499,141)
Net loss	$(503,071)	$55,000	$(30,000)	$25,000	$(478,071)
Per common share:
Basic and diluted	$(0.77)	$0.08	$(0.05)	$0.03	$(0.74)

(1)	Represents savings associated with regional and product line costs, as well as officers, board, and other corporate costs.
(2)

Represents approximately $30.0 million of one-time estimated severance and other costs expected to be incurred in connection with the Merger. These costs will not affect the income statement beyond 12 months after the Merger date and therefore no adjustment has been made for the three months ended March 31, 2021.

COMPARISON OF RIGHTS OF FRANK’S SHAREHOLDERS AND EXPRO SHAREHOLDERS

The following description summarizes the rights of Expro shareholders, the current rights of Frank’s shareholders and the rights of Frank’s shareholders under the Frank’s Articles following the implementation of Capital Stock Amendment Proposal, Reverse Stock Split Proposal and the Board Structure Proposal, but does not purport to be a complete statement of all such rights or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. You should read carefully the relevant provisions of (i) the Articles of Association of Expro Group Holdings International Limited, dated February 5, 2018, (ii) the Deed of Amendment to the Articles of Association of Frank’s, dated May 19, 2017 and (iii) the proposed amendments to Frank’s Articles of Association attached as English translations as Annexes C-I, C-II and C-III, which describe the Frank’s Articles assuming the adoption of various Merger-Related Proposals at the Annual Meeting. Copies of the documents referred to in this summary may be obtained in the manner described under “Where You Can Find More Information.”

	Expro	Frank’s Articles	Frank’s Amended Articles
Authorized Capital

The authorized share capital of Expro consists of 100,000,000 Expro Ordinary Shares of par value USD $0.01 each. There is no limit on the number of shares of any class which Expro is authorized to issue. Expro does not have any preferred stock authorized.

At the close of business on June 4, 2021, (i) 58,489,895 Expro Ordinary Shares were issued and outstanding; (ii) 5,777,497 Expro Share Options were outstanding; (iii) 111,074 Expro RSU Awards were outstanding; and (iv) Expro Warrants to purchase 5,782,392 Expro Ordinary Shares were outstanding.

Frank’s has authority to issue 798,096,000 shares of common stock, each with a nominal value of one eurocent (EUR 0.01). Frank’s does not have any preferred stock authorized.

Under Dutch law, the authorized capital stock is the maximum capital that it may issue without amending its articles of association. An amendment of Frank’s Articles would require a resolution from the general meeting of shareholders.

As of the close of business on     , 2021, Frank’s had     shares of Frank Common Stock outstanding.

Frank’s will have authority to issue 1,200,000,000 shares of common stock each with a nominal value of [            ] (EUR 0.[            ]).

Under Dutch law, the authorized capital stock is the maximum capital that it may issue without amending its articles of association. An amendment of Frank’s Articles would require a resolution from the general meeting of shareholders.

It is estimated that Frank’s will issue up to 426,146,247 shares of Frank’s Common Stock to Expro shareholders, calculated pursuant to the Exchange Ratio.

Preferred Stock	Expro does not have any preferred stock authorized.	Frank’s Articles do not authorize any preferred stock.	Frank’s Amended Articles will not authorize any preferred stock.

Voting Rights	Expro’s articles of association provides that unless a member’s shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all	Under Dutch law, each shareholder has the right to vote at the general meeting of shareholders. Pursuant to Frank’s Articles, each share	Under Dutch law, each shareholder has the right to vote at the general meeting of shareholders. Pursuant to Frank’s Amended Articles, each

	Expro	Frank’s Articles	Frank’s Amended Articles
Expro shareholders are entitled to vote at a general meeting and all shareholders holding shares of a particular class of shares are entitled to vote at a meeting of the holders of that class of shares. Each member shall have one vote for each share he holds, unless any share carries special voting rights.

confers the right to cast one vote on all matters presented to the shareholders.

Resolutions by the general meeting of shareholders must be adopted by an absolute majority of votes cast, unless another standard of votes and / or a quorum is required by virtue of Dutch law or Frank’s Articles. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting, except in specific instances prescribed by Dutch law or Frank’s Articles.

share will confer the right to cast one vote on all matters presented to the shareholders.

Additionally, holders of fractional shares together constitution the nominal value of one or more shares may exercise the meeting and voting rights attached to such share(s) collectively.

Resolutions by the general meeting of shareholders must be adopted by an absolute majority of votes cast, unless another standard of votes and / or a quorum is required by virtue of Dutch law or Frank’s Articles. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting, except in specific instances prescribed by Dutch law or Frank’s Articles.

Dividends

Subject to the provisions of the Companies Law of the Cayman Islands, Expro may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders but no dividend shall exceed the amount recommended by the directors.

The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of Expro and that such dividends may lawfully be paid.

The Frank’s Management Board, subject to the approval of the Frank’s Supervisory Board, shall determine which portion of the profits earned in the past financial year, shall be reserved and which portion shall be distributed as dividends to the shareholders.

Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is

The Frank’s Board shall determine which portion of the profits earned in the past financial year, shall be reserved and which portion shall be distributed as dividends to the shareholders.

Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the

	Expro	Frank’s Articles	Frank’s Amended Articles
		allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of issued and paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim, under certain circumstances, the paid interim dividends as unduly paid from the respective shareholders or any person entitled to profits.	extent the shareholders’ equity exceeds the sum of the amount of issued and paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim, under certain circumstances, the paid interim dividends as unduly paid from the respective shareholders or any person entitled to profits.

Number and Qualification of Directors	The minimum number of directors shall be nine and the maximum number shall be ten subject to any alternative minimum or maximum number approved by an ordinary resolution.

The Frank’s Supervisory Board consists of up to nine members.

The Frank’s Management Board shall consist of one or more managing directors. The general meeting shall determine the number of managing directors, upon the proposal of the Frank’s Supervisory Board.

The Frank’s Board consists of one or more Executive Directors and one or more Non-Executive Directors. The total number of Directors, as well as the number of Executive Directors and Non-Executive Directors, is determined by the general meeting upon a proposal of the Frank’s Board.

	Expro	Frank’s Articles	Frank’s Amended Articles
Term of Office	The Articles of Association contain no provisions specifying the term of office for any director or any officer.

All supervisory directors are elected for a term of one year or to serve until their successors are elected and qualified or upon earlier of their death, disability, resignation or removal.

All managing directors are elected for a term of one year or until their successors are elected and qualified or upon their earlier death, disability, resignation or removal.

A proposal to appoint a director will also state the candidate’s proposed term of office. A director whose term of office expires is immediately eligible for reappointment.

Election of Directors	A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The supervisory directors shall be appointed by the general meeting on a recommendation made by the Frank’s Supervisory Board.

The managing directors shall be appointed by the general meeting, on a recommendation made by the Frank’s Supervisory Board. A resolution by the general meeting to appoint a managing director may be passed by a simple majority of the votes cast.

Directors will be appointed by the general meeting at the proposal of the Frank’s Board.

When making such proposal, subject to applicable law, the Frank’s Board must observe the terms of the Director Nomination Agreement by and among the company and the shareholders party thereto, as amended from time to time, for as long as the company is a party to that agreement.

Directors will be appointed either as an Executive Director or as a Non-Executive Director.

Removal of Directors

Directors may be removed by ordinary resolution.

A director’s office shall be terminated forthwith if: (a) he ceases to be a director by virtue of any provision of Expro’s articles of association or he is prohibited by the Companies Law of the Cayman Islands from acting as a director; or (b) he is made bankrupt or makes an arrangement or

		Under Dutch law and Frank’s Articles, the general meeting of Frank’s shareholders has the authority to suspend or remove members of the Frank’s Board at any time by adopting either: (a) a resolution, approved by an absolute majority of the votes cast at a meeting, pursuant to a proposal by the board of directors or	Each director may be suspended or removed by the general meeting at any time. A resolution of the general meeting to suspend or remove a director other than pursuant to a proposal by the Frank’s Board requires a simple majority of the votes cast. An Executive Director may also be suspended by

	Expro	Frank’s Articles	Frank’s Amended Articles
	composition with his creditors generally; or (c) in the written opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or (d) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (e) in the case of a director holding any executive office, his appointment to such office is terminated or expires; or (f) notification is received by the Expro from the director that the director is resigning or retiring from office; or (g) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months and his alternate director (if any) has not attended in his place during that period; or (h) that person dies	(b) a resolution, approved by two-thirds of the votes cast at a meeting representing more than half of Frank’s issued capital, if such suspension or removal is not pursuant to a proposal by the Frank’s Board.	the Frank’s Board. A suspension by the Frank’s Board may at any time be discontinued by the general meeting.

Vacancies on the Board of Directors	A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.	The general meeting shall be free to appoint a managing director and supervisory director if the Frank’s Supervisory Board fails to make a recommendation within three months of the position becoming vacant.	The general meeting shall be free to appoint a director if the Frank’s Board fails to make a proposal within three months of the position becoming vacant.

Action by Written Consent	Shareholders may pass a resolution in writing without holding a meeting if the following conditions are met: (a) all shareholders entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of shareholders; (b) all shareholders entitled so to vote : (i) sign a document; or (ii) sign several documents in the like form each signed by one or more of those shareholders; and	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of directors has	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of

	Expro	Frank’s Articles	Frank’s Amended Articles

(c) the signed document or documents is or are delivered to Expro, including, if Expro so nominates, by delivery of an electronic record by electronic means to the address specified for that purpose. Such written resolution shall be as effective as if it had been passed at a meeting of the shareholders entitled to vote duly convened and held.

If a written resolution is described as a special resolution or as an ordinary resolution, it has effect accordingly

The directors may determine the manner in which written resolutions shall be put to shareholders. In particular, they may provide, in the form of any written resolution, for each member to indicate, out of the number of votes the member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favor of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

been given the opportunity to give its advice on the resolution and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote.

Pursuant to Frank’s Articles, shareholders may not pass resolutions by written consent.

directors has been given the opportunity to give its advice on the resolution and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote.

Pursuant to Frank’s Articles (as amended), shareholders may not pass resolutions by written consent rather than at a general meeting.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	At least five days’ notice of a general meeting must be given to shareholders. But a meeting may be convened on shorter notice with the consent of the member or shareholders who, individually or collectively, hold at least 90 % of the voting rights of all those who	The agenda for a meeting of shareholders must contain such items as the Frank’s Management Board, Frank’s Supervisory Board or the person or persons convening the meeting determine. The agenda shall also include any	The agenda shall contain such business as may be placed thereon by the Frank’s Board. The agenda shall also include any matter, the consideration of which has been requested by one or more

Expro	Frank’s Articles	Frank’s Amended Articles

have a right to vote at that meeting.

Notice of a general meeting shall specify each of the following: (a) the place, the date and the hour of the meeting; (b) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting; (c) subject to paragraph (d), the general nature of the business to be transacted; and (d) if a resolution is proposed as a special resolution, the text of that resolution.

	matter, the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by Dutch law, which is currently set at three percent. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request. The agenda for the annual general meeting of shareholders shall contain, among other items, items placed on the agenda in accordance with Dutch law and our articles of association, the consideration of the annual report, the discussion and adoption of our annual accounts, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the Frank’s Management Board and Frank’s Supervisory Board, including the filling of any vacancies on those boards, the proposals placed on the agenda by those boards, including but not limited to a proposal to grant discharge to the members of the Frank’s Management Board for their management and the Frank’s Supervisory Board for their supervision during the financial year, together with the items	shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by Dutch law, which is currently set at three percent. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request. The agenda for the annual general meeting of shareholders shall contain, among other items, items placed on the agenda in accordance with Dutch law and Frank’s Articles, the consideration of the annual report, the discussion and adoption of our annual accounts, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the Frank’s Board, including the filling of any vacancies on those boards, the proposals placed on the agenda by those boards, including but not limited to a proposal to grant discharge to the members of the board during the financial year, together with the items proposed by shareholders in accordance with provisions of Dutch law and Frank’s Articles.

	Expro	Frank’s Articles	Frank’s Amended Articles
proposed by shareholders in accordance with provisions of Dutch law and our articles of association.

Amendments of Articles

Subject to the Companies Act of the Cayman Islands, Expro may, by special resolution: (a) change its name; or (b) change the provisions of its memorandum with respect to its objects, powers or any other matter specified in the memorandum.

Subject to the Companies Act of the Cayman Islands and as provided in the articles of association, Expro may, by special resolution, amend their articles of association in whole or in part.

Upon the proposal of the Frank’s Management Board, which proposal shall be approved by the Frank’s Supervisory Board, the general meeting may resolve to amend the articles of association by simple majority.

The full proposal of the amendment to the articles of association must be available at our offices from the day of the convocation of the general meeting of Frank’s shareholders until the close of the same for inspection by those who are entitled to attend meetings.

Upon the proposal of the Frank’s Board, the general meeting may resolve to amend the articles of association by simple majority.

The full proposal of the amendment to the articles of association must be available at our offices from the day of the convocation of the general meeting of Frank’s shareholders until the close of the same for inspection by those who are entitled to attend meetings.

Quorum

No business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows: (a) if Expro has only one member: that member; or (b) if Expro has more than one shareholder: two shareholders.

If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply: (a) If the meeting was requisitioned by shareholders, it shall be cancelled. (b) In any other case, the meeting shall stand adjourned to the same time and place seven days hence,

		There is no general quorum requirement under Dutch law.	There is no general quorum requirement under Dutch law.

	Expro	Frank’s Articles	Frank’s Amended Articles
or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the shareholders present in person or by proxy and entitled to vote shall constitute a quorum.

Limitation of Personal Liability of Directors	Under the Companies Act of the Cayman Islands, liability of directors may be unlimited, except with regard to their own fraud or willful default.

To the fullest extent permissible by law, Frank’s shall indemnify and reimburse for, and hold harmless against, each officer and former officer, managing director and former managing director and supervisory director and former supervisory director (collectively, the “Indemnified Persons”): (i) any and all liabilities, claims, judgments, fines and penalties incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative in relation to any act or omission in or related to his or her capacity as Indemnified Person; and (ii) any expenses incurred by an Indemnified Person in connection with the legal action.

An Indemnified Person will not be held harmless, indemnified and reimbursed if and to the extent: (i) a Dutch court has made a final and binding judgment that the act or omission of the

To the fullest extent permissible by law, Frank’s shall indemnify and reimburse for, and hold harmless against, each officer and former officer, director and former director (including former members of Frank’s Management Board and Frank’s Supervisory Board): (i) any and all liabilities, claims, judgments, fines and penalties incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative in relation to any act or omission in or related to his or her capacity as Indemnified Person; and (ii) any expenses incurred by an Indemnified Person in connection with the legal action.

An Indemnified Person will not be held harmless, indemnified and reimbursed if and to the extent: (i) a Dutch court has made a final and binding judgment that the act or omission of the Indemnified Person can

	Expro	Frank’s Articles	Frank’s Amended Articles
		Indemnified Person can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid); and/or (ii) the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.	be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid); and/or (ii) the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.

Indemnification of Directors and Officers	To the extent permitted by law, Expro shall indemnify each existing or former secretary, director (including alternate director), and other officer of Expro (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of Expro’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal,	In addition to the indemnification rights described above under “—Limitation of Personal Liability of Directors,” Frank’s has entered into individual indemnification agreements with each of our directors and certain executive officers.

In addition to the indemnification rights described above under “—Limitation of Personal Liability of Directors,” Frank’s has entered into individual indemnification agreements with each of our directors and certain executive officers.

Frank’s may also enter into agreements with new directors to provide for indemnification.

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administrative or investigative proceedings (whether threatened, pending or completed) concerning Expro or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

Certain Business Combination Restrictions	Neither Cayman Islands law nor Expro’s Articles of Association specifically prevents business combinations with interested shareholders. The Companies Act of the Cayman Islands contains certain protective measures with respect to business combinations, as set forth therein.	Neither Dutch law nor Frank’s Articles specifically prevents business combinations with interested shareholders. Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch law, in particular the Dutch Corporate Governance Code.	Neither Dutch law nor Frank’s Articles (as amended) specifically prevents business combinations with interested shareholders. Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch law, in particular the Dutch Corporate Governance Code.

Shareholder Suits	Expro’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Expro’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to	If a third party is liable to a Dutch company, under Dutch law generally shareholders do not have the right to bring an action on behalf of the company or bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their stock. Only in the event that the cause for the liability of such third party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent may that shareholder have an individual right of action	If a third party is liable to a Dutch company, under Dutch law generally shareholders do not have the right to bring an action on behalf of the company or bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their stock. Only in the event that the cause for the liability of such third party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent may that shareholder have an individual right of action

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the foregoing principle apply in circumstances in which:

•  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•  the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•  those who control the company are perpetuating a “fraud on the minority.”

A shareholder may have a direct right of action against Expro where the individual rights of that shareholder have been infringed or are about to be infringed.

	against such third party on its own behalf to recover such damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example, declaring that a party has acted wrongfully or has breached fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement, which provides for monetary compensation of damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three months). Such individual injured party may also individually institute a civil claim for damages within the aforementioned term.	against such third party on its own behalf to recover such damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example, declaring that a party has acted wrongfully or has breached fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement, which provides for monetary compensation of damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three

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months). Such individual injured party may also individually institute a civil claim for damages within the aforementioned term.

Rights of Inspection	Shareholders are only entitled to inspect Expro’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.	The Frank’s Management Board provides all information required by Dutch law at the general meeting of shareholders and makes the information available to individual shareholders at Frank’s office with copies available upon request. The part of our shareholders’ register kept in The Netherlands is available for inspection by the shareholders.	Frank’s Board provides all information required by Dutch law at the general meeting of shareholders and makes the information available to individual shareholders at Frank’s office with copies available upon request. The part of our shareholders’ register kept in The Netherlands is available for inspection by the shareholders.

DISSENTERS’ RIGHTS

Subject to certain exceptions, Dutch law does not recognize the concept of dissenters’ rights. Accordingly, dissenters’ rights are not available to the holders of Frank’s Common Stock with respect to matters to be voted upon at the Annual Meeting.

INFORMATION ABOUT FRANK’S

Overview of Frank’s Business

See “Business” in Part I, Item 1 of Frank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 (incorporated by reference), which can be obtained at the Internet website maintained by the SEC at www.sec.gov.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Frank’s

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of Frank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 and in Part I, Item 2 of Frank’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 filed with the SEC on May 4, 2021, each of which is incorporated by reference and can be obtained at the Internet website maintained by the SEC at www.sec.gov.

INFORMATION ABOUT EXPRO

Overview

Expro is a provider of well flow optimization services, combining technology with high quality data across well flow management, subsea well access, well intervention and production solutions, with a specific focus on offshore, deepwater and other technically challenging environments. Expro provides well flow management services in many of the world’s major offshore and onshore basins and has nearly 50 years of experience assisting its customers in all aspects of well management, from exploration and appraisal through to mature field production optimization and eventual well abandonment. For the year ended December 31, 2020, approximately 50% of Expro’s revenues were driven by customers’ operating expenses and were driven by production optimization activities and approximately 50% of Expro’s revenues were driven by customers’ capital expenditures and relate to pre-production activities.

Expro was founded in the U.K. in 1973 as a well testing company to help customers deliver oil in the U.K.’s North Sea. Over the next 20 years, Expro’s operations expanded into Europe, Sub-Saharan Africa, Asia and the Middle East through a combination of organic growth and targeted acquisitions. In the 1990s, Expro further expanded into the deepwater markets of North and Latin America, while also broadening the scope of its portfolio to include subsea, well intervention and production services. By the 2000s, Expro had made a number of key technology acquisitions that helped establish its position as a global leader in well flow optimization. As of December 31, 2020, Expro employed approximately 3,900 employees and approximately 700 contractors operating in more than 100 locations in over 50 countries.

Operating Segments

Expro organizes and manages its operations on a geographical basis. Expro’s reportable segment structure and the key financial information used by its management team is organized around its four operating segments: (i) Asia, (ii) Europe and Sub-Saharan Africa, (iii) Middle East and North Africa and (iv) North and Latin America. Expro offers most of its products and services in each of these segments and maintains regional headquarters in Kuala Lumpur, Malaysia; Aberdeen, United Kingdom; Dubai, United Arab Emirates; and Houston, Texas, United States. This global reach enables Expro to serve customers in all of the main hydrocarbon-producing areas around the world.

Operations

Expro’s broad portfolio of products and services provides cost-effective solutions to enhance production and improve recovery across the well lifecycle, from exploration through abandonment. At each stage, Expro provides its customers with a range of services and expertise to enhance the economic value of the customers’ oil, gas and other energy-producing assets by optimizing development costs and maximizing recoveries. Expro’s well flow optimization capabilities include a range of services that are designed to measure, improve, control and process flow from high-value oil and gas wells, including:

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Well testing and appraisal services: Well test and extended well test services are used for the safe production, measurement and sampling of hydrocarbons from a well during exploration and appraisal testing of a new field; the flowback and clean-up of a new well prior to production; and in-line testing of a well during its production life. Well testing typically involves the measurement of production rates, recording of transient pressure data from the reservoir and sampling of reservoir fluids. By analyzing this information, it is possible for the operator to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

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Subsea, completion and intervention services: A well completion string consists of the in-well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to the surface production facilities. Completion services are required to install the completion string in the well. Intervention services are used to subsequently service and monitor the performance of the well.

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Production services: Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Expro’s production services include a range of highly engineered and tailored early production, production enhancement and well surveillance solutions.

Customers

Expro has a diverse and high-quality customer base comprised of national oil companies, international oil companies and independent exploration and production companies. Expro has strong relationships with a number of the world’s largest national oil companies and international oil companies, some of which have been its customers for over 20 years. Through the combination of Expro’s technology and know-how, Expro is dedicated to safely and sustainably delivering the maximum value to its customers.

Expro is not dependent on any one customer or group of customers. In 2020, Expro’s top 10 customers represented approximately 48.8% of total revenues and its largest customer accounted for approximately 15.7% of total revenues. No other customer accounted for more than 10% of total revenues in 2020.

The demand for Expro’s products and services in a given year by any one customer, in part, depends upon the amount of that customer’s capital expenditure budget devoted to exploration and production and on the results of competitive bids for major projects. Consequently, a customer that accounts for a significant portion of revenues in one fiscal year may represent an immaterial portion of revenues in subsequent years. While Expro is not dependent on any one customer or group of customers, the loss of one or more of its significant customers could, at least on a short-term basis, have an adverse effect on Expro’s results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EXPRO

The following discussion and analysis summarizes the significant factors affecting the results of operations, financial condition and liquidity position of Expro for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, and should be read in conjunction with the unaudited condensed consolidated financial statements and related notes and the consolidated financial statements and related notes of Expro included elsewhere in this proxy statement/prospectus. The following discussion and analysis of the financial condition and results of operations of Expro covers periods prior to the consummation of the Transactions described elsewhere in this proxy statement/prospectus and does not reflect its effect on future periods. The Transactions will result in financial results that are materially different from those reflected in the consolidated financial statements of Expro that are included elsewhere in this proxy statement/prospectus. For an understanding of proforma financial information including the effect of the Transactions, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” of this proxy statement/prospectus. The following discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about Expro’s business and operations, and involve risks and uncertainties. Actual results may differ materially from those currently anticipated and expressed in such forward-looking statements because of various factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus.

References to “Predecessor” relate to the financial position and results of operations of Expro Holdings UK 2 Limited and its subsidiaries prior to, and including, January 31, 2018. References to “Successor” relate to the financial position and results of operations of Expro Group Holdings International Limited and its subsidiaries subsequent to January 31, 2018.

Overview of Business

Established nearly 50 years ago, Expro is a provider of well flow optimization services, combining technology with high quality data across well flow management, subsea well access, well intervention and production solutions, with a specific focus on offshore, deepwater and other technically challenging environments. Expro provides well flow management services in many of the world’s major offshore and onshore energy basins, with over 100 locations and operations in more than 50 countries.

Expro’s broad portfolio of products and services provides cost-effective solutions to enhance production and improve recovery across the well lifecycle from exploration through abandonment, including:

•

Well testing and appraisal services: Expro’s well testing services are used to gather valuable well and reservoir data for its customers to assess well-site safety and environmental impacts. In general, well testing services are used for the safe production, measurement and sampling of hydrocarbons from a well during the exploration and appraisal phase of a new field; the flowback and clean-up of a new well prior to production; and in-line testing of a well during its production life.

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Subsea, completion and intervention services: Expro’s engineers have developed nearly 600 patents, including more than 350 patents related to its subsea, completions and interventions businesses. Expro is a leading provider of large-bore subsea completion landing strings, with a long-standing track record and a reputation for its technical capability in subsea operations. Expro also possesses a number of other distinct technical capabilities, including non-intrusive metering and other technologies, wireless telemetry systems for reservoir monitoring and well integrity management solutions, which provide for safe well access, intervention and optimized production for use in its clients’ operations. In recent years, Expro has introduced a number of cost-effective, innovative well intervention services, including CoilHose for lift and wellbore cleaning, OctopodaTM Annular Intervention and the GaleaTM autonomous well intervention solution. Expro also provides subsea well access technology to enable either riser-based or riser-less subsea well intervention solutions.

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Production services: Expro is a leader in the supply of fast track, early production systems that can accelerate first oil and gas in newly discovered fields. Expro provides early production facilities to accelerate production and the customer’s ability to generate positive cash flows; production enhancement packages to enhance reservoir recovery rates through the realization of production that was previously locked within the reservoir; and non-intrusive metering and other well surveillance technologies to monitor and measure flow and other characteristics of wells.

Expro operates a global business and has a diverse and stable customer base that is comprised of national oil companies (“NOC”), international oil companies (“IOC”) and independent exploration and production companies (“Independents”). Expro has strong relationships with a number of the world’s largest NOCs and IOCs, some of which have been Expro’s customers for over 20 years. Through the combination of Expro’s technology and know-how, it offers cost-effective, innovative solutions to the leading energy companies around the world. Expro is dedicated to safely and sustainably delivering the maximum value to its customers.

Expro organizes and manages its operations on a geographical basis. Expro’s reporting structure and the key financial information used by its management team is organized around its four operating segments: (i) Europe and Sub-Saharan Africa (“ESSA”), (ii) Asia, (iii) Middle East and North Africa (“MENA”) and (iv) North and Latin America (“NLA”).

How Expro Generates Revenue

Expro’s services revenue is derived primarily from well flow management, subsea well access, well intervention and integrity and production solutions and services. Expro’s service revenue includes equipment rental charges, personnel charges, run charges and consumables. Some of Expro’s contracts allow it to charge for additional deliverables, such as the costs of mobilization of people and equipment and customer specific engineering costs associated with a project. Expro also procures products and services on behalf of its customers that are provided by third parties for which Expro is reimbursed with a mark-up or in connection with an integrated services contract. Expro also designs, manufactures and sells equipment, which is typically done in connection with a related operations and maintenance arrangement with a particular customer.

For the year ended December 31, 2020, approximately 60% of Expro’s revenue was generated by activities related to offshore oil and gas operations. Production optimization activities accounted for approximately 50% of Expro’s revenue and are generally funded by customers’ operating expenditures rather than capital expenditures.

Market Conditions and Price of Oil and Gas

As a well flow optimization company, Expro’s services span the full life of an oil and gas field from appraisal, development, completion and production through to eventual abandonment. After a strong first quarter, 2020 brought newfound challenges due to severe and abrupt changes in market conditions. The market remained challenging during the first quarter of 2021, although activity levels have increased modestly as oil prices have continued to rise. There are a number of market factors that have had, and may continue to have, an effect on Expro’s business, including:

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The market for oilfield services and Expro’s business are substantially dependent on the condition of the oil and gas industry and, in particular, the willingness of oil and gas companies to make expenditures on exploration, drilling and production operations. The outbreak of COVID-19 in 2020 and the disputes over oil production early in the year by the Organization of the Petroleum Exporting Countries and other oil producing nations (“OPEC+”) resulted in oil prices reaching historic lows in the earlier part of 2020. Subsequent to this, OPEC+ implemented substantial production cuts to stabilize oil prices. However, incremental supply related to the initial dispute, coupled with demand destruction related to COVID-19 containment efforts, led to a significant decline in crude oil prices, resulting in a challenging industry environment. Similar to many oilfield services companies, Expro’s business experienced a material revenue contraction in 2020, which was partially mitigated by swift action to reduce variable costs and an acceleration of efforts to restructure its business to reduce support costs, increase operating efficiency and improve longer-term profitability.

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Oil demand in the second half of 2020 remained depressed at more than five million barrels per day lower than the same period of 2019. Demand for refined products, other than jet fuel, returned to within two million barrels per day of pre-crisis levels by year-end 2020. This has been maintained into 2021, with OPEC+ agreeing to a further 0.5 million barrels per day production cut starting in January 2021. With slightly increasing demand, supply discipline and increased optimism about the roll-out of multiple COVID-19 vaccines, the Brent oil price improved in December 2020 to an average of $48 per barrel.

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Demand for oil and gas is currently expected to continue to increase in 2021 and into 2022 as the overall economic backdrop is expected to improve, subject to various factors, resulting in at least a modest increase in exploration and appraisal activity and a re-commencement of some of the projects that were deferred in 2020. Despite some large hydrocarbon discoveries in 2020, the overall sharp decline in activity in 2020 has failed to halt the downward trending reserve replacement rate, which remains at a depressed level as a result of continuing underinvestment.

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Despite the multi-year underinvestment in new reserves, Expro expects that operators will continue to exercise fiscal discipline in the near-term. As a result, Expro and other oilfield services companies have limited visibility for the second half of 2021 and into 2022 on customer spending plans and the timing of an expected further increase in activity levels.

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In addition, increases in activity are not expected to be uniform across geo-markets or type of activity, at least in the early stages of the market recovery. For example, the North America shale plays could be further constrained by future green infrastructure initiatives. Expro has limited exposure to the North American onshore market, which has suffered a disproportionate share of activity reduction and which Expro expects to remain a smaller scale market going-forward. International and deepwater activity is currently expected to improve beginning in late 2021. Expro expects that the demand for solutions and services focused on maintaining, and cost effectively enhancing, existing production will likely continue to be more resilient with the potential to even increase as a result of required maintenance activities that were postponed in 2020 and will likely be undertaken in 2021 and beyond.

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The clean energy transition is also gaining increased momentum, which has accelerated throughout the pandemic as the positive environmental impact of a reduction in oil and gas demand has become increasingly visible. Hydrocarbons will play a vital role in the transition towards more sustainable energy resources, and the existing expertise and future innovation within the oilfield services sector, both to reduce the emissions and enhance efficiency within the current industry and the new industries, will be critical. Expro is already active in the early stage carbon capture and storage sector and has established operations and technologies within the geothermal industry. Expro continues to develop technologies to reduce the greenhouse gas impact of its customers’ operations which, along with its digital transformation initiatives, are expected to enable Expro to continue to support its customers’ efficiency and environmental initiatives. As the industry changes, Expro plans to continue to evolve its approach to adapt and help its customers address the critical energy transition.

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Increased expectations of host countries in regard to local content is another multi-year trend, which gained additional momentum during 2020. Expro’s commitment to developing local capabilities and in-country personnel has reduced its dependence on international staff, which has also allowed Expro to mitigate travel restrictions and other operational challenges related to COVID-19. These efforts have enabled Expro to continue to service its customers in their ongoing operations, which is expected to reduce the impact of the activity reductions on Expro relative to its peers.

Historically, the markets for oil and natural gas have been volatile. A major factor that affects Expro’s business activity is the price of oil and, to a lesser extent, the regional price of gas, which are both driven by market supply and demand. Changes in oil and gas prices impact customer spending on exploration and appraisal, development, production and abandonment activities. The extent of the impact of a change in oil and gas prices on these activities varies extensively between geographic regions, types of customers, types of activities and the financial returns of individual projects. In response to this uncertain industry outlook, Expro continues to evaluate additional cost saving opportunities in order to reduce service delivery costs, increase productivity and improve profitability; however, Expro’s commitment to safety, service quality and innovation remains steadfast.

Outlook

Though market conditions were challenging in 2020, oil demand is currently forecasted to continue to recover during the remainder of 2021. The Energy Information Administration (“EIA”) forecasts Brent crude oil spot prices to average $53 per barrel in 2021 and $55 per barrel in 2022 compared to an average of $42 per barrel in 2020. The combination of falling oil inventories and supply discipline from OPEC+ is expected to limit downward pricing pressures, and the increased demand and commodity prices may provide a catalyst for increased oilfield services activity. The full impact of the COVID-19 outbreak and the resulting reduction in oil sector activity continues to evolve. However, with the widespread deployment of multiple vaccines, Expro expects demand for its services and solutions to trend positively throughout 2021.

ESSA: In Europe, drilling activity in 2021 is projected to be consistent with drilling activity in 2020. However, activity in Norway is trending positively with 40 exploration wells expected to be drilled during 2021. In the United Kingdom (“UK”), the Oil & Gas Authority forecasts six to 18 exploration wells and five to 12 appraisal wells will be drilled on the UK continental shelf in 2021, up from only five exploration wells and one appraisal well drilled in 2020. In addition, Rystad Energy estimates that there will be up to $35 billion in carbon capture and storage (“CCS”) development spending across Europe over the next 15 years, with around 10 projects having a reasonable probability of being operational by 2035. Several CCS projects are currently planned in Europe, including in Norway, the UK, Denmark, the Netherlands, Ireland, and Italy. In Sub-Saharan Africa, drilling activity is forecasted to decrease overall in 2021; however, non-drilling activity has begun to increase and further development programs are in the planning stages for a number of large offshore projects.

Asia: In Asia, weaker offshore drilling activity in India is lowering the overall region drilling outlook for 2021, although activity levels in China are expected to be maintained relative to 2020, with approximately 23,000 new wells forecasted to be drilled. In addition, market participants anticipate an increase in exploration activity in India and Brunei as well as the development of several major gas projects in Australia, New Zealand and Indonesia that were committed to in 2020.

MENA: In the Middle East and North Africa, there is increased focus on infield development and production optimization and enhancement projects, offsetting the decline in drilling as the region seeks to maintain production rates. In addition, there are over 280 new offshore wells projected to be drilled in 2021, an improvement over activity levels in the second half of 2020.

NLA: In North America, in order to maintain output in 2021 at fourth quarter 2020 levels, overall drilling activity is forecast to increase 7% within the region and the onshore rig count is forecasted to increase by 70% from year end 2020 to year end 2021. In Latin America, drilling activity is expected to increase by 22% in 2021 relative to 2020, with renewed investments and activity in Brazil, Mexico, Suriname and Guyana.

How Expro Evaluates its Operations

Expro uses a number of financial and operational measures to routinely analyze and evaluate the performance of its business, including Revenue and Adjusted EBITDA.

Revenue: Expro analyzes its performance by comparing actual monthly revenue by operating segments and areas of capabilities to its internal projections for each month. Expro’s revenue is primarily derived from well flow management, subsea well access, well intervention and integrity, and production solutions.

Adjusted EBITDA: Expro regularly evaluates its financial performance using Adjusted EBITDA. Expro’s management believes Adjusted EBITDA is a useful financial performance measure as it excludes transactions not related to its core cash operating activities and allows Expro to meaningfully analyze the trends and performance of its core cash operations.

Adjusted EBITDA is a non-GAAP financial measure. Please refer to the section titled “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net (loss) income, Expro’s most directly comparable financial performance measure calculated and presented in accordance with GAAP.

Executive Overview

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Certain highlights of Expro’s financial results and other key developments include:

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Revenue for the three months ended March 31, 2021 decreased by $50.4 million, or 24.4%, to $156.3 million from $206.7 million for the three months ended March 31, 2020. The decrease in total revenue for the three months ended March 31, 2021 compared to the same period in 2020 was driven by lower activity across all of Expro’s product and service offerings in all of its reporting segments due to a combination of factors, including a substantial decline in global demand for oil. Revenue for Expro’s segments is discussed separately below under the heading “Operating Segment Results.”

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Expro reported a net loss for the three months ended March 31, 2021 of $20.4 million, compared to a net loss of $265.2 million for the three months ended March 31, 2020. The decrease in net loss was primarily due to impairment charges of $275.6 million recorded during the three months ended March 31, 2020. For further information, refer to Note 3: “Impairment charges” of the accompanying unaudited condensed consolidated financial statements.

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Adjusted EBITDA for the three months ended March 31, 2021 decreased by $12.6 million, or 43.0%, to $16.7 million from $29.3 million for the three months ended March 31, 2020, as a result of a reduction in overall activity in the oilfield services industry. Adjusted EBITDA margin decreased from 14.2% to 10.7% during the three months ended March 31, 2021 compared to the same period in 2020, primarily driven by a less favorable activity mix and start-up costs on new projects, particularly in Asia.

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On March 11, 2021, Expro announced that it had entered into a definitive agreement to merge with Frank’s. The merger is subject to shareholder approval of both parties, regulatory approval and other customary closing conditions. The transaction is expected to close in the third quarter of 2021. It is expected that the proposed merger will be accounted for using the acquisition method of accounting with Expro being identified as the accounting acquirer. During the three months ended March 31, 2021, Expro incurred $4.8 million of transaction related costs, which consist primarily of legal fees, professional fees and other costs related to the proposed merger, which is included in “Transaction related costs” in the unaudited condensed consolidated statements of operations. No such costs were incurred for the three months ended March 31, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Certain highlights of Expro’s financial results and other key developments include:

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Revenue for the year ended December 31, 2020 decreased by $135.0 million, or 16.7%, to $675.0 million from $810.1 million for the year ended December 31, 2019. The decrease was driven by lower activity across all of Expro’s product and service offerings in all of its reporting segments other than the Asia segment due to a combination of factors, including a substantial decline in global demand for oil caused by the COVID-19 pandemic and disagreements between the members of OPEC+ regarding limits on production of oil, resulting in surplus supply and reduction in Brent crude prices.

Other effects of the COVID-19 pandemic have included, and may continue to include, disruptions to Expro’s operations, including suspension or deferral of drilling activities; customer shutdowns of oil and gas exploration and production; downward revisions to customer budgets and reduced customer demand for Expro’s services; and workforce reductions in response to activity declines. Revenue for Expro’s segments is discussed separately below under the heading “Operating Segment Results.”

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Expro reported a net loss for the year ended December 31, 2020 of $307.0 million, compared to a net loss of $64.8 million for the year ended December 31, 2019. The increase in net loss was primarily driven by lower activity across all of Expro’s product and service offerings as discussed above and a significant impairment charge during the year ended December 31, 2020.

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Adjusted EBITDA for the year ended December 31, 2020 decreased by $15.2 million, or 13.5%, to $97.9 million from $113.2 million for the year ended December 31, 2019, reflecting reduction in overall activity in the oilfield services industry during 2020. However, Adjusted EBITDA margin increased from 14.0% to 14.5% during the year ended December 31, 2020 compared to the year ended December 31, 2019. The improvement in Adjusted EBITDA margin is primarily due to various initiatives undertaken during 2020 in response to the COVID-19 pandemic to structurally adjust Expro’s cost base in order to improve longer-term profitability and performance.

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Severance and other charges for the year ended December 31, 2020 increased by 213.5% to $13.9 million as compared to $4.4 million for the year ended December 31, 2019. The increase was primarily driven by activities undertaken to restructure and resize Expro’s business in response to reduced activity levels due to COVID-19 and other economic conditions in the oil and gas industry, primarily consisting of headcount reductions and the cost of exiting certain facilities.

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Expro recorded significant impairment charges during the year ended December 31, 2020. Expro tested its goodwill and other long-lived assets for impairment as of the quarter ended March 31, 2020 due to the macro-economic uncertainty that was experienced beginning in March 2020 from a combination of factors, which resulted in impairment charges of approximately $191.9 million relating to Expro’s goodwill and $83.7 million relating to its property, plant and equipment, intangible assets and operating lease right-of-use assets. Additionally, at year end, Expro recorded an additional impairment charge of $11.9 million relating to Expro’s property, plant and equipment and operating lease right-of-use assets.

•

Expro’s debt facilities include a Revolving Credit Facility (“RCF”) which bears interest at U.S. dollar LIBOR plus 3.75% and is secured by a fixed and floating charge on assets including cash and cash equivalents, accounts receivables, inventories and property, plant and equipment of Expro’s material subsidiaries, as defined in the RCF Agreement (as defined below). During 2020, Expro entered into an amendment to extend the maturity date of its RCF to December 31, 2022. Also in 2020, Expro entered into an agreement with a bank in order to increase the portion of the RCF available for bonds and guaranties. Please refer to the section titled “Liquidity and Capital Resources” for further discussion on Expro’s debt facilities.

Year ended December 31, 2019 compared to the eleven months ended December 31, 2018

Certain highlights of Expro’s financial results and other key developments include:

•

Revenue for the year ended December 31, 2019 increased by $123.1 million, or 17.9%, to $810.1 million from $687.0 million for the period from February 1, 2018 to December 31, 2018 (the “2018 Period”). The increase in revenue was driven by the additional month in the twelve month period ended December 31, 2019, combined with higher revenue in the MENA, Asia and NLA segments, partially offset by a decrease in revenue in the ESSA segment. Revenue for Expro’s segments is discussed separately below under the heading “Operating Segment Results.”

•

Expro reported a net loss for the year ended December 31, 2019 of $64.8 million, compared to net loss of $31.1 million for the 2018 Period. The net loss for the year ended December 31, 2019 was primarily driven by higher impairment charges on goodwill, intangible assets and property, plant and equipment ($46.7 million during the year ended December 31, 2019 compared to $3.4 million during the 2018 Period).

•	Adjusted EBITDA for the year ended December 31, 2019 increased by $15.2 million, or 15.6%, to $113.2 million from $97.9 million for the 2018 period driven by an increase in revenues.

•	Adjusted EBITDA margin remained relatively flat at 14.0% during the year ended December 31, 2019 compared to 14.3% during the 2018 Period.

•

During the year ended December 31, 2019, Expro completed the acquisition of Quality Intervention AS, a limited liability company registered in Norway, and its subsidiaries (“Quality Intervention”) for aggregate cash consideration of $49.3 million, net of customary closing adjustments. The acquisition provided Expro access to a number of innovative technologies and intervention solutions, including CoilHose and Annular Intervention. The acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations, which required the assets acquired and liabilities assumed to be recorded at their acquisition date fair values. The fair value of the identifiable net assets acquired was $17.7 million, primarily consisting of $17.9 million of intangible assets, resulting in the recognition of goodwill of $31.5 million.

•

Expro tested its goodwill and intangible assets during the year ended December 31, 2019 for impairment. The results of this test indicated that certain of its goodwill and intangible assets were impaired and, accordingly, Expro recorded impairment charges of $26.4 million and $17.9 million, respectively, during the year ended December 31, 2019. Additionally, Expro recorded impairment charges of $4.7 million on its property, plant and equipment during the year ended December 31, 2019.

Reorganization and Emergence from Voluntary Chapter 11 Proceedings

On December 18, 2017, the Predecessor (comprising Expro Holdings UK 2 Limited and its subsidiaries) filed a voluntary pre-packaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the “Plan”), which was approved by the Bankruptcy Court on January 25, 2018. As part of the restructuring, the Predecessor’s ultimate holding company, Expro International Group Holdings Limited, transferred all of its interest in the Predecessor to Expro Group Holdings International Limited (“EGHIL”), in exchange for New B warrants in EGHIL. The Successor emerged from Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) on February 5, 2018 (the “Effective Date”), at which point EGHIL became the ultimate parent company of the Predecessor. On the Effective Date, the Predecessor’s term loan and revolving credit facility holders exchanged all of their outstanding principal and accrued interest for equity shares in the Successor and the mezzanine lenders exchanged all of their outstanding principal and accrued interest for warrants in the Successor.

Upon emergence from bankruptcy, Expro applied fresh start accounting using a convenience date of January 31, 2018, which resulted in Expro becoming a new entity for financial reporting purposes as of January 31, 2018. As a result of the adoption of fresh start accounting, Expro’s consolidated financial statements subsequent to January 31, 2018 will not be comparable to its financial statements prior to that date. See Note 3: “Fresh Start Accounting” of the accompanying consolidated financial statements.

Non-GAAP Financial Measures

Expro includes in this proxy statement/prospectus the non-GAAP financial measures Adjusted EBITDA, Adjusted Operating Cash Flow and Cash Conversion. Expro provides reconciliations of net (loss) income, its most directly comparable financial performance measure, to Adjusted EBITDA. Expro also provides a reconciliation of Adjusted Operating Cash Flow and Cash Conversion to net Cash Provided by (used in) Operating Activities, its most directly comparable liquidity measure.

Adjusted EBITDA, Adjusted Operating Cash Flow and Cash Conversion are used as supplemental financial measures by Expro’s management and by external users of its financial statements, such as investors, commercial banks, research analysts and others. These non-GAAP financial measures allow Expro’s management and others to assess Expro’s financial and operating performance as compared to those of other companies in its industry, without regard to the effects of its capital structure, asset base, items outside the control of management and other charges outside the normal course of business.

Expro defines Adjusted EBITDA as net (loss) income adjusted for (a) income tax (benefit) expense, (b) depreciation and amortization, (c) impairment charges, (d) severance and other charges, net, (e) reorganization items, net, (f) transaction related costs, (g) gain on disposal of group of assets, (h) other (income) expenses, net, and (i) interest and finance charges (income), net. Adjusted EBITDA margin reflects Expro’s Adjusted EBITDA as a percentage of revenues.

Expro defines Adjusted Operating Cash Flow as net cash provided by operating activities adjusted for cash paid during the period for interest, net, severance and other charges and transaction related costs. Expro defines Cash Conversion as Adjusted Operating Cash Flow divided by Adjusted EBITDA.

Adjusted EBITDA, Adjusted Operating Cash Flow and Cash Conversion have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted Operating Cash Flow and Cash Conversion may be defined differently by other companies in Expro’s industry, its presentation of Adjusted EBITDA, Adjusted Operating Cash Flow and Cash Conversion may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of net (loss) income to Adjusted EBITDA for each of the periods presented (in thousands):

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31, 2020	Year ended December 31, 2019	Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018
	2021	2020
Net (loss) income	$(20,392)	$(265,170)	$(307,045)	$(64,761)	$(31,078)	$542,937

Income tax (benefit) expense	2,545	(9,737)	(3,400)	(1,137)	7,198	1,457
Depreciation and amortization	27,759	30,292	113,693	122,503	121,598	9,221
Impairment charges (1)	—	275,594	287,454	49,036	—	—
Severance and other charges	555	1,060	13,930	4,444	6,527	700
Reorganization items, net	—	—	—	—	—	(563,883)
Transaction related costs	4,823	—	—	—	—	—
Gain on disposal of group of assets	—	—	(10,085)	—	—	—
Other (income) expenses, net (2)	(239)	899	(2,278)	(226)	—	—
Interest and finance charges (income), net	1,627	(3,653)	5,656	3,300	(6,332)	14,954

Adjusted EBITDA	$16,678	$29,285	$97,925	$113,159	$97,913	$5,386

Adjusted EBITDA Margin	10.7%	14.2%	14.5%	14.0%	14.3%	10.4%

(1)

Impairment charges represents impairments recorded on goodwill and other long-lived assets, including property, plant and equipment, intangible assets and operating lease right-of-use assets. During the 2018 Period, an impairment charge of $3.4 million was recorded, which was included in depreciation and amortization.

(2)

Other (income) expenses, net, is comprised of immaterial, unusual or infrequently occurring transactions which, in management’s view, do not provide useful measures of the underlying operating performance of the business.

The following table provides a reconciliation of net cash provided by (used in) operating activities to Adjusted Operating Cash Flow and Cash Conversion for each of the periods presented (in thousands):

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018
	2021	2020	2020	2019
Net cash provided by (used in) operating activities	$9,641	$8,991	70,391	81,209	66,377	(8,600)
Cash paid during the period for interest, net	981	555	2,630	1,490	495	1,193
Cash paid during the period for severance and other charges	492	2,359	15,602	3,811	8,695	708
Cash paid during the period for transaction related costs	4,524	—	—	—	—	—

Adjusted Operating Cash Flow	$15,638	$11,905	$88,623	$86,510	$75,567	$(6,699)

Adjusted EBITDA	$16,678	$29,285	$97,925	$113,159	$97,913	$5,386
Cash Conversion	93.8%	40.7%	90.5%	76.4%	77.2%	(124.4%)

Results of Operations

Three months ended March 31, 2021 compared to three months ended March 31, 2020

	Three months ended March 31,		Change
(in thousands)	2021	2020	$	%
Total revenue	$156,295	$206,697	(50,402)	(24.4%)

Operating costs and expenses:
Cost of revenue	(164,730)	(207,780)	43,050	(20.7%)
General and administrative	(6,738)	(4,375)	(2,363)	54.0%
Impairment charges	—	(275,594)	275,594	(100.0%)
Transaction related costs	(4,823)	—	(4,823)	100.0%
Severance and other charges	(555)	(1,060)	505	(47.6%)

Total operating cost and expenses	(176,846)	(488,809)	311,963	(63.8%)

Operating loss	(20,551)	(282,112)	261,561	(92.7%)
Other income (expenses), net	239	(899)	1,138	(126.6%)
Interest and finance (charges) income, net	(1,627)	3,653	(5,280)	(144.5%)

Loss before taxes and equity income of joint ventures	(21,939)	(279,358)	257,419	(92.1%)

Equity in income of joint ventures	4,092	4,451	(359)	(8.1%)

Loss before income taxes	(17,847)	(274,907)	257,060	(93.5%)
Income tax (expenses) benefits	(2,545)	9,737	(12,282)	(126.1%)

Net loss	$(20,392)	$(265,170)	244,778	(92.3%)

Revenue

Revenue for the three months ended March 31, 2021 decreased by $50.4 million, or 24.4%, to $156.3 million from $206.7 million for the three months ended March 31, 2020. The decrease in total revenue for the three months ended March 31, 2021 compared to the same period in 2020 was driven by lower activity across all of Expro’s product and service offerings in all of its reporting segments due to a combination of factors, including a substantial decline in global demand for oil resulting in surplus supply. Revenue for the ESSA segment decreased by $18.7 million (25.8%), the Asia segment by $3.4 million (9.9%), the MENA segment by $13.8 million (25.1%) and the NLA segment by $14.6 million (32.4%) during the three months ended March 31, 2021 compared to the same period in March 31, 2020. Revenue for our segments is discussed in detail separately below under the heading “Operating Segment Results.”

Revenue for Expro’s well testing and appraisal services, subsea, completion and intervention services and production services decreased by $34.5 million (31.2%), $15.9 million (20.0%) and $0.1 million (0.3%), respectively, from March 31, 2021 to March 31, 2020.

Cost of revenue

Cost of revenue for the three months ended March 31, 2021 was $164.7 million (105.4% of revenue), a decrease of $43.1 million, or 20.7%, compared to $207.8 million (100.5% of revenue) for the same period in 2020. The decrease in the cost of revenue, which includes personnel cost for on-charge and support staff, equipment rentals, facility costs, materials, sub-contractor costs, depreciation and amortization charges and research and engineering and development costs, was in line with the lower business activity. In addition, Expro reduced its support staff by approximately 17.5% with an average headcount of 1,130 for the three months period ended March 31, 2021 compared to an average headcount of 1,370 for the three months ended March 31, 2020.

General and administrative

General and administrative expenses include the costs associated with sales and marketing, costs of running Expro’s corporate head office and other central functions that support the operating segments and include foreign currency gains (losses). General and administrative expenses for the three months ended March 31, 2021 increased by $2.4 million, or 54.0%, to $6.7 million (4.3% of revenue), from $4.4 million (2.1% of revenue) for the three months ended March 31, 2020. The increase in general and administrative expenses is primarily due to foreign currency losses of $0.7 million during the three months ended March 31, 2021, as compared to foreign currency gains of $2.5 million during the same period in 2020, partially offset by lower personnel, travel and overhead costs incurred during the three months ended March 31, 2021, as compared to the same period in 2020 due to various cost reduction initiatives.

Impairment charges

There were no impairment charges recognized during the three months ended March 31, 2021. During the three months ended March 31, 2020, Expro recorded impairment charges relating to its goodwill of $191.9 million, intangible assets of $60.4 million, property, plant and equipment of $8.3 million and operating lease right-of-use assets of $15.0 million. For further information, refer to Note 3: “Impairment charges” of the accompanying unaudited condensed consolidated financial statements.

Transaction related costs

During the three months ended March 31, 2021, Expro incurred $4.8 million of transaction related costs, which consist primarily of legal fees, professional fees and other costs with respect to the proposed merger with Frank’s. No such costs were incurred during the three months ended March 31, 2020.

Severance and other charges

Severance and other charges for the three months ended March 31, 2021 decreased by $0.5 million, or 47.6%, to $0.6 million from $1.1 million for the three months ended March 31, 2020. The decrease was primarily driven by lower restructuring activities undertaken during the three months ended March 31, 2021 compared to the same period in 2020. During the three months ended March 31, 2021 and 2020, Expro eliminated a total of 11 and 25 positions, respectively. Depending on how the market evolves, further actions may be necessary, which could result in additional charges in future periods.

Interest and finance (charges) income, net

Interest and finance charges for the three months ended March 31, 2021, were $1.6 million compared to interest and finance income of $3.7 million for the three months ended March 31, 2020, an increase of $5.3 million, or 144.5%. The increase in interest and finance charges was primarily due to foreign exchange losses of $0.7 million on pension and finance lease labilities during the three months ended March 31, 2021 compared to foreign exchange gains of $4.3 million on pension and finance lease labilities during the same period in 2020. In addition, Expro earned lower interest income during the three months ended March 31, 2021 as compared to the same period in 2020.

Equity in income of joint ventures

Equity in income of joint ventures for the three months ended March 31, 2021 decreased by $0.4 million, or 8.1%, to $4.1 million from $4.5 million for the three months ended March 31, 2020. The decrease reflects lower income from Expro’s joint ventures compared to the same period in the previous year, due to a combination of factors affecting activity, including a substantial decline in global demand for oil, resulting in surplus supply.

Income tax (expenses) benefit

Income tax expenses for the three months ended March 31, 2021 were $2.5 million compared to income tax benefits of $9.7 million for the three months ended March 31, 2020, representing an increase in income tax expenses of $12.3 million, or 126.1%, primarily due to the deferred tax credits recognized on impairment of intangible assets during the three months ended March 31, 2020 did not reoccur in the 2021 period. The statutory tax rate was 19% for the three months ended March 31, 2021 and 2020. The effective tax rate was (11.6%) and 3.5% for the three months ended March 31, 2021 and 2020, respectively. Expro’s effective tax rate was impacted due to the geographic mix of profits and losses between deemed profit and taxable profit jurisdictions.

Expro’s effective income tax rate fluctuates from the statutory tax rate based on, among other factors, changes in pre-tax income in jurisdictions with varying statutory tax rates along with jurisdictions utilizing a deemed profit taxation regime, the impact of valuation allowances, foreign inclusions and other permanent differences related to the recognition of income and expense.

Year ended December 31, 2020 compared to year ended December 31, 2019

	Year ended December 31,		Change
	2020	2019	$	%
	(in thousands)
Total revenue	$675,026	$810,064	$(135,038)	(16.7%)
Operating costs and expenses:
Cost of revenue	(679,793)	(799,377)	119,584	(15.0%)
General and administrative	(24,590)	(29,670)	5,080	(17.1%)
Impairment charges	(287,454)	(49,036)	(238,418)	486.2%
Gain on disposal of group of assets	10,085	—	10,085	100.0%
Severance and other charges	(13,930)	(4,444)	(9,486)	213.5%

Total operating cost	(995,682)	(882,527)	(113,155)	12.8%

Operating loss	(320,656)	(72,463)	(248,193)	342.5%
Other income, net	2,278	226	2,052	908.0%
Interest and finance charges, net	(5,656)	(3,300)	(2,356)	71.4%

Loss before taxes and equity income of joint ventures	(324,034)	(75,537)	(248,497)	329.0%

Equity in income of joint ventures	13,589	9,639	3,950	41.0%

Loss before income taxes	(310,445)	(65,898)	(244,547)	371.1%
Income tax benefits	3,400	1,137	2,263	199.0%

Net loss	$(307,045)	$(64,761)	(242,284)	374.1%

Revenue

Revenue for the year ended December 31, 2020 decreased by $135.0 million, or 16.7%, to $675.0 million from $810.1 million for the year ended December 31, 2019. The decrease in total revenue for the year ended December 31, 2020 compared to the same period in 2019 was driven by lower activity across all of Expro’s product and service offerings in all of its reporting segments other than the Asia segment, due to a combination of factors, including a substantial decline in global demand for oil caused by the COVID-19 pandemic and disagreements between the members of OPEC+ regarding limits on production of oil, resulting in surplus supply and reduction in crude oil prices. For reference, Brent oil price averaged $42 per barrel in 2020 as compared to an average of $64 per barrel in 2019. As a result of reduced activity, revenue for the NLA segment decreased by $58.3 million (33.5%), the MENA segment by $43.0 million (18.2%) and the ESSA segment by $37.3 million (14.5%), partially offset by slight increase in revenue in the Asia segment by $3.6 million (2.5%). Revenue for Expro’s segments is discussed in further detail separately below under the heading “Operating Segment Results.”

Revenue for Expro’s well testing and appraisal services, subsea, completion and intervention services and production services decreased by $35.8 million (9.3%), $59.4 million (18.6%) and $39.9 million (37.1%), respectively, from December 31, 2019 to December 31, 2020.

Cost of revenue

Cost of revenue for the year ended December 31, 2020 was $679.8 million (100.7% of revenue), a decrease of $119.6 million, or 15.0%, compared to $799.4 million (98.7% of revenue) for the same period in 2019. The decrease in the cost of revenue, which includes personnel costs for on-charge and support staff, equipment rentals, facility costs, materials, sub-contractor costs, depreciation and amortization charges and research, engineering and development costs, was in line with the lower activity. In addition, Expro reduced its support staff by approximately 9.1% with an average headcount of 1,256 for the year ended December 31, 2020 compared to an average head count of 1,381 for the year ended December 31, 2019.

General and administrative

General and administrative expenses include the costs associated with sales and marketing, costs of running Expro’s corporate head office and other central functions that support the operating segments and include foreign currency gains (losses). General and administrative expenses for the year ended December 31, 2020 decreased by $5.1 million, or 17.1%, to $24.6 million (3.6% of revenue), from $29.7 million (3.7% of revenue) for the year ended December 31, 2019. The decrease in general and administrative expenses during the year ended December 31, 2020 compared to 2019 was primarily driven by a reduction in Expro’s corporate support staff by approximately 9.3% with an average headcount of 185 for the year ended December 31, 2020 compared to an average head count of 204 for the year ended December 31, 2019. This contributed to lower personnel costs, lower corporate overhead costs, and lower travel costs. Additionally, Expro benefited from lower foreign exchange losses of $1.9 million from the revaluation of monetary assets and liabilities denominated in foreign currencies during the year ended December 31, 2020 compared to the same period in 2019.

Impairment charges

Impairment charges for the year ended December 31, 2020 were $287.5 million, an increase of $238.4 million, or 486.2%, compared to $49.0 million for the same period in 2019. During the year ended December 31, 2020, Expro recorded impairment charges relating to its goodwill of $191.9 million, intangible assets of $60.4 million, property, plant and equipment of $20.0 million and operating lease right-of-use assets of $15.2 million. For further information, refer to Note 4: “Impairment charges” of the accompanying consolidated financial statements.

Gain on disposal of group of assets

Gain on disposal of a group of assets of $10.1 million represents profit recognized on the sale of certain identified tangible and intangible assets and liabilities relating to the disposition of Expro’s pressure-control chokes product line during 2020 for a total cash consideration of $15.5 million. The carrying value of net assets transferred was $4.4 million and Expro incurred costs directly attributable to the sale aggregating $1.0 million.

Severance and other charges

Severance and other charges for the year ended December 31, 2020 increased by $9.5 million, or 213.5%, to $13.9 million from $4.4 million for the year ended December 31, 2019. The increase was primarily driven by head count reduction and facility rationalization, to restructure and resize Expro’s business to match reduced activity level due to COVID-19 and economic conditions in the oil and gas industry.

During the years ended December 31, 2020 and 2019, Expro eliminated a total of 527 and 106 positions, respectively. Depending on how the market evolves, further actions may be necessary, which could result in additional charges in future periods.

Interest and finance charges, net

Interest and finance charges, net for the year ended December 31, 2020, were $5.7 million, an increase of $2.4 million, or 71.4%, compared to $3.3 million for the same period in 2019. The increase in interest and finance charges was due to lower interest income earned in 2020 primarily due to lower interest rates. Expro earned interest income of $1.0 million during the year ended December 31, 2020 as compared to $3.3 million during the previous year.

Equity in income of joint ventures

Equity in income of joint ventures for the year ended December 31, 2020 increased by $4.0 million, or 41.0%, to $13.6 million from $9.6 million for the year ended December 31, 2019. The increase reflects higher income from Expro’s joint ventures compared to the same period in the previous year.

Income tax benefit

Income tax benefit for the year ended December 31, 2020 was $3.4 million, an increase of $2.3 million, or 199.0%, compared to $1.1 million for the same period in 2019. The statutory tax rate was 19% for the years ended December 31, 2020 and 2019. The effective tax rate was 1.0% and 1.5% for the years ended December 31, 2020 and 2019 respectively. Expro’s effective tax rate was impacted due to the impairment on goodwill along with the geographic mix of profits and losses between deemed profit and taxable profit jurisdictions.

Expro’s effective income tax rate fluctuates from the statutory tax rate based on, among other factors, changes in pretax income in jurisdictions with varying statutory tax rates along with jurisdictions utilizing a deemed profit taxation regime, the impact of valuation allowances, foreign inclusions and other permanent differences related to the recognition of income and expense.

Year ended December 31, 2019 compared to the 2018 Periods:

	Year ended December 31, 2019	Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018
Total revenue	$810,064	$686,951	$51,686
Operating costs and expenses:
Cost of revenue	(799,377)	(686,148)	(53,432)
General and administrative	(29,670)	(29,299)	(2,476)
Impairment charges	(49,036)	—	—
Severance and other charges	(4,444)	(6,527)	(700)

Total operating cost	(882,527)	(721,974)	(56,608)

Operating loss	(72,463)	(35,023)	(4,922)
Other income, net	226	—	—
Reorganization items, net	—	—	563,883
Interest and finance charges, net	(3,300)	6,332	(14,954)

(Loss) income before taxes and equity income of joint ventures	(75,537)	(28,691)	544,007

Equity in income of joint ventures	9,639	4,811	387

(Loss) income before income taxes	(65,898)	(23,880)	544,394
Income tax benefit (expense)	1,137	(7,198)	(1,457)

Net (loss) income	$(64,761)	$(31,078)	$542,937

Expro has not presented an itemized analysis for the Predecessor period from January 1, 2018 to January 31, 2018 as the revenue and operating costs and expenses represented normal operations during the Predecessor period, with no unusual movements or fluctuations, and are not material to the overall financial results of operations. The primary item of significance during the Predecessor period was Reorganization items, net, which represented net gain of $563.9 million on Expro’s settlement of term loans, revolving credit facility and mezzanine loan facility aggregating $1,418.1 million in exchange of equity shares and warrants with fair value aggregating $803.3 million, net of transaction costs of $50.9 million, in connection with the Reorganization.

Year ended December 31, 2019 compared to the eleven months ended December 31, 2018

Revenue

Revenue for the year ended December 31, 2019 increased by $123.1 million, or 17.9%, to $810.1 million from $687.0 million for the 2018 Period. The increase in revenue was driven by the additional month in the twelve month period ended December 31, 2019 combined with higher revenue in the MENA, Asia and NLA segments, by $61.4 million (35.0%), $32.1 million (29.2%) and $30.1 million (20.9%), respectively, partially offset by a decrease in revenue in the ESSA segment by $0.5 million (0.2%), during the year ended December 31, 2019 compared to the 2018 Period. Revenue for Expro’s segments is discussed in further detail separately below under the heading “Operating Segment Results.”

Revenue for Expro’s well testing and appraisal services, subsea, completion and intervention services and production services increased by $47.2 million (14.1%), $36.3 million (12.8%) and $39.6 million (58.5%), respectively, for the year ended December 31, 2019 compared to the 2018 Period.

Cost of Revenue

Cost of revenue for the year ended December 31, 2019 was $799.4 million, an increase of $113.2 million, or 16.5%, compared to $686.1 million for the 2018 Period. Cost of revenue as a percentage of revenue was 98.7% and 99.9%, respectively, for the year ended December 31, 2019 and the 2018 Period. The decrease in Cost of Revenue as a percentage of revenue was due to lower depreciation on property, plant and equipment of approximately $5.1 million and impairment charges on property, plant and equipment of $3.4 million, which were disclosed separately under “Impairment Charges” during the year ended December 31, 2019 compared to cost of revenue during the 2018 Period.

General and administrative

General and administrative expenses for the year ended December 31, 2019 were $29.7 million, an increase of $0.4 million, or 1.3%, compared to $29.3 million for the 2018 Period. General and administrative expenses as a percentage of revenue were 3.7% and 4.3%, respectively, for the year ended December 31, 2019 and the 2018 Period. The decrease in general and administrative expenses during the year ended December 31, 2019 resulted from lower foreign exchange losses of $2.1 million from the revaluation of monetary assets and liabilities denominated in foreign currencies during the year ended December 31, 2019 compared to the 2018 Period.

Impairment charges

Impairment charges for the year ended December 31, 2019 were $49.0 million representing $26.4 million, $17.9 million and $4.7 million of impairment charges, respectively, in regard to Expro’s goodwill, intangible assets and property, plant and equipment. During the 2018 Period, Expro recorded impairment charges of $3.4 million on its property, plant and equipment which was included under cost of revenue in the consolidated statement of operations.

Severance and other charges

Severance and other charges for the year ended December 31, 2019 decreased by $2.1 million, or 31.9%, to $4.4 million from $6.5 million for the 2018 Period primarily due to non-repeat of activities undertaken to restructure and resize operations in certain Latin American and sub-Saharan Africa countries during the 2018 Period.

Interest and finance charges, net

Interest and finance charges, net for the year ended December 31, 2019, were $3.3 million, an increase of $9.6 million, or 152.1%, compared to interest and finance income of $6.3 million for the 2018 Period primarily due to foreign exchange losses of $2.5 million on pension and finance lease liabilities during the year ended December 31, 2019 compared to foreign exchange gains of $8.1 million on pension and finance lease liabilities during the 2018 Period. This was partially offset by lower finance expenses related to finance leases by $1.2 million during the year ended December 31, 2019 compared to the 2018 Period.

Equity in income of joint ventures

Equity in income of joint ventures for the year ended December 31, 2019 increased by $4.8 million, or 100.4%, to $9.6 million from $4.8 million for the 2018 Period. The increase reflects higher income from Expro’s joint ventures during the year ended December 31, 2019 compared to the 2018 Period.

Income tax benefit (expense)

Income tax benefit for the year ended December 31, 2019 was $1.1 million compared to income tax expense of $7.2 million during the 2018 Period, representing a difference of $8.3 million, or 115.8%. The statutory tax rate was 19% for the year ended December 31, 2019 and the 2018 Period. The effective tax rate was 1.5% and (25.1%), respectively, for the year ended December 31, 2019 and for the 2018 Period. Expro’s effective tax rate was impacted due to the impairment on goodwill along with the geographic mix of profits and losses between deemed profit and taxable profit jurisdictions.

Operating Segment Results

Expro evaluates its business segment operating performance using segment revenue and segment Trading EBITDA, as described in Note 5: “Business segment reporting” in Expro’s consolidated financial statements. Expro’s management believes Trading EBITDA is a useful operating performance measure as it excludes transactions not related to its core cash operating activities and corporate costs and allows Expro to meaningfully analyze the trends and performance of its core cash operations by segment as well as to make decisions regarding the allocation of resources to segments.

Three months ended March 31, 2021 compared to three months ended March 31, 2020

The following table shows revenue by segment and revenue as percentage of total revenue by segment for the three months ended March 31, 2021 and 2020:

	Revenues		Percentage
(in thousands)	2021	2020	2021	2020
ESSA	$53,630	$72,285	34.3%	35.0%
Asia	31,147	34,553	19.9%	16.7%
MENA	41,155	54,930	26.3%	26.6%
NLA	30,363	44,929	19.5%	21.7%

Total revenue	$156,295	$206,697	100.0%	100.0%

The following table shows Trading EBITDA and Trading EBITDA margin by segment for the three months ended March 31, 2021 and 2020:

	Trading EBITDA (1)		Trading EBITDA Margin
(in thousands)	2021	2020	2021	2020
ESSA	$5,366	$10,020	10.0%	13.9%
Asia	5,166	6,499	16.6%	18.8%
MENA	15,058	21,615	36.6%	39.4%
NLA	2,428	4,120	8.0%	9.2%

(1)

Relative to Adjusted EBITDA ($16.7 million and $29.3 million for the three months ended March 31, 2021 and 2020, respectively), Trading EBITDA for the three months ended March 31, 2021 and 2021 excludes corporate costs of $15.4 million and $17.4 million, respectively, and equity in income of joint ventures of $4.1 million and $4.5 million, respectively.

Corporate costs include the costs of running Expro’s corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

ESSA

Revenue for Expro’s ESSA segment decreased by $18.7 million, or 25.8%, to $53.6 million during the three months ended March 31, 2021 from $72.3 million during the same period in 2020. The decrease in revenue was primarily due to reduction in subsea, completion and intervention and well testing and appraisal driven by lower customer activities in the United Kingdom, Norway, Nigeria, Ghana, Angola and Gabon, partially offset by increase in subsea revenues in Azerbaijan.

Trading EBITDA for the segment was $5.4 million, or 10.0% of revenues for the three months ended March 31, 2021, a reduction of $4.7 million, or 46.4%, compared to $10.0 million or 13.9% of revenues for the same period in 2020. The reduction in Trading EBITDA reflected lower revenues during the three months ended March 31, 2021. The lower Trading EBITDA margins during the same period were due to a combination of lower activity on higher margin contracts and a less favorable activity mix during 2021.

Asia

Revenue for the Asia segment was $31.1 million for the three months ended March 31, 2021, a decrease of $3.4 million, or 9.9%, compared to $34.6 million for the same period in 2020. The decrease in revenue in Asia was primarily driven by non-repeat of equipment sales in China, lower well testing and appraisal services revenue in Malaysia and India, partially offset by an increase in well testing and appraisal services revenue in Australia and Indonesia driven by higher activities.

Trading EBITDA for the Asia segment was $5.2 million for the three months ended March 31, 2021, a decrease of $1.3 million, or 20.5%, compared to $6.5 million for the same period in 2020. Trading EBITDA margin was 16.6%, down from 18.8% for the same period in 2020. The decrease in Trading EBITDA margin for the Asia segment was due to a combination of non-repeat of high margin equipment sales and a less favorable activity mix, which negatively impacted the Trading EBITDA margins of the Asia segment.

MENA

Revenue in the MENA segment decreased by $13.8 million, or 25.1%, to $41.2 million during the three months ended March 31, 2021 from $54.9 million during the same period in 2020. The lower revenues in the MENA segment were driven by a reduction in well testing and appraisal services revenues in Algeria, Saudi Arabia and Egypt reflecting lower customer activities. This is partially offset by an increase in production services revenue in Algeria from a new contract and in Saudi Arabia, driven by higher equipment sales.

Trading EBITDA for the MENA segment was $15.1 million, or 36.6% of revenues for the three months ended March 31, 2021, a reduction of $6.6 million, or 30.3%, compared to $21.6 million, or 39.4% of revenues for the same period in 2020. The reduction in Trading EBITDA for the MENA segment was primarily due to a decrease in revenues during the three months ended March 31, 2021.

NLA

Revenue for the NLA segment was $30.4 million for the three months ended March 31, 2021, a decrease of $14.6 million, or 32.4%, compared to $44.9 million for the same period in 2020. The decrease in revenue was mainly driven by lower well testing and appraisal services revenues within Expro’s North American land operations reflecting lower customer activities and non-repeat of power chokes equipment sales as a result of Expro’s disposition of its power chokes business. The lower revenues in NLA were also driven by lower subsea, completion and intervention and well testing and appraisal services revenue in Gulf of Mexico from lower customer activities and a decrease in well testing and appraisal and subsea, completion and intervention services revenue in Canada on completion of a contract in 2020. This is partially offset by an increase in well testing and appraisal services revenue in Mexico during the three months ended March 31, 2021.

Trading EBITDA for the NLA segment was $2.4 million or 8.0% of revenue during the three months ended March 31, 2021, compared to $4.1 million or 9.2% of revenues during the same period in 2020. The reduction in Trading EBITDA was primarily due to lower revenues combined with a less favorable activity mix during the three months ended March 31, 2021.

Year ended December 31, 2020 compared to the year ended December 31, 2019

The following table shows revenue by segment and revenue as percentage of total revenue by segment for the years ended December 31, 2020 and 2019:

	Revenues		Percentage
	2020	2019	2020	2019
	(in thousands)
ESSA	$219,534	$256,790	32.5%	31.7%
Asia	145,721	142,151	21.6%	17.5%
MENA	194,033	237,065	28.7%	29.3%
NLA	115,738	174,058	17.2%	21.5%

Total revenue	$675,026	$810,064	100.0%	100.0%

The following table shows Trading EBITDA and Trading EBITDA margin by segment for the years ended December 31, 2020 and 2019:

	Trading EBITDA		Trading EBITDA Margin
	2020	2019	2020	2019
	(in thousands)
ESSA	$35,393	45,358	16.1%	17.7%
Asia	34,976	28,762	24.0%	20.2%
MENA	77,296	86,043	39.8%	36.3%
NLA	54	15,031	0.0%	8.6%

(1)

Relative to Adjusted EBITDA ($113.2 million and $97.9 million for the years ended December 31, 2019 and 2020, respectively), Trading EBITDA for the years ended December 31, 2019 and December 31, 2020 excludes corporate costs of $71.7 million and $63.4 million, respectively, and equity in income of joint ventures of $9.6 million and $13.6 million, respectively.

Corporate costs include the costs of running Expro’s corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

ESSA

Revenue for Expro’s ESSA segment decreased by $37.3 million, or 14.5%, to $219.5 million during the year ended December 31, 2020 from $256.8 million during the same period in 2019. The decrease in revenue was primarily due to reduction in subsea, completion and intervention services revenues driven by a combination of lower activity, suspension of activities by customers and non-repeat of certain projects in the United Kingdom, Azerbaijan and several countries in the Sub-Sahara African region, including Nigeria, Ghana, Cote D’Ivoire, Mozambique and Equatorial Guinea, partially offset by increase in revenues in Mauritania from a new subsea intervention contract.

Trading EBITDA for the segment was $35.4 million, or 16.1% of revenues for the year ended December 31, 2020, a reduction of $10.0 million, or 22.0%, compared to $45.4 million or 17.7% of revenues for the same period in 2019. The reduction in Trading EBITDA was primarily due to lower revenues during 2020 combined with a less favorable activity mix, which negatively impacted the Trading EBITDA margin for the ESSA segment.

Asia

Revenue for the Asia segment was $145.7 million for the year ended December 31, 2020, an increase of $3.6 million, or 2.5%, compared to $142.2 million for the same period in 2019. The increase in revenue in Asia was primarily driven by increased well testing and appraisal and subsea, completion and intervention revenue in Malaysia from new contracts and higher activity on existing contracts, and increased revenue in Australia, primarily from higher subsea, completion and intervention services. This increase was partially offset by lower production services revenues in India due to the non-repeat of equipment sales and in Thailand from the non-repeat of a production services project and lower activities on continuing projects.

Trading EBITDA for the Asia segment was $35.0 million for the year ended December 31, 2020, an increase of $6.2 million, or 21.6%, compared to $28.8 million for the same period in 2019. Trading EBITDA margin was 24.0%, up from 20.2% for the same period in 2019. The improvement in Trading EBITDA margin for the Asia segment was due to increased activity combined with a more favorable activity mix and cost control measures.

MENA

Revenue in the MENA segment decreased by $43.0 million, or 18.2%, to $194.0 million during the year ended December 31, 2020 from $237.1 million during the same period in 2019. The lower revenues in the region were driven by a reduction in well testing and appraisal services revenues in Algeria, Saudi Arabia and the United Arab Emirates reflecting lower customer activities. Additionally, revenues in Egypt decreased during the year ended December 31, 2020 compared to the same period in 2019 due to non-repeat of equipment sales in 2019.

Trading EBITDA for the MENA segment was $77.3 million, or 39.8% of revenues for the year ended December 31, 2020, a reduction of $8.7 million, or 10.2%, compared to $86.0 million, or 36.3% of revenues for the same period in 2019. The reduction in Trading EBITDA for the MENA segment was primarily due to a decrease in revenues during 2020; however, the Trading EBITDA margin for the MENA segment improved during 2020 as compared to 2019 due to various cost savings measures undertaken in the region and a modestly more favorable activity mix.

NLA

Revenue for the NLA segment was $115.7 million for the year ended December 31, 2020, a decrease of $58.3 million, or 33.5%, compared to $174.1 million for the same period in 2019. The decrease in revenue was mainly driven by a reduction in well testing and appraisal and subsea, completion and intervention services in the Gulf of Mexico where activity levels continued to show weakness, reflecting a combination of COVID-19 and hurricane-related project deferrals. The lower revenues in NLA also reflect reduced customer activity levels in Expro’s relatively small North America land operations, resulting in lower well testing and appraisal and intervention revenues as well as lower sales within Expro’s then-owned power chokes business. Additionally, the reduction in revenues in NLA was also driven by lower subsea, completion and intervention and well testing and appraisal revenues in Canada and lower revenues from intervention and well testing and appraisal services in Argentina during the year ended December 31, 2020, compared to the same period in 2019.

Trading EBITDA for the NLA segment was $0.1 million during the year ended December 31, 2020, compared to $15.0 million or 8.6% of revenues during the same period in 2019. The reduction in NLA Trading EBITDA was mainly driven by a combination of lower activity on higher margin contracts and a less favorable activity mix during 2020.

Year ended December 31, 2019 compared to the 2018 periods

The following table shows revenue by segment and revenue as percentage of total revenue by segment for each of the periods presented:

	Revenue			Percentage
	Successor		Predecessor	Successor		Predecessor
(in thousands)	Year ended December 31, 2019	Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018	Year ended December 31, 2019	Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018
ESSA (1)	$256,790	$257,310	$18,412	31.7%	37.5%	35.6%
Asia	142,151	110,049	7,631	17.5%	16.0%	14.8%
MENA	237,065	175,660	13,030	29.3%	25.6%	25.2%
NLA	174,058	143,932	12,613	21.5%	21.0%	24.4%

Total revenue	$810,064	$686,951	$51,686	100.0%	100.0%	100.0%

	Trading EBITDA(1)			Trading EBITDA Margin
	Successor		Predecessor	Successor		Predecessor
(in thousands)	Year ended December 31, 2019	Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018	Year ended December 31, 2019	Period from February 1, 2018 through December 31, 2018	Period from January 1, 2018 through January 31, 2018
ESSA	$45,358	$49,887	$3,162	17.7%	19.4%	17.2%
Asia	28,762	22,050	719	20.2%	20.0%	9.4%
MENA	86,043	68,648	4,761	36.3%	39.1%	36.5%
NLA	15,031	14,877	996	8.6%	10.3%	7.9%

(1)

Relative to Adjusted EBITDA ($5.4 million for the period from January 1, 2018 through January 31, 2018, $97.9 million for the 2018 Period and $113.2 million for the year ended December 31, 2019), Trading EBITDA excludes corporate costs of $5.5 million, $71.4 million and $71.7 million, respectively, and equity in income of joint ventures of $0.4 million, $4.8 million and $9.6 million, respectively.

Corporate costs include the costs of running Expro’s corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

Year ended December 31, 2019 compared to the eleven months ended December 31, 2018

ESSA

Revenue for Expro’s ESSA segment decreased by $0.5 million, or 0.2%, to $256.8 million during the year ended December 31, 2019 from $257.3 million during the 2018 Period. The decrease in revenue despite an additional month during the twelve months period ended December 31, 2019 was primarily due to a combination of reduced activity in the Eastern Mediterranean Sea in the second half of 2019 following completion of a multi-product campaign in the first half 2019; lower revenues in Kazakhstan as a result of the completion of a well testing and appraisal and intervention project and lower revenues in Nigeria, Ghana and Congo, partially offset by higher subsea, completion and intervention services revenues in Norway and higher subsea, well testing and appraisal and intervention activities in Angola and Gabon.

Trading EBITDA for the ESSA segment was $45.4 million for the year ended December 31, 2019, a reduction of $4.5 million, or 9.1%, compared to $49.9 million for the 2018 Period. Trading EBITDA margin for the ESSA segment was 17.7% for the year ended December 31, 2019, compared to 19.4% for the 2018 Period. The reduction in margin was due to the non-repeat of higher margin projects in Eastern Europe and Kazakhstan.

Asia

Revenue for the Asia segment was $142.2 million for the year ended December 31, 2019, an increase of $32.1 million, or 29.2%, compared to $110.1 million for the 2018 Period. The increase in revenue in Asia was primarily driven by the additional month in the year ended December 31, 2019, combined with higher production services revenue in India reflecting equipment sales; higher subsea, completion and intervention revenues in China; and in Thailand, reflecting higher production services and intervention services.

Trading EBITDA for the Asia segment was $28.8 million for the year ended December 31, 2019, an increase of $6.7 million, or 30.4%, compared to $22.1 million for the 2018 Period. Trading EBITDA margin for the Asia segment was relatively flat at 20.2% and 20.0%, respectively, for the year ended December 31, 2019 and for the 2018 Period.

MENA

Revenue in the MENA segment increased by $61.4 million, or 35.0%, to $237.1 million during the year ended December 31, 2019 from $175.7 million during the 2018 Period. The higher revenues in the MENA segment were primarily driven by the additional month in the year ended December 31, 2019 combined with higher production services revenue in Egypt, reflecting equipment sales; higher production services and well testing and appraisal revenues in Algeria, reflecting increased customer activities; and growth in Expro’s business in Saudi Arabia, the United Arab Emirates and Qatar, reflecting increased intervention and well testing and appraisal activities.

Trading EBITDA for the MENA segment was $86.0 million for the year ended December 31, 2019, an increase of $17.4 million, or 25.3%, compared to $68.6 for the 2018 Period. MENA Trading EBITDA margin was 36.3% during the year ended December 31, 2019, compared to 39.1% for the 2018 Period. The reduced margins were driven by a combination of lower fall through from equipment sales and a less favorable activity mix.

NLA

Revenue for the NLA segment was $174.1 million for the year ended December 31, 2019, an increase of $30.1 million, or 20.9%, compared to $143.9 million for the 2018 Period. The increase in revenue was primarily driven by the additional month in the year ended December 31, 2019 combined with new well testing and appraisal projects in Mexico; new and increased intervention and well testing and appraisal activities in Colombia; and growth in Expro’s business in Canada, Argentina and Trinidad and Tobago.

Trading EBITDA for the NLA segment was $15.0 million for the year ended December 31, 2019, a reduction of $0.2 million, or 1.0%, compared to $14.9 million for the 2018 Period. Trading EBITDA margin for the NLA segment was 8.6% for the year ended December 31, 2019, compared to 10.3% for the 2018 Period. The reduction in margin was attributable to the lower fall through from the period-on-period revenue increase, coupled with higher support costs incurred during the year ended December 31, 2019.

Liquidity and Capital Resources

Liquidity

Expro’s financial objectives include the maintenance of sufficient liquidity, adequate financial resources and financial flexibility to fund its business. At March 31, 2021, Expro had cash and cash equivalents of $110.1 million and $100.0 million available for borrowings under its RCF. Expro’s primary sources of liquidity since emergence from Chapter 11 have been cash flows from operations. Expro’s primary uses of capital have been for capital expenditures and acquisitions. Expro monitors potential capital sources, including equity and debt financing, in order to meet its investment and liquidity requirements.

Expro’s total capital expenditures (exclusive of acquisitions) are estimated to range between $70.0 million and $80.0 million for 2021, of which approximately 90% is expected to be used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. The actual amount of capital expenditures for the purchase and manufacture of equipment may fluctuate based on market conditions. Expro’s total capital expenditures were $19.2 million for the three months ended March 31, 2021 and $112.4 million for the year ended December 31, 2020, which were generally used for equipment required to provide services in connection with awarded contracts. Expro continues to focus on preserving and protecting its strong balance sheet, optimizing utilization of its existing assets and, where practical, limiting new capital expenditures.

Credit Facility

Revolving Credit Facility

On December 20, 2018, Expro and certain of its subsidiaries entered into an agreement with DNB Bank ASA, as administrative agent (as amended, the “RCF Agreement”) for its RCF with an aggregate commitment of $150.0 million, with up to $100.0 million available for drawdowns as loans and up to $50.0 million for bonds and guarantees. The RCF bears interest at U.S. dollar LIBOR plus 3.75% and is secured by a fixed and floating charge on the assets of Expro’s material subsidiaries, as defined in the RCF Agreement. During 2020, Expro entered into an amendment to the RCF Agreement, which extended the maturity date of the RCF to December 31, 2022. On December 18, 2020, Expro entered into an agreement with HSBC Bank plc for a $12.5 million incremental facility on the same terms as the RCF, bringing the aggregate commitment to $162.5 million with up to $100 million available for drawdowns as loans and up to $62.5 million for bonds and guarantees. As of March 31, 2021 and December 31, 2020, Expro had no outstanding borrowings under the RCF and had $16.9 million and $18.1 million, respectively, outstanding for bonds and guarantees. Expro believes that cash on hand, cash flow generated from operations and the availability under the RCF will provide sufficient liquidity to manage its global liquidity needs. The RCF includes customary covenants, including leverage, cash flow and interest service cost covenants, which are all tested on a quarterly basis. Expro intends to terminate the RCF in connection with the closing of the Merger and replace it with a revolving credit facility for the Combined Company. See section titled “The Merger– Treatment of Frank’s and Expro Credit Agreements.”

Cash flow from operating, investing and financing activities—Three months ended March 31, 2021 compared to the three months ended March 31, 2020

The following table sets out a summary of Expro’s cash flow for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
(in thousands)	2021	2020	Period Change
Net cash provided by operating activities	$9,641	$8,991	$650	7.2%
Net cash used in investing activities	(19,168)	(29,596)	10,428	(35.2%	)
Net cash (used in) provided by financing activities	(802)	1,262	(2,064)	(163.5%	)

	(10,329)	(19,343)	9,014	(46.6%	)
Effect of exchange rate changes on cash activities	(272)	(2,569)	2,297	(89.4%	)
Net decrease to cash and cash equivalents and restricted cash	$(10,601)	$(21,912)	$11,311	(51.6%	)

Analysis of cash flow changes between the three months ended March 31, 2021 and 2020

Net cash provided by operating activities

Net cash provided by operating activities was $9.6 million during the three months ended March 31, 2021, as compared to $8.9 million during the three months ended March 31, 2020. The increase of $0.7 million in net cash provided by operating activities for the three months ended March 31, 2021 was primarily due to improvement in working capital and a favorable change in other assets liabilities of $15.1 million and a decrease in net cash paid for income taxes by $ 2.5 million, partially offset by a decrease in Adjusted EBITDA of $12.6 million driven by lower activity and higher transaction related charges paid of $4.3 million. Adjusted Operating Cash Flow during the three months ended March 31, 2021 was $15.6 million compared to $11.9 million during the three months ended March 31, 2020. Expro’s primary uses of net cash provided by operating activities are capital expenditures and acquisitions and funding obligations related to its financing arrangements.

Net cash used in investing activities

Net cash used in investing activities was $19.2 million during the three months ended March 31, 2021, as compared to $29.6 million during the three months ended March 31, 2020. Expro’s principal recurring investing activity is funding its capital expenditures. The decrease in net cash used in investing activities was primarily due decrease in capital expenditures, in line with lower business activity, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Net cash (used in) provided by financing activities

Net cash used in financing activities was $0.8 million during the three months ended March 31, 2021, as compared to net cash provided by financing activities of $1.3 million during the three months ended March 31, 2020, with the movements primarily reflecting cash pledged for collateral deposits of $0.3 million during the three months ended March 31, 2021, as compared to release of collateral deposits of $1.7 million for three months ended March 31, 2020.

Cash flows from operating, investing and financing activities—year ended December 31, 2020 Compared to year ended December 31, 2019

The following table sets out a summary of Expro’s cash flows for the years ended December 31, 2020 and 2019:

	Year ended December 31,
	2020	2019
	(in thousands)
Net cash provided by operating activities	$70,391	$81,209
Net cash used in investing activities	(96,773)	(151,934)
Net cash (used in) provided by financing activities	(625)	21,922

	(27,007)	(48,803)
Effect of exchange rate changes on cash activities	631	566

Net decrease to cash and cash equivalents and restricted cash	$(26,376)	$(48,237)

Analysis of cash flow changes between the years ended December 31, 2020 and 2019

Net cash provided by operating activities

Net cash provided by operating activities was $70.4 million during the year ended December 31, 2020 as compared to $81.2 million during the year ended December 31, 2019. The decrease of $10.8 million in net cash provided by operating activities for the year ended December 31, 2020 was primarily due to the decrease in Adjusted EBITDA of $15.2 million, the increase in net cash paid for income taxes of $ 7.8 million, and higher severance and other charges paid of $9.5 million, partially offset by improvements in working capital and favorable movements in other assets and liabilities of $21.7 million.

Adjusted Operating Cash Flow during the year ended December 31, 2020 was $88.6 million compared to $86.5 million during the year ended December 31, 2019. Expro’s primary uses of net cash provided by operating activities are capital expenditures and acquisitions and funding obligations related to its financing arrangements.

Net cash used in investing activities

Net cash used in investing activities was $96.8 million during the year ended December 31, 2020 as compared to $151.9 million during the year ended December 31, 2019. Expro’s principal recurring investing activity is funding its capital expenditures. The decrease in net cash used in investing activities was primarily due to a $47.9 million payment for an acquisition during the previous year and proceeds of $15.5 million from disposal of a group of assets in 2020. This decrease was partially offset by an increase of $8.3 million in capital expenditures during the year ended December 31, 2020, including $29.2 million of capital expenditures related to Expro’s coil hose, annular intervention and riserless light well intervention capabilities.

Net cash (used in) provided by financing activities

Net cash used in financing activities was $0.6 million during the year ended December 31, 2020 as compared to net cash provided by financing activities of $21.9 million during the year ended December 31, 2019. The decrease in cash provided by financing activities primarily related to lower proceeds from release of collateral deposits of $26.0 million during the year ended December 31, 2020, as compared to the same period in 2019, partially offset by $3.5 million of lower payments of loan transaction costs and finance leases during 2020.

Cash flows from operating, investing and financing activities—year ended December 31, 2019 compared to 2018 Periods

The following table sets out a summary of Expro’s cash flows for the year ended December 31, 2019 and for the 2018 Periods:

	Successor		Predecessor
	Year ended December 31, 2019	Period February 1, 2018 through December 31, 2018	Period January 1, 2018 through January 31, 2018
Net cash provided by (used in) operating activities	$81,209	$66,377	$(8,600)
Net cash used in investing activities	(151,934)	(46,321)	(4,687)
Net cash provided by (used in) financing activities (1)	21,922	161,519	(81,884)

	(48,803)	181,575	(95,171)
Effect of exchange rate changes on cash activities	566	(3,021)	(221)

Net (decrease) increase to cash and cash equivalents and restricted cash (1)	$(48,237)	$178,554	$(95,392)

(1)

ASU 2016-18, Statement of cash flows (Topic 230) which required that statement of cash flows explain the changes during the period in total cash, cash equivalents and restricted cash was applicable for fiscal years beginning after December 15, 2018. Accordingly, for the 2018 Periods, the net cash flow movements represent changes in cash and cash equivalents, excluding restricted cash.

Net cash provided by (used in) financing activities for the 2018 Periods includes (increase) decrease in restricted cash of ($10.8 million) and $10.9 million, respectively.

Analysis of cash flow changes between the year ended December 31, 2019 compared to the eleven months ended December 31, 2018

Net cash provided by (used in) operating activities

Net cash provided by operating activities was $81.2 million during the year ended December 31, 2019 as compared to $66.4 million during the 2018 Period. The increase of $14.8 million in net cash provided by operating activities for the year ended December 31, 2019 was primarily due to the increase in Adjusted EBITDA of $15.3 million driven by the additional one month of operations and higher activity, combined with a decrease in net cash paid for income taxes by $5.6 million, lower severance and other charges paid of $2.1 million, higher dividends received from unconsolidated joint ventures of $2.4 million, partially offset by an increase in net working capital and net increase in other assets and liabilities of $10.6 million.

Adjusted Operating Cash Flow during the year ended December 31, 2019 was $86.5 million compared to $75.6 million during the 2018 Period. Expro’s primary uses of net cash provided by operating activities are capital expenditures and acquisitions and funding obligations related to its financing arrangements.

Net cash used in investing activities

Net cash used in investing activities was $151.9 million during the year ended December 31, 2019 as compared to $46.3 million during the 2018 Period. Expro’s principal recurring investing activity is funding its capital expenditures. The increase in net cash used in investing activities was primarily due to $47.9 million paid for acquisition of Quality Intervention and an increase of $56.4 million in capital expenditures during the year ended December 31, 2019 compared to the 2018 Period, including $3.0 million of capital expenditures related to Expro’s coil hose, annular intervention and riserless light well intervention capabilities.

Net cash provided by financing activities

Net cash provided by financing activities was $21.9 million during the year ended December 31, 2019 compared to $161.5 million during the 2018 Period. The decrease in cash provided by financing activities primarily related to proceeds from the issue of share capital of $205.7 million during the 2018 Period. Additionally, during the 2018 Period, Expro placed collateral deposits of $32.3 million, out of which $28.3 million of deposits were released in 2019.

Analysis of cash flow during the Predecessor period from January 1, 2018 to January 31, 2018

Net cash used in operating activities

During the Predecessor period from January 1, 2018 to January 31, 2018, net cash used in operating activities was $8.6 million primarily as a result of an increase in net working capital driven by decreases in accounts payables and accrued liabilities by $9.8 million and an increase in accounts receivable by $3.2 million during the Predecessor period.

Net cash used in investing activities

Net cash used in investing activities was $4.7 million during the Predecessor period from January 1, 2018 to January 31, 2018, representing capital expenditures during the Predecessor period of $4.7 million.

Net cash used in financing activities

Net cash used in financing activities during the Predecessor period from January 1, 2018 to January 31, 2018 was $81.9 million driven by net repayment of borrowings under debtors in possession facility of $60.2 million, payment of transaction costs associated with Chapter 11 restructuring of $10.6 million and an increase in restricted cash of $10.8 million.

Contractual Obligations

Expro is a party to various contractual obligations. A portion of these obligations are reflected in Expro’s consolidated financial statements, such as operating and finance leases, while other obligations, such as purchase obligations, are not reflected on its balance sheet. The following is a summary of Expro’s lease obligations, inclusive of interest, as of December 31, 2020:

	Payment Periods
	Total	2021	2022-23	2024-25	After 2025
	(in thousands)
Operating leases	$112,105	$20,223	$26,980	$18,357	$46,545
Finance leases	35,856	3,466	6,351	5,769	20,270

Total	$147,961	$23,689	$33,331	$24,126	$66,815

In addition to the above, Expro has issued approximately $69.0 million of purchase orders in the ordinary course of business for the purchase of goods and services.

Refer to Note 20: “Post-retirement benefits” of Expro’s consolidated financial statements for details regarding Expro’s pension and other post-retirement benefit obligations.

Due to the uncertainty with respect to the timing of potential future cash outflows associated with Expro’s uncertain tax positions, Expro is unable to make reasonable estimates of the period of cash settlement, if any, to the respective taxing authorities. Therefore, $35.4 million in uncertain tax positions, including interest and penalties, have been excluded from the contractual obligations table above. See Note 8: “Income taxes” of the Notes to Expro’s consolidated financial statements.

Off-balance sheet arrangements

Expro has outstanding letters of credit/guarantees that relate to performance bonds, custom/excise tax guaranties and facility lease/rental obligations. These were entered into in the ordinary course of business and are customary practices in the various countries where Expro operates. It is not practicable to estimate the fair value of these financial instruments. None of the off-balance sheet arrangements either has, or is likely to have, a material effect on Expro’s consolidated financial statements. As of March 31, 2021, Expro had no material off-balance sheet financing arrangements other than those discussed above.

Critical accounting policies and estimates

The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires Expro to make estimates and assumptions that affect the reported amounts of revenues and associated costs as well as reported amounts of assets and liabilities and related disclosures of contingent liabilities. Certain accounting policies involve judgments and uncertainties. Expro evaluates estimates and assumptions on a regular basis. Expro bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Expro considers the following policies to be the most critical to understanding the judgments that are involved and the uncertainties that could impact Expro’s results of operations, financial condition and cash flows.

Revenue recognition

Service revenue is recognized over time as services are performed or rendered and the customer simultaneously consumes the benefit of the service while it is being rendered, and, therefore, reflects the amount of consideration to which Expro has a right to invoice. Expro generally performs services either under direct service purchase orders or master service agreements which are supplemented by individual call-out provisions. For customers contracted under such arrangements, an accrual is recorded in unbilled receivable for revenue earned but not yet invoiced. Revenue from the sale of goods is recognized at the point in time when the control has passed onto the customer which generally coincides with delivery and, where applicable, installation. Expro also regularly assesses customer credit risk inherent in the carrying amounts of receivables, contract costs and estimated earnings, including the risk that contractual penalties may not be sufficient to offset its accumulated investment in the event of customer termination.

Where contractual arrangements contain multiple performance obligations, judgment is involved to analyse each performance obligation within the sales arrangement to determine whether they are distinct. The revenue for contracts involving multiple performance obligations is allocated to each distinct performance obligation based on relative selling prices and is recognised on satisfaction of each of the distinct performance obligations.

Expro is required to determine the transaction price in respect of each of its contracts with customers. In making such judgment, Expro assesses the impact of any variable consideration in the contract, due to discounts or penalties, the existence of any significant financing component and any non-cash consideration in the contract. In determining the impact of variable consideration, Expro uses the “most-likely amount” method whereby the transaction price is determined by reference to the single most likely amount in a range of possible consideration amounts.

Goodwill and identified intangible assets

Expro records the excess of purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as goodwill. Goodwill is not subject to amortization and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. A qualitative assessment is allowed to determine if goodwill is potentially impaired. Expro has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The qualitative assessment determines whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount. If it is more likely than not that the fair value of the reporting unit is less than the carrying amount, then a quantitative impairment test is performed. The quantitative goodwill impairment test is used to identify both the existence of impairment and the amount of impairment loss. The test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded based on that difference.

During the years ended December 31, 2020 and 2019 Expro recorded impairment charges of $191.9 million and $26.4 million, respectively, relating to its goodwill. Refer to Note 4: “Impairment charges” of Expro’s consolidated financial statements for details regarding the facts and circumstances that led to this impairment and other details. Expro used the income approach to estimate the fair value of its reporting units, but also considered the market approach to validate the results. The income approach estimates the fair value by discounting the reporting unit’s estimated future cash flows using an appropriate risk-adjusted rate. The market approach includes the use of comparative multiples to corroborate the discounted cash flow results and involves significant judgment in the selection of the appropriate peer group companies and valuation multiples. The inputs used in the determination of fair value are generally level 3 inputs.

Expro reviews its identified intangible assets for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of its intangible assets may not be recoverable. These events and changes can include significant current period operating losses or negative cash flows associated with the use of an intangible asset, or group of assets, combined with a history of such factors, significant changes in the manner of use of the assets, and current expectations that it is more likely than not that an intangible asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. When impairment indicators are present, Expro compares undiscounted future cash flows, including the eventual disposition of the asset group at market value, to the asset group’s carrying value to determine if the asset group is recoverable. If the carrying values are in excess of undiscounted expected future cash flows, Expro measures any impairment by comparing the fair value of the asset or asset group to its carrying value. Estimating future cash flows requires significant judgment, and projections may vary from the cash flows eventually realized, which could impact Expro’s ability to accurately assess whether an asset has been impaired.

During 2020 and 2019, Expro recorded impairment charges relating to its identified intangible assets of $60.4 million and $17.9 million, respectively. Refer to Note 4: “Impairment charges” of Expro’s consolidated financial statements for further details.

Defined benefit plans

Expro’s post-retirement benefit obligations are described in detail in Note 20: “Post-retirement benefits” of Expro’s consolidated financial statements. Defined pension benefits are calculated using significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions, discount rate and expected return on assets, are important elements of plan asset/liability measurement and are updated on an annual basis, or more frequently if events or changes in circumstances so indicate.

Expro evaluates these critical assumptions at least annually on a plan and country specific basis. Expro periodically evaluates other assumptions involving demographic factors such as retirement age, mortality and turnover, and updates them to reflect its experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

The discount rate that Expro uses reflects the market rate of a portfolio of high-quality corporate bonds with maturities matching the expected timing of payment of the related benefit obligations. The discount rates used to determine the benefit obligations for Expro’s principal pension plans were 1.3% in 2020 and 2.0% in 2019, reflecting market interest rates. The weighted average expected rate of return on plan assets for the pension plans was 2.7% in 2020 and 3.4% in 2019. A lower expected rate of return would increase pension expense.

Income Taxes

Expro uses the asset and liability method to account for income taxes whereby Expro calculates the deferred tax asset or liability account balances using tax laws and rates in effect at that time. Under this method, the balances of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are recorded to reduce gross deferred tax assets when it is more likely than not that all or some portion of the gross deferred tax assets will not be realized. In determining the need for valuation allowances, Expro has made judgments and considered estimates regarding estimated future taxable income and available tax planning strategies. These estimates and judgments include some degree of uncertainty, therefore changes in these estimates and assumptions could require Expro to adjust the valuation allowances for its deferred tax assets accordingly. The ultimate realisation of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

Expro operates in more than 50 countries. As a result, Expro is subject to numerous domestic (U.K.) and foreign taxing jurisdictions and tax agreements and treaties among various governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding future events, including the amount, timing and character of income, deductions, and tax credits. Changes in tax laws, regulations or agreements in each taxing jurisdiction could have an impact on the amount of income taxes that Expro provides during any given year.

Expro’s tax filings for various periods are subject to audit by the tax authorities in most jurisdictions in which Expro operates, and these assessments can result in additional taxes. Estimating the outcome of audits and assessments by the tax authorities involves uncertainty. Expro reviews the facts of each case and applies judgements and assumptions to determine the most likely outcome and provides for taxes, interest and penalties on this basis. In line with U.S. GAAP, Expro recognizes the effects of a tax position in the consolidated financial statements when it is more likely than not that, based on the technical merits, some level of tax benefit related to a tax position will be sustained upon audit by tax authorities. Expro’s experience has been that the estimates and assumptions used to provide for future tax assessments have proven to be appropriate. However, past experience is only a guide, and the potential exists that tax resulting from the resolution of current and potential future tax disputes may differ materially from the amount accrued. In such an event, Expro will record additional tax expense or tax benefit in the period in which such resolution occurs.

New accounting pronouncements

See Note 2: “Basis of presentation and significant accounting policies” in Expro’s unaudited condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 under the heading “Recent accounting pronouncements” and Note 2: “Basis of presentation and significant accounting policies” in Expro’s consolidated financial statements as of December 31, 2020 and for the years ended December 31, 2020 and 2019 under the heading “Recent accounting pronouncements.”

Quantitative and Qualitative Disclosures about Market Risk

Financial risk factors

Expro’s operations expose it to several financial risks, principally market risk (foreign currency risk and interest rate risk) and credit risk.

Foreign currency risk

Cash flow exposure

Expro expects many of the subsidiaries of its business to have future cash flows that will be denominated in currencies other than the U.S. dollar (“USD”). Expro’s primary cash flow exposures are revenues and expenses. Changes in the exchange rates between USD and other currencies in which Expro’s subsidiaries transact will cause fluctuations in the cash flows Expro expects to receive or pay when these cash flows are realized or settled. Expro generally attempts to minimize its currency exchange risk by seeking to naturally hedge its exposure by offsetting non-USD inflows with non-USD denominated local expenses. Expro generally does not enter into forward hedging agreements, and its largest exposures are to the British pound and Norwegian kroner, mainly driven by facility costs and employee compensation and benefits.

Transaction exposure

Many of Expro’s subsidiaries have assets and liabilities that are denominated in currencies other than the USD. Changes in the exchange rates between USD and the other currencies in which such liabilities are denominated can create fluctuations in Expro’s reported consolidated statements of operations and cash flows.

As of March 31, 2021, Expro estimates that a 5% appreciation (depreciation) in USD would result in a decrease (increase) in its net losses of approximately $1.8 million.

Interest rate risk

Expro currently has no outstanding variable interest rate bearing debt and accordingly, Expro is not exposed to variability in interest expense and cash flows due to interest rate changes.

Credit risk

Expro’s exposure to credit risk is primarily through cash and cash equivalents, restricted cash and accounts receivable, including unbilled balances. Expro’s liquid assets are invested in cash, with a mix of local and international banks, and highly rated, short-term money market deposits generally with original maturities of less than 90 days. Expro monitors the ratings of such investments and mitigates counterparty risks as appropriate.

Expro extends credit to customers and other parties in the normal course of business and is thus subject to concentrations of customer credit risk. Expro has established various procedures to manage its credit exposure, including credit evaluations and maintaining an allowance for doubtful accounts. Expro is also exposed to credit risk because its customers are concentrated in the oil and natural gas industry. This concentration of customers impacts overall exposure to credit risk because Expro’s customers may be similarly affected by changes in economic and industry conditions, including changes in oil and gas prices. Expro operates in more than 50 countries and as such, its receivables are spread over many countries and customers. Accounts receivable in Algeria and Saudi Arabia, collectively represented approximately 30% of Expro’s net accounts receivable balance at March 31, 2021. No other country accounted for greater than 10% of Expro’s accounts receivable balance. Expro’s customer base is comprised of a large number of IOC, NOC and Independents from all major oil and gas locations around the world. The majority of Expro’s accounts receivable are due for payment in less than 90 days and largely comprise amounts receivable from IOCs and NOCs. Expro closely monitors accounts receivable and raises provisions for doubtful accounts and expected credit losses where it is deemed appropriate.

DIRECTORS OF THE COMBINED COMPANY

Pursuant to the terms of the Merger Agreement and the Director Nomination Agreement, from the Effective Time, the business and affairs of Frank’s will be managed by or under the direction of the Combined Company Board, which will initially consist of (i) three Frank’s Designated Directors and (ii) and six Expro Designated Directors. The table below lists the persons nominated to the Combined Company Board, along with the party nominating each person, each nominee’s age as of the date of this proxy statement/prospectus and any other position that such nominee will hold with the Combined Company.

Name	Age	Position	Nominated By
Michael C. Kearney	72	Chairman	Frank’s Supervisory Board
Michael Jardon	51	Director, Chief Executive Officer	Expro Board
D. Keith Mosing	70	Director	Frank’s Supervisory Board
Robert Drummond	60	Director	Frank’s Supervisory Board
Brian Truelove	62	Director	Expro Board
Eitan Arbeter	40	Director	Expro Board
Alan Schrager	52	Director	Expro Board
Unfilled		Director
Unfilled		Director

The following is a brief biography of each director nominee of the Frank’s Board that is known as of the date of this proxy statement/prospectus.

Biographical information for Messrs. Kearney, Mosing and Drummond appear in the sections titled “Management of Frank’s,” beginning on page 210, and “Executive Officers of the Combined Company,” beginning on page 208, respectively.

Brian Truelove. Mr. Truelove is expected to become a member of the Combined Company Board at Closing. He has over 40 years of experience in the global upstream oil and gas industry. Since 2018, he has served on Expro’s Board of Directors. Mr. Truelove has also served on the Board of Directors of Bristow Group Inc. since 2019. From 2011 to 2018, he worked for the Hess Corporation, most recently as Senior Vice President, Global Services, which included serving as the Chief Information Officer (CIO), Chief Technology Officer (CTO), and leading the Supply Chain/Logistics organization. Prior to assuming this role, he served as Senior Vice President for Hess’ global offshore businesses and prior to that he was Senior Vice President for Global Drilling and Completions. From 1980 through 2010, Mr. Truelove worked for Royal Dutch Shell where he most recently served as Senior Vice President for the Abu Dhabi National Oil Company/NDC on secondment from Shell. Prior to that he led Shell’s global deepwater drilling and completions business. During his time with Hess and Shell he held leadership positions around the world in drilling and production operations and engineering, asset management, project management, R&D, Health/Safety/Environment, and corporate strategy, amongst others.

We believe that Mr. Truelove is qualified to serve on the Combined Company Board because of his extensive experience in the oil and gas industry and his public company experience.

Eitan Arbeter. Mr. Arbeter is expected to become a member of the Combined Company Board at Closing. Mr. Arbeter currently serves on Expro’s Board of Directors. He shares portfolio management responsibilities as Portfolio Manager and Partner at Oak Hill Advisors. Mr. Arbeter serves on the Oak Hill’s investment strategy and several fund investment committees. Prior to assuming a portfolio management role, Mr. Arbeter spent over 10 years as a senior research analyst. Prior to joining Oak Hill, Mr. Arbeter worked at Bear, Stearns & Co. Inc. in its Global Industrials Group. He earned a B.B.A, with Honors, from the Stephen M. Ross School of Business at the University of Michigan.

We believe that Mr. Arbeter is qualified to serve on the Combined Company Board because of his familiarity with Expro, business acumen and capital markets expertise.

Alan Schrager. Mr. Schrager is expected to become a member of the Combined Company Board at Closing. He currently serves on Expro’s Board of Directors, along with the boards of Associated Materials Incorporated and New Heights Youth, Inc. He shares portfolio management responsibilities for a number of Oak Hill’s portfolios in his role as Portfolio Manager and Senior Partner. Mr. Schrager serves on various Oak Hill committees including the partnership, investment strategy, valuation, compliance and several fund investment committees. Previously, Mr. Schrager had senior research responsibility for investments in private credit companies, software, industrials and gaming. Prior to joining Oak Hill in early 2003, he was a Managing Director of USBancorp Libra, where he was responsible for originating, evaluating and structuring private equity, mezzanine and debt transactions and also held several positions at Primary Network, a data CLEC, including Chief Financial Officer and Interim Chief Executive Officer. Mr. Schrager previously worked in the Leveraged Finance and High Yield Capital Markets group at UBS Securities, LLC. Mr. Schrager earned an M.B.A. from the Wharton School of the University of Pennsylvania, and a B.A. from the University of Michigan.

We believe that Mr. Schrager is qualified to serve on the Combined Company Board because of his familiarity with Expro, business acumen and capital markets expertise.

Two additional individuals will be designated for election by the Expro Board to the Combined Company Board, but such individuals have not been identified. Before we mail definitive proxy materials to our stockholders, we will identify such individuals and provide biographical information for each such director.

Director Independence

The NYSE listing standards require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). It is anticipated that all directors will qualify as independent other than Messrs. Kearney and Jardon following the Closing.

Committees of the Board of Directors

Following the consummation of the Closing, it is anticipated that the Combined Company Board will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

Upon consummation of the Closing, it is anticipated that the members of our audit committee will consist of                ,                 and                , and                 is expected to serve as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of the audit committee meets the financial literacy requirements of the NYSE and it is expected that                 will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Closing, our compensation committee will consist of at least three members of the Combined Company Board, all of which will be independent directors. The members of the compensation committee are expected to be                 ,                and                , and                is expected to serve as the chairperson of the compensation committee.

Nominating and Corporate Governance Committee

Upon consummation of the Closing, our nominating and corporate governance committee will consist of at least three members of the Combined Company Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be                 ,                 and                 , and                 is expected to serve as the chairperson of the nominating and corporate governance committee.

Director Compensation

Except as described below, determinations with respect to director and executive officer compensation after the Closing have not yet been made.

Indemnification of Officers and Directors

The Combined Company will, to the fullest extent permissible by law, indemnify, and advance expenses to, each of its current and former directors and officers whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his or her service with the Combined Company. The Combined Company will also purchase and maintain directors’ and officers’ liability insurance on behalf of the Combined Company’s directors and officers. The Combined Company may also enter into individual indemnification agreements with each of its directors and certain executive officers providing for additional indemnification obligations.

EXECUTIVE OFFICERS

Executive Officers of Frank’s

See “Supervisory Boards and Executive Officers” as set forth in the section titled “Management of Frank’s” beginning on page 210.

Executive Officers of the Combined Company

Biographical Information

Michael Jardon

Mr. Jardon is expected to become Chief Executive Officer of the Combined Company and a member of the Combined Company Board at Closing. He was appointed Chief Executive Officer in April 2016, after five years as Expro’s Chief Operating Officer. Prior to joining the company, he was Vice President Well Testing and Subsea responsible for North and South America at Schlumberger and held senior roles in wireline, completions, well testing and subsea from 1992 until 2008. He held a variety of assignments throughout North America, South America and the Middle East. He spent three years with Vallourec as President of North America, leading the commercial activities across North America, directing global research and development, as well as managing sales and strategy for the region. He holds a Bachelor of Science degree in Mechanical Engineering and Mathematics from Colorado School of Mines.

Quinn P. Fanning

Mr. Fanning was appointed Chief Financial Officer for Expro in October 2019. Mr. Fanning has more than 25 years’ experience in financial leadership and general management through his time as Chief Financial Officer of both a publicly traded and privately held company and as an investment banker. Prior to joining Expro, Mr. Fanning was Executive Vice President and Chief Financial Officer of Tidewater Inc. from 2008 to 2019, where he played a leadership role in successfully completing Tidewater’s financial restructuring and its business combination with GulfMark Offshore, Inc. Prior to joining Tidewater, Mr. Fanning was a Managing Director with Citigroup Global Markets, Inc. where he was responsible for senior client coverage and executing a wide variety of M&A, strategic advisory and capital markets transactions across all sectors of the global energy complex. Mr. Fanning holds a Bachelor of Business Administration from the University of Notre Dame and a Master of Business Administration from the University of Chicago Graduate School of Business.

EXECUTIVE COMPENSATION OF COMBINED COMPANY

After the Closing, directors or members of management of the Combined Company may be paid consulting, management or other fees from Combined Company. The amount of such compensation is not known at this time, because the Combined Company Board following the Closing will be responsible for determining executive officer and director compensation. Any compensation to be paid to the Combined Company’s executive officers will be determined by the Combined Company Board upon the recommendation of a compensation committee comprised solely of independent directors. Following completion of the Transactions, Michael Jardon will serve as Chief Executive Officer and Quinn P. Fanning will serve as Chief Financial Officer.

MANAGEMENT OF FRANK’S

Board Structure

The Company currently has a two-tier board structure, consisting of the Frank’s Management Board and the Frank’s Supervisory Board, each of which must consist of at least one member under the Frank’s Articles. No person can serve on both the Frank’s Management Board and the Frank’s Supervisory Board. This structure is customary for Dutch companies.

Supervisory Board

Under Dutch law, the Supervisory Board’s duties include supervising and advising the Frank’s Management Board in performing its management tasks. The Supervisory Board exercises oversight of management with Frank’s interests in mind. At the annual meeting, the terms of our nine incumbent directors will expire. Assuming the shareholders elect the nominees as set forth in “Item 1—Election of Supervisory Directors,” Frank’s Supervisory Board will continue to consist of nine members.

Management Board

Frank’s Management Board’s members are currently Melissa Cougle, Steven Russell and John Symington. As managing directors, their duties include the management of the Company, consulting with the Supervisory Board on important matters and submitting certain important decisions to the Supervisory Board for its prior approval. You are being asked to reappoint Ms. Cougle, Mr. Russell and Mr. Symington. See “Item 2—Appointment of Managing Directors” for more information.

Supervisory Directors and Executive Officers

Set forth below are the names and ages of the supervisory directors standing for election, as well as the names, ages and positions of the Company’s executive officers. All supervisory directors are elected for a term of one year or to serve until their successors are elected and qualified or upon earlier of their death, disability, resignation or removal. All executive officers hold office until their successors are elected and qualified or upon earlier of death, disability, resignation or removal.

Name	Age	Position
Michael C. Kearney	72	Chairman of the Supervisory Board, President and Chief Executive Officer
Michael E. McMahon	73	Lead Supervisory Director
Robert W. Drummond	60	Supervisory Director
D. Keith Mosing	70	Supervisory Director
Kirkland D. Mosing	62	Supervisory Director
Melanie M. Trent	56	Supervisory Director
Alexander Vriesendorp	68	Supervisory Director
Erich L. Mosing	36	Supervisory Director
L. Don Miller	58	Supervisory Director
Steven Russell	53	Senior Vice President, Operations, Managing Director
Nigel M. Lakey	62	Senior Vice President, Technology
Melissa Cougle	44	Senior Vice President and Chief Financial Officer, Managing Director
John Symington	60	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Managing Director

Michael C. Kearney. Mr. Kearney currently serves as the Company’s Chairman, President and Chief Executive Officer, a position he has held since September 2017. Mr. Kearney has served as a member of the Supervisory Board since 2013 and has over 25 years of upstream energy executive and board experience, principally in the oil services sector. Mr. Kearney was appointed to the Supervisory Board in 2013 and was Lead Supervisory Director from May 2014 until December 31, 2015, when he was named Chairman. In addition, he served on the Audit Committee from 2013 until 2017 and the Compensation Committee from 2014 until 2016. Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oil service company which was engaged in the manufacture of flexible composite pipe used in offshore oil and gas production, from September 2009 until June 2013, and had served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President—Administration of Hydril Company. In addition to his executive experience, Mr. Kearney’s oil service experience extends to serving on the Board of Core Laboratories from 2004 until 2017, most recently as its Lead Director, and serving on the board and Audit Committee of Fairmount Santrol from 2015 until its merger with Unimin Corporation in 2018. Mr. Kearney currently serves on the board and Audit Committee of Ranger Energy Services, Inc., an independent provider of well service rigs and associated services, since 2018. He also serves on the advisory board for the Energy Workforce & Technology Counsel and is a director nominee to its board of directors. Mr. Kearney received a Bachelor of Business Administration degree from Texas A&M University, as well as a Master of Science degree in Accountancy from the University of Houston. Mr. Kearney was selected as a supervisory director because of his experience in the oil and gas industry and his experience serving on the board of directors of other companies.

Michael E. McMahon. Mr. McMahon was appointed to the Supervisory Board in May 2016. He is a founder and former partner of Pine Brook Partners LLC, a private equity firm, established in July 2006. Prior thereto, he served as Executive Director of Rhode Island Economic Development Corporation from January 2003 to July 2006. He was also a founder and partner of RockPort Capital Partners, a venture capital firm, from 2000 to 2003. Mr. McMahon has served on the board of directors of several public companies, including Bancorp Rhode Island, a publicly held banking and investments company, from 2006 until 2012 as well as serving on its Compensation Committee and Governance and Nominating Committee, Transocean Ltd., an offshore drilling company, from 2005 until 2007 as well as its Audit Committee, and Spinnaker Exploration Inc, an oil and gas exploration and production company, from 1999 to 2005 as well as serving as Chairman of its Audit Committee. He has also served on the board of directors for The Marine Drilling Companies Inc., an offshore drilling services company, TPC Corporation, a natural gas storage company, Numar Corporation, a company specializing in well logging technology used in oil and gas wells, and Triton Energy, an oil and gas exploration and production company. Mr. McMahon holds an A.B. in American Civilization from Brown University and was a member of the Program for Management Development (PMD 33) at Harvard Business School. Mr. McMahon was selected as a supervisory director because of his business acumen, capital market expertise and public company experience.

Robert W. Drummond. Mr. Drummond was appointed to the Supervisory Board in May 2017. He currently serves as President and Chief Executive Officer of NexTier Energy Solutions Inc., fka Keane Group, Inc., a position he has held since August 2018. He also serves on the Board of Directors of Keane Group, Inc. since August 2018. Prior to serving in his current position, Mr. Drummond served as President and Chief Executive Officer of Key Energy Services, Inc. from March 2016 to May 2018, prior to which he was President and Chief Operating Officer since June 2015. He also served on the Board of Directors of Key Energy Services, Inc. from November 2015 until August 2018. Prior to joining Key, Mr. Drummond was previously employed for 31 years by Schlumberger Limited, where he served in multiple engineering, marketing, operations, and leadership positions throughout North America. His positions at Schlumberger included President of North America from January 2011 to June 2015; President of North America Offshore & Alaska from May 2010 to December 2010; Vice President and General Manager for the US Gulf of Mexico from May 2009 to May 2010; Vice President of Global Sales from July 2007 to April 2009; Vice President and General Manager for US Land from February 2004 to June 2007; Wireline Operations Manager from October 2003 to January 2004; Vice President and General Manager for Atlantic and Eastern Canada from July 2000 to September 2003; and Oilfield Services Sales Manager from January 1998 to June 2000. Mr. Drummond began his career in 1984 with Schlumberger.

Mr. Drummond is a member of the Society of Petroleum Engineers and serves on the Advisory Board for the Energy Workforce & Technology Counsel and the University of Alabama College of Engineering Board. Formerly, he served as a member of the Board of Directors of the National Ocean Industries Association; the Board of Directors for the Greater Houston Partnership and on the Board of Trustees for the Hibernia Platform Employees Organization – Newfoundland; and as an advisory board member for each of the University of Houston Global Energy Management Institute, the Texas Tech University Petroleum Engineers and Memorial University’s Oil and Gas Development Partnership. Mr. Drummond received his Bachelor’s of Science in Mineral/Petroleum Engineering from the University of Alabama in 1983. Mr. Drummond was selected as a supervisory director because of his extensive industry and management expertise.

D. Keith Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. He previously served as Executive Chairman of the Company from January 2015 until December 2015. He served as the Chairman of the Frank’s Supervisory Board since the Company’s initial public offering in August 2013 until December 2015, and previously served as the Company’s Chief Executive Officer and President from July 2011 until January 2015. He began his career as an employee of Frank’s Casing Crew and Rental Tools, LLC (“FCC”) in 1965. Upon graduation from college and completion of military service he rejoined FCC in 1972, and in 1981 founded the Company’s international operations and formally organized the international business as a separate company named Frank’s International (a predecessor to the Company), with Mr. Mosing serving as Chairman, President and Chief Executive Officer. He currently serves as CEO and President of Mosing Group, a family office of companies primarily involved in the sale, purchase and management of commercial real estate. Mosing Group previously owned Western Airways, Inc, a private aviation charter company, where Mr. Mosing was Chairman and CEO. Mr. Mosing attended the University of Louisiana at Lafayette and Embry-Riddle Aeronautical University, where he graduated with a Bachelor of Science degree. Mr. Mosing is a member of the Society of Petroleum Engineers (SPE) and National Oil-Equipment Manufacturers and Delegate Society (NOMADS). Mr. Mosing was selected as a supervisory director because he is the founder of the Company’s international operations, a driving force behind the expansion of the Company’s U.S. operations and because of his extensive experience and familiarity with the Company’s business and customers. Mr. Mosing is the cousin of Kirkland D. Mosing and the uncle of Erich L. Mosing.

Kirkland D. Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. Mr. Mosing served as a technical sales representative for FCC from 1986 until his retirement in June 2015. Mr. Mosing has a Doctor of Veterinary Medicine from Louisiana State University. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the cousin of D. Keith Mosing and the uncle of Erich L. Mosing.

Melanie M. Trent. Ms. Trent was appointed to the Supervisory Board in January, 2019. She served in various legal, administrative and compliance capacities for Rowan Companies plc (NYSE: RDC), a global offshore drilling contractor active in the Middle East, United Kingdom, Norway, Gulf of Mexico and Trinidad, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, as Vice President and Corporate Secretary from 2010 until 2011, and in various other legal and compliance roles from 2005 to 2010. Ms. Trent currently serves as a director of Diamondback Energy, Inc, an independent oil and natural gas company (NASDAQ: FANG) focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas, since April 2018, as well as on its Audit, Compensation and Nominating Committees. Ms. Trent chairs Diamondback’s Safety, Sustainability, & Corporate Responsibility Committee. She also currently serves as a director of Arcosa, Inc. (NYSE: ACA), a provider of infrastructure-related products and solutions, with leading positions in construction, energy and transportation markets, since November 2018, as well as on its Audit, Corporate Governance & Sustainability and Directors Nominating Committees. Ms. Trent also currently serves as a director of Noble Corporation, an offshore drilling contractor, since February 2021, and serves as the Chair of its Compensation Committee, and as a member of its Nominating, Governance and Sustainability Committee. Ms. Trent holds a Bachelor’s degree from Middlebury College and holds a Juris Doctorate degree from Georgetown University Law Center. Ms. Trent was selected as a supervisory director because of her strong legal and executive management experience, diverse background and knowledge of oil and gas and energy industries.

Alexander Vriesendorp. Mr. Vriesendorp was appointed to the Supervisory Board in May 2016. Mr. Vriesendorp has been a partner of Shamrock Partners B.V. since 1996, which serves as the manager for the Vreedenlust venture capital funds. From 1998 until 2001, Mr. Vriesendorp served as chief executive officer of RMI Holland B.V., a valve manufacturer, in The Netherlands. From 1991 until 1995, he served as chief executive officer of the Nienhuis Group, a manufacturer and worldwide distributor of Montessori materials with its head office in The Netherlands. From 2000 until 2012, Mr. Vriesendorp served as a member of the Supervisory Board of Core Laboratories N.V., a Dutch company providing proprietary and patented reservoir description, production enhancement and reservoir management services and products to the oil and gas industry. He was also a member of the supervisory board of SAS Gouda for 12 years. SAS originally founded in 1896 in Gouda, The Netherlands, specialized in designing and manufacturing reliable deck equipment for the offshore oil and gas market. Mr. Vriesendorp has also served on the supervisory boards of various privately-held European companies. Mr. Vriesendorp received a Master in Law degree from Leiden University in The Netherlands. Mr. Vriesendorp was selected as a supervisory director because of his broad international experience, his knowledge of Dutch corporate governance based on his legal background, and his general business knowledge regarding European companies.

L. Don Miller. Mr. Miller served as President and Chief Executive Officer of Bristow Group Inc. (“Bristow”) from February 2019 to June 2020. He previously served as Senior Vice President and Chief Financial Officer of Bristow from August 2015 to February 2019. Before that he served as Bristow’s Senior Vice President, Mergers, Acquisitions and Integration from June 2015 to August 2015, its Vice President, Mergers, Acquisitions and Integration from November 2014 to June 2015 and its Vice President, Strategy and Structured Transactions from 2010 to 2014. Prior to joining Bristow, Mr. Miller worked as an independent consultant from 2008 to 2010 assisting companies in capital markets and in a financial advisory capacity. He was previously the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007 and also served in senior financial positions with Enron, including Director – Finance and Vice President, Asset Marketing Group from 1998 to 2001. Mr. Miller also currently serves as a director of Hornbeck Offshore Services Inc., a marine transportation services provider to the oil and gas industry, since February 2021, and serves as a member of its Audit Committee. His career also includes seven years in senior financial positions with Citicorp Securities, Inc. and four years as an account executive with Dean Witter Reynolds, Inc. Mr. Miller is a Chartered Financial Analyst (“CFA”) charterholder. Mr. Miller was selected as a supervisory director because of his extensive industry and management expertise.

Erich L. Mosing. Mr. Mosing began his career with Frank’s full time in 2006 and has held various positions, including positions in manufacturing and marketing, until leaving the Company in 2015. Mr. Mosing received his Bachelor of Science Degree from the E. J. Ourso College of Business at Louisiana State University in 2006. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the nephew of D. Keith Mosing and Kirkland D. Mosing

Steven Russell. Mr. Russell currently serves as the Company’s Senior Vice President, Operations. Prior to serving in his current position, he served as President, Tubular Running Services, from June 2018 through November 2019, and as the Company’s Senior Vice President, Human Resources from May 2017 to June 2018. Prior to joining the Company, Mr. Russell served as Vice President, Human Resources for Archer Ltd., a global oil services company, from 2011 until 2017. Previously, he served as Global Inventory Manager for Schlumberger Ltd. (NYSE: SLB), a global oilfield services company, and prior to that, Mr. Russell served in a variety of roles for Schlumberger Ltd. Mr. Russell has over 25 years of experience in the oilfield services industry, with an emphasis on strong line management in North America, Europe, Asia, and Russia. Mr. Russell

received a Master’s in Chemical Engineering from the Imperial College of Science & Technology in London, England.

Nigel M. Lakey. Mr. Lakey currently serves as the Company’s Senior Vice President, Technology, a position he has held since November 2019, before which he served as President, Tubular and Drilling Technologies, beginning in June 2018. Prior to joining Frank’s International, Mr. Lakey served as President and Chief Executive Officer of Reservoir Drilling Solutions, Inc., a privately held drilling, completions and production technology business, a position he held since founding Reservoir Drilling Solutions in 2013. He also served as Director and Chief Executive Officer of Fratex Incorporated, a privately held company active in the development and commercialization of intellectual property associated with drilling, completion and reservoir exploitation technology, a role he held since June 2012 and as President and Chief Executive Officer of Condor Asset Management, LLC, a privately held company focused on the maximization of asset performance and hydrocarbon recovery through the application and implementation of novel reservoir access and management solutions, a role he held since June 2012. Prior to his assumption of those roles, Mr. Lakey served as Vice President, Exploration and Production for Turnkey E&P Corporation from 2009 to 2010 and Senior Vice President, Marketing & Business Development for Tesco Corporation from 1997 to 2009. Mr. Lakey has over 39 years of upstream sector experience, including his more than 10 years as an executive officer of a publicly traded global oilfield service and supply company. Mr. Lakey received his Bachelor of Science in Mechanical Engineering from the University of Alberta, and he is a Certified Petroleum Engineer and a registered Professional Engineer.

Melissa Cougle. Ms. Cougle has served as the Company’s Senior Vice President and Chief Financial Officer since May 2019 and took on additional responsibilities as principal accounting officer in November 2019. She previously served as CFO of National Energy Services Reunited (NESR), a publicly traded oilfield services provider with operations focused in the Middle East-North Africa region. Prior to joining NESR, Ms. Cougle worked 13 years for Ensco plc (ESV), a global offshore drilling contractor, where she held multiple senior positions in treasury, capital management, finance and administration, corporate accounting, internal audit, management reporting and financial systems. Ms. Cougle began her career in the audit and consulting practices of Arthur Andersen LLP which became Protiviti. She holds a Bachelor of Science degree in Accounting from Louisiana State University.

John Symington. Mr. Symington currently serves as the Company’s Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, a position he has held since June 2018. Prior to joining the Company, Mr. Symington was engaged in private law practice as Of Counsel to the firm of Selman, Munson & Lerner, PC, in Houston, Texas from June 2015 through June 2018. Mr. Symington previously served in several positions within the legal department of Seadrill Limited, an offshore drilling contractor, from September 2008 through May 2015, including serving as general counsel for Seadrill Management Limited from April 2013 through May 2015. While serving as general counsel for Seadrill, he was also the chief legal officer for its publicly traded affiliates Seadrill Partners, North Atlantic Drilling, and Sevan Drilling. Prior to joining Seadrill, Mr. Symington worked in private legal practice and various in-house legal positions including serving as General Counsel of Enventure Global Technology, a provider of expandable oilfield well casing from September 2003 through September 2007, and various positions within the legal department of Schlumberger Limited, a diversified oilfield services provider, from March 1990 through December 2000. Mr. Symington’s experience includes assignments abroad in the United Kingdom, Venezuela and Brazil, and he is fluent in Spanish and Portuguese. Mr. Symington holds a Juris Doctor degree from the University of Texas School of Law and a Bachelor of Arts from Duke University.

Committees of the Supervisory Board

The Frank’s Supervisory Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the three committees have the composition and responsibilities described below. The Company may decide in the future to create additional committees.

Audit Committee

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Frank’s Supervisory Board, including: the selection of the Company’s independent accountants, the scope of the Company’s annual audits, fees to be paid to the independent accountants, the performance of the Company’s independent accountants and the Company’s accounting practices. In addition, the Audit Committee oversees the Company’s compliance programs relating to legal and regulatory requirements. On a quarterly basis, the Audit Committee meetings are typically attended by the Company’s Chief Financial Officer, General Counsel, representatives from its external and internal auditors, and others as necessary and appropriate. The Company has adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE market standards, which is available at www.franksinternational.com.

Mr. McMahon, Mr. Miller, Ms. Trent and Mr. Vriesendorp are the current members of the Audit Committee and Mr. McMahon is the Chairman of the Audit Committee. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in Regulation S-K Item 407(d)(5)(ii) and (iii). The Supervisory Board has determined that Mr. McMahon is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

If re-elected to the Supervisory Board, Mr. McMahon, Mr. Miller, Ms. Trent and Mr. Vriesendorp will continue to serve on the Audit Committee with Mr. McMahon serving as Chair. The Company has determined that each of Mr. McMahon, Mr. Miller, Ms. Trent and Mr. Vriesendorp are financially literate as defined by the rules and regulations of the SEC.

Compensation Committee

The Company’s Compensation Committee was formed in August 2014 and currently consists of Mr. Drummond, Mr. McMahon and Mr. Miller, with Mr. Drummond serving as the Chairman.

The Compensation Committee oversees, reviews, acts on and reports on various compensation matters to the Frank’s Supervisory Board, including: the compensation of the Company’s executive officers, supervisory directors and management directors; the Compensation Discussion and Analysis included in the Company’s proxy statement or Annual Report on Form 10-K and the Compensation Committee Report; compensation matters required by Dutch Law; and the discharge of the Supervisory Board’s responsibilities relating to compensation of the Company’s executive officers, supervisory directors and managing directors. The Company has adopted a Compensation Committee charter defining the committee’s primary duties, which is available at www.franksinternational.com.

The Compensation Committee is delegated all authority of the Supervisory Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees or to its Chairman when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include other supervisory directors, members of the Company’s management, consultants or advisors, and such other persons as the Compensation Committee believes to be necessary or appropriate. Further, Meridian Consultants, LLC has been engaged to provide advice and recommendations regarding compensation.

If re-elected to the Supervisory Board, Mr. Drummond, Mr. McMahon and Mr. Miller will continue to serve on the Compensation Committee, with Mr. Drummond serving as Chair.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee was formed in May 2016 and currently consists of Ms. Trent, Mr. Drummond and Mr. Vriesendorp, with Ms. Trent serving as the Chair.

The Nominating and Governance Committee oversees, reviews, acts on and reports on various corporate governance matters to the Frank’s Supervisory Board, including selection of director nominees; composition of the Supervisory Board and its committees; compliance with corporate governance guidelines; annual performance evaluations of the Supervisory Board and its committees; and succession planning for the Chief Executive Officer. The Company has adopted a Nominating and Governance Committee charter defining the committee’s primary duties, which is available at www.franksinternational.com.

The Nominating and Governance Committee is delegated all authority of the Supervisory Board as may be required or advisable to fulfill the purposes of the Nominating and Governance Committee. The Nominating and Governance Committee may form and delegate some or all of its authority to subcommittees or to its Chairman when it deems appropriate. Meetings may, at the discretion of the Nominating and Governance Committee, include other supervisory directors, members of the Company’s management, consultants or advisors, and such other persons as the Nominating and Governance Committee believes to be necessary or appropriate.

If re-elected to the Supervisory Board, Ms. Trent, Mr. Drummond and Mr. Vriesendorp will continue to serve on the Nominating and Governance Committee, with Ms. Trent serving as Chair.

Director Independence

Rather than adopting categorical standards, the Supervisory Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Supervisory Board has affirmatively determined each of Mr. Drummond, Mr. McMahon, Ms. Trent, Mr. Vriesendorp and Mr. Miller have no material relationships with the Company and are independent as defined by Section 10A of the Exchange Act and by the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code.

Board and Committee Meetings

Frank’s Supervisory Board held five meetings, the Audit Committee of Frank’s Supervisory Board held four meetings, the Compensation Committee of the Supervisory Board held four meetings and the Nominating and Governance Committee held four meetings during 2020. Frank’s Management Board held one formal meeting in 2020, in Amsterdam, The Netherlands, after the Company’s 2020 annual general meeting, but meets weekly on an informal basis to coordinate the management of the business of the Company. During 2020, each of the Company’s supervisory directors attended at least 75% of the Supervisory Board meetings and the meetings of the committees on which that director served. The supervisory directors are fully informed in advance of each meeting, enabling them to provide input for the meeting in case they are not able to attend. All members are also updated on the outcome of each meeting. The Company’s directors are encouraged to attend the annual meeting of shareholders either in person or telephonically. All nine supervisory directors and three managing directors attended the 2020 annual meeting of shareholders either in person or through electronic conferencing and were available to answer questions.

Dutch Governance Code and Dutch Law Diversity Requirements and Our Management Board and Supervisory Board

The importance of diversity is recognized by the Company. The Company’s diversity policy is part of the Corporate Governance Guidelines (last reviewed and affirmed on July 30, 2019) and Nominating and Governance Committee Charter (last reviewed and affirmed on February 19, 2019), which are under continuous consideration and review by the Supervisory Board. The Company’s diversity policy is maintained in compliance with the requirements of the Dutch Corporate Governance Code, which is applicable to the Company. The Company strives to give appropriate weight to the diversity policy in the selection and appointment process, while taking into account the overall profile and selection criteria for the appointment of suitable candidates.

The Corporate Governance Guidelines confirm that an important component of the Supervisory Board and the Frank’s Management Board is diversity. In addition, the Supervisory Board acknowledges that the Company should as much as possible take into account a balanced gender representation when making nominations for election and drawing up profiles, and that such balanced memberships of a board exists if at least 30% of the members are men and if at least 30% of the members are women. The Company has established through the Nominating and Governance Committee selection criteria that identify desirable skills and experience for prospective Supervisory Board and Frank’s Management Board members. In considering diversity of both boards, the Nominating and Governance Committee will take into account various factors and perspectives, including differences of viewpoint, professional experience, education, skill and other individual qualities, such as gender, race, ethnicity and age, and the variety of attributes that contribute to the relevant board’s collective strength.

The Nominating and Governance Committee Charter states that the Nominating and Governance Committee will actively seek individuals qualified to become members of the Supervisory Board and the Frank’s Management Board for recommendation to the Supervisory Board. An important component of each board is diversity including not only background, skills, experience and expertise, but also gender, race and culture. In identifying the most qualified individuals as candidates for a board membership, the Committee will also seek to attain diversity in the composition of the Supervisory Board and the Frank’s Management Board. Any search firms retained to assist the Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including women and minorities.

The Frank’s Management Board and the Supervisory Board have improved their diversity, and the Frank’s Management Board has achieved the gender diversity target since Melissa Cougle was appointed to the Frank’s Management Board at the annual general meeting in 2020. As a consequence, the Frank’s Management Board of the Company consists of two male members and one female member. However, the Company has not yet achieved all of the targets of its diversity policy. The Company believes that the current composition of the Supervisory Board and the Frank’s Management Board, taking into account the knowledge and experience of the current members, is in the best interest of the Company and its businesses. In the future, however, we will continue to pursue a more diverse composition for the boards, although it is not possible to predict when we will be able to fully achieve all targets. In February 2021, a draft bill passed in the Dutch Lower House of Parliament. The draft bill is currently pending in the Dutch Senate.

-	The following rules would apply under the draft bill (if enacted in its current form) to all large N.V. companies, irrespective of whether or where they are listed:

i.

The company must set suitable and ambitious targets – in the form of a percentage or number – to ensure a balanced board and group of senior officers/employees (as determined by the company) in terms of gender.

ii.	The company must prepare a plan to meet those gender targets.

iii.

Each year, by October 31, the company must report to the Dutch Social Economic Counsel on the number of men and women who are part of the board by the end of the year; a similar report must be made for the group of senior officers/employees for which a gender target applies.

iv.

As part of its report to the Dutch Social Economic Counsel, the company must also indicate what its targets were, what its plans were to meet those targets and, if applicable, why it failed to meet those targets.

v.	If the bill is enacted in 2021 in its current form, the report as mentioned under iii. and iv. has to be filed by the company for the first time by October 31, 2022.

vi.

For purposes of these rules, a company will qualify as a “large” company, if it has met at least two of the following criteria on two consecutive balance sheet dates without interruption (in principle, determined on a consolidated basis):

•	the value of its assets, determined on the basis of acquisition and creation costs, exceeds €20 million;

•	its annual net turnover exceeds €40 million;

•	annually, on average, it employs at least 250 employees (in or outside the Netherlands).

Selection of Supervisory Director Nominees and Shareholder Participation

Pursuant to the Frank’s Articles, supervisory directors are appointed by the shareholders voting at the general meeting. The number of members of the Frank’s Supervisory Board is determined from time to time at a general meeting upon a proposal by the Supervisory Board, but will not be greater than nine. Pursuant to the Frank’s Articles, the Mosing family has the right to make a binding recommendation of one director for nomination to the Supervisory Board for each 10% of the outstanding Common Stock, they collectively beneficially own, up to a maximum of five directors. The remaining directors, including any directors for which the Mosing family does not exercise its recommendation right, are appointed on recommendation of the Supervisory Board.

The general meeting is free to appoint a supervisory director if no recommendation is made within three months of a position becoming vacant. A recommendation submitted on time is binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

In evaluating supervisory director candidates, the Company assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Supervisory Board’s ability to oversee and direct the Company’s affairs and business, including, when applicable, to enhance the ability of committees of the Supervisory Board to fulfill their duties and the quality of the Supervisory Board’s deliberations and decisions. In evaluating supervisory directors, the Company considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity.

In order to assist the Supervisory Board in the supervisory director selection process as well as in the selection of Supervisory Board committee composition, the Nominating and Governance Committee has developed a written matrix of the ideal characteristics and competencies of a public company board of supervisory directors, including the best practice compositions for members of an audit committee, compensation committee and nominating and governance committee. Criteria includes (i) senior leadership experience, (ii) business development/mergers and acquisition experience, (iii) financial expertise and financial literacy, (iv) public board experience, (v) the number of public boards on which the individual is currently serving, (vi) diversity, (vii) global experience, (viii) industry experience, (ix) operational/manufacturing experience, (x) information technology experience, (xi) brand marketing experience, (xii) independence, (xiii) drilling/service company experience, (xiv) controlled company experience, (xv) strategy and vision development, (xvi) collegiality and respectfulness with regards to the ideas of others, and (xvii) emergency CEO capability.

The Company will consider director candidates recommended by shareholders on the same basis as candidates recommended by the Supervisory Board and other sources. For a description of the procedures and qualifications required to submit shareholder proposals, including for nominating directors, please see “Shareholder Proposals.” Other than as described above, the Company does not have a policy regarding consideration of director candidates submitted by shareholders.

Communications with Directors of the Company

The Supervisory Board welcomes questions or comments about the Company and its operations. Interested parties who wish to communicate with the Supervisory Board, the non-employee or independent directors, or any individual director, may write to Frank’s International N.V., c/o U.S. Headquarters, Attention: Corporate Secretary - 10260 Westheimer Rd., Suite 700, Houston, Texas 77042. If requested, any questions or comments will be kept confidential to the extent reasonably possible. Depending on the subject matter, the Corporate Secretary, will:

•	forward the communication to the director or directors to whom it is addressed;

•	refer the inquiry to the appropriate corporate department if it is a matter that does not appear to require direct attention by the Supervisory Board or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Frank’s Supervisory Board. No member of the Frank’s Supervisory Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

Risk Oversight

The Supervisory Board is actively involved in oversight of risks that could affect the Company. This oversight function is conducted primarily through the Audit Committee, but the full Supervisory Board retains responsibility for general oversight of risks. The Audit Committee is charged with oversight of the Company’s system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Frank’s Supervisory Board will continue to satisfy its oversight responsibility through full reports from the Audit Committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. In addition, the Company has internal audit systems in place to monitor adherence to policies and procedures and to support the Company’s internal audit function. The Company has an established practice of conducting enterprise risk assessments and fraud risk assessments on a recurring basis, the results of which are reviewed by the Supervisory Board.

Executive Sessions of the Supervisory Board

The non-management supervisory directors have regularly scheduled meetings in executive session. In the event the non-management supervisory directors include supervisory directors who are not independent under the listing requirements of the NYSE, then at least once a year, there will be an executive session including only independent supervisory directors. Mr. Berry has presided at these meetings since September 26, 2017, when he was appointed as “Lead Supervisory Director”. Since Mr. Berry was not standing for re-election at the 2020 annual meeting, the Supervisory Board appointed Mr. McMahon as Lead Supervisory Director on March 27, 2020. If re-elected to the Supervisory Board, Mr. McMahon will continue to serve as Lead Supervisory Director.

Board Leadership Structure

Currently, Michael C. Kearney serves as both the Company’s Chief Executive Officer and Chairman of the Supervisory Board. While the Supervisory Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Supervisory Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Supervisory Board to effectively carry out the role of Chairman.

The Supervisory Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Supervisory Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company.

Annual Performance Evaluation of the Supervisory Board and its Committees

The Supervisory Board conducts an annual self-evaluation to determine whether it is functioning effectively. The self-evaluation process is overseen by the Supervisory Board. As part of this process, the Lead Supervisory Director will receive comments from each supervisory director in response to a distributed questionnaire and will determine whether the Supervisory Board should discuss the findings.

The Supervisory Board’s committees also conduct an annual self-evaluation to determine whether the committees are functioning effectively. The self-evaluation process is overseen by the Supervisory Board. As part of this process, the Chairman of each committee will receive comments from each of the committee members in response to a distributed questionnaire and will determine whether the applicable committee or the Supervisory Board should discuss the findings.

Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers

The Frank’s Supervisory Board has adopted a Financial Code of Ethics for its Chief Executive Officer, Chief Financial Officer and all other financial and accounting officers. Any change to, or waiver from, the Financial Code of Ethics will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of the Company’s Financial Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers is available on the Company’s website at www.franksinternational.com.

Code of Business Conduct and Ethics

The Frank’s Supervisory Board has adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, supervisory directors, managing directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any change to, or waiver from (for supervisory directors and executive officers), this Code of Business Conduct and Ethics may be made only by the Frank’s Supervisory Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.franksinternational.com, and the Company intends to disclose any amendments or waivers to its Code of Business Conduct and Ethics via its website.

Corporate Governance Guidelines

The Frank’s Supervisory Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.franksinternational.com.

Hedging Practices

The Company’s Insider Trading Policy prohibits hedging transactions involving Company securities and other transactions involving Company-based derivative securities. “Derivative securities” are defined in the Insider Trading Policy as options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities, include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars, transactions in debt that may be convertible into Company common stock, and writing puts or calls. The Insider Trading Policy does not, however, restrict holding, exercising and settling awards such as options, restricted stock, restricted stock units or other derivative securities granted under a Company equity incentive plan. The Insider Trading Policy applies to all Company insiders, whether employees, executive officers or directors, as well as certain persons related to them. Aside from this Insider Trading Policy, neither the Company not any of its affiliates has any other policy that either formally or informally prohibits or otherwise regulates hedging transactions.

Pledging Practices

The Company’s Insider Trading Policy also prohibits pledging Company securities as collateral. Company stock pledged as collateral, including shares held in a margin account, may be sold without one’s consent by the lender in foreclosure if a default has occurred on the loan. A foreclosure sale that occurs when one has knowledge of material, non-public information could result in unlawful insider trading.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FRANK’S

The following table sets forth information with respect to the beneficial ownership of the Frank’s Common Stock by:

•	each person known to Frank’s to beneficially own more than 5% of the Frank’s Common Stock;

•	each of Frank’s named executive officers;

•	each member of Frank’s Supervisory Board and Frank’s Management Board and each director nominee; and

•	all of Frank’s directors and executive officers as a group.

The number of shares of the Frank’s Common Stock outstanding and the percentage of beneficial ownership is presented as of June 4, 2021. As of such date, 227,712,419 shares of Frank’s Common Stock were outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of the Frank’s Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers, or 5% or more shareholders, as the case may be.

Unless otherwise indicated, the address of each person or entity named in the table is 10260 Westheimer Rd., Houston, Texas 77042.

Name of Beneficial Owner	Number of Shares	% of Shares Beneficially Owned
5% shareholders:
Gregory Stanton Mosing(1)	11,516,259	5.1%
Michael Frank Mosing(2)	11,527,705	5.1%
Sharon M. Miller(3)	11,323,970	5.0%
T. Rowe Price Associates, Inc.	40,061,138	17.6%
Hotchkis and Wiley Capital Management, LLC	17,748,081	7.8%
Directors and Named Executive Officers:
D. Keith Mosing(4)	9,769,917	4.3%
Steven Russell(5)(6)	60,610	*	%
Nigel Lakey(5)	22,404	*	%
Melissa Cougle(5)(6)	29,621	*	%
John Symington(5)(6)	44,365	*	%
Kirkland D. Mosing(7)	17,740,882	7.8%
Michael C. Kearney(5)	545,005	*	%
Michael E. McMahon(8)	127,555	*	%
Alexander Vriesendorp(8)	127,555	*	%
Robert W. Drummond(8)	117,495	*	%
Melanie M. Trent(8)	70,794	*	%
L. Don Miller(8)	56,004	*	%
Erich L. Mosing(8)	54,914	*	%
All directors and executive officers as a group (16 persons)(4)(5)(6)(7)(8)(9)	28,767,121	12.6%

*	Represents less than 1%.

(1)

Directly owns 273,139 shares and indirectly owns 9,918,667 shares through G. Stanton Investments, LP, 1,100,462 shares through 2009 Mosing Family Delaware Dynasty Trust fbo Gregory Stanton Mosing and 97,863 shares through ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Gregory Stanton Mosing, and 126,128 shares through Trust ulw Janice P. Mosing fbo Lindsey R. Mosing. Mr. Gregory Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(2)

Directly owns 2,828,838 shares and indirectly owns 8,698,667 held by Michael Frank Mosing Family, L.L.C. Mr. Michael Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(3)

Directly owns 2,405,303 shares and indirectly owns 8,918,667 shares through Miller Ginsoma Holdings, Ltd. Ms. Miller disclaims beneficial ownership of the shares held indirectly, except to the extent of her pecuniary interest therein.

(4)

Directly owns 2,074,544 shares (including 54,914 RSUs) and indirectly owns 50,000 shares held by spouse, 581,953 held by each of his two children, 5,273,062 shares held by Donald Keith Mosing Family Partnership, Ltd., 1,100,462 shares held by 2015 Mosing Family Delaware Trust fbo Keith Mosing, and 223,991 shares held by Bypass Corporate Stock Trust ulw Janice P. Mosing fbo Donald Keith Mosing. Mr. D. Keith Mosing disclaims beneficial ownership of the shares indirectly held, except to the extent of his pecuniary interest therein.

(5)

Excludes, 166,576 restricted stock units for Steven Russell, 137,558 restricted stock units for John Symington, 97,469 restricted stock units for Nigel Lakey, 167,731 restricted stock units for Melissa Cougle, and 828,329 restricted stock units for Michael C. Kearney because such awards do not vest, and no common stock may be received thereunder prior to                , 2021.

(6)	Ms. Cougle, Mr. Symington and Mr. Russell were the members of Frank’s Management Board during 2020.
(7)

Directly owns 4,500,994 shares (including 54,914 RSUs) and indirectly owns 15,000 shares held by spouse, 13,224,888 shares held by Kirkland D. Mosing Family, L.L.C. and 6,612,444 shares through Bryceton G. Thomas Trust. Mr. Kirkland Mosing disclaims beneficial ownership of the shares held indirectly, except to the extent of his pecuniary interest therein.

(8)	Includes 54,914 RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EXPRO

The following table sets forth information with respect to the beneficial ownership of the Expro Ordinary Shares by:

•	each person known to Expro to beneficially own more than 5% of the Expro Ordinary Shares;

•	the chief executive officer and chief financial officer of Expro;

•	each member of the Expro Board; and

•	all of Expro’s directors and executive officers as a group.

The number Expro Ordinary Shares outstanding and the percentage of beneficial ownership is presented as of May 31, 2021. As of such date, 58,489,895 Expro Ordinary Shares were outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all Expro Ordinary Shares beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers or 5% or more shareholders, as the case may be.

Unless otherwise indicated, the address of each person or entity named in the table is 1311 Broadfield Blvd., Suite 400, Houston, Texas 77084.

Name of Beneficial Owner	Number of Expro Ordinary Shares	% of Expro Ordinary Shares Beneficially Owned
5% shareholders:
Entities affiliated with Oak Hill Advisors, L.P.(1)	24,006,522	41.0%
Entities affiliated with HPS Investment Partners, LLC(2)	7,914,555	13.5%
Entities affiliated with Elliott Investment Management L.P.(3)	7,325,285	12.5%
Entities affiliated with Angelo, Gordon & Co., L.P.(4)	7,156,352	12.2%
Entities affiliated with Alcentra Limited(5)	4,597,894	7.9%
Directors and Executive Officers:
Michael Jardon(6)	350,827	*
Charles Sledge(7)	89,721	*
Brian Truelove(8)	49,848	*
Eitan Arbeter(9)	83,739	*
Alan Schrager(9)	79,755	*
Don Dimitrievich(10)	79,755	*
Quinn Fanning(11)	28,665	*
All directors and executive officers as a group (10 persons)(12)	1,006,335	1.7%

*	Represents less than 1%.
(1)

Represents Expro Ordinary Shares held by client accounts advised and/or managed by Oak Hill Advisors, L.P. and/or its affiliates (collectively, the “Advisor”). The Advisor and its affiliates are managed or otherwise controlled directly or indirectly by Glenn R. August, who is the Founder, Senior Partner and Chief

Executive Officer of the Advisor. The interests beneficially owned by the client accounts may be deemed to be beneficially owned by Mr. August or the Advisor. Mr. August and the Advisor disclaim beneficial ownership of the Expro Ordinary Shares beyond their respective pecuniary interest in the client accounts for purposes of Section 16 under the Exchange Act. The address of Oak Hill Advisors, L.P. is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.
(2)

Represents Expro Ordinary Shares held of record by (i) AP Mezzanine Partners III, L.P., (ii) Institutional Mezzanine Partners, L.P., (iii) Mezzanine Partners III, L.P., (iv) Mezzanine Partners Offshore Investment Master Fund, L.P., (v) Mezzanine Partners, L.P. and (vi) MP III Offshore Mezzanine Investments, L.P. (collectively, the “HPS Shareholders”). As the investment manager of the HPS Shareholders, HPS Investment Partners, LLC (“HPS Investments”) has voting and dispositive power over the Expro Ordinary Shares held by the HPS Shareholders. The address of HPS Investments is 40 West 57th Street, 33rd Floor, New York, New York 10019.

(3)

Represents Expro Ordinary Shares held of record by (i) Elliott Associates, L.P., (ii) Elliott International, L.P., (iii) Manchester Securities Corp. and (iv) Zax Investments Limited (collectively, the “Elliott Shareholders”). Elliott Investment Management L.P. (“Elliott”) is the investment manager of the Elliott Shareholders and has voting power and sole dispositive power with respect to the Expro Ordinary Shares held by the Elliott Shareholders. The address of Elliott is Phillips Point, East Tower, 777 S. Flagler Drive, Suite 1000, West Palm Beach, Florida 33401.

(4)

Represents Expro Ordinary Shares held of record for the account of discretionary investment advisory clients of Angelo, Gordon & Co., L.P. (“Angelo Gordon”), a registered investment adviser. Angelo Gordon has voting and dispositive power over such Expro Ordinary Shares. The address of Angelo Gordon is 245 Park Ave., 26th Floor, New York, New York 10167.

(5)

Represents Expro Ordinary Shares held of record by investment funds managed by Alcentra Limited (“Alcentra”). As the investment manager, Alcentra has voting and investment power over such Expro Ordinary Shares. The address of Alcentra is 160 Queen Victoria Street, London EC4V 4LA.

(6)

Represents (i) 52,206 Expro Ordinary Shares issuable to Mr. Jardon upon vesting of Expro RSU Awards and (ii) 298,621 Expro Ordinary Shares issuable to Mr. Jardon upon the exercise of Expro Share Options, in each case, for which the time-based vesting condition has been satisfied and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger. Excludes Expro Share Options to purchase 99,540 Expro Ordinary Shares because such options do not vest, and no Expro Ordinary Shares may be issued thereunder within 60 days of May 31, 2021.

(7)

Represents Expro Ordinary Shares issuable to Mr. Sledge upon the exercise of Expro Share Options for which the time-based vesting condition has been satisfied and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger.

(8)

Represents Expro Ordinary Shares issuable to Mr. Truelove upon the exercise of Expro Share Options for which the time-based vesting condition will be satisfied within 60 days of May 31, 2021 and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger.

(9)

Represents Expro Ordinary Shares issuable to Messrs. Arbeter and Schrager upon the exercise of Expro Share Options for which the time-based vesting condition has been satisfied and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger. Pursuant to the policies of Oak Hill Advisors, L.P., the Expro Share Options received by Messrs. Arbeter and Schrager are held for the benefit of certain clients of Oak Hill Advisors, L.P. and/or its affiliates. Messrs. Arbeter and Schrager each disclaims beneficial ownership of such Expro Share Options and the Expro Ordinary Shares held by the client accounts beyond their respective pecuniary interest in the client accounts for purposes of Section 16 under the Exchange Act.

(10)

Represents Expro Ordinary Shares issuable to Mr. Dimitrievich upon the exercise of Expro Share Options for which the time-based vesting condition has been satisfied and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger. Mr. Dimitrievich holds such Expro Share Options for the benefit of certain funds associated with HPS Investments, which may be deemed to beneficially own the underlying Expro Ordinary Shares. Mr. Dimitrievich disclaims beneficial ownership of the Expro Ordinary Shares held by the HPS Shareholders beyond his pecuniary interest therein.

(11)

Represents (i) 3,707 Expro Ordinary Shares issuable to Mr. Fanning upon vesting of Expro RSU Awards and (ii) 24,958 Expro Ordinary Shares issuable to Mr. Fanning upon the exercise of Expro Share Options, in each case, for which the time-based vesting condition has been satisfied and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger. Excludes (i) 3,706 Expro Ordinary Shares issuable upon vesting of Expro RSU Awards and (ii) Expro Share Options to purchase 74,876 Expro Ordinary Shares because such Expro RSU Awards and Expro Share Options do not vest, and no Expro Ordinary Shares may be issued thereunder within 60 days of May 31, 2021.

(12)

Represents (i) 98,697 Expro Ordinary Shares issuable to Expro’s directors and executive officers upon vesting of Expro RSU Awards and (ii) 907,638 Expro Ordinary Shares issuable to Expro’s directors and executive officers upon the exercise of Expro Share Options, in each case, for which the time-based vesting condition will be satisfied within 60 days of May 31, 2021 and assuming the satisfaction of the liquidity event performance vesting condition upon closing of the Merger. Excludes (i) 3,706 Expro Ordinary Shares issuable upon vesting of Expro RSU Awards and (ii) Expro Share Options to purchase 255,841 Expro Ordinary Shares because such Expro RSU Awards and Expro Share Options do not vest, and no Expro Ordinary Shares may be issued thereunder within 60 days of May 31, 2021.

COMPENSATION COMMITTEE REPORT

The Frank’s Supervisory Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Supervisory Board recommended that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by the Compensation Committee

Robert W. Drummond (Chairman)

Michael E. McMahon

L. Don Miller

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) provides information regarding the executive compensation program for (a) the Company’s principal executive officer for the last completed year, (b) the Company’s principal financial officer for the last completed fiscal year, and (c) the three other highest compensated executive officers at the end of such year (collectively, the “Named Executive Officers”) and is intended to provide perspective regarding the Company’s executive compensation program, including the philosophy, objectives, compensation processes, and key components of compensation.

The following individuals were Named Executive Officers as of December 31, 2020:

•	Michael C. Kearney, Chairman, President and Chief Executive Officer (“CEO”);

•	Melissa Cougle, Senior Vice President and Chief Financial Officer (“CFO”)

•	Steven Russell, Senior Vice President, Operations;

•	Nigel Lakey, Senior Vice President, Technology; and

•	John Symington, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer.

Although this CD&A focuses on the Company’s executive compensation program during the last fiscal year, it also describes compensation actions taken before or after the 2020 fiscal year to the extent such discussion enhances the understanding of the Company’s executive compensation disclosure.

Overview of Executive Compensation and our Compensation Process

The Compensation Committee has responsibility to, among other things, establish and oversee the compensation arrangements described below. Throughout 2020, the Compensation Committee had primary responsibility over our executive compensation program, including the decisions regarding the various levels and forms of compensation for each of the Named Executive Officers. Factors considered in making this determination included overall market conditions, the goal of remaining competitive in the marketplace and incentivizing performance, and the particular Named Executive Officer’s role in contributing to the Company’s results.

We held our last advisory say-on-pay and say-on-frequency votes regarding executive compensation at our 2019 Annual Meeting. At that meeting, more than 85% of the votes cast by our shareholders approved the compensation paid to our Named Executive Officers as described in the CD&A and the other related compensation tables and disclosures contained in our Proxy Statement filed with the SEC on March 27, 2019, and more than 57% of the votes cast by our shareholders expressed a preference to hold the advisory vote every three years. The Frank’s Supervisory Board and the Compensation Committee reviewed the results of this vote and concluded that this level of approval reflects strong shareholder support of our compensation strategy and programs. The structure of our pay programs has remained consistent; however, in 2019, we implemented a new Executive Retention and Severance Plan (the “Executive Retention and Severance Plan”), to bring consistency to the Company’s severance payments for qualifying terminations of employment and to serve as a retention tool for our executive officers. In light of these goals, all Named Executive Officers became participants of this plan, which replaces any severance obligations under any individual agreements, such as Mr. Kearney’s offer letter (except with respect to treatment of Mr. Kearney’s outstanding equity awards, which continue to be subject to his offer letter). In 2021, to bring further consistency to the Company’s severance program, Mr. Kearney’s offer letter was amended to provide for treatment of his outstanding equity awards in a manner more similar to other executive officers, and our compensation committee also approved amendments to outstanding performance-based restricted stock unit awards to clarify treatment upon certain qualifying events. See “Compensation Discussion and Analysis – Components of the Company’s Executive Compensation Program” for further discussion of these arrangements. In accordance with the say-on-frequency preference expressed by our shareholders to conduct an advisory vote on executive compensation every three years, the next advisory vote will occur in 2022 as part of the 2022 Annual Meeting.

The main components of our executive compensation program for 2020 consisted of the following items, which are described in greater detail in the sections below:

•	base salary;

•	annual cash incentive awards;

•	equity-based long-term incentive compensation (comprised of both time-based vesting equity awards and performance-based equity awards); and

•	severance benefits for certain terminations of employment.

In 2020, none of our Named Executive Officers was subject to a traditional employment agreement providing for guaranteed compensation amounts or severance protection for terminations of employment. However, Mr. Kearney, our Chief Executive Officer, is party to an offer letter that provides for an initial level of annual base salary, target bonus opportunities, equity based incentive awards, and certain termination benefits upon a qualifying termination of employment, and each of our other Named Executive Officers is a party to an offer letter that provides for certain levels of annual base salary, target bonus opportunities, and equity based incentive awards (each, an “Offer Letter”). Our Amended and Restated U.S. Executive Change-in-Control Severance Plan (the “CIC Severance Plan”) also provides severance protection in connection with certain qualifying terminations following a change in control for our Named Executive Officers who participate in this plan, and our Executive Retention and Severance Plan also provides severance payments in connection with certain qualifying terminations unrelated to a change in control. See “—Potential Payments upon Termination or a Change in Control,” for a more detailed discussion of all of our arrangements providing for payments upon a termination or change in control.

Program Highlights for 2020

In 2020, the Compensation Committee continued to work with its compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to assist the Company in ensuring that (i) total executive compensation is within the market range compared to the executive compensation among the Company’s peer group, and (ii) overall compensation aligns the executives’ interests with those of the Company’s shareholders by tying a meaningful portion of each executive’s cash and equity to the achievement of performance targets and by including both time-based and performance-based vesting requirements in the long-term equity incentive compensation awards. Consistent with the above, the Company continues to maintain executive compensation programs that reflect positive corporate governance features, including:

•	A large portion of total compensation is provided under variable, at-risk performance-based elements to align pay and performance;

•	Multiple performance metrics are utilized across our short- and long-term incentive plans;

•	Maximum pay out is limited under our short- and long-term incentive plans;

•	We maintain stock ownership guidelines for officers and non-employee directors;

•	Anti-hedging and anti-pledging policies are included in our Insider Trading Policy;

•	The Compensation Committee engages an independent outside consultant to help the Committee evaluate and monitor our compensation program;

•

We utilize reasonable post-employment and change-in-control provisions that do not allow single-trigger change-in-control payments or excise tax gross-ups, and we do not maintain employment agreements or other agreements providing our executive officers with a contractual right to cash severance following a termination of employment that occurs without a change in control (other than limited severance provided under our Executive Retention and Severance Plan); and

•

We have clawback provisions in key agreements, such as our RSU award agreements, the CIC Severance Plan, the Executive Retention and Severance Plan, and our Named Executive Officers are also subject to a Recoupment Policy that applies to all incentive compensation paid to our NEOs.

Objectives of the Compensation Program

The Company is focused on establishing an executive compensation program that is intended to attract, motivate, and retain key executives and to reward executives for creating and increasing the value of the Company. These objectives are taken into consideration when creating the Company’s compensation arrangements, when setting each element of compensation under those programs, and when determining the proper mix of the various compensation elements for each of the Named Executive Officers. We annually re-evaluate whether our compensation programs and the levels of pay awarded under each element of compensation achieve these objectives.

To ensure the Company continues to meet its compensation objectives as a public company, we have been working with Meridian and using market data to develop an understanding of the current compensation practices among peers and to ensure that our executive compensation program will be benchmarked against peers within the industry. In furtherance of this goal, the Compensation Committee determined in 2020, that PHI, Inc. and Hornbeck Offshore Services Inc. were no longer available for use in the peer group due to PHI Inc. ceasing to be a publicly held company, and the bankruptcy proceeding of Hornbeck Offshore. Accordingly, a peer group consisting of the following 12 companies was used for purposes of establishing our executive compensation program for 2020:

•	Core Laboratories N.V.;

•	Dril-Quip, Inc.;

•	Forum Energy Technologies, Inc.;

•	Helix Energy Solutions Group, Inc.;

•	Key Energy Services, Inc.;

•	Newpark Resources, Inc.;

•	Oil States International, Inc.;

•	Parker Drilling Company;

•	RPC, Inc.;

•	SEACOR Holdings Inc.;

•	Tetra Technologies, Inc.; and

•	Tidewater, Inc.

Meridian worked with our Compensation Committee to select this group of publicly traded companies from the same or similar industries and within a certain range of our annual revenue to serve as the Company’s peer group for purposes of obtaining data regarding the compensation practices of peers. The Compensation Committee evaluates this peer group from time to time so that appropriate adjustments can be made.

In order to ensure that the Company’s total compensation program is competitive with its peers, the Compensation Committee approved the specific allocation of each Named Executive Officer’s total targeted compensation for 2020 among the various compensation elements.

Components of the Company’s Executive Compensation Program

For 2020, in addition to fixed annual base salaries, the Named Executive Officers received annual cash incentive opportunities, which were awarded pursuant to specific formulas based on Company performance measures, subject to discretionary adjustment for certain executives based on individual performance. In addition, each of the Named Executive Officers was eligible to receive equity-based awards under our long-term incentive plan. The Company believes this mix of compensation aligns its executives’ compensation with the Company’s short-term and long-term goals, as well as with the interests of the Company’s shareholders.

The Company offers change-in-control severance protection through its CIC Severance Plan, and beginning in 2019, severance protection for qualifying terminations of employment that occur without a change in control, pursuant to the Executive Retention and Severance Plan. In light of these arrangements, none of the Named Executive Officers are a party to a traditional employment agreement. However, while Mr. Kearney is a participant in these plans, which govern the Company’s severance obligations upon qualifying terminations of employment, Mr. Kearney is also subject to an Offer Letter that provides for accelerated vesting of equity awards upon certain qualifying terminations of employment, and which Offer Letter governs the treatment of his outstanding equity awards upon termination events. See “—Long-Term Incentives—Severance Benefits,” for a more detailed discussion of the severance benefits offered by the Company to each of the Named Executive Officers.

Below is a description of each of the principal elements of the Company’s compensation programs in effect as of the close of our most recent fiscal year and the Company’s view on these elements. The Company recognizes that in connection with the review the Supervisory Board or Compensation Committee is undertaking with Meridian, the goals themselves and the methods of implementing those goals may change in the future.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation for each year for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. Base salaries are generally reviewed by the Compensation Committee on an annual basis for each Named Executive Officer based on market and peer group data provided by Meridian, the Company’s performance, cost-of-living adjustments, and the individual’s performance, experience, and responsibilities. Base salaries are also re-evaluated at the time of any promotion or significant change in job responsibilities. Based on the Compensation Committee’s evaluation of current industry conditions, market data provided by Meridian, and the Company’s compensation philosophy and goals, no material changes in base salary were implemented in 2020 other than the temporary reduction of base salary of all of our Named Executive Officers, as described below. Accordingly, the following base salaries from 2019 remained in place at the beginning of 2020, as set forth below.

Due to the COVID-19 outbreak and other factors resulting in the reduction in oil sector activity, the Compensation Committee reduced the base salary of each of our Named Executive Officers by 10%, as a temporary measure, effective with the pay period beginning June 18, 2020. The Compensation Committee determined that the temporary reduction of base salaries would remain in effect until such time as market conditions warranted a restoration of base salaries to the levels in place at the beginning of 2020. Each Named Executive Officer’s annual base salary as in effect following any applicable decrease during 2020 is set forth in the table below.

Name	Annual Base Salary	Temporary Reduced Salary
Michael C. Kearney	$750,000	$675,000
Melissa Cougle	$360,000	$324,000
Steven Russell	$375,000	$337,500
Nigel Lakey	$350,000	$315,000
John Symington	$375,000	$337,500

In February of 2021, the Compensation Committee approved the restoration of salaries of the Named Executive Officers, effective with the pay period beginning March 11, 2021, to the full amount of their salaries in place at the beginning of 2020. In addition, the Compensation Committee approved the following market-based adjustments to the base salary levels of certain Named Executive Officers in February 2021, effective with the pay period beginning March 11, 2021: Ms. Cougle - $400,000 and Mr. Russell - $410,000.

In the future, the Company expects the Compensation Committee will continue to review base salaries on an annual basis to determine if the Company’s financial and operating performance, as well as the executive officer’s personal performance, market conditions, and any other factors that the Compensation Committee deems appropriate to consider, support any adjustment to the executive officer’s base salary. The amounts set forth in the Summary Compensation Table below do not reflect the annual rate of salary that is “set” for the year, but what is considered “earned” for that year; and in addition reflect the full salary paid prior to the determination to impose temporary reductions of base salary, thus they may differ slightly from these amounts due to salary adjustment during the year.

Annual Cash Incentives

Our annual incentive program in 2020 was designed to provide management, including our Named Executive Officers, with an annual incentive opportunity that was tied to certain metrics measuring the Company’s performance (including an emphasis on the importance of safety in measuring such performance) while remaining competitive with our peers.

The annual incentive program is a short-term cash incentive program, which has a one-year performance period and is intended to reward management, including executives for Company and individual performance. In 2020, the Compensation Committee continued to evaluate and oversee the annual incentive program for our Named Executive Officers, in consultation with Meridian. Based on this evaluation and similar to the annual incentive program for 2019, the annual incentive program for 2020 provided for a target incentive opportunity expressed as a percentage of each executive officer’s salary, estimated for purposes of the table below based on the annual rate of base salary in effect at the beginning of 2020, as follows:

Name	Target Annual Incentive Award (% of Annual Base Salary)	Target Annual Incentive Award ($)
Michael C. Kearney	100%	750,000
Melissa Cougle	100%	360,000
Steven Russell	100%	375,000
Nigel Lakey	75%	262,500
John Symington	75%	281,250

The amounts listed in the table above reflect each individual’s STI target award, based on a level of achievement that results in a 100% payout. However, for 2020, payout for achievement of target performance goals was set at 80% of the targeted amounts shown above for a certain portion of the STI award, as described below. Furthermore, annual incentive opportunities are based on salary actually paid during the year, and accordingly the target incentives were reduced to account for the temporary reduction in base salaries implemented during 2020.

The target incentive opportunity originally granted for 2020 was dependent on the Company’s achievement of three corporate-wide quantitative and formulaic performance goals, as well as individual goals for each Named Executive Officer, with each metric being weighted as follows in determining the potential payout for each Named Executive Officer:

(1) Adjusted EBITDA* (weighted 40%);

(2) Free Cash Flow (“FCF”)** goals (weighted 25%);

(3) Safety goals (“Total Recordable Incident Rate” or “TRIR”) (weighted 10%); and

(4) Individual Objectives (weighted 25%)

*

“Adjusted EBITDA” is defined by the Company as net income (loss) before interest income, net, income tax benefit or expense, depreciation and amortization, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the Original TRA, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits.

**	“Free Cash Flow” or “FCF” is defined by the Company as net cash provided by (used in) operating activities less purchases of property, plant and equipment and intangibles.

These metrics were approved to ensure that our goals and targets continue to ultimately reflect our true performance. The following table illustrates the potential payout levels for 2020.

Metric	Weighting	Minimum (50% Payout)	Target (80% Payout)	Above Target (100% Payout)	Maximum (200% Payout)
Adjusted EBITDA	40%	$76.5M	$106.5M	$116.5M	$166.5M
FCF	25%	$30.0M	$45.0M	$55.0M	$70.0M
Safety (TRIR)	10%	0.71	0.63	0.57	0.43
Individual Objectives	25%	*	*	*	*

*	Achievement of Individual Objectives is determined with respect to specific measurable individual objectives.

As reflected in the table above, the cash incentive awards for the Named Executive Officers were originally expected to be paid at 80% of the target levels if the Company achieved the target performance metrics for 2020, with no payout occurring unless a threshold performance level of the target metrics was achieved. Achievement of the threshold level was expected to result in a 50% payout of a Named Executive Officer’s target cash incentive award. In order to create additional incentive for exceptional Company performance based on the metrics described above, annual incentive awards for 2020 for our Named Executive Officers could be paid at 100% of target levels for meeting certain performance metrics in excess of target results, and up to two times the target levels if maximum performance metrics were met. In addition, in the event of a fatality in operations, the safety portion of the incentive payment would be paid out at zero. This demonstrates the importance of safety to the Company.

For performance achievement between threshold, target, and maximum levels, payouts are interpolated on a sliding scale between levels.

Due to the COVID-19 outbreak and a breakdown in production agreements among oil producing countries, and the resulting reduction in oil sector activity, the Compensation Committee determined in May 2020 that achievement of threshold performance levels by the Company was extremely unlikely, regardless of the performance of management. The dual impacts of the breakdown in production agreements among Organization of Petroleum Exporting Countries (“OPEC”) and Russia, and the concurrent reduction in oil demand as a result of the COVID-19 pandemic, resulted in a swift decline in the demand for the Company’s services and was expected to have a negative effect on the Company’s results of operations in 2020 and perhaps beyond. In order to provide management with incentive to achieve critical business objectives in the extremely difficult economic environment during 2020, balanced against the need to conserve Company resources, the Compensation Committee determined that it was appropriate to modify the target annual cash incentives during 2020. The revised target incentive opportunity was dependent on the Company’s achievement of two corporate-wide quantitative and formulaic performance goals, with each metric being weighted as set forth below in determining the potential payout for each Named Executive Officer. Further, the total threshold, target, and maximum incentive opportunities for each executive officer were reduced by 50%, while the target payout was reduced to

75% of these reduced levels, and the maximum payout was reduced to 150% of the reduced levels so that no payout could exceed 37.5% (at target) or 75% (at maximum) of the original 2020 annual incentive opportunity.

(1)	Free Cash Flow (“FCF”)* goals (weighted 35%);

(2)	Safety goals (TRIR) (weighted 15%); and

(3)	Forfeited Portion (weighted 50%).

These metrics were approved to ensure that our goals and targets continue to ultimately reflect our true performance. The following table illustrates the revised potential payout levels for 2020.

Metric	Weighting	Minimum (50% Payout)		Target (75% Payout)	Above Target (100% Payout)	Maximum (150% Payout)
Free Cash Flow (FCF)	35%	>$	0M	$10M	$20M	$30M
Safety (TRIR)	15%		0.71	0.64	0.57	0.44

Forfeited Portion	50%		N/A	N/A	N/A	N/A

The actual results we attained with respect to the performance metrics established for 2020 yielded a 49.8% payout. This was based on actual results as described in the table below.

Goal	Weighting	Actual	Weighted Achievement (%)
Free Cash Flow, $M	35%	$11.2M	27.3%
Safety, TRIR	15%	0.44	22.5%
Forfeited Portion	50%	N/A	0%
Total Payout %			49.8%

No additional adjustments were made to any of our Named Executive Officers’ individual annual incentive payments for 2020.

Long-Term Incentives

Long-Term Incentive Plan (the “LTIP”)

To create additional incentives for the executive officers to continue to grow value for the Company, the Company established the Frank’s International N.V. Long-Term Incentive Plan. The LTIP was adopted by the Company’s Board and approved by shareholders prior to the completion of our initial public offering. We believe a formal long-term equity-based incentive program is important and consistent with the compensation programs of the companies in our peer group. We also believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;

•	aligns our executives’ interests with the long-term interests of our shareholders;

•	rewards long-term performance relative to industry peers;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the committee determines appropriate in its sole discretion. To date, our long-term equity-based incentive compensation has consisted of grants of time-based and performance-based restricted stock unit (“RSU”) awards; however, our Compensation Committee may determine in the future that different and/or additional award types are appropriate. An RSU is a notional share of the

Company’s common stock that entitles the grantee to receive a share of common stock upon the vesting of the RSU. We believe RSUs effectively align our executive officers with the interests of our shareholders on a long-term basis and have retentive attributes.

Generally, 50% of the annual RSU awards granted to our senior executive officers are provided in the form of performance-based RSUs (“PRSUs”), while the remaining 50% of annual RSUs are provided in the form of time-based RSUs. The time-based RSUs provide for ratable vesting over a period of three years. The PRSUs vest at the end of a three-year performance period, subject to both the awardholder’s continuous employment and the Company’s total shareholder return (“TSR”) performance as compared to the TSR performance of its peer group, with payout determined as follows: (1) performance at the end of the three-year performance period is measured by calculating TSR performance separately with respect to three separate one-year achievement periods included in the three year performance period, resulting in a weighted average payout at the end of the three-year performance period; (2) the Company’s relative TSR is measured against the companies listed in the SPDR S&P Oil & Gas Equipment and Services ETF, a fund whose investments are based on an index derived from the oil and gas equipment and services segment of a U.S. total market composite index; and (3) in determining payout amounts, the TSR relative percentile rank and the resulting payout percentages include the following levels:

Level	TSR Percentile Rank vs. Peer Group	Payout Percentage
Maximum	90th percentile and above	200% of Target Level
Target	75th percentile	150% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%

Because there is expected consolidation in the industry, the relied-upon index is both a relevant comparison of industry performance and a stable comparator set. The one-year achievement periods were intended to smooth out cyclicality in our industry.

New-Hire Awards

In addition to the RSUs and PRSUs described above, our new Named Executive Officers have typically received one-time grants of time-based RSUs in connection with their appointments as executive officers of the Company. No new hire awards were made to any Named Executive Officer in 2020.

Employee Stock Purchase Plan (the “ESPP”)

Prior to the completion of the Company’s initial public offering, the Supervisory Board adopted, and shareholders approved, the ESPP, in order to enable eligible employees (including the Named Executive Officers) to purchase shares of the Company’s Common Stock at a discount following the effective date of the ESPP, which was January 1, 2015. This plan encourages stock ownership and aligns the interests of the executives with our shareholders. Purchases under the ESPP are accomplished through participation in discrete offering periods. This ESPP is intended to qualify as an employee stock purchase under section 423 of the Internal Revenue Code of 1986, as amended, (the “Code”). A maximum of 3,000,000 shares of the Company’s Common Stock has been reserved for issuance under the ESPP, subject to appropriate adjustments to reflect changes in the Common Stock caused by certain events like stock splits or a change in control. The number of shares of stock that may be granted to any single participant in any single option period will be subject to certain limitations set forth in the plan.

Severance Benefits

Other than Mr. Kearney, who is party to an Offer Letter providing for certain equity award treatment upon certain qualifying terminations of employment, none of our Named Executive Officers is a party to an individual employment agreement providing for severance upon a termination of employment. However, in 2015, the Supervisory Board approved and adopted the CIC Severance Plan providing severance payments in a “double-trigger” situation, and in 2019 the Supervisory Board approved and adopted the Executive Retention and Severance Plan, providing severance benefits in the case of a qualifying termination. The Named Executive Officers’ participation in the CIC Severance Plan and the Executive Retention and Severance Plan supersedes any individual severance rights previously applicable under the historical individual arrangements described above, except with respect to treatment of Mr. Kearney’s outstanding equity awards upon certain qualifying terminations of employment, which continue to be governed by the provisions of his Offer Letter.

CIC Severance Plan

Under the CIC Severance Plan, the Named Executive Officers who are participants in the plan are entitled to receive a cash severance equal to two times the sum of the executive’s annual base salary and target incentive opportunity for the year of termination, as well as certain other severance benefits (including accelerated vesting of outstanding equity awards), upon a qualifying termination, which is defined as an involuntary termination within the 24-month period following a change in control. All of our Named Executive Officers were participants in this plan in 2020. When Mr. Kearney became a participant in this plan in 2019, he forfeited any right to cash severance benefits in connection with a change in control under the terms of his Offer Letter. In March of 2021, our Board of Directors approved an amendment to the CIC Severance Plan to clarify that any accelerated vesting of outstanding performance-based equity-based awards that may be required pursuant to the terms of the plan upon a qualifying termination of employment in connection with a change in control will be determined based on the greater of (i) actual performance through the date of termination of employment, or (ii) the 100% target payout level under the applicable awards (as amended, the “Amended CIC Severance Plan”). There are no single-trigger change-of-control payments provided under this plan, nor do we provide any 280G parachute payment tax gross-ups. However, we believe that competitive double-trigger payments provide financial protection to employees following an involuntary loss of employment in connection with a change in control. We believe that these types of benefits enable our executives to focus on important business decisions in the event of any future acquisition of our business, without regard to how the transaction may affect them personally. We believe that this structure provides executives with an appropriate incentive to cooperate in completing a change in control transaction if such transaction is in the best interest of the Company and its shareholders. Participation in the CIC Severance Plan is contingent upon the executive entering into a participation agreement in which the executive agrees to certain restrictive covenants during and following employment with the Company.

Executive Retention and Severance Plan

Under the Executive Retention and Severance Plan, the Named Executive Officers who are participants in the plan are entitled to receive severance in the amount of one times annual base salary, plus limited payments and reimbursements to cover outplacement assistance and health plan coverage, upon a qualifying termination of employment, which is defined as a termination by the Company without cause, or resignation by the executive for good reason. In order to prevent payment of benefits under both the CIC Severance Plan and the Executive Retention and Severance Plan, a termination in connection with a change in control entitling the executive to payment under the CIC Severance Plan cannot be a qualifying termination under the Executive Retention and Severance Plan. All of our Named Executive Officers were participants in this plan in 2020.

Mr. Kearney’s Offer Letter

Although Mr. Kearney’s Offer Letter provides for certain limited severance benefits upon a qualifying termination of employment, in 2019 Mr. Kearney became a participant in the CIC Severance Plan and the Executive Retention and Severance Plan, and as a consequence is no longer entitled to any severance benefits under the terms of his Offer Letter, except with respect to the treatment of his outstanding equity awards upon certain qualifying terminations of employment, which continue to be governed by the terms of his Offer Letter. To bring further consistency in the treatment of executive officers’ outstanding equity awards upon a qualifying termination following a change in control, Mr. Kearney’s Offer Letter was amended in 2021 to provide for accelerated vesting of outstanding equity awards upon certain qualifying terminations of employment, with any such awards that are subject to performance criteria being determined based on actual performance through the date of termination (or in the event of a qualifying termination within 24 months following a change in control, based on the 100% target payout level, if greater), subject to the satisfaction of certain restrictive covenant obligations.

Other Arrangements

In addition, the Named Executive Officers may become entitled to continued or accelerated vesting under the terms of certain outstanding RSU and/or PRSU awards upon qualifying terminations of employment (subject to certain restrictive covenant obligations). In March of 2021, the Compensation Committee approved an amendment to all outstanding PRSUs to align the provisions of these awards with the terms of the Amended CIC Severance Plan, as described above.

See “—Potential Payments upon Termination or a Change in Control,” for a more detailed discussion of the payments and benefits provided under each of the arrangements noted above. We believe that these arrangements help to ensure the day-to-day stability and focus of our management team and are consistent with competitive practices.

Perquisites and Other Compensation Elements

The Company offers participation in broad-based retirement, health, and welfare plans to all employees. The Company currently maintains a plan intended to provide benefits under section 401(k) of the Code where employees are allowed to contribute portions of their base compensation into a retirement account (the “401(k) Plan”). At the beginning of 2020, the Company’s matching contribution rate was 100% of the first 3% of eligible compensation deferred by an employee and 50% on any employee contributions between 4% and 6% of eligible compensation, up to the annual allowable U.S. Internal Revenue Service limits. The 401(k) Plan is designed to encourage all employees, including the participating Named Executive Officers, to save for the future.

Due to the COVID-19 outbreak and the resulting reduction in oil sector activity, the Compensation Committee reduced the Company’s matching contribution rate under the 401(k) Plan to 0%, as a temporary measure, effective with the pay period beginning on June 18, 2020. The Compensation Committee determined that the temporary elimination of the Company’s matching contributions under the 401(k) Plan would remain in effect until such time as market conditions warranted a restoration of Company matching contributions.

In 2020, we did not provide any perquisites for any of our Named Executive Officers.

Risk Assessment

The Frank’s Supervisory Board has reviewed the Company’s compensation policies as generally applicable to employees and believes that these policies do not encourage excessive or unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	The Company’s overall compensation levels are competitive with the market;

•

The Company’s compensation mix is balanced among (i) fixed components, like salary and benefits, (ii) annual incentives that reward the Company’s overall financial and business performance, business unit financial performance, operational measures, and individual performance, and (iii) long-term incentives that align executives’ interests with those of our shareholders, encouraging them to preserve long-term shareholder value and avoid excessive risks;

•	Multiple performance metrics are used across the short- and long-term incentive program;

•	Incentive programs have maximum payout limitations;

•

Long-term incentive awards are granted on an annual basis, creating overlapping vesting and performance measurement periods, and ensuring that executives remain exposed to the risks of their decisions over time;

•	Named Executive Officers are subject to stock ownership guidelines that require that they hold a minimum value of stock while employed by the Company;

•

We have clawback provisions in key agreements, such as our RSU award agreements and the CIC Severance Plan, and our Named Executive Officers are also subject to a Recoupment Policy that applies to all incentive compensation paid to our NEOs; and

•	Our insider trading policy contains prohibitions against pledging and engaging in hedging transactions with respect to our stock and other securities.

In summary, although a portion of the compensation provided to the Named Executive Officers may be based on the Company’s performance and on the individual successes of the employee, the Company believes its compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both short- and long-term operational and financial goals of the Company. Additionally, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives for unnecessary risk-taking. Facets of compensation that incentivize these executives but mitigate risk-taking have been and will continue to be one of the many factors considered by the Compensation Committee and the Supervisory Board (as applicable) during its review of the Company’s compensation programs and during the design of new programs that may become effective in connection with the Company’s continued growth and development. In the future, the Compensation Committee or the Supervisory Board will seek to ensure that any changes made to the compensation programs do not encourage excessive or unnecessary risk-taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

Our Named Executive Officers are subject to stock ownership guidelines that were established by our Supervisory Board. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our shareholders. The guidelines are expressed in terms of the value of our executive officers’ equity holdings as a multiple of each currently employed executive officer’s base salary, as follows:

Officer Level	Ownership Guideline
President/Chief Executive Officer	5x annualized base salary
Direct Reports to the CEO	3x annualized base salary
All other executive officers	2x annualized base salary

These stock ownership levels must be achieved by each individual within 5 years of the later of the date that the stock ownership guidelines became effective in 2015 or the date that the individual was first appointed as an executive officer or Direct Report to the CEO on the executive leadership team (with such 5-year period resetting upon an officer’s promotion to a higher ownership guideline multiple). Messrs. Symington, Russell, and Lakey, and Ms. Cougle, all served as Direct Reports to the CEO during 2020.

Equity interests that count toward the satisfaction of the ownership guidelines include stock owned outright by the employee or jointly owned, stock owned indirectly by the employee (e.g., by a spouse or in a trust for the benefit of the executive or his family), stock held under the officer’s account under any company-sponsored retirement plan or under the Company’s employee stock purchase plan, unvested RSUs or restricted stock held by the officer, any non-restricted shares granted to the officer pursuant to the LTIP, and any stock purchased by the officer in the open market. During the five-year grace period for compliance, an individual may not sell any shares of common stock, except for personally-held shares, until that individual’s stock ownership level has been achieved. To the extent shares of common stock have been sold from vested RSUs granted by the Company, the equivalent amount of personally-held shares of common stock may not be sold unless the individual has satisfied their applicable ownership level. Pursuant to our Stock Ownership Guidelines, ownership is calculated based on an individual’s annual base salary and the average closing price of a share of the Company’s common stock over the previous calendar year. All of our Named Executive Officers are currently in compliance with or are on track to be in compliance with the applicable requirements of our stock ownership guidelines.

Additionally, we have stock ownership guidelines for our non-employee directors, requiring a minimum holding of 5x the annualized cash retainer. For information regarding these guidelines, please see “Director Compensation” below.

Recoupment Policy

Effective October 30, 2018 our Named Executive Officers became subject to a “Recoupment Policy” applicable to (i) incentive compensation granted, vested, paid or settled after such date of the Recoupment Policy and (ii) incentive compensation granted under a plan or award agreement that references the possibility of recovery or forfeiture under a clawback or compensation recoupment policy. All outstanding awards of incentive compensation provide for such possibility.

The Recoupment Policy provides that the Compensation Committee may, in its sole discretion, recover from any current or former employee of the Company who is or was an officer under the Exchange Act (including our Named Executive Officers) any or all of the incentive compensation granted within the 36-month period preceding a financial restatement or in the 36-month period preceding and following any Named Executive Officer’s “misconduct.”

“Misconduct” is defined in the Recoupment Policy to mean a determination by the independent directors of the Board that a Named Executive Officer has (i) engaged in gross negligence, incompetence, or misconduct in the performance of the Named Executive Officer’s duties with respect to the Company; (ii) has failed to materially perform his duties and responsibilities to the Company; (iii) has breached any written agreement with the Company; (iv) has breached any corporate policy or code of conduct established by the Company; (v) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company, in terms of business operations, financial results, or reputation; (vi) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company, or (vii) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

Accounting and Tax Considerations

Section 162(m) of the Code limits the deductibility of certain compensation expenses in excess of $1,000,000 to certain of executive officers in any fiscal year. Compensation pursuant to certain grandfathered arrangements that is “performance based” may be excluded from this limitation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company’s overall compensation philosophy and objectives. The Company believes that maintaining the discretion to evaluate the performance of executive officers is an important part of the Company’s responsibilities and benefits public shareholders, and therefore, the Company may award compensation to the Named Executive Officers that is not fully deductible if it is determined that such compensation is consistent with the Company’s compensation philosophy and benefits shareholders.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that they are either exempt from, or satisfy the requirements of, section 409A of the Code.

Any equity awards granted to our employees, including executive officers, pursuant to the LTIP is reflected in the Company’s consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

FRANK’S EXECUTIVE

COMPENSATION

Summary Compensation Table

The table below sets forth the annual compensation earned by or granted to the Named Executive Officers during the 2020, 2019, and 2018 fiscal years. For an explanation of the compensation mix and the relative amounts of each compensation element, please see the “Components of the Company’s Executive Compensation Program” section of our Compensation Discussion and Analysis above.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael C. Kearney Chairman, President and Chief Executive Officer	2020	709,637	—	2,896,176	354,825	12,825	3,973,463
	2019	750,000	—	2,943,659	502,500	13,378	4,209,537
	2018	750,000	—	1,150,914	915,000	12,375	2,828,289
Melissa Cougle Senior Vice President and Chief Financial Officer	2020	340,626	—	397,192	170,316	4,985	913,119
	2019	213,793	—	270,000	135,443	4,862	624,098
Steven Russell Senior Vice President, Operations	2020	354,819	—	413,741	177,413	7,139	953,111
	2019	369,943	—	448,558	247,643	12,600	1,078,744
	2018	324,788	—	229,671	248,736	12,375	815,570
Nigel Lakey Senior Vice President, Technology	2020	331,164	—	289,618	124,189	4,442	749,413
	2019	319,904	—	173,813	152,766	9,557	656,040
John Symington Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	2020	354,819	—	413,741	133,059	4,760	906,378
	2019	369,559	—	448,558	185,539	11,077	1,014,733
	2018	190,923	—	182,503	164,419	4,633	542,478

(1)

The amounts reflected in this column include total annual salary earned for the fiscal year, regardless of whether any of these amounts were deferred under our deferred compensation arrangements or otherwise paid in another year. The salary amounts reflect the temporary reduction in base salary implemented in July 2020.

(2)

The amounts reflected in this column for 2020 reflect equity grants of RSUs and PRSUs granted in 2020, the details of which are reflected in the “Components of the Company’s Executive Compensation Program” section of our Compensation Discussion and Analysis above. All amounts reflected in this column represent the aggregate grant date fair value of the awards granted to the Named Executive Officers calculated pursuant to FASB ASC Topic 718, disregarding any potential forfeitures. With respect to PRSUs, the amount is also reflective of the “probable” outcome of vesting for accounting purposes. Please see Note 13 to our Consolidated Financial Statements for the 2020 fiscal year within our Form 10-K, filed with the SEC on March 1, 2021, for more details on the valuation assumptions for these equity awards.

(3)	The amounts in this column for 2020 reflect short-term incentive awards approved for the NEOs on February 16, 2021 for performance during 2020.
(4)	The amounts reflected in this column for the last completed fiscal year reflect employer matching contributions under the 401(k) Plan for each of the Named Executive Officers.

Grants of Plan-Based Awards for 2020

	Type	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target 50th Percentile (#)	Target 75th Percentile (#)	Maximum (#)	(#)(4)	($)(5)
Michael C. Kearney	RSU	2/18/2020	—	—	—	—	—	—	—	361,570	1,312,499
	PRSU	2/18/2020	—	—	—	180,785	361,570	542,355	723,140	—	1,583,677
	Cash	2/18/2020	375,000	600,000	1,500,000	—	—	—	—	—	—
Melissa Cougle	RSU	2/18/2020	—	—	—	—		—	—	49,587	180,001
	PRSU	2/18/2020	—	—	—	24,794	49,587	74,381	99,174	—	217,171
	Cash	2/18/2020	180,000	288,000	720,000	—	—	—	—	—	—
Steven Russell	RSU	2/18/2020	—	—	—	—	—	—	—	51,653	187,500
	PRSU	2/18/2020	—	—	—	25,827	51,653	77,480	103,306	—	226,240
	Cash	2/18/2020	187,500	300,000	750,000
Nigel Lakey	RSU	2/18/2020	—	—	—	—	—	—	—	36,157	131,250
	PRSU	2/18/2020	—	—	—	18,079	36,157	54,236	72,314	—	158,368
	Cash	2/18/2020	131,250	210,000	525,000	—	—	—	—	—	—
John Symington	RSU	2/18/2020	—	—	—	—	—	—	—	51,653	187,500
	PRSU	2/18/2020	—	—	—	25,827	51,653	77,480	103,306	—	226,240
	Cash	2/18/2020	140,625	225,000	562,500	—	—	—	—	—	—

(1)	The dates included in this column reflect the dates that the cash or equity awards disclosed in the table were granted.
(2)

Represents cash awards under the Company’s annual incentive program at the original threshold, target, and maximum opportunity levels established for the year. Note that these award opportunities were modified during 2020 in order to provide appropriate incentives for our employees as a result of the COVID-19 outbreak and resulting reduction in oil sector activity. The “Target” column represents 80% of the potential incentive opportunity set as a percentage of each executive officer’s salary (with each Named Executive Officer’s potential incentive opportunity prior to applying the 80% factor referred to herein as the Named Executive Officer’s individual short-term incentive award target). Amounts reported in the “Threshold” column reflect 50% of the each Named Executive Officer’s individual short-term incentive award target, and amounts in the “Maximum” column reflect 200% of each Named Executive Officer’s individual short-term incentive award target. If less than minimum levels of performance are attained with respect to the applicable performance goals, then no amount will be earned.

These amounts are determined as of the award’s original grant date as set forth above. The amounts actually paid to each Named Executive Officer are reflected in the Summary Compensation Table above. Please see “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program–Annual Cash Incentives” for further details regarding this program, the performance targets and award opportunities originally established for the year, and the adjustments to performance targets and award opportunities that were approved by the Compensation Committee in 2020.
(3)

Represents the potential number of shares payable under the performance-based restricted stock units (or PRSUs) granted under the LTIP. Amounts reported (a) in the “Threshold” column reflect 50% of the target number of shares denominated under each Named Executive Officer’s PRSU award, which, in accordance with SEC rules, is the minimum amount payable for a certain level of performance under the PRSUs, (b) in the “Target 50th Percentile” column reflect 100% of the target number of shares denominated under each Named Executive Officer’s PRSU award, which is the target amount payable under the PRSU awards for performance at target levels, (c) in the “Target 75th Percentile” column reflect 150% of the target number of shares denominated under each Named Executive Officer’s PRSU award, which is the target amount payable under the PRSU awards for performance at the 75th percentile target levels, and (d) in the “Maximum” column reflect 200% of the target number of shares denominated under the PRSUs, which is the maximum amount payable for performance at maximum levels. If less than minimum levels of performance are attained with respect to the total shareholder return (TSR) performance metrics applicable to the PRSUs, then 0% of the target number of PRSUs awarded will be earned. The number of shares actually delivered at the end of the performance period may vary from the target number of PRSUs, based on our achievement of the specific performance measures. Performance targets and target awards for the awards reported above are described under “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Long Term Incentives—Long-Term Incentive Plan.”
(4)

Represents shares of restricted stock units subject to time-based vesting conditions granted under the LTIP. The terms of these grants are described under “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Long Term Incentives—Long-Term Incentive Plan.”

(5)	See Note 2 in the Summary Compensation Table above for information on the value of the RSUs (the “2020 RSUs”) and PRSUs (the “2020 PRSUs”) granted in 2020.

Narrative Description to the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2019 Fiscal Year

Summary Compensation Table. None of our Named Executive Officers was a party to a traditional employment agreement with the Company during the 2020 fiscal year. However, as disclosed in our Compensation Discussion and Analysis, Messrs. Kearney, Russell, Symington and Lakey, as well as Ms. Cougle, were each party to an Offer Letter that provides for certain levels of annual base salary, target bonus opportunities, and equity based incentive awards.

Mr. Kearney’s Offer Letter provides for an initial annual base salary of $750,000, an annual incentive bonus opportunity, beginning with a prorated bonus in 2017, based on performance criteria determined by the Supervisory Board or a committee thereof, with an expected target bonus opportunity equal to 100% of his base salary (prior to any pro-ration). Also pursuant to his Offer Letter, Mr. Kearney is eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 350% of his annual base salary.

Ms. Cougle’s Offer Letter provides for an initial annual base salary of $360,000 and an annual incentive bonus opportunity, beginning with a prorated bonus in 2019, based on performance criteria determined by the Supervisory Board or a committee thereof, with an expected target bonus opportunity equal to 100% of her base salary. Also pursuant to her Offer Letter, Ms. Cougle will be eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 100% of her annual base salary.

Mr. Russell’s Offer Letter provides for an increase in his annual base salary to $365,000 and an increase in his annual incentive bonus based on both corporate and individual performance, with an expected target bonus opportunity equal to 75% of his annualized base salary. Also pursuant to his Offer Letter, Mr. Russell is eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 100% of his annualized base salary.

Mr. Lakey’s Offer Letter provides for an initial annual base salary of $350,000, an annual incentive bonus opportunity based on performance criteria determined by the Supervisory Board or a committee thereof, with an expected target bonus opportunity equal to 75% of his base salary. Also pursuant to his Offer Letter, Mr. Lakey is eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 75% of his annual base salary.

Mr. Symington’s Offer Letter provides for an initial annual base salary of $365,000 and an annual incentive bonus opportunity based on performance criteria determined by the Supervisory Board or a committee thereof, with an expected target bonus opportunity equal to 75% of his base salary. Also pursuant to his Offer Letter, Mr. Symington is eligible to receive, pursuant to our LTIP, annual grants of equity-based incentive awards with an expected aggregate grant date value equal to 100% of his annual base salary.

Each Named Executive Officer’s fixed payments (i.e., base salary) for 2020, as a percentage of total compensation varied, depending on the position. For Mr. Kearney, salary represented approximately 18% of total compensation; for Ms. Cougle, this percentage was approximately 37%; for our other Named Executive Officers employed with us for the entire year, other than our chief executive officer and our chief financial officer, this percentage ranged from 37% to 44%.

Grants of Plan Based Awards Table. The 2020 RSUs granted to Messrs. Kearney, Russell, Lakey and Symington and Ms. Cougle under our LTIP are scheduled to vest ratably in three equal annual instalments beginning on February 18, 2021. Further details regarding the treatment of the 2020 RSUs upon termination of employment of our named executive officers is described in “—Potential Payments Upon Termination or a Change in Control.”

The 2020 PRSUs granted to Messrs. Kearney, Russell, Lakey and Symington and Ms. Cougle under our LTIP are scheduled to vest on February 18, 2023, based on the applicable payout percentage as determined by the performance criteria for the three-year performance period ending December 31, 2022 and subject to the Named Executive Officer’s continued employment through the applicable vesting date. The vesting of these PRSUs is described in more detail in “Compensation Discussion and Analysis—Components of the Company’s Executive Compensation Program—Long Term Incentives—Long-Term Incentive Plan.” Further details regarding the treatment of the 2020 PRSUs upon termination of employment of our named executive officers is described in “—Potential Payments Upon Termination or a Change in Control.”

Outstanding Equity Awards at 2020 Fiscal Year End

The table below reflects each equity-based compensation award held by our Named Executive Officers as of December 31, 2020. We have not granted any stock option awards to our Named Executive Officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(4)
Michael C. Kearney	618,469	1,694,605	1,121,470	3,072,828
Melissa Cougle	80,837	221,493	99,174	271,737
Steven Russell	103,073	282,420	164,004	449,371
Nigel Lakey	49,109	134,559	95,834	262,585
John Symington	80,052	219,342	164,004	449,371

(1)	This column reflects the number of shares of unvested RSUs held by each Named Executive Officer on December 31, 2020. These include the following grants of restricted stock unit awards:

•	In February 2018 to Mr. Kearney (86,600 RSUs), of which one third vested on February 19, 2019, one third vested on February 19, 2020 and one third vested on February 19, 2021.

•	In February 2018 to Mr. Russell (16,900 RSUs), of which one third vested on February 23, 2019, one third vested on February 23, 2020 and one third vested on February 23, 2021.

•

In June 2018 to Mr. Lakey (15,336 RSUs) in connection with his appointment as President, Tubulars and Drilling Technologies, of which one third vested on June 18, 2019, one third vested on June 18, 2020 and one third vests on June 18, 2021.

•

In June 2018 to Mr. Symington (24,497 RSUs) in connection with his appointment as general counsel, of which one third vested on June 25, 2019, one third vested on June 25, 2020 and one third vests on June 25, 2021.

•

In February 2019 to Messrs. Kearney (199,165 RSUs), Russell (30,349 RSUs), Lakey (11,760 RSUs), and Symington (30,349 RSUs), of which one third vested on February 19, 2020, one third vested on February 19, 2021 and one third vests on February 19, 2022.

•

In May 2019 to Ms. Cougle (46,875 RSUs) in connection with her appointment as chief financial officer, of which one third vested on May 29, 2020, one third vests on May 29, 2021 and one third vests on May 29, 2022.

•

In February 2020 to Messrs. Kearney (361,570 RSUs), Russell (51,653 RSUs), Lakey (36,157 RSUs), and Symington (51,653 RSUs), and Ms. Cougle (49,587 RSUs) of which one third vested on February 18, 2021, one third vests on February 18, 2022 and one third vests on February 18, 2023.

In addition, this column reflects the PRSUs granted to Messrs. Kearney (95,255 PRSUs) and Russell (25,553 PRSUs) in February 2018 for which the performance objectives were achieved as of December 31, 2020 but for which the service requirements were not met until February 19, 2021 and February 23, 2021, respectively. Such PRSUs are treated as conversions into RSUs as of December 31, 2020 for purposes of this table and were settled in February 2021.

(2)

This column reflects the aggregate market value of all shares of unvested restricted stock units held by each Named Executive Officer on December 31, 2020 and is calculated by multiplying the number of RSUs outstanding on December 31, 2020 by the closing price of our common stock on December 31, 2020, the last day of trading on the NYSE for the 2020 fiscal year, which was $2.74 per share.

(3)

This column reflects the number of shares of unvested PRSUs held by each Named Executive Officer on December 31, 2020 and is based on the maximum number of PRSUs subject to each of the 2019 and 2020 awards. These include the following grants of PRSU awards (with numbers specified at the maximum level of performance):

•	In February 2019 to Messrs. Kearney (398,330 PRSUs), Russell (60,698 PRSUs), Lakey (23,520 PRSUs) and Symington (60,698 PRSUs), in each case, with a performance period ending on December 31, 2021.

•

In February 2020 to Messrs. Kearney (723,140 PRSUs), Russell (103,306 PRSUs), Lakey (72,314 PRSUs) and Symington (103,306 PRSUs), and Ms. Cougle (99,174 PRSUs) in each case, with a performance period ending on December 31, 2022.

(4)

This column reflects the aggregate market value of all shares of unvested PRSUs held by each Named Executive Officer on December 31, 2020 and is calculated by multiplying the number of unvested PRSUs, determined as described in Note (3) to this table, by the closing price of our common stock on December 31, 2020, the last day of trading on the NYSE for the 2020 fiscal year, which was $2.74 per share.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2020 fiscal year. None of our Named Executive Officers hold any stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael C. Kearney	381,660	814,687
Melissa Cougle	15,625	35,156
Steven Russell	19,083	64,445
Nigel Lakey	9,032	25,244
John Symington	18,282	54,076

(1)	The equity awards that vested during the 2020 fiscal year consist of RSUs and PRSUs previously granted under the LTIP.
(2)

The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the RSUs held by such Named Executive Officer, computed based on the closing price of our common stock on the applicable vesting date for RSUs and PRSUs (or, if such date is not a trading date, the last trading date prior to the applicable vesting date).

Pension Benefits

The Company maintains the 401(k) Plan for its employees, including the Named Executive Officers, as well as the EDC Plan, but at this time, the Company does not sponsor or maintain a pension plan for any of its employees.

Non-Qualified Deferred Compensation Table

The Company maintains the EDC Plan, but as of the end of 2020, no contributions to the EDC Plan had been made by Mr. Kearney (or by the Company on his behalf), and none of Messrs. Russell, Lakey, Symington or Ms. Cougle participated in the EDC Plan. Consequently, no table is included herein.

Potential Payments Upon Termination or a Change in Control

Long Term Incentive Plan

The following discussion and the amounts disclosed in the table below are based on the terms of arrangements as in effect on December 31, 2020. As discussed in “Compensation Discussion and Analysis – Actions Taken Following Fiscal Year End,” certain of these arrangements were amended in 2021.

2018, 2019 and 2020 RSU Awards

The RSUs that were granted to the Named Executive Officers during 2018, 2019 and 2020 will receive accelerated vesting upon a termination of employment due to death or “Disability.” For all Named Executive Officers other than Mr. Kearney, the awards will also accelerate in the event that the Company incurs a “Change in Control” and the executive is involuntarily terminated within 24 months following such Change in Control, in accordance with the terms of the CIC Severance Plan as described below. In addition, Mr. Kearney is entitled to accelerated or continued vesting treatment of his outstanding equity awards pursuant to the terms of his Offer Letter, as described below. Upon an involuntary termination without a Change in Control, the Company may elect, in its sole discretion (or as otherwise provided under Mr. Kearney’s Offer Letter), to enter into a special vesting agreement, contingent upon the executive’s execution thereof, under which the RSUs will continue to vest according to the vesting schedule as if the executive were continuing in the employment of the Company throughout the period during which the executive continuously satisfies certain non-competition and non-solicitation obligations. As defined in the RSU award agreements, each of the terms have the following meaning:

•

“Disability” means the executive’s inability to perform his or her duties or fulfil his or her obligations under the terms of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company.

•

A “Change in Control” is generally defined in our LTIP as one of the following events: (i) the consummation of an agreement to acquire, or a tender offer for beneficial ownership of, 50% or more of either the then outstanding shares of common stock, or the combined voting securities that are entitled to vote in the election of directors; (ii) individuals who are on our board of directors on the effective date of our LTIP or any individuals whose election or appointment was approved by a majority of the board of directors as of that date (the “Incumbent Board”) cease to constitute a majority of the members of the board; (iii) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, where following such transaction, (a) our outstanding common stock or voting securities are converted into or exchanged for securities which represent more than 50% of the then outstanding shares of securities of the entity resulting from the transaction, (b) no person beneficially owns 20% or more of the then outstanding securities of the entity resulting from the transaction, or (c) at least a majority of the members of the board of directors or similar governing body of the entity resulting from the transaction were members of the Incumbent Board at the time of the execution of the agreement leading to the transaction; or (iv) our shareholders approve our complete liquidation or dissolution.

•

An “Involuntary Termination” means a termination of employment by the Company or an affiliate without Cause. “Cause” shall generally mean that the executive (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of his or her duties; (ii) has failed without proper legal reason to perform his or her duties and responsibilities; (iii) has breached any material provision of the award agreement or any written agreement or corporate policy or code of conduct established by the Company; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

2018, 2019 and 2020 PRSU Awards

The PRSUs that were granted to the Named Executive Officers during 2018, 2019 and 2020 will receive accelerated vesting at the “target” level upon a termination of employment due to death or Disability. For all Named Executive Officers other than Mr. Kearney, in the event that the Company incurs a Change in Control and the executive’s employment is involuntarily terminated within the 24-month period following such Change in Control, the PRSUs will vest as determined under the provisions of the CIC Severance Plan. In the event that the Named Executive Officer’s qualifying termination of employment is not in connection with a Change in Control, then, except as otherwise determined by the Compensation Committee, in its sole discretion (or as otherwise provided under Mr. Kearney’s Offer Letter), the Company and the executive will enter into a special vesting agreement under which the PRSUs will continue to vest as if the executive were continuing in the employment of the Company throughout the period during which the executive continuously satisfies certain non-competition and non-solicitation obligations. Upon a qualifying termination of Mr. Kearney’s employment, the treatment of his outstanding PRSUs will be governed by his Offer Letter, which provides for either continued vesting (if he continues to serve as a director of the Company) or accelerated vesting (based on actual performance through the date of the involuntary termination). As defined in the PRSU award agreements, each of the terms referenced herein have the same meaning described above with respect to the 2018, 2019 and 2020 RSU awards.

Executive Change-In-Control Severance Plan

In 2015, the Supervisory Board, upon the recommendation of the Compensation Committee (and based on consultation with Meridian), approved and adopted the Company’s Executive Change-in-Control Severance Plan. In January 2019, the Supervisory Board approved an amendment and restatement of this plan (as amended, the “CIC Severance Plan”) in order to provide participants with a lump sum cash payment in considerations of health care continuation costs rather than reimbursement for COBRA premiums. In 2020, all Named Executive Officers were participants in this plan, which superseded any severance rights that previously applied to Mr. Kearney pursuant to his Offer Letter, except with respect to the treatment of his outstanding equity awards, which continue to be governed by the terms of his Offer Letter. The CIC Severance Plan provides for the following severance benefits in the case of an “Involuntary Termination” on or within 24 months following a “Change in Control” (as such terms are defined in the plan), subject to the timely delivery of a release by the covered executive:

•	Two times the sum of the “Base Salary” and “Target Bonus Amount,” (as such terms are defined in the CIC Severance Plan), to be paid in equal monthly instalments over ten months;

•	A lump sum cash payment of $22,500 in consideration of health care continuation to be paid on the last day of the month that is 60 days following the date of termination;

•	A lump sum cash amount equal to the executive’s target annual incentive opportunity for the year of termination, pro-rated through and including the date of termination;

•	Accelerated vesting of any outstanding equity-based awards granted pursuant to the LTIP, with vesting of PRSUs determined based on target performance; and

•	Outplacement assistance benefits, as provided in each individual participation agreement.

The following definitions apply to the CIC Severance Plan:

•

“Cause” means a determination by the Company or the employing affiliate (the “Employer”) that the executive (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his or her duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform the executive’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of the CIC Severance Plan or the accompanying Participation Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•	“Change in Control” or “CIC” has the meaning given such term under the LTIP (as discussed under “2018, 2019 and 2020 RSU Awards” above).

•

“Good Reason” means the occurrence, on or within 24 months after the date upon which a CIC occurs, of any one or more of the following: (i) a material reduction in the authority, duties, or responsibilities of a covered executive from those applicable to him immediately prior to the date on which the CIC occurs; (ii) a material reduction in a covered executive’s annual rate of base salary or target annual bonus opportunity in effect immediately prior to the CIC; (iii) a change in the location of a covered executive’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the CIC occurs unless such relocation is agreed to in writing by the covered executive; provided, however, that a relocation scheduled prior to the date of the CIC shall not constitute Good Reason; (iv) any material breach by the Company or the Employer of their obligations under the CIC Severance Plan; (v) the failure of any successor or assigns of the Company and/or the Employer to assume the obligations of the Company and the Employer under the CIC Severance Plan; or (vi) the receipt of a written notice, within the 24-month period following a CIC, of termination of the CIC Severance Plan or of any amendment that would adversely reduce the covered executive’s potential severance payments or benefits or his or her coverage under the CIC Severance Plan.

•

“Involuntary Termination” means any termination of the covered executive’s employment with the Employer that is either a termination by the Employer other than for Cause or a termination by the covered executive for Good Reason; provided, however, that it shall not include any termination occurring as a result of the covered executive’s death or a disability under circumstances entitling him to disability benefits under the standard long-term disability plan of the Employer.

Executive Retention and Severance Plan

In 2019, the Supervisory Board, upon the recommendation of the Compensation Committee (and based on consultation with Meridian), approved and adopted the Executive Retention and Severance Plan. In 2020, all Named Executive Officers were participants in this plan, which superseded any severance rights that previously applied to Mr. Kearney pursuant to his Offer Letter, except with respect to the treatment of his outstanding equity awards, which continue to be governed by the terms of his Offer Letter. The Executive Retention and Severance Plan provides for the following severance benefits in the case of a “qualifying termination” (as such term is defined in the plan), subject to the timely delivery of a release by the covered executive:

•	A lump sum cash payment equal to one year of “base salary” (as such term is defined in the plan), to be paid in equal monthly instalments over ten months;

•	A lump sum cash payment of $12,500 in consideration of health care continuation to be paid within 60 days following the “separation date” (as such term is defined in the plan);

•

If the covered executive’s employment is terminated prior to payment of the “annual bonus” (as such term is defined in the plan) for the prior calendar year, the covered executive will receive an “annual bonus” at the same time as bonus payments are made to similarly situated employees under the Company’s bonus plan; and

•	Reimbursement of up to $7,500 in outplacement assistance, to be provided within 12 months following the “separation date.”

The following definitions apply to the Executive Retention and Severance Plan:

•	“Annual Bonus” means the annual bonus paid pursuant to the Frank’s International L.L.C. short term incentive program.

•

“Cause” shall mean a determination by the Company or the Employer that the Covered Employee (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his or her duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform the Covered Employee’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of this Plan or the Participation Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•

“Good Reason” means the occurrence of any one or more of the following: (a) a material reduction in a Covered Employee’s annual rate of Base Salary; (b) a change in the location of a Covered Employee’s principal place of employment by more than 50 miles from the location where he or she was principally employed, unless such relocation is agreed to in writing by the Covered Employee: (c) any material breach by the Company or the Employer of their obligations under this Plan; or (d) the failure of any successor or assigns of the Company and/or the Employer, as applicable, to assume the obligations of the Company and the Employer under this Plan. Notwithstanding the foregoing provisions of this Section or any other provision in this Plan to the contrary, any assertion by a Covered Employee of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in the foregoing clauses of this Section giving rise to the Covered Employee’s termination of employment must have arisen without the Covered Employee’s consent; (ii) the Covered Employee must provide written notice to the Employer of such condition in accordance with the Notice Section of this Plan within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and the date of the Covered Employee’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

•

“Qualifying Termination” means a Qualifying Termination of the Covered Employee’s employment with the Employer which is either: (i) a Separation from Service by the Employer other than for Cause; or (ii) a Separation from Service by the Covered Employee for Good Reason; provided, however, that the term “Qualifying Termination” shall not include any termination occurring as a result of (a) the Covered Employee’s death or a disability under circumstances entitling him or her to disability benefits under the standard long-term disability plan of the Employer; or (b) the Covered Employee’s termination in connection with a change in control entitling him or her to severance benefits under the CIC Plan.

•	“Separation Date” for purposes of this Plan means the date designated by the Administrator on which the Covered Employee’s employment is terminated.

•	“Separation from Service” shall have the same meaning as the term “separation from service” in Code Section 409A(a)(2)(A)(i).

Offer Letter with Mr. Kearney

In connection with Mr. Kearney’s appointment as Chief Executive Officer, we entered into an Offer Letter with Mr. Kearney effective September 25, 2017. The Offer Letter, which governed Mr. Kearney’s rights to severance until the date he became a participant in the CIC Severance Plan and the Executive Retention and Severance Plan, no longer governs Mr. Kearney’s rights to severance payments and benefits but continues to provide for accelerated vesting of 100% of Mr. Kearney’s outstanding RSUs and PRSUs upon a separation from service without “cause “ or for “good reason” (as such terms are defined in his Offer Letter), with PRSUs based on actual performance through the date of such termination. In addition, pursuant to the terms of his Offer Letter in effect as of December 31, 2020, Mr. Kearney’s outstanding equity awards that are granted to him in his capacity as the CEO shall continue to vest following an involuntary or mutually agreed termination of employment other than that described in the previous sentence, provided that Mr. Kearney continues to be available to provide services to us or our subsidiaries in another capacity, such as director services. Mr. Kearney became a participant in the CIC Severance Plan and the Executive Retention and Severance Plan in 2019, and as a consequence forfeited any right to severance benefits under the terms of his Offer Letter, except with respect to the treatment of his outstanding equity awards pursuant to certain qualifying terminations of employment, which continue to be governed by the terms of his Offer Letter.

The following definitions apply to Mr. Kearney’s Offer Letter:

•

“Cause” means a determination by the Board that Mr. Kearney (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his duties with respect to the Company, the Employer or any of their affiliates; (ii) has failed to materially perform his duties and responsibilities to the Company, the Employer or any of their affiliates; (iii) has breached any material provision of any written agreement or corporate policy or code of conduct established by the Company, the Employer or any of their affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company, the Employer or any of their affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company, the Employer or any of their affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•

“Good Reason” means the occurrence, without Mr. Kearney’s express written consent, of: (i) a material reduction in his authority, duties, or responsibilities (including a change in his duty to report solely and directly to the Board); (ii) a material reduction in his annual rate of base salary or target annual bonus opportunity; (iii) a relocation of his principal place of employment to a location more than 50 miles from the Company’s existing offices in Houston, Texas; (iv) any material breach by the Company or the Employer of their obligations under the Offer Letter; or (v) the failure of any successor or assigns of the Company or the Employer, as applicable, to assume the obligations of the Company or the Employer under the Offer Letter; provided, however, that Good Reason will not exist unless (A) Mr. Kearney has provided the Employer with written notice of the condition giving rise to the Good Reason within 45 days of the initial existence of the condition, (B) the condition specified in the notice remains uncorrected for 30 days after the Employer’s receipt of the notice, and (C) the date of Mr. Kearney’s termination of employment occurs within 90 days following the date on which you first learn of the condition.

•	“Change in Control” has the meaning given such term under the LTIP (as discussed under “2018, 2019, and 2020 RSU Awards,” above).

Potential Payments Upon Termination or Change in Control for Remaining Named Executive Officers

The following table quantifies the potential payments and benefits that the Company would provide to the Named Executive Officers in connection with a termination of employment and/or change in control occurring on December 31, 2020, pursuant to the terms of the RSU and PRSU award agreements granted pursuant to the LTIP, Mr. Kearney’s Offer Letter, the CIC Severance Plan and the Executive Retention and Severance Plan. Each value below represents the Company’s best estimate of the amount that could be paid upon the applicable scenario, but until an actual termination of employment or a change in control occurs, the Company cannot know with any certainty what value the executives would receive. Stock prices were calculated based upon the closing price of the Company’s common stock on December 31, 2020 of $2.74 per share.

Executive	Involuntary Termination of Employment ($)(1)	Termination of Employment for Death or Disability ($)	Termination of Employment by Retirement ($)	Change in Control or Liquidity Event (Without a Termination of Employment) ($)(2)	Change in Control (With an Involuntary Termination) ($)(3)
Michael C. Kearney
Cash Payments(4)	750,000	—	—	—	3,750,000
Accelerated Equity(5)	4,767,433	3,231,019	—	—	4,767,433
Lump Sum cash in lieu of COBRA Premiums	12,500	—	—	—	22,500
Outplacement Assistance(6)	7,500	—	—	—	15,000
Total	5,537,433	3,231,019	—	—	8,554,933
Melissa Cougle
Cash Payments(4)	360,000	—	—	—	1,800,000
Accelerated Equity(5)	—	357,362	—	—	357,362
Lump Sum cash in lieu of COBRA Premiums	12,500	—	—	—	22,500
Outplacement Assistance(6)	7,500	—	—	—	15,000
Total	380,000	357,362	—	—	2,194,862
Steven Russell
Cash Payments(4)	375,000	—	—	—	1,875,000
Accelerated Equity(5)	—	507,106	—	—	507,106
Lump Sum cash in lieu of COBRA Premiums	12,500	—	—	—	22,500
Outplacement Assistance(6)	7,500	—	—	—	15,000
Total	395,000	507,106	—	—	2,419,606
Nigel Lakey
Cash Payments(4)	350,000	—	—	—	1,487,500
Accelerated Equity(5)	—	265,852	—	—	265,852
Lump Sum cash in lieu of COBRA Premiums	12,500	—	—	—	22,500
Outplacement Assistance(6)	7,500	—	—	—	15,000
Total	370,000	265,852			1,790,852
John Symington
Cash Payments(4)	375,000	—	—	—	1,593,750
Accelerated Equity(5)	—	444,028	—	—	444,028
Lump Sum cash in lieu of COBRA Premiums	12,500	—	—	—	22,500
Outplacement Assistance(6)	7,500	—	—	—	15,000
Total	395,000	444,028	—	—	2,075,278

(1)

Except as otherwise provided in this Note, this column represents amounts that would be due in the event of an Involuntary Termination (as defined in the Executive Retention and Severance Plan) pursuant to the terms of the Executive Retention and Severance Plan. All Named Executive Officers are participants in the Executive Retention and Severance Plan. Additionally, this column includes any treatment of outstanding equity awards that is provided for Mr. Kearney pursuant to his Offer Letter; for such purposes, this disclosure assumes Mr. Kearney had incurred an involuntary and complete separation from service with the Company on December 31, 2020, resulting in accelerated vesting of all outstanding equity awards, with performance criteria under PRSUs determined based on actual performance through the date of the separation from service (assumed for purposes of this disclosure to be at maximum levels). If Mr. Kearney’s assumed December 31, 2020 termination of employment were involuntary or mutually agreed, but he continued to provide services to the Company as a director, instead of the accelerated vesting reflected in this column, he would continue to vest in his outstanding equity awards.

(2)

While all Named Executive Officers are participants in the CIC Severance Plan, this plan does not provide for any payments in the event of a Change in Control without a termination of employment within 24 months following the Change in Control (as defined in the CIC Severance Plan).

(3)

Under the terms of the CIC Severance Plan, the Named Executive Officers (except for Mr. Kearney) would receive accelerated vesting of all equity awards upon an Involuntary Termination within 24 months of a change in control (as such terms are defined in the CIC Severance Plan), and awards based upon performance measurements would be paid out as if target performance was reached (assumed for purposes of this table to result in a 100% payout). All Named Executive Officers are participants in the CIC Severance Plan. Additionally, this column includes any treatment of outstanding equity awards that is provided for Mr. Kearney pursuant to his Offer Letter; for such purposes, this disclosure assumes Mr. Kearney had incurred an involuntary and complete separation from service with the Company on December 31, 2020, resulting in accelerated vesting of all outstanding equity awards, with performance criteria under PRSUs determined based on actual performance through the date of the separation from service (assumed for purposes of this disclosure to be at maximum levels). If Mr. Kearney’s assumed December 31, 2020 termination of employment were involuntary or mutually agreed, but he continued to provide services to the Company as a director, instead of the accelerated vesting reflected in this column, he would continue to vest in his outstanding equity awards.

(4)

The cash severance amounts payable under the Executive Retention and Severance Plan and the CIC Severance Plan that are reflected above are based on each Named Executive Officer’s base salary and target annual bonus amount as in effect prior to any temporary reductions to such amounts put in place effective as of the pay period beginning June 18, 2020.

(5)

Treatment of outstanding equity awards upon a qualifying termination of employment in connection with a Change in Control is governed, for all Named Executive Officers other than Mr. Kearney, by the terms of the CIC Severance Plan (and for Mr. Kearney, by the terms of his Offer Letter). Treatment of outstanding equity awards upon a qualifying termination occurring without a Change in Control is governed, for Mr. Kearney, by the terms of his Offer Letter, and for all other Named Executive Officers, by the terms of their individual equity award agreements, the latter of which do not provide for accelerated vesting and which allow for, in the discretion of the Compensation Committee, continued vesting pursuant to the normal vesting schedule upon an involuntary termination or retirement without a Change in Control so long as the Named Executive Officer complies with certain non-competition and non-solicitation obligations and assuming any required special vesting agreements are entered into between the Named Executive Officer and the Company. The table above does not include amounts that would be realized from this continued vesting of awards, but rather only reflects any awards that would be accelerated in full, such as that which would occur for a termination due to death or disability (for all Named Executive Officers, including Mr. Kearney) or upon an involuntary termination in connection with a change in control, or following certain other qualifying terminations for Mr. Kearney pursuant to his Offer Letter as in effect on December 31, 2020 and as described above.

(6)	Represents the maximum aggregate value of outplacement assistance to be provided to each Named Executive Officer in such circumstances under the applicable plan documents and participation agreements.

Director Compensation

The Frank’s Supervisory Board believes that attracting and retaining qualified non-employee directors is critical to the Company’s future value, growth, and governance. The Supervisory Board also believes that the compensation package for the Company’s non-employee directors should require a portion of the total compensation to be equity-based to align the interests of these directors with the Company’s shareholders. The Company, along with Meridian, has determined that the compensation program applicable to the non-employee directors should be comparable with the packages identified at the Company’s peer group. Based on this decision, the director compensation program for 2020 consisted of an annual retainer compensation package for the non-employee directors valued at approximately $200,000, of which $50,000 is paid in the form of an annual cash retainer, and the remaining $150,000 is paid in a grant of restricted stock units under the LTIP. In addition, for 2020, the Company paid (i) the Audit Committee Chairman and each other Audit Committee member an annual amount of $20,000 and $10,000, respectively; (ii) the Lead Supervisory Director an annual amount of $20,000; (iii) the non-executive Chairman (if applicable) an annual retainer valued at approximately $120,000, of which $80,000 is to be paid in the form of an annual cash retainer, and the remaining $40,000 is to be paid in a grant of restricted stock units under the LTIP; (iv) the Compensation Committee Chairman and each other Compensation Committee member an annual amount of $15,000 and $7,500, respectively; and (v) the Nominating and Governance Committee Chairman an annual amount of $10,000. We granted the 2020 RSU awards to our directors in June 2020. We did not have a non-executive Chairman in 2020 and as such, no additional compensation was paid for this position. In addition, the Frank’s Supervisory Board established a Special Transactions Committee on October 30, 2020, providing for the Special Transactions Committee Chairman and each member of the Special Transactions Committee to be paid a monthly amount of $15,000 and $10,000, respectively, during the period that the Special Transactions Committee was active from October 30, 2020 until March 9, 2021.

Effective as of July 1, 2020, due to the COVID-19 outbreak and the resulting reduction in oil sector activity, the Board voluntarily reduced the annual cash retainer for each non-employee director by 10%, as a temporary measure. The Board determined that the temporary reduction of annual cash retainer for non-employee directors would remain in effect until such time as the temporary salary reductions for the Company’s employees were rescinded and full base salaries were restored for Company employees.

In February 2018, we amended the LTIP to include annual grant limitations for all non-employee director members of the Supervisory Board. This amendment imposes maximum limits on the aggregate grant date value of equity-based awards that may be granted to each non-employee director in any calendar year under the LTIP to $1,000,000. Such an amendment to the LTIP did not require shareholder approval and thus became effective immediately upon adoption.

Our directors are subject to Stock Ownership Guidelines, which require our non-employee directors to hold shares of our common stock with a value equal to five times the amount of annual cash retainer (which does not include any extra fees for chairmanships or service on committees) paid to such directors. Our non-employee directors are required to achieve this stock ownership guideline within five years following the later of the date the guidelines became effective in 2015 or the date that the director was elected to our Supervisory Board. Holdings that count towards satisfaction of this guideline, and the valuation measures used to determine such satisfaction, are the same that apply to our Named Executive Officers, as described in the section of our CD&A entitled, “—Stock Ownership Guidelines,” above. All of our non-employee directors are currently in compliance with, or on track to be in compliance with, the applicable requirements of our stock ownership guidelines.

The following table reflects information concerning the compensation that the Company’s non-employee directors earned during the last completed fiscal year ended December 31, 2020. Directors who are also employees of the Company will not receive any additional compensation for their service on the Supervisory Board.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert W. Drummond	82,500	109,279	—	—	191,779
Michael C. Kearney(3)	—	—	—	—	—
Michael E. McMahon	120,220	109,279	—	—	229,499
L. Don Miller	54,959	109,279	—	—	164,238
Erich Mosing	28,247	109,279	—	—	137,526
D. Keith Mosing	47,500	109,279	—	—	156,779
Kirkland D. Mosing	47,500	109,279	—	—	156,779
S. Brent Mosing	22,253	—	—	—	22,253
Melanie Trent	88,448	109,279	—	—	197,727
Alexander Vriesendorp	77,500	109,279	—	—	186,779
William B. Berry	29,423	—	—	—	29,423

(1)

Includes an annual cash retainer fee, and if applicable, committee, chairman, or lead supervisory director, all as described above and prorated for periods of partial service in such capacities during 2020. Dollar amounts are comprised as follows:

Name	Annual Cash Retainer Fee ($)	Committee Membership or Chair Fee ($)	Additional Board Chair / Lead Director Fees ($)
Robert W. Drummond	47,500	35,000	—
Michael C. Kearney	—	—	—
Michael E. McMahon	47,500	57,500	15,220
L. Don Miller	25,247	29,712
Erich Mosing	28,247
D. Keith Mosing	47,500	—	—
Kirkland D. Mosing	47,500	—	—
S. Brent Mosing	22,253	—	—
Melanie Trent	47,500	40,948	—
Alexander Vriesendorp	47,500	30,000	—
William B. Berry	22,253	2,390	4,780

(2)

The amounts reflected in this column are the aggregate grant date fair value of the RSUs granted to the non-employee directors during 2020 and calculated pursuant to ASC FASB Topic 718, disregarding any potential forfeitures. Please see Note 13 to our Consolidated Financial Statements for the 2020 fiscal year within our Form 10-K, filed with the SEC on March 1, 2021, for more details on the valuation assumptions for these equity awards. The number of RSUs granted to each non-employee director was determined by dividing $150,000 by the 90 day volume weighted average price of our common stock on the date immediately preceding the date these awards were approved. These grants were as follows:

Name	Grant Date	Number of Restricted Stock Units (#)	Grant Date Fair Value ($)
Robert W. Drummond	7/10/2020	54,914	109,279
Michael C. Kearney			—
Michael E. McMahon	7/10/2020	54,914	109,279
L. Don Miller	7/10/2020	54,914	109,279
D. Keith Mosing	7/10/2020	54,914	109,279
Kirkland D. Mosing	7/10/2020	54,914	109,279
Erich Mosing	7/10/2020	54,914	109,279
Melanie Trent	7/10/2020	54,914	109,279
Alexander Vriesendorp	7/10/2020	54,914	109,279

The aggregate number of RSUs held by each director, other than Messrs. Kearney, S Brent Mosing and Berry as of December 31, 2020, is 54,914. For a description of Mr. Kearney’s outstanding equity awards, see the Outstanding Equity Awards at 2020 Fiscal Year End table. Neither Messrs. S. Brent Mosing nor Berry held unvested equity awards as of December 31, 2020.

(3)	Mr. Kearney did not receive any additional compensation for his service on the Supervisory Board.

CEO Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Michael C. Kearney, our current Chief Executive Officer (our “CEO”).

For 2020, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $44,750; and

•	The annual total compensation of our CEO, using annualized 2020 compensation data from the Summary Compensation Table, was $3,973,463.

•	Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was reasonably estimated to be 88.79 to 1.

We identified a new median employee for the pay ratio calculation above for 2020. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•

We determined that, as of October 12, 2020, our employee population world-wide consisted of approximately 2,411 individuals. As of October 12, 2020, we had 921 employees in the United States, and 1,490 employees in non-United States jurisdictions. To calculate our median employee, we excluded all employees that reside in each of Venezuela (1 employee), Angola (68 employees), Nigeria (35 employees), and India (15 employees). Collectively, our excluded employees totaled 119 employees or 4.94% of our total employee population, leaving us with a balance of 2,292 employees in the identified population used to determine our median employee.

•

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses and any other cash compensation reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020 (or the equivalent of a Form W-2 reported to an applicable governmental entity for any employees in a non-US jurisdiction).

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our assumptions, adjustments (including any cost-of-living adjustments), or estimates were applied to this calculation.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2020 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $44,749.55.

•

With respect to the total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2020 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report, which resulted in annual total compensation for purposes of determining the ratio in the amount of $3,973,463.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2020 with respect to equity compensation plans under which our common stock is authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by our shareholders	4,885,986	$—	10,922,010
Equity compensation plans not approved by our shareholders	—	—	—

Total	4,885,986	$—	10,922,010

(1)

Represents securities to be issued upon exercise of outstanding RSUs and PRSUs. As of December 31, 2020, 3,598,899 shares were subject to outstanding RSUs, and 1,287,087 were subject to outstanding PRSUs. The number of shares subject to outstanding PRSUs is based on the target number of shares subject to each award and payments could occur at larger amounts if maximum performance metrics are met.

(2)

The weighted-average exercise price excludes RSU and PRSU awards that do not have an exercise price. The weighted average grant date fair value of all RSUs is $4.18 and the weighted average grant date fair value of all PRSUs is $5.96, assuming a 100% target performance payout.

(3)

The 10,922,010 shares remaining available for issuance as of December 31, 2020 consist of the following: 1,890,768 shares available under our existing employee stock purchase plan (approximately 238,534 of which are estimated to be issued in the current purchase period) and 9,031,242 shares available under the LTIP, assuming the target number of shares subject to outstanding PRSUs is no longer available for issuance.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Audit Committee:

•	reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 with management and with the independent registered public accountants;

•

considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accountants;

•

reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, and by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•

discussed with management and with the independent registered public accountants the process by which the Company’s chief executive officer, chief financial officer and chief accounting officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•

based on the reviews and discussions referred to above, recommended to the Supervisory Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee also met to review and discuss the Company’s audited Dutch statutory annual accounts for the financial year 2020 with management and KPMG Accountants N.V. The discussion included the observations of the independent registered public accountants during the audit as well as regulatory and financial reporting developments that may affect the Company in future years. The Audit Committee recommended that the Company’s audited Dutch statutory annual accounts for the financial year 2020 be approved by the Supervisory Board.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also regularly considers whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.

The Committee meets regularly with management and the independent registered public accountants, including private discussions periodically with the independent registered public accountants, and receives the communications described above. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of the Supervisory Board of Directors

Michael E. McMahon (Chairman)

Melanie M. Trent

Alexander Vriesendorp

L. Don Miller

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in 2019 and 2020, in each of the following categories, were as follows:

	2020	2019
Audit Fees	$1,607,220	$2,029,550
Audit-Related Fees	67,300	—
Tax Fees	184,400	12,398
All Other Fees	—	—

Total	$1,858,920	$2,041,948

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by KPMG LLP and KPMG Accountants N.V., as applicable, for the audit of our consolidated financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years, including comfort letters, statutory audits, attest services and consents.

Audit-related fees would consist of the aggregate fees billed or expected to be billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the financial statements and are not reported as audit fees herein. This category would include fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies. No such fees were recorded in 2019.

Tax fees consist of international tax compliance and corporate tax consulting.

All other fees are the aggregate fees billed for products and services other than “Audit Fees,” “Audit-Related Fees” or Tax Fees.”

The Audit Committee has adopted procedures for the approval of KPMG LLP’s and KPMG Accountants N.V.’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval.

The Audit Committee is updated on the status of all services and related fees at every regular meeting.

As set forth in the Audit Committee Report on page 256 of this proxy statement, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

Policy for Pre-Approval of Audit and Non-Audit Fees

The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Audit Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to any financial officer of the Company the authority to engage the Company’s independent registered public accounting firm in any of the pre-approved services listed in the pre-approval policy up to $50,000. The Audit Committee has delegated to its Chairman the authority to pre-approve any one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair will report any such pre-approval to the Audit Committee at its next scheduled meeting.

TRANSACTIONS WITH RELATED PERSONS

Tax Receivable Agreement

Mosing Holdings and its permitted transferees converted all of their 52,976,000 shares of Series A convertible preferred stock in the Company (the “Preferred Stock”) into shares of our common stock on a one-for-one basis on August 26, 2016, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, by delivery of all of their interests in FICV to us (the “Conversion”). As a result of an election under Section 754 of the Internal Revenue Code made by FICV, the Conversion resulted in an adjustment to the tax basis of the tangible and intangible assets of FICV with respect to the portion of FICV transferred to the Company by Mosing Holdings and its permitted transferees. These adjustments are allocated to the Company. The adjustments to the tax basis of the tangible and intangible assets of FICV described above would not have been available absent this Conversion. The basis adjustments may reduce the amount of tax that the Company would otherwise be required to pay in the future. These basis adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

The tax receivable agreement (the “Original TRA”) that we entered into with FICV and Mosing Holdings in connection with our initial public offering (“IPO”) generally provides for the payment by the Company of 85% of the amount of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (or are deemed to realize in certain circumstances) in periods after our IPO as a result of (i) the tax basis increases from Mosing Holdings’ exchange of interests in FICV and preferred shares of Frank’s for shares of Frank’s Common Stock, (ii) any deductions of interest deemed to be paid by Frank’s as a result of any payments made under the Original TRA and (iii) any additional tax basis arising from payments made under the Original TRA. Frank’s would retain the benefit of the remaining 15% of these cash tax savings. Payments we make under the TRA will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment. The payments under the TRA will not be conditioned upon a holder of rights under the TRA having a continued ownership interest in either FICV or the Company.

In connection with the Merger Agreement, Frank’s, FICV and Mosing Holdings entered into the A&R TRA, that amends and restates the Original TRA. Pursuant to the A&R TRA, Frank’s, FICV and Mosing Holdings have agreed, among other things, to settle the early termination payment obligations that would otherwise be owed to Mosing Holdings under the Original TRA as a result of the Merger in exchange for the payment by Frank’s to Mosing Holdings of $15 million cash at the Closing and certain other contingent payments by Frank’s to Mosing Holdings made in the future in the event the Combined Company realizes cash tax savings from tax attributes covered under the Original TRA during the ten year period following the Closing Date in excess of $18,057,000, as more fully described in the A&R TRA. The terms of the A&R TRA are conditioned upon and subject to the Closing and the payment to Mosing Holdings of the Closing Date TRA Payment. If such conditions do not occur, the A&R TRA will be terminated and will be null and void, and the Original TRA will remain in effect in accordance with its terms.

Transactions with Directors, Executive Officers and Affiliates

In connection with the Company’s IPO, Mosing Holdings caused the Company’s U.S. operating subsidiaries to distribute certain assets that generated a de minimis amount of revenue, including aircraft, real estate and life insurance policies. Accordingly, these assets were not contributed to FICV in connection with the IPO. As a result, the Company entered into real estate lease agreements with customary terms for continued use of the real estate. In addition, the Company entered into various aviation services agreements with customary terms for continued use of the aircraft.

As stated above, the Company has entered into various operating leases with Mosing Land & Cattle Company of Texas L.L.C., Mosing Properties LP, 4-M Ranch, LLC, Mosing Holdings (through its wholly owned subsidiary, Mosing Ventures, LLC) and Mosing Queens Row Properties, LLC, each of which are entities owned by certain members of the Mosing family to lease operating facilities as well as office space from such entities. Rent expense related to lease operating facilities was $2.7 million and $2.7 million for the years ended December 31, 2019 and 2020, respectively. The expiration date of the operating leases that remain in place ranges from 2021 to 2023, unless otherwise extended, and the Company expects to incur approximately $5.6 million during the remainder of the terms of these leases. In December 2014, the Company entered into a property lease amendment for the Company’s U.S. headquarters with Mosing Properties, L.P. Further, in 2015, the Company entered into four property lease amendments for the Company’s headquarters with Mosing Properties, L.P. The Audit Committee and the Supervisory Board approved and ratified these lease amendments in November 2015. In 2017, the Company entered into an agreement with Mosing Queens Row Properties, LLC to lease certain buildings in Lafayette, Louisiana. The Supervisory Board also approved this lease in May 2017.

On November 2, 2018, Frank’s International, LLC entered into a purchase agreement with Mosing Ventures, LLC, Mosing Land & Cattle Company, LLC, Mosing Queens Row Properties, LLC, and 4-M Investments, each of which are companies related to us by common ownership (the “Mosing Companies”). Under the purchase agreement, we acquired real property that we previously leased from the Mosing Companies, and two additional properties located adjacent to those properties. The total purchase price was $37.0 million, including legal fees and closing adjustments for normal operating activity. This purchase closed on December 18, 2018. The Supervisory Board also approved this purchase in October 2018. As of the purchase close, we no longer lease the acquired properties from the Mosing Companies. Please see Note 12 to our Consolidated Financial Statements for the 2019 fiscal year within our Form 10-K, filed with the SEC on February 25, 2020, for more details on the related party property leases.

Existing Registration Rights Agreement

Mosing Holdings and FWW B.V. and certain of their transferees entered into the Existing Registration Rights Agreement with the Company. The Existing Registration Rights Agreement covers the shares of Common Stock owned by Mosing family members and various holding entities of the Mosing family members. Pursuant to this agreement, the parties to the agreement may cause the Company to register their shares of Common Stock under the Act and to maintain a shelf registration statement effective with respect to such shares.

In connection with the Merger Agreement, the Existing Registration Rights Agreement was amended pursuant to the Existing RRA Amendment, with such amendment to be effective as of the Effective Time. The Existing RRA Amendment amends the Existing Registration Rights Agreement in order to facilitate the transactions contemplated by the Merger Registration Rights Agreement.

Procedures for Approval of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•	any person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of any class of the Company’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of any class of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Frank’s Supervisory Board adopted a written Related Party Transactions Policy and has approved, along with the Audit Committee, the applicable related party transactions at this time. Pursuant to this policy, the Supervisory Board will review all material facts of all new Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Supervisory Board expects to take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

DELINQUENT SECTION 16(A) REPORTS

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2020.

LEGAL MATTERS

The validity of the shares of Frank’s Common Stock to be issued pursuant to the Merger will be passed upon by NautaDutilh N.V.

HOUSEHOLDING MATTERS

Shareholders who share a single address will receive only one proxy statement/prospectus at that address unless Frank’s has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce Frank’s printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate copy of this proxy statement/prospectus, he or she may contact the Frank’s Corporate Secretary at (281) 966-7300, or write to Frank’s International N.V., 10260 Westheimer Rd., Suite 700, Houston, Texas 77042, Attention: Corporate Secretary. Frank’s will deliver separate copies of this proxy statement/prospectus promptly upon written or oral request. If you are a shareholder receiving multiple copies of this proxy statement/prospectus, you can request householding by contacting Frank’s in the same manner. If you own your Frank’s Common Stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

EXPERTS

The consolidated financial statements of Frank’s International N.V. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Expro Group Holdings International Limited in this registration statement as of December 31, 2019 and 2018, for the year ended December 31, 2019, the period from February 1, 2018 through December 31, 2018 (Successor) and for the period from January 1, 2018 through January 31, 2018 (Predecessor), included in the Proxy Statement of Frank’s International N.V., which is referred to and made a part of this proxy statement / prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The financial statements of Expro Group Holdings International Limited as of and for the year ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the Frank’s Articles, general meetings will be held in Amsterdam, The Netherlands in the municipality in which Frank’s has its statutory seat, or at Schiphol (Municipality of Haarlemmermeer). A general meeting of shareholders shall be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of Frank’s financial year.

The agenda for the 2022 annual meeting shall include, in addition to other matters, any matter the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by the Frank’s Articles and Dutch law, which is currently set at three percent. In order for such matters to be included in Frank’s proxy material or presented at the 2022 annual meeting, the qualified shareholder must follow the procedures set forth in Rule 14-8 under the Exchange Act and submit the matter to the Frank’s Secretary at 10260 Westheimer Rd., Suite 700, Houston, Texas 77042 no later than                     , 2022, unless Frank’s notifies the shareholders otherwise. Frank’s shareholders who desire to submit a proposal for action at the 2022 annual meeting other than pursuant to Rule 14a-8 of the Exchange Act must comply with Article 34 of the Frank’s Articles. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the 2022 annual meeting accompanied by a statement containing the reasons for the request. Requests received later than the 60th day prior to the day of the meeting will be considered untimely. All proposals must comply with Rule 14a-8 under the Exchange Act. We currently expect our 2022 annual meeting to be held on or about May 17, 2022.

OTHER MATTERS PRESENTED AT THE ANNUAL MEETING

As of the date of this proxy statement/prospectus, the Frank’s Board does not know of any matters that will be presented for consideration at the Annual Meeting, other than as described in this proxy statement/prospectus. If any other matters come before the Annual Meeting and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of Annual Meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (Commission File No. 001-36053). Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and at our website at www.franksinternational.com.

Frank’s Common Stock is listed on the NYSE under the symbol “FI.” Our reports, proxy statements and other information may be read and copied at the NYSE at 11 Wall Street, 5th Floor, New York, New York 10005.

Frank’s has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the issuance of the shares of Frank’s Common Stock to be issued to Expro shareholders pursuant to the Merger. The registration statement, including the attached exhibits, contains additional relevant information about Frank’s and the Frank’s Common Stock. The rules and regulations of the SEC allow Frank’s to omit certain information included in the registration statement from this proxy statement/prospectus.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus/proxy statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed), prior to the termination of the offerings under this proxy statement/prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed March 1, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed May 4, 2021

•	our Current Report on Form 8-K, filed March 11, 2021; and

•	the description of our Common Stock set forth in the registration statement on Form 8-A filed with the SEC on August 8, 2013 and any subsequent amendment thereto.

We specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus/proxy statement forms a part and prior to the effectiveness of such registration statement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Frank’s International N.V.

Attention: Investor Relations

10260 Westheimer Rd., Suite 700

Houston, Texas 77042

(281) 966-7300

Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus/proxy statement.

INDEX TO EXPRO’S FINANCIAL INFORMATION

Audited Financial Statements of Expro Group Holdings International Limited
Reports of Independent Registered Public Accounting Firms	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-6
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-7
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-8
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-9
Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2020 and 2019	F-10
Notes to Consolidated Financial Statements	F-11

Report of Independent Registered Public Accounting Firm	F-41
Consolidated Statements of Operations for the Predecessor Period from January 1, 2018 through January 31, 2018, and the Successor Period from February 1, 2018 through December 31, 2018	F-43

Consolidated Statements of Comprehensive Income (Loss) for the Predecessor Period from January 1, 2018 through January 31, 2018, and the Successor Period from February 1, 2018 through December 31, 2018

F-44
Consolidated Balance Sheets as of December 31, 2018 (Successor)	F-45
Consolidated Statements of Cash Flows for the Predecessor Period from January 1, 2018 through January 31, 2018, and the Successor Period from February 1, 2018 through December 31, 2018	F-46
Consolidated Statements of Stockholders’ Equity for the Predecessor Period from January 1, 2018 through January 31, 2018, and the Successor Period from February 1, 2018 through December 31, 2018	F-47
Notes to Consolidated Financial Statements	F-48

Unaudited Condensed Consolidated Financial Statements of Expro Group Holdings International Limited
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-88
Condensed Consolidated Statements of Comprehensive Loss for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-89
Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-90
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-91
Condensed Consolidated Statements of Stockholders’ Equity for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-92
Notes to Condensed Consolidated Financial Statements (unaudited)	F-93

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Expro Group Holdings International Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Expro Group Holdings International Limited and subsidiaries (the “Company”) as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment of Goodwill and Intangible Assets—Refer to Notes 2, 4, 15 and 16 to the financial statements

Critical Audit Matter Description

The Company assessed the changes in circumstances that occurred during the quarter ended March 31, 2020 and determined it was more likely than not that the fair values of goodwill for its reporting units was less than their respective carrying amounts and the carrying value of all of its intangible assets may not be recoverable. As a result, the Company performed a goodwill impairment test and a long-lived asset impairment test related to its intangible assets as of March 31, 2020. As part of these tests, the Company estimated each of its reporting units’ fair value and the fair value of all of its intangible assets based on the income approach. These impairment analyses indicated that the fair values of certain of its reporting units and certain of its intangible assets were below their carrying values, which resulted in impairment charges totaling $191.9 million and $60.4 million related to its goodwill and intangible assets, respectively, recorded during the year ended December 31, 2020.

We identified impairment of goodwill and intangible assets as a critical audit matter because of (i) the significant judgments made by management when developing the fair value measurements of its reporting units and its intangible assets, (ii) the high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to management’s anticipated future cash flows and significant assumptions related to short-term and long-term forecasts of operating performance, revenue growth rates and profitability margins, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to short-term and long-term forecasts of operating performance, revenue growth rates and profitability margins used by management to estimate the fair value of its reporting units and its intangible assets, included the following, among others:

•	We evaluated the reasonableness of management’s short-term and long-term forecasts of operating performance and profitability margins by comparing the forecasts to:

•	Historical financial results.

•	Third party industry data.

•	Internal communications to management and the Board of Directors.

•

We retrospectively evaluated the impact of changes in financial results by comparing the results from management’s forecast as of March 31, 2020 for the remainder of 2020 to actual results achieved between March 31, 2020 and December 31, 2020.

•

We evaluated the revenue growth rates, including comparing the underlying source information to third party industry data and recomputing the mathematical accuracy of the reporting unit valuation calculations, and developed a range of independent estimates and compared those to the revenue growth rates selected by management.

•

With the assistance of our fair value specialists, we evaluated the terminal revenue growth rates and developed a range of independent estimates and compared those to the terminal revenue growth rates selected by management.

/s/ Deloitte & Touche LLP

Houston, Texas

March 26, 2021

We have served as the Company’s auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Expro Group Holdings International Limited

Opinion on the Financial Statements

We have audited the accompanying Consolidated Balance Sheet of Expro Group Holdings International Limited and subsidiaries (the Company) as of December 31, 2019, the related Consolidated Statement of Operations, Comprehensive Income (Loss), Stockholders’ equity and Cash Flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2009. In 2020 we became the predecessor auditor.

Reading, United Kingdom

March 17, 2020, except for Notes 2 and 5, as to which the date is March 26, 2021.

Expro Group Holdings International Limited

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2020	2019
Total revenue	$675,026	$810,064

Operating costs and expenses:
Cost of revenue	(679,793)	(799,377)
General and administrative	(24,590)	(29,670)
Impairment charges	(287,454)	(49,036)
Gain on disposal of group of assets	10,085	—
Severance and other charges	(13,930)	(4,444)

Total operating cost and expenses	(995,682)	(882,527)

Operating loss	(320,656)	(72,463)
Other income, net	2,278	226
Interest and finance charges, net	(5,656)	(3,300)

Loss before taxes and equity in income of joint ventures	(324,034)	(75,537)
Equity in income of joint ventures	13,589	9,639

Loss before income taxes	(310,445)	(65,898)
Income tax benefit	3,400	1,137

Net loss	$(307,045)	$(64,761)

Loss per common share:
Basic and diluted	$(5.25)	$(1.11)

Weighted average common shares outstanding:
Basic and diluted	58,489,895	58,489,895

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2020	2019
Net loss	$(307,045)	$(64,761)
Other comprehensive loss:
Actuarial loss on defined benefit plans	(9,356)	(3,521)
Plan curtailment / amendment credit recognized	5,510	—
Reclassed net remeasurement gains	104	—
Income taxes on pension	(926)	—

Other comprehensive loss	(4,668)	(3,521)

Comprehensive loss	$(311,713)	$(68,282)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$116,924	$145,129
Restricted cash	3,785	1,956
Accounts receivable, net	193,600	230,996
Inventories, net	53,359	58,940
Income tax receivables	20,327	18,541
Other current assets	39,957	42,583

Total current assets	427,952	498,145

Property, plant and equipment, net	294,723	301,798
Investments in joint ventures	45,088	37,231
Intangible assets, net	173,168	260,511
Goodwill	25,504	217,397
Operating lease right-of-use assets	57,247	82,217
Non-current accounts receivable, net	11,321	13,346
Other non-current assets	4,748	4,973

Total assets	$1,039,751	$1,415,618

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$136,242	$169,471
Income tax liabilities	13,657	18,975
Finance lease liabilities	1,220	1,608
Operating lease liabilities	14,057	16,983
Other current liabilities	59,043	51,657

Total current liabilities	224,219	258,694

Deferred tax liabilities, net	26,817	46,486
Post-retirement benefits	57,946	59,717
Non-current finance lease liabilities	16,974	19,044
Non-current operating lease liabilities	58,585	66,829
Other non-current liabilities	43,226	40,298

Total liabilities	427,767	491,068

Commitments and contingencies (Note 19)
Stockholders’ equity:
Common stock, ordinary $0.01 shares, par value $0.01 per share issued 58,489,895 at December 31, 2020 and December 31, 2019	585	585
Warrants	10,530	10,530
Additional paid-in capital	1,006,100	1,006,100
Accumulated other comprehensive (loss) income	(1,494)	3,174
Accumulated deficit	(403,737)	(95,839)

Total stockholders’ equity	611,984	924,550

Total liabilities and stockholders’ equity	$1,039,751	$1,415,618

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(307,045)	$(64,761)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charges	287,454	49,036
Depreciation and amortization	113,693	122,503
Equity in income of joint ventures	(13,589)	(9,639)
Elimination of unrealized profit on sales to joint ventures	2,085	3,558
Gain on disposal of group of assets	(10,085)	—
Deferred taxes	(20,596)	(18,296)
Unrealized foreign exchange	2,106	337
Changes in assets and liabilities:
Accounts receivable, net	38,486	(24,172)
Inventories, net	2,780	(6,797)
Other assets	532	(1,966)
Accounts payable and accrued liabilities	(25,161)	18,892
Other liabilities	7,150	1,119
Income taxes, net	(4,241)	3,548
Other, net	(6,824)	4,719
Dividends received from joint ventures	3,646	3,128

Net cash provided by operating activities	70,391	81,209

Cash flows from investing activities:
Capital expenditures	(112,387)	(104,062)
Proceeds from disposal of property, plant and equipment	114	10
Proceeds from disposal of group of assets	15,500	—
Payment for acquisition of business, net of cash acquired	—	(47,882)

Net cash used in investing activities	(96,773)	(151,934)

Cash flows from financing activities:
Proceeds from release of collateral deposits	2,271	28,280
Payments of loan issuance and other transaction costs	(1,095)	(3,036)
Repayments of finance leases	(1,801)	(3,322)

Net cash (used in) provided by financing activities	(625)	21,922
Effect of exchange rate changes on cash and cash equivalents	631	566

Net decrease to cash and cash equivalents and restricted cash	(26,376)	(48,237)
Cash and cash equivalents and restricted cash at beginning of year	147,085	195,322

Cash and cash equivalents and restricted cash at end of year	$120,709	$147,085

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(21,437)	$(13,603)
Cash paid for interest, net	$(2,630)	$(1,490)
Change in accounts payable and accrued expenses related to capital expenditures	$(9,375)	$(839)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Common Stock	Warrants	Additional paid-in capital	Accumulated other comprehensive (loss) income	Accumulated deficit	Total Stockholder’s Equity
Balance at January 1, 2019	$585	$10,530	$1,006,100	$6,695	$(31,078)	$992,832
Comprehensive loss:
Net loss	—	—	—	—	(64,761)	(64,761)
Other comprehensive loss	—	—	—	(3,521)	—	(3,521)

Balance at December 31, 2019	$585	$10,530	1,006,100	$3,174	$(95,839)	$924,550
Adoption of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326)	—	—	—	—	(853)	(853)
Comprehensive loss:
Net loss	—	—	—	—	(307,045)	(307,045)
Other comprehensive loss	—	—	—	(4,668)	—	(4,668)

Balance at December 31, 2020	$585	$10,530	$1,006,100	$(1,494)	$(403,737)	$611,984

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

1. Business description

Expro Group Holdings International Limited (the “Company” or “EGHIL”) and our consolidated subsidiaries (collectively referred to as “We” or the “Group”), provide services and products that measure, improve, control and process flow from oil and gas wells, from exploration and appraisal through field production optimization and enhancement and field abandonment.

EGHIL is a limited company incorporated in the Cayman Islands with its registered office situated in the Cayman Islands.

2. Basis of preparation and significant accounting policies

Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements have been prepared using the United States dollar (“$” or “U.S. dollar”) as the reporting currency.

Basis of consolidation

The consolidated financial statements reflect the accounts of EGHIL and all of its subsidiaries. All intercompany balances and transactions, including unrealized profits arising from them, have been eliminated for purposes of preparing these consolidated financial statements. Investments in which we do not have a controlling interest, but over which we do exercise significant influence, are accounted for under the equity method of accounting.

In addition, certain reclassifications of prior period balances have been made to conform to the current period presentation. These reclassifications had no impact on our net loss, working capital, cash flows or total equity previously reported.

Within the consolidated statements of operations for the year ended December 31, 2019, $10.1 million of certain information technology and supply chain related costs were reclassified from general and administrative expenses to cost of revenue. Additionally, $4.7 million of impairment charges of property, plant and equipment have been reclassified from cost of revenue to impairment charges. For the year ended December 31, 2019, the impact of the reclassifications was an increase to cost of revenue and impairment charges of $5.4 million and $4.7 million respectively and a decrease to general and administrative expenses of $10.1 million.

Use of estimates

Preparation of the consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Estimates and assumptions are used for, but are not limited to determining the following: purchase price allocation on business combinations, valuation of intangible assets, allowance for doubtful accounts and expected credit losses, inventory valuation, valuation of share warrants, impairment assessment of goodwill, income tax provisions, recovery of deferred taxes, actuarial assumptions to determine costs and liabilities related to employee benefit plans and revenue recognition. While we believe that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from these estimates.

Revenue recognition

We recognize revenue from rendering of services over a period of time as the customer simultaneously consumes the benefit of the service while it is being rendered reflecting the amount of consideration to which the Group has a right to invoice. As part of rendering of services, the Group also provides rental equipment and personnel. In connection with the adoption of Accounting Standards Codification (“ASC”) Topic 842 Leases, the Group elected to adopt a practical expedient available to lessors, which allows the Group to combine the lease and non-lease components and account for the combined component in accordance with the accounting treatment for the predominant component. Therefore, the Group combines the lease and service component for certain of the Group’s service contracts and continues to account for the combined component under ASC Topic 606, Revenue from Contracts with Customers.

Where contractual arrangements contain multiple performance obligations, we analyse each performance obligation within the sales arrangement to determine whether they are distinct. The revenue for contracts involving multiple performance obligations is allocated to each distinct performance obligation based on relative selling prices and is recognized on satisfaction of each distinct performance obligation. Further, a small number of our contracts contain penalty provisions for late delivery and installation of equipment, downtime or other equipment functionality. These penalties are typically percentage reductions in the total arrangement consideration, capped at a certain amount, or a reduction in the on-going service fee and are assessed as variable consideration in the contract. Revenue from the sale of goods is recognized at the point in time when the control has passed onto the customer which generally coincides with delivery and installation, where applicable.

Revenue is recognized to depict the transfer of promised services or goods to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services or goods. We do not include tax amounts collected from customers in sales transactions as a component of revenue.

Foreign currency transactions

All of our subsidiaries have designated the U.S. dollar as the functional currency. Gains and losses resulting from remeasurement of foreign currency denominated monetary assets and liabilities are included in the consolidated statements of operations as incurred. Gains and losses resulting from transactions denominated in a foreign currency are also included in the consolidated statements of operations as incurred. The Group recognized foreign currency losses of $4.1 million and $6.7 million for the years ended December 31, 2020 and 2019, respectively

Interest and finance charges, net

Our interest and finance charges primarily consist of interest and other costs that we incur in connection with our revolving credit facility and finance lease liabilities. Costs incurred that are directly related to the raising of debt financing, together with any original issue discount or premium, are recognized over the term of the loan or facility, using the effective interest method. All other finance costs are expensed in the period they are incurred.

Income taxes

We use the asset and liability method to account for income taxes whereby we calculate the deferred tax asset or liability account balances using tax laws and rates in effect at that time. Under this method, the balances of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are recorded to reduce gross deferred tax assets when it is more likely than not that some portion or all of the gross deferred tax assets will not be realized. In determining the need for valuation allowances, we have made judgments and considered estimates regarding estimated future taxable income and ongoing achievable tax planning strategies. These estimates and judgments include some degree of uncertainty therefore changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets accordingly. The ultimate realisation of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

We operate in more than 50 countries and are subject to domestic (the United Kingdom (“UK”)) and numerous foreign taxing jurisdictions. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions, and tax credits. Changes in tax laws, regulations or agreements in each taxing jurisdiction could have an impact on the amount of income taxes that we provide during any given year.

Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions in which we operate, and these assessments can result in additional taxes. Estimating the outcome of audits and assessments by the tax authorities involves uncertainty. We review the facts of each case and apply judgements and assumptions to determine the most likely outcome and we provide for taxes, interest and penalties on this basis.

In line with U.S. GAAP, we recognize the effects of a tax position in the consolidated financial statements when it is more likely than not that, based on the technical merits, some level of tax benefit related to a tax position will be sustained upon audit by tax authorities.

Cash, cash equivalents and restricted cash

We consider all highly liquid instruments with original maturities of three months or less at the time of purchase to be cash equivalents. Restricted cash primarily relates to bank deposits which have been pledged as cash collateral for certain guarantees issued by various banks or minimum cash balances which must be maintained in accordance with contractual arrangements.

Accounts receivable, net

Accounts receivable represents customer transactions that have been invoiced as of the balance sheet date and unbilled receivables relate to customer transactions that have not yet been invoiced as of the balance sheet date. The carrying value of our receivables, net of the allowance for doubtful accounts and expected credit losses, represents the estimated net realizable value. We have an extensive global customer base comprising of a large number of international oil companies (“IOC”), national oil companies (“NOC”) and independent exploration and production companies (“Independents”) that operate in all major oil and gas locations around the world. We estimate reserves for expected credit losses using information about past events, current conditions and risk characteristics of customers, and reasonable and supportable forecasts relevant to assessing risk associated with the collectability of accounts and unbilled receivables. Additionally, we make allowance for doubtful accounts if events or circumstances indicate that any balances may be uncollectible. Past-due receivables are written off when collection efforts have been unsuccessful.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost comprises direct materials and where applicable, direct labour costs and overheads that have been incurred in bringing the inventories to their current location and condition calculated using the average cost method.

We regularly evaluate the quantities and values of our inventories in light of current market conditions, market trends and other factors, and record inventory write-downs as appropriate. This evaluation considers historical usage, expected demand, product obsolescence and other factors. Market conditions are subject to change, and actual consumption of our inventory could differ from expected demand.

Impairment of long-lived assets

We assess long-lived assets, including our property, plant and equipment, for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of our long-lived assets may not be recoverable. These events and changes can include significant current period operating losses or negative cash flows associated with the use of a long-lived asset, or group of assets, combined with a history of such factors, significant changes in the manner of use of the assets, and current expectations that it is more likely than not that a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When impairment indicators are present, we compare undiscounted future cash flows, including the eventual disposition of the asset group at market value, to the asset group’s carrying value to determine if the asset group is recoverable. If the carrying values are in excess of undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is generally determined by considering (i) internally developed discounted projected cash flow analysis of the asset or asset group, (ii) third-party valuations, and/or (iii) information available regarding the current market for similar assets. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, an impairment equal to the difference is recorded in the period that the impairment indicator occurs. Estimating future cash flows requires significant judgment, and projections may vary from the cash flows eventually realized, which could impact our ability to accurately assess whether an asset has been impaired.

We consider a long-lived asset to be abandoned after we have ceased use of such asset and we have no intent to use or re-purpose the asset in the future.

Property, plant and equipment

Property, plant and equipment are stated at cost less impairment charges and accumulated depreciation. Cost includes the price paid to acquire or construct the asset, required installation costs, interest capitalized during the construction period and any expenditure that substantially adds to the value of the asset, substantially upgrades the assets for an enhanced use or substantially extends the useful life of an existing asset. We expense costs related to the routine repair and maintenance of property, plant and equipment at the time we incur them. We capitalize interest as part of the cost of acquiring or constructing certain assets, to the extent incurred, during the period of time required to place the property, plant and equipment into service.

When properties or equipment are sold, retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the books and the resulting gain or loss is recognized on the consolidated statements of operations.

We begin depreciation for such assets, including any related capitalized interest, once an asset is placed into operational service. We consider an asset to be placed into operational service when the asset is both in the location and intended condition for its intended use. We compute depreciation expense, with the exception of land, using the straight-line method on a net cost basis over the estimated useful lives of the assets, as presented in the table below.

Buildings	—	40 years
Leased property, including leasehold buildings	—	over the lesser of the remaining useful life or period of the lease
Plant and equipment	—	3 to 12 years

Useful lives and residual values are reviewed annually and where adjustments are required these are made prospectively.

For property, plant and equipment that has been placed into service, but is subsequently idled temporarily, we continue to record depreciation expense during the idle period. We adjust the estimated useful lives of the idled assets if the estimated useful lives have changed.

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. A qualitative assessment is allowed to determine if goodwill is potentially impaired. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The qualitative assessment determines whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount. If it is more likely than not that the fair value of the reporting unit is less than the carrying amount, then a quantitative impairment test is performed. The quantitative goodwill impairment test is used to identify both the existence of impairment and the amount of impairment loss. The test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than it’s carrying value, an impairment loss is recorded based on that difference. Refer to Note 16 Goodwill for additional information.

Intangible assets, net

Identifiable intangible assets are amortized using the straight-line method over the estimated useful lives of the assets, ranging from one year to ten years. We evaluate impairment of our intangible assets on an asset group basis whenever circumstances indicate that the carrying value may not be recoverable. Intangible assets deemed to be impaired are written down to their fair value using a discounted cash flow model and, if available, comparable market values. Our intangible assets are primarily associated with trademarks, customer relationships and contracts (“CR&C”), technology and software. Refer to Note 15 Intangible assets, net for additional information.

Investments in joint ventures

We use the equity method of accounting for our equity investments where we hold more than 20% of the ownership interests of an investee or where we have the ability to significantly influence the operations or financial decision of the investee. Such investments are carried on the consolidated balance sheets at cost plus post-acquisition changes in our share of net income, less dividends received and less any impairments. Our consolidated statements of operations reflect our share of income from the joint ventures’ results after tax. Any goodwill arising on the acquisition of a joint venture, representing the excess of the cost of the investment compared to the Group’s share of the net fair value of the acquired identifiable net assets, is included in the carrying amount of the joint venture and is not amortized.

The group evaluates its investments in joint ventures for potential impairment whenever events or changes in circumstances indicate that there may be a loss in the value of each investment that is other than temporary.

The results of the joint ventures are prepared for the same reporting period as the Group. Where necessary, adjustments are made to bring the accounting policies used into line with those of the Group, to take into account fair values assigned at the date of acquisition; and to reflect impairment losses where appropriate. Adjustments are also made in our consolidated financial statements to eliminate our share of unrealized gains and losses on transactions between us and our joint ventures.

Fair value measurements

We measure certain financial assets and liabilities at fair value at each balance sheet date and, for the purposes of impairment testing, use fair value to determine the recoverable amount of our non-financial assets.

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by us. Accounting standards include disclosure requirements around fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value is reported in one of three levels:

Level 1—Valuation techniques in which all significant inputs are unadjusted quoted market prices from active markets for identical assets or liabilities being measured;

Level 2—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques; and

Level 3—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our own assumptions about the assumptions that market participants would use to price an asset or liability.

When available, we use quoted market prices to determine the fair value of an asset or liability. We determine the policies and procedures for both recurring fair value measurements and non-recurring fair value measurements, such as impairment tests.

At each reporting date, we analyse the movements in the values of assets and liabilities which are required to be remeasured or reassessed as per our accounting policies.

For the purpose of fair value disclosures, we have determined classes of assets and liabilities based on the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, other assets, finance lease liabilities, accounts payable and accrued liabilities. Due to their short-term nature, the carrying values for cash and cash equivalents, accounts receivable, other assets, accounts payable and accrued liabilities approximate their fair values. We estimate the fair value of our non-current accounts receivable and finance lease liabilities using discounted cash flow analysis applying rates available for debt on similar terms, credit risk and remaining maturities. Such fair value measurements are considered Level 2 under the fair value hierarchy.

Leases

We have operating and finance leases primarily related to real estate, transportation and equipment. We determine if an arrangement is a lease at inception. Upon commencement of a lease, we recognize an operating lease right-of-use asset (“ROU asset”) and corresponding operating lease liability based on the then present value of all lease payments over the lease term. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligations to make lease payments arising from the lease. The accounting for some of our leases may require significant judgments, which includes determining the incremental borrowing rates to utilize in our net present value calculation of lease payments for lease agreements which do not provide an implicit rate, and assessing the likelihood of renewal or termination options, which are considered as part of assessing the lease term if the extension or termination is deemed to be reasonably certain.

Leases which meet the criteria of a finance lease as defined by ASC 842 Leases are capitalized and included in “Property, plant and equipment, net” and “Finance lease liabilities” on the consolidated balance sheets. Our lease contracts generally do not provide any guaranteed residual values. Payments related to finance leases are apportioned between the reduction of the lease liability and finance charges in the consolidated statement of operations so as to achieve a constant rate of interest on the remaining balance of the liability. Leases which do not meet the definition of a finance lease are classified as operating leases and are included in Operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. Lease expense is recognized on a straight-line basis over the shorter of the estimated useful life of the underlying asset or the lease term.

We do not separate lease and non-lease components for all classes of leased assets. Also, leases with an initial term of one year or less are not recorded on the consolidated balance sheets.

Post-retirement benefits

Defined Benefit Plans

The cost of providing benefits under defined benefit plans are determined separately for each plan using the projected unit credit method, which attributes entitlement to benefits to the current and prior periods. Both current and past service costs are recognized in net income (loss) as they arise.

The interest element of the defined benefit cost represents the change in present value of plan obligations resulting from the passage of time and is determined by applying a discount rate to the opening present value of the benefit obligation, taking into account material changes in the obligation during the year. The expected return on plan assets is based on an assessment made at the beginning of the year of long-term market returns on plan assets, adjusted for the effect on the fair value of plan assets of contributions received and benefits paid during the year.

We initially recognize actuarial gains and losses as other comprehensive income in the year they arise. Where the net cumulative actuarial gains or losses for a plan exceeds 10 percent of that plan’s gross pension liability, or asset if higher, the amount of gains or losses above the 10 percent threshold are recognized in the consolidated statement of operations as a component of net pension costs (over the expected remaining working lives of the plan’s active participants or the remaining lives of plan members in the event the plan is no longer active), which is included in “Cost of revenue”.

The defined benefit pension asset or liability on the consolidated balance sheets comprise the total for each plan of the present value of the defined benefit obligation using a discount rate based on high quality corporate bonds less the fair value of plan assets out of which the obligations are to be settled directly. Fair value is based on market price information and in the case of quoted securities is the published bid price.

Defined Contribution Plans

The costs of providing benefits under a defined contribution plan are expensed at the time contributions become payable to the respective plan.

Refer to Note 20 Post-retirement benefits for a description of our pension and other post-retirement benefit plans.

Management incentive plans

We have established the Expro Group Holdings International Limited 2018 Management Incentive Plan (the “Management Incentive Plan”) which comprises the following stock-based compensation plans (a) stock options to non-executive directors and key management personnel and (b) restricted stock units. We account for our stock-based compensation awards in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”) which requires all stock-based payments to employees, including grants of employee stock options and restricted stock and modifications to existing stock awards, to be recognized in the consolidated statements of operations and consolidated statements of comprehensive loss based on their fair values calculated on the grant date. We do not estimate expected forfeitures but recognize them as they occur.

Research and development

Research and development costs are expensed as incurred and relate to spending for new product development and innovation and includes internal engineering, materials and third-party costs. We incurred $10.4 million and $14.4 million of research and development costs for the years ended December 31, 2020 and 2019, respectively, which are included in “Cost of revenue” in the consolidated statements of operations.

Recent accounting pronouncements

Accounting guidance adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets held. On January 1, 2020, we early adopted the standard using a modified retrospective approach with a cumulative-effect adjustment to retained earnings. Prior period amounts have not been adjusted and continue to be reflected in accordance with our historical accounting. The adoption of this standard resulted in recording of additional expected credit losses on our accounts receivable aggregating $0.9 million and a corresponding adjustment to our consolidated statements of equity. The adoption of this standard did not have a material impact on the profit or loss of the current period.

Additionally, we adopted the following ASUs as of January 1, 2020 with no material impact on our consolidated financial statements or disclosures:

•	ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework;

•

ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract;

•	ASU 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer;

•	ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.

Accounting guidance not yet adopted

Below are the new accounting pronouncements that have been issued but not yet effective as of December 31, 2020. Adoption of these accounting pronouncements are not expected to have a material impact on our consolidated financial statements or disclosures.

•	ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans;

•	ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes;

•	ASU 2020-01, Clarifying the interactions between Topic 321, Topic 323, and Topic 815;

•	ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs;

•	ASU 2020-10, Codification Improvements;

•	ASU 2021-01, Reference Rate Reform (Topic 848).

3. Dispositions and business combinations

Sale of group of assets

On November 13, 2020, the Group entered in to an agreement to transfer, sell and assign all rights, title and interest in and to certain identified tangible and intangible assets and liabilities relating to its pressure-control chokes product line for total cash consideration of $15.5 million. The carrying value of net assets transferred was $4.4 million. The Group recognized a gain on disposal of $10.1 million, net of costs directly attributable to the sale aggregating $1.0 million.

Acquisition of Quality Intervention AS

On July 1, 2019, Quality Intervention AS, a limited liability company registered in Norway, and its subsidiaries (“Quality Intervention”), was acquired (the “Acquisition”) by our wholly owned subsidiary Expro Holdings Norway AS, a limited liability company registered in Norway (“ENAS”). Quality Intervention’s shareholders received aggregate cash consideration of $49.3 million, net of the customary closing adjustments. We incurred transaction costs related to the Acquisition of $1.0 million during the year ended December 31, 2019 which are included in “Other income, net” in the consolidated statements of operations. In 2019, we recorded revenue of $2.0 million and a net loss of $0.8 million related to the Acquisition.

The Acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations, which required the assets acquired and liabilities assumed to be recorded at their acquisition date fair values. The fair value of the identifiable net assets acquired was $17.7 million, primarily consisting of $17.9 million of intangible assets, resulting in the recognition of goodwill of $31.5 million.

The intangible asset is amortized on a straight-line basis over an estimated 10-year life. The goodwill consisted largely of the synergies and economies of scale expected from the technology providing more efficient services, the first mover advantage obtained through the acquisition and expected future developments resulting from the assembled workforce. The goodwill is not subject to amortization but will be evaluated at least annually for impairment or more frequently if impairment indicators are present.

4. Impairment charges

The following table presents total amount of impairment charges recognized during the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Property, plant and equipment, net	$19,993	$4,713
Operating lease right-of-use assets	15,174	—
Intangible assets, net	60,394	17,901
Goodwill	191,893	26,422

Total	$287,454	$49,036

During the quarter ended March 31, 2020 the Group observed a material increase in macro-economic uncertainty and a material decrease in oil and gas prices as a result of a combination of factors, including the substantial decline in global demand for oil caused by the COVID-19 pandemic and disagreements between the

Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) regarding limits on production. As a result, customers significantly decreased capital budgets and other spending, which significantly impacted our global outlook for the energy services industry. We determined that these events constituted a triggering event that required us to perform a quantitative goodwill impairment assessment as of March 31, 2020 (“testing date”) and to review the recoverability of all our long-lived assets.

Goodwill

In performing the interim quantitative impairment test and consistent with our prior practice, we used the income approach to estimate the fair value of our reporting units, but also considered the market approach to validate the results. The income approach estimates the fair value by discounting the reporting unit’s estimated future cash flows using an estimated discount rate, or expected return, that a marketplace participant would have required as of the valuation date. The market approach includes the use of comparative multiples to corroborate the discounted cash flow results and involves significant judgment in the selection of the appropriate peer group companies and valuation multiples.

Under the income approach, the fair value for each of our reporting units was determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We utilized third-party valuation advisors to assist us with these valuations. These analyses included significant judgment, including significant Level 3 assumptions related to management’s short-term and long-term forecast of operating performance, discount rates based on our estimated weighted average cost of capital, revenue growth rates, profitability margins and capital expenditures.

Our interim quantitative impairment test in 2020 determined the carrying value of certain of our reporting units exceeded their estimated fair value as of the testing date, which resulted in goodwill impairment charges of $191.9 million. Our annual quantitative impairment test in 2020 determined no further impairment charges to goodwill were to be recorded. Our annual quantitative impairment test in 2019 determined the carrying value of certain of our reporting units exceeded their estimated fair value as of the testing date, which resulted in goodwill impairment charges of $26.4 million. After the recording of impairment charges, the carrying value of certain of our impaired reporting units equaled their fair value whereas the estimated fair values of other reporting units was more than their carrying values.

Long-lived Assets

In reviewing the recoverability of our long-lived assets during 2020 and 2019, we identified certain of our long-lived assets which exceeded their respective fair values and certain of our long-lived assets which were deemed to be no longer useable. As a result, during 2020 we recorded impairment charges of $20.0 million, $60.4 million and $15.2 million relating to our property, plant and equipment, intangible assets and operating lease right-of-use assets, respectively. During 2019, we recorded impairment charges of $4.7 million and $17.9 million relating to our property, plant and equipment and intangible assets, respectively.

5. Business segment reporting

Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), which is our Chief Executive Officer, in deciding how to allocate resources and assess performance. During 2020, we changed our internal organization and reporting structure to combine our Europe and the Commonwealth of Independent States (“ECIS”) and Sub-Saharan Africa (“SSA”) operating segments into one segment Europe and Sub-Sahara Africa (“ESSA”). Accordingly, our operations were realigned into four operational segments which also represent our reporting segments and are aligned with our geographic regions as below:

•	Europe and Sub-Saharan Africa (“ESSA”)

•	Asia (“ASIA”)

•	Middle East and North Africa (“MENA”) and

•	North and Latin America (“NLA”).

Segment information as of and for the year ended December 31, 2019 has been reclassified to reflect the change in our reportable segments.

Each of these operational segments include a range of solutions which are provided across three main areas of capabilities:

Well testing and appraisal services

Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analyzing this information, it is possible for the customer to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Subsea, completion and intervention services

A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to surface production facilities. Completion services are required to install the completion string in the well and subsea completion landing strings facilitate this for subsea wells. We also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production services

Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either consumption, sale, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

The CODM does not regularly review financial performance of these three main areas of capability and as such, they are neither operating segments nor reporting units.

The following table presents our revenue disaggregated by our operating segments (in thousands):

	Year Ended December 31,
	2020	2019
ESSA	$219,534	$256,790
ASIA	145,721	142,151
MENA	194,033	237,065
NLA	115,738	174,058

Total	$675,026	$810,064

Trading EBITDA

Our CODM regularly evaluates the performance of our operating segments using Trading EBITDA, which we define as loss before income taxes adjusted for interest and finance charges, other income, gain on disposal of group of assets, severance and other charges, impairment charges, depreciation and amortization, equity in income of joint ventures and corporate costs.

The following table presents our Trading EBITDA disaggregated by our operating segments and reconciliation to loss before income taxes (in thousands):

	Year Ended December 31,
	2020	2019
ESSA	$35,393	$45,358
ASIA	34,976	28,762
MENA	77,296	86,043
NLA	54	15,031

Total Trading EBITDA	147,719	175,194

Corporate costs	(63,383)	(71,674)
Equity in income of joint ventures	13,589	9,639
Depreciation and amortization	(113,693)	(122,503)
Impairment charges	(287,454)	(49,036)
Severance and other charges	(13,930)	(4,444)
Gain on disposal of group of assets	10,085	—
Other income, net	2,278	226
Interest and finance charges, net	(5,656)	(3,300)

Loss before income taxes	$(310,445)	$(65,898)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

The following table presents total assets by geographic region and assets held centrally. Asses held centrally includes corporate accounts receivable, property plant and equipment, investments in joint ventures, collateral deposits, income tax related balances, corporate cash and cash equivalents and restricted cash of $59.0 million and $89.6 million as of December 31, 2020 and December 31, 2019, respectively, and other current and non-current assets, which are not included in the measure of segment assets reviewed by the CODM:

	December 31,
	2020	2019
ESSA	$221,683	$262,512
ASIA	173,688	208,850
MENA	284,635	435,640
NLA	97,738	212,471
Assets held centrally	262,007	296,145

Total	$1,039,751	$1,415,618

6. Revenue

Disaggregation of revenue

We disaggregate our revenue from contracts with customers by geography, as disclosed in Note 5 above, as we believe this best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Additionally, we disaggregate our revenue into main areas of capabilities.

The following table sets forth the total amount of revenue by main area of capabilities as follows (in thousands):

	Year Ended December 31,
	2020	2019
Well testing and appraisal services	$347,131	$382,907
Subsea, completion and intervention services	260,361	319,766
Production services	67,534	107,391

Total	$675,026	$810,064

Contract balances

We perform our obligations under contracts with our customers by transferring services and products in exchange for consideration. The timing of our performance often differs from the timing of our customer’s payment, which results in the recognition of unbilled receivables and deferred revenue.

Unbilled receivables are initially recognized for revenue earned on completion of the performance obligation which are not yet invoiced to the customer. The amounts recognized as unbilled receivables are reclassified to accounts receivable upon billing. Deferred revenue represents the Group’s obligations to transfer goods or services to customers for which the Group has received consideration, in full or part, from the customer.

Contract balances consisted of the following as of December 31, 2020 and December 31, 2019 (in thousands):

	December 31,
	2020	2019
Accounts receivable, net	$159,421	$180,410
Unbilled receivables	$45,500	$63,932
Deferred revenue	$29,063	$18,387

The Group recognized revenue of $6.3 million and $8.9 million for the years ended December 31, 2020 and 2019, respectively, out of the deferred revenue balance as of the beginning of the applicable year.

Transaction price allocated to remaining performance obligations

Remaining performance obligations represent firm contracts for which work has not been performed or has been partially performed and future revenue recognition is expected. We have elected the practical expedient permitting the exclusion of disclosing remaining performance obligations for contracts that have an original expected duration of one year or less and for our long-term contracts we have a right to consideration from customers in an amount that corresponds directly with the value to the customer of the performance completed to date.

7. Severance and other charges

Due to the continued challenging environment in the energy services market, executive management approved a set of initiatives for the fiscal year 2020 and 2019 intended to accelerate operating cost reductions and improve overall operating efficiency.

Severance and other charges incurred during 2020 and 2019 were $13.9 million and $4.4 million, respectively, and consists of severance benefits to terminated employees and other termination related costs including facility exit costs, substantially all of which was paid out by the end of December 31, 2020 and December 31, 2019 each year.

8. Income taxes

The components of income tax expense (benefit) for the years ended December 31, 2020 and 2019 were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current tax:
UK	$(707)	$—
Foreign	17,883	17,160

Total current tax	17,176	17,160

Deferred tax:
UK	—	(570)
Foreign	(20,576)	(17,727)

Total deferred tax	(20,576)	(18,297)

Income tax benefit	$(3,400)	$(1,137)

The UK and foreign components of income (loss) from continuing operations before income taxes and equity in income of joint ventures for the years ended December 31, 2020 and 2019 were as follows (in thousands):

	Year Ended December 31,
	2020	2019
UK	$22,819	$33,071
Foreign	(346,853)	(108,608)

Total	$(324,034)	$(75,537)

The provision for income taxes differs from the amount computed by applying the UK statutory income tax rate of 19% in effect as of December 31, 2020 and 2019 to income before taxes and equity in income of joint ventures for the reasons below (in thousands):

	Year Ended December 31,
	2020	2019
Income tax expense at statutory rate	$(61,566)	$(14,352)
Permanent differences	122,815	10,322
Non-UK income taxed at different rates	(1,754)	(4,961)
Net tax charge related to attributes with full valuation allowance	(71,259)	12,769
Exempt dividends from joint ventures	14	—
Return to provision adjustments	6,150	(6,446)
Withholding taxes	984	876
Foreign exchange movements on tax balances	1,216	655

Income tax benefit	$(3,400)	$(1,137)

Effective tax rate on continuing operations	1.0%	1.5%

We have not provided United Kingdom income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2020 because we intend to permanently reinvest such earnings outside the United Kingdom. If these foreign earnings were to be repatriated in the future, the related United Kingdom tax liability would not be reduced by any foreign income taxes previously paid on these earnings. As of December 31, 2020, the Group is in a cumulative net loss position. It is not possible to estimate the amount of unrecognized deferred tax liability related to jurisdictions with cumulative earnings at this time.

The primary components of our deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry forwards	$484,695	$427,566
Employee compensation and benefits	7,767	10,479
Depreciation	24,759	17,486
Other	19,987	12,155
Valuation allowance	(512,711)	(443,398)

Total deferred tax assets	24,497	24,288

Deferred tax liabilities:
Depreciation	(6,565)	(3,259)
Goodwill and other intangibles	(40,054)	(62,511)
Other	(4,695)	(5,004)

Total deferred tax liabilities	(51,314)	(70,774)

Net deferred tax liabilities	$(26,817)	$(46,486)

The changes in valuation allowance were as follows (in thousands):

	December 31,
	2020	2019
Balance at the beginning of the period	$443,398	$507,159
Additions	72,025	312
Deductions	(2,712)	(64,073)

Balance at the end of the period	$512,711	$443,398

As of December 31, 2020, we had a total of $2,408.9 million of net operating losses, of which $2,087.0 million are not time limited and have an indefinite lifespan. Of the remaining losses, $3.4 million will expire within the next one year, with the remaining balance expiring within the next 2 to 20 years. Net operational losses attributed to our UK companies are $1,800.6 million.

We recognize a valuation allowance where it is more likely than not that some part or all, of the deferred tax assets will not be realized. The realization of a deferred tax asset is dependent upon the ability to generate sufficient taxable income in the appropriate taxing jurisdictions where the deferred tax assets are initially recognized.

We have performed an analysis of uncertain tax positions in the various jurisdictions in which we operate and concluded that we are adequately provided.

The following table presents the changes in our uncertain tax positions as of December 31, 2020 and 2019 included in “Other non-current liabilities” on the consolidated balance sheets (in thousands):

	December 31,
	2020	2019
Balance at the beginning of the period	$32,515	$36,819
Additions based on tax positions related to current period	2,182	4,009
Additions for tax positions of prior year period	1,787	8,646
Settlements with tax authorities	(665)	(720)
Reductions for tax positions of prior years	(763)	(15,267)
Reductions due to the lapse of statute of limitations	(188)	(800)
Effect of changes in foreign exchange rates	509	(172)

Balance at the end of the period	$35,377	$32,515

The amounts above include penalties and interest of $1.7 million and $4.2 million for the years ended December 31, 2020 and 2019, respectively. We classify penalties and interest relating to uncertain tax positions within income tax benefit in the consolidated statements of operations. As of December 31, 2020 and 2019, there are $2.2 million and $4.0 million of unrecognized tax benefits, respectively, that if recognized would affect the annual effective tax rate.

We file income tax returns in the United Kingdom and in various other foreign jurisdictions in respect of the Group subsidiaries. In all cases we are no longer subject to income tax examination by tax authorities for years prior to 2008. Tax filings of our subsidiaries, branches, and related entities are routinely examined in the normal course of business by the relevant tax authorities. We believe that there are no jurisdictions in which the outcome of unresolved issues is likely to be material to our results of operations, financial position or cash flows.

9. Investment in joint ventures

We have investments in two joint venture companies, which together provide us access to the Asian markets that otherwise would be challenging for us to penetrate or develop effectively on our own. COSL—Expro Testing Services (Tianjin) Co. Ltd (“CETS”), in which we have a 50% equity interest, has extensive offshore well testing and completions capabilities and a reputation for providing technology-driven solution in China. Similarly, PV Drilling Expro International Co. Ltd. (“PVD-Expro”) in which we have a 49% equity interest, offers the full suite of Expro products and services, including well testing and completions, in Vietnam. Both of these are strategic to our activities and offer the full capabilities and technology of Expro, but each company is independently managed. Investment in unconsolidated joint ventures are accounted for by the equity method.

The carrying value of our investment in joint ventures as of December 31, 2020 and 2019 was as follows (in thousands):

	December 31,
	2020	2019
CETS	$41,504	$33,944
PVD-Expro	3,584	3,287

Total	$45,088	$37,231

10. Accounts receivable, net

Accounts receivable, net consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Accounts receivable	$215,750	$254,067
Allowance for doubtful accounts and expected credit losses	(10,829)	(9,725)

Total	$204,921	$244,342

Current	193,600	230,996
Non—current	11,321	13,346

Total	$204,921	$244,342

The changes in allowance for doubtful accounts and expected credit losses were as follows (in thousands):

	December 31,
	2020	2019
Balance at the beginning of the period	$9,725	$11,447
Adoption of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326)	853	—
Additions / charged to expense	867	595
Other	(616)	(2,317)

Balance at the end of the period	$10,829	$9,725

11. Inventories, net

Inventories, net consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Raw materials, net	$531	$582
Equipment, spares and consumables, net	42,464	47,983
Work-in progress	10,364	10,375

Total	$53,359	$58,940

12. Other current assets and liabilities

Other current assets consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Prepayments	$16,083	$12,636
Value added tax receivables	19,213	21,984
Collateral deposits	1,761	4,032
Other	2,900	3,931

Total	$39,957	$42,583

Other current liabilities consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Deferred revenue	$29,063	$18,387
Other tax and social security	15,707	14,045
Other	14,273	19,225

Total	$59,043	$51,657

13. Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Accounts payable—trade	$63,855	$80,319
Payroll, vacation and other employee benefits	22,345	26,780
Accrued purchase orders	6,655	14,738
Other accrued liabilities	43,387	47,634

Total	$136,242	$169,471

14. Property, plant and equipment, net

Property, plant and equipment, net consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Cost:
Land	$3,379	$3,379
Buildings and lease hold improvements	30,513	37,538
Plant and equipment	519,866	437,675

Total	553,758	478,592
Less: accumulated depreciation	(259,035)	(176,794)

Total	$294,723	$301,798

Depreciation expense relating to property, plant and equipment, including assets under finance leases, was $85.4 million and $87.9 million for the years ended December 31, 2020 and 2019, respectively, which is included in “Cost of revenue” in the consolidated statements of operations.

The carrying amount of our property, plant and equipment recognized in respect of assets held under finance leases as of December 31, 2020 and 2019 and included in amounts above is as follows (in thousands):

	December 31,
	2020	2019
Cost:
Buildings	$18,932	$21,626
Plant and equipment	1,520	1,084

Total	20,452	22,710
Less: accumulated amortization	(6,674)	(4,225)

Total	$13,778	$18,485

We recognized an impairment charge of $19.9 million and $4.7 million for the years ended December 31, 2020 and 2019 respectively, which is included in “Impairment charges” on our consolidated statement of operations. Refer to Note 4 Impairment charges for further details.

15. Intangible assets, net

The following table summarizes our intangible assets as of December 31, 2020 and 2019 (in thousands):

	December 13, 2020			December 31, 2019
	Gross carrying amount	Accumulated impairment and amortization	Net book value	Gross carrying amount	Accumulated impairment and amortization	Net book value	Weighted average remaining life (years)
CR&C	$215,200	$(78,846)	$136,354	$215,200	$(49,007)	$166,193	7.1
Trademarks	40,100	(27,137)	12,963	40,100	(9,306)	30,794	7.1
Technology	79,538	(56,635)	22,903	84,128	(22,106)	62,022	7.8
Software	7,387	(6,439)	948	5,716	(4,214)	1,502	0.5

Total	$342,225	$(169,057)	$173,168	$345,144	$(84,633)	$260,511	7.2

Amortization expense for intangible assets was $28.2 million and $34.4 million for the years ended December 31, 2020 and 2019, respectively, which is included in “Cost of revenue” in the consolidated statements of operations.

We recognized impairment charges of $60.4 million and $17.9 million for the years ended December 31, 2020 and 2019, respectively, which is included in “Impairment charges” in our consolidated statement of operations. Refer to Note 4 Impairment charges for further details.

The following table summarizes impairment charges by geographic segment for the years ended December 31, 2020 and December 31, 2019 (in thousands):

2020:	CR&C	Technology	Trademarks	Total
ESSA	$—	$6,909	$4,070	$10,979
ASIA	—	7,100	—	7,100
NLA	10,262	20,616	11,437	42,315

Total	$10,262	$34,625	$15,507	$60,394

2019:	CR&C	Technology	Trademarks	Total
ESSA	$7,760	$4,712	$1,620	$14,092
NLA	—	3,809	—	3,809

Total	$7,760	$8,521	$1,620	$17,901

Expected future intangible asset amortization as of December 31, 2020 is as follows (in thousands):

Years ending December 31,
2021	$24,984
2022	24,036
2023	24,036
2024	24,036
2025	24,036
Thereafter	52,040

Total	$173,168

16. Goodwill

Our reporting units are either our operating segments or components of our operating segments depending on the level at which segment management oversees the business. Our reporting units include ECIS, SSA, MENA, ASIA, North America (“NAM”) and Latin America (“LATAM”).

The allocation of goodwill by reporting segment was as follows (in thousands):

	December 31,
	2020	2019
ESSA	$14,504	$14,504
ASIA	11,000	51,113
MENA	—	126,383
NLA	—	25,397

Total	$25,504	$217,397

The following table provides the gross carrying amount and cumulative impairment charges of goodwill for each reportable segment as of December 31, 2020 and 2019 (in thousands):

	2020				2019
	Cost	Additions	Accumulated impairment	Net Book Value	Cost	Additions	Accumulated impairment	Net Book Value
ESSA	$28,982	$—	$(14,478)	$14,504	$12,765	$16,217	$(14,478)	$14,504
ASIA	51,113	—	(40,113)	11,000	44,476	6,637	—	51,113
MENA	126,383	—	(126,383)	—	123,115	3,268	—	126,383
NLA	37,341	—	(37,341)	—	31,934	5,407	(11,944)	25,397

Total	$243,819	$—	$(218,315)	$25,504	$212,290	$31,529	$(26,422)	$217,397

We recorded goodwill impairment charges of $191.9 million and $26.4 million for the years ended December 31, 2020 and 2019, respectively. Refer to Note 4 Impairment charges for further details.

The following table summarizes the impairment charges by reporting segment for the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
ESSA	$—	$14,478
ASIA	40,113	—
MENA	126,383	—
NLA	25,397	11,944

Total	$191,893	$26,422

17. Interest bearing loans

On December 20, 2018, we entered into a Revolving Credit Facility (“RCF”) with an aggregate commitment of $150.0 million with up to $100.0 million available for drawdowns as loans and up to $50 million for bonds and guarantees. The RCF bears interest at U.S. dollar LIBOR plus 3.75% and is secured by a fixed and floating charge on the assets including cash and cash equivalents, accounts receivables, inventories and property, plant and equipment of some of our fully owned subsidiaries as defined in the agreement. During 2020, the Group entered into an amended agreement, which extended the maturity date of the RCF to December 31, 2022.

On December 18, 2020, the Group agreed to a $12.5 million incremental facility, under the same RCF extended terms, bringing the aggregate commitment to $162.5 million with up to $100 million available for drawdowns as loan and up to $62.5 million for bonds and guarantee.

No drawdowns as loans have been made, however, as of December 31, 2020 and 2019, we had utilized $18.1 million and $40.2 million, respectively, for bonds and guarantees.

18. Leases

We are a lessee for numerous operating leases, primarily related to real estate, transportation and equipment. The terms and conditions for these leases vary by the type of underlying asset. The vast majority of our operating leases have terms ranging between one and fifteen years, some of which include options to extend the leases, and some of which include options to terminate the leases. We include the renewal or termination options in the lease terms, when it is reasonably certain that we will exercise that option. We also lease certain real estate and equipment under finance leases. Our lease contracts generally do not provide any guaranteed residual values.

The accounting for some of our leases may require significant judgment, which includes determining whether a contract contains a lease, determining the incremental borrowing rates to utilize in our net present value calculation of lease payments for lease agreements which do not provide an implicit rate, and assessing the likelihood of renewal or termination options.

The following tables illustrate the financial impact of our leases as of and for the twelve months ended December 31, 2020 and December 31, 2019, along with other supplemental information about our existing leases (in thousands, except years and percentages):

	December 31,
	2020	2019
Components of lease expenses:
Finance lease cost:
Amortization of right of use assets	$1,649	$2,243
Interest incurred on lease liabilities	2,386	2,478
Operating lease costs	19,870	24,915
Short term lease costs	56,156	66,450

Total lease costs	$80,061	$96,086

	December 31,
	2020	2019
Other supplementary information (in thousands, except years):
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	$23,134	$24,095
Weighted average remaining lease term:
Operating leases	8.5	8.7
Finance leases	11.7	11.9
Weighted average discount rate for operating leases	10.0%	10.3%
Weighted average discount rate for finance leases	13.5%	13.5%

The operating cash flows for finance leases approximates the interest expense for the year.

As of December 31, 2020, maturity of our lease liabilities are as follows (in thousands):

	Operating Leases	Finance Leases
Years ending December 31,
2021	$20,223	$3,466
2022	14,740	3,313
2023	12,240	3,038
2024	9,686	2,916
2025	8,671	2,853
Due after 5 years	46,545	20,270

	112,105	35,856
Less: amounts representing interest	(39,463)	(17,662)

Total	$72,642	$18,194

Short-term portion	$14,057	$1,220
Long-term portion	$58,585	$16,974

19. Commitments and Contingencies

Commercial Commitments

During the normal course of business, we enter into commercial commitments in the form of letters of credit and bank guarantees to provide financial and performance assurance to third parties. We had entered into contractual commitments for the acquisition of property, plant and equipment totaling $42.3 million and $62.4 million as of December 31, 2020 and 2019, respectively.

Litigation

In the ordinary course of business, the Group is routinely involved in various pending or threatened litigation claims on disputes incidental to our business, which may or may not be covered by insurance. In our opinion, the Group’s ultimate liability, if any, with respect to these action legal claims, disputes or compliance reviews is not expected to have a material adverse effect on these consolidated financial statements.

20. Post-retirement benefits

We operate a number of pension plans, primarily consisting of defined contribution plans for UK and non-UK employees. We also sponsor defined benefit pension plans for certain UK, Norway and Indonesia employees. The majority of our pension cost relates to defined contribution plans. The assets of the various defined benefit plans are held separately from those of the Group. Our principal retirement savings plans and pension plans are discussed below.

Defined contribution plans

We offer certain retirement savings plans to UK and non-UK employees. These plans are managed in accordance with applicable local statutes and practices and are defined contribution plans. These plans include a Group Personal Pension plan (“GPP”) for UK employees, which is a portable, personal pension plan to which the employer contributes on a matching basis between a base of 4.5% and a ceiling of 6% of base salary. In addition, we offer 401k retirement savings plans for our United States employees and other defined contribution plans for our employees in Canada.

Effective July 1, 2020, the GPP for UK employees was temporarily modified, with the employer contribution matching basis ceiling being reduced to 4% of base salary from 6% of base salary and the employer contributions to the 401k retirement savings plans for our United States employees were temporarily suspended. As of December 31, 2020, these temporary reductions and suspensions were still in place.

Expenses recognized in respect of these plans were $6.4 million and $8.7 million for the years ended December 31, 2020 and 2019, respectively.

Defined benefit plans

We offer a pension plan to certain of our UK employees, which qualifies as a defined benefit plan. Effective October 1, 1999, this plan was closed to new entrants. The contributions to the plan are determined by a qualified external actuary on the basis of an annual valuation.

In December 2015, the decision was taken to close the UK defined benefit plan (“DB Plan) to new accrual. The status of the DB Plan’s remaining active members has changed to that of deferred member. This change affected approximately 80 employees. As deferred members, these employees will no longer accrue further benefits under the DB Plan through their service. However, benefits earned through past service are retained and will continue to increase with inflation. In addition, affected individuals were auto-enrolled in the Group’s defined contribution pension plan (“DC Plan”).

On December 28, 2020, the Group, with the written consent of the trustees, amended the DB Plan rules to introduce a new pension option for members who retire before their state pension age—a bridging pension option. Under this new option, a plan member who receives his or her pension before the later of age 65 or their state pension age can elect to have their pension temporarily increased at retirement and then reduced at the time of state pension.

We also operate defined benefit and insured defined benefit arrangements in Norway. The assets of the plan are insurance contracts which guarantee the pensions secured to date, and an annual valuation of the plan amends the contribution rate each year.

In addition, we operate defined benefit arrangements under Indonesian Labor law providing retirement benefit, death, disability, voluntary resignation and other payments of severance due to change of ownership, redundancy and receivership, using lump sum formula expressed in terms of a multiple of final wages depending on the years of service completed.

Further, the Group previously operated a defined benefit final pay pension plan in Holland. This plan was closed during 2020 and the transition has been made to a defined contribution plan. The closure of the defined benefit plan has been accounted as curtailment of the plan as per ASC 715 Compensation—Retirement benefits resulting in a net exceptional gain of $2.3 million included in “Other income, net” in the consolidated statements of operations.

Key assumptions

The major assumptions, included on a weighted average basis across the defined benefit plans (UK, Holland, Norway and Indonesia), used to calculate the defined benefit plan liabilities were:

	December 31,
	2020	2019
Discount rate	1.3%	2.0%
Expected return on plan assets	2.7%	3.4%
Expected rate of salary increases	0.1%	0.1%

The discount rate has been calculated with reference to AA rated corporate bonds of a suitable maturity. Expected rates of salary increases have been estimated by management following a review of the participant data. Within the UK plans pensionable salary was frozen in 2012 resulting in the reduction in the weighted average assumption for salary increases disclosed above.

The expected long-term return on cash is based on cash deposit rates available at the reporting date. The expected return on bonds is determined by reference to UK long term government bonds and bond yields at the reporting date. The expected rates of return on equities and property have been determined by setting an appropriate risk premium above government bond yields having regard to market conditions at the reporting date.

Net periodic benefit cost

Amounts recognized in the consolidated statements of operations and in the consolidated statements of comprehensive loss in respect of the defined benefit plans were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current service cost	$(539)	$(1,218)
Interest cost	(4,551)	(6,083)
Expected return on plan assets	6,064	6,425
Plan curtailment / amendment events recognized in consolidated statements of operations	2,269	47
Reclassed net remeasurement loss	(104)	—

Amounts included in consolidated statements of operations	3,139	(829)

Remeasurement loss on defined benefit plans	(9,356)	(3,521)
Plan curtailment / amendment credit recognized in consolidated statements of other comprehensive loss	5,510	—
Reclassed net remeasurement gains	104	—

Other comprehensive loss	(3,742)	(3,521)

Total comprehensive loss	$(603)	$(4,350)

The service costs have primarily been included in “Cost of revenue” in the consolidated statements of operations. Interest cost, expected return on plan assets and plan curtailment / amendment events have been recognized in “Other income, net” in the consolidated statements of operations.

The remeasurement loss is derived from the components shown in the table below (in thousands):

	Year Ended December 31,
	2020	2019
Remeasurement gain on assets	$16,678	$18,801
Remeasurement loss on liabilities	(26,034)	(22,322)

Remeasurement loss on defined benefit plans	$(9,356)	$(3,521)

The amount of employer contributions expected to be paid to our defined benefit plans during the years to December 31, 2030 is set out below: (in thousands):

Years ending December 31:
2021	$4,028
2022	$4,146
2023	$4,296
2024	$4,425
2025	$4,515
Thereafter to December 31, 2030	$16,461

The amounts included in the consolidated balance sheets arising from our obligations in respect of defined retirement benefit plans and post-employment benefits was as follows (in thousands):

	December 31,
	2020	2019
Present value of defined benefit obligations	$(261,576)	$(254,271)
Fair value of plan assets	203,630	194,554

Deficit recognized under non-current liabilities	$(57,946)	$(59,717)

Changes in the present value of defined benefit obligations were as follows (in thousands):

	December 31,
	2020	2019
Balance at the beginning of the period	$(254,271)	$(223,910)
Current service cost	(539)	(1,218)
Interest cost	(4,551)	(6,083)
Contributions from plan members	—	(103)
Remeasurement losses	(26,034)	(22,322)
Plan amendments	4,873	47
Settlements	17,432	—
Exchange differences	(8,026)	(8,620)
Benefits paid	9,505	7,913
Payroll tax of employer contributions	35	25

Balance at the end of the period	$(261,576)	$(254,271)

Movements in fair value of plan assets were as follows (in thousands):

	December 31,
	2020	2019
Balance at the beginning of the period	$194,554	$166,663
Actual return on plan assets	22,742	25,226
Exchange differences	6,393	6,518
Contributions from the sponsoring companies	4,005	3,982
Contributions from plan members	—	103
Settlements	(14,524)	—
Benefits paid	(9,505)	(7,913)
Payroll tax of employer contributions	(35)	(25)

Balance at the end of the period	$203,630	$194,554

The actual return on plan assets consists of the following (in thousands):

	December 31,
	2020	2019
Expected return on plan assets	$6,064	$6,425
Remeasurement gain on plan assets	16,678	18,801

Actual return on plan assets	$22,742	$25,226

The investment strategy of the main UK plan (“UK Plan”) is set by the trustees and is based on advice received from an investment consultant. The primary investment objective for the UK Plan is to achieve an overall rate of return that is sufficient to ensure that assets are available to meet all liabilities as and when they become due. In doing so, the aim is to maximize returns at an acceptable level of risk taking into consideration the circumstances of the UK Plan.

The investment strategy has been determined after considering the UK Plan’s liability profile and requirements of the UK statutory funding objective, and an appropriate level of investment risk.

Taking all these factors into consideration, approximately 58% of the assets are invested in a growth portfolio, comprising diversified growth funds (“DGFs”) and property, and approximately 42% of the assets in a stabilizing portfolio, comprising corporate bonds and liability driven investments. DGFs are actively managed multi-asset funds. The managers of the DGFs aim to deliver equity like returns in the long term, with lower volatility. They seek to do this by investing in a wide range of assets and investment contracts in order to implement their market views.

The present value of the UK Plan’s future benefits payments to members is sensitive to changes in long term interest rates and long-term inflation expectations. Liability driven investment (“LDI”) funds are more sensitive to changes in these factors and therefore provide more efficient hedging than traditional bonds. A small proportion of the assets have therefore been invested in LDI funds to help to reduce the volatility of the UK Plan’s funding position. The hedging level is expected to be increased over time as the UK Plan’s funding position improves.

Assets of the other plans are invested in a combination of equity, bonds, real estate and insurance contracts.

The analysis of the plan assets and the expected rate of return at the reporting date were as follows (in thousands):

	December 31, 2020		December 31, 2019
	Expected rate of return %	Fair value of asset	Expected rate of return %	Fair value of asset
Mutual funds
DGFs	4.2	$116,590	4.8	$110,725
LDI funds	0.7	67,395	1.3	46,971
Bond funds	1.4	17,382	2.0	21,495
Equities	2.3	233	2.3	230
Other assets	1.8	2,030	2.0	15,133

Total		$203,630		$194,554

The aggregated asset categorization for the plans were as follows (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Mutual funds
DGFs	$116,590	$—	$—	$116,590
LDI funds	67,395	—	—	67,395
Bond funds	17,382	—	—	17,382
Equities	233	—	—	233
Other assets	1,301	437	292	2,030

Total	$202,901	$437	$292	$203,630

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Mutual funds
DGFs	$110,725	$—	$—	$110,725
LDI funds	46,971	—	—	46,971
Bond funds	21,495	—	—	21,495
Equities	230	—	—	230
Other assets	—	347	14,786	15,133

Total	$179,421	$347	$14,786	$194,554

Other assets primarily represent insurance contracts. The fair value is estimated, based on the underlying defined benefit obligation assumed by the insurers.

Movements in fair value of Level 3 assets were as follows (in thousands):

	December 31,
	2020	2019
Balance at the beginning of the period	$14,786	$12,928
Actual return on plan assets	4	2,362
Exchange differences	(2)	(266)
Contributions from the sponsoring companies	28	405
Contributions from plan members	—	103
Settlement	(14,524)	—
Benefits paid	—	(746)

Balance at the end of the period	$292	$14,786

21. Management incentive plan

Stock based compensation plans

During October 2018, the Group’s Board approved the Management Incentive Plan which comprises of (a) stock options to non-executive directors and key management personnel and (b) restricted stock units.

Stock options

The Group’s stock option plans provide for the issuance of stock options to non-executive directors and key management personnel, all of which become exercisable only on the occurrence of a Liquidity Event, as defined in the plan. The options vest over the vesting period defined in the award, subject to the fulfilment of continued service. Additionally, a portion of the management options are subject to performance conditions linked to the internal rate of returns (‘IRR’) in addition to the service condition.

There were 5.8 million and 6.4 million stock options issued and outstanding as of December 31, 2020 and 2019, respectively, with a weighted average exercise price of $20.83 and $20.81, respectively. The Company granted no stock options in 2020 and granted 1.0 million stock options in 2019. Forfeitures consisted of 0.6 million and 0.4 million stock options during 2020 and 2019, respectively.

Restricted stock units

In addition to stock options, certain management personnel have been granted restricted stock units (“RSUs”), where each unit represents the right to receive, at the end of a stipulated period, one unrestricted share of stock with no exercise price. RSUs are subject to vesting over a three-year period. RSUs are only exercisable on a Liquidity Event as defined in the plan rules.

There were 0.1 million outstanding RSUs as of December 31, 2020 and 2019.

The fair value of the stock options granted to non-executive directors and RSUs were estimated at the grant date using the Black-Scholes model and the fair value of the stock option granted to management was estimated using a Monte-Carlo Option valuation model. The grant-date fair value of the Company’s shares is a key input in determination of the fair value of the awards.

The key assumptions used to estimate the fair value of the stock options and the RSUs were as follows:

Risk free interest rate	1.74% - 3.0%
Expected volatility	40.0%
Dividend yield	0.0%
Weighted average fair value per share	$20.69

The following table presents the weighted average fair value per option outstanding to non-executive directors and management and the stock options’ remaining terms as of:

	December 31,
	2020	2019
Non-executive directors	$11.05	$11.05
Management	$7.82	$7.84
Remaining term	7.10 years	8.10 years

Due to the nature of the performance and exercise conditions, recognition of compensation cost for the stock options and RSU have been deferred until the occurrence of a Liquidity Event, as defined in the Management Incentive Plan rules. As of December 31, 2020 and 2019, the total compensation cost related to non-vested stock option and RSUs not yet recognized was $49.2 million and $53.9 million, respectively.

22. Warrants

As of December 31, 2020 and 2019, the Company has outstanding warrants consisting of the following:

•

1,284,978 “A” Warrants which entitles its holders to common stock of up to 2% in the Group. The “A” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from February 5, 2018 (“the Effective Date”).

•

4,497,414 “B” Warrants, which entitles its holders to common stock of up to 7% in the Group. The “B” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from the Effective Date.

23. Loss per share

Basic loss per share attributable to the Company stockholders is calculated by dividing net loss attributable to the Company by the weighted-average number of common shares outstanding for the period. Diluted loss per share attributable is computed giving effect to all potential dilutive common stock, unless there is a net loss for the period.

The calculation of basic and diluted loss per share attributable to the Company stockholder for years ended December 31, 2020 and 2019 respectively, are as follows (in thousands, except shares outstanding and per share amounts):

	Year Ended December 31,
	2020	2019
Net loss	$(307,045)	$(64,761)
Basic and diluted weighted average number of shares outstanding	58,489,895	58,489,895

Total basic and diluted loss per share	$(5.25)	$(1.11)

The conditions upon which shares are issuable for our outstanding warrants and stock options have not been satisfied as of December 31, 2020 and 2019, assuming the respective balance sheet date is the end of the contingency period. Accordingly, they have not been included in determining the number of anti-dilutive shares.

24. Related party disclosures

Our related parties consist primarily of CETS and PVD-Expro, the two companies in which we excerpt significant influence. During the years ended December 31, 2020, and 2019, we provided goods and services to CETS and PVD-Expro totaling $13.9 million and $11.7 million, respectively. Additionally, during the years ended December 31, 2020, and 2019, we received dividends from CETS and PVD-Expro totaling $3.6 million and $3.1 million, respectively.

As of December 31, 2020 and 2019, amounts receivable from the related parties related to the sale of such good and services were $7.2 million and $9.0 million, respectively.

25. Subsequent events

The Group has evaluated subsequent events through March 26, 2021, the date the consolidated financial statements were issued. There were no events between the reporting date and the date the financial statements were issued that require disclosure, other than as disclosed below:

On March 11, 2021, the Company announced that it had entered into a definitive agreement to merge with Frank’s International N.V., a leading provider of tubular running services, tubular products and offerings and cementing solutions. The merger is subject to shareholder approval of both parties, regulatory approval and to other customary closing conditions. The transaction is expected to close in Q3 2021.

Report of Independent Auditors

To the Shareholders and Board of Directors of Expro Group Holdings International Limited

We have audited the accompanying consolidated financial statements of Expro Group Holdings International Limited and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of comprehensive income (loss), statements of stockholders’ equity and cash flows for the period from February 1, 2018 through December 31, 2018 (Successor), and for the period from January 1, 2018 through January 31, 2018 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Expro Group Holdings International Limited and subsidiaries at December 31, 2018, and the consolidated results of their operations and their cash flows for the period from February 1, 2018 through December 31, 2018 (Successor), and for the period from January 1, 2018 through January 31, 2018 (Predecessor) in conformity with U.S. generally accepted accounting principles.

Company Reorganization

As discussed in Note 2 to the consolidated financial statements, on January 25, 2018, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on February 5, 2018. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with

Accounting Standards Codification 852, Reorganizations, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Note 2.

/s/ Ernst & Young LLP

Reading

March 17, 2020, except for notes 4, 5 and 18, as to which the date is June 4, 2021

Expro Group Holdings International Limited

Consolidated Statements of Operations

(U.S. $ in thousands, except share and per share data)

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Total revenue	51,686	686,951

Operating costs and expenses:
Cost of sales	(53,432)	(686,148)
Selling, general and administrative	(2,476)	(29,299)
Severance and other charges	(700)	(6,527)

Total operating costs and expenses	(56,608)	(721,974)

Operating loss	(4,922)	(35,023)

Reorganization items, net	563,883	—
Finance (expense) income, net	(14,954)	6,332

Income (loss) before taxes and equity income of joint ventures	544,007	(28,691)

Equity share of income from joint ventures	387	4,811
Income tax expense	(1,457)	(7,198)

Net income (loss)	542,937	(31,078)

Basic and diluted earnings (loss) per share
Earnings (loss) per share	1.63	(0.53)

Weighted average shares outstanding
Basic and diluted	333,282,666	58,489,895

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Statement of Comprehensive Income (Loss)

(U.S. $ in thousands)

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Net income (loss) for the period	542,937	(31,078)

Other comprehensive income:
Actuarial gain on defined benefit pension	244	6,743
Income taxes on pension	—	(48)

Other comprehensive income	244	6,695

Comprehensive income (loss)	543,181	(24,383)

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Balance Sheet

(U.S. $ in thousands, except share data)

Successor
December 31, 2018
Assets
Current assets
Cash and cash equivalents	193,019
Restricted cash	2,303
Accounts receivable, net and unbilled	218,208
Inventories, net	52,128
Tax receivables	26,547
Other current assets	70,834

Total current assets	563,039

Non-current assets
Property, plant and equipment, net	289,518
Investment in joint ventures	34,277
Intangible assets, net	293,240
Goodwill	212,289
Other non-current assets	3,905

Total non-current assets	833,229

Total assets	1,396,268

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	147,531
Tax liabilities	19,128
Capital lease obligations	1,357
Other current liabilities	51,846

Total current liabilities	219,862

Non-current liabilities
Capital lease obligations	19,424
Tax liabilities	36,819
Deferred tax liabilities	62,557
Post-retirement benefits	57,247
Other non-current liabilities	7,527

Total non-current liabilities	183,574

Total liabilities	403,436

Stockholders’ equity:
Common stock, ordinary $0.01 shares, par value $0.01 per share issued 58,489,895 at December 31, 2018	585
Warrants	10,530
Additional paid-in capital	1,006,100
Accumulated other comprehensive income	6,695
Accumulated deficit	(31,078)

Total stockholders’ equity	992,832

Total liabilities and stockholders’ equity	1,396,268

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Statements of Cash Flows

(U.S. $ in thousands)

	Predecessor	Successor
Cash flows from operating activities:	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Net income (loss)	542,937	(31,078)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Impairment of property, plant and equipment	—	3,360
Amortization of intangible assets	1,519	32,403
Depreciation of property, plant and equipment	7,705	85,716
Amortization of capitalized interest	422	—
Gain on disposal of intangibles and property, plant and equipment	(3)	147
Equity share of income from joint ventures	(387)	(4,811)
Elimination of unrealized profit on sales to joint ventures	—	140
Amortization of loan issuance costs	567	—
Interest accreted to mezzanine loan balance	151	—
Term loan and RCF interest	8,327	—
Reorganization items, net	(563,883)	—
Deferred income tax credit	(749)	(9,806)
Unrealized foreign exchange	(543)	2,697
Changes in assets and liabilities:
Accounts receivable, net and unbilled	(3,151)	(15,249)
Inventories	(593)	(5,860)
Other assets	(6,054)	(2,752)
Accounts payable	(9,770)	30,709
Other liabilities	6,357	(12,451)
Income taxes - net	4,094	(2,170)
Other	4,454	(5,391)
Dividend received from joint ventures	—	773

Net cash (used in) provided by operating activities	(8,600)	66,377

Cash flows from investing activities:
Capital expenditures	(4,653)	(47,664)
Proceeds from disposal of property, plant and equipment	4	1,369
Payment of deferred consideration	(38)	(26)

Net cash used in investing activities	(4,687)	(46,321)

Cash flows from financing activities:
Repayment of borrowings under debtors in possession facility	(65,000)	—
Proceeds from borrowings under debtors in possession facility	4,781	—
Proceeds from issue of share capital	—	205,725
Payment of cash collateralized	—	(32,315)
Payment of loan issuance and other transaction costs	(10,601)	(18,726)
Repayment of capital leases	(286)	(4,082)
(Increase) decrease in restricted cash	(10,778)	10,917

Net cash (used in) provided by financing activities	(81,884)	161,519

Effect of exchange rate changes on cash and cash equivalents	(221)	(3,021)

Net (decrease) increase to cash and cash equivalents	(95,392)	178,554

Cash and equivalents at beginning of period	109,857	14,465

Cash and equivalents at end of period	14,465	193,019

Supplemental disclosure of cash flow information
Cash receipt (paid) during the period for income taxes	1,889	(19,173)
Cash paid during the period for interest	(1,193)	(495)
Net change in accounts payable and accrued expenses related to property and equipment additions	1,325	(19,703)
Reorganization of loans	1,418,138	—

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Consolidated Statements of Stockholders’ Equity

(U.S. $ in thousands)

	Common Stock	Warrants	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total Stockholder’s deficit
Balance at January 1, 2018 (Predecessor)	333,283	—	4,939,986	(120,112)	(5,985,548)	(832,391)

Comprehensive income, net of tax
Net income	—	—	—	—	542,937	542,937
Other comprehensive income:
Actuarial (loss) gain on defined benefit pension, net of tax	—	—	—	244	—	244
Cancellation of Predecessor equity	(333,283)	—	(4,939,986)	119,868	5,442,611	289,210

Balance at January 31, 2018 (Predecessor)	—	—	—	—	—	—

	Common Stock	Warrants	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total Stockholder’s equity
Balance at February 1, 2018 (Successor)	—	—	—	—	—	—

Shares issued	585	—	1,006,100	—	—	1,006,685
Warrants issued	—	10,530	—	—	—	10,530
Comprehensive loss, net of tax
Net loss	—	—	—	—	(31,078)	(31,078)
Other comprehensive income:
Actuarial (loss) gain on defined benefit pension, net of tax	—	—	—	6,695	—	6,695

Balance at December 31, 2018 (Successor)	585	10,530	1,006,100	6,695	(31,078)	992,832

The accompanying notes are an integral part of these consolidated financial statements.

Expro Group Holdings International Limited

Notes to the Consolidated Financial Statements

Year Ended December 31, 2018

1. Business Description

Expro Group Holdings International Limited (the “Company” or “EGHIL”) and our consolidated subsidiaries (collectively referred to as “We” or the “Group”), provide services and products that measure, improve, control and process flow from high value oil and gas wells, from exploration and appraisal through to mature field production optimization and enhancement.

EGHIL is a limited company incorporated in the Cayman Islands with its registered office situated in the Cayman Islands.

2. Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Plan of Reorganization:

The Predecessor Group’s (comprising Expro Holdings UK 2 Limited and its subsidiaries) ultimate parent company and ultimate controlling party before 5 February 2018 was Expro International Group Holdings Limited (“EIGHL”). On 18 December 2017, the Predecessor Group filed a consensual pre-packaged plan of re-organisation under Chapter 11 of the United States Bankruptcy Code (the “Plan”), which was approved by the Court on 25 January 2018. Under the Plan, the Predecessor Group’s Term Loan and Revolving Credit Facility holders exchanged all of their outstanding principal and accrued interest for equity shares in the reorganised Group and the Mezzanine lenders exchanged all of their outstanding principal and accrued interest for warrants in the reorganised Group. As part of the restructuring, the Predecessor Group’s ultimate holding company, EIGHL, transferred all of its interest in the Predecessor Group to EGHIL, in exchange for New B warrants in EGHIL. The Group emerged from Chapter 11 (the “Emergence”), on 5 February 2018 (the “Effective Date”), at which point EGHIL became the Ultimate Parent Company of the Predecessor Group. As a result, $1,418.1 million of debt was cancelled.

Pursuant to the Plan, the significant transactions that occurred upon the Effective Date were as follows:

Term Loan and Revolving Credit Facility: Registered holders of valid claims arising under the Senior Secured Term loan (Term Loan) and Revolving Credit Facility (‘RCF’) were issued 41,199,908 shares in EGHIL. As a result, the total outstanding Term Loan and RCF of $1,272.5 million and $127.3 million, respectively, were cancelled. Further, the engagement line of $25.3 million related to bonds and guarantees carved out of the total RCF commitment was also cancelled, with outstanding contingent liabilities being cash collateralized.

Mezzanine Loan: Registered holders of valid claims arising under the Mezzanine Loan Facility were issued 1,284,978 New A Warrants which entitles its holders to equity of up to 2% in the re-organized Group. The warrants are exercisable on the occurrence of certain specified events involving and, if not exercised, expire 5 years from the Effective Date. As a result, the total outstanding Mezzanine Loan of $18.3 million was cancelled.

Debtor In Possession Facility: On 20 December 2017, the Predecessor Group entered into a Debtor in Possession (“DIP”) credit facility, as part the Plan, with an overall commitment of $155 million. The overall commitment included an engagement line of $30 million related to letter of credits. The DIP bore interest at USD LIBOR plus 8%. On the Effective Date, the outstanding amount of $65 million of the DIP was fully repaid and the DIP was terminated.

Equity: On the Effective Date, EGHIL acquired the Predecessor Group in exchange for 4,497,414 New B Warrants, which entitle its holders to equity of up to 7% in the re-organized Group and which are exercisable on the occurrence of certain specified events involving EGHIL. The New B Warrants expire if not exercised within

5 years of the Effective Date. Further, on the Effective Date, shareholders of EGHIL subscribed for 17,289,987 shares for a total consideration of $205.7 million.

3. Fresh Start Accounting

Upon our Emergence, we adopted fresh start accounting as required by US GAAP. We qualified for fresh start accounting because

(i) the holders of existing voting shares of the pre-emergence debtor-in-possession received less than 50% of the voting shares of the post-emergence successor entity and (ii) the reorganization value of our assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims.

We applied fresh start accounting using a convenience date of January 31, 2018 (the “Convenience Date”), as the difference between the Convenience Date and the date of Emergence is no more than a few days and the results of operations and changes in financial position are not material to the Successor Period. However, the impact of transactions on the date of Emergence, which has an impact on the Predecessor Period has been appropriately reflected in the Predecessor Period. Adopting fresh start accounting results in a new reporting entity for financial reporting purposes with no beginning retained earnings or deficit.

References to “Successor Period” relate to the financial position and results of operations for the period February 1, 2018 through December 31, 2018 and references to “Predecessor Period” refer to the financial position and results of operations of the Predecessor Group from January 1, 2018 through January 31, 2018.

Reorganization value for fresh start accounting

The potential range of total enterprise value for the Reorganised Expro Group, as approved by the Court as the reorganization value in support of the Plan, was approximately $800.0 million to $1,200.0 million, with a mid-point value of $1,000.0 million. Based upon the various estimates and assumptions necessary for fresh start accounting and a valuation carried out by an independent valuer, the estimated enterprise value, which approximates the reorganization value, was determined to be $803.3 million, before consideration of cash and cash equivalents, accruals for restructuring costs and outstanding debt at the Effective Date.

The Enterprise value was estimated using budgeted after-tax cash flows against which a discount rate reflecting the post-tax weighted average cost of capital for a comparable company was applied. The forecast cash flows were based upon the most recent five year plan which was submitted as part of the Chapter 11 proceedings. Cash flows after the fifth year were estimated by applying a long-term growth rate assumption to the final year of the plan, adjusted for normalised levels of capital expenditure and working capital movements.

Key assumptions

The key assumptions inherent in the forecasted after-tax cash flows were that (i) the oil price will stabilise at current levels in the short-term before recovering in the later years of the plan; (ii) there will be short-term weakness in the exploration and appraisal market but this will recover in the outer years of the five year forecast as reserve replacement becomes critical for the Group’s customers; (iii) NOC activity remains resilient, particularly in Middle East and North Africa; and (iv) there will be a short-term impact to the deepwater market as development projects are delayed.

The discount rate was estimated using the capital asset pricing model and validated by running a comparison of implied enterprise value to EBITDA multiples for the Group to those of a group of comparable companies. Long-term growth rate assumptions reflect management’s estimate of the long-run growth potential of the market relevant to the reporting unit.

The values for the key assumptions used in the estimation of the Enterprise Value as of the Effective Date were:

January 31, 2018
Forecasted EBITDA CAGR* (%)	22.1
Long term growth rate (%)	2.7
Post-tax discount rate (%)	12.6

*	EBITDA CAGR is the average forecasted growth rate over the period covered by the five year plan.

Consolidated Balance Sheet

The following consolidated balance sheet is as of January 31, 2018. This consolidated balance sheet includes adjustments that reflect the consummation of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”) as well as fair value adjustments as a result of the adoption of fresh start accounting (reflected in the column “Fresh Start Adjustments”) as of the Convenience Date:

	As at January 31, 2018
	Predecessor	Total reorganisation adjustments		Fresh start adjustments		Successor
Assets
Current assets
Cash and cash equivalents	99,053	121,137	(a)	—		220,190
Restricted cash	2,269	10,951	(a)	—		13,220
Accounts receivable (net) and unbilled	206,155	—		—		206,155
Inventories	46,268	—		—		46,268
Tax receivables	28,245	—		—		28,245
Other current assets	53,170	(19,784	)(b)	—		33,386

Total current assets	435,160	112,304		—		547,464

Non-current assets
Property plant and equipment	313,985	—		—		313,985
Investment in joint ventures	30,378	—		—		30,378
Intangible assets	63,458	—		260,853	(g)	324,311
Goodwill	117,896	8,190	(d)	86,203	(g)	212,289
Deferred tax assets	11,247	—		5,743	(g)	16,990
Other non-current assets	4,703	—		—		4,703

Total non-current assets	541,667	8,190		352,799		902,656

Total assets	976,827	120,494		352,799		1,450,120

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	101,053	22,671	(b)	—		123,724
Tax liabilities	24,439	—		—		24,439
Capital lease obligations	1,007	—		—		1,007
Other current liabilities	55,929	—		—		55,929

Total current liabilities	182,428	22,671		—		205,099

	As at January 31, 2018
	Predecessor	Total reorganisation adjustments		Fresh start adjustments		Successor
Non-current liabilities
Liabilities subject to compromise	1,418,138	(1,418,138	)(b)	—		—
Debtor in possession facility	65,137	(65,137	)(a)	—		—
Capital lease obligations	21,812	—		—		21,812
Tax liabilities	35,291	—		—		35,291
Deferred tax liabilities	25,620	—		63,589	(g)	89,209
Post-retirement benefits	74,026	—		—		74,026
Other non-current liabilities	7,468	—		—		7,468

Total non-current liabilities	1,647,492	(1,483,275)		63,589		227,806

Total liabilities	1,829,920	(1,460,604)		63,589		432,905

Stockholders’ equity:
Common stock – Predecessor	333,283	(333,283	)(e)	—		—
Common stock – Successor	—	585	(c)	—		585
Additional paid-in capital – Predecessor	4,939,986	(4,939,986	)(e)	—		—
Additional paid-in capital – Successor	—	1,006,100	(c)	—		1,006,100
Share warrants	—	10,530	(d)	—		10,530
Accumulated other comprehensive loss	(119,868)	119,868	(e)	—		—
Accumulated earnings (deficit)	(6,006,494)	5,717,284	(f)	289,210	(h)	—

Total stockholders’ equity (deficit)	(853,093)	1,581,098		289,210		1,017,215

Total liabilities and stockholders’ equity (deficit)	976,827	120,494		352,799		1,450,120

Reorganization adjustments

(a)	Adjustments reflect the net cash inflow recorded as of the Effective Date of implementation of the Plan:

Proceeds from Rights issue	205,725
Repayment of Debtor In Possession facility (including accrued interest)	(65,137)
Payment of transaction costs	(8,500)
Payment to Escrow for professional fees related to the Plan	(10,951)

Total	121,137

(b)

As part of the Plan, the Court approved the settlement of certain allowable claims, reported as liabilities subject to compromise which comprised Term loan of $1,272.5 million, Revolving credit facility of $127.3 million and Mezzanine loan facility of $18.3 million in the Group’s historical consolidated balance sheet in exchange for equity shares and warrants in the Reorganized Group. As a result, a gain of $563.9 million was recognized on settlement of the liabilities subject to compromise. The gain was calculated as follows:

Liabilities subject to compromise	1,418,138
Fair value of equity issued to registered holders under Term Loan and RCF	(800,960)
Warrants issued to registered holders under Mezzanine Loan Facility	(2,340)

Professional fees and other costs associated with the Reorganization:
— Costs paid before Emergence	(19,784)
— Transaction costs paid on Emergence	(8,500)
— Accrual for unpaid transaction costs	(22,671)	(50,955)

Reorganization items, net		563,883

(c)

Adjustments represents (i) issuance of 41,199,908 shares with par value of $0.01 per share at a fair value of $801.0 million to the registered holders of Term Loan and RCF and (ii) subscription to 17,289,987 shares with par value of $0.01 per share for a total consideration of $205.7 million, as part of a rights issue by the Group.

(d)

Adjustments represents (i) issuance of 4,497,414 New B Warrants by EGHIL in consideration for transfer of the Predecessor Expro Group. The fair value of the warrants were determined to be $8.2 million and the corresponding investment value in the books of EGHIL was adjusted to Goodwill as part of fresh start accounting (ii) issuance of 1,284,978 New A Warrants to Registered holders of valid claims arising under the Mezzanine Loan facility. The fair value of the warrants were determined to be $2.3 million.

The Group utilized the Black-Scholes option pricing model to determine the fair value of the Warrants. Determining the fair value of the warrants required judgment, including estimating the associated volatility.

The key assumptions used to estimate the fair value of the warrants are as follows:

January 31, 2018
Risk free interest rate	2.9%
Expected volatility	30.0%
Expected life	5 years

(e)

Adjustments represents (i) cancellation of Predecessor stock issued and outstanding as of the Effective Date (ii) cancellation of Predecessor Additional Paid-in Capital outstanding as of the Effective Date (iii) transfer of Accumulated other comprehensive loss to Accumulated deficit, so as to reset the same to Nil on fresh start accounting.

(f)	The adjustment reflects cumulative impact of the following reorganization adjustments:

Gain on settlement on liabilities subject to compromise	563,883
Common stock – Predecessor	333,283
Additional paid-in capital – Predecessor	4,939,986
Accumulated other comprehensive loss	(119,868)

Total	5,717,284

(g)

Adjustments represents (i) increase in intangible assets by $260.9 million based on a fresh valuation carried out by an independent valuer on Emergence (ii) Net deferred tax impact of $57.8 million on creation of the additional intangible assets and (iii) resultant change in goodwill on allocation of the Enterprise value to the assets and liabilities of the Group.

(h)	Adjustments represents the cumulative impact of all the fresh start adjustments discussed above in (g).

4. Basis of Preparation and Accounting Policies

Basis of Preparation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Upon emergence from Chapter 11, the Group adopted fresh start accounting as per the ASC 852, Reorganizations. Adopting fresh start accounting results in a new reporting entity for financial reporting purposes with no beginning retained earnings or deficit.

Basis of Consolidation

Our consolidated financial statements include the accounts of Expro Group Holdings International Limited and our subsidiaries. We have eliminated all intragroup balances and transactions, including unrealized profits arising from them.

We use the equity method of accounting for our equity investments where we hold more than 20% of the outstanding stock of the investee or where we have the ability to significantly influence the operations or financial decisions of the investee. Under the equity method of accounting, the interest in the joint venture or associate is carried in the statement of financial position at cost plus post- acquisition changes in our share of net assets, less distributions received and less any impairment in value of individual investments. Our statement of operations reflects the share of the joint venture’s results after tax. The goodwill arising on the acquisition of the joint venture, representing the excess of the cost of the investment compared to our share of the net fair value of the entity’s identifiable net assets, is included in the carrying amount of the joint venture entity and is not amortized.

The results of the joint ventures are prepared for the same reporting period as the Group. Where necessary, adjustments are made to bring the accounting policies used into line with ours; to take into account fair values assigned at the date of acquisition; and to reflect impairment losses where appropriate. Adjustments are also made in our financial statements to eliminate our share of unrealized gains and losses on transactions between us and our jointly controlled entity.

Reclassification

Within the consolidated statements of operations for the Predecessor and Successor periods, $0.8 million and $9.0 million respectively, of certain information technology and supply chain related costs were reclassified from selling, general and administrative expenses to cost of revenue to present amounts consistently with the years ended December 31, 2020 and 2019.

Use of Estimates

Preparation of the consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The most significant estimates and assumptions are those associated with determination of enterprise value and fair value of assets and liabilities upon emergence from Chapter 11 and application of fresh start accounting, valuation of intangible assets, valuation of share warrants, impairment assessment of goodwill, pensions, tax provisions, recovery of deferred taxes and revenue recognition. Despite our intentions to establish accurate estimates and reasonable assumptions, actual results could differ from these estimates.

Revenue Recognition

We recognize revenue when there is persuasive evidence of an arrangement that sets a fixed or determinable price for the contract, usually a contract or purchase order, services are performed or products delivered, and collectability is reasonably assured.

The majority of our revenues arise on the provision of well flow management services to our customers. Contracts are typically structured on a time and materials basis and the associated revenue is recognized in the period in which services are performed.

We recognize revenue for products sold when title and risk of loss passes, when collectability is reasonably assured and when there are no further significant obligations for future performance.

We also enter into contracts to design and build equipment on behalf of our customers. Revenue on such contracts is recognized by reference to the stage of completion of the contract. Stage of completion is estimated using an appropriate measure according to the nature of the contract, such as the achievement of contract milestones. Typically components would comprise design, engineering, procurement, assembly, testing and delivery. Contract costs are recognized as expenses in the period in which they are incurred, according to the stage of completion. When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognized immediately as an expense.

Where contractual arrangements contain multiple deliverables, we analyze each performance obligation within the sales arrangement to ensure we adhere to the separation guidelines for multiple-element arrangements. We allocate revenue for any transactions involving multiple elements to each unit of accounting based on its relative selling price, and recognize revenue when all revenue recognition criteria for a unit of accounting have been met. A small number of our multiple element arrangements contain penalty provisions for late delivery and installation of equipment, downtime or other equipment functionality. These penalties are typically percentage reductions in the total arrangement consideration, capped at a certain amount, or a reduction in the on-going service fee. We evaluate these penalty provisions to determine whether they impact the amount of arrangement consideration allocable to the delivered item.

Taxes Collected from Customers and Remitted to Governmental Authorities

We do not include tax amounts collected from customers in sales transactions as a component of revenue.

Foreign Currency Transactions

Our reporting currency is the U.S. Dollar. In addition, all of our subsidiaries are assessed to have a functional currency of the U.S. Dollar, being the currency of the primary economic environment in which they operate.

We remeasure monetary assets and liabilities that are not denominated in the functional currency at exchange rates in effect at the end of each reporting period. Gains and losses from these remeasurements are recognized in the consolidated statement of operations.

Finance Costs

Our finance costs consist of interest and other costs that we incur in connection with the borrowing of funds and capital lease obligations. We capitalize interest as part of the historical cost of acquiring or constructing certain assets during the period of time required to place the assets into service. These assets include property, plant and equipment. Interest capitalized for property, plant and equipment is depreciated over the estimated useful life of the related asset when they are placed into service. We capitalize interest to the extent that expenditures to acquire, construct, or develop an asset have occurred and interest cost has been incurred. Costs incurred that are directly related to the raising of finance, together with any original issue discount or premium, are recognized over the term of the loan or facility, using the effective interest method. All other finance costs are expensed in the period they are incurred.

Taxation

We use the asset and liability method to account for income taxes whereby we calculate the deferred tax asset or liability account balances using tax laws and rates in effect at that time. Under this method, the balances of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are recorded to reduce gross deferred tax assets when it is more likely than not that some portion or all of the gross deferred tax assets will not be realized. In determining the need for valuation allowances, we have made judgments and considered estimates regarding estimated future taxable income and ongoing achievable tax planning strategies. These estimates and judgments include some degree of uncertainty therefore changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets accordingly. The ultimate realisation of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.

We operate in approximately 50 countries and are subject to numerous domestic and foreign taxing jurisdictions. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of income, deductions, and tax credits. Changes in tax laws, regulations or agreements in each taxing jurisdiction could have an impact on the amount of income taxes that we provide during any given year.

Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions in which we operate, and these assessments can result in additional taxes. Estimating the outcome of audits and assessments by the tax authorities involves uncertainty. We review the facts of each case and apply judgements and assumptions to determine the most likely outcome and we provide for taxes, interest and penalties on this basis. We provide for uncertain tax positions in line with accounting practice and recognize a position only when it meets the required recognition threshold and measurement methodology, recognizing the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Despite applying the accepted accounting practices there is potential for the resolution of a current or future tax controversy to be materially different to the amount accrued given the differences in approach to many of the taxing authorities in which we operate. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes.

Cash and Cash Equivalents

We consider all highly liquid instruments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash primarily relates to bank deposits which have been pledged as cash collateral for certain guarantees issued by a bank; and minimum cash balances which must be maintained in accordance with contractual arrangements.

Accounts Receivable, Net and Unbilled

The carrying value of our receivables, net of the allowance for doubtful accounts, represents the estimated net realisable value. We estimate our allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances, and the allowance is adjusted accordingly. Past-due receivables are written off when our internal collection efforts have been unsuccessful.

Accounts receivable, unbilled represents revenue that has been recognized in advance of billing the customer, which is common for construction contracts.

Inventories

We hold inventories to maintain our equipment. Inventories are stated at the lower of cost or net realizable value. Cost comprises direct materials and, where applicable, direct labour costs and overheads that have been incurred in bringing the inventories to their current location and condition which are calculated using the average cost method.

We regularly evaluate the quantities and values of our inventories in light of current market conditions and market trends, among other factors, and record write-downs for any quantities in excess of demand and for any new obsolescence. This evaluation considers the use of materials in our business, historical usage, expected demand, product obsolescence and other factors. Market conditions are subject to change, and actual consumption of our inventory could differ from forecasted demand.

Long-Lived Assets Impairment

We assess long-lived assets classified as “held and used,” including our property, plant and equipment for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of our long-lived assets may not be recoverable. These events and changes can include significant current period operating losses or negative cash flows associated with the use of a long-lived asset, or group of assets, combined with a history of such factors, significant changes in the manner of use of the assets, and current expectations that it is more likely than not that a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When impairment indicators are present, we compare undiscounted future cash flows, including the eventual disposition of the asset group at market value, to the asset group’s carrying value to determine if the asset group is recoverable. If the carrying values are in excess of undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is generally determined by considering (i) internally developed discounted projected cash flow analysis of the asset or asset group, (ii) actual third-party valuations, and/or (iii) information available regarding the current market for similar assets. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, an impairment in the amount of the difference is recorded in the period that the impairment indicator occurs. Estimating future cash flows requires significant judgment, and projections may vary from the cash flows eventually realized, which could impact our ability to accurately assess whether an asset has been impaired.

We consider a long-lived asset to be abandoned after we have ceased use of such asset and we have no intent to use or re-purpose the asset in the future.

We classify each long-lived tangible asset we plan to sell as an asset held for sale on our consolidated balance sheets only after certain criteria have been met including: (i) management has the authority and commits to a plan to sell the asset; (ii) the asset is available for immediate sale in its present condition; (iii) there is an active program to locate a buyer, and the plan to sell the asset has been initiated; (iv) the sale of the asset is probable within 12 months; (v) the asset is being actively marketed at a reasonable sales price relative to its current fair value; and (vi) it is unlikely that the plan to sell will be withdrawn or that significant changes to the plan will be made. We record assets held for sale at the lower of the carrying value or fair value less costs to sell. If, due to unanticipated circumstances, such assets are not sold in the 12 months after being classified as held for sale, then held for sale classification will continue as long as the above criteria are still met and the asset is being actively marketed at a reasonable sales price relative to its then current fair value.

We assess held for sale long-lived assets for impairment whenever events or circumstances arise that may indicate that the carrying amount of our held for sale long-lived assets may not be recoverable. Depreciation and amortization expense is not recorded on assets once they are classified as assets held for sale.

Property, Plant and Equipment

We report our property, plant and equipment at cost less accumulated depreciation and accumulated impairment losses. Cost includes the price paid to acquire or construct the asset, required installation costs, interest capitalized during the construction period and any expenditure that substantially adds to the value of or substantially extends the useful life of an existing asset. We begin depreciation for such assets once an asset is placed into operational service. We consider an asset to be placed into service when the asset is both in the location and intended condition for its intended use. We compute depreciation expense, with the exception of land, using the straight-line method over the estimated useful lives of assets, as presented in the table below. We depreciate leasehold improvements over the shorter of their estimated useful lives or the remaining term of the lease.

Useful lives and residual values are reviewed annually and where adjustments are required these are made prospectively.

Owned property – Buildings	-	40 years
Leased property, including leasehold buildings	-	over the lesser of the remaining useful life or period of the lease
Plant and equipment	-	3 to 12 years

We expense costs related to the routine repair and maintenance of property, plant and equipment at the time we incur them. We capitalize costs incurred as part of a major refurbishment of an asset where the refurbishment either significantly prolongs the useful economic life of the asset or upgrades it for an enhanced use. We capitalize and depreciate the costs of replacing significant components over the useful economic life of the replaced component.

For property, plant and equipment that has been placed into service, but is subsequently idled temporarily, we continue to record depreciation expense during the idle period. We adjust the estimated useful lives of the idled assets if the estimated useful lives have changed.

Goodwill

Goodwill represents the excess of the enterprise value of the Group upon Emergence over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortize goodwill, but instead are required to test goodwill for impairment at the reporting unit level at least annually, or whenever there is an indication of impairment. A reporting unit is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.

If there are indicators of impairment, we estimate the fair value of a reporting unit using a discounted cash flow approach. We recognize an impairment charge, as necessary, for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit.

Other Intangible Assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is recognized at fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. The useful lives of intangible assets are all assessed as finite and are amortized over their useful economic life. The amortization period and the amortization method are reviewed at each financial year end. Amortization is provided on a straight-line basis over the useful life of the asset as follows:

Software	-	between 1 and 5 years
Trademarks	-	10 years
Customer relationships and contracts	-	10 years
Technology	-	10 years.

Accounts Payable

We measure accounts payable at initial recognition at fair value and subsequently carry accounts payable balances at book value which, due to the short maturity period, approximates to amortized cost.

Fair Value Measurement

We measure certain financial assets and liabilities at fair value at each balance sheet date and, for the purposes of impairment testing, use fair value to determine the recoverable amount of some of our non-financial assets. The fair values of financial instruments measured at amortized cost are disclosed in Note 20.

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by us. Accounting standards include disclosure requirements around fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value is reported in one of three levels:

Level 1 – Valuation techniques in which all significant inputs are unadjusted quoted market prices from active markets for identical assets or liabilities being measured;

Level 2 – Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques; and

Level 3 – Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our own assumptions about the assumptions that market participants would use to price an asset or liability.

When available, we use quoted market prices to determine the fair value of an asset or liability. We determine the policies and procedures for both recurring fair value measurements, such as derivatives, and non-recurring fair value measurements, such as impairment tests.

At each reporting date, we analyze the movements in the values of assets and liabilities which are required to be remeasured or reassessed as per our accounting policies.

For the purpose of fair value disclosures, we have determined classes of assets and liabilities based on the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

Leases

Assets held under capital leases, which transfer to us substantially all the risks and rewards incidental to ownership of the leased item and meets the criteria of a capital lease as defined by ASC 840 Leases, are capitalized at the inception of the lease, with a corresponding liability being recognized at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Lease payments are apportioned between the reduction of the lease liability and finance charges in the statement of operations so as to achieve a constant rate of interest on the remaining balance of the liability. Assets held under capital leases are depreciated over the shorter of the estimated useful life of the asset and the lease term.

Leases where the lessor retains a significant portion of the risks and benefits of ownership of the asset are classified as operating leases and rentals payable are charged in the statement of operations on a straight line basis over the lease term.

Pensions and Other Post-Retirement Benefits

Defined Benefit Plans

The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method, which attributes entitlement to benefits to the current and prior periods. Both current and past service costs are recognized in profit or loss as they arise.

The interest element of the defined benefit cost represents the change in present value of scheme obligations resulting from the passage of time, and is determined by applying the discount rate to the opening present value of the benefit obligation, taking into account material changes in the obligation during the year. The expected return on plan assets is based on an assessment made at the beginning of the year of long-term market returns on scheme assets, adjusted for the effect on the fair value of plan assets of contributions received and benefits paid during the year.

We initially recognize actuarial gains and losses as other comprehensive income in the year they arise. Where the net cumulative actuarial gains or losses for a plan exceeds 10 percent of that plan’s gross pension liability, or asset if higher, the amount of gains or losses above the 10 percent threshold are recycled through to the statement of operations over the expected remaining working lives of the plan’s active participants or the remaining lives of scheme members in the event the scheme is no longer active.

The defined benefit pension asset or liability in the consolidated balance sheet comprises the total for each plan of the present value of the defined benefit obligation (using a discount rate based on high quality corporate bonds), less the fair value of plan assets out of which the obligations are to be settled directly. Fair value is based on market price information and in the case of quoted securities is the published bid price.

Defined Contribution Plans

The costs of providing benefits under a defined contribution plan are expensed at the time contributions become payable to the respective plan.

Refer to Note 23 for a description of our pension and other post-retirement benefit plans.

Management Incentive Plans

We have established the ‘Expro Group Holdings International Limited 2018 Management Incentive Plan’ which comprises the following stock based compensation plans (a) stock options to non-executive directors and key management personnel and (b) restricted stock unit. We account for our stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”) which requires all stock-based payments to employees, including grants of employee stock options and restricted stock and modifications to existing stock awards, to be recognized in the statements of operations and comprehensive loss based on their fair values calculated on the grant date. We do not estimate expected forfeitures, but recognise them as they occur.

Related Parties

Parties are determined to be related if one party controls or significantly influences the other in terms of making financial and operating decisions. In addition, parties are related if they are subject to common control or common significant influence.

Severance and other charges

We record costs associated with exit activities such as employee termination benefits that represent a one-time benefit when management approves and commits to a plan of termination, or over the future service period, if any. Other costs with exit activities may include contract termination costs, including costs related to leased facilities to be abandoned, and facility and employee relocation costs.

Earnings per Share

Basic income (loss) per share attributable to our stockholders is based on the weighted effect of all common shares outstanding and is calculated by dividing income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share attributable to our stockholders is based on the weighted effect of all common shares and dilutive potential common shares outstanding and is calculated by dividing income (loss) by the weighted average number of common shares and dilutive potential common shares outstanding during the period.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. We evaluate periodically whether there is substantial doubt about our ability to continue as a going concern for a period of one year from the date of issuance of these consolidated financial statements. As part of this evaluation, we closely monitor covenants related to our financing agreements as well as our forecast level of liquidity and cash flows for our going concern assessment.

New Accounting Pronouncements

Accounting guidance not yet adopted

In May 2014, the Financial Accounting Standards Board issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) to achieve a consistent application of revenue recognition within the U.S., amending the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for us on January 1, 2019. We have adopted this ASU from January 1, 2019. We have concluded that the adoption of this ASU will not have a material impact on our consolidated financial statements.

In February 2016, the Financial Accounting Standards Board issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize lease liabilities and a right-of-use asset for all leases and to disclose key information about the entity’s leasing arrangements. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020, with earlier adoption permitted. ASU 2016-02 must be adopted using a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect certain transition relief. Further, ASU 2018-11, Leases (Topic 842): Targeted Improvements issued in August 2018, provide entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP (Topic 840, Leases). We are currently evaluating the impact of this new standard on our financial position, results of operations, cash flows and related disclosures and expect that the majority of our current operating lease commitments will be subject to the new standard.

In June 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020 and for interim periods beginning after December 31, 2021. We are currently evaluating the impact of this new standard on our financial position, results of operations, cash flows and related disclosures.

In August 2016, the Financial Accounting Standards Board issued ASU 2016-15, Statements of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payment. This new guidance is intended to reduce diversity in practice on how certain cash receipts and payments are classified in the statement of cash flows, including debt prepayment or extinguishment costs, proceeds from the settlement of insurance claims and distributions received from certain equity method investees. The guidance is effective for interim and annual periods beginning after December 15, 2018 and interim periods beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. This ASU is not expected to have a material impact on our consolidated financial statements or disclosures.

In October 2016, the Financial Accounting Standards Board issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. ASU 2016-16 requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. ASU 2016-16 if effective for annual periods beginning after December 15, 2018 and interim periods within annual periods after December 15, 2019. This ASU is not expected to have a material impact on our consolidated financial statements or disclosures.

In November 2016, the Financial Accounting Standards Board issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents and restricted cash. As a result, amounts classified as restricted cash should be included with cash and cash equivalents, when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. The adoption of this guidance will change the presentation of restricted cash presented on our statement of cash flows; however it will have no impact on our results of operations, financial condition or liquidity.

In October 2017, the Financial Accounting Standards Board issued ASU 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. These amendments require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component. We are currently evaluating the impact on adopting this guidance.

In February 2018, the Financial Accounting Standards Board issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU 2018-02 provides financial statement preparers with an option to reclassify stranded tax effects within AOCI to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. We are currently evaluating the impact of adopting this guidance.

In August 2018, the Financial Accounting Standards Board issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. The amendments are effective for annual periods beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021. Early adoption is permitted. This ASU is not expected to have a material impact on our consolidated financial statements or disclosures.

In August 2018, the Financial Accounting Standards Board issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. These amendments modify the disclosure requirements for employers that sponsor defined benefit pension or other post- retirement plans. The amendments are effective for annual periods beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021. Early adoption is permitted. We are currently evaluating the impact on adopting this guidance.

In August 2018, the Financial Accounting Standards Board issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. These amendments modify the disclosure requirements in Topic 820. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. We are currently evaluating the impact on adopting this guidance.

5. Segment Information

We operate globally and provide a range of well management services and products across three areas of capability. Our services are offered to our customers either as discrete services or integrated solutions depending on their requirements and needs.

Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), which is our Chief Executive Officer, in deciding how to allocate resources and assess performance. During 2020, we changed our internal organization and reporting structure to combine our Europe and the Commonwealth of Independent States (“ECIS”) and Sub-Saharan Africa (“SSA”) operating segments into one segment Europe and Sub-Sahara Africa (“ESSA”). Accordingly, our operations were realigned into four operational segments which also represent our reporting segments and are aligned with our geographic regions as below:

•	Europe and Sub-Saharan Africa (“ESSA”)

•	Asia (“ASIA”)

•	Middle East and North Africa (“MENA”) and

•	North and Latin America (“NLA”).

Segment information as of and for the year ended December 31, 2018 has been reclassified in these financial statements to reflect the change in our reportable segments.

Each of these operational segments include a range of solutions which are provided across three main areas of capability as presented below. The CODM does not review financial performance of these three main areas of capability and as such, they are neither operating segments nor reporting units.

Well Testing and Appraisal Services

Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analyzing this information it is possible for the customer to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Subsea, Completion and Intervention Services

A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to the surface production facilities. Completion services are required to install the completion string in the well and our subsea completion landing strings facilitate this for subsea wells. We can also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production Services

Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either export, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

The following table presents our revenue disaggregated by our operating segments, for the Predecessor

Period and Successor Period: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
ESSA	18,412	257,310
ASIA	7,631	110,049
MENA	13,030	175,660
NLA	12,613	143,932

Total revenue by geographical segment	51,686	686,951

Trading EBITDA

Our CODM regularly evaluates the performance of our operating segments using Trading EBITDA, which we define as income (loss) before income taxes adjusted for finance (expense) income, reorganization items, severance and other charges, depreciation, amortization and impairment charges, equity share of income from joint ventures and corporate costs.

The following table presents our Trading EBITDA disaggregated by our operating segments and reconciliation to income (loss) before income taxes, for the Predecessor Period and Successor Period: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
ESSA	3,162	49,887
ASIA	719	22,050
MENA	4,761	68,648
NLA	996	14,877

Total Trading EBITDA	9,638	155,462

Corporate costs	(4,639)	(62,360)
Equity share of income from joint ventures	387	4,811
Depreciation, amortization and impairment	(9,221)	(121,598)
Severance and other charges	(700)	(6,527)
Reorganization items, net	563,883	—
Finance (expense) income, net	(14,954)	6,332

Income (loss) before income taxes	544,394	(23,880)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

The following table presents total assets by geographic region and assets held centrally. Assets held centrally includes corporate accounts receivable, property plant and equipment, investments in joint ventures, collateral deposits, income tax related balances, corporate cash and cash equivalents and restricted cash of $152.4 million as of December 31, 2018 and other current and non-current assets, which are not included in the measure of segment assets reviewed by the CODM: (U.S. $ in thousands).

December 31, 2018
ESSA	220,234
ASIA	184,305
MENA	411,288
NLA	221,768
Assets held centrally	358,673

Total Assets	1,396,268

6. Revenue

The following table sets forth the total amount of revenue by area of capability for the Predecessor Period and Successor Period: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Well testing and appraisal services	25,521	335,688
Subsea, completion and intervention services	21,896	283,499
Production services	4,269	67,764

Total revenue by area of capability	51,686	686,951

7. Severance and other charges

Due to the continued challenging environment in the oil and gas market, executive management approved a set of initiatives for the fiscal year 2018 intended to accelerate operating cost reductions and improve overall operating efficiency.

Severance and other charges were $0.7 million for the Predecessor Period and $6.5 million for the Successor Period, consisting of severance benefits to terminated employees and other termination related costs including facility exit costs, substantially all of which was paid out by the end of December 31, 2018. We reduced our headcount across all regions and function by approximately 13 employees for the Predecessor Period and 98 employees for the Successor Period.

Expenses recognized for severance and other such activities are presented in “Severance and other charges” in our consolidated statements of operations.

8. Investment in Joint Ventures

We have equity accounted investments in two joint venture companies through partnerships with PV Drilling Expro International Co. Ltd (“PVD-Expro”) in Vietnam and COSL—Expro Testing Services (Tianjin) Co. Ltd (“CETS”), in China. Both of these joint venture companies are strategic to our activities as they provide us access to the Asian markets that otherwise would be challenging to penetrate and develop effectively on our own.

During the year, we held a 49% stake in the PVD-Expro joint venture, which offers the full suite of Expro products and services to the domestic Vietnam market and has a track record in the provision of offshore well testing and subsea completion landing string services.

Meanwhile, the stake we held, during the year, in CETS amounted to 50% interest. The CETS joint venture in China offers extensive offshore well testing capabilities and has a strong market share with National Oil Companies (“NOC”), International Oil Companies (“IOC”) and Independent clients. Both companies are independently managed but with the full capabilities and technology of Expro.

The carrying value of our investment in joint ventures at December 31, 2018 was as follows: (U.S. $ in thousands).

December 31, 2018
COSL—Expro Testing Services (Tianjin) Co. Ltd (“CETS”)	31,123
PV Drilling Expro International Company Limited (“PVD-Expro”)	3,154

Investment in joint ventures	34,277

CETS

The following table includes a summary of the joint venture equity and a reconciliation with the carrying amount of our investment: (U.S. $ in thousands).

December 31, 2018
Non-current assets	20,907
Current assets, including cash and cash equivalents U.S. $17.1 million	52,047
Current liabilities	(19,529)

Equity	53,425

Proportion of our ownership	50%

Group’s share of JV’s equity	26,713
Goodwill on investment	3,510
Elimination of intra-group profits	(1,621)
Foreign exchange on net assets in local currency	2,521

Carrying amount of the investment	31,123

Summarized statement of profit or loss of CETS

The following table includes a summary of the joint venture profit and loss statement and a reconciliation with our share of income amount: (U.S. $ in thousands).

December 31, 2018
Revenue	56,662
Cost of sales	(39,415)
Administrative expenses	(4,864)
Interest income	86

Profit before tax	12,469

Income tax expense	(2,818)

Profit for the year	9,651

Equity share (50%) of profit for the year	4,826

Depreciation is included within the table above as follows:
Cost of sales	4,712
Administrative expenses	20

Total	4,732

Equity share (50%) of profit were $0.4 million for the Predecessor Period and $4.4 million for the Successor Period.

PVD-Expro

The following table includes a summary of the joint venture equity and a reconciliation with the carrying amount of our investment: (U.S. $ in thousands).

December 31, 2018
Non- current assets	2,178
Current assets, including cash and cash equivalents U.S. $2.4 million	4,553
Current liabilities	(1,288)

Equity	5,443

Proportion of the Group’s ownership	49%

Group’s share of JV’s equity	2,667
Foreign exchange on net assets in local currency	487

Carrying amount of the investment	3,154

Summarized statement of profit or loss of PVD-Expro

The following table includes a summary of the joint venture profit and loss statement and a reconciliation with our share of income amount: (U.S. $ in thousands).

December 31, 2018
Revenue	2,245
Cost of sales	(1,358)
Administrative expenses	(227)
Interest income	102

Profit before tax	762

Income tax expense	(2)

Profit for the year	760

Equity share (49%) of profit for the year	372

Depreciation is included in the table above as follows:
Cost of sales	368
Administrative expenses	1

Total	369

Equity share (49%) of profit were Nil for the Predecessor Period and $0.4 million for the Successor Period We had no capital commitments or contingent liabilities in respect of the joint ventures.

For the Successor Period we recognized dividends, gross of withholding taxes, of $0.8 million.

9. Finance (expense) income

Finance (expense) income consisted of the following for the Predecessor Period and Successor Period: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Interest income	59	1,976
Term loan interest	(7,649)	—
Revolving credit facility interest	(574)	—
Revolving credit facility commitment fees	(105)	—
Debtor in possession facility interest	(515)	(104)
Mezzanine loan cash settled interest	(103)	—
Interest accreted to Mezzanine loan	(151)	—
Amortization of financing costs	(567)	—
Amortization of capitalized interest, net	(259)	—
Other finance (expense) income	(5,090)	4,460

Finance (expense) income, net	(14,954)	6,332

Other finance (expense) income for the Predecessor Period includes $4.4 million of foreign exchange losses on pensions and capital lease liabilities and $0.7 million of other interest expenses partially related to finance leases.

Other finance (expense) income for the Successor Period includes $8.1 million of foreign exchange gains on pensions and capital lease liabilities and $3.7 million of other interest expense partially related to finance leases.

10. Income Taxes

The components of the income tax expense for the Predecessor Period and Successor Period were as follows: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Current tax:
UK	—	1,332
Foreign	2,255	15,721

Total current tax	2,255	17,053
Deferred tax:
UK	—	—
Foreign	(798)	(9,855)

Total deferred tax	(798)	(9,855)

Income tax expense	1,457	7,198

The UK and foreign components of income (loss) from continuing operations before income taxes for the Predecessor Period and Successor Period were as follows: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
UK	438,740	(583,280)
Foreign	105,267	554,589
Total	544,007	(28,691)

The provision for income taxes for the Predecessor Period and Successor Period differs from the amount computed by applying the UK statutory income tax rate to income before taxes for the reasons below: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Statutory income tax at 19%	103,361	(5,451)
Permanent differences	(642)	4,561
Non-taxable accounting gain on debt transaction	(107,138)	—
Thin capitalisation adjustments on interest expenses	—	7,669
Non-UK income taxed at different rates	932	1,799
Net tax charge related to attributes with full valuation allowance	4,546	744
Exempt dividends from joint venture	—	(96)
Prior year adjustments	13	(3,742)
Withholding taxes	46	1,075
Foreign exchange movements on tax balances	339	639

Income tax expense	1,457	7,198

Effective tax rate on continuing operations	0.3%	(25.1%)

The effective tax rate for the Predecessor period is driven by a non-taxable accounting gain on reorganization of $563.9 million associated with the Chapter 11 Proceedings and Plan of Reorganization.

The effective tax rate for the Successor period is driven by the payment of tax in a number of geographic locations, including jurisdictions with a turnover tax regime, and a deferred tax credit on the amortization of intangibles.

We have not provided United Kingdom income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2018 because we intend to permanently reinvest such earnings outside the United Kingdom. If these foreign earnings were to be repatriated in the future, the related United Kingdom tax liability would not be reduced by any foreign income taxes previously paid on these earnings. As of December 31, 2018 the group is in a cumulative net loss position. It is not possible to estimate the amount of unrecognized deferred tax liability related to jurisdictions with cumulative earnings at this time.

The primary components of our deferred tax assets and liabilities at December 31, 2018 were as follows: (U.S. $ in thousands).

December 31, 2018
Non-current deferred tax assets:
Net operating loss carry forwards	464,421
Employee compensation and benefits	9,995
Depreciation	31,371
Other	18,500

Subtotal	524,287
Valuation allowance	(507,159)

Total	17,128

Non-current deferred tax liabilities:
Depreciation	(3,306)
Goodwill and other intangibles	(73,032)
Other	(3,347)

Total	(79,685)

Net deferred tax liability	(62,557)

At December 31, 2018 we had a total of $2,342.8 million net operating losses, of which $10.7 million will expire from 2019 to 2038. The balance will not expire due to indefinite expiration dates. Losses attributed to our UK companies are $1,831.3 million.

We recognise a valuation allowance where it is more likely than not that some part or all of the deferred tax assets will not be realised. The realisation of a deferred tax asset is dependent upon the ability to generate sufficient taxable income in the appropriate taxing jurisdictions where the deferred tax assets are initially recognised.

We have performed an analysis of uncertain tax positions in the various jurisdictions in which we operate and concluded that we are adequately provided.

The following table presents the changes in our unrecognized tax benefits at December 31, 2018 included in the balance sheet: (U.S. $ in thousands).

	Predecessor	Successor
	January 31, 2018	December 31, 2018
Balance at beginning of year	34,147	35,291
Additions based on tax positions related to current period	351	4,876
Additions for tax positions of prior year period	793	2,773
Settlements with tax authorities	—	(1,472)
Reductions for tax positions of prior years	—	(1,619)
Reductions due to the lapse of statute of limitations	—	(3,030)

Balance at end of the period	35,291	36,819

The amounts above include penalties and interest of $3.1 million for the Predecessor Period and $3.5 million for the Successor Period. We classify penalties and interest relating to uncertain tax positions within taxes on income in the consolidated statement of operations.

We file income tax returns in the United Kingdom and in various other foreign jurisdictions. In all cases we are no longer subject to income tax examination by tax authorities for years prior to 2008. Tax filings of our subsidiaries, branches, and related entities are routinely examined in the normal course of business by the tax authorities. We believe that there are no jurisdictions in which the outcome of unresolved issues is likely to be material to our results of operations, financial position or cash flows.

11. Restricted Cash

The following table summarizes the balance of restricted cash at December 31, 2018: (U.S. $ in thousands).

December 31, 2018
Cash held for contractual commitments and escrow account	2,303

Total	2,303

We held bank deposits which have been pledged as cash collateral for performance and bid bonds and guarantees issued by various banks. We also held minimum cash balances which must be maintained in accordance with contractual arrangements. Cash held for these types of contractual commitments was $2.0 million at December 31, 2018.

12. Accounts Receivable, Net and Unbilled

Accounts receivable, net and unbilled consisted of the following at December 31, 2018: (U.S. $ in thousands).

December 31, 2018
Accounts receivable and unbilled	229,655
Allowance for doubtful accounts	(11,447)

Total	218,208

13. Inventories, Net

Inventories consisted of the following at December 31, 2018: (U.S. $ in thousands).

December 31, 2018
Raw materials	748
Equipment, spares and consumables	42,318
Work-in progress	9,062

Total	52,128

14. Other Assets and Other Liabilities

Other assets consisted of the following at December 31, 2018: (U.S. $ in thousands)

December 31, 2018
Prepayments	22,284
VAT receivable	17,708
Other receivables	2,432
Collateral deposits	32,315

Total	74,739

Other current assets	70,834
Other non-current assets	3,905

Total	74,739

Collateral deposits placed with banks represents collateral for letter of credits, performance bonds and guarantees issued.

Other liabilities consisted of the following at December 31, 2018: (U.S. $ in thousands).

December 31, 2018
Deferred Income	14,238
Other tax and social security	22,363
Other payables	2,326
Provisions	20,446

Total	59,373

Other current liabilities	51,846
Other non-current liabilities	7,527

Total	59,373

15. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at December 31, 2018: (U.S. $ in thousands).

December 31, 2018
Accounts payable	64,042
Accrued liabilities	83,489

Total	147,531

16. Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2018: (U.S. $ in thousands).

December 31, 2018
Cost
Land	3,379
Buildings	35,524
Plant and equipment	339,509

378,412

Less accumulated depreciation and impairment	(88,894)

Total	289,518

Depreciation expense relating to property, plant and equipment, including assets under capital leases, was $7.7 million for the Predecessor Period and $85.7 million for the Successor Period.

The carrying amount of our property, plant and equipment recognized in respect of assets held under capital leases at December 31, 2018 was as follows: (U.S. $ in thousands).

December 31, 2018
Cost
Buildings	21,626
Plant and equipment	358

21,984

Less accumulated amortization	(1,982)

Total	20,002

We had entered into contractual commitments for the acquisition of property, plant and equipment totalling $31.1 million as at December 31, 2018.

Approximately 80% of our total gross fixed assets at December 31, 2018 were pledged to collateralize indebtedness.

Due to the continuing challenging environment in the oil and gas industry, we tested the recoverability of our property, plant and equipment at December 31, 2018. We concluded that the carrying values of certain assets were no longer recoverable. The fair value of these assets was based on the projected present value of future cash flows that these assets are expected to generate. In addition, we determined that certain assets were no longer utilized. As a result we recorded an impairment charge related to our property, plant and equipment of $3.4 million at December 31, 2018, which is included within “Cost of sales” on our consolidated statement of operations for the Successor Period.

17. Intangible Assets

The following table summarizes our intangible assets as at December 31, 2018: (U.S. $ in thousands).

	December 31, 2018
	Cost	Accumulated amortization	Net Book Value	Weighted average remaining life (years)
Customer relationships and contracts	215,200	(19,727)	195,473	9
Trademarks	40,100	(3,676)	36,424	9
Technology	66,200	(6,068)	60,132	9
Software	4,094	(2,883)	1,211	1

Total	325,594	(32,354)	293,240	9

We amortize intangible assets on a straight-line basis over their estimated useful lives once the intangible assets meets the criteria to amortize. Amortization expense for intangible assets was $1.5 million for the Predecessor Period and $32.4 million for the Successor Period. These expenses were included in Cost of Sales.

We review the carrying values of long lived assets for impairment if events or changes in circumstances indicate the carrying value may not be recoverable. Impairment is tested by estimating the undiscounted cash flows expected to result from the asset, including any residual value at the end of the asset life. If undiscounted cash flows are lower than the carrying value of the asset, an impairment loss is recorded to reduce the asset’s carrying value to its fair value. No impairment charge was recognised during the year ended December 31, 2018.

Expected future intangible asset amortization as of December 31, 2018 is as follows: (U.S. $ in thousands).

Fiscal years:
2019	33.4
2020	32.2
2021	32.2
2022	32.2
2023	32.2
Thereafter	131.0

Total	293.2

18. Goodwill

We test goodwill for impairment annually as of December 31, or more frequently if further indicators of potential impairment exist. In performing the test we consider qualitative factors first to determine whether it is more likely than not that the fair value of any of the reporting units are lower than their carrying amounts. If there are indicators of impairment, we estimate the fair value of a reporting unit using a discounted cash flow approach. We recognize an impairment charge, as necessary, for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit.

Our reporting units are either our operating segments or components of our operating segments depending on the level at which segment management oversees the business. Our reporting units include ECIS, SSA, MENA, ASIA, North America (“NAM”) and Latin America (“LATAM”).

The allocation of goodwill by reportable segment was as follows: (U.S. $ in thousands).

December 31, 2018
ESSA	12,764
ASIA	44,476
MENA	123,115
NLA	31,934

Total	212,289

No impairment charge was recognized during the period ended December 31, 2018, as there were no indicators of impairment.

19. Interest Bearing Loans

On December 20, 2018 we entered into a Revolving Credit Facility (“RCF”) with an overall commitment of $150.0 million (up to $100.0 million available for drawdown as loans and an engagement line of up to $50 million for bonds and guarantees). The RCF bears interest at USD LIBOR plus 3.75% and is guaranteed in full by our material subsidiaries as defined in the agreement. No drawdown from the facility has been made as of December 31, 2018.

20. Fair Value Measurements

At December 31, 2018 we did not have any assets or liabilities that we measure at fair value on a recurring basis.

Fair value of Financial Instruments

The carrying values of our financial instruments at December 31, 2018 were as follows (U.S $ in thousands):

	December 31, 2018 Carrying amount	December 31, 2018 Fair value
Capital lease obligations	20,781	20,781

The carrying values on our consolidated balance sheet of our cash and cash equivalents, accounts receivable and unbilled, other assets, accounts payable and accrued liabilities approximate their fair values due to their nature and relatively short maturities; therefore, we exclude them from the foregoing table.

We estimate the fair value of our capital lease obligations and other financial liabilities using discounted future cash flows applying rates available for debt on similar terms, credit risk and remaining maturities. Such fair value measurements are considered Level 2 under the fair value hierarchy.

21. Financial Risk Factors

Our operations expose us to several financial risks, principally market risk (foreign currency risk and interest rate risk), credit risk and liquidity risk.

Foreign currency risk

Cash Flow Exposure

We expect many of the subsidiaries of our business to have future cash flows that will be denominated in currencies other than the subsidiaries’ functional currencies, which is the United States Dollar. Our primary cash flow exposures are revenues and expenses. Changes in the exchange rates between the functional currency of our subsidiaries and the other currencies in which they transact will cause fluctuations in the cash flows we expect to receive or pay when these cash flows are realized or settled.

Transaction Exposure and Economic Hedging

Many subsidiaries of our business have assets and liabilities that are denominated in currencies other than the subsidiaries’ functional currencies. Changes in the exchange rates between our subsidiaries’ functional currencies and the other currencies in which these assets and liabilities are denominated can create fluctuations in our reported consolidated statements of operations and cash flows.

Interest rate risk

Upon Emergence, we do not have variable interest rate bearing debt facilities and accordingly, we are currently not exposed to variability in interest expense and cash flows due to interest rate changes.

Credit risk

Our exposure to credit risk is primarily through cash and cash equivalents, restricted cash and accounts receivable and unbilled balances. Our liquid assets are invested in cash or short term deposits with maturities less than 90 days and are amongst the most creditworthy of investments available. The counter parties for these investments are large international financial institutions.

We do not have a significant concentration of credit risk as we have an extensive global customer base comprising of a large number of international oil companies (IOC), national oil companies (NOC) and independent E&P companies from all major oil and gas locations around the world. The majority of our accounts receivable are due for maturity within less than 90 days and largely comprise amounts receivable from large international oil companies and national oil companies. We closely monitor accounts receivable and raise provisions for bad and doubtful debts where it is deemed appropriate.

Liquidity risk

We believe that the Group has sufficient liquidity to meet projected working capital requirements, with sufficient headroom to protect against variability of cash flows. Key ratios are monitored on a historical and forward looking basis, to ensure that the Group has adequate liquidity to meet its contractual obligations as they fall due.

Cash balances are held in a number of currencies, in order to meet our immediate operating and administrative expenses or to comply with local currency regulations.

22. Commitments and Contingencies

Leases

We lease a variety of properties, administrative offices, staff accommodations and warehouses throughout the world with lease terms between one and fifteen years. We also lease certain machinery and equipment under operating and capital leases.

Future minimum payments under all of our non-cancellable leases were as follows as of December 31, 2018: (U.S. $ in thousands).

	Operating Leases	Capital Leases
Years ending December 31,
2019	35,467	3,832
2020	23,168	3,685
2021	12,845	3,514
2022	8,288	3,372
2023	6,206	2,677
Due after 5 years	31,022	25,610

	116,996	42,690

Less: Amounts representing interest		(21,909)

Total capital lease obligation		20,781

Short-term portion		1,357
Long-term portion		19,424

As of December 31, 2018 the minimum operating lease payments recognized as an expense is $5.8 million for the Predecessor Period and $75.8 million for the Successor Period.

Capital Leases

For the year ended on December 31, 2018, the average effective borrowing rate was 13.0%. Interest rates are fixed at the contract date. All leases are on a fixed repayment basis with the exception of certain properties, where lease payments increase in line with market rental rates.

Commercial Commitments

During the normal course of business, we enter into commercial commitments in the form of letters of credit and bank guarantees to provide financial and performance assurance to third parties. Also, refer to note 16 for details of capital commitments as of December 31, 2018.

Litigation

We are routinely involved in litigation claims on disputes incidental to our business. In our opinion, none of the existing litigation or results from compliance reviews are likely to have a material adverse effect on these consolidated financial statements.

23. Post-Retirement Benefits

We operate a number of pension schemes, primarily consisting of defined contribution plans for UK and non UK employees. We also sponsor defined benefit pension plans for certain UK, Holland, Norway and Indonesia employees. The majority of our pension cost relates to defined contribution plans. The assets of the various defined benefit plans are held separately from those of the Group. Our principal retirement savings plans and pension plans are discussed below.

Defined Contribution Plans

We offer certain retirement savings plans to UK and non-UK employees. These plans are managed in accordance with applicable local statutes and practices and are defined contribution plans. These plans include a Group Personal Pension plan (“GPP”) for UK employees, which is a portable, personal pension plan to which the employer contributes on a matching basis between a base of 3% and a ceiling of 6% of base salary. In addition, we offer 401k retirement savings plans for our U.S. employees and other defined contribution schemes for our employees in Canada.

Expenses recognized in respect of these plans were $0.8 million for the Predecessor Period and $8.9 million for the Successor Period.

Defined Benefit Plans

We offer a pension plan to certain of our UK employees, which qualifies as a defined benefit scheme. Effective October 1, 1999, this plan was closed to new entrants. The contributions to the scheme are determined by a qualified external actuary on the basis of annual valuations.

In December 2015, the decision was taken to close the UK defined benefit scheme (“DB Scheme) to new accrual. The status of the DB scheme’s remaining active members has changed to that of deferred member. This change affected approximately 80 employees. As deferred members, these employees will no longer accrue further benefits under the DB scheme through their service. However, benefits earned through past service are retained and will continue to increase with inflation. In addition, affected individuals were auto-enrolled in the Group’s defined contribution pension scheme (“DC scheme”).

We also operate defined benefit and insured defined benefit arrangements in Holland and Norway. The assets of insured schemes are insurance contracts which guarantee the pensions secured to date, and an annual valuation of the scheme amends the contribution rate each year.

Further, we operate defined benefit arrangements under Indonesian Labor law providing retirement benefit, death, disability, voluntary resignation and other payments of severance due to change of ownership, redundancy and receivership, using lump sum formula expressed in terms of a multiple of final wages depending on the years of service completed.

Key assumptions

The major assumptions, included on a weighted average basis across the defined benefit schemes (UK, Holland, Norway and Indonesia), used to calculate the defined benefit scheme liabilities were:

December 31, 2018%
Discount rate	2.8
Expected return on scheme assets	3.9
Expected rate of salary increases	0.1
Allowance for pension payment increases	2.9

The mortality assumptions adopted imply the following remaining life expectancies:

Remaining years	December 31, 2018
Males currently aged 40	45
Females currently aged 40	47
Males currently aged 65	21
Females currently aged 65	23

The discount rate has been calculated with reference to AA rated corporate bonds of a suitable maturity. Expected rates of salary increases have been estimated by management following a review of the participant data. Within the UK schemes pensionable salary was frozen in 2012 resulting in the reduction in the weighted average assumption for salary increases disclosed above. Assumptions for pension increases are linked to expectations of future rates of inflation.

The expected long-term return on cash is based on cash deposit rates available at the reporting date. The expected return on bonds is determined by reference to UK long term government bonds and bond yields at the reporting date. The expected rates of return on equities and property have been determined by setting an appropriate risk premium above government bond yields having regard to market conditions at the reporting date.

Net periodic benefit cost

Amounts recognized in the statement of operations and in the statement of comprehensive loss in respect of the defined benefit schemes were as follows: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Current service cost	(93)	(1,072)
Interest cost	(510)	(5,607)
Expected return on scheme assets	625	6,662
Plan amendment events recognized in statement of operations	—	(40)
Reclassed net remeasurement gains (losses)	(214)	—

Statement of operations	(192)	(57)

Remeasurement gains (losses)	30	6,743
Reclassed net remeasurement (gains) losses	214	—

Other comprehensive income	244	6,743

Total comprehensive income	52	6,686

The service costs have primarily been included in cost of sales. Interest cost and expected return on scheme assets have been recorded in selling, general and administrative expenses. Remeasurement gains and losses have been reported in the statement of comprehensive income (loss).

The remeasurement gain is derived from the components shown in the table below: (U.S. $ in thousands).

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Remeasurement loss on assets	(4,316)	(10,680)
Remeasurement gain on liabilities	4,346	17,423

Remeasurement gain on defined benefit schemes	30	6,743

The amount of employer contributions expected to be paid to our defined benefit schemes during the years to December 31, 2028 is set out below: (U.S. $ thousands).

Year to December 31:
2019	3,908
2020	4,018
2021	4,135
2022	4,327
2023	4,380
5 years to December 31, 2028	23,726

Statement of financial position

The amount included in the statement of financial position arising from our obligations in respect of defined retirement benefit schemes and post-employment benefits was as follows: (U.S. $ in thousands).

December 31, 2018
Present value of defined benefit obligations	(223,910)
Fair value of scheme assets	166,663

Deficit recognized under non-current liabilities	(57,247)

Changes in the present value of defined benefit obligations were as follows: (U.S. $ in thousands).

Successor
Period February 01, 2018 through December 31, 2018
As at February 01	(270,612)
Service cost	(1,072)
Interest cost	(5,607)
Contributions from scheme members	(114)
Remeasurement gains	17,423
Plan amendments	(40)
Exchange differences	26,326
Benefits paid	9,768
Payroll tax of employer contributions	18

As at December 31	(223,910)

The accumulated benefit obligation was $222.9 million at December 31, 2018.

Movements in fair value of scheme assets were as follows: (U.S. $ in thousands)

Successor
Period February 01, 2018 through December 31, 2018
As at February 01	196,586
Actual return on scheme assets	(4,018)
Exchange differences	(18,977)
Contributions from the sponsoring companies	2,746
Contributions from scheme members	112
Benefits paid	(9,768)
Payroll tax of employer contributions	(18)

As at December 31	166,663

The actual return on scheme assets consists of the following: (U.S. $ in thousands).

Successor
Period February 01, 2018 through December 31, 2018
Expected return on scheme assets	6,662
Remeasurement gain (loss) on scheme assets	(10,680)

Deficit recognized under non-current liabilities	(4,018)

The investment strategy of the main UK scheme (“Plan”) is set by the trustees, and is based on advice received from an investment consultant. The primary investment objective for the Plan is to achieve an overall rate of return that is sufficient to ensure that assets are available to meet all liabilities as and when they become due. In doing so, the aim is to maximize returns at an acceptable level of risk taking into consideration the circumstances of the Plan.

The investment strategy has been determined after considering the Plan’s liability profile and requirements of the UK statutory funding objective, and an appropriate level of investment risk.

Taking all these factors into consideration, 70% of the assets are invested in a growth portfolio, comprising diversified growth funds (“DGFs”) and property, and 30% of the assets in a stabilizing portfolio, comprising corporate bonds and liability driven investments. DGFs are actively managed multi-asset funds. The managers of the DGFs aim to deliver equity like returns in the long term, with lower volatility. They seek to do this by investing in a wide range of assets and investment contracts in order to implement their market views.

The present value of the Plan’s future benefits payments to members is sensitive to changes in long term interest rates and long term inflation expectations. Liability driven investment (“LDI”) funds are more sensitive to changes in these factors and therefore provide more efficient hedging than traditional bonds. A small proportion of the assets have therefore been invested in LDI funds to help to reduce the volatility of the Plan’s funding position. The hedging level is expected to be increased over time as the Plan’s funding position improves.

Assets of the other schemes are invested in a combination of equity, bonds, real estate and insurance contracts.

The analysis of the scheme assets and the expected rate of return at the reporting date were as follows: (U.S. $ in thousands).

	December 31, 2018
	Expected rate of return %	Fair value of asset
Mutual funds
Equity funds	5.3	95,048
Liability driven investment funds	1.8	43,093
Bond funds	2.7	11,658
Property funds	4.3	3,408
Equities	2.3	199
Other assets	1.9	13,257

Total		166,663

The aggregated asset categorization for the schemes were as follows: (U.S. $ in thousands).

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Mutual funds
Equity funds	95,048	—	—	95,048
Liability driven investment funds	43,093	—	—	43,093
Bond funds	11,658	—	—	11,658
Property funds	3,408	—	—	3,408
Equities	199	—	—	199
Other assets	—	329	12,928	13,257

Total	153,406	329	12,928	166,663

Other assets primarily represent insurance contracts. The fair value is estimated, based on the underlying defined benefit obligation assumed by the insurers.

Movements in fair value of Level 3 assets were as follows: (U.S. $ in thousands)

2018
Opening Balance	14,214
Actual return on scheme assets	(84)
Exchange differences	(932)
Contributions from the sponsoring companies	333
Contributions from scheme members	112
Benefits paid	(715)

At December 31	12,928

24. Stockholders’ Equity

The following table summarizes total shares of common stock outstanding:

	Successor
	December 31, 2018
	Allotted, called up and fully paid number	Allotted, called up and fully paid value $’000
Ordinary shares of $0.01 each, 1 vote per share	58,489,895	585

Upon Emergence EGHIL issued 41,199,908 shares with par value of $0.01 to the registered holders of Term Loan and RCF for a total consideration of $800.9 million and 17,289,987 shares with par value of $0.01 per share as part of a rights issue for a total consideration of $205.7 million.

25. Management Incentive Plan

Stock Based Compensation Plans

During October 2018, our Board approved the Expro Group Holdings International Limited 2018 Management Incentive Plan which comprises the following stock based compensation plans (a) stock options to non-executive directors and key management personnel and (b) restricted stock units.

Stock Options

Our stock option plans provide for the issuance of stock options to non-executive directors and key management personnel, all of which become exercisable only on the occurrence of a Liquidity Event, as defined in the plan. The options for non-executive directors vest over three years and the options for management vest over four years, subject to the fulfilment of continued service. Additionally, a portion of the management options are subject to performance conditions (linked to changes in Internal Rate of Returns (‘IRR’)) in addition to the service condition.

The fair value of the stock options granted to non-executive directors was estimated at the grant date using the Black-Scholes model and for those awarded to the management was estimated using a Monte-Carlo Option valuation model. The grant-date fair value of the Company’s shares is a key input in determination of the fair value of the awards. We estimated this to be $20.69 per share, based on a valuation performed near the grant date.

The key assumptions used to estimate the fair value of the options are as follows:

December 31, 2018
Risk free interest rate	3.0%
Expected volatility *	40.0%
Dividend yield	0.0%
Expected term in years	9.3
Weighted average fair value per share	$20.69
Weighted average fair value of the options – directors	$11.1
Weighted average fair value of the options – management	$8.1

*	Assumed based on an analysis of comparable companies’ equity volatility.

The following table presents the options activity during the period ended December 31, 2018.

	December 31, 2018
	Number of options	Weighted average Exercise price
Outstanding at the beginning of the period	—	—
Granted during the period	5,790,152	$20.69
Exercise during the period	—	$20.69
Forfeited during the period	—	$20.69

Outstanding as of December 31, 2018	5,790,152	$20.69

Due to the nature of the performance and exercise conditions, recognition of compensation cost for the options have been deferred until the occurrence of a Liquidity Event, as defined in the plan rules.

Restricted Stock Units

In addition to stock options, certain management personnel have been granted restricted stock units (“RSUs”), where each unit represents the right to receive, at the end of a stipulated period, one unrestricted share of stock with no exercise price. RSUs are subject to vesting over a three year period. RSUs are only exercisable on a Liquidity Event as defined in the plan rules.

The fair value of the RSUs were estimated using the Black-Scholes model. The key assumptions used to estimate the fair value of the RSUs are as follows:

December 31, 2018
Risk free interest rate	3.0%
Expected volatility*	40.0%
Dividend yield	0.0%
Expected term in years	6.3
Weighted average fair value of the RSUs	$20.69

*	Assumed based on an analysis of comparable companies’ equity volatility.

The following table presents the RSUs activity during the period ended December 31, 2018.

December 31, 2018
Granted	100,552
Vested	—
Exercised	—

Outstanding balance as at December 31, 2018	100,552

Due to the nature of the performance and exercise conditions, recognition of compensation cost for the RSUs has been deferred until the occurrence of a Liquidity Event, as defined in the plan rules.

As of December 31, 2018, the total compensation cost related to non-vested awards not yet recognized is $50.4m which is expected to be recognized in the period when the occurrence of a Liquidity Event, as defined in the plan rules is deemed probable.

26. Accumulated other comprehensive Income

Accumulated other comprehensive income consisted of the following: (U.S. $ in thousands).

December 31, 2018
Defined benefit pension	6,695

Total accumulated other comprehensive income	6,695

27. Earnings (Loss) Per Share

Basic earnings (loss) per share attributable to the company stockholder is calculated by dividing net income (loss) attributable to company by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share attributable is computed giving effect to all potential dilutive common stock, unless there is a net loss for the period.

The calculation of basic and diluted earnings (loss) per share attributable to company stockholder for the Predecessor Period and Successor Period was as follows (U.S. $ in thousands, except per share amounts):

	Predecessor	Successor
	Period January 01, 2018 through January 31, 2018	Period February 01, 2018 through December 31, 2018
Net income (loss)	542,937	(31,078)

Basic and diluted weighted average number of shares outstanding	333,282,666	58,489,895

Total basic and diluted earnings (loss) per share (USS)	1.63	(0.53)

28. Related Party Disclosures

During the Predecessor Period and Successor Period we entered into transactions with related parties as follows: (U.S. $ in thousands)

Trading transactions

		Goods and services provided to related party	Amounts owed by / (to) related party
CETS	Joint venture	97	2,603
PVD-Expro	Joint venture	—	1,031

Predecessor Period		97	3,634

		Goods and services provided to related party	Amounts owed by /(to) related party
CETS	Joint venture	3,294	407
PVD-Expro	Joint venture	—	928

Successor Period		3,294	1,335

Transactions with CETS and PVD-Expro

At December 31, 2018, we held a 50% stake in a joint venture, COSL - Expro Testing Services (Tianjin) Co. Ltd (“CETS”) and a 49% stake in a joint venture, PV Drilling Expro International Company Limited (“PVD-Expro”). The transactions in the table above arise from trading activities between us and the joint ventures.

Financing and investing transactions

The following table presents the financing and investing transactions for Successor Period: (U.S. $ in thousands).

		Dividends received from joint venture
CETS	Joint venture	773

Successor Period		773

29. Subsequent Events

We have evaluated subsequent events through March 12, 2019, the date the consolidated financial statements were available for issuance and noted that there were no events between the reporting date and the date the financial statements were authorized for issue that require disclosure.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Total revenue	$156,295	$206,697

Operating costs and expenses:
Cost of revenue	(164,730)	(207,780)
General and administrative	(6,738)	(4,375)
Impairment charges	—	(275,594)
Transaction related costs	(4,823)	—
Severance and other charges	(555)	(1,060)

Total operating cost and expenses	(176,846)	(488,809)

Operating loss	(20,551)	(282,112)
Other income (expenses), net	239	(899)
Interest and finance (charges) income, net	(1,627)	3,653

Loss before taxes and equity in income of joint ventures	(21,939)	(279,358)
Equity in income of joint ventures	4,092	4,451

Loss before income taxes	(17,847)	(274,907)
Income tax (expenses) benefit	(2,545)	9,737

Net loss	$(20,392)	$(265,170)

Loss per common share:
Basic and diluted	$(0.35)	$(4.53)

Weighted average common shares outstanding:
Basic and diluted	58,489,895	58,489,895

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(20,392)	$(265,170)
Other comprehensive loss:
Amortization of prior service credit	(61)	—

Other comprehensive loss	(61)	—

Comprehensive loss	$(20,453)	$(265,170)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$108,491	$116,924
Restricted cash	1,617	3,785
Accounts receivable, net	196,806	193,600
Inventories, net	56,125	53,359
Income tax receivables	19,017	20,327
Other current assets	38,627	39,957

Total current assets	420,683	427,952

Property, plant and equipment, net	290,869	294,723
Investments in joint ventures	49,175	45,088
Intangible assets, net	166,716	173,168
Goodwill	25,504	25,504
Operating lease right-of-use assets	59,526	57,247
Non-current accounts receivable, net	10,921	11,321
Other non-current assets	4,953	4,748

Total assets	$1,028,347	$1,039,751

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$139,059	$136,242
Income tax liabilities	15,063	13,657
Finance lease liabilities	1,243	1,220
Operating lease liabilities	14,331	14,057
Other current liabilities	64,851	59,043

Total current liabilities	234,547	224,219

Deferred tax liabilities, net	26,161	26,817
Post-retirement benefits	57,281	57,946
Non-current finance lease liabilities	16,718	16,974
Non-current operating lease liabilities	59,289	58,585
Other non-current liabilities	42,820	43,226

Total liabilities	436,816	427,767

Commitments and contingencies (Note 17)
Stockholders’ equity:
Common stock, ordinary $0.01 shares, par value $0.01 per share issued 58,489,895 at March 31, 2021 and December 31, 2020	585	585
Warrants	10,530	10,530
Additional paid-in capital	1,006,100	1,006,100
Accumulated other comprehensive loss	(1,555)	(1,494)
Accumulated deficit	(424,129)	(403,737)

Total stockholders’ equity	591,531	611,984

Total liabilities and stockholders’ equity	$1,028,347	$1,039,751

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(20,392)	$(265,170)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charges	—	275,594
Depreciation and amortization	27,759	30,292
Equity in income of joint ventures	(4,092)	(4,451)
Elimination of unrealized profit on sales to joint ventures	5	733
Deferred tax credit	(656)	(15,324)
Unrealized foreign exchange loss (gain)	1,255	(2,847)
Changes in assets and liabilities:
Accounts receivable, net	(3,679)	(12,587)
Inventories, net	(2,766)	(1,180)
Other assets	1,410	(873)
Accounts payable and accrued liabilities	4,288	12,743
Other liabilities	6,324	(3,885)
Income taxes, net	1,794	1,632
Other, net	(1,609)	(5,758)
Dividends received from joint ventures	—	72

Net cash provided by operating activities	9,641	8,991

Cash flows from investing activities:
Capital expenditures	(19,168)	(29,596)

Net cash used in investing activities	(19,168)	(29,596)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits	(287)	1,660
Payments of loan issuance and other transaction costs	(175)	(15)
Repayments of finance leases	(340)	(383)

Net cash (used in) provided by financing activities	(802)	1,262
Effect of exchange rate changes on cash and cash equivalents	(272)	(2,569)

Net decrease to cash and cash equivalents and restricted cash	(10,601)	(21,912)
Cash and cash equivalents and restricted cash at beginning of period	120,709	147,085

Cash and cash equivalents and restricted cash at end of period	$110,108	$125,173

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(1,408)	$(3,955)
Cash paid for interest, net	$(981)	$(555)
Change in accounts payable and accrued expenses related to capital expenditures	$(1,650)	$(968)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Stockholders’ Equity (Unaudited)

(in thousands)

	Three Months Ended March 31, 2020
	Common Stock	Warrants	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total Stockholder’s Equity
Balance at January 1, 2020	$585	$10,530	$1,006,100	$3,174	$(95,839)	$924,550
Comprehensive loss:
Net loss	—	—	—	—	(265,170)	(265,170)
Other comprehensive loss	—	—	—	—	—	—

Balance at March 31, 2020	$585	$10,530	$1,006,100	$3,174	$(361,009)	$659,380

	Three Months Ended March 31, 2021
	Common Stock	Warrants	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated Deficit	Total Stockholder’s Equity
Balance at January 1, 2021	$585	$10,530	$1,006,100	$(1,494)	$(403,737)	$611,984
Comprehensive loss:
Net loss	—	—	—	—	(20,392)	(20,392)
Other comprehensive loss	—	—	—	(61)	—	(61)

Balance at March 31, 2021	$585	$10,530	$1,006,100	$(1,555)	$(424,129)	$591,531

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Notes to the Unaudited Condensed Consolidated Financial Statements (Unaudited)

For the Three Months Ended March 31, 2021 and 2020

1. Business description

Expro Group Holdings International Limited (the “Company” or “EGHIL”) and our consolidated subsidiaries (collectively referred to as “We”, “Expro” or the “Group”), provide services and products that measure, improve, control and process flow from oil and gas wells, from exploration and appraisal through field production optimization and enhancement and field abandonment.

EGHIL is a limited company incorporated in the Cayman Islands with its registered office situated in the Cayman Islands.

On March 11, 2021, the Company announced that it had entered into a definitive agreement to merge with Frank’s International N.V.(“Frank’s”), a leading provider of tubular running services, tubular products and offerings and cementing solutions. The merger is subject to shareholder approval of both parties, regulatory approval and to other customary closing conditions. The transaction is expected to close in the third quarter of 2021. It is expected that the proposed merger would be accounted for using acquisition method of accounting with Expro being identified as the accounting acquirer. During the three months ended March 31, 2021, the Company has incurred $4.8 million of transaction related costs, which consist primarily of legal fees, professional fees and other costs with respect to the proposed merger, which is included in “Transaction related costs” in the unaudited condensed consolidated statements of operations. No such costs were incurred for the three months ended March 31, 2020.

2. Basis of preparation and significant accounting policies

Basis of preparation

The unaudited condensed consolidated financial statements reflect the accounts of EGHIL and all of its subsidiaries. All intercompany balances and transactions, including unrealized profits arising from them, have been eliminated for purposes of preparing these unaudited condensed consolidated financial statements. Investments in which we do not have a controlling interest, but over which we do exercise significant influence, are accounted for under the equity method of accounting.

The accompanying condensed consolidated financial statements have not been audited by our independent registered public accounting firm. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim consolidated financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in our Annual Report.

In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly our financial position as of March 31, 2021 and the results of our operations and cash flows for the three months ended March 31, 2021 and 2020. Such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or for any other period.

The unaudited condensed consolidated financial statements have been prepared using the United States dollar (“$” or “U.S. dollar”) as the reporting currency.

Significant accounting policies

Refer to “Note 2 Basis of preparation and significant accounting policies” of our consolidated financial statements as of and for the year ended December 31, 2020 for discussion of our significant accounting policies. There have been no material changes in our significant accounting policies as compared to the significant accounting policies described in our consolidated financial statements as of and for the year ended December 31, 2020.

Recent accounting pronouncements

We have adopted the following accounting standards updates (“ASUs”) as of January 1, 2021 with no material impact on our unaudited condensed consolidated financial statements or disclosures:

•	ASU 2021-01, Reference Rate Reform (Topic 848);

•	ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans;

•	ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes;

•	ASU 2020-01, Clarifying the interactions between Topic 321, Topic 323, and Topic 815;

•	ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs;

•	ASU 2020-10, Codification Improvements.

3. Impairment charges

The following table presents total amount of impairment charges recognized during the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Property, plant and equipment, net	$—	$8,332
Operating lease right-of-use assets	—	14,975
Intangible assets, net	—	60,394
Goodwill	—	191,893

Total	$—	$275,594

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. A qualitative assessment is allowed to determine if goodwill is potentially impaired. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The qualitative assessment determines whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount. If it is more likely than not that the fair value of the reporting unit is less than the carrying amount, then a quantitative impairment test is performed. The quantitative goodwill impairment test is used to identify both the existence of impairment and the amount of impairment loss. The test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than it’s carrying value, an impairment loss is recorded based on that difference.

As of March 31, 2021 we did not identify any trigerring events that would represent an indicator of impairment of our goodwill. Accordingly, no impairment charges related to goodwill have been recorded during the three months ended March 31, 2021.

During the three months ended March 31, 2020 the Group observed a material increase in macro-economic uncertainty and a material decrease in oil and gas prices as a result of a combination of factors, including the substantial decline in global demand for oil caused by the COVID-19 pandemic and disagreements between the Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) regarding limits on production. As a result, customers significantly decreased capital budgets and other spending, which significantly impacted our global outlook for the energy services industry. We determined that these events constituted a triggering event that required us to perform a quantitative goodwill impairment assessment as of March 31, 2020 (“testing date”) and to review the recoverability of all our long-lived assets.

We used the income approach to estimate the fair value of our reporting units, but also considered the market approach to validate the results. The income approach estimates the fair value by discounting the reporting unit’s estimated future cash flows using an estimated discount rate, or expected return, that a marketplace participant would have required as of the valuation date. The market approach includes the use of comparative multiples to corroborate the discounted cash flow results and involves significant judgment in the selection of the appropriate peer group companies and valuation multiples.

Under the income approach, we utilized third-party valuation advisors to assist us with these valuations. These analyses included significant judgment, including significant Level 3 assumptions related to management’s short-term and long-term forecast of operating performance, discount rates based on our estimated weighted average cost of capital, revenue growth rates, profitability margins and capital expenditures.

Our interim quantitative impairment test in 2020 determined the carrying value of certain of our reporting units exceeded their estimated fair value as of the testing date, which resulted in goodwill impairment charges of $191.9 million.

Long-lived Assets

No impairment charges of our long-lived assets were recorded during the three months ended March 31, 2021. During the three months ended March 31, 2020, we identified certain of our long-lived assets which exceeded their respective fair values and certain of our long-lived assets which were deemed to be no longer useable and as a result, we recorded impairment charges of $8.3 million, $15.0 million and $60.4 million relating to our property, plant and equipment, operating lease right-of-use assets and intangible assets, respectively.

4. Business segment reporting

Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), which is our Chief Executive Officer, in deciding how to allocate resources and assess performance. Our CODM manages our operational segments that are aligned with our geographical regions as below:

•	Europe and Sub-Saharan Africa (“ESSA”)

•	Asia (“ASIA”)

•	Middle East and North Africa (“MENA”) and

•	North and Latin America (“NLA”).

Each of these operational segments include a range of solutions which are provided across three main areas of capabilities:

Well testing and appraisal services

Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analyzing this information, it is possible for the customer to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Subsea, completion and intervention services

A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to surface production facilities. Completion services are required to install the completion string in the well and subsea completion landing strings facilitate this for subsea wells. We also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production services

Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either consumption, sale, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

The following table presents our revenue disaggregated by our operating segments (in thousands):

	Three Months Ended March 31,
	2021	2020
ESSA	$53,630	$72,285
ASIA	31,147	34,553
MENA	41,155	54,930
NLA	30,363	44,929

Total	$156,295	$206,697

Trading EBITDA

Our CODM regularly evaluates the performance of our operating segments using Trading EBITDA, which we define as loss before income taxes adjusted for interest and finance (charges) income, transaction related costs, other income (expenses), severance and other charges, impairment charges, depreciation and amortization, equity in income of joint ventures and corporate costs.

The following table presents our Trading EBITDA disaggregated by our operating segments and reconciliation to loss before income taxes (in thousands):

	Three Months Ended March 31,
	2021	2020
ESSA	$5,366	$10,020
ASIA	5,166	6,499
MENA	15,058	21,615
NLA	2,428	4,120

Total Trading EBITDA	28,018	42,254

Corporate costs	(15,432)	(17,420)
Equity in income of joint ventures	4,092	4,451
Depreciation and amortization	(27,759)	(30,292)
Impairment charges	—	(275,594)
Severance and other charges	(555)	(1,060)
Transaction related costs	(4,823)	—
Other income (expenses), net	239	(899)
Interest and finance (charges) income, net	(1,627)	3,653

Loss before income taxes	$(17,847)	$(274,907)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

5. Revenue

Disaggregation of revenue

We disaggregate our revenue from contracts with customers by geography, as disclosed in Note 4 above, as we believe this best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Additionally, we disaggregate our revenue into main areas of capabilities.

The following table sets forth the total amount of revenue by main area of capabilities as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Well testing and appraisal services	$75,930	$110,418
Subsea, completion and intervention services	63,339	79,196
Production services	17,026	17,083

Total	$156,295	$206,697

Contract balances

We perform our obligations under contracts with our customers by transferring services and products in exchange for consideration. The timing of our performance often differs from the timing of our customer’s payment, which results in the recognition of unbilled receivables and deferred revenue.

Unbilled receivables are initially recognized for revenue earned on completion of the performance obligation which are not yet invoiced to the customer. The amounts recognized as unbilled receivables are reclassified to accounts receivable upon billing. Deferred revenue represents the Group’s obligations to transfer goods or services to customers for which the Group has received consideration, in full or part, from the customer.

Contract balances consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivable, net	$147,642	$159,421
Unbilled receivables	$60,085	$45,500
Deferred revenue	$38,993	$29,063

The Group recognized revenue of $1.1 million and $2.9 million for the three months ended March 31, 2021 and 2020, respectively, out of the deferred revenue balance as of the beginning of the applicable year.

Transaction price allocated to remaining performance obligations

Remaining performance obligations represent firm contracts for which work has not been performed or has been partially performed and future revenue recognition is expected. We have elected the practical expedient permitting the exclusion of disclosing remaining performance obligations for contracts that have an original expected duration of one year or less and for our long-term contracts we have a right to consideration from customers in an amount that corresponds directly with the value to the customer of the performance completed to date.

6. Severance and other charges

Due to the continued challenging environment in the energy services market, executive management approved a set of initiatives for the three months ended March 31, 2021 and 2020 intended to accelerate operating cost reductions and improve overall operating efficiency.

Severance and other charges incurred during the three months ended March 31, 2021 and 2020 were $0.6 million and $1.1 million, respectively, and consists of severance benefits to terminated employees and other termination related costs including facility exit costs, substantially all of which was paid out by the end of March 31, 2021 and 2020 each quarter.

7. Income taxes

For interim financial reporting, we estimate the annual tax rate based on projected pre-tax loss before equity in income of joint ventures for the full year and record a quarterly income tax expense (benefit) in accordance with accounting guidance for income taxes. As the year progresses, we refine the estimate of the year’s pre-tax loss before equity in income of joint ventures as new information becomes available. The continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, we adjust the income tax expense (benefit) during the quarter in which the change in estimate occurs so that the year-to-date expense reflects the most current expected annual tax rate.

Our effective tax rates were (11.6%) and 3.5% for the three months ended March 31, 2021 and 2020 respectively.

The UK statutory rate for three months ended March 30, 2021 and 2020 was 19%. Our effective tax rate was impacted primarily by changes in taxable profits in certain jurisdictions and the reduction of deferred tax liabilities due to impairment of intangibles.

We have performed an analysis of uncertain tax positions in the various jurisdictions in which we operate and concluded that we are adequately provided. Our provision for uncertain tax positions as of March 31, 2021 and December 31, 2020 included in “Other non-current liabilities” on the consolidated balance sheets was $34.5 million and $35.4 million, respectively.

8. Investment in joint ventures

We have investments in two joint venture companies, which together provide us access to the Asian markets that otherwise would be challenging for us to penetrate or develop effectively on our own. COSL—Expro Testing Services (Tianjin) Co. Ltd (“CETS”), in which we have a 50% equity interest, has extensive offshore well testing and completions capabilities and a reputation for providing technology-driven solution in China. Similarly, PV Drilling Expro International Co. Ltd. (“PVD-Expro”) in which we have a 49% equity interest, offers the full suite of Expro products and services, including well testing and completions, in Vietnam. Both of these are strategic to our activities and offer the full capabilities and technology of Expro, but each company is independently managed. Investment in unconsolidated joint ventures are accounted for by the equity method.

The carrying value of our investment in joint ventures as of March 31, 2021 and December 31, 2020 was as follows (in thousands):

	March 31, 2021	December 31, 2020
CETS	$45,640	$41,504
PVD-Expro	3,535	3,584

Total	$49,175	$45,088

9. Accounts receivable, net

Accounts receivable, net consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivable	$220,296	$215,750
Allowance for doubtful accounts and expected credit losses	(12,569)	(10,829)

Total	$207,727	$204,921

Current	196,806	193,600
Non—current	10,921	11,321

Total	$207,727	$204,921

10. Inventories, net

Inventories, net consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Raw materials, net	$630	$531
Equipment, spares and consumables, net	40,885	42,464
Work-in progress	14,610	10,364

Total	$56,125	$53,359

11. Other current assets and liabilities

Other current assets consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Prepayments	$13,186	$16,083
Value added tax receivables	18,777	19,213
Collateral deposits	2,048	1,761
Other	4,616	2,900

Total	$38,627	$39,957

Other current liabilities consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Deferred revenue	$38,993	$29,063
Other tax and social security	12,283	15,707
Other	13,575	14,273

Total	$64,851	$59,043

12. Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Accounts payable—trade	$62,439	$63,855
Payroll, vacation and other employee benefits	25,611	22,345
Accrued purchase orders	7,984	6,655
Other accrued liabilities	43,025	43,387

Total	$139,059	$136,242

13. Property, plant and equipment, net

Property, plant and equipment, net consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Cost:
Land	$3,379	$3,379
Buildings and lease hold improvements	30,525	30,513
Plant and equipment	537,258	519,866

Total	571,162	553,758
Less: accumulated depreciation	(280,293)	(259,035)

Total	$290,869	$294,723

Depreciation expense relating to property, plant and equipment, including assets under finance leases, was $21.4 million and $22.2 million for the three months ended March 31, 2021 and 2020, respectively, out of which $21.3 million and $22.1 million for the three months ended March 31, 2021 and March 31, 2020, respectively is included in “Cost of revenue” and $0.1 million for the three months ended March 31, 2021 and March 31, 2020 is included in “General and administrative” in the unaudited condensed consolidated statements of operations.

The carrying amount of our property, plant and equipment recognized in respect of assets held under finance leases as of March 31, 2021 and December 31, 2020 and included in amounts above is as follows (in thousands):

	March 31, 2021	December 31, 2020
Cost:
Buildings	$18,932	$18,932
Plant and equipment	1,520	1,520

Total	20,452	20,452
Less: accumulated amortization	(7,129)	(6,674)

Total	$13,323	$13,778

No impairment charges were recognized for the three months ended March 31, 2021. We recognized impairment charges of $8.3 million for the three months ended March 31, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

14. Intangible assets, net

The following table summarizes our intangible assets as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021			December 31, 2020
	Gross carrying amount	Accumulated impairment and amortization	Net book value	Gross carrying amount	Accumulated impairment and amortization	Net book value	Weighted average remaining life (years)
Customer relationships and contracts	$215,200	$(83,659)	$131,541	$215,200	$(78,846)	$136,354	6.8
Trademarks	40,100	(27,595)	12,505	40,100	(27,137)	12,963	6.8
Technology	79,538	(57,388)	22,150	79,538	(56,635)	22,903	7.5
Software	7,387	(6,867)	520	7,387	(6,439)	948	0.3

Total	$342,225	$(175,509)	$166,716	$342,225	$(169,057)	$173,168	6.9

Amortization expense for intangible assets was $6.5 million and $8.1 million for the three months ended March 31, 2021 and 2020, respectively, which is included in “Cost of revenue” in the unaudited condensed consolidated statements of operations.

No impairment charges were recognized for the three months ended March 31, 2021. We recognized impairment charges of $60.4 million for the three months ended March 31, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

The following table summarizes impairment charges by geographic segment for the three months ended March 31, 2020 (in thousands):

	Customer relationships and contracts	Technology	Trademarks	Total
ESSA	$—	$6,909	$4,070	$10,979
ASIA	—	7,100	—	7,100
NLA	10,262	20,616	11,437	42,315

Total	$10,262	$34,625	$15,507	$60,394

15. Goodwill

Our reporting units are either our operating segments or components of our operating segments depending on the level at which segment management oversees the business. Our reporting units include Europe and the Commonwealth of Independent States (“ECIS”), Sub-Saharan Africa (“SSA”), MENA, ASIA, North America (“NAM”) and Latin America (“LATAM”).

The allocation of goodwill by reporting segment as of March 31, 2021 and December 31, 2020 is as follows (in thousands):

ESSA	$14,504
ASIA	11,000

Total	$25,504

The following table provides the gross carrying amount and cumulative impairment charges of goodwill for each reportable segment as of March 31, 2021 and December 31, 2020 (in thousands):

	Cost	Accumulated impairment	Net Book Value
ESSA	$28,982	$(14,478)	$14,504
ASIA	51,113	(40,113)	11,000
MENA	126,383	(126,383)	—
NLA	37,341	(37,341)	—

Total	$243,819	$(218,315)	$25,504

No impairment charges were recognized for the three months ended March 31, 2021. We recognized impairment charges of $191.9 million for the three months ended March 31, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

The following table summarizes the impairment charges by reporting segment for the three months ended March 31, 2020 (in thousands):

Three Months Ended March 31, 2020
ASIA	$40,113
MENA	126,383
NLA	25,397

Total	$191,893

16. Interest bearing loans

On December 20, 2018, we entered into a Revolving Credit Facility (“RCF”) with an aggregate commitment of $150.0 million with up to $100.0 million available for drawdowns as loans and up to $50 million for bonds and guarantees. The RCF bears interest at U.S. dollar LIBOR plus 3.75% and is secured by a fixed and floating charge on the assets including cash and cash equivalents, accounts receivables, inventories and property, plant and equipment of some of our fully owned subsidiaries as defined in the agreement. During 2020, the Group entered into an amended agreement, which extended the maturity date of the RCF to December 31, 2022.

On December 18, 2020, the Group agreed to a $12.5 million incremental facility, under the same RCF extended terms, bringing the aggregate commitment to $162.5 million with up to $100 million available for drawdowns as loan and up to $62.5 million for bonds and guarantee.

No drawdowns as loans have been made, however, as of March 31, 2021 and December 31, 2020, we had utilized $16.9 million and $18.1 million, respectively, for bonds and guarantees.

17. Commitments and Contingencies

Commercial Commitments

During the normal course of business, we enter into commercial commitments in the form of letters of credit and bank guarantees to provide financial and performance assurance to third parties. We had entered into contractual commitments for the acquisition of property, plant and equipment totaling $22.9 million and $42.3 million as of March 31, 2021 and December 31, 2020, respectively.

Litigation

In the ordinary course of business, the Group is routinely involved in various pending or threatened litigation claims on disputes incidental to our business, which may or may not be covered by insurance. In our opinion, the Group’s ultimate liability, if any, with respect to these action legal claims, disputes or compliance reviews is not expected to have a material adverse effect on these unaudited condensed consolidated financial statements.

18. Post-retirement benefits

Amounts recognized in the unaudited condensed consolidated statements of operations in respect of the defined benefit schemes were as follows: (in thousands).

	Three Months Ended March 31,
	2021	2020
Service cost	$—	$(200)
Amortization of prior service credit	61	—
Interest cost	(837)	(1,224)
Expected return on plan assets	1,181	1,187

Total	$405	$(237)

The Group contributed $0.9 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively, to defined benefit schemes.

The service costs have primarily been included in “Cost of revenue” in the unaudited condensed consolidated statements of operations. Amortization of prior service credit, interest cost and expected return on plan assets have been recognized in “Other income, net” in the unaudited condensed consolidated statements of operations.

19. Management incentive plan

Stock Based Compensation Plans

During October 2018, our Board approved the Expro Group Holdings International Limited 2018 Management Incentive Plan which comprises the stock based compensation plans (a) stock options to non-executive directors and key management personnel and (b) restricted stock units (“RSUs”).

Due to the nature of the performance and exercise conditions, recognition of compensation cost for the options have been deferred until the occurrence of a liquidity event, as defined in the plan rules.

As of March 31, 2021, the total compensation cost related to non-vested awards not yet recognized is $49.2 million which would be recognized in the period when the occurrence of a Liquidity Event, as defined in the plan rules is deemed probable. As of March 31, 2021, a Liquidity Event has not been deemed probable and accordingly, no adjustments have been made for the unrecognized stock based compensation costs.

There has been no forfeiture of options during the three months ended March 31, 2021. There were no further grants or exercise of options or RSUs during the same period.

20. Warrants

As of March 31, 2021 and December 31, 2020, the Company has outstanding warrants consisting of the following:

•

1,284,978 “A” Warrants which entitles its holders to common stock of up to 2% in the Group. The “A” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from February 5, 2018 (“the Effective Date”).

•

4,497,414 “B” Warrants, which entitles its holders to common stock of up to 7% in the Group. The “B” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from the Effective Date.

21. Loss per share

Basic loss per share attributable to the Company stockholders is calculated by dividing net loss attributable to the Company by the weighted-average number of common shares outstanding for the period. Diluted loss per share attributable is computed giving effect to all potential dilutive common stock, unless there is a net loss for the period.

The calculation of basic and diluted loss per share attributable to the Company stockholder for the three months ended March 31, 2021 and 2020 respectively, are as follows (in thousands, except shares outstanding and per share amounts):

	Three Months Ended March, 31
	2021	2020
Net loss	$(20,392)	$(265,170)
Basic and diluted weighted average number of shares outstanding	58,489,895	58,489,895

Total basic and diluted loss per share	$(0.35)	$(4.53)

The conditions upon which shares are issuable for our outstanding warrants and stock options have not been satisfied as of March 31, 2021 and 2020, assuming the respective balance sheet date is the end of the contingency period. Accordingly, they have not been included in determining the number of anti-dilutive shares.

22. Related party disclosures

Our related parties consist primarily of CETS and PVD-Expro, the two companies in which we exert significant influence. During the three months ended March 31, 2021, and 2020, we provided goods and services to CETS and PVD-Expro totaling $2.7 million and $4.8 million, respectively.

As of March 31, 2021 and December 31, 2020 amounts receivable from the related parties related to the sale of such good and services were $6.2 million and $7.2 million, respectively.

23. Subsequent events

The Group has evaluated subsequent events through May 13, 2021, and has determined there are no events that require disclosure or recognition in these unaudited condensed consolidated financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

FRANK’S INTERNATIONAL N.V.,

a public company organized under the laws of the Netherlands,

NEW EAGLE HOLDINGS LIMITED,

an exempted company limited by shares incorporated under the laws of the Cayman Islands,

and

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED,

an exempted company limited by shares incorporated under the laws of the Cayman Islands

Dated as of March 10, 2021

ARTICLE 1

THE MERGERS

1.1	Merger of the Company into Merger Sub	A-2
1.2	Parent Matters	A-3
1.3	Closing Date	A-4

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE PROCEDURES

2.1	Conversion of Shares by the Merger	A-4
2.2	Treatment of Company Equity Awards	A-5
2.3	Company Warrants	A-7
2.4	Closing of Transfer Books	A-7
2.5	Exchange in the Merger	A-8
2.6	Further Action	A-9

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization and Good Standing	A-9
3.2	Authority; No Conflict	A-10
3.3	Capitalization	A-11
3.4	Financial Statements	A-11
3.5	Absence of Certain Changes and Events	A-12
3.6	Information Supplied	A-12
3.7	Intellectual Property	A-12
3.8	Property	A-13
3.9	Taxes	A-14
3.10	Employee Benefit Plans	A-16
3.11	Compliance With Legal Requirements; Governmental Authorizations	A-18
3.12	Environmental Matters	A-19
3.13	Legal Proceedings	A-19
3.14	Contracts; No Defaults	A-20
3.15	Insurance	A-22
3.16	Labor and Employment Matters	A-22
3.17	Brokers	A-23
3.18	Customers and Suppliers	A-23
3.19	Anti-Takeover Statutes	A-23
3.20	Ownership of Parent Common Stock	A-23
3.21	Anti-Bribery	A-23
3.22	Trade Controls	A-23
3.23	Related Parties.	A-23
3.24	No Other Representations and Warranties	A-24

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT GROUP PARTIES

4.1	Organization and Good Standing	A-24
4.2	Authority; No Conflict	A-25
4.3	Capitalization	A-26

i

4.4	Parent SEC Filings	A-27
4.5	Financial Statements	A-27
4.6	Absence of Certain Changes and Events	A-28
4.7	Information Supplied	A-28
4.8	Intellectual Property	A-28
4.9	Property	A-29
4.10	Taxes	A-30
4.11	Employee Benefit Plans	A-32
4.12	Compliance with Legal Requirements; Governmental Authorizations	A-34
4.13	Environmental Matters	A-34
4.14	Legal Proceedings	A-35
4.15	Contracts; No Defaults	A-35
4.16	Insurance	A-37
4.17	Labor and Employment Matters	A-37
4.18	Brokers	A-38
4.19	Customers and Suppliers	A-38
4.20	Opinion of Financial Advisor	A-38
4.21	Anti-Takeover Statutes	A-38
4.22	Ownership of Company Ordinary Shares	A-38
4.23	Anti-Bribery	A-38
4.24	Trade Controls	A-39
4.25	Related Parties.	A-39
4.26	No Other Representations and Warranties	A-39

ARTICLE 5

CERTAIN COVENANTS

5.1	Operation of the Company’s Business	A-40
5.2	Operation of Parent’s Business	A-43
5.3	Access to Information	A-46
5.4	Notification	A-47
5.5	No Solicitation by the Company	A-47
5.6	No Solicitation by Parent	A-50
5.7	Registration Statement	A-54
5.8	Cooperation; Regulatory Approvals	A-55
5.9	Disclosure	A-56
5.10	Listing	A-56
5.11	Takeover Laws and Provisions	A-56
5.12	Parent Shareholder Approval; Company Member Approval	A-56
5.13	Entity Formation and Contribution	A-58
5.14	Tax Matters	A-58
5.15	Employee Benefits	A-59
5.16	Indemnification of Officers and Directors	A-60
5.17	Transaction Litigation	A-61
5.18	Drag Right	A-61
5.19	Resignation of Directors and Officers	A-61

ARTICLE 6

CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligations	A-61
6.2	Conditions of Parent Group Parties	A-62
6.3	Conditions of the Company	A-62
6.4	Frustration of Closing Conditions	A-63

ii

ARTICLE 7

TERMINATION

7.1	Termination	A-63
7.2	Effect of Termination	A-64
7.3	Expenses	A-66

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1	Amendment	A-66
8.2	Remedies Cumulative; Waiver	A-66
8.3	Survival	A-67
8.4	Entire Agreement	A-67
8.5	Execution of Agreement; Counterparts; Electronic Signatures	A-67
8.6	Governing Law	A-67
8.7	Exclusive Jurisdiction; Venue; WAIVER OF JURY TRIAL	A-67
8.8	Disclosure Schedules	A-68
8.9	Assignments and Successors	A-68
8.10	No Third-Party Rights	A-68
8.11	Notices	A-69
8.12	Construction; Usage	A-70
8.13	Enforcement of Agreement	A-71
8.14	Severability	A-71
8.15	Certain Definitions	A-71

Exhibits

Exhibit A	-	Plan of Merger

Exhibit B	-	Parent Amended Articles

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of March 10, 2021, by and among FRANK’S INTERNATIONAL N.V., a public company organized under the laws of the Netherlands (“Parent”), NEW EAGLE HOLDINGS LIMITED, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”), and EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Company”). Certain capitalized terms used in this Agreement are defined in Section 8.15.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the Parties intend that the Company shall be merged with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (the “Transactions”), including the Merger, are in the Company’s best commercial interests, (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger, (iii) directed that this Agreement, the Plan of Merger and the Transactions be submitted to the members of the Company for approval and adoption and (iv) recommended to the members of the Company that they approve and adopt this Agreement, the Plan of Merger and the Transactions;

WHEREAS, each of the board of supervisory directors of Parent (the “Parent Supervisory Board”) and the board of managing directors of Parent (the “Parent Managing Board”), at meetings duly called and held by each such board, (i) determined that this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are in the best interests of Parent and its business taking into account its shareholders, employees and other relevant stakeholders, (ii) approved and declared advisable this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance, (iii) directed that this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance, be submitted to the holders of Parent Common Stock for approval and adoption and (iv) recommended that the holders of Parent Common Stock approve and adopt this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger;

WHEREAS, as an inducement to Parent and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of outstanding Company Ordinary Shares (each a “Company Designated Member”) (a) have entered into voting and support agreements (the “Company Voting Agreements”) pursuant to which, subject to the terms and conditions set forth therein, each Company Designated Member has agreed to vote all Company Ordinary Shares held by such Company Designated Member in favor of the approval and adoption of this Agreement, the Plan of Merger and the Transactions by (i) written consent in lieu of a meeting pursuant to Article 11.15 of the Company’s Articles of Association (the “Company Written Consent”) promptly following the Registration Statement being declared effective by the SEC or (ii) at the Company Member Meeting called for such purpose and (b) are delivering within one Business Day of the date hereof written notice pursuant to Article 3 and Section 9.02 of the Company Shareholders Agreement (the “Drag Notice”) to the Dragged Holders (as defined in the Company Shareholders Agreement) exercising the rights of the Company Designated Members to require such Dragged Holders to support this Agreement, the Plan of Merger and the Transactions by, among other things, executing the Company Written Consent or voting all of such Dragged Holder’s Company Ordinary Shares at the Company Member Meeting, in accordance with Article 3 of the Company Shareholders Agreement;

WHEREAS, as an inducement to Parent and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent (the “Parent Designated Shareholders”) have entered into voting and support agreements (the “Parent Voting Agreements”) pursuant to which, subject to the terms and conditions set forth therein, each Parent Designated Shareholder has agreed to vote all shares of Parent Common Stock held by such Parent Designated Shareholder in favor of the approval and adoption of this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes, and the Transactions, including the Parent Stock Issuance, at the extraordinary meeting of Parent’s shareholders to approve the Transactions (such meeting, including any reconvened meeting following a cancellation thereof, the “Parent Shareholder Meeting”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain members of the Company have entered into a registration rights agreement (the “Registration Rights Agreement”), to be effective as of the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of Parent have entered into an Amendment to the Registration Rights Agreement, dated as of August 14, 2013 (the “Parent RRA Amendment”), to be effective as of the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of Parent and members of the Company have entered into a director nomination agreement (the “Director Nomination Agreement”), to be effective as of the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Tax Receivable Agreement was amended and restated (the “A&R Tax Receivable Agreement”) to provide for, among other things, a settlement of the Early Termination Payment (as defined in the Tax Receivable Agreement); and

WHEREAS, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (ii) it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agrees as follows:

ARTICLE 1

THE MERGERS

1.1 Merger of the Company into Merger Sub.

(a) Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate existence of the Company shall cease. Following the Effective Time, Merger Sub shall continue as the surviving company of the Merger (the “Surviving Company”).

(b) Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Plan of Merger and in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Company, and all mortgages, charges or security interests, and all Contracts, obligations, claims, debts and liabilities, of each of the Company and Merger Sub shall become the mortgages, charges or security interests, Contracts, obligations, claims, debts and liabilities of the Surviving Company, all as provided under the Companies Act and other applicable Legal Requirements.

(c) Effective Time. At, or prior to, the Closing on the Closing Date, the Parties shall consummate the Merger by filing, or causing to be filed, the Plan of Merger and the other requisite statutory documents relating to the Merger (the “Cayman Merger Documents”) with the Cayman Islands Registrar of Companies, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the Companies Act. The Merger shall become effective at the time specified in the Plan of Merger (the “Effective Time”).

(d) Organizational Documents.

(i) At the Effective Time, the existing articles of association of Merger Sub shall be the articles of association of the Surviving Company until thereafter amended in accordance with their terms and applicable Legal Requirements.

(ii) At or prior to the Effective Time, the articles of association of Parent (the “Parent Articles”) shall be amended as set forth in Exhibit B (the “Parent Amended Articles”) and the Parent Articles, as amended by the Parent Amended Articles, shall be the articles of association of Parent until thereafter amended in accordance with their terms or by applicable Legal Requirements.

(e) Directors and Officers of the Surviving Company. The Parties shall take all necessary action such that, from and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Company, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

1.2 Parent Matters.

(a) Parent shall take necessary corporate action so that, effective upon the Effective Time, the size of the Parent Board shall be nine members. The Parent Supervisory Board shall recommend that the shareholders of Parent vote in favor of the election of each of the following individuals at the Parent Shareholder Meeting: (i) three directors designated by the Parent Supervisory Board (including Michael C. Kearney) prior to the mailing of the Proxy Statement (“Parent Designated Directors”) and (ii) six directors designated by the Company Board (including Michael Jardon, who shall also serve as the Chief Executive Officer of Parent) prior to the mailing of the Proxy Statement (“Company Designated Directors”), with such elections to be effective at the Effective Time. Michael C. Kearney shall be nominated to serve as Chairman of the Parent Board from and after the Closing until the earliest to occur of (x) the 2023 annual general meeting of the shareholders of Parent, (y) the Nominating and Governance Committee of the Parent Board, by unanimous approval (including the Parent Designated Director), appoints, or recommends to the Parent Board the appointment of, a new Chairman of the Parent Board, and (z) Mr. Kearney’s death or resignation. At least one Parent Designated Director and four Company Designated Directors shall qualify as independent directors under the NYSE Rules. Parent shall take necessary corporate action so that, upon and after the Effective Time, at least one Parent Designated Director will be appointed to the Nominating and Governance Committee of the Parent Board and at least one Parent Designated Director will be appointed to the Compensation Committee of the Parent Board. Each member of the Nominating and Governance Committee and the Compensation Committee of the Parent Board shall qualify as independent for purposes of such service under the NYSE Rules.

(b) Parent and the Company shall take all actions reasonably necessary so that, from and after the Effective Time, the name of Parent shall be “Expro Group Holdings N.V.”

(c) Parent and the Company shall take all actions reasonably necessary so that, from and after the Effective Time, the drilling and completions operations conducted by Parent immediately prior to the Effective Time will continue to be conducted under the trade name Frank’s International.

(d) Parent intends to maintain the Lafayette Facility for a period of not less than five years following the Effective Time. Each of Parent and the Company intends that for a period of not less than five years following the Effective Time, (i) the Lafayette Facility will continue to be located in Lafayette, Louisiana with, subject to any adjustments necessary or appropriate in the circumstances, substantially similar scope of operations as immediately prior to the Effective Time and (ii) the aggregate number of employees or contractors employed or engaged by Parent or the Surviving Company, as applicable, at the Lafayette Facility will remain sufficient for the operations conducted at the Lafayette Facility.

1.3 Closing Date. The closing of the Transactions (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or remotely by exchange of documents and signatures (or their electronic counterparts), with certain Dutch law formalities being fulfilled simultaneously in the Netherlands, at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands, as soon as practicable on the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company (such date, the “Closing Date”).

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE PROCEDURES

2.1 Conversion of Shares by the Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any of the Parties’ securities:

(i) any Company Ordinary Shares then owned by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Company Ordinary Shares then owned by Parent or Merger Sub or any of Parent’s Subsidiaries shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) of this Section 2.1(a) and subject to Sections 2.1(b) and 2.1(d), each Company Ordinary Share then outstanding (including, for the avoidance of doubt, any such shares held by any wholly owned Subsidiary of the Company) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio in accordance with the provisions of section 233 (5) of the Companies Act; and

(iv) each ordinary share, par value $1.00 per share, of Merger Sub then outstanding shall be converted into one ordinary share of the Surviving Company.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of any class of Company Ordinary Shares or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, in each case other than the Parent Reverse Stock Split, or there occurs a record date with respect to any of the foregoing (other than the Parent Reverse Stock Split), then the Exchange Ratio with respect to such class and any similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Ordinary Shares and Company Equity Awards with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

(c) In order to facilitate the issuance of Parent Common Stock in the Merger, the Company shall procure that, immediately prior to the contribution in kind pursuant to Section 2.5(a) and subject to the last sentence of this Section 2.1(c), each Company Ordinary Share then outstanding shall be transferred to the Exchange Agent. Nothing in this Section 2.1(c) shall alter or affect the rights of the transferring holder of Company Ordinary Shares to receive Parent Common Stock in accordance with Section 2.1(a)(iii). The Company’s obligation under this Section 2.1(c) shall be limited such that the Company is required to transfer only such Company Ordinary Shares as it has the right to transfer as proxy or attorney-in-fact for the holders thereof pursuant to the Company Shareholders Agreement.

(d)

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Ordinary Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d) and subject to the provisions of Section 2.5, a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.5(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Company Ordinary Shares pursuant to Section 2.5(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Company Ordinary Shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following Section 2.1(d)(ii).

(ii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Company Ordinary Shares that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Company Ordinary Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Company Ordinary Shares (the “Ordinary Shares Trust”). The Exchange Agent shall determine the portion of the Ordinary Shares Trust to which each holder of Company Ordinary Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Ordinary Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Ordinary Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Ordinary Shares would otherwise be entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Ordinary Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Company Ordinary Shares without interest, subject to and in accordance with Section 2.5.

(e) All shares of Parent Common Stock issued pursuant to this Agreement shall be paid-up pursuant to the acquisition by Parent, by virtue of this Agreement, of the Company’s issued and outstanding share capital in accordance with Section 2.1(c) and Section 2.5(a). Such shares in the Company shall be deemed a non-cash contribution in kind (inbreng op aandelen anders dan in geld) on the shares of Parent Common Stock to be issued by means of the execution of a Dutch law deed pursuant to this Agreement, in connection to which in accordance with section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), a description of the valuation of such shares in the Company, signed by all members of the Parent Managing Board, and a statement by a registered Dutch accountant appointed by Parent shall be issued in accordance with the applicable rules under Dutch law. The Parties shall take all necessary action required for the execution of the Dutch law deed.

2.2 Treatment of Company Equity Awards. In accordance with the Company’s 2018 Management Incentive

Plan (as amended from time to time, the “Company Equity Plan”) and the applicable award agreements governing equity-based awards granted thereunder that are outstanding immediately prior to the Effective Time, the following treatment shall apply with respect thereto:

(a) Company Share Options. By virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Company Ordinary Shares granted under the Company Equity Plan (each, a “Company Share Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire Company Ordinary Shares and shall be assumed by Parent and converted into an option (a “Parent Stock Option”) to acquire shares of Parent Common Stock. Each Parent Stock Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Share Option immediately prior to the Effective Time (including with respect to vesting conditions, expiration date, and exercise provisions), except that (i) the Closing shall be deemed to be a “Public Offering” thereunder, (ii) each Parent Stock Option shall be exercisable for that number of shares of Parent Common Stock (rounded, if necessary, to the nearest whole share) determined by multiplying the number of Company Ordinary Shares subject to such Company Share Option as of immediately prior to the Effective Time by the Exchange Ratio and (iii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Parent Stock Option shall be (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Company Ordinary Shares under such Company Share Option divided by the Exchange Ratio; provided, however, that the adjustments provided in this Section 2.2(a) with respect to any Company Share Options are intended to be effected in a manner that is consistent with Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that, in the case of any Company Share Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Parent Stock Option shall be determined in accordance with the foregoing in a manner that also satisfies the requirements of Section 424(a) of the Code.

(b) Company Restricted Stock Unit Awards. Each restricted stock unit denominated in Company Ordinary Shares, whether subject to time-based, performance-based, or other vesting restrictions that was granted under the Company Equity Plan and that is outstanding as of immediately prior to the Effective Time (each such award, a “Company RSU Award” and together with the Company Share Options, the “Company Equity Awards”), whether vested or unvested, shall, as of the Effective Time, be accelerated and settled into the right to receive a number of shares of Parent Common Stock (net of any applicable taxes and withholdings) equal to the product of (i) the number of Company Ordinary Shares subject to such Company RSU Award multiplied by (ii) the Exchange Ratio (rounded, if necessary, to the nearest whole share).

Prior to the Effective Time, the Company Board (or the appropriate committee thereof) and the Parent Supervisory Board and the Parent Managing Board, as applicable (or the appropriate committees thereof), shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 2.2, including that: (i) the Parent Supervisory Board (or the appropriate committee thereof) and the Parent Managing Board, as applicable, shall take all corporate action necessary or advisable to assume and continue the Company Equity Plan subject to any amendment or termination in accordance with the terms of the Company Equity Plan; provided that all references to “Company” in the Company Equity Plan and the documents governing the Parent Stock Options after the Effective Time will be deemed to be references to Parent, and the number of shares of Parent Common Stock available for awards under the Company Equity Plan shall be determined by adjusting the number of shares of Company Ordinary Shares available for awards under the Company Equity Plan immediately before the Effective Time in accordance with the Exchange Ratio; (ii) the Parent Supervisory Board (or the appropriate committee thereof) and the Parent Managing Board, as applicable, shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of a Parent Stock Option; and (iii) the Company or the Company Board (or the appropriate committee thereof), as applicable, shall provide such notice, if any, to the extent required under the terms of the Company Equity Plan; obtain any necessary consents, waivers, or releases; adopt applicable resolutions; amend the terms of the Company Equity Plan or any outstanding awards and take all other appropriate actions to effectuate the provisions of this Section 2.2 and ensure that after the Effective Time, neither the Company nor any of its Subsidiaries will be required to deliver Company Ordinary Shares or any other securities to any Person upon the exercise of Company Share Options or the vesting of a Company RSU Awards and that no holder of any Company Equity Award or any beneficiary thereof, nor any other participant in the Company Equity Plan shall have any right thereunder to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 2.2; provided, however, that the Company shall not pay any amounts for such consents, waivers, or releases without the prior written consent of Parent. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Stock Options, and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options remain outstanding and are required to be registered.

2.3 Company Warrants.

(a) At the Effective Time and by virtue of the Merger, and in accordance with the terms of each warrant to purchase Company Ordinary Shares that is listed on Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Warrants”) and that is issued and outstanding immediately prior to the Effective Time, Parent shall execute a replacement warrant agreement (a “Replacement Warrant Agreement”) and issue a replacement warrant (each, a “Replacement Warrant”) that complies with and satisfies the applicable terms and conditions under each such Company Warrant and that certain Warrant Agreement between the Company and Cortland Capital Market Services LLC, dated as of February 5, 2018, to each holder thereof.

(b) Each Replacement Warrant shall have an exercise price equal to the par value of the Parent Common Stock and be exercisable for a number of shares of Parent Common Stock equal to (rounded to the nearest whole number):

(i) the number of Company Ordinary Shares that would have been issuable upon exercise of the Company Warrants outstanding immediately prior to the Effective Time assuming such holder had exercised its Company Warrant pursuant to a Cashless Exercise (as defined in such Company Warrant) using the Market Price (as defined in the Company Warrant) of the Parent Common Stock on the Business Day which next precedes the day of the Effective Time multiplied by the Exchange Ratio (without giving effect to any adjustment thereto referenced in Section 2.3(d)) for purposes of determining the Market Value of the Company Ordinary Shares for purposes of such Cashless Exercise (which number of Company Shares if calculated to be zero or a negative number, shall be zero) (such number, the “Net Company Warrant Shares”), multiplied by

(ii) the Exchange Ratio.

(c) Notwithstanding the foregoing, if as a result of such calculation any Replacement Warrant is exercisable for no shares of Parent Common Stock, then Parent shall not be required to issue a Replacement Warrant for the applicable Company Warrant and such Company Warrant shall be canceled. From and after the Closing, Parent shall comply with all of the terms and conditions set forth in any such Replacement Warrant and the Replacement Warrant Agreement.

(d) To the extent Replacement Warrants are issued pursuant to this Section 2.3, the Exchange Ratio shall be adjusted as set forth in clause (a) of the proviso in the definition thereof.

2.4 Closing of Transfer Books. At the Effective Time: (i) all holders of Company Ordinary Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as members of the Company other than the right to receive the consideration contemplated by Section 2.1, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.5(c); and (ii) the share transfer books of the Company shall be closed with respect to all Company Ordinary Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Ordinary Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, any Company Ordinary Shares are presented to the Exchange Agent or to the Surviving Company or Parent, such Company Ordinary Shares shall be canceled and shall be exchanged as provided in Section 2.5. No later than three Business Days prior to the Closing Date, the Company shall deliver to Parent a true and correct share ledger of the Company with respect to the Company Ordinary Shares, the Company Warrants and the Company Equity Awards. Parent, the Surviving Company and the Exchange Agent shall be entitled to rely upon such information for all purposes of this Agreement and, to the fullest extent permitted by applicable Legal Requirements, none of the Parent Group Parties or the Exchange Agent or their respective Affiliates shall have any liability to any member of the Company (including any holder of Company Warrants or Company Equity Awards) or any other Person relying on or taking actions in accordance with such information.

2.5 Exchange in the Merger.

(a) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Immediately prior to the Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), Parent shall cause the Exchange Agent, acting solely in its capacity as exchange agent hereunder and solely for the account and benefit of the former members of the Company, to contribute all of the issued and outstanding Company Ordinary Shares received by the Exchange Agent pursuant to Section 2.1(c) to Parent as a non-cash contribution in kind (inbreng op aandelen anders dan in geld). In consideration of such contribution in kind, at the Effective Time, Parent shall issue (uitgeven) and deliver (leveren) to the Exchange Agent, acting solely in its capacity as exchange agent hereunder and solely for the account and benefit of the former members of the Company, validly issued, fully paid and non-assessable uncertificated shares of Parent Common Stock issuable pursuant to Section 2.1 represented by a book entry (or appropriate alternative arrangements if certificates representing Parent Common Stock will be issued). Any shares of Parent Common Stock deposited with the Exchange Agent (including any dividends or other distributions in accordance with Section 2.5(c)), together with the funds held in the Ordinary Shares Trust, shall hereinafter be referred to as the “Exchange Fund.”

(b) As promptly as reasonably practicable after the Effective Time, the Surviving Company shall instruct the Exchange Agent to mail to the record holders of Company Ordinary Shares, if required by the processes and procedures of the Exchange Agent, a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands that specifies that delivery of the Exchange Fund to the registered holders of Company Ordinary Shares shall be effected) and containing such provisions as Parent and the Company reasonably agree prior to the Effective Time. Exchange of Company Ordinary Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, each holder of Company Ordinary Shares shall be entitled to receive in exchange therefor uncertificated shares of Parent Common Stock represented by a book entry (or appropriate alternative arrangements if certificates representing Parent Common Stock will be issued) that such holder has the right to receive pursuant to the provisions of Section 2.1, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.5(c).

(c) Dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of Company Ordinary Shares with respect to the shares of Parent Common Stock to which such holders are entitled, through the Exchange Agent acting for their account and benefit, as a result of the Merger (subject to the effect of applicable escheat law or similar Legal Requirement, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Ordinary Shares as of the date 12 months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Ordinary Shares who have not theretofore submitted a letter of transmittal shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(d), and any dividends or distributions with respect to Parent Common Stock, in each case without interest thereon.

(e) Each of the Exchange Agent, Parent, the Company, Merger Sub and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or non-U.S. Tax Legal Requirements or under any other applicable Legal Requirement (and, for the avoidance of doubt, to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Stock). To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made, and, if withholding is taken in Parent Common Stock, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on the NYSE on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Body.

(f) Neither Parent nor the Surviving Company shall be liable to any holder or former holder of Company Ordinary Shares or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

2.6 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title, and possession of and to all rights and property of, with respect to the Surviving Company, Merger Sub or the Company, the officers and directors of the Surviving Company and Parent as applicable, shall be fully authorized (in the name of the applicable Party) to take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to each of the Parent Group Parties as follows:

3.1 Organization and Good Standing.

(a) The Company and each of its Subsidiaries are limited companies or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full limited company or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business as foreign limited companies or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of (i) the name, equity capitalization and schedule of equity holders of each Subsidiary of the Company and (ii) the name of, and the Company’s percentage equity ownership interest in, each Company Joint Venture. Other than the Subsidiaries of the Company set forth on Section 3.1(b) of the Company Disclosure Schedule and the Company Joint Ventures, as of the date of this Agreement, the Company does not own any shares of capital stock or other equity interests in any Person, and has no binding obligations, whether contingent or otherwise, to purchase any shares of capital stock or other equity interests in any Person. All outstanding shares of capital stock and other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Encumbrances, except for such Encumbrances as may be provided under the Securities Act, Permitted Liens or any transfer restrictions set forth in the Organizational Documents of such Subsidiary. Each outstanding share of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable.

(c) Copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the date of this Agreement, have been made available to Parent.

3.2 Authority; No Conflict.

(a) The Company has all necessary entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary entity action and no other entity proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. The Company Requisite Approval is the only vote or approval of the holders of any class or series of equity securities of the Company necessary to adopt and approve this Agreement and the Transactions. The Company Board has (i) determined that this Agreement, the Plan of Merger and the Transactions, including the Merger, are in the Company’s best commercial interests, (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger, (iii) directed that this Agreement, the Plan of Merger and the Transactions be submitted to the members of the Company for approval and adoption and (iv) recommended to the members of the Company that they approve and adopt this Agreement, the Plan of Merger and the Transactions (such recommendation described in clause (iv), the “Company Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by each of the Parent Group Parties, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by any of the Company or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries; (iv) result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries under any provision of any Contract evidencing Indebtedness, any lease, any Company Material Contract, any Company Permit or any Organizational Document of any Company Joint Venture; or (v) result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, require any Consent of, or filing with or notification to, any Person, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” Legal Requirements (“Blue Sky Laws”), (ii) any pre-merger notification requirements of the HSR Act and any required regulatory approvals under the Antitrust Laws as determined pursuant to Section 5.8, (iii) filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Act and (iv) the Company Requisite Approval.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 100,000,000 Company Ordinary Shares. At the close of business on March 8, 2021 (the “Capitalization Reference Date”), (i) 58,489,895 Company Ordinary Shares were issued and outstanding; (ii) no Voting Debt of the Company was outstanding; (iii) no Company Ordinary Shares were held in the treasury of the Company; (iv) 5,777,497 Company Share Options were outstanding at the exercise prices set forth on Section 3.3(a) of the Company Disclosure Schedule; (v) 111,074 Company RSU Awards were outstanding; and (vi) as set forth on Section 2.3 of the Company Disclosure Schedule, Company Warrants to purchase 5,782,392 Company Ordinary Shares were outstanding. All outstanding Company Ordinary Shares are validly issued, fully paid and non-assessable and not subject to any preemptive rights. All outstanding Company Ordinary Shares have been issued in compliance in all material respects with applicable securities or other Legal Requirements. Except as set forth in this Section 3.3(a), as of the date of this Agreement, there are no outstanding: (1) shares of capital stock or other voting securities of the Company; (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company, including Voting Debt of the Company, or (3) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any of its Subsidiaries is a party or by which it is bound in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock of the Company or any Voting Debt of the Company or other voting securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All issued and outstanding Company Ordinary Shares are subject to the Company Shareholders Agreement.

(b) Other than the Company Shareholders Agreement and the Company Voting Agreements, there are not any shareholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any Company Ordinary Shares.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of outstanding Company Equity Awards, setting forth with respect to each such award, to the extent applicable: the name of the holder thereof; the plan under which such Company Equity Award was granted, if any; the number of Company Ordinary Shares or other equity security subject to such Company Equity Award; the per-share price at which such Company Equity Award may be exercised or the Company Ordinary Shares or other equity security subject to such Company Equity Award were sold or issued; the grant and expiration dates; and the terms of vesting, including whether (and to what extent) the vesting will be accelerated in any way by this Agreement or by termination of employment or change in position following the consummation of the Transactions.

3.4 Financial Statements.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and 2018 and the audited consolidated statement of operations, owners’ equity and cash flows of the Company and its Subsidiaries for the twelve month period ended December 31, 2019 and 2018 and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020 (the “Last Balance Sheet”) and the unaudited consolidated statement of operations, owners’ equity and cash flows of the Company and its Subsidiaries for the nine month period ended September 30, 2020 (the financial statements referred to in clauses (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the Company Financial Statements or the notes thereto) and fairly present in all material respects the financial condition and the results of operations, changes in owners’ equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of the interim financial statements, to normal, recurring year-end adjustments. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(b) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the Last Balance Sheet (including the notes thereto) contained in the Company Financial Statements; (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 2020; (iii) current liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities incurred as permitted under Section 5.1(b)(viii); and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any outstanding loan arrangements that would violate Section 402 of SOX if the Company was an issuer under Section 2(a)(4) of the Securities Act.

(c) The Company has established and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s authorization, (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Company and any of its Subsidiaries and (iii) financial statements and reports for external purposes are prepared in accordance with GAAP. Since January 1, 2019, the Company has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in such internal accounting policies and controls, (y) any facts that, in their totality, reasonably constitute fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or such internal accounting policies and controls or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the internal accounting policies and controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information.

3.5 Absence of Certain Changes and Events. Since (a) September 30, 2020 and through the date of this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects, (b) December 31, 2019 and through the date of this Agreement, there has not been any circumstance, development, change, event, effect or occurrence that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) September 30, 2020 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b).

3.6 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement, to the extent it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent Group Parties specifically for inclusion or incorporation by reference therein.

3.7 Intellectual Property.

(a) Section 3.7(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all material registered or issued Intellectual Property owned or purportedly owned by the Company or its Subsidiaries. To the Knowledge of the Company, the material Owned Company IP is valid, subsisting, and enforceable as permitted by applicable Legal Requirements.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries collectively own all right, title, and interest in, or have adequate rights to use, all of the Company IP free and clear of all Encumbrances (in the manner and to the extent it has used the same) and (ii) the Company and its Subsidiaries are the sole beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Company IP. The Company and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information in their possession. The Company and its Subsidiaries have obtained from their current and former employees, independent contractors and service providers, in each case who developed or were engaged to develop material Intellectual Property for the benefit of the Company or its Subsidiaries, all right, title and interest in and to all such Intellectual Property, free and clear of all Liens, whether by operation of law or through written assignments or other Contracts. No current or former employee, independent contractor, service provider or other Person who has conceived, reduced to practice, authored or otherwise created or developed any material Intellectual Property for the Company has any right to receive further remuneration or consideration as a result of having conceived, reduced to practice, authored or otherwise created or developed such Intellectual Property for the Company.

(c) To the Knowledge of the Company, no third-party is in default of any material obligation related to an express grant to such third-party of a right to use the Intellectual Property set forth on Section 3.7(a) of the Company Disclosure Schedule. To the Knowledge of the Company, use by the Company and its Subsidiaries of any Company IP, and the conduct of their respective businesses, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries with regard to the Company’s or any of its Subsidiaries’ alleged infringement, misappropriation, or other violation of Intellectual Property or the validity or enforceability of any Owned Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, no Person, directly or indirectly, is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated any rights of the Company or any of its Subsidiaries in or to any Company IP in any material respect. No Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing by the Company or any of its Subsidiaries against any Person with regard to such Person’s alleged infringement, misappropriation, or other violation regarding any Owned Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) The Company is not subject to any outstanding or, to the Knowledge of the Company, prospective Order (including any motion or petition therefor) that restricts or impairs the ownership or use of any Company IP except for office actions issued by a Governmental Body as part of the routine examination of applications for the registration of the Owned Company IP.

3.8 Property.

(a) Section 3.8(a) of the Company Disclosure Schedule includes a true, correct and complete list of all of the real property and interests in real property owned in fee by the Company or any of its Subsidiaries (the “Company Owned Real Property”). Section 3.8(a) of the Company Disclosure Schedule includes a true, correct and complete list of (i) all of the real property and interests in real property in which the Company or any of its Subsidiaries holds a leasehold or similar interest (the “Company Leased Real Property”; together with the Company Owned Real Property, collectively, the “Company Real Property Interests”) and (ii) all leases, subleases, licenses or other occupancy agreements of or relating to the Company Leased Real Property, including all amendments or modifications thereto and all guarantees thereof (the “Company Real Property Leases”), in each of clauses (i) and (ii), that are material to the Company.

(b) Except as listed on Section 3.8(a) of the Company Disclosure Schedule, no Person other than the

Company and/or its Subsidiaries are in possession of, or has any rights to possess, occupy, and/or operate, the Company Real Property Interests. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and indefeasible fee simple title to the Company Owned Real Property and good, valid and subsisting leasehold interest or other comparable Contract rights in the Company Leased Real Property (other than Company Owned Real Property and Company Leased Real Property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), in each case, free and clear of all Encumbrances except Permitted Liens. The Company Real Property Interests constitutes all of the real property owned, leased or otherwise possessed, occupied, operated and/or used by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, and the Company and/or its Subsidiaries are in undisturbed and peaceable possession of the Company Real Property Interests, subject only to Permitted Liens. Except for as set forth in Section 3.8(b) of the Company Disclosure Schedule, each Company Real Property Lease is valid and in full force and effect, without material default (or matters which, with notice or the passage of time, or both, would constitute a material default) thereunder by the Company and/or its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder and enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception. Each of the Company Owned Real Property and Company Leased Real Property are in good operating condition, except for normal maintenance and repair requirements and normal wear and tear, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, all material Governmental Authorizations from Governmental Bodies which are required or appropriate to use or occupy the Company Real Property Interests and to own, operate, construct and develop the business on the Company Real Property Interests have been issued and are in full force and effect. Except as shown in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have received any written notice (i) of any pending or threatened condemnation proceeding with respect to any Company Owned Real Property or (ii) from any Governmental Body or other entity having jurisdiction over the Company Real Property Interests threatening a current or prospective suspension, revocation, modification or cancellation of any Governmental Authorizations from Governmental Bodies as a result of a violation that remains uncured as of the Effective Time, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, and all other assets that they purport to own or lease or hold an easement interest in and that are used in or necessary for the conduct of their business as currently conducted and as proposed to be conducted, including good and valid title to, or (as applicable) a valid and subsisting leasehold or comparable interest in, all material personal properties and assets, tangible and intangible, and all other assets, reflected in the latest audited Company Financial Statements as being owned or leased by the Company and its Subsidiaries or acquired after the date thereof (other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), free and clear of all Encumbrances except Permitted Liens and (ii) are collectively the lessee of all personal property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries, and each lease for such personal property is valid and in full force and effect.

3.9 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing).

(b) Except as disclosed in the Company Virtual Data Room, all material Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full; all material Tax withholding and deposit requirements (and all material obligations to account for Tax to any Tax Authority) imposed on or with respect to the Company or any of its Subsidiaries have been satisfied; and there are no Encumbrances (other than Permitted Liens for current period Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries that arose in connection with, and neither the Company nor any of its Subsidiaries has been subject to any material penalty, fine, surcharge or interest that is due and payable and that has not been paid, as a result of, any failure (or alleged failure) to pay any material Tax.

(c) Except as disclosed in the Company Virtual Data Room, there is no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Tax Authority in any jurisdiction; and no written claim has been made, within the preceding three years, by a Tax Authority in a jurisdiction in which the Company or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that it is or may be subject to Tax in such jurisdiction.

(d) Except as disclosed in the Company Virtual Data Room, no audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of material Taxes or material Tax matters is pending, being conducted, or has been threatened in writing with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any material Tax.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity agreement or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) as a result of being a member of a consolidated group, fiscal unity, or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Legal Requirements, including sections 34, 35, 39 and 43 of the Dutch tax collection act), as a transferee or successor, by Contract or otherwise, in each case, other than an agreement, Contract or arrangement the primary purpose of which does not relate to Taxes.

(g) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any material written ruling of a Tax Authority that will be binding on it for any taxable period beginning on or after the Closing Date.

(h) The Company has made available to Parent true, correct and complete copies of all material Tax Returns filed by the Company or its Subsidiaries since January 1, 2017.

(i) The Company has been since its formation properly classified as a corporation for U.S. federal income Tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is set forth on Section 3.9(i) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes, other than any such arrangement solely among the Company and its Subsidiaries or among its Subsidiaries.

(j) Except as disclosed in Section 3.9(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is (i) resident for Tax purposes in any jurisdiction other than the jurisdiction in which it was incorporated or (ii) subject to Tax in any jurisdiction, other than the jurisdiction in which it is resident (or, in the case of any U.S. Subsidiary, in which it is resident or incorporated), by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar taxable presence.

(k) All material transactions and arrangements between the Company and its Subsidiaries and/or between the Company and/or any of its Subsidiaries (on one hand) and any Affiliates thereof (on the other) comply in all material respects with all applicable transfer pricing requirements.

(l) Other than information provided in the ordinary course through the submission of periodic corporate income Tax Returns, neither the Company nor any of its Subsidiaries has been required to provide any Tax

Authority with any information relating to arrangements which might enable, or might be expected to enable, any person to obtain an advantage in relation to Tax.

(m) To the Knowledge of the Company, any document subject to stamp duty that may be necessary or desirable in proving the title of the Company or any of its Subsidiaries to any asset has been duly stamped, and no such documents that are outside the United Kingdom would attract United Kingdom stamp duty if they were brought into the United Kingdom.

(n) The Company and its Subsidiaries have complied in all material respects with the requirements of all laws in respect of VAT and have been registered for the purposes of VAT at all times they were required to be so registered.

(o) The Closing will not result in the withdrawal or claw-back of any Tax Relief previously claimed by the Company or any of its Subsidiaries.

(p) To the Knowledge of the Company, no restricted securities have been acquired by (or by any associated person of) any of the Company’s or any of its Subsidiaries’ current, prospective or former (i) employees, (ii) directors or (iii) officers, resident in the United Kingdom for Tax purposes, without a valid joint election under section 431(1) of ITEPA having been signed by the relevant (current, prospective or former) employee, director or officer and its employer in respect thereof within 14 days of acquisition. Undefined terms in this Section 3.9(p) take their meaning from Part 7 ITEPA.

(q) The Company has not taken or agreed to take any action that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule includes a true and complete list of each material Company Benefit Plan. As used herein, “Company Benefit Plan” means each of the following that is sponsored, maintained or contributed to or by the Company or any of its Subsidiaries or with respect to which the Company could have any liability, in each case, whether or not reduced to writing:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, or other equity-based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday policy, severance or redundancy pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan, agreement or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, policy, practice or understanding that is not described in Section 3.10(a)(i).

(b) The Company has made available to Parent, upon request, true, correct and complete copies of each material Company Benefit Plan, including all amendments thereto (and where such Company Benefit Plan has not been reduced to writing, a written summary of material plan terms). The Company has also made available to Parent, with respect to each Company Benefit Plan and to the extent applicable, true, correct and complete copies of: (i) the most recent annual or other reports filed with each Governmental Body and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent determination letter or opinion letter issued by the IRS, (iv) all material, non-routine notices, letters or other correspondence from any Governmental Body, and (v) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other material written communications (or a description of any material oral communications).

(c) Neither the Company nor any of the Company’s ERISA Affiliates contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Company Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Benefit Plan is funded through a trust that is intended to be exempt from U.S. federal income taxation pursuant to Section 501(c)(9) of the Code. Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, any Company Benefit Plan that is a “pension plan” as such term is defined in Section 3(2) of ERISA (including pension plans, such as foreign plans, which are not subject to the provisions of ERISA) is fully funded on a termination basis.

(d) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries:

(i) the Company and its Subsidiaries have performed all material obligations, whether arising by operation of any Legal Requirement or by Contract, required to be performed by it or them in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Benefit Plans;

(ii) (A) all material reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Bodies, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, (B) each Company Benefit Plan has been documented, operated and administered in substantial compliance with its governing documents and applicable Legal Requirements, and (C) each Company Benefit Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in compliance with Section 409A of the Code;

(iii) each of the Company Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies the requirements of Section 401(a) of the Code, (B) is maintained pursuant to a prototype document approved by the IRS, and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been amended as required by applicable Legal Requirements to maintain qualified status, and (D) has not been amended or operated in a way that would reasonably be expected to adversely affect such qualified status;

(iv) there are no claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans or their assets;

(v) all contributions required to be made to the Company Benefit Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP;

(vi) as to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Benefit Plan within the meaning of Section 411(d)(3) of the Code;

(vii) no act, omission or transaction has occurred which would result in imposition on the Company, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

(viii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Body.

(e) Except as otherwise set forth on Section 3.10(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered) (i) require the Company or any of its Subsidiaries to make a larger contribution to, pay greater compensation, payments or benefits under, or accelerate any vesting or funding under any Company Benefit Plan or under any Contract than such Company Benefit Plan or Contract, as applicable, would otherwise require absent the execution and delivery of this Agreement and the consummation of the Transactions, or (ii) create or give rise to any additional vested rights or service credits under any Company Benefit Plan or under any Contract.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contract, nor has the Company or any of its Subsidiaries established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company or any of its Subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.

(g) Except as set forth on Section 3.10(g) of the Company Disclosure Schedule, in connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Company Benefit Plans or under any Contract that, in the aggregate, would be reasonably likely to (i) result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. To the extent applicable, the Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

(h) Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Company Benefit Plan. Each Company Benefit Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(i) Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA or other applicable Legal Requirements, no Company Benefit Plan or Contract provides retiree medical or retiree life insurance benefits to any Person, and the Company is not contractually or otherwise obligated (whether or not in writing) to, and the Company has never represented that it will, provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(j) Except as set forth on Section 3.10(j) of the Company Disclosure Schedule, no service provider is entitled to or is expected to receive a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

3.11 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance with, and are not in default or in violation of, any Legal Requirement. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2016, any written notice or, to the Knowledge of the Company, other communication (whether written or oral) from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any material Legal Requirement or (ii) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all of the permits, certificates, licenses, variances, exemptions, orders and other Governmental Authorizations that are necessary to operate the business of the Company and its Subsidiaries in accordance with applicable Legal Requirements (collectively, the “Company Permits”), (ii) the Company and its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all Company Permits, (iii) no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened, and (iv) each Company Permit is valid and in full force and effect.

3.12 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and during the relevant time periods specified pursuant to all applicable statutes of limitations were, in compliance with any applicable Environmental Laws;

(b) the Company and its Subsidiaries possess, or have timely applied for, all material permits, certificates, licenses, registrations, exemptions, orders, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(c) the Company and its Subsidiaries, including the Company Facilities, are not subject to any pending or, to Company’s Knowledge, threatened Environmental Claim, nor has the Company or its Subsidiaries received any written notice of violation noncompliance, enforcement, or investigation from any Governmental Body pursuant to Environmental Laws that remains pending or unresolved;

(d) there has been no Release by the Company or its Subsidiaries, or in connection with the Company Facilities, in violation of any Environmental Laws, or in any other manner, that would reasonably be expected to give rise to a material liability pursuant to Environmental Laws;

(e) to Company’s Knowledge, there has been no exposure of any Person or property to any Hazardous Substance in connection with any of the Company Facilities that would reasonably be expected to form the basis for any material Environmental Claim against the Company or its Subsidiaries;

(f) neither the Company nor any of its Subsidiaries is subject to any Order or other written agreement with any Governmental Body relating to, and neither Company nor any of its Subsidiaries has assumed or retained by contract or operation of law, any material liability or obligation under or pursuant to any Environmental Law or assigning liability to the Company or any of its Subsidiaries in respect of Hazardous Substances;

(g) to the Knowledge of the Company, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liabilities, obligations, investigations, costs, or restrictions on the ownership, use, or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law; and

(h) the Company has taken commercially reasonable efforts to make available for inspection by Parent complete and accurate copies of all material environmental assessment and audit reports and studies produced within the preceding five years by or on behalf of the Company or in possession of the Company, all material Environmental Permits, and all material correspondence addressing pending or unresolved Environmental Claims relating to the Company Facilities that are in the Company’s possession.

Notwithstanding any other language in the Agreement, this Section 3.12 contains the Company’s sole representations and warranties with respect to Environmental Laws, Environmental Permits, Environmental Claims, or any other matter related to the environment or Hazardous Substances.

3.13 Legal Proceedings. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Legal Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Body outstanding against the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company is a defendant in any material Legal Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Body in effect to which any of the Company or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted.

3.14 Contracts; No Defaults.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means each Company Contract (including any amendment thereto):

(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to the Company;

(ii) to which or with respect to which any director or officer of the Company or any of its Subsidiaries, or any Affiliate of the Company, are parties or express beneficiaries;

(iii) evidencing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $2,500,000;

(iv) that (A) imposes any material restrictions or prohibitions on the business activity of the Company or any of its Subsidiaries, (B) limits the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any other Person or in any geographic area in any material respect, or to hire any Person, excluding, in each case, clauses in commercial contracts entered into in the ordinary course of business consistent with past practice, or (C) includes any provisions in respect of exclusivity, most favored nations pricing, minimum purchase or sale guarantees, non-solicitation of any Person or similar concepts that restricts the business activity of the Company or any of its Subsidiaries in a material manner;

(v) relating to the employment of, or the performance of services by, any employee or contractor, or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, redundancy, termination, or similar payment to any current or former employee or director in excess of $250,000; or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $200,000 to any single current or former employee, director, or contractor;

(vi) providing for indemnification of any officer, director, or employee of the Company;

(vii) (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person;

(ix) requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Company Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement, or understanding relating to any Company Acquisition Proposal or similar transaction;

(x) to which any Major Customer or any of its Affiliates is a party or under which such Major Customer or its Affiliates have any rights or obligations;

(xi) that requires the Company or any of its Subsidiaries to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (excluding the Company and other wholly-owned Subsidiaries of the Company), in excess of $500,000;

(xii) that relates to the sale, transfer or other disposition of (A) a business, or (B) other than in the ordinary course of business consistent with past practice, real or personal property, or assets by the Company or any of its Subsidiaries (excluding such dispositions to the Company or other wholly-owned Subsidiaries of the Company), in each case in excess of $1,000,000 individually;

(xiii) that relates to the purchase or acquisition of (A) a business or (B) other than in the ordinary course of business consistent with past practice, assets, in each case by the Company or any of its Subsidiaries for consideration in excess of $1,000,000;

(xiv) pursuant to which the Company or any of its Subsidiaries has any potential continuing indemnification obligations in excess of $1,000,000 other than customer, supplier, advisor and other commercial Contracts entered into in the ordinary course of business consistent with past practice;

(xv) pursuant to which the Company or any of its Subsidiaries has any potential continuing “earnout” or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in payments in excess of $500,000 for any 12-month period;

(xvi) that is a joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses;

(xvii) that grants any third Person, or obligates the Company or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property, including any property of the Company or any of its Subsidiaries;

(xviii) any Contract with any financial advisor or investment or commercial bank that will be binding on the Company or any of its Subsidiaries after Closing (other than those that contain only customary indemnification provisions);

(xix) any Contract that relates to or involves future expenditures, receipts or payments by the Company or any of its Subsidiaries of more than $1,000,000 in any one (1) year period that cannot be terminated on less than sixty (60) days’ notice without material payment or penalty, other than customer, product sales and supplier Contracts entered into in the ordinary course of business consistent with past practice;

(xx) any Contract that contains any provisions that restrict any Person from (A) offering or proposing (whether publicly or otherwise) to acquire any capital stock of the Company (whether directly or indirectly or whether through an acquisition, tender offer, exchange offer, merger or otherwise) or (B) taking actions that are intended to result in a change of control of the Company;

(xxi) any Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and (A) licenses in Intellectual Property owned by a third party, (B) licenses out Intellectual Property owned by the Company or its Subsidiaries, (C) agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, (D) agrees to develop Intellectual Property for a third party, or (E) a third party agrees to develop Intellectual Property for the Company or such Subsidiary, other than (1) non-exclusive in-bound License Agreements for software that is generally commercially available and (2) non-exclusive licenses granted by the Company or any of its Subsidiaries, in each case, in the ordinary course of business consistent with past practice on standard terms; and

(xxii) any other Contract, if a breach or termination of such Contract could have a Company Material Adverse Effect.

(b) Each Company Material Contract is valid and in full force and effect and is enforceable in accordance with its terms against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto (in each case subject to the Bankruptcy and Equity Exception), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) neither the Company nor any of its Subsidiaries has violated or breached in any respect, or committed any default under, any Company Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached in any respect, or committed any default under, any Company Material Contract; and

(ii) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication that there has been any violation or breach of, or default under, any Company Material Contract by the Company or any of its Subsidiaries.

3.15 Insurance. Section 3.15 of the Company Disclosure Schedule sets forth all material insurance policies issued in favor of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company Insurance Policies are each valid and currently effective insurance policies issued in favor of the Company or its Subsidiary, as applicable, and is adequate and otherwise customary for companies of similar size, financial condition and operational risk profile. All Company Insurance Policies are in full force and effect, all premiums due thereon have been paid, and the Company and its Subsidiaries have complied with the provisions of such policies. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. As of the date of this Agreement, there is no claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy that, to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or that, if not paid, would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Company Insurance Policy.

3.16 Labor and Employment Matters.

(a) Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, since January 1, 2019, neither the Company nor any of its Subsidiaries has been a party to, or bound by, any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, labor organization or other representative of employees.

(b) Since January 1, 2019, there have been no strikes, lockouts, picketing, work stoppages or similar labor disturbances existing or, to the Company’s Knowledge, threatened, with respect to any employees of the Company or any of its Subsidiaries.

(c) Since January 1, 2019, there have been no union certification or representation petitions or demands with respect to any employees of the Company or its Subsidiaries and, to the Company’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to any employees of the Company or its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no complaint, charge, grievance, investigation, audit, or other Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, consultant, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or labor or employment practices (including charges of or relating to: unfair labor practices, failure to pay wages, discrimination, harassment, retaliation, terms or conditions of employment, or employee leave practices) or working conditions is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2019, have been, in compliance with all applicable Legal Requirements relating to labor and employment, including all such Legal Requirements relating to the engagement of leased employees, consultants, and independent contractors, non-discrimination, non-retaliation, affirmative action, terms and conditions of employment, collective bargaining, labor relations, hours of work, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), overtime pay, immigration, recordkeeping, data privacy, leaves of absence, WARN Act compliance, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation, payment of employment-related Taxes, and all other employment practices. Neither the Company nor any of its Subsidiaries is, or has been, a U.S. federal or state government contractor or sub-contractor.

(f) Section 3.16 of the Company Disclosure Schedule sets forth the employing entity of each employee of the Company or its Subsidiaries in each jurisdiction in which any employee of the Company or any of its Subsidiaries is located.

3.17 Brokers. Except as set forth on Section 3.17 of the Company Disclosure Schedule, no broker, finder, investment banker, or other Person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and complete copy of any Contract to which the Company or any of its Subsidiaries is a party pursuant to which any Person could be entitled to such fee or commission in connection with the Transactions.

3.18 Customers and Suppliers. The Company has made available to Parent a list of the 20 largest customers (by revenues received) and the 20 largest suppliers (by amounts spent) of the Company and its Subsidiaries, taken as a whole, in each case for the nine month period ended September 30, 2020. Since September 30, 2020 and through the date of this Agreement, to the Knowledge of the Company, (a) no such Company customer or supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries and (b) no such Company customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

3.19 Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other Takeover Law is applicable to this Agreement, the Merger or the other Transactions (other than applicable provisions of the Companies Act pursuant to which holders of Company Ordinary Shares are granted certain statutory rights, which rights have been contractually waived by the holders of Company Ordinary Shares).

3.20 Ownership of Parent Common Stock. The Company does not beneficially own any shares of Parent Common Stock as of the date hereof.

3.21 Anti-Bribery. The Company, its Subsidiaries, the Company Joint Ventures and the Company’s and its Subsidiaries’ directors, officers, employees, and to the Company’s and its Subsidiaries’ Knowledge, their agents, distributors, and representatives have not, within the preceding five years, violated any Anti-Bribery Law, nor have they directly or indirectly offered, paid, promised to pay, or authorized the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value to: (a) any Government Official; (b) any person acting for or on behalf of any Government Official; (c) any other person; or (d) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage, in violation of the Anti-Bribery Laws. No proceeding by or before any Governmental Body involving the Company, its Subsidiaries, the Company Joint Ventures or the Company’s or its Subsidiaries’ or the Company Joint Ventures’ directors, officers, employees, agents, distributors, or representatives relating to the Anti-Bribery Laws is pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened.

3.22 Trade Controls. None of the Company, any of its Subsidiaries, the Company Joint Ventures, any of their respective owners, directors, officers, or employees, or, to the Company’s Knowledge, any other Person working on behalf of any of the foregoing has directly or indirectly during the past five years taken any action in violation of any applicable Trade Control Laws. None of the Company, any of its Subsidiaries, the Company Joint Ventures or any of their respective owners, directors, officers, or employees, or, to the Company’s Knowledge, any other Person working on behalf of any of the foregoing is a Sanctioned Party. To the Knowledge of the Company, none of the Company or any of its Subsidiaries or the Company Joint Ventures is currently under investigation, or being audited, by any Governmental Body or judicial or investigative body related to compliance with applicable Trade Control Laws.

3.23 Related Parties. No present or former director, executive officer, shareholder, partner, member or employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Company Related Party”), is a party to any Contract (excluding any Company Benefit Plans) with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the foregoing or has engaged in any transaction with any of the foregoing within the last twelve months. None of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

3.24 No Other Representations and Warranties.

(a) Except for the representations and warranties made in this Article 3, none of the Company or any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of the Company or any other Person makes or has made any representation or warranty to any Parent Group Party or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to any Parent Group Party or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company or its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Parent Group Parties has made or is making any representations or warranties relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by any Parent Group Party in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or any of its Subsidiaries furnished or made available to the Company, its Affiliates or any of their Representatives, and the Company expressly disclaims reliance upon any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company, its Affiliates or any of their Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT GROUP PARTIES

Except (x) as set forth in the Parent Disclosure Schedule and (y) as set forth in any of the Parent SEC Reports filed with the SEC on or after January 1, 2020 and made publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), each of Parent and Merger Sub (each, a “Parent Group Party”), jointly and severally, represents and warrants to the Company as follows:

4.1 Organization and Good Standing.

(a) Parent and each of its Subsidiaries are limited liability companies or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full limited liability company or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are duly qualified to do business as foreign limited liability companies or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Section 4.1(b) of the Parent Disclosure Schedule contains a complete and correct list as of the date of this Agreement of (i) the name, equity capitalization and schedule of equity holders of each Subsidiary of Parent and (ii) the name of, and Parent’s percentage equity ownership interest in, each Parent Joint Venture. Other than the Subsidiaries of Parent set forth on Section 4.1(b) of the Parent Disclosure Schedule and the Parent Joint Ventures, as of the date of this Agreement, Parent does not own any shares of capital stock or other equity interests in any Person, and has no binding obligations, whether contingent or otherwise, to purchase any shares of capital stock or other equity interests in any Person. All outstanding shares of capital stock and other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Encumbrances, except for such Encumbrances as may be provided under the Securities Act, Permitted Liens or any transfer restrictions set forth in the Organizational Documents of such Subsidiary. Each outstanding share of capital stock or other equity interests of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable.

(c) Copies of the Organizational Documents of Parent and each of its Subsidiaries, as in effect on the date of this Agreement, have been made available to the Company.

(d) Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto.

4.2 Authority; No Conflict.

(a) Each of the Parent Group Parties has all necessary entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution and delivery of this Agreement by the Parent Group Parties and the consummation by the Parent Group Parties of the Transactions have been duly and validly authorized by all necessary entity action and no other entity proceedings on the part of the Parent Group Parties are necessary to authorize this Agreement or to consummate the Transactions. The Parent Requisite Approval is the only vote or approval of the holders of any class or series of equity securities of Parent necessary to adopt and approve this Agreement and the Transactions. Each of the Parent Supervisory Board and the Parent Managing Board has (i) determined that this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its business taking into account its shareholders, employees and other relevant stakeholders, (ii) approved and declared advisable this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance, (iii) directed that this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance, be submitted to the holders of Parent Common Stock for approval and adoption and (iv) recommended that the holders of Parent Common Stock approve and adopt this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance (such recommendation described in clause (iv), the “Parent Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Parent Group Parties and, assuming the due and valid execution of this Agreement by the Company, constitutes the legal, valid, and binding obligation of each of the Parent Group Parties, enforceable against such Parent Group Party in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of the Organizational Documents of Parent or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by

Parent or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries; (iv) result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of Parent or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent or any of its Subsidiaries under any provision of any Contract evidencing Indebtedness, any lease, any Parent Material Contract, any Parent Permit or any Organizational Document of any Parent Joint Venture; or (v) result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery of this Agreement by the Parent Group Parties does not, and the performance of this Agreement and the consummation of the Transactions by the Parent Group Parties will not, require any Consent of, or filing with, or notification to, any Person, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, including the filing with the SEC of the Registration Statement and the Proxy Statement to be delivered to the shareholders of Parent relating to the Parent Shareholder Meeting, (ii) any pre-merger notification requirements of the HSR Act and any required regulatory approvals under the Antitrust Laws as determined pursuant to Section 5.8, (iii) filing of the Cayman Merger Documents with the Cayman Islands Registrar of Companies in accordance with the Companies Act, (iv) the Parent Requisite Approval, and (v) filings with the NYSE.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 798,096,000 shares of Parent Common Stock. At the Capitalization Reference Date, (i) 227,712,419 shares of Parent Common Stock were issued and outstanding; (ii) no Voting Debt of Parent was outstanding; (iii) 3,049,491 shares of Parent Common Stock were held in the treasury of Parent; and (iv) 7,842,368 restricted stock units of Parent were outstanding (assuming a target performance payout at 100% for any restricted stock units that include performance conditions). All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and not subject to any preemptive rights. All outstanding shares of Parent Common Stock have been issued in compliance in all material respects with applicable securities or other Legal Requirements. Except as set forth in this Section 4.3(a), as of the date of this Agreement, there are no outstanding: (1) shares of capital stock or other voting securities of Parent; (2) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, including Voting Debt of Parent or (3) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any of its Subsidiaries is a party or by which it is bound in any case obligating Parent or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock of Parent or any Voting Debt of Parent or other voting securities of Parent, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(b) There are not any shareholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Common Stock.

(c) Section 4.3(c) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of outstanding options and other similar rights to purchase or receive shares of Parent Common Stock or similar rights (collectively, “Parent Equity Awards”), setting forth with respect to each such award, to the extent applicable: the name of the holder thereof; the plan under which such Parent Equity Award was granted, if any; the number of shares of Parent Common Stock or other equity security subject to such Parent

Equity Award; the per-share price at which such Parent Equity Award may be exercised or the shares of Parent Common Stock or other equity security subject to such Parent Equity Award were sold or issued; the grant and expiration dates; and the terms of vesting, including whether (and to what extent) the vesting will be accelerated in any way by this Agreement or by termination of employment or change in position following the consummation of the Transactions.

4.4 Parent SEC Filings.

(a) Since December 31, 2019, Parent has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC. Each of the forms, reports, registration statements and other documents filed or furnished by Parent with the SEC (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Parent SEC Reports”) (i) as of the date of the filing of such Parent SEC Reports, complied with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, and (ii) as of the date of the filing of such Parent SEC Reports (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received by Parent from the SEC or its staff, and, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review.

(b) Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information related to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of Parent to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms.

(c) Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Prior to the date of this Agreement, Parent has made available to the Company either materials relating to, or a summary of, any disclosure of matters described in clauses (i) or (ii) in the preceding sentence made by management of Parent to its auditors and audit committee on or after December 31, 2020 and prior to the date of this Agreement.

4.5 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports (collectively, the “Parent Financial Statements”) complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of Parent and its Subsidiaries, was prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in Parent Financial Statements or the notes thereto), and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of the interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

(b) There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2020 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the year ended December 31, 2020; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2020; (iii) current liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities incurred as permitted under Section 5.2(b)(viii); and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has any outstanding loan arrangements that violate Section 402 of SOX.

4.6 Absence of Certain Changes and Events. Since December 31, 2020 and through the date of this Agreement, (a) Parent and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any circumstance, development, change, event, effect or occurrence that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2(b).

4.7 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement, to the extent it relates to Parent or its Subsidiaries or other information supplied by Parent for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by any Parent Group Party with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

4.8 Intellectual Property.

(a) Section 4.8(a) of the Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all material registered or issued Intellectual Property owned or purportedly owned by Parent or its Subsidiaries. To the Knowledge of Parent, the material Owned Parent IP is valid, subsisting, and enforceable as permitted by applicable Legal Requirements.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries collectively own all right, title, and interest in, or have adequate rights to use, all of the Parent IP free and clear of all Encumbrances (in the manner and to the extent it has used the same) and (ii) Parent and its Subsidiaries are the sole beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Parent IP. Parent and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information in their possession. Parent and its Subsidiaries have obtained from their current and former employees, independent contractors and service providers, in each case who developed or were engaged to develop material Intellectual Property for the benefit of Parent or its Subsidiaries, all right, title and interest in and to all such Intellectual Property, free and clear of all Liens, whether by operation of law or through written assignments or other Contracts. No current or former employee, independent contractor, service provider or other Person who has conceived, reduced to practice, authored or otherwise created or developed any material Intellectual Property for Parent has any right to receive further remuneration or consideration as a result of having conceived, reduced to practice, authored or otherwise created or developed such Intellectual Property for Parent.

(c) To the Knowledge of Parent, no third-party is in default of any material obligation related to an express grant to such third-party of a right to use the Intellectual Property set forth on Section 4.8(a) of the Parent

Disclosure Schedule. To the Knowledge of Parent, use by Parent and its Subsidiaries of any Parent IP, and the conduct of their respective businesses, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. No Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened in writing against Parent or any of its Subsidiaries with regard to Parent’s or any of its Subsidiaries’ alleged infringement, misappropriation, or other violation of Intellectual Property or the validity or enforceability of any Owned Parent IP, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(d) To the Knowledge of Parent, no Person, directly or indirectly, is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated any rights of Parent or any of its Subsidiaries in or to any Parent IP in any material respect. No Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened in writing by Parent or any of its Subsidiaries against any Person with regard to such Person’s alleged infringement, misappropriation, or other violation regarding any Owned Parent IP, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(e) Parent is not subject to any outstanding or, to the Knowledge of Parent, prospective Order (including any motion or petition therefor) that restricts or impairs the ownership or use of any Parent IP except for office actions issued by a Governmental Body as part of the routine examination of applications for the registration of the Owned Parent IP.

4.9 Property.

(a) The Parent SEC Reports includes a true, correct and complete list of all of the real property and interests in real property owned in fee by Parent or any of its Subsidiaries (the “Parent Owned Real Property”). The Parent SEC Reports includes a true, correct and complete list of (i) all of the real property and interests in real property in which Parent or any of its Subsidiaries holds a leasehold or similar interest (the “Parent Leased Real Property”; together with the Parent Owned Real Property, collectively, the “Parent Real Property Interests”) and (ii) all leases, subleases, licenses or other occupancy agreements of or relating to the Parent Leased Real Property, including all amendments or modifications thereto and all guarantees thereof (the “Parent Real Property Leases”), in each of clauses (i) and (ii) that are material to Parent.

(b) Except as listed in the Parent SEC Reports, no Person other than Parent and/or its Subsidiaries are in possession of, or has any rights to possess, occupy, and/or operate, the Parent Real Property Interests. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good, valid and indefeasible fee simple title to the Parent Owned Real Property and good, valid and subsisting leasehold interest or other comparable Contract rights in the Parent Leased Real Property (other than Parent Owned Real Property and Parent Leased Real Property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), in each case, free and clear of all Encumbrances except Permitted Liens. The Parent Real Property Interests constitutes all of the real property owned, leased or otherwise possessed, occupied, operated and/or used by Parent or its Subsidiaries that is material to the business of Parent and its Subsidiaries and Parent and/or its Subsidiaries are in undisturbed and peaceable possession of the Parent Real Property Interests, subject only to Permitted Liens. Except for as set forth in Section 4.9(b) of the Parent Disclosure Schedule, each Parent Real Property Lease is valid and in full force and effect, without material default (or matters which, with notice or the passage of time, or both, would constitute a material default) thereunder by Parent and/or its Subsidiaries or, to the Knowledge of Parent, the counterparty thereunder and enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception. Each of the Parent Owned Real Property and Parent Leased Real Property are in good operating condition, except for normal maintenance and repair requirements and normal wear and tear, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) To the Knowledge of Parent, all material Governmental Authorizations from Governmental Bodies which are required or appropriate to use or occupy the Parent Real Property Interests and to own, operate, construct and develop the business on the Parent Real Property Interests have been issued and are in full force and effect. Except as shown in Section 4.9(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries have received any written notice (i) of any pending or threatened condemnation proceeding with respect to any Parent Owned Real Property or (ii) from any Governmental Body or other entity having jurisdiction over the Parent Real Property Interests threatening a current or prospective suspension, revocation, modification or cancellation of any Governmental Authorizations from Governmental Bodies as a result of a violation that remains uncured as of the Effective Time, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, and all other assets that they purport to own or lease or hold an easement interest in and that are used in or necessary for the conduct of their business as currently conducted and as proposed to be conducted, including good and valid title to, or (as applicable) a valid and subsisting leasehold or comparable interest in, all material personal properties and assets, tangible and intangible, and all other assets, reflected in the latest audited Parent Financial Statements as being owned or leased by Parent and its Subsidiaries or acquired after the date thereof (other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), free and clear of all Encumbrances except Permitted Liens and (ii) are collectively the lessee of all personal property material to the business of Parent and its Subsidiaries which is purported to be leased by Parent and its Subsidiaries, and each lease for such personal property is valid and in full force and effect.

4.10 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing).

(b) Except as disclosed in the Parent Virtual Data Room, all material Taxes due and payable by Parent and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full; all material Tax withholding and deposit requirements (and all material obligations to account for Tax to any Tax Authority) imposed on or with respect to Parent or any of its Subsidiaries have been satisfied; and there are no Encumbrances (other than Permitted Liens for current period Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries that arose in connection with, and neither Parent nor any of its Subsidiaries has been subject to any material penalty, fine, surcharge or interest that is due and payable and that has not been paid, as a result of, any failure (or alleged failure) to pay any material Tax.

(c) Except as disclosed in the Parent Virtual Data Room, there is no outstanding material claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Tax Authority in any jurisdiction; and no written claim has been made, within the preceding three years, by a Tax Authority in a jurisdiction in which Parent or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that it is or may be subject to Tax in such jurisdiction.

(d) Except as disclosed in the Parent Virtual Data Room, no audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of material Taxes or material Tax matters is pending, being conducted, or has been threatened in writing with respect to Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitation period with respect to the assessment or collection of any material Tax.

(f) Neither Parent nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity agreement or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) as a result of being a member of a consolidated group, fiscal unity, or unified group (including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements, including sections 34, 35, 39 and 43 of the Dutch tax collection act)), as a transferee or successor, by Contract or otherwise, in each case, other than an agreement, Contract or arrangement the primary purpose of which does not relate to Taxes.

(g) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any material written ruling of a Tax Authority that will be binding on it for any taxable period beginning on or after the Closing Date.

(h) Parent has made available to Company true, correct and complete copies of all material Tax Returns filed by Parent or its Subsidiaries since January 1, 2017.

(i) Parent has been since August 14, 2013 properly classified as a corporation for U.S. federal income Tax purposes. The U.S. federal income tax classification of each of Parent’s Subsidiaries is set forth on Section 4.10(i) of the Parent Disclosure Schedule. Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes, other than any such arrangement solely among Parent and its Subsidiaries or among its Subsidiaries.

(j) Except as disclosed in Section 4.10(j) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is (i) resident for Tax purposes in any jurisdiction other than the jurisdiction in which it was incorporated or (ii) subject to Tax in any jurisdiction, other than the jurisdiction in which it is resident (or, in the case of any U.S. Subsidiary, in which it is resident or incorporated), by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar taxable presence.

(k) All material transactions and arrangements between Parent and its Subsidiaries and/or between Parent and/or any of its Subsidiaries (on one hand) and any Affiliates thereof (on the other) comply in all material respects with all applicable transfer pricing requirements.

(l) Other than information provided in the ordinary course through the submission of periodic corporate income Tax Returns, neither Parent nor any of its Subsidiaries has been required to provide any Tax Authority with any information relating to arrangements which might enable, or might be expected to enable, any person to obtain an advantage in relation to Tax.

(m) To the Knowledge of Parent, any document subject to stamp duty that may be necessary or desirable in proving the title of Parent or any of its Subsidiaries to any asset has been duly stamped, and no such documents that are outside the United Kingdom would attract United Kingdom stamp duty if they were brought into the United Kingdom.

(n) Parent and its Subsidiaries have complied in all material respects with the requirements of all laws in respect of VAT and have been registered for the purposes of VAT at all times they were required to be so registered.

(o) The Closing will not result in the withdrawal or claw-back of any Tax Relief previously claimed by Parent or any of its Subsidiaries.

(p) To the Knowledge of Parent, no restricted securities have been acquired by (or by any associated person of) any of Parent’s or any of its Subsidiaries’ current, prospective or former (i) employees, (ii) directors or (iii) officers, resident in the United Kingdom for Tax purposes, without a valid joint election under section 431(1) of ITEPA having been signed by the relevant (current, prospective or former) employee, director or officer and its employer in respect thereof within 14 days of acquisition. Undefined terms in this Section 4.10(p) take their meaning from Part 7 ITEPA.

(q) Neither Parent nor Merger Sub has taken or agreed to take any action that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Parent Disclosure Schedule includes a true and complete list of each material Parent Benefit Plan. As used herein, “Parent Benefit Plan” means each of the following that is sponsored, maintained or contributed to or by Parent or any of its Subsidiaries or with respect to which Parent could have any liability, in each case, whether or not reduced to writing:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, or other equity-based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday policy, severance or redundancy pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan, agreement or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, policy, practice or understanding that is not described in Section 4.10(a)(i).

(b) Parent has made available to the Company, upon request, true, correct and complete copies of each material Parent Benefit Plan, including all amendments thereto (and where such Parent Benefit Plan has not been reduced to writing, a written summary of material plan terms). Parent has also made available to Company, with respect to each Parent Benefit Plan and to the extent applicable, true, correct and complete copies of: (i) the most recent annual or other reports filed with each Governmental Body and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent determination letter or opinion letter issued by the IRS, (iv) all material, non-routine notices, letters or other correspondence from any Governmental Body, and (v) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other material written communications (or a description of any material oral communications).

(c) Neither Parent nor any of Parent’s ERISA Affiliates contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Parent Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Parent Benefit Plan is funded through a trust that is intended to be exempt from U.S. federal income taxation pursuant to Section 501(c)(9) of the Code. Except as set forth on Section 4.11(c) of the Parent Disclosure Schedule, any Parent Benefit Plan that is a “pension plan” as such term is defined in Section 3(2) of ERISA (including pension plans, such as foreign plans, which are not subject to the provisions of ERISA) is fully funded on a termination basis.

(d) Except as would not reasonably be expected to result in material liability to Parent or any of its Subsidiaries:

(i) Parent and its Subsidiaries have performed all material obligations, whether arising by operation of any Legal Requirement or by Contract, required to be performed by it or them in connection with the Parent Benefit Plans, and there have been no defaults or violations by any other party to the Parent Benefit Plans;

(ii) (A) all material reports and disclosures relating to the Parent Benefit Plans required to be filed with or furnished to Governmental Bodies, Parent Benefit Plan participants or Parent Benefit Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, (B) each Parent Benefit Plan has been documented, operated and administered in substantial compliance with its governing documents and applicable Legal Requirements, and (C) each Parent Benefit Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in compliance with Section 409A of the Code;

(iii) each of the Parent Benefit Plans intended to be qualified under Section 401(a) of the Code

(A) satisfies the requirements of Section 401(a) of the Code, (B) is maintained pursuant to a prototype document approved by the IRS, and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been amended as required by applicable Legal Requirements to maintain qualified status, and (D) has not been amended or operated in a way that would reasonably be expected to adversely affect such qualified status;

(iv) there are no claims pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened against, or with respect to, any of the Parent Benefit Plans or their assets;

(v) all contributions required to be made to the Parent Benefit Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made and all benefits accrued under any unfunded Parent Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP;

(vi) as to any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code;

(vii) no act, omission or transaction has occurred which would result in imposition on Parent, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

(viii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Parent Benefit Plans before any Governmental Body.

(e) Except as set forth on Section 4.11(e) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered) (i) require Parent or any of its Subsidiaries to make a larger contribution to, pay greater compensation, payments or benefits under, or accelerate any vesting or funding under any Parent Benefit Plan or under any Contract than such Parent Benefit Plan or Contract, as applicable, would otherwise require absent the execution and delivery of this Agreement and the consummation of the Transactions, or (ii) create or give rise to any additional vested rights or service credits under any Parent Benefit Plan or under any Contract.

(f) Neither Parent nor any of its Subsidiaries is a party to any Contract, nor has Parent or any of its Subsidiaries established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Parent or any of its Subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.

(g) Except as set forth on Section 4.11(g) of the Parent Disclosure Schedule, in connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Parent Benefit Plans or under any Contract that, in the aggregate, would be reasonably likely to (i) result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered, or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Parent has made available to the Company true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions. To the extent applicable, Parent has made available to the Company true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

(h) Neither Parent nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Parent Benefit Plan. Each Parent Benefit Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(i) Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA or other applicable Legal Requirements, no Parent Benefit Plan or Contract provides retiree medical or retiree life insurance benefits to any Person, and Parent is not contractually or otherwise obligated (whether or not in writing) to, and Parent has never represented that it will, provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(j) No service provider is entitled to or is expected to receive a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

4.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2016 have been, in compliance with, and are not in default or in violation of, any Legal Requirement. Neither Parent nor any of its Subsidiaries has received, at any time since January 1, 2016, any written notice or, to the Knowledge of Parent, other communication (whether written or oral) from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual or alleged obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries hold all of the permits, certificates, licenses, variances, exemptions, orders and other Governmental Authorizations that are necessary to operate the business of Parent and its Subsidiaries in accordance with applicable Legal Requirements (collectively, the “Parent Permits”), (ii) Parent and its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all Parent Permits, (iii) no suspension or cancellation of any Parent Permit is pending or, to the Knowledge of Parent, threatened, and (iv) each Parent Permit is valid and in full force and effect.

4.13 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries are, and during the relevant time periods specified pursuant to all applicable statutes of limitations were, in compliance with any applicable Environmental Laws;

(b) Parent and its Subsidiaries possess, or have timely applied for, all material permits, certificates, licenses, registrations, exemptions, orders, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(c) Parent and its Subsidiaries, including all Parent Facilities, are not subject to any pending or, to Parent’s Knowledge, threatened Environmental Claim, nor has Parent or its Subsidiaries received any written notice of violation noncompliance, enforcement, or investigation from any Governmental Body pursuant to Environmental Laws that remains pending or unresolved;

(d) there has been no Release by Parent or its Subsidiaries, or in connection with the Parent Facilities, in violation of any Environmental Laws, or in any other manner, that would reasonably be expected to give rise to a material liability pursuant to Environmental Laws;

(e) to Parent’s Knowledge, there has been no exposure of any Person or property to any Hazardous Substance in connection with any of the Parent Facilities that would reasonably be expected to form the basis for any material Environmental Claim against Parent or its Subsidiaries;

(f) neither Parent nor any of its Subsidiaries is subject to any Order or other written agreement with any Governmental Body relating to, and neither Parent nor any of its Subsidiaries has assumed or retained by contract or operation of law, any material liability or obligation under or pursuant to any Environmental Law or assigning liability to Parent or any of its Subsidiaries in respect of Hazardous Substances;

(g) to the Knowledge of Parent, there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any material claims, liabilities, obligations, investigations, costs, or restrictions on the ownership, use, or transfer of any property of Parent or any of its Subsidiaries pursuant to any Environmental Law; and

(h) Parent has taken commercially reasonable efforts to make available for inspection by the Company complete and accurate copies of all material environmental assessment and audit reports and studies produced within the preceding five years by or on behalf of Parent or in Parent’s possession, all material Environmental Permits, and all material correspondence addressing pending or unresolved Environmental Claims relating to the Parent Facilities that are in Parent’s possession.

Notwithstanding any other language in the Agreement, this Section 4.13 contains Parent’s sole representations and warranties with respect to Environmental Laws, Environmental Permits, Environmental Claims, or any other matter related to the environment or Hazardous Substances.

4.14 Legal Proceedings. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Legal Proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Body outstanding against Parent or any of its Subsidiaries. To the Knowledge of Parent, as of the date of this Agreement, no officer or director of Parent is a defendant in any material Legal Proceeding in connection with his or her status as an officer or director of Parent or any of its Subsidiaries. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Body in effect to which any of Parent or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Parent or any of its Subsidiaries as currently conducted.

4.15 Contracts; No Defaults.

(a) Section 4.15 of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Material Contracts to or by which Parent or any of its Subsidiaries is a party or is bound as of the date of this Agreement (provided, however, that Parent is not required to list any such agreements in Section 4.15 of the Parent Disclosure Schedule that are listed as exhibits to the Parent SEC Reports filed after January 1, 2020). For purposes of this Agreement, “Parent Material Contract” means each Parent Contract (including any amendment thereto):

(i) that is required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) to which or with respect to which any director or officer of the Parent or any of its Subsidiaries, or any Affiliate of Parent, are parties or express beneficiaries;

(iii) evidencing Indebtedness of Parent or any of its Subsidiaries having an outstanding principal amount in excess of $2,500,000;

(iv) that (A) imposes any material restrictions or prohibitions on the business activity of Parent or any of its Subsidiaries, (B) limits the freedom of Parent or its Subsidiaries to engage in any line of business or to compete with any other Person or in any geographic area in any material respect, or to hire any Person, excluding, in each case, clauses in commercial contracts entered into in the ordinary course of business consistent with past practice, or (C) includes any provisions in respect of exclusivity, most favored nations pricing, minimum purchase or sale guarantees, non-solicitation of any Person or similar concepts that restricts the business activity of the Parent or any of its Subsidiaries in a material manner;

(v) relating to the employment of, or the performance of services by, any employee or contractor, or pursuant to which Parent or any of its Subsidiaries is or may become obligated to make any severance, redundancy, termination, or similar payment to any current or former employee or director in excess of $250,000; or pursuant to which Parent or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $200,000 to any single current or former employee, director, or contractor;

(vi) providing for indemnification of any officer, director, or employee of Parent;

(vii) (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing Parent or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) that imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person;

(ix) requiring that Parent or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Parent Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement, or understanding relating to any Parent Acquisition Proposal or similar transaction;

(x) to which any Major Customer or any of its Affiliates is a party or under which such Major Customer or its Affiliates have any rights or obligations;

(xi) that requires Parent or any of its Subsidiaries to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (excluding Parent and other wholly-owned Subsidiaries of Parent), in excess of $500,000;

(xii) that relates to the sale, transfer or other disposition of (A) a business, or (B) other than in the ordinary course of business consistent with past practice, real or personal property, or assets by Parent or any of its Subsidiaries (excluding such dispositions to Parent or other wholly-owned Subsidiaries of Parent), in each case in excess of $1,000,000 individually;

(xiii) that relates to the purchase or acquisition of (A) a business or (B) other than in the ordinary course of business consistent with past practice, assets, in each case by Parent or any of its Subsidiaries for consideration in excess of $1,000,000;

(xiv) pursuant to which Parent or any of its Subsidiaries has any potential continuing indemnification obligations in excess of $1,000,000 other than customer, supplier, advisor and other commercial Contracts entered into in the ordinary course of business consistent with past practice;

(xv) pursuant to which Parent or any of its Subsidiaries has any potential continuing “earnout” or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in payments in excess of $500,000 for any 12-month period;

(xvi) that is a joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses;

(xvii) that grants any third Person, or obligates Parent or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property, including any property of Parent or any of its Subsidiaries;

(xviii) any Contract with any financial advisor or investment or commercial bank that will be binding on Parent or any of its Subsidiaries after Closing (other than those that contain only customary indemnification provisions);

(xix) any Contract that relates to or involves future expenditures, receipts or payments by Parent or any of its Subsidiaries of more than $1,000,000 in any one (1) year period that cannot be terminated on less than sixty (60) days’ notice without material payment or penalty, other than customer, product sales and supplier Contracts entered into in the ordinary course of business consistent with past practice;

(xx) any Contract that contains any provisions that restrict any Person from (A) offering or proposing (whether publicly or otherwise) to acquire any capital stock of Parent (whether directly or indirectly or whether through an acquisition, tender offer, exchange offer, merger or otherwise) or (B) taking actions that are intended to result in a change of control of Parent;

(xxi) any Contract that is material to the business of Parent and its Subsidiaries, taken as a whole, to which Parent or any of its Subsidiaries is a party and (A) licenses in Intellectual Property owned by a third party, (B) licenses out Intellectual Property owned by Parent or its Subsidiaries, (C) agrees not to assert or enforce Intellectual Property owned by Parent or such Subsidiary, (D) agrees to develop Intellectual Property for a third party, or (E) a third party agrees to develop Intellectual Property for Parent or such Subsidiary, other than (1) non-exclusive in-bound License Agreements for software that is generally commercially available and (2) non-exclusive licenses granted by Parent or any of its Subsidiaries, in each case, in the ordinary course of business consistent with past practice on standard terms; and

(xxii) any other Contract, if a breach or termination of such Contract could have a Parent Material Adverse Effect.

(b) Each Parent Material Contract is valid and in full force and effect and is enforceable in accordance with its terms against Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, the other parties thereto (in each case subject to the Bankruptcy and Equity Exception), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) neither Parent nor any of its Subsidiaries has violated or breached in any respect, or committed any default under, any Parent Material Contract; and, to the Knowledge of Parent, no other Person has violated or breached in any respect, or committed any default under, any Parent Material Contract; and

(ii) neither Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of Parent, other communication that there has been any violation or breach of, or default under, any Parent Material Contract by Parent or any of its Subsidiaries.

4.16 Insurance. Section 4.16 of the Parent Disclosure Schedule sets forth all material insurance policies issued in favor of Parent or any of its Subsidiaries (the “Parent Insurance Policies”). The Parent Insurance Policies are each valid and currently effective insurance policies issued in favor of Parent or its Subsidiary, as applicable, and is adequate and otherwise customary for companies of similar size, financial condition and operational risk profile. All Parent Insurance Policies are in full force and effect, all premiums due thereon have been paid, and Parent and its Subsidiaries have complied with the provisions of such policies. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Parent Insurance Policy. As of the date of this Agreement, there is no claim by Parent or any of its Subsidiaries pending under any Parent Insurance Policy that, to the Knowledge of Parent, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or that, if not paid, would not be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Parent Insurance Policy.

4.17 Labor and Employment Matters.

(a) Except as set forth on Section 4.17(a) of the Parent Disclosure Schedule, since January 1, 2019, neither Parent nor any of its Subsidiaries has been a party to, or bound by, any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, labor organization or other representative of employees.

(b) Since January 1, 2019, there have been no strikes, lockouts, picketing, work stoppages, or similar labor disturbances existing or, to Parent’s Knowledge, threatened, with respect to any employees of Parent or any of its Subsidiaries.

(c) Since January 1, 2019, there have been no union certification or representation petitions or demands with respect to any employees of Parent or its Subsidiaries and, to Parent’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to any employees of Parent or its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no complaint, charge, grievance, investigation, audit, or other Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, consultant, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or labor or employment practices (including charges of or relating to: unfair labor practices, failure to pay wages, discrimination, harassment, retaliation, terms or conditions of employment, or employee leave practices) or working conditions is pending or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2019, have been, in compliance with all applicable Legal Requirements relating to labor and employment, including all such Legal Requirements relating to the engagement of leased employees, consultants, and independent contractors, non-discrimination, non-retaliation, affirmative action, terms and conditions of employment, collective bargaining, labor relations, hours of work, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), overtime pay, immigration, recordkeeping, data privacy, leaves of absence, WARN Act compliance, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation, payment of employment-related Taxes, and all other employment practices. Neither Parent nor any of its Subsidiaries is, or has been, a U.S. federal or state government contractor or sub-contractor.

(f) Section 4.17(f) of the Parent Disclosure Schedule sets forth the employing entity of each employee of Parent or its Subsidiaries in each jurisdiction in which any employee of Parent or any of its Subsidiaries is located.

4.18 Brokers. Except as set forth on Section 4.18 of the Parent Disclosure Schedule, no broker, finder, investment banker, or other Person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements or authorizations made by or on behalf of Parent or any of its Subsidiaries. Parent has made available to the Company a true and complete copy of any Contract to which Parent or any of its Subsidiaries is a party pursuant to which any Person could be entitled to such fee or commission in connection with the Transactions.

4.19 Customers and Suppliers. Parent has made available to the Company a list of the 20 largest customers (by revenues received) and the 20 largest suppliers (by amounts spent) of Parent and its Subsidiaries, taken as a whole, in each case for the twelve month period ended December 31, 2020. Since December 31, 2020 and through the date of this Agreement, to the Knowledge of Parent, (a) no such Parent customer or supplier has cancelled or otherwise terminated its relationship with Parent or any of its Subsidiaries, and (b) no such Parent customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with Parent or any of its Subsidiaries or its usage of the services of Parent or any of its Subsidiaries.

4.20 Opinion of Financial Advisor. The Parent Board has received the opinion of Moelis & Company LLC to the effect that, subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, as of the date of such opinion, the Exchange Ratio pursuant to this Agreement was fair, from a financial point of view, to Parent.

4.21 Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other Takeover Law is applicable to this Agreement, the Merger or the other Transactions.

4.22 Ownership of Company Ordinary Shares. No Parent Group Party beneficially owns any Company Ordinary Shares as of the date hereof.

4.23 Anti-Bribery. Except as disclosed in Section 4.23 of the Parent Disclosure Schedule, Parent, its Subsidiaries, the Parent Joint Ventures and Parent’s and Subsidiaries’ directors, officers, employees, and to Parent’s and its Subsidiaries’ Knowledge, their agents, distributors, and representatives have not, within the preceding five years, violated any Anti-Bribery Law, nor have they directly or indirectly offered, paid, promised to pay, or authorized the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value to: (a) any Government Official;

(b) any person acting for or on behalf of any Government Official; (c) any other person; or (d) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage, in violation of the Anti-Bribery Laws. Except as disclosed in Section 4.23 of the Parent Disclosure Schedule, no proceeding by or before any Governmental Body involving Parent, its Subsidiaries, the Parent Joint Ventures or Parent’s or its Subsidiaries’ or the Parent Joint Ventures’ directors, officers, employees, agents, distributors, or representatives relating to the Anti-Bribery Laws is pending or, to Parent’s or its Subsidiaries’ Knowledge, threatened.

4.24 Trade Controls. None of Parent, any of its Subsidiaries, the Parent Joint Ventures, any of their respective owners, directors, officers, or employees, or, to Parent’s Knowledge, any other Person working on behalf of any of the foregoing has directly or indirectly during the past five years taken any action in violation of any applicable Trade Control Laws. None of Parent, any of its Subsidiaries, the Parent Joint Ventures or any of their respective owners, directors, officers, or employees, or, to Parent’s Knowledge, any other Person working on behalf of any of the foregoing is a Sanctioned Party. To the Knowledge of Parent, none of Parent or any of its Subsidiaries or the Parent Joint Ventures is currently under investigation, or being audited, by any Governmental Body or judicial or investigative body related to compliance with applicable Trade Control Laws.

4.25 Related Parties. No present or former director, executive officer, shareholder, partner, member or employee or Affiliate of Parent or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Parent Related Party”), is a party to any Contract (excluding any Parent Benefit Plans) with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the foregoing or has engaged in any transaction with any of the foregoing within the last twelve months. None of Parent or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Parent or any of its Subsidiaries, or any organization which has a Contract with Parent or any of its Subsidiaries.

4.26 No Other Representations and Warranties.

(a) Except for the representations and warranties made in this Article 4, no Parent Group Party nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) in connection with this Agreement or the Transactions, and each Parent Group Party hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, no Parent Group Party nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by any Parent Group Party in this Article 4, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent or its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, each Parent Group Party acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article 3, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Parent, its Affiliates or any of their Representatives and that each Parent Group Party expressly disclaims reliance upon any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, each Parent Group Party acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, its Affiliates or any of their Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE 5

CERTAIN COVENANTS

5.1 Operation of the Company’s Business.

(a) Until the Closing, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned by Parent), the Company shall, shall cause each of its Subsidiaries to and shall use commercially reasonable efforts to cause each of the Company Joint Ventures to, conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve substantially intact its current business organizations, retain its key officers and key employees, and maintain its relations and goodwill with key suppliers and customers; provided, that this Section 5.1(a) shall not prohibit the Company, its Subsidiaries or the Company Joint Ventures from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (i) changes or developments resulting from the COVID-19 pandemic or (ii) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Company to take commercially reasonable actions outside of the ordinary course consistent with past practice and in a manner not involving the entry by the Company, its Subsidiaries or the Company Joint Ventures into businesses that are materially different from the businesses of the Company, its Subsidiaries and the Company Joint Ventures on the date hereof.

(b) Until the Closing, except as set forth on Section 5.1(b) of the Company Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned by Parent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except (1) for dividends or distributions expressly required by the Organizational Documents of the Company or any of its Subsidiaries and set forth on Section 5.1(b)(i) of the Company Disclosure Schedule or (2) by a direct or indirect wholly owned Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests or (C) purchase, redeem, or otherwise acquire any of its capital stock or any other securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, except for acquisitions of Company Ordinary Shares tendered by holders of Company Warrants, Company Share Options and Company RSU Awards in accordance with the terms of the Company Equity Plan and the applicable warrant or award agreements as in effect on the date of this Agreement to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(ii) offer, issue, deliver, grant or sell to any Person (other than the Company or any of its Subsidiaries), or pledge, or otherwise encumber, any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Company Ordinary Shares, Company Share Options, Company RSU Awards or the value of the Company or any part thereof, other than (A) the issuance of Company Ordinary Shares upon the vesting of any Company RSU Awards or the exercise of Company Warrants or Company Share Options, in each case that are outstanding as of the date of this Agreement and in accordance with their present terms and Section 2.2 hereof, or (B) Permitted Liens;

(iii) amend its Organizational Documents (including by merger, consolidation or otherwise) or the Company Shareholders Agreement;

(iv) consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merger, consolidate, combine or amalgamate with any other Person;

(v) purchase any business (by merger, share acquisition or otherwise) or all or a substantial portion of the assets of any Person or merge, consolidate or enter into any other business combination transaction with any Person, in each case other than acquisitions for which the value of the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate;

(vi) make capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 150% of one-fourth of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics), outages or otherwise;

(vii) sell, lease, exchange or otherwise dispose of any portion of its assets or properties (including the Company Real Property Interests), other than (A) sales, leases or dispositions of assets and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of the Company’s Subsidiaries) and that would not exceed $10,000,000 individually, or (B) transactions solely among the Company and its wholly owned Subsidiaries;

(viii) (A) incur, create, or assume or guarantee any indebtedness for borrowed money other than (1) incurrence of indebtedness under the Company Credit Facility for working capital purposes in an amount not to exceed $20,000,000 and (2) such indebtedness among the Company and its wholly-owned Subsidiaries, and (B) other than in the ordinary course of business consistent with past practice, (1) incur, create or assume any Indebtedness other than Indebtedness that may be incurred under the preceding clause (A) and the items described in subclause (d) in the definition of Indebtedness in Section 8.15, (2) guarantee any such Indebtedness of another Person (other than such Indebtedness among the Company and its wholly-owned Subsidiaries) or (3) create any material Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Liens;

(ix) make any (A) loans, advances, extension of credit other than (1) trade credit to customers in the ordinary course of business consistent with past practice or (2) advances to employees for reimbursable expenses or that otherwise do not exceed $200,000 in the aggregate, in the ordinary course of business consistent with past practice, (B) capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of the Company or (C) contributions to Company Benefit Plans that are defined benefit pension plans in an amount not to exceed by more than GBP 1,500,000 the deficit contribution to such Company Benefit Plan for the prior year, except to the extent required by applicable Legal Requirements; provided, that if applicable Legal Requirements require a contribution in excess of such GBP 1,500,000 limitation, only the minimum amount required by such Legal Requirements shall be contributed to such plan(s), and the Company shall notify Parent of such contribution;

(x) subject to Section 5.17, (A) settle any Legal Proceeding against the Company or any of its Subsidiaries (including claims of members and any shareholder or member litigation relating to this Agreement, the Transactions or otherwise) in excess of $250,000 individually and $2,000,000 in the aggregate, in each case net of insurance proceeds; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (3) has a restrictive impact on the business of the Company and its Subsidiaries, taken as a whole, in any material respect, or (B) waive or release any material claim or Legal Proceeding brought by the Company or any of its Subsidiaries against another Person, other than in the ordinary course of business consistent with past practice;

(xi) except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would be a Company Material Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights or claims under, any Company Material Contract; provided, however, that any Contract entered into in compliance with the foregoing, except for customer, supplier, and other commercial Contracts, shall not (x) as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance (other than any Permitted Lien) in or upon any of the material properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed material rights or entitlements under, any provision of such Contract; or (y) in any way purport to materially restrict the business activity of the Company or any of its Subsidiaries or to materially limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area;

(xii) adopt or enter into any material collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, or other representative of employees that is applicable to the employees of the Company or any of its Subsidiaries;

(xiii) (A) grant any increases in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of the Company or its Subsidiaries, except (1) as required by a Company Benefit Plan in accordance with its terms as in effect as of the date of this Agreement, and (2) for increases in compensation to employees who are not officers of the Company in connection with promotions in the ordinary course of business consistent with past practice; (B) grant or provide any tax gross-up, change-in-control, severance, redundancy, or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of the Company or any of its Subsidiaries, except as required by a Company Benefit Plan in accordance with its terms as in effect as of the date of this Agreement; (C) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (D) hire or promote, other than in the ordinary course of business consistent with past practice, or terminate the employment or service (other than for cause) of any employee or other individual service provider of the Company or any of its Subsidiaries with a total annualized compensation opportunity in excess of $120,000; or (E) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;

(xiv) other than in the ordinary course of business consistent with past practice, (A) change, make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company or one of its Subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice); (B) settle or compromise any material Legal Proceeding relating to Taxes; (C) file any material amended Tax Return or claim for a material Tax refund; (D) except to the extent otherwise required by applicable Legal Requirements, file any material Tax Return other than on a basis consistent with past practice; (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material Taxes; (F) grant any power of attorney with respect to material Taxes; (G) enter into any material Tax allocation, sharing or indemnity agreement, any material Tax holiday agreement, or any material closing or other similar agreement with respect to Taxes; or (H) change any material method of accounting for Tax purposes;

(xv) except as required by GAAP, change the period by reference to which it is liable to pay Tax, or make any material changes in financial accounting methods, principles, or practices;

(xvi) take any action reasonably expected to result in the Company or any of its Subsidiaries: (A) becoming resident for Tax purposes in a jurisdiction other than the jurisdiction in which it is resident for Tax purposes on the date of this Agreement or (B) creating a taxable presence in a jurisdiction in which it does not, on the date of this Agreement, have a taxable presence (provided that paragraph (B) shall not apply to actions taken to commence operations under a contract to work which (1) are in the ordinary course of business, (2) are consistent with past practice and (3) do not, through an express or implied agency relationship, rise to a permanent establishment);

(xvii) fail to keep in full force, or find a substantially comparable replacement for, any material Company Insurance Policy;

(xviii) enter into, amend, renew or extend any transaction, arrangement or Contract with any Company Related Party;

(xix) except in the ordinary course of business consistent with past practice, enter into any leases, subleases, licenses or other occupancy agreements or modify, amend, terminate or assign, or waive or assign any material rights or claims under, any Company Real Property Leases; provided, however, that any Contract entered into in compliance with the foregoing shall not (x), as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract; or (y) in any way purport to materially restrict the business activity of the Company or any of its Subsidiaries or to materially limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area;

(xx) enter into any new line of business outside of its existing business;

(xxi) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions set forth in Article 6 to not be satisfied by the End Date; or authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

5.2 Operation of Parent’s Business.

(a) Until the Closing, except as set forth on Section 5.2(a) of the Parent Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned by the Company), Parent shall, and shall cause each of its Subsidiaries to and shall use commercially reasonable efforts to cause each of the Parent Joint Ventures to, conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to preserve substantially intact its current business organizations, retain its key officers and key employees, and maintain its relations and goodwill with key suppliers and customers; provided, that this Section 5.2(a) shall not prohibit Parent, its Subsidiaries or the Parent Joint Ventures from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (i) changes or developments resulting from the COVID-19 pandemic or (ii) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course consistent with past practice and in a manner not involving the entry by Parent, its Subsidiaries or the Parent Joint Ventures into businesses that are materially different from the businesses of Parent, its Subsidiaries and the Parent Joint Ventures on the date hereof.

(b) Until the Closing, except as set forth on Section 5.2(b) of the Parent Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned by the Company), Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except (1) for dividends or distributions expressly required by the Organizational Documents of Parent or any of its Subsidiaries and set forth on Section 5.2(b)(i) of the Parent Disclosure Schedule, or (2) by a direct or indirect wholly owned Subsidiary of Parent to Parent or a direct or indirect wholly owned Subsidiary of Parent, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests, except for the Parent Reverse

Stock Split, or (C) purchase, redeem, or otherwise acquire any of its capital stock or any other securities of Parent or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, except for acquisitions of shares of Parent Common Stock tendered by holders of Parent Equity Awards, in accordance with the terms of an equity plan of Parent and the applicable award agreements as in effect on the date of this Agreement to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(ii) offer, issue, deliver, grant or sell to any Person (other than Parent or any of its Subsidiaries), or pledge, or otherwise encumber, any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Parent Common Stock or any equity awards of Parent or the value of Parent or any part thereof, other than (A) the issuance of shares of Parent Common Stock upon the vesting of any equity awards of Parent, in each case that are outstanding as of the date of this Agreement and in accordance with their present terms or (B) Permitted Liens;

(iii) amend its Organizational Documents (including by merger, consolidation or otherwise), except for the Parent Amended Articles;

(iv) consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merger, consolidate, combine or amalgamate with any other Person;

(v) purchase any business (by merger, share acquisition or otherwise) or all or a substantial portion of the assets of any Person or merge, consolidate or enter into any other business combination transaction with any Person, in each case other than acquisitions for which the value of the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate;

(vi) make capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 150% of the aggregate amount of capital expenditures scheduled to be made in Parent’s capital expenditure budget for such fiscal quarter as set forth on Section 5.2(b)(vi) of the Parent Disclosure Schedule, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics), outages or otherwise;

(vii) sell, lease, exchange or otherwise dispose of any portion of its assets or properties (including the Parent Real Property Interests), other than (A) sales, leases or dispositions of assets and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of Parent’s Subsidiaries) and that would not exceed $10,000,000 individually, or (B) transactions solely among Parent and its wholly owned Subsidiaries;

(viii) (A) incur, create, or assume or guarantee any indebtedness for borrowed money other than (1) incurrence of indebtedness under the Parent Credit Agreement for working capital purposes in an amount not to exceed $20,000,000 and (2) such indebtedness among Parent and its wholly-owned Subsidiaries and (B) other than in the ordinary course of business consistent with past practice, (1) incur, create or assume any Indebtedness other than Indebtedness that may be incurred under the preceding clause (A) and the items described in subclause (d) in the definition of Indebtedness in Section 8.15 or (2) guarantee any such Indebtedness of another Person (other than such Indebtedness among Parent and its wholly-owned Subsidiaries) or (3) create any material Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Liens;

(ix) make any (A) loans, advances, extension of credit other than (1) trade credit to customers in the ordinary course of business consistent with past practice or (2) advances to employees for reimbursable expenses or that otherwise do not exceed $200,000 in the aggregate, in the ordinary course of business consistent with past practice, (B) capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of Parent or (C) contributions to Parent Benefit Plans that are defined benefit pension plans in an amount not to exceed by more than $1,000,000 per annum the aggregate forecasted contributions, as set forth on Section 5.2(b)(ix) of the Parent Disclosure Schedule, except to the extent required by applicable Legal Requirements; provided, that if applicable Legal Requirements require a contribution in excess of such $1,000,000 limitation, only the minimum amount required by such Legal Requirements shall be contributed to such plan(s), and Parent shall notify the Company of such contribution;

(x) subject to Section 5.17, (A) settle any Legal Proceeding against Parent or any of its Subsidiaries (including claims of shareholders and any shareholder litigation relating to this Agreement, the Transactions or otherwise) in excess of $250,000 individually and $2,000,000 in the aggregate, in each case net of insurance proceeds; provided, however, that neither Parent nor any of its Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Parent or any of its Subsidiaries or (3) has a restrictive impact on the business of Parent and its Subsidiaries, taken as a whole, in any material respect, or (B) waive or release any material claim or Legal Proceeding brought by Parent or any of its Subsidiaries against another Person, other than in the ordinary course of business consistent with past practice;

(xi) except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would be a Parent Material Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights or claims under, any Parent Material Contract; provided, however, that any Contract entered into in compliance with the foregoing, except for customer, supplier and other commercial Contracts, shall not (x) as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance (other than any Permitted Lien) in or upon any of the material properties or assets of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed material rights or entitlements under, any provision of such Contract or (y) in any way purport to materially restrict the business activity of Parent or any of its Subsidiaries or to materially limit the freedom of Parent or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area;

(xii) adopt or enter into any material collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, or other representative of employees that is applicable to the employees of Parent or any of its Subsidiaries;

(xiii) (A) grant any increases in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of Parent or its Subsidiaries, except (1) as required by a Parent Benefit Plan in accordance with its terms as in effect as of the date of this Agreement, or as to be amended as set forth on Section 5.2(b)(xiii) of the Parent Disclosure Schedule, (2) for increases in compensation to employees who are not officers of the Parent in connection with promotions in the ordinary course of business consistent with past practice; and (3) any increases to employees intended to restore previous reductions in compensation as set forth on Section 5.2(b)(xiii) of the Parent Disclosure Schedule; (B) grant or provide any tax gross-up, change-in-control, severance, redundancy, or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of Parent or any of its Subsidiaries, except as required by a Parent Benefit Plan in accordance with its terms as in effect as of the date of this Agreement; (C) establish, adopt, enter into, amend or terminate any Parent Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Parent Benefit Plan if in effect on the date hereof, except for (y) any such actions reasonably necessary to reduce or mitigate the imposition of the sanctions imposed under Sections 280G and 4999 of the Code, to the extent such actions do not have a material impact on the Parent and are discussed in good faith with the Company prior to implementation, or (z) as otherwise set forth on Section 5.2(b)(xiii) of the Parent Disclosure Schedule; (D) hire or promote, other than in the ordinary course of business consistent with past practice, or terminate the employment or service (other than for cause) of any employee or other individual service provider of Parent or any of its Subsidiaries with a total annualized compensation opportunity in excess of $120,000; or (E) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Parent Benefit Plan;

(xiv) other than in the ordinary course of business consistent with past practice, (A) change, make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where Parent or one of its Subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice); (B) settle or compromise any material Legal Proceeding relating to Taxes; (C) file any material amended Tax Return or claim for a material Tax refund; (D) except to the extent otherwise required by applicable Legal Requirements, file any material Tax Return other than on a basis consistent with past practice; (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of material Taxes; (F) grant any power of attorney with respect to material Taxes; (G) enter into any material Tax allocation, sharing or indemnity agreement, any material Tax holiday agreement, or any material closing or other similar agreement with respect to Taxes; or (H) change any material method of accounting for Tax purposes;

(xv) except as required by GAAP, change the period by reference to which it is liable to pay Tax, or make any material changes in financial accounting methods, principles, or practices;

(xvi) take any action reasonably expected to result in Parent or any of its Subsidiaries: (A) becoming resident for Tax purposes in a jurisdiction other than the jurisdiction in which it is resident for Tax purposes on the date of this Agreement or (B) creating a taxable presence in a jurisdiction in which it does not, on the date of this Agreement, have a taxable presence (provided that paragraph (B) shall not apply to actions taken to commence operations under a contract to work which (1) are in the ordinary course of business, (2) are consistent with past practice and (3) do not, through an express or implied agency relationship, rise to a permanent establishment);

(xvii) fail to keep in full force, or find a substantially comparable replacement for, any material Parent Insurance Policy;

(xviii) enter into, amend, renew or extend any transaction, arrangement or Contract with any Parent Related Party;

(xix) except in the ordinary course of business consistent with past practice, enter into any leases, subleases, licenses or other occupancy agreements or modify, amend, terminate or assign, or waive or assign any material rights or claims under, any Parent Real Property Leases; provided, however, that any Contract entered into in compliance with the foregoing shall not (x), as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract; or (y) in any way purport to materially restrict the business activity of Parent or any of its Subsidiaries or to materially limit the freedom of Parent or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area;

(xx) enter into any new line of business outside of its existing business;

(xxi) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to cause any of the conditions set forth in Article 6 to not be satisfied by the End Date; or

(xxii) authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

5.3 Access to Information.

(a) Each Party shall, and shall cause each of its Subsidiaries to, afford to the Other Party and its Representatives, until the Effective Time, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to the Other Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Other Party. Each Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.3(a), neither Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the Other Party or any of its Representatives to the extent that such information is subject to attorney-client privilege or the attorney work-product doctrine or that such access or the furnishing of such information is prohibited by applicable Legal Requirements (including, for the avoidance of doubt, the European General Data Protection Regulation (EU) 2016/679 and the Cayman Islands Data Protection Act (As Revised)) or an existing Contract or agreement. Notwithstanding the foregoing, each Party shall not have access to personnel records of the Other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Other Party’s good faith opinion the disclosure of which could subject the Other Party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, neither Party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Other Party or its Subsidiaries without the prior written consent of the Other Party, which may be granted or withheld in the Other Party’s sole discretion. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3(a) for any purpose unrelated to the consummation of the Transactions.

(b) The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

5.4 Notification.

. The Company shall give notice to Parent as promptly as reasonably practicable upon becoming aware of any condition, event or circumstance that would reasonably be expected to result in any of the conditions in Section 6.2(a) or 6.2(b) not being met, and Parent shall give notice to the Company as promptly as reasonably practicable upon becoming aware of any condition, event or circumstance that would reasonably be expected to result in any of the conditions in Section 6.3(a) or 6.3(b) not being met; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.5 No Solicitation by the Company.

(a) Except as expressly permitted in this Section 5.5, the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, affiliates, agents and other representatives (the “Agents”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or furnish any non-public information or data to, any Person that has made a Company Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (iii) accept a Company Acquisition Proposal or enter into any agreement (other than an Acceptable Company Confidentiality Agreement in circumstances contemplated in this Section 5.5), including any letter of intent or agreement in principle, providing for or relating to a Company Acquisition Proposal, (iv) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) resolve to do any of the foregoing. Without limiting the foregoing, it is agreed that any action taken by any of the Company’s Subsidiaries or by any Agents of the Company or any of its Subsidiaries that, if taken by the Company, would constitute a breach of this Section 5.5 shall constitute a breach of this Section 5.5 by the Company, regardless of (x) whether such Agent is authorized to take such action, (y) whether such Agent is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, and (z) any contrary instruction given to such Agent by the Company or any of its other Agents pursuant to this Section 5.5 or otherwise. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board, as applicable, may take any actions described in clause (ii) of this Section 5.5(a) with respect to a third-party if at any time prior to obtaining the Company Requisite Approval (A) the Company receives a written Company Acquisition Proposal from such third-party that the Company Board believes in good faith is bona fide, (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or would reasonably be expected to lead to, a Company Superior Proposal, and (C) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third-party would be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements, provided that (1) such Company Acquisition Proposal was received after the date of this Agreement, such Company Acquisition Proposal was not solicited in, or otherwise was not the result of a, violation of this Section 5.5 and such Company Acquisition Proposal has not been withdrawn, (2) the Company provides to Parent the notice required by Section 5.5(e) with respect to such Company Acquisition Proposal and (3) the Company shall not deliver any information to such third-party without entering into a customary confidentiality agreement with such third-party containing limitations on the use and disclosure of non-public information furnished to such third-party that are substantially similar to, and are no less favorable to the Company in the aggregate than, the terms of the Confidentiality Agreement; provided that such confidentiality agreement does not contain provisions that would prohibit the Company from providing any information to Parent in accordance with this Section 5.5 or otherwise prohibits the Company from complying with the provisions of this Section 5.5 (an “Acceptable Company Confidentiality Agreement”).

(b) Except as otherwise provided in Section 5.5(c) or Section 5.5(d), neither the Company Board nor any committee thereof shall directly or indirectly (i) (A) withhold, withdraw, modify, qualify or fail to make, or publicly propose to withhold, withdraw, modify, qualify or fail to make, in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement permitted pursuant to Section 5.5(a)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) resolve, propose, agree or publicly announce an intention to do any of the foregoing. For the avoidance of doubt, a public statement that merely describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change so long as the Company Board expressly reaffirms the Company Board Recommendation in such public statement.

(c) If the Company receives a Company Acquisition Proposal that was not solicited in, or otherwise was not the result of a, violation of Section 5.5(a), and that the Company Board believes in good faith is bona fide, and the Company Board (x) after consultation with its financial advisors and outside legal counsel, concludes that such Company Acquisition Proposal constitutes a Company Superior Proposal and (y) following consultation with outside legal counsel, determines that the failure of the Company Board to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company Board may at any time prior to obtaining the Company Requisite Approval, effect a Company Adverse Recommendation Change; provided, however, that the Company Board may not take such action pursuant to the foregoing unless and until:

(i) the Company has provided prior notice (which notice must state that the Company Board has made the determinations described in, and in accordance with, the foregoing clauses (x) and (y) of Section 5.5(c)) to

Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Company Superior Proposal, identifying the Person or group making such Company Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for such Company Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements) at least four Business Days in advance of its intention to make a Company Adverse Recommendation Change (the period inclusive of all such days, the “Company Notice Period”) (it being understood and agreed that any material amendment to the terms of a Company Superior Proposal shall require a new notice pursuant to this Section 5.5(c) and a new Company Notice Period, except that such new Company Notice Period in connection with any amendment shall be for three Business Days from the time Parent receives such notice (as opposed to four Business Days));

(ii) during the Company Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company Board to make a Company Adverse Recommendation Change; and

(iii) at the end of the Company Notice Period, the Company Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal and that the failure of the Company Board to effect a Company Adverse Recommendation Change with respect to such Company Superior Proposal would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d) Other than in connection with a Company Acquisition Proposal (which shall be subject to Section 5.5(c) and shall not be subject to this Section 5.5(d)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Company Adverse Recommendation Change at any time prior to obtaining the Company Requisite Approval in response to a Company Intervening Event to the extent that (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements, and (ii) (A) the Company provides Parent four Business Days’ notice of its intention to take such action, which notice shall specify the reasons therefor and describe the Company Intervening Event in reasonable detail, (B) after providing such notice and prior to making such Company Adverse Recommendation Change, the Company shall negotiate in good faith with Parent during such four Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would obviate the need for the Company Board to make a Company Adverse Recommendation Change, and (C) the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent, and following such four Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Company Board to effect a Company Adverse Recommendation Change with respect to such Company Intervening Event would be inconsistent with its fiduciary duties under applicable Legal Requirements. “Company Intervening Event” means a material development or change in circumstances with respect to the Company that occurs or arises after the date of this Agreement that was neither known to the Company or any of its Subsidiaries or any of their Agents as of the date of this Agreement nor reasonably foreseeable to the Company or any of its Subsidiaries or any of their Agents as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event.

(e) The Company agrees that in addition to the obligations of the Company set forth in this Section 5.5, as promptly as practicable after receipt thereof (but in no event later than 24 hours after the Company’s receipt thereof), the Company shall advise Parent in writing of any request for information (other than a request for information in the ordinary course of business and unrelated to a Company Acquisition Proposal) or any Company Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Company Acquisition Proposal, and the material terms and conditions of such request, Company Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent (i) copies of any written materials and draft agreements received by the Company in connection with any of the foregoing, (ii) the identity of the Person or group making any such request, Company Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place, (iii) a non-redacted copy of each Acceptable Company Confidentiality Agreement executed by the Company, and (iv) any non-public information concerning the Company or any of its Subsidiaries provided to any other Person or group in connection with any Company Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent promptly informed of the status of any Company Acquisition Proposal (including any changes to the material terms and conditions thereof). The Company agrees not to release any third-party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

(f) The Company will and will cause its Subsidiaries and will instruct its and their respective Agents to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than Parent and its Agents) conducted on or prior to the date of this Agreement with respect to any Company Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal). Within one Business Day of the date of this Agreement the Company shall deliver a written notice to each third-party that has received non-public information regarding the Company within the six months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Acquisition Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all non-public information concerning the Company and any of its Subsidiaries heretofore furnished to such third-party or its representatives. The Company will immediately terminate any physical and electronic data access related to any such potential Company Acquisition Proposal previously granted to such third-party or its representatives.

(g) For purposes of this Agreement, “Company Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of or capital stock of or any partnership or other equity interest in, the Company or any of its Subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any Person or Persons beneficially owning 20% or more of any class of capital stock of, or any partnership or other equity interest in, the Company or any of its Subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Company Superior Proposal” shall mean any bona fide written Company Acquisition Proposal made after the date hereof that was not solicited in, or otherwise was not the result of a, violation of this Section 5.5, made by a third-party to purchase all or substantially all of the assets or all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger on terms which the Company Board determines in good faith to be superior to the Company and its members (in their capacity as members) as compared to the transactions contemplated hereby and to any alternative transaction or changes to the terms of this Agreement proposed by Parent pursuant to Section 5.5(c) (after consultation with its financial advisors, and taking into account all terms and conditions of the Company Acquisition Proposal and this Agreement, including the terms of any financing or financing contingencies and the likely timing of closing, and the Person making the proposal, and any changes to the terms of this Agreement offered by Parent in response to such Company Superior Proposal).

5.6 No Solicitation by Parent.

(a) Except as expressly permitted in this Section 5.6, Parent shall not, and shall cause its Subsidiaries and its and their respective Agents not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or furnish any non-public information or data to, any Person that has made a Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (iii) accept a Parent Acquisition Proposal or enter into any agreement (other than an Acceptable Parent Confidentiality Agreement in circumstances contemplated in this Section 5.6), including any letter of intent or agreement in principle, providing for or relating to a Parent Acquisition Proposal, (iv) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries, or (v) resolve to do any of the foregoing. Without limiting the foregoing, it is agreed that any action taken by any of Parent’s Subsidiaries or by any Agents of the Parent or any of its Subsidiaries that, if taken by Parent, would constitute a breach of this Section 5.6 shall constitute a breach of this Section 5.6 by Parent, regardless of (x) whether such Agent is authorized to take such action, (y) whether such Agent is purporting to act on behalf of Parent or any of its Subsidiaries or otherwise, and (z) any contrary instruction given to such Agent by Parent or any of its other Agents pursuant to this Section 5.6 or otherwise. Notwithstanding anything to the contrary in this Agreement, Parent and the Parent Board, as applicable, may take any actions described in clause (ii) of this Section 5.6(a) with respect to a third-party if at any time prior to obtaining the Parent Requisite Approval (A) Parent receives a written Parent Acquisition Proposal from such third-party that the Parent Board believes in good faith is bona fide, (B) the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or would reasonably be expected to lead to, a Parent Superior Proposal, and (C) the Parent Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third-party would be inconsistent with the Parent Board’s fiduciary duties under applicable Legal Requirements, provided that (1) such Parent Acquisition Proposal was received after the date of this Agreement, such Parent Acquisition Proposal was not solicited in, or otherwise was not the result of a, violation of this Section 5.6 and such Parent Acquisition Proposal has not been withdrawn, (2) Parent provides to the Company the notice required by Section (e) with respect to such Parent Acquisition Proposal and (3) Parent shall not deliver any information to such third-party without entering into a customary confidentiality agreement with such third-party containing limitations on the use and disclosure of non-public information furnished to such third-party that are substantially similar to, and are no less favorable to Parent in the aggregate than, the terms of the Confidentiality Agreement; provided that such confidentiality agreement does not contain provisions that would prohibit Parent from providing any information to the Company in accordance with this Section 5.6 or otherwise prohibits Parent from complying with the provisions of this Section 5.6 (an “Acceptable Parent Confidentiality Agreement”). Nothing contained in this Section 5.6 shall prohibit Parent or the Parent Board from taking and disclosing to Parent’s shareholders a position with respect to a Parent Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Legal Requirements; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Parent Adverse Recommendation Change unless the Parent Board expressly reaffirms the Parent Board Recommendation in such disclosure and expressly rejects any applicable Parent Acquisition Proposal.

(b) Except as otherwise provided in Section 5.6(c) or Section 5.6(d), neither the Parent Board nor any committee thereof shall directly or indirectly (i) (A) withhold, withdraw, modify, qualify or fail to make, or publicly propose to withhold, withdraw, modify, qualify or fail to make, in any manner adverse to the Company, the approval, recommendation or declaration of advisability by the Parent Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Acquisition Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”), (ii) approve or recommend, or publicly propose to approve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any

Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement permitted pursuant to Section 5.6(a)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) resolve, propose, agree or publicly announce an intention to do any of the foregoing. For the avoidance of doubt, a public statement that merely describes Parent’s receipt of a Parent Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change so long as the Parent Board expressly reaffirms the Parent Board Recommendation in such public statement.

(c) If Parent receives a Parent Acquisition Proposal that was not solicited in, or otherwise was not the result of a, violation of Section 5.6(a), and that the Parent Board believes in good faith is bona fide, and the Parent Board (x) after consultation with its financial advisors and outside legal counsel, concludes that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and (y) following consultation with outside legal counsel, determines that the failure of the Parent Board to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Parent Board may at any time prior to obtaining the Parent Requisite Approval, effect a Parent Adverse Recommendation Change; provided, however, that the Parent Board may not take such action pursuant to the foregoing unless and until:

(i) Parent has provided prior notice (which notice must state that the Parent Board has made the determinations described in, and in accordance with, the foregoing clauses (x) and (y) of Section (c)) to the Company specifying in reasonable detail the reasons for such action (including a description of the material terms of such Parent Superior Proposal, identifying the Person or group making such Parent Superior Proposal and delivering to the Company a copy of the proposed definitive agreement providing for such Parent Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements) at least four Business Days in advance of its intention to make a Parent Adverse Recommendation Change (the period inclusive of all such days, the “Parent Notice Period”) (it being understood and agreed that any material amendment to the terms of a Parent Superior Proposal shall require a new notice pursuant to this Section 5.6(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any amendment shall be for three Business Days from the time the Company receives such notice (as opposed to four Business Days));

(ii) during the Parent Notice Period, Parent has negotiated with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Parent Board to make a Parent Adverse Recommendation Change; and

(iii) at the end of the Parent Notice Period, the Parent Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by the Company, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal and that the failure of the Parent Board to effect a Parent Adverse Recommendation Change with respect to such Parent Superior Proposal would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d) Other than in connection with a Parent Acquisition Proposal (which shall be subject to Section 5.6(c) and shall not be subject to this Section 5.6(d)), nothing in this Agreement shall prohibit or restrict the Parent Board from making a Parent Adverse Recommendation Change at any time prior to obtaining the Parent Requisite Approval in response to a Parent Intervening Event to the extent that (i) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to effect a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements, and (ii) (A) Parent provides the Company four Business Days’ notice of its intention to take such action, which notice shall specify the reasons therefor, and describe the Parent Intervening Event in reasonable detail, (B) after providing such notice and prior to making such Parent Adverse Recommendation Change, Parent shall negotiate in good faith with the Company during such four Business Day period (to the extent that the Company desires to negotiate) to make such revisions to the terms of this Agreement as would obviate the need for the Parent Board to make a Parent Adverse Recommendation Change, and (C) the Parent Board shall have considered in good faith any changes to this Agreement offered in writing by the Company, and following such four Business Day period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Parent Board to effect a Parent Adverse Recommendation Change with respect to such Parent Intervening Event would be inconsistent with its fiduciary duties under applicable Legal Requirements. “Parent Intervening Event” means a material development or change in circumstances with respect to Parent that occurs or arises after the date of this Agreement that was neither known to Parent or any of its Subsidiaries or any of their Agents as of the date of this Agreement nor reasonably foreseeable to Parent or any of its Subsidiaries or any of their Agents as of the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of a Parent Acquisition Proposal or any matter relating thereto or of consequence thereof constitute a Parent Intervening Event.

(e) Parent agrees that in addition to the obligations of Parent set forth in this Section 5.6, as promptly as practicable after receipt thereof (but in no event later than 24 hours after Parent’s receipt thereof), Parent shall advise the Company in writing of any request for information (other than a request for information in the ordinary course of business and unrelated to a Parent Acquisition Proposal) or any Parent Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Parent Acquisition Proposal, and the material terms and conditions of such request, Parent Acquisition Proposal, inquiry, discussions or negotiations, and Parent shall promptly provide to the Company (i) copies of any written materials and draft agreements received by Parent in connection with any of the foregoing, (ii) the identity of the Person or group making any such request, Parent Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place, (iii) a non-redacted copy of each Acceptable Parent Confidentiality Agreement executed by Parent, and (iv) any non-public information concerning Parent or any of its Subsidiaries provided to any other Person or group in connection with any Parent Acquisition Proposal which was not previously provided to the Company. Parent shall keep the Company promptly informed of the status of any Parent Acquisition Proposal (including any changes to the material terms and conditions thereof). Parent agrees not to release any third-party from, or waive any provisions of, any confidentiality or standstill agreement to which Parent or any of its Subsidiaries is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of the Company, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

(f) Parent will and will cause its Subsidiaries and will instruct its and their respective Agents to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than the Company and its Agents) conducted on or prior to the date of this Agreement with respect to any Parent Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal). Within one Business Day of the date of this Agreement, Parent shall deliver a written notice to each third-party that has received non-public information regarding Parent within the six months prior to the date of this Agreement pursuant to a confidentiality agreement with Parent for purposes of evaluating any transaction that could be a Parent Acquisition Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all non-public information concerning Parent and any of its Subsidiaries heretofore furnished to such third-party or its representatives. Parent will immediately terminate any physical and electronic data access related to any such potential Parent Acquisition Proposal previously granted to such third-party or its representatives.

(g) For purposes of this Agreement, “Parent Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of or capital stock of or any partnership or other equity interest in, Parent or any of its Subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any Person or Persons beneficially owning 20% or more of any class of capital stock of, or any partnership or other equity interest in, Parent or any of its Subsidiaries whose business (in the aggregate) constitutes 20% or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Parent Superior Proposal” shall mean any bona fide written Parent Acquisition Proposal made after the date hereof that was not solicited in, or otherwise was not the result of a, violation of this Section 5.6, made by a third-party to purchase all or substantially all of the assets or all of the outstanding equity securities of Parent pursuant to a tender offer, exchange offer or merger on terms which the Parent Board determines in good faith to be superior to Parent and its business taking into account its shareholders, employees and other relevant stakeholders as compared to the transactions contemplated hereby and to any alternative transaction or changes to the terms of this Agreement proposed by the Company pursuant to Section 5.6(c) (after consultation with its financial advisors, and taking into account the strategic rationale, all terms and conditions of the Parent Acquisition Proposal and this Agreement, including the terms of any financing or financing contingencies and the likely timing of closing, and the Person making the proposal, and any changes to the terms of this Agreement offered by the Company in response to such Parent Superior Proposal).

5.7 Registration Statement.

(a) Promptly following the date hereof, Parent and the Company shall cooperate in preparing, and Parent shall use its reasonable best efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement, a Registration Statement (in which a proxy statement (the “Proxy Statement”) relating to matters to be submitted to the holders of Parent Common Stock at the Parent Shareholder Meeting shall be included as a prospectus). Parent and the Company shall each use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Parent will advise the Company promptly after it receives any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information and Parent and the Company shall jointly prepare any response to such comments or requests, and Parent agrees to permit the Company (to the extent practicable), and its counsel, to participate in all meetings and conferences with the SEC. Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent will (A) provide the Company with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the Company and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Parent shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c) If at any time prior to the Effective Time, Parent or the Company should determine that any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the shareholders of Parent.

(d) The Parties acknowledge and agree that, as of the date of its effectiveness, the Registration Statement shall publicly disclose all confidential information that constitutes material non-public information within the meaning of the United States federal securities laws of or pertaining to the Transactions or of or pertaining to Parent, Merger Sub or their respective Affiliates that was shared with or made available by or at the direction or with the consent of Parent to the Company or its members or Representatives in connection with the Transactions.

5.8 Cooperation; Regulatory Approvals.

(a) Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article 5, the Parties shall cooperate fully with each other and shall use reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable (including by using reasonable best efforts to cause the conditions to closing set forth in Article 6 to be satisfied). Without limiting the generality of the foregoing, the Parties (i) shall, subject to Section 5.8(b), make all filings (if any) and give all notices (if any) that are required to be made by such Party with any Governmental Body in connection with the Transactions, and shall submit as promptly as reasonably practicable any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Transactions. The Company shall as promptly as reasonably practicable deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Company (other than such filings, notices and Consents related to Antitrust Laws, the obligations with respect to which are set forth in Section 5.8(b)), and Parent shall as promptly as reasonably practicable deliver to the Company a copy of each such filing made, each such notice given, and each such Consent obtained, by Parent (other than such filings, notices and Consents related to Antitrust Laws, the obligations with respect to which are set forth in Section 5.8(b)); provided, however, that the Parties shall be permitted to redact confidential or competitively sensitive information, including information relating to the valuation of the Transaction.

(b) Without limiting the generality of Section 5.8(a), the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement, and with respect to the HSR Act, in no event later than ten (10) Business Days after the date of this Agreement, prepare and file all filings (if any) and give all notices (if any) that, as mutually agreed by Parent and the Company, are required to be made by such Party with any Governmental Body in connection with the Transactions, including the filings set forth on Section 6.1(c) of the Parent Disclosure Schedule. Without limiting the foregoing, the Company and Parent shall take all such further action as may be reasonably necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other Person, may assert under any Legal Requirement with respect to the Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Legal Requirement that may be asserted by any Governmental Body with respect to the Merger, in each case so as to enable the Closing to occur as promptly as reasonably practicable (and in any event no later than the End Date); provided further, that Parent or the Company, as applicable, may take any reasonable action to resist or reduce the scope of any action that has been proposed by any such Governmental Body so long as it does not delay the consummation of the Transactions to a date later than the End Date. The Company and Parent shall respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the Other Party notice as promptly as reasonably practicable of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions, (ii) keep the Other Party informed as to the status of any such Legal Proceeding or threat, and (iii) as promptly as reasonably practicable inform the Other Party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Transactions (provided, however, that the Parties shall be permitted to redact any communication to the extent such communication contains confidential or competitively sensitive information, including information relating to the valuation of the Transactions). Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. Except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act, each of the Parent and the Company will permit authorized Representatives of the other Party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

5.9 Disclosure. Parent and the Company shall consult with each other before issuing any press release, making any public statement or disclosure, or making any internal statement or announcement to the management or employee base of the Other Party, as applicable, with respect to the Transactions and neither shall take any of the foregoing actions without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to take such actions shall first, to the extent practicable, consult with the Other Party about, and allow the Other Party reasonable time to comment in advance on, such press release, announcement, disclosure or statement; provided, however, that no provision of this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any Other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Acquisition Proposal or a Parent Acquisition Proposal, as applicable, and matters related thereto or a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, other than as set forth in Section 5.5 or Section 5.6, as applicable.

5.10 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Closing Date.

5.11 Takeover Laws and Provisions. The Parties acknowledge that certain Takeover Laws under the Companies Act will apply to the Transactions. The Parties shall not take any action that would cause the Transactions to be subject to requirements imposed by any other Takeover Laws. For any Takeover Laws that are or may become applicable to the Transactions, each of Parent and the Company and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on the Transactions.

5.12 Parent Shareholder Approval; Company Member Approval.

(a) Parent shall take all action necessary in accordance with applicable Legal Requirements and the Organizational Documents of Parent to duly give notice of, convene and hold the Parent Shareholder Meeting for the purpose of obtaining the Parent Requisite Approval, with such Parent Shareholder Meeting to be held as promptly as reasonably practicable following the Registration Statement being declared effective by the SEC. Except as permitted by Section 5.6(c) or 5.6(d), the Parent Board shall recommend that the shareholders of Parent approve and adopt this Agreement, the Parent Amended Articles, the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance, and the Parent Board shall solicit from shareholders of Parent proxies in favor of such matters, and the Proxy Statement shall include the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to cancel and reconvene the Parent Shareholder Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to Parent’s shareholders or (B) if, as of the time for which the Parent Shareholder Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Shareholder Meeting and (ii) may cancel and reconvene the Parent Shareholder Meeting if, as of the time for which the Parent Shareholder Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Requisite Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Shareholder Meeting shall not be cancelled and reconvened on a date that is more than 15 Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Shareholder Meeting shall be cancelled and reconvened every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Shareholder Meeting may be cancelled and reconvened every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Shareholder Meeting shall not be cancelled and reconvened on a date on or after three Business Days prior to the End Date. Once Parent has established a record date for the Parent Shareholder Meeting, Parent shall not change such record date or establish a different record date for the Parent Shareholder Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements or its Organizational Documents or in connection with a cancellation and reconvening permitted hereunder.

(b) Within one Business Day following the date that the Registration Statement is declared effective by the SEC, the Company shall cause, pursuant to the Company Shareholders Agreement, written notice to be provided to each Dragged Holder of the effectiveness of such Registration Statement and of the obligation of each such Dragged Holder to return an executed version of the Company Written Consent by the fifth Business Day following the date of such notice. The Company shall use its reasonable best efforts to obtain the Company Written Consent from all holders of outstanding Company Ordinary Shares, including by facilitating the Company Board’s exercise of the irrevocable proxy set forth in the Company Shareholders Agreement and facilitating the exercise by the Company Designated Members of their right to require specific performance of the terms of the Company Shareholders Agreement. In the event the Company Written Consent is not obtained from all holders of outstanding Company Ordinary Shares within ten Business Days following the Registration Statement being declared effective by the SEC, the Company shall take all action necessary in accordance with applicable Legal Requirements, the Organizational Documents of the Company and the Company Shareholders Agreement to duly give notice of, convene and hold a general meeting of the Company’s members to approve the Transactions (such meeting, if applicable, the “Company Member Meeting”) for the purpose of obtaining the Company Requisite Approval and exercising the Drag-Along Rights of the Drag-Along Sellers in accordance with Article 3 and Section 9.02 of the Company Shareholders Agreement, with such Company Member Meeting to be held as promptly as reasonably practicable following (and in any event within 20 Business Days of) the Registration Statement being declared effective by the SEC. The Company shall timely send copies of all required information and documentation to the members of the Company in connection with the Company Member Meeting in accordance with the Companies Act. Except as permitted by Section 5.5(c) or 5.5(d) of this Agreement, the Company Board shall recommend that the members of the Company approve and adopt this Agreement, the Plan of Merger and the Transactions, and such information and documentation shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Member Meeting (A) to the extent necessary to ensure that any legally required information is provided to the holders of outstanding Company Ordinary Shares or (B) if, as of the time for which the Company Member Meeting is scheduled, there are insufficient shares of Company Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Member Meeting and (ii) may adjourn or postpone the Company Member Meeting if, as of the time for which the Company Member Meeting is scheduled, there are insufficient shares of Company Ordinary Shares represented (either in person or by proxy) to obtain the Company Requisite Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Member Meeting shall not be adjourned or postponed to a date that is more than 15 Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Member Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company

Member Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Member Meeting shall not be adjourned or postponed to a date on or after three Business Days prior to the End Date. Once the Company has established a record date for the Company Member Meeting, the Company shall not change such record date or establish a different record date for the Company Member Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

(c) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article 7, each of Parent and the Company agrees that its obligations to call, give notice of, convene and hold the Parent Shareholder Meeting and the Company Member Meeting or to seek to obtain the Company Written Consent, as applicable, pursuant to this Section 5.12 shall not be affected by the making of a Parent Adverse Recommendation Change or a Company Adverse Recommendation Change, as applicable, and its obligations pursuant to this Section 5.12 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Acquisition Proposal or Parent Acquisition Proposal or other proposal (including a Company Superior Proposal or Parent Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.

5.13 Entity Formation and Contribution. No later than three Business Days before the anticipated Closing Date, the Company shall (i) form a new exempted company limited by shares incorporated under the Companies Act as a direct, wholly-owned Subsidiary of the Company and (ii) make an initial classification election to treat such exempted company as an entity disregarded as separate from the Company for U.S. federal (and applicable state and local) income Tax purposes. Prior to the Closing, the Company shall contribute to such newly formed and exempted company, for no consideration, all of the Company’s equity interests in any direct, wholly owned Subsidiary of the Company (other than equity interests of such exempted company).

5.14 Tax Matters.

(a) Tax Treatment.

(i) Each of the Parties intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cause the Merger to so qualify and shall prepare and file all of its Tax Returns consistent with the Intended Tax Treatment and, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, take no position inconsistent with (whether in Tax Returns, Tax proceedings, or otherwise) the Intended Tax Treatment.

(ii) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Neither Parent nor the Company shall take or cause to be taken any action which action could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any Tax proceeding. Such cooperation shall include the retention and (upon the Other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. Parent shall be responsible for and shall pay all U.S. state, U.S. local and all non-U.S. excise, sales, use, value-added, and transfer Taxes (including real property transfer, stamp, documentary, filing, recordation and other similar Taxes) payable as a result of or in connection with the execution of this Agreement, the Merger and the issuance of Parent Common Stock pursuant to this Agreement (together, “Transfer Taxes”), if any. Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes.

5.15 Employee Benefits.

(a) Following the Effective Time, and for at least 12 months thereafter (the “Continuation Period”), Parent shall provide or cause to be provided to those individuals employed by Parent or any of its Subsidiaries (including the Surviving Company) immediately after the Effective Time (each, a “Continuing Employee”) with annual base salaries or wage levels, as applicable, target annual cash incentive opportunities, and other employee benefits (excluding any equity-based incentives, change in control bonuses, and defined benefit retirement plan benefits) that, in the aggregate, are substantially comparable to those provided to the Continuing Employees immediately prior to the Closing Date but in each case, giving effect to any scheduled restoration of previously reduced compensation; provided, however, that nothing in this Section 5.15 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Company to (x) amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement, (y) make such adjustments that are determined by Parent or Surviving Company in good faith to be appropriate in order to create uniform compensation practices for Continuing Employees across all organizations of Parent and its Subsidiaries (including the Surviving Company), or (z) integrate employee benefit plans, programs, or arrangements. Nothing in this paragraph shall be interpreted to require Parent or the Surviving Company to provide for the participation of any Continuing Employee in any Parent Benefit Plan or Company Benefit Plan, as applicable. This Section 5.15 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or otherwise to create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent, the Surviving Company, or any affiliate of Parent. Furthermore, nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Company, or any other Subsidiary of Parent and, subject to any agreement between a Continuing Employee and Parent, the Surviving Company or any other Subsidiary of Parent, the employment of each Continuing Employee shall be “at will” employment to the extent permitted by applicable Legal Requirements.

(b) As of the Closing Date, Parent shall provide, or shall cause to be provided, to each Continuing Employee under each employee benefit plan, program and arrangement established or maintained by Parent or any of its Subsidiaries (including the Surviving Company) in which Continuing Employees may be eligible to participate after the Closing Date (the “Post-Closing Plans”), credit for full or partial years of service with Parent, the Company or any Affiliates (including any predecessors) performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Benefit Plan or Parent Benefit Plan immediately prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.

(c) For purposes of each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, Parent shall use or shall cause to be used, commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous benefit plan immediately prior to the Closing Date, and to the extent consistent with the governing terms of the Post-Closing Plan. Parent shall use, or shall cause to be used, commercially reasonable efforts to cause any Post-Closing Plan to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her covered dependents prior to the Closing Date and in the same plan year as the plan year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance, or maximum out-of-pocket requirements under the analogous Post-Closing Plan for its plan year in which the Closing Date occurs, to the extent consistent with the governing terms of the Post-Closing Plan.

(d) Parent shall honor all severance plans and policies, which, for sake of clarity, include plans and policies that provide for post-termination payments, covering the Continuing Employees in effect as of immediately prior to the Closing in accordance with the terms and conditions as in effect on the date hereof; provided, however, that notwithstanding anything to the contrary therein, during the Continuation Period, Parent shall not amend any such plan or policy in any manner that materially reduces participants’ rights or benefits under such plan or policy or terminate any such plan or policy. For the sake of clarity, the foregoing proviso shall not in any way limit the rights of any participants in any Parent severance plan or policy as in effect as of the date hereof.

5.16 Indemnification of Officers and Directors.

(a) From the Effective Time and until the six year anniversary of the Effective Time (the “Tail Period”), Parent and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, each present and former director and officer of Parent, the Company or any of their respective Subsidiaries and each natural person who served as a director, officer, member, trustee or fiduciary of another Person if such service was at the request of Parent, the Company or any of their respective Subsidiaries (collectively, and together with such Person’s heirs, executors or administrators, the “Indemnified Persons”), against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any Legal Proceeding arising out of or related to such Indemnified Persons’ service as a director or officer of Parent, the Company or their respective Subsidiaries or services performed by such natural persons at the request of Parent, the Company or their respective Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) All rights to indemnification, advancement or expenses and exculpation from liabilities for acts or omissions under Parent’s and the Company’s Organizational Documents or indemnification Contracts or undertakings existing in favor of the Indemnified Persons, as applicable, shall survive the Merger and shall be observed by Parent and the Surviving Company without any further action (and Parent shall fully guarantee the performance and payment thereof by the Surviving Company). Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by applicable Legal Requirements, the Organizational Documents of Parent and the Surviving Company to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of Parent and the Company, as applicable, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons.

(c) Parent shall purchase tail policies to the current directors’ and officers’ liability insurance maintained on the date of this Agreement by Parent and the Company, as applicable, which tail policies (i) shall be from one or more insurance carriers with the same or better credit rating as Parent’s or the Company’s insurance carrier, as applicable, with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, (ii) shall be effective from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s or the Company’s existing director and officer policies, as applicable, with respect to claims arising from facts, events, acts or omissions that occurred on or prior to the Effective Time, and (iii) with respect to the policy obtained for the Company’s directors and officers, shall be reasonably acceptable to the Company. If Parent for any reason fails to obtain such tail insurance policies as of the Effective Time, Parent shall (i) continue to maintain in effect for the Tail Period the directors’ and officers’ liability insurance and fiduciary liability insurance maintained as of the date of this Agreement, or (ii) purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for the Tail Period, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those provided in Parent’s or the Company’s existing director and officer policies, as applicable; provided that in connection with such insurance policies, Parent shall not pay in respect of any one policy year annual premiums in excess of 400% of the current annual premiums paid by Parent and the Company, as applicable, set forth in Section 5.16(c) of the Parent Disclosure Schedule and Section 5.16(c) of the Company Disclosure Schedule, respectively, but in such case Parent shall purchase the maximum amount of coverage that can be obtained for 400% of the current annual premiums paid by Parent and the Company, as applicable.

(d) Prior to or in connection with the Closing, the Company may purchase, subject to Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Parent. From and after the date of this Agreement, Parent and the Company shall cooperate in good faith with respect to any efforts to obtain such “go-forward” directors’ and officers’ insurance, and the Company shall include Parent in all communications with an insurance broker mutually selected by Parent and the Company and any underwriters regarding the placement of such “go-forward” directors’ and officers’ insurance.

(e) If Parent or the Surviving Company or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, respectively, shall assume all of the obligations set forth in this Section 5.16. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, the Company or any of their respective Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.16 is not prior to, or in substation for, any claims under any such policies.

(f) This Section 5.16 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by, each Indemnified Person as a third-party beneficiary. The rights of the Indemnified Persons under this Section 5.16 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of Parent, the Company or any of their respective Subsidiaries, as applicable, or under any applicable Contracts or Legal Requirements.

5.17 Transaction Litigation. Each Party shall give the Other Party the opportunity to participate in the defense or settlement of any securityholder litigation against such Party and/or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of the respective Other Party. Each Party shall cooperate, shall cause its respective Subsidiaries to cooperate and shall use its reasonable best efforts to cause their respective Representatives to cooperate, in the defense against such litigation.

5.18 Drag Right. The Company shall not take any action to interfere with, delay or frustrate the exercise of the Drag-Along Rights set forth in Article 3 of the Company Shareholders Agreement. The Company shall take all actions necessary to ensure that (a) the Drag-Along Notice (as defined in the Company Shareholders Agreement) is delivered to members of the Company in connection with the Transactions and includes a description reasonably acceptable to Parent of the Drag-Along Rights set forth in Article 3 of the Company Shareholders Agreement and (b) the Company Written Consent includes an option allowing members to vote to effect the Transactions as a Sale Transaction (as defined in the Company Shareholders Agreement) subject to the Drag-Along Rights under Article 3 of the Company Shareholders Agreement and grant their proxy to the Company to deliver any required notices on their behalf pursuant to such Sale Transaction. The Company shall take all actions reasonably requested by Parent to cause the Transactions to be consummated in accordance with the Drag-Along Rights provisions set forth in Article 3 of the Company Shareholders Agreement. The Company shall not permit any member of the Company to Transfer (as defined in the Company Shareholders Agreement) any Company Ordinary Shares except (x) in compliance with, and without any waiver of any requirement under, Section 8.03(c) of the Company Shareholder Agreement and (y) unless the transferee of such Company Ordinary Shares delivers to the Company a written acknowledgment pursuant to which such transferee agrees to be bound by the terms and conditions of the Drag-Along Notice as if originally received by such transferee.

5.19 Resignation of Directors and Officers. Parent and/or the Company shall obtain and deliver to the Other Party at or prior to the Effective Time, the resignation of each corporate director and officer of Parent and/or the Company and their respective Subsidiaries as agreed to by the Parties, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment with respect to any officer or director of Parent and/or the Company or their respective Subsidiaries).

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Merger and otherwise consummate the Transactions is subject to the satisfaction at or before the Closing, of each of the following conditions, any or all of which, to the extent permitted by applicable Legal Requirements, may be waived, in whole or in part, jointly by the Parties:

(a) Shareholder Approvals. The Parent Requisite Approval and the Company Requisite Approval shall have been obtained in accordance with applicable Legal Requirements and the Organizational Documents of Parent and the Company, as applicable.

(b) Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE.

(c) Governmental Approvals. The requisite approval under the Antitrust Laws and other Legal Requirements set forth on Section 6.1(c) of the Parent Disclosure Schedule shall have occurred.

(d) No Restraints. No temporary restraining Order, preliminary or permanent injunction, or other Order of a Governmental Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement and no Legal Proceedings seeking a stop order shall have been initiated or threatened.

6.2 Conditions of Parent Group Parties. The obligations of the Parent Group Parties to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Company (i) set forth in Section 3.5(b) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 3.3(a) (Capitalization) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, except for any de minimis inaccuracies, (iii) set forth in Section 3.2(a) (Authority), Section 3.3 (Capitalization) (other than Section 3.3(a)) and Section 3.17 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, in all material respects and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to the qualifications set forth in this section) as of such date only.

(b) Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c) Certificate. The Company shall have provided Parent with a certificate from the chief executive officer of the Company, on behalf of the Company, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) No Material Adverse Effect. There shall not have occurred after the date of this Agreement any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.3 Conditions of the Company. The obligations of the Company to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties of the Parent Group Parties (i) set forth in Section 4.6(b) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 4.3(a) (Capitalization) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, except for any de minimis inaccuracies, (iii) set forth in Section 4.2(a) (Authority), Section 4.3 (Capitalization) (other than Section 4.3(a)) and Section 4.18 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, in all material respects and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to the qualifications set forth in this section) as of such date only.

(b) Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c) Certificate. Parent shall have provided the Company with a certificate from the chief executive officer of Parent, on behalf of Parent, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) No Material Adverse Effect. There shall not have occurred after the date of this Agreement any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4 Frustration of Closing Conditions. (a) No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s material breach of any material provision of this Agreement.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of the Parties;

(b) by Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. Houston, Texas time on October 31, 2021 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Merger to be consummated by the End Date (it being understood that the Parent Group Parties shall be deemed a single party for purposes of the foregoing proviso); provided, further, that if as of the End Date, all of the conditions precedent to the Closing shall have been satisfied other than the condition set forth in Section 6.1(c) or Section 6.1(d) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date), then the End Date shall automatically be extended to and deemed for all purposes hereunder to be January 31, 2022;

(c) by Parent or the Company if (i) a court or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger or (ii) a Legal Requirement shall be in effect that permanently makes consummation of the Merger illegal or otherwise permanently prohibits the consummation of the Merger; or

(d) by Parent or the Company if in the event of a breach by the Other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or 6.3(a) or 6.3(b), as applicable, if it was continuing as of the Closing Date and (ii) cannot be cured or has not been cured by the earlier of (A) three Business Days prior to the End Date and (B) thirty days after the giving of written notice to the breaching Party of such breach and the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(e) By the Company prior to, but not after, the time the Parent Requisite Approval is obtained, if:

(i) Parent, or the Parent Board (or committee thereof), as the case may be, shall have (A) entered into any agreement with respect to any Parent Acquisition Proposal other than the Merger or an Acceptable Parent Confidentiality Agreement as permitted by Section 5.6; (B) approved or recommended, or, in the case of a committee, proposed to the Parent Board to approve or recommend, any Parent Acquisition Proposal other than the Merger; or (C) resolved to do any of the foregoing; or

(ii) a Parent Adverse Recommendation Change shall have occurred or the Parent Board or any committee thereof shall have resolved to make a Parent Adverse Recommendation Change.

(f) By Parent prior to, but not after, the time the Company Requisite Approval is obtained, if:

(i) the Company, or the Company Board (or committee thereof), as the case may be, shall have (A) entered into any agreement with respect to any Company Acquisition Proposal other than the Merger or an Acceptable Company Confidentiality Agreement as permitted by Section 5.5; (B) approved or recommended, or, in the case of a committee, proposed to the Company Board to approve or recommend, any Company Acquisition Proposal other than the Merger; or (C) resolved to do any of the foregoing; or

(ii) a Company Adverse Recommendation Change shall have occurred or the Company Board or any committee thereof shall have resolved to make a Company Adverse Recommendation Change.

(g) By Parent or the Company if the Parent Requisite Approval is not obtained at the Parent Shareholder Meeting.

(h) By Parent or the Company if the Company Requisite Approval is not obtained by the time of the Parent Shareholder Meeting or, if applicable, the time of the Company Member Meeting.

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the Other Party.

7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 5.3(b) (Confidentiality), Section 7.3 (Expenses), and Article 8 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any Party from any liability for fraud or any Willful and Intentional Breach of any representation, warranty, covenant, or other provision contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity (including claims for damages based on loss of or diminution in economic value, including the value thereof based on appropriate multiples).

(b) (i) If this Agreement is terminated by the Company pursuant to Section 7.1(e), then Parent shall pay to the Company in immediately available funds a termination fee in an amount equal to the Parent Termination Fee and (ii) if this Agreement is terminated by Parent pursuant to Section 7.1(f), then the Company shall pay to

Parent in immediately available funds a termination fee in an amount equal to the Company Termination Fee. Such payment of the Parent Termination Fee or the Company Termination Fee, as applicable, shall be made by wire transfer to an account designated by the Other Party within five Business Days after termination of this Agreement.

(c) In the event that (i) a Parent Acquisition Proposal (whether or not conditional) has been publicly proposed by any Person (other than the Company or any of its Affiliates) or a Parent Acquisition Proposal has otherwise become known to Parent’s directors or officers, or its shareholders generally, (ii) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) or 7.1(g), or by the Company pursuant to Section 7.1(d), and (iii) within 12 months after the termination of this Agreement, Parent enters into any definitive agreement providing for a Parent Acquisition Proposal, or a Parent Acquisition Proposal is consummated (which, in each case, need not be the same Parent Acquisition Proposal that was made, disclosed or communicated prior to termination hereof), then Parent shall pay the Company the Parent Termination Fee (less the amount of any Company Expenses previously paid to the Company pursuant to Section 7.2(e)) upon the first to occur of the events described in clause (iii) of this sentence; provided that, for purposes of this sentence, “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.6(g), except that the references to “20% or more” shall be deemed to be references to “50% or more”.

(d) In the event that (i) a Company Acquisition Proposal (whether or not conditional) has been publicly proposed by any Person (other than Parent or any of its Affiliates) or a Company Acquisition Proposal has otherwise become known to the Company’s directors or officers, or its members generally, (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b) or 7.1(h), or by Parent pursuant to Section 7.1(d), and (iii) within 12 months after the termination of this Agreement, the Company enters into any definitive agreement providing for a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated (which, in each case, need not be the same Company Acquisition Proposal that was made, disclosed or communicated prior to termination hereof), then the Company shall pay Parent the Company Termination Fee (less the amount of any Parent Expenses, previously paid to Parent pursuant to Section 7.2(f)) upon the first to occur of the events described in clause (iii) of this sentence; provided that, for purposes of this sentence, “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(g), except that the references to “20% or more” shall be deemed to be references to “50% or more”.

(e) If this Agreement is terminated pursuant to Section 7.1(d) as a result of a Terminable Breach by Parent and the Parent Termination Fee is not otherwise payable pursuant to this Section 7.2 then Parent shall pay to the Company an amount in cash equal to the out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by the Company and any of its Affiliates in connection with this Agreement and the Transactions, subject to cap on such reimbursement of $5,500,000 (the “Company Expenses”) in immediately available funds within three Business Days following termination in respect of the costs and expenses of the Company in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions; provided, that the payment by Parent of the Company Expenses pursuant to this Section 7.2(e) shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.2(c) except to the extent indicated in such Section.

(f) If this Agreement is terminated pursuant to Section 7.1(d) as a result of a Terminable Breach by the Company and the Company Termination Fee is not otherwise payable pursuant to this Section 7.2 then the Company shall pay to Parent an amount in cash equal to the out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by Parent and any of its Affiliates in connection with this Agreement and the Transactions, subject to cap on such reimbursement of $5,500,000 (the “Parent Expenses”) in immediately available funds within three Business Days following termination in respect of the costs and expenses of Parent in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.2(f) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(d) except to the extent indicated in such Section.

(g) Each Party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would enter into this Agreement; accordingly, if a Party fails promptly to pay or cause to be paid the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, the Other Party commences a suit that results in a judgment against such Party for the amounts set forth in this Section 7.2, such Party shall pay to the Other Party (as the case may be) its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(h) In no event shall (i) the Company be entitled to receive under this Article 7 an aggregate amount equal to more than the Parent Termination Fee and (ii) Parent be entitled to receive under this Article 7 an aggregate amount equal to more than the Company Termination Fee. For clarity, if either Parent or the Company receives the Company Termination Fee or the Parent Termination Fee, respectively, then Parent or the Company will not be entitled to also receive a payment of the Parent Expenses or Company Expenses, as applicable. In no event shall the payment by Parent or the Company of the Parent Termination Fee or Company Expenses (with respect to Parent) or the Company Termination Fee or Parent Expenses (with respect to the Company) relieve such Party from any liability or damage resulting from fraud or a Willful and Intentional Breach of any of its covenants or agreements set forth in this Agreement.

7.3 Expenses. Except as set forth in this Section 7.3 or otherwise provided in Section 7.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay 35% and the Company shall pay 65% of any filing fees incurred by Parent and the Company in connection with the filing by Parent and the Company of the pre-merger notification and report forms relating to the Merger under the HSR Act or any other Antitrust Laws.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 Amendment. This Agreement may be amended at any time prior to the Closing by the Parties (by action taken or authorized by their respective boards of directors, in the case of Parent, the Company and Merger Sub), provided, however, that (x) no amendment may be made which, by applicable Legal Requirement, requires further approval by the Company’s members without such approval and (y) no amendment may be made which, by applicable Legal Requirement, requires further approval by Parent’s shareholders without such approval. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2 Remedies Cumulative; Waiver.

(a) The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Closing, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver, or any consent given under this Agreement, shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3 Survival. The representations and warranties of the Parties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate and be of no further force and effect as of the Closing. The covenants and agreements of the Parties in this Agreement shall survive the Effective Time to the extent such covenant or agreement by its terms contemplates performance after the Closing. The Confidentiality Agreement shall (i) survive the termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing.

8.4 Entire Agreement. This Agreement, including the schedules, exhibits, and amendments hereto, the A&R Tax Receivable Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Parent RRA Amendment, the Director Nomination Agreement, the voting and support agreements and that certain letter agreement of even date herewith and any other document or instrument referred to herein constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the Other Party; it being understood that all Parties need not sign the same counterpart.

(b) The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

(c) Notwithstanding the E-SIGN Act or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 8.5(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

8.6 Governing Law. This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of New York, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction, except to the extent that (a) any provisions of this Agreement which relate to the fiduciary duties of directors or officers which arise under the Legal Requirements of the Cayman Islands shall be governed by and in accordance with the Legal Requirements of the Cayman Islands; (b) any provisions of this Agreement which relate to the fiduciary duties of directors or officers which arise under the laws of the Netherlands shall be governed by and in accordance with the laws of the Netherlands and (c) the authorization, effectiveness or effect of the Merger is required by statute or public policy to be governed by the laws of the Cayman Islands, in which case the internal laws of the Cayman Islands shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the laws of the Cayman Islands.

8.7 Exclusive Jurisdiction; Venue; WAIVER OF JURY TRIAL. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties:

(a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York or to the extent such court does not have subject matter jurisdiction, the United States District Court for the Southern District of New York, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.7, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.11 of this Agreement. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS.

8.8 Disclosure Schedules.

(a) The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or the Parent Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or the Parent Disclosure Schedule or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible or alleged breach or violation of Legal Requirements or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Schedule or Parent Disclosure Schedule, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Schedule and the Parent Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are qualified in their entireties by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or the Parent Group Parties, as applicable, except as and to the extent provided in this Agreement.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

8.9 Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the Other Party. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns.

8.10 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) from and after the Effective Time, the Indemnified Persons shall be third-party beneficiaries of, and entitled to enforce, Section 5.16 (provided, that no Consent of the Indemnified Persons shall be required to amend any provision of this Agreement prior to the Closing), (b) from and after the Effective Time and subject to the consummation of the Merger, the holders of Company Ordinary Shares shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.1, (c) from and after the Effective Time and subject to the consummation of the Merger, the holders of Company Equity Awards shall be third party beneficiaries of, and shall be entitled to rely on, Section 2.2 and (d) the Parent Designated Directors shall be third-party beneficiaries of, and entitled to enforce, Section 1.2(a) until the close of the 2023 annual general meeting of the shareholders of Parent.

8.11 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, email, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.11 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 8.11) and (b) at the end of the first (1st) Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the Other Party):

Company:

Expro Group Holdings International Limited
1311 Broadfield Blvd., Suite 400
Houston, Texas 77084
Attention:	Quinn P. Fanning, Chief Financial Officer
John McAlister, Group General Counsel
Email:	Quinn.Fanning@exprogroup.com
John.McAlister@exprogroup.com

with a copy to (which shall not constitute notice hereunder):

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002-6117
Attention:	Tull Florey
Email:	tflorey@gibsondunn.com

Parent or Merger Sub:

Frank’s International N.V.
10260 Westheimer Road Suite 700
Houston, Texas 77042
Attention:	Melissa Cougle, Chief Financial Officer
John Symington, General Counsel
Email:	Melissa.Cougle@franksintl.com
John.Symington@franksintl.com

with a copy to (which shall not constitute notice hereunder):

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760

Attention:	T. Mark Kelly
Stephen M. Gill
Michael Telle
Email:	mkelly@velaw.com
sgill@velaw.com
mtelle@velaw.com

8.12 Construction; Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such Section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

(ix) “or” is used in the inclusive sense of “and/or;”

(x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(xi) “provided,” “disclosed,” “delivered” or “made available,” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or documents or other information available in the EDGAR) in each case, on or prior to the date hereof (or, in the case of information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or documents or other information available in the EDGAR, on or prior to the date that is one Business Day prior to the date hereof);

(xii) “will” shall be construed to have the same meaning and effect as the word “shall”;

(xiii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(xiv) each accounting term not otherwise defined in this Agreement shall have the meaning commonly applied to such term in accordance with GAAP;

(xv) references to days means calendar days; and

(xvi) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the Party to whom such representations and warranties are being made).

(b) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c) The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Enforcement of Agreement. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by a Party in equity to enforce the provisions of this Agreement, no Other Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any Other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

8.14 Severability. If any provision of this Agreement (or portion thereof) is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement (or portion thereof) will remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

8.15 Certain Definitions.

“A&R Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Acceptable Company Confidentiality Agreement” has the meaning set forth in Section 5.5(a).

“Acceptable Parent Confidentiality Agreement” has the meaning set forth in Section 5.6(a).

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” has the meaning set forth in Section 5.6(a).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means, in each case to the extent that they are applicable to the Company, Parent or their respective Affiliates (as the case may be): (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, (c) the Cayman Islands’ Anti-Corruption Act (2019 Revision), (d) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction.

“Antitrust Laws” means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local, or foreign.

“Bankruptcy and Equity Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and any other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles.

“Blue Sky Laws” has the meaning set forth in Section 3.2(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which (i) banking institutions located in Houston, Texas are authorized pursuant to a Legal Requirement to be closed or (ii) the Cayman Islands Registrar of Companies is not accepting filings, and in each case, shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

“Capitalization Reference Date” has the meaning set forth in Section 3.3(a).

“Cayman Merger Documents” has the meaning set forth in Section 1.1(c).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 5.5(g).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.5(b).

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.2(a).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Credit Facility” means that certain Revolving Facility Agreement, dated December 20, 2018 (as amended and in effect as of the date hereof), among Expro Holdings UK-2 Limited, the other borrowers and guarantors party thereto, the lenders party thereto, and DNB Bank ASA, London Branch, as agent.

“Company Designated Directors” has the meaning set forth in Section 1.2(a).

“Company Designated Members” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Awards” has the meaning set forth in Section 2.2(b).

“Company Equity Plan” has the meaning set forth in Section 2.2.

“Company Expenses” has the meaning set forth in Section 7.2(e).

“Company Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Insurance Policies” has the meaning set forth in Section 3.15.

“Company Intervening Event” has the meaning set forth in Section 5.5(d).

“Company IP” means all Intellectual Property owned, used, held for use, or exploited by the Company or any of its Subsidiaries, including all Owned Company IP and Licensed Company IP.

“Company Joint Ventures” means any Person that is not a Subsidiary of the Company, in which the Company owns directly or indirectly an equity interest.

“Company Leased Real Property” has the meaning set forth in Section 3.8(a).

“Company Material Adverse Effect” means any circumstances, developments, changes, events, effects or occurrences that (a) have a material and adverse effect on the financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any circumstance, development, change, event, effect or occurrence resulting from or relating to changes in general economic, oilfield services industry or financial market conditions, except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as the Company; (ii) any circumstance, development, change (including changes in applicable Legal Requirements), event, effect or occurrence that generally affects the industries in which the Company and its Subsidiaries are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally or Persons operating in such industries in the same regions as the Company), except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as the Company; (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters, disease outbreaks (including COVID-19) and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of the Company’s or its Subsidiaries’ physical properties to the extent such change or effect would otherwise constitute or contribute to a Company Material Adverse Effect); (iv) any failure to meet internal or analysts’ estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (v) any circumstance, development, change, event, effect or occurrence resulting from or relating to the announcement or pendency of the Transactions; or (vi) any change in GAAP, or in the interpretation thereof, as imposed upon the Company, its Subsidiaries or their respective businesses or any change in applicable Legal Requirements, or in the interpretation thereof; or (b) have a material and adverse effect on the ability of the Company to consummate or that would prevent or materially impede, interfere with or delay the consummation by the Company or any of its Subsidiaries of the Transactions prior to the End Date.

“Company Material Contract” has the meaning set forth in Section 3.14(a).

“Company Member Meeting” has the meaning set forth in the Recitals.

“Company Notice Period” has the meaning set forth in Section 5.5(c)(i).

“Company Ordinary Shares” means the ordinary shares of common stock, par value $0.01, of the Company.

“Company Owned Real Property” has the meaning set forth in Section 3.8(a).

“Company Permits” has the meaning set forth in Section 3.11(b).

“Company Real Property Interests” has the meaning set forth in Section 3.8(a).

“Company Real Property Leases” has the meaning set forth in Section 3.8(a).

“Company Related Party” has the meaning set forth in Section 3.23.

“Company Requisite Approval” means the approval and adoption of this Agreement, the Plan of Merger and the Transactions by either (i) the Company Written Consent delivered by holders of all outstanding Company Ordinary Shares or (ii) the affirmative vote of the holders of two-thirds of the outstanding Company Ordinary Shares.

“Company RSU Awards” has the meaning set forth in Section 2.2(b).

“Company Share Option” has the meaning set forth in Section 2.2(a).

“Company Shareholders Agreement” means that certain Shareholders Agreement, dated as of February 5, 2018, among the Company and the other Persons named therein.

“Company Superior Proposal” has the meaning set forth in Section 5.5(g).

“Company Termination Fee” means $71,500,000.

“Company Virtual Data Room” means folder number 05 labeled “Tax Matters” of the Company’s virtual data room for the Transactions (located at www.ansarada.com).

“Company Voting Agreements” has the meaning set forth in the Recitals.

“Company Warrants” has the meaning set forth in Section 2.3.

“Company Written Consent” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means the confidentiality agreement entered into by and between the Company and Parent on June 3, 2020.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Continuation Period” has the meaning set forth in Section 5.15(a).

“Continuing Employee” has the meaning set forth in Section 5.15(a).

“Contract” means any written, oral, or other legally binding agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.

“Copyrights” means all copyrights, rights in copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Director Nomination Agreement” has the meaning set forth in the Recitals.

“Drag-Along Rights” has the meaning set forth in the Company Shareholders Agreement.

“Drag-Along Sellers” has the meaning set forth in the Company Shareholders Agreement.

“Drag Notice” has the meaning set forth in the Recitals.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” has the meaning set forth in Section 1.1(c).

“Encumbrance” means any Lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive or other preferential right, community property interest, third Person right or interest (whether possessory or non-possessory), or covenant, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning set forth in Section 7.1(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Claim” means any pending or threatened claim, order, enforceable directive, decree, or other Legal Proceeding arising under any Environmental Law or related to Hazardous Substances.

“Environmental Law” means any applicable foreign, federal, state, or local law, statute, code, rule, regulation, order (including all orders, directives, or other such edicts issued by a Governmental Body), or the common law relating to pollution, protection of the environment (including natural resources), or exposure to Hazardous Substances.

“Environmental Permit” means any Governmental Authorization pursuant to Environmental Law.

“ERISA” has the meaning set forth in Section 3.10(a)(i).

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“E-SIGN Act” means the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C. §§ 7001-7006.

“Excess Shares” has the meaning set forth in Section 2.1(d)(i),

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Exchange Ratio” means 7.2720; provided that (a) to the extent Replacement Warrants are to be issued pursuant to Section 2.3, the Exchange Ratio shall be adjusted to equal the quotient obtained by dividing the Implied Parent Shares by the sum of (i) the Implied Company Shares plus (ii) the aggregate number of Net Company Warrant Shares determined pursuant to Section 2.3(b)(i); and (b) if the Parent Reverse Stock Split is effected prior to the Effective Time, the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio in effect immediately prior to the Parent Reverse Stock Split by the Reverse Split Ratio, in each case rounded to the nearest ten thousandths. For the avoidance of doubt, if the calculation of the adjustment pursuant to the foregoing clause (a) takes into account the Parent Reverse Stock Split, no further adjustment shall be made pursuant to the foregoing clause (b).

“GAAP” means generally accepted accounting principles for financial reporting in the United States as of the date of this Agreement, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4(a) and Section 4.5 were prepared.

“Government Official” means any officer or employee of a Governmental Body, a public international organization, or any department or agency thereof or any person acting in an official capacity for such government or organization, including (a) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) a foreign public official as defined in the U.K. Bribery Act 2010, (c) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (d) any non-U.S. political party or party official or any candidate for foreign political office.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, non-U.S., or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court, employment tribunal or other tribunal); or (d) arbitrator or arbitration authority.

“Hazardous Substance” means any substance that is (a) listed, classified, defined, or regulated as hazardous, radioactive, toxic, a pollutant, contaminant, or terms of similar import under any Environmental Law as well as (b) any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Implied Company Shares” means the number of Company Ordinary Shares set forth on Section 2.1(a) of the Parent Disclosure Schedule.

“Implied Parent Shares” means the number of shares of Parent Common Stock set forth on Section 2.1(a) of the Parent Disclosure Schedule.

“Indebtedness” means, at any time, with respect to any Person, without duplication, all obligations of such Person at such time in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all liabilities of such Person in respect of any lease required to be classified and accounted for under GAAP as a capital lease, (d) letters of credit, banker’s acceptances or similar credit transactions (in each case solely to the extent drawn), (e) all obligations to pay the deferred and unpaid purchase price of any asset, business or company, including earn-outs and any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (f) any accrued and unpaid interest on, fees owed in respect of, and any prepayment premiums, penalties or similar charges in respect of, any indebtedness, liabilities or obligations described in any other clause in this definition, and (g) (i) any guarantees or other contingent obligations in respect of obligations of any other Person of the type described in any clause of this definition and (ii) obligations of any other Person of the type referred to in any clause of this definition for which such Person has pledged any of its assets as security, or as to which such Person has undertaken or become obligated to maintain or cause to be maintained the financial position of such other Person, or to purchase such other Person’s obligations.

“Indemnified Persons” has the meaning set forth in Section 5.16(a).

“Intellectual Property” means collectively, all intellectual property, industrial property and other similar proprietary rights in any jurisdiction throughout the world under any law or international treaty, whether registered or unregistered, including such rights in and to: (a) Trademarks, Internet domain names, other indicia of source and the goodwill associated therewith, (b) Patents and rights in inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and rights in confidential information, including rights to limit the use or disclosure thereof by any Person, (d) all rights in works of authorship (whether copyrightable or not), Copyrights, and rights in databases (or other collections of information, data works, or other materials), (e) rights in software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) rights in designs and industrial designs, (g) rights of publicity and other rights to use the names and likeness of individuals, and (h) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, supplementary protection certificates, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.1(c) of the Company Disclosure Schedule and (b) in the case of Parent, the individuals listed in Section 1.1(c) of the Parent Disclosure Schedule.

“Lafayette Facility” means Parent’s core North American operations facility located at and around 700 E. Verot School Road, Lafayette, Louisiana 70508.

“Last Balance Sheet” has the meaning set forth in Section 3.4(a).

“Legal Proceeding” means any action, charge, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, act, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE or any other stock exchange).

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third Person that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Licensed Parent IP” means the Intellectual Property owned by a third Person that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

“Major Customer” means (a) with respect to the Company, any customer of the Company and its Subsidiaries that accounted for greater than ten percent of the revenues received by the Company and its Subsidiaries during either (i) the 12-month period ended December 31, 2019 or (ii) the 12-month period ended December 31, 2018 and (b) with respect to Parent, any customer of Parent and its Subsidiaries that accounted for greater than ten percent of the revenues received by Parent and its Subsidiaries during either (i) the 12-month period ended December 31, 2019 or (ii) the 12-month period ended December 31, 2018.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Company Warrant Shares” has the meaning set forth in Section 2.3(b)(i).

“NYSE” means the New York Stock Exchange.

“NYSE Rules” means the rules and regulations of the NYSE.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body.

“Ordinary Shares Trust” has the meaning set forth in Section 2.1(d)(ii).

“Organizational Documents” means with respect to any Person, the articles of association or other organizational, constituent and/or governing documents and/or instruments of such Person.

“Other Party” means (a) when used with respect to the Company, Parent and Merger Sub, and (b) when used with respect to Parent or Merger Sub, the Company.

“Owned Company IP” means the Intellectual Property that is owned or purportedly owned by the Company or any of its Subsidiaries.

“Owned Parent IP” means the Intellectual Property that is owned or purportedly owned by Parent or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” has the meaning set forth in Section 5.6(g).

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.6(b).

“Parent Amended Articles” has the meaning set forth in Section 1.1(d)(ii).

“Parent Articles” has the meaning set forth in Section 1.1(d)(ii).

“Parent Benefit Plans” has the meaning set forth in Section 4.11(a).

“Parent Board” means (i) with respect to references applicable to the period prior to the Effective Time, the Parent Supervisory Board and the Parent Managing Board, collectively, and (ii) with respect to references applicable to the period as of and following the Effective Time, the Parent board of directors pursuant to the Parent Amended Articles.

“Parent Board Changes” means the election, effective as of the Effective Time, of the Parent Designated Directors and the Company Designated Directors as members of the Parent Board.

“Parent Board Recommendation” has the meaning set forth in Section 4.2(a).

“Parent Common Stock” means the common stock, par value €0.01 per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Credit Agreement” means that certain Credit Agreement dated November 5, 2018, by and among Frank’s International Management B.V., Frank’s International C.V., Frank’s International, LLC and Blackhawk Group Holdings, LLC, as borrowers, certain subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A.

“Parent Designated Directors” has the meaning set forth in Section 1.2(a).

“Parent Designated Shareholders” has the meaning set forth in the Recitals.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent and that has been delivered by Parent to the Company on the date of this Agreement.

“Parent Expenses” has the meaning set forth in Section 7.2(f).

“Parent Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by Parent or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Parent or any of its Subsidiaries.

“Parent Financial Statements” has the meaning set forth in Section 4.5(a).

“Parent Group Party” has the meaning set forth in the introductory clause to Article 4.

“Parent Insurance Policies” has the meaning set forth in Section 4.16.

“Parent Intervening Event” has the meaning set forth in Section 5.6(d).

“Parent IP” means all Intellectual Property owned, used, held for use, or exploited by Parent or any of its Subsidiaries, including all Owned Parent IP and Licensed Parent IP.

“Parent Joint Ventures” means any Person that is not a Subsidiary of Parent, in which Parent owns directly or indirectly an equity interest.

“Parent Leased Real Property” has the meaning set forth in Section 4.9(a).

“Parent Managing Board” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” means any circumstances, developments, changes, events, effects or occurrences that (a) have a material and adverse effect on the financial condition, results of operations, properties, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided, however, that adverse effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Parent Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any circumstance, development, change, event, effect or occurrence resulting from or relating to changes in general economic, oilfield services industry or financial market conditions, except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as Parent; (ii) any circumstance, development, change (including changes in applicable Legal Requirements), event, effect or occurrence that generally affects the industries in which Parent and its Subsidiaries are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally or Persons operating in such industries in the same regions as Parent), except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as Parent; (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters, disease outbreaks (including COVID-19) and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of Parent’s or its Subsidiaries’ physical properties to the extent such change or effect would otherwise constitute or contribute to a Parent Material Adverse Effect); (iv) any failure to meet internal or analysts’ estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur); (v) a decline in market price, or a change in trading volume, of the Parent Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur); (vi) any circumstance, development, change, event, effect or occurrence resulting from or relating to the announcement or pendency of the

Transactions; or (vii) any change in GAAP, or in the interpretation thereof, as imposed upon Parent, its Subsidiaries or their respective businesses or any change in applicable Legal Requirements, or in the interpretation thereof; or (b) have a material and adverse effect on the ability of Parent to consummate or that would prevent or materially impede, interfere with or delay the consummation by Parent or any of its Subsidiaries of the Transactions prior to the End Date.

“Parent Material Contract” has the meaning set forth in Section 4.15(a).

“Parent Notice Period” has the meaning set forth in Section 5.6(c).

“Parent Owned Real Property” has the meaning set forth in Section 4.9(a).

“Parent Permits” has the meaning set forth in Section 4.12(b).

“Parent Real Property Interests” has the meaning set forth in Section 4.9(a).

“Parent Real Property Leases” has the meaning set forth in Section 4.9(a).

“Parent Related Party” has the meaning set forth in Section 4.25.

“Parent Requisite Approval” means the approval of the Transactions, the Parent Stock Issuance, the Parent Amended Articles and the Parent Board Changes by the shareholders of Parent in accordance with applicable Legal Requirements, the NYSE Rules and the Organizational Documents of Parent; provided, however, that this definition of “Parent Requisite Approval” shall not include the approval of the Parent Reverse Stock Split by the shareholders of Parent.

“Parent Reverse Stock Split” means a reverse stock split in respect of all issued and outstanding shares of Parent Common Stock in such ratio as may be determined by Parent Board (with the consent of the Company not to be unreasonably withheld, conditioned or delayed) and as authorized by the shareholders of Parent at the Parent Shareholder Meeting.

“Parent RRA Amendment” has the meaning set forth in the Recitals.

“Parent SEC Reports” has the meaning set forth in Section 4.4(a).

“Parent Shareholder Meeting” has the meaning set forth in the Recitals.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” has the meaning set forth in Section 2.2(a).

“Parent Superior Proposal” has the meaning set forth in Section 5.6(g).

“Parent Supervisory Board” has the meaning set forth in the Recitals.

“Parent Termination Fee” means $37,500,000.

“Parent Virtual Data Room” means folder number 6 labeled “Tax” of Parent’s virtual data room for the Transactions (located at www.smartroom.com).

“Parent Voting Agreement” has the meaning set forth in the Recitals.

“Party” means a party to this Agreement.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, including all divisions, continuations, and continuations-in-part thereof, filed with the United States Patent and Trademark Office and any other Governmental Body.

“Patents” means Issued Patents and Patent Applications.

“Permitted Liens” means (a) Encumbrances for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Encumbrances for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Encumbrances (whether statutory or otherwise), in each case incurred in the ordinary course of business consistent with past practice either in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations, in each case so long as the payment of or the performance of such obligation is not delinquent or is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) with respect to the Company, Liens specifically identified in the Company Financial Statements or in the notes thereto, (d) with respect to Parent, Liens specifically identified in the Parent Financial Statements or in the notes thereto, (e) Encumbrances incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the ownership, occupancy or use, or materially and adversely affect the value or marketability, of the property encumbered thereby, (f) with respect to any Company Leased Real Property or Parent Leased Real Property, Liens and other rights reserved by or in favor of any landlord under the Company Real Property Lease or the Parent Real Property Lease and (g) with respect to the Company Real Property Interests and the Parent Real Property Interests, and in each instance so long as such Liens do not, individually or in the aggregate, cause a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (i) zoning, entitlement, building and other land use regulations imposed by a Governmental Body having jurisdiction over the Company Real Property Interests or the Parent Real Property Interests, as applicable, and not violated by the current use and operation of the Company Real Property Interests or the Parent Real Property Interests, as applicable, (ii) covenants, conditions, restrictions, easements and other similar matters that would be disclosed by an inspection or accurate survey of any parcel of the Company Real Property Interests or the Parent Real Property Interests; provided that such covenants, conditions, restrictions, easements and other similar matters, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any the Company Real Property Interests or the Parent Real Property Interests for purposes of the Company’s business or Parent’s business, (iii) all matters, both general and specific, that are disclosed and not subsequently deleted or endorsed over in any title insurance policies insuring the Company, Parent or their respective Subsidiaries’ title to the Company Real Property Interests or the Parent Real Property Interests, as applicable, and (iv) any easement, encroachment, restriction, right-of-way and any other non-monetary title defects that are validly and properly recorded against any Company Real Property Interests or the Parent Real Property Interests.

“Person” means any individual, Entity, or Governmental Body.

“Plan of Merger” means the Plan of Merger substantially in the form set forth in Exhibit A.

“Post-Closing Plans” has the meaning set forth in Section 5.15(a).

“Pre-Closing Severance Plan” has the meaning set forth in Section 5.15(d).

“Proxy Statement” has the meaning set forth in Section 5.7(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the shares of the Parent Common Stock to be issued to members of the Company pursuant to this Agreement.

“Regulation S-X” means SEC Regulation S-X.

“Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

“Replacement Warrant” has the meaning set forth in Section 2.3.

“Replacement Warrant Agreement” has the meaning set forth in Section 2.3.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Reverse Split Ratio” means a fraction the numerator of which is one and the denominator of which is the number of shares of Parent Common Stock being combined into one share of Parent Common Stock in the Parent Reverse Stock Split.

“Sanctioned Jurisdiction” means a country, state, territory, or region which is subject to comprehensive economic or trade restrictions under applicable Trade Control Laws, which may change from time to time (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Party” means an individual or entity that is, or is owned 50 percent or more, individually or in the aggregate by, controlled by, or acting on behalf of, (i) a person located, organized, or resident in a Sanctioned Jurisdiction, (ii) the Government of Venezuela, or (iii) identified on a prohibited persons list promulgated by the United States or any other Government Body with jurisdiction over the Company, Parent, or any of their respective Affiliates, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; and similar prohibited persons lists promulgated in accordance with United National Security Council resolutions to the extent applicable to the Company, Parent or any of their respective Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Company” has the meaning set forth in Section 1.1(a).

“Tail Period” has the meaning set forth in Section 5.16(a).

“Takeover Law” means “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state, federal or foreign Legal Requirements.

“Tax Authority” means any Governmental Body with authority to impose, administer, levy, assess or collect Tax in any jurisdiction.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of August 14, 2013, among Parent, Frank’s International C.V. and Mosing Holdings, Inc.

“Tax Relief” means any exemption, relief, allowance, credit, deduction or set-off in respect of any Tax or relevant to the computation of any Tax and/or any right to, or actual, repayment of Tax or saving of Tax.

“Tax Return” means any return, declaration, report, form, statement, information return, claim for refund, or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes (or the administration of any laws, regulations or administrative requirements relating to any Taxes), including any schedule or attachment thereto and any amendment thereto.

“Taxes” means (a) any taxes, duties or levies (and any assessments, fees, unclaimed property and escheat obligations and other similar governmental charges in the nature of taxes, duties or levies imposed by any Governmental Body), including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, personal property, real property, environmental, stamp, stamp duty reserve, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever (irrespective, in each case, of whether chargeable directly or primarily against, or attributable directly or primarily to, the relevant person or any other person, and irrespective of whether the relevant person has or may have any right of reimbursement against any other person), including any interest, fine, surcharge, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period, and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Legal Requirements or any express or implied obligation to indemnify any other Person.

“Terminable Breach” has the meaning set forth in Section 7.1(d).

“Trade Control Laws” means, in each case to the extent that they are applicable to the Company, Parent, or their respective Affiliates (as the case may be): (a) export control laws, rules, and regulations of the United States, including the Arms Export Control Act (22 U.S.C. § 2751, et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), and the Export Administration Regulations (15 C.F.R. Parts 730-774), (b) economic sanctions laws, rules, regulations, and orders administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, including the International Emergency Economic Powers Act (50 U.S.C. Chapter 35), the Trading With the Enemy Act (50 U.S.C. Chapter 53), the Foreign Assets Control Regulations (31 C.F.R. Parts 500-599); (c) anti-boycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service; (d) customs and import laws, rules, and regulations of the United States; and (e) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction in which the Company, Parent or any of their respective Affiliates is performing activities.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“U.S.C.” means the United States Code of 1926.

“VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) above, or whether imposed elsewhere.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of such Person may vote.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1989, 29 U.S.C. §§ 2101-2109, and any comparable state or local Legal Requirement.

“Willful and Intentional Breach” means a material breach that is a consequence of an act or an omission by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would constitute a material breach of this Agreement.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

FRANK’S INTERNATIONAL N.V.

By:	/s/ Michael C. Kearney
Name:	Michael C. Kearney
Title:	Chairman, President and Chief Executive Officer

NEW EAGLE HOLDINGS LIMITED

By:	/s/ Michael C. Kearney
Name:	Michael C. Kearney
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

By:	/s/ Michael Jardon
Name:	Michael Jardon
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Plan of Merger

PLAN OF MERGER

Expro Group Holdings International Limited

and

New Eagle Holdings Limited

This Plan of Merger (“Plan of Merger”) is made on ________________________, 2021 between New Eagle Holdings Limited. (the “Surviving Company”) and Expro Group Holdings International Limited (the “Merging Company”, and collectively with the Surviving Company, the “Companies”).

WHEREAS the Surviving Company is an exempted company incorporated under the Companies Act (Revised) (“Companies Act”) whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

WHEREAS the Merging Company is an exempted company incorporated under the Companies Act whose registered office is at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY-9009, Cayman Islands.

WHEREAS, on the date hereof, the Surviving Company has an authorised share capital of US$50,000 divided into 50,000 shares of US$1.00 par value each and has in issue 1 ordinary share of US$1.00 par value held by Frank’s International N.V. (“Parent”).

WHEREAS, on the date hereof, the Merging Company has an authorised share capital of US$1,000,000 divided into 100,000,000 ordinary shares of US$0.01 par value each and has in issue [tbc] ordinary shares of US$0.01 par value each.1

WHEREAS, the board of directors of the Surviving Company and the board of directors of the Merging Company deem it advisable, and have resolved, that the Merging Company be merged with and into the Surviving Company, pursuant to Part XVI of the Companies Act and upon the terms and conditions of the merger agreement dated March 10, 2021 among the Surviving Company, the Merging Company and Parent (the “Merger Agreement”), this Plan of Merger and the Companies Act (the “Merger”).

WHEREAS, the sole shareholder of the Surviving Company and the shareholders of the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

NOW, THEREFORE, it is agreed as follows:

ARTICLE I – DEFINITIONS AND INTERPRETATIONS

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is attached as Schedule 1.

[1]	NTD: To be updated.

ARTICLE II – THE MERGER

Upon the terms and subject to the conditions hereinafter set forth, at the Effective Time (as defined in Article III hereof), the Merging Company shall be merged with and into the Surviving Company (the “Merger”), after which the separate existence of the Merging Company shall cease and the Surviving Company shall be the surviving entity and shall continue to operate under its current name.

From the Effective Time, the registered office of the Surviving Company shall continue to be c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

ARTICLE III – EFFECTIVE TIME

The Effective Time of the Merger shall be the date and time on which this Plan of Merger is filed with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Companies Act. The Companies hereby agree that this Plan of Merger be so filed at [TIME] on [DATE].

ARTICLE IV – TERMS AND CONDITIONS

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company at the Effective Time, are set out in the Merger Agreement.

In particular, immediately prior to the Effective Time, all of the outstanding issued shares of the Merging Company with respect to which the Merging Company shall have a proxy or power of attorney authorizing such transfer pursuant to the shareholders agreement relating to the Merging Company shall be transferred to an exchange agent appointed in accordance with the Merger Agreement and, on the Effective Time, each Merging Company share shall be converted into or exchanged for newly issued shares in Parent in accordance with the Merger Agreement and section 233 (5) of the Companies Act.

Upon the Effective Time (but not before), the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Merging Company shall vest in the Surviving Company in accordance with Section 236(1)(b) of the Companies Act, and the Surviving Company shall become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with Section 236(1)(c) of the Companies Act.

On the Effective Time (but not before), the Merging Company shall be struck from the Register of Companies.

ARTICLE V – SHARES

The authorised share capital of the Surviving Company is US$50,000 divided into 50,000 shares of par value of US$1.00 each.

From the Effective Time, all holders of shares of the Surviving Company shall be entitled to the benefit of and are bound by the provisions of the Surviving Company’s Memorandum and Articles of Association.

ARTICLE VI– MEMORANDUM AND ARTICLES OF THE SURVIVING COMPANY

From the Effective Time, the Memorandum and Articles of Association of the Surviving Company shall be the existing Memorandum and Articles of Association of the Surviving Company as of immediately prior to the Effective Time. The rights and restrictions attaching to the shares in the Surviving Company are set out in such Memorandum and Articles of Association.

ARTICLE VII– DIRECTORS

The names and addresses of the Directors of the Surviving Company are:

1. [name] of [address]

2. [name] of [address]

3. [name] of [address]

No director of the Surviving Company or the Merging Company has received or will receive any benefit as a consequence of the Merger in his or her capacity as such a director.

ARTICLE VIII – SECURED CREDITORS2

The Surviving Company does not have any secured creditors.

The Merging Company does not have any secured creditors.

ARTICLE IX – TERMINATION / AMENDMENT

Subject to the terms and conditions of the Merger Agreement, at any time before the Effective Time this Plan of Merger may be:

(i)	terminated by the directors of the Surviving Company or the Merging Company; or

(ii)

amended by the directors of the Surviving Company or the Merging Company to change the Effective Time of the Merger (provided that the new Effective Time complies with the Companies Act) or to change any other matter permitted by Section 235(1) of the Companies Act.

ARTICLE X – COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

ARTICLE XI – GOVERNING LAW

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signatures follow on the next page]

[2]	NTD: to be confirmed this is correct

IN WITNESS whereof this Plan of Merger has been duly executed on the day and year first above written.

Signed for and on behalf of
Expro Group Holdings International Limited

by:
Name:
Title:	Director

Signed for and on behalf of
New Eagle Holdings Limited

by:
Name:
Title:	Director

SCHEDULE 1 – MERGER AGREEMENT

EXHIBIT B

Parent Amended Articles

UNOFFICIAL ENGLISH TRANSLATION OF

THE PROPOSED ARTICLES OF ASSOCIATION OF

EXPRO GROUP HOLDINGS N.V.

CHAPTER I

Definitions

Article 1. Definitions

In these articles of association, the following terms shall mean:

a.

Affiliate: of any specified person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person (control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing);

b.	Annual Accounts: the balance sheet and profit and loss account plus explanatory notes of the company;

c.	Auditor: a registered accountant or any such other accountant as referred to in article 2:393 of the Netherlands Civil Code, or any organization in which such accountants co-operate;

d.	Board: the board (het bestuur) of the company;

e.	Director: a member of the Board and refers to either an Executive Director or a Non-Executive Director, as applicable.

f.	Executive Director: a Director appointed as executive director of the company in accordance with article 14.1.

g.	Non-Executive Director: a Director appointed as non-executive director of the company in accordance with article 14.1.

h.	Subsidiary:

•

a legal entity in respect whereof the company or any of its subsidiaries have, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting;

•

a legal entity of which the company or any of its subsidiaries are members or shareholders, and in respect of which the company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

•	a partnership acting in its own name, for the liabilities of which the company or one or more subsidiaries is, as a partner, fully liable to creditors;

i.

Stock Market: regulated market or multilateral trading facility, as referred to in article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state not being a member state of the European Economic Area.

CHAPTER II

Name. Corporate seat. Objects

Article 2. Name and corporate seat

2.1	The name of the company is Expro Group Holdings N.V.

2.2	The company has its corporate seat in Amsterdam.

Article 3. Objects

The objects of the company are:

a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

c.	to acquire, dispose of, manage and exploit real and personal property, including patents, marks, licenses, permits and other industrial property rights;

d.

to borrow and/or lend monies, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others (including through the issuance of bonds, promissory notes or other securities in the widest sense of the word);

e.	to grant security over the assets of the company and its subsidiaries;

f.	to carry out all sorts of industrial, financial and commercial activities, including the manufacturing, import, export, purchase, sale, distribution and marketing of products and raw materials;

g.	to act as a holding company,

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

CHAPTER III

Capital and shares. Register of shareholders

Article 4. Authorized capital. Fractional Shares1

4.1

The authorized capital amounts to twelve million euro (EUR 12,000,000) and is divided into one billion two hundred million (1,200,000,000) shares of common stock, each with a nominal value of [•] eurocents (EUR 0.[•]).[2]

4.2	The shares shall be numbered consecutively from 1 onwards.

4.3	The company shall not cooperate to the issue of depositary receipts.

4.4	All shares shall be in registered form. No share certificates shall be issued.

[1]

Note to draft: The amendments in this Article 4 relating to the reverse stock split (i.e., increase of the nominal value per share and the introduction of fractional shares in Articles 4.5 through 4.8) will be a voting item at the Company’s general meeting that is separate from the voting item on the other envisaged amendments.

[2]	Note to draft: To be completed following determination of the Parent Reverse Stock Split pursuant to the Merger Agreement.

4.5

Each share consists of [•] ([•]) fractional shares. The nominal value of a fractional share is [•] eurocent (EUR [•]). Unless specified differently and subject to applicable law, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.6

Holders of fractional shares together constituting the nominal value of one or more shares may exercise the meeting and voting rights attached to such share(s) collectively, whether through one of them or through the holder of a written proxy. Fractions of votes shall be disregarded.

4.7

Any distribution to which the holder of one (1) share is entitled divided by [•]([•]) represents the entitlement to such distribution of a holder of a fractional share for each fractional share held by such holder.

4.8

To the extent that a holder of one or more fractional shares holds at least [•]([•]) fractional shares or a multiple thereof, every [•]([•]) fractional shares held by such holder shall automatically be consolidated into one (1) share.

Article 5. Register of shareholders

A shareholders register will be kept at the office of the company in accordance with applicable law; provided that the preceding shall not apply to the part of the register kept outside The Netherlands in order to comply with the laws applicable there or by virtue of any stock exchange requirements.

CHAPTER IV

Issue of shares. Repurchase of shares. Capital reduction

Article 6. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights

6.1	The company may issue shares up to the entire authorized share capital pursuant to a resolution of the Board.

6.2

The designation as set out in paragraph 1 of this article 6 shall be valid for a period of five years starting on May nineteen, two thousand and seventeen and ending on May nineteen, two thousand and twenty-two (unless such period is extended in accordance with this article 6 paragraph 3). This designation also includes the authority to restrict or exclude pre-emptive rights upon an issue of shares.

6.3

The designation as set out in this article 6 paragraph 1, with or without the authority to restrict or exclude pre-emptive rights, may be extended by a resolution of the general meeting, each time for a period not exceeding five years. If the designation is extended, the number of shares which may be issued shall be determined at the same time. Unless laid down otherwise in the designation, it may not be withdrawn.

6.4

If the designation as set out in this article 6 paragraph 1 ends, the general meeting shall be competent to issue shares except to the extent another body is designated for this purpose by the general meeting. The resolution of the general meeting to issue shares or to designate another body, including or excluding the assignment of the authority to exclude or limit the pre-emptive rights, other than as set out in this article 6 paragraph 1, will only be taken on the proposal of the Board. Any designation shall also determine the number of shares which may be issued and will have a duration of no more than five years.

6.5

The provisions of paragraph 1 up to and including paragraph 4 of this article shall apply accordingly to the granting of rights to subscribe to shares, but do not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.

6.6	The body authorized to issue shares may resolve to charge amounts to be paid up on such shares against the company’s reserves, irrespective of whether those shares are issued to existing shareholders.

6.7	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined.

6.8

Subject to this article 6 paragraph 9, each holder of shares shall, with respect to an issue of shares, have a pre-emptive right with respect to any further share issue in proportion to the aggregate amount of his shares, except if shares are issued for a non-cash consideration, shares are issued as a result of a legal merger or legal split-off or if shares are issued to employees of the company or of a group company.

6.9	Pre-emptive rights, if applicable, may be exercised within at least two weeks after the notification was sent to the shareholders.

6.10

If the general meeting is competent to issue shares, it may also restrict or exclude pre-emptive rights. If pre-emptive rights are restricted or excluded by a resolution of the general meeting, the reasons for such proposal and the issue price of the shares must be given in writing in the proposal thereto. Pre-emptive rights may also be excluded or restricted by the body authorized to issue shares if such corporate body is also authorized by the relevant resolution of the general meeting for a fixed period, not exceeding five years, to restrict or exclude the pre-emptive rights. Upon termination of the authority of the corporate body to issue shares, its authority to restrict or exclude pre-emptive rights shall also terminate.

6.11

A resolution of the general meeting to restrict or exclude pre-emptive rights or to authorize another corporate body for that purpose shall require a majority of at least two-thirds of the votes cast if less than one-half of the issued capital is represented at the general meeting.

6.12

If, on the issue of shares, an announcement is made as to the amount to be issued and only a lesser amount can be placed, such lower amount shall be placed only if the conditions of issue explicitly provide therefore.

6.13

At the granting of rights to subscribe to shares, the shareholders shall have a pre-emptive right. The provisions of the previous paragraphs of this article shall apply accordingly at the granting of rights to subscribe to shares.

Shareholders shall have no pre-emptive rights in respect to shares issued to a person who exercises a right to acquire shares granted to him at an earlier date.

Article 7. Payment for shares. Payment in cash. Non-cash contribution

7.1

Upon the issue of a share, the nominal value must be fully paid up, and, in addition, if the share is subscribed at a higher amount, the difference between such amounts. It may be stipulated that a part, not exceeding three quarters of the nominal value needs only be paid after such part is called up by the company.

7.2

Persons who are professionally engaged in the placing of shares for their own account may be permitted, by agreement, to pay less than the nominal value for the shares subscribed by them, provided that no less than ninety-four percent of such amount is paid in cash not later than on the subscription for the shares.

7.3

Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the company’s approval, and furthermore in accordance with the relevant statutory provisions.

7.4

The Board may resolve to agree to a payment for shares other than in cash without the prior approval of the general meeting. A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:94b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than six months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The Directors shall sign the description; if the signature of any of them is lacking, this fact shall be recorded and the reasons therefor so noted.

7.5	An Auditor shall issue a statement on the description of the contribution to be made.

7.6	The provisions set out in this article relating to the description and Auditor’s report shall not apply to the cases referred to in article 2:94b paragraphs 3, 6 and 8 of the Netherlands Civil Code.

Article 8. Repurchase of shares

8.1	The company may not subscribe for its own shares upon the issue thereof.

8.2	Any acquisition by the company of shares in its capital which are not fully paid up, is null and void.

Any acquisition by the company of fully paid up shares in its capital, in violation of paragraph 3 of this article is null and void.

The term shares in this paragraph and paragraphs 3 up and including 5 of this article shall include depositary receipts.

8.3	The company may only acquire its own fully paid-up shares without consideration, or:

a.

if the equity decreased by the acquisition price is not less than the paid and called up part of the capital increased with the reserves which must be maintained by law or the articles of association; and

b.

the nominal amount of the shares in the company’s capital to be acquired, already held or held in pledge by the company and its subsidiaries collectively, does not exceed half of the company’s issued capital.

The company may only acquire its own fully paid-up shares with consideration if and insofar the general meeting has authorized the Board in that respect. Such authorization shall be valid for a period of no longer than eighteen months. In the authorization, the general meeting shall state the number of shares that may be acquired, how the shares may be acquired and the limits within which the price of the shares must be set. No authorization shall be required in case the company acquires shares in its capital, which are officially listed on a Stock Market, for the purpose of transferring such shares to employees of the company or of a group company, under a scheme applicable to such employees.

8.4

Decisive for the validity of the acquisition shall be the value of the company’s equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the company’s capital, the amount of the loans as meant in article 2:98c paragraph 2 of the Netherlands Civil Code and any distributions to others out of profits or reserves which became payable by the company and its subsidiaries after the date of the balance sheet.

If more than six months have lapsed since the expiration of a financial year without adoption of the Annual Accounts, an acquisition in accordance with the provisions in paragraph 3 shall not be permitted.

8.5

The provisions of paragraphs 2 up to and including 4 of this article do not apply to shares acquired by the company under universal succession of title (onder algemene titel), without prejudice of the provisions in article 2:98a paragraph 3 and paragraph 4 of the Netherlands Civil Code.

8.6

The company may not with a view to any other party subscribing to or acquiring the company’s shares or depositary receipts, grant loans, provide security or any price guarantee, act as surety in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to its subsidiaries.

This prohibition shall not apply if shares or depositary receipts are subscribed for or acquired by employees of the company or a group company.

8.7

The company and its subsidiaries may not grant loans with a view to subscribing for its own shares or any other party acquiring shares in the capital of the company or depositary receipts, unless the Board passes a resolution and the conditions of article 2:98c paragraphs 2 up to and including 7 of the Netherlands Civil Code are fulfilled.

8.8

Shares or depositary receipts in the company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts for their own account only insofar as the company is permitted to acquire its own shares or depositary receipts pursuant to paragraphs 2 up to and including 5 of this article.

8.9

Disposal of any shares in its own capital or depositary receipts held by the company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

8.10

The company may not cast votes in respect of shares in its own capital held by the company or such shares on which the company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of shares in its own capital held by the company if the right has been created by the company. No votes may be cast in respect of the shares whereof depositary receipts are held by the company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any Subsidiary or in respect of which any Subsidiary owns a right of usufruct or pledge.

8.11

When determining to what extent the company’s capital is represented, or whether a majority represents a certain part of the capital, the capital shall be reduced by the amount of the shares for which no votes can be cast.

Article 9. Capital reduction

9.1

Upon a proposal of the Board, the general meeting may resolve to reduce the issued capital of the company by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.

9.2	The relevant statutory provisions shall apply to the above mentioned resolution and the execution thereof.

CHAPTER V

Transfer of shares. Usufruct. Pledge

Article 10. Transfer of shares

The transfer of a share or any restricted rights thereon must be effected in accordance with applicable law.

Article 11. Usufruct

11.1	A shareholder may freely create a right of usufruct on one or more of his shares.

11.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

11.3	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct.

11.4

The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. The usufructuary without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the usufruct. Wherever reference is made in these articles of association to “holders of depositary receipts issued with the cooperation of the company” this shall be deemed to include usufructuaries who have the relevant rights.

11.5

Any rights arising from the share to acquire other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.

Article 12. Pledge

12.1	A shareholder may create a right of pledge on one or more of his shares.

12.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

12.3	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge.

12.4

The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. Pledgees without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the pledge. Wherever reference is made in these articles of association to “holders of depositary receipts issued with the cooperation of the company” this shall be deemed to include pledgees who have the relevant rights.

Article 13. Acknowledgement pledge

13.1

A pledge may also be created without acknowledgement by or service on the company. In that case article 3:239 of the Netherlands Civil Code shall apply accordingly, whereby the acknowledgement by or service on the company shall take the place of the notification referred to in paragraph 3 of that article.

13.2

If a pledge is created without acknowledgement by or service on the company, the rights pursuant to the provisions of article 12 shall vest in the pledgee only after the pledge has been acknowledged by or has been served on the company.

CHAPTER VI

The Board

Article 14. Composition of the Board.

14.1

The Board consists of one or more Executive Directors and one or more Non-Executive Directors. The total number of Directors, as well as the number of Executive Directors and Non-Executive Directors, is determined by the Board.

14.2	Only individuals can be Non-Executive Directors.

Article 15. Appointment, suspension and removal of Directors.

15.1

Directors will be appointed by the general meeting at the proposal of the Board. When making such proposal, subject to applicable law, the Board must observe the terms of the director nomination agreement by and among the company and the shareholders party thereto, as amended from time to time, for as long as the company is a party to that agreement.

Directors will be appointed either as an Executive Director or as a Non-Executive Director.

The general meeting shall be free to appoint a Director if the Board fails to make a proposal within three months of the position becoming vacant.

A proposal submitted on time shall be binding. However, the general meeting may render the proposal non-binding by a resolution to that effect adopted with a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

15.2	At a general meeting, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

15.3	A proposal to appoint a Director will also state the candidate’s proposed term of office. A Director whose term of office expires is immediately eligible for reappointment.

15.4	The legal relationship between a Director and the company does not constitute an employment contract.

15.5

Each Director may be suspended or removed by the general meeting at any time. A resolution of the general meeting to suspend or remove a Director other than pursuant to a proposal by the Board requires a simple majority of the votes cast. An Executive Director may also be suspended by the Board. A suspension by the Board may at any time be discontinued by the general meeting.

15.6

Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension will end.

15.7

If the general meeting has suspended a Director in conformity with paragraph 5, the general meeting shall within three months of the date on which suspension has taken effect resolve either to dismiss such Director, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

If within the period of continued suspension the general meeting has not resolved either to dismiss the Director concerned or to terminate the suspension, the suspension shall lapse.

A Director who has been suspended shall be given the opportunity to account for his actions at the general meeting.

Article 16. Compensation of Directors.

16.1	The company must have a policy with respect to the compensation of Directors. This policy is determined by the general meeting upon a proposal of the Board with a simple majority of the votes cast.

16.2	The compensation policy shall, at a minimum, address the items set out in articles 2:383c up to and including 2:383e of the Netherlands Civil Code.

16.3

The authority to establish compensation and other terms of service for Directors is vested in the Board, with due observance of the compensation policy referred to in paragraph 1 and subject to applicable law.

16.4

With regard to arrangements concerning compensation in the form of shares or share options, the Board shall submit a proposal to the general meeting for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the Directors and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

Article 17. General duties of the Board.

17.1	The Board is entrusted with the management of the company. In the exercise of their duties, the Directors must be guided by the interests of the company and the business connected with it.

17.2	Each Director is responsible for the company’s general course of affairs.

Article 18. Allocation of Duties within the Board.

18.1

The Executive Directors are primarily charged with the company’s day-to-day operations and the Non-Executive Directors are primarily charged with the supervision of the performance of the duties of the Directors.

18.2	An Executive Director, designated by the Board, will be the Chief Executive Officer.

18.3	A Non-Executive Director, designated by the Board, will be the Chairman of the Board.

18.4	The Directors may allocate their duties amongst themselves in or pursuant to the internal rules of the Board or otherwise pursuant to resolutions adopted by the Board, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors; and

c.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

Article 19. Decision-making.

19.1	The Board shall meet as often as a Director may deem necessary.

19.2

In a meeting of the Board, each Director has a right to cast one vote. All resolutions by the Board shall be adopted by a simple majority of the votes cast. In the event the votes are equally divided, none of the Directors has a decisive vote.

19.3	A Director may grant another Director a written proxy to represent him at the meeting.

19.4	The Board may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all Directors have expressed themselves in favor of the proposal.

19.5	The Board may adopt rules and regulations governing its decision-making process.

19.6

A Director shall not participate in the deliberations and the decision making process if he has a direct or indirect personal interest which is in conflict with the interest of the company and the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

19.7	Without prejudice to paragraph 6, the Executive Directors shall not participate in the decision-making concerning:

a.	the determination of the compensation of Executive Directors; and

b.	the instruction of an auditor to audit the annual accounts if the general meeting has not granted such instruction.

19.7

The Board may determine in writing, in or pursuant to the internal rules of the Board or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under their respective duties.

Article 20. Representative authority

20.1	The Board shall represent the company. The Chief Executive Officer is individually authorized to represent the company.

20.2

The Board may appoint officers and grant them a general or special power of attorney. Their title shall be determined by the Board. Titles may include Chief Financial Officer, Chief Legal Officer and Secretary. Each officer shall represent the company within the bounds of his authorization.

Article 21. Approval of board resolutions

21.1

The Board shall require the approval of the general meeting for resolutions of the Board with regard to an important change in the identity or character of the company or its business, including in any case:

a.	the transfer of the business of the company or almost the entire business of the company to a third party;

b.

the entering into or termination of any long-term co-operation of the company or any Subsidiary of the company with another legal entity or company or as a fully liable partner in a limited or general partnership, if such co-operation or termination is of far-reaching significance for the company;

c.

the acquisition or disposal by the company or by a Subsidiary of the company of a participation in the capital of another company with a value of at least one third of the amount of the assets according to the balance sheet with explanatory notes, or in case the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes, forming part of the most recently adopted Annual Accounts of the company.

21.2	The absence of approval as meant in this article does not affect the representative authority of the Board or the Directors.

Article 22. Absence or inability to act

22.1

If a seat on the Board is vacant or a Director is unable to act, the remaining Director(s) shall be temporarily charged with the management of the company and the Board may temporarily entrust the duties and powers of the Director who caused the vacancy or who is unable to act to another person, whether or not that person is a Director.

22.2

If all seats on the Board are vacant or all Directors or the sole Director, as the case may be, is/are unable to act, the management of the company will be temporarily entrusted to one or more persons designated for that purpose by the general meeting. Such person designated by the general meeting shall duly observe these articles of association and the Board rules.

22.3

When determining to which extent Directors are present or represented, consent to a manner of adopting resolutions, or vote, no account will be taken of vacant Board seats and Directors who are unable to perform their duties.

CHAPTER VII

Annual Accounts. Profits

Article 23. Financial year. Drawing up the Annual Accounts

23.1	The company’s financial year shall correspond with the calendar year.

23.2

Within five months of the end of the company’s financial year, the Board shall draw up the Annual Accounts unless, in special circumstances, an extension of this term by not more than five months is approved by the general meeting.

23.3	The Annual Accounts shall be signed by the Directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

23.4	The Board may submit to the general meeting a preliminary advice on the Annual Accounts.

Article 24. Auditor

24.1	The company shall commission an Auditor to examine the Annual Accounts.

24.2

The general meeting shall be authorized to grant such commission. If the general meeting fails to do so, the Board shall be authorized to act instead. The commission may at any time be withdrawn by the general meeting and the one who granted the commission.

24.3	The Auditor shall report its findings to the Board.

24.4	The Auditor shall record its findings in a report commenting on the true and fair nature of the Annual Accounts.

24.5	The Auditor may be questioned by the general meeting in relation to his statement on the fairness of the Annual Accounts. The Auditor shall therefore attend and be entitled to address this meeting.

Article 25. Presentation to the shareholders. Availability. Adoption

25.1

The Annual Accounts shall be deposited at the company’s office for inspection by the shareholders and holders of depositary receipts issued with the cooperation of the company, within the period of time specified in article 23 paragraph 2. The Board shall also submit the report of the Board within the same term.

25.2

The company shall ensure that the Annual Accounts, the report of the Board and the additional data to be added pursuant to article 2:392 paragraph 1 of the Netherlands Civil Code shall be available at its office from the day notice is sent out for the general meeting at which these documents will be handled. Shareholders and holders of depositary receipts issued with the cooperation of the company may inspect these documents at the company’s office and may obtain a complimentary copy thereof.

25.3

If the company has bearer debt instruments outstanding, the documents, insofar as the same must be published after adoption, may also be inspected by any third party who may obtain a copy thereof at no more than cost. This right shall lapse as soon as the said documents have been deposited with the trade register.

25.4

The general meeting shall adopt the Annual Accounts. The Annual Accounts cannot be adopted if the general meeting has not been able to examine the Auditor’s report referred to in article 24 paragraph 4, unless under the additional data as mentioned in paragraph 2 of this article, a lawful ground has been stated for the absence of the Auditor’s report.

25.5

The provisions set out in these articles of association regarding the report of the Board and the additional data to be added under article 2:392 paragraph 1 of the Netherlands Civil Code shall not apply if the company is a member of a group and article 2:396 or article 2:403 of the Netherlands Civil Code applies to the company.

Article 26. Publication

The company shall publish its Annual Accounts, if required, in accordance with applicable law.

Article 27. Profits

27.1	The Board shall determine which portion of the profits earned in the past financial year, shall be reserved and which portion shall be distributed as dividends to the shareholders.

27.2	The company can only make distributions to the extent its equity exceeds the paid and called up part of the capital increased with the reserves, which must be maintained pursuant to the law.

27.3	Dividends shall be paid after the adoption of the Annual Accounts evidencing that the payment of dividends is lawful.

27.4	The Board may resolve to pay interim dividends, if the requirement of paragraph 2 of this article has been met as evidenced by an interim statement of assets and liabilities.

Such interim statement shall relate to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved by law shall be included in such statement of assets and liabilities. The interim statement of assets and liabilities shall be signed by the Directors, if the signature of one of them is missing, this fact and the reason for such omission shall be stated.

The company shall deposit the statement of assets and liabilities with the trade register within eight days after the day on which the resolution to distribute is published.

27.5	The Board may, with due observance of the provisions of paragraph 2 and 4, resolve to make distributions out of a reserve which need not be kept by law.

27.6	The Board may, with due observance of the provisions of paragraph 2 and 4, resolve to pay, wholly or partly, dividends other than in cash.

27.7

For the calculation of the amount to be distributed on the shares, the shares held by the company in its own capital shall not be taken into account. For the calculation of the amount to be distributed on each share, only the amount of the mandatory payments on the nominal value of the shares shall be taken into account. The foregoing may be deviated from with the consent of all shareholders.

27.8	A claim of a shareholder to receive a distribution expires after five years.

CHAPTER VIII

General meetings

Article 28. Annual general meeting

28.1	Within six months of the end of the company’s financial year, the annual general meeting shall be held.

28.2	The agenda of that meeting shall, among other matters, contain the items required by applicable law and such other proposals raised for consideration by the Board.

Article 29. Extraordinary general meetings

Without prejudice to the provisions of article 28 paragraph 1 and the law, general meetings shall be held as often as the Board or shareholders and holders of depositary receipts issued with the cooperation of the company together representing at least one-tenth of the issued capital, hereinafter referred to as the “requesting shareholders”, deem necessary, and as required by applicable law.

Article 30. Convocation. Agenda

27.1

General meetings shall be called by the Board or by the requesting shareholders. The requesting shareholders are only authorized to call the general meeting themselves if it is evidenced that the requesting shareholders have requested the Board to call a general meeting in writing, exactly stating the matters to be discussed, and the Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The requirement of a written request is also met if the request is recorded electronically.

If the requesting shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the Board to call the general meeting.

30.2	Convocation shall take place with observance of such term as required by applicable law and stock exchange regulations.

30.3

The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this article. The convening notice shall furthermore state all such information as may be required by these articles of association, applicable law and stock exchange regulations.

30.4

The agenda shall contain such business as may be placed thereon by the Board. An item, of which the discussion has been requested in writing by one or more shareholders, representing solely or jointly at least three-hundredth of the issued capital, shall be included in the convocation notice or announced in an equal manner, provided that the company has received the request, including the reasons for the request, or the proposal for a resolution, at least sixty days before the date of the meeting. The general meeting shall not adopt resolutions on matters other than those that have been placed on the agenda.

30.5

All convocations for the general meetings and all notifications to shareholders and holders of depositary receipts issued with the cooperation of the company shall be given in the manner required by applicable law.

Article 31. Place of the meetings

General meetings shall be held in the Netherlands, in the municipality of Amsterdam, or in the municipality of Haarlemmermeer (Schiphol). In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented. The convening notice shall state the place where the general meeting shall be held.

Article 32. Imperfect convocation general meeting

32.1

Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

32.2

If the period for convocation mentioned in article 30 paragraph 2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

Article 33. General meeting chairman

33.1	The general meetings shall be chaired by the Chairman of the Board or by another Non-Executive Director appointed for that purpose by the Board.

33.2	If no chairman for a meeting has been appointed in accordance with paragraph 1, the meeting shall appoint its chairman itself.

Article 34. Minutes

34.1

Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.

34.2

The chairman, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the general meeting. This report must be co-signed by the chairman.

Article 35. Rights exercisable during a meeting. Admission

35.1

Every shareholder, as well as holders of depositary receipts issued with the cooperation of the company shall be authorized to attend the general meeting, address the meeting and exercise their voting rights. If the voting rights attached to a share are vested in the usufructuary or pledgee instead of the shareholder, also the shareholder shall be authorized to attend the general meeting and to address the meeting.

35.2

The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met in case the power of attorney has been recorded electronically.

35.3	The Directors shall have an advisory vote at the general meeting.

35.4	The Auditor as meant in article 24 paragraph 1 shall be authorized to attend the general meeting held to adopt the Annual Accounts and to address the meeting.

35.5	Admission to the general meeting of persons other than those referred to in this article shall be decided upon by the chairman of the general meeting.

35.6

The Board is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, to directly take note of the discussions at the meeting and to exercise the voting rights.

35.7

Subject to the relevant provisions of applicable law and stock exchange regulations, votes that have been cast through an electronic communication method prior to the general meeting will be treated equally to votes cast at the time of the meeting.

35.8

The Board is authorized to determine at the convocation of a general meeting that, for the purposes of this article 35, the persons entitled to attend and to vote at the general meeting shall be those, who at the date of registration have such rights and are recorded as such in a register designated by the Board, irrespective of who may be entitled to the shares or depositary receipts at the time of the general meeting.

The date of registration shall be the twenty-eighth day before the day of the meeting, or, if permitted under applicable law and stock exchange regulations, such other date as may be determined by the Board.

The convocation shall mention the date of registration as well as the manner in which the persons entitled to attend or to vote at a general meeting may procure their registration and the way they may exercise their rights.

Article 36. Decision making general meeting

36.1	Every share shall give the right to cast one vote.

Resolutions shall be passed by a simple majority of the votes cast, unless the law or the articles of association prescribe a greater majority.

36.2	If no simple majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

If, again, no one has gained a simple majority of the votes, new votes shall be held until either one person has gained a simple majority or, if the vote was between two persons, the votes are equally divided.

Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes.

If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote.

If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

36.3	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

36.4	All votings shall take place orally unless the chairman decides or any person entitled to vote requests a voting in writing.

36.5	Abstentions and invalid votes shall be deemed not to have been cast.

36.6	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

36.7

The chairman’s view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman’s view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

Article 37. Resolutions passed outside a meeting

The shareholders may not pass resolutions in writing, rather than at a general meeting.

CHAPTER IX

Amendment to the articles of association. Liquidation

Article 38. Amendment to the articles of association and dissolution

Upon the proposal of the Board, the general meeting may resolve to amend the articles of association or to dissolve the company.

If a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders and holders of depositary receipts issued with the cooperation of the company until the meeting has been held

Article 39. Liquidation

39.1	If the company is dissolved pursuant to a resolution by the general meeting, the Directors shall be the liquidators of the dissolved company, unless the Board appoints other persons to that effect.

39.2	The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.

39.3	The surplus remaining after payment of the debts shall be paid to the shareholders in proportion to the aggregate nominal value of their individual shareholdings.

39.4	After the company has ceased to exist, the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.

CHAPTER X

Indemnification and hold harmless clause

Article 40. Indemnification and hold harmless clause

40.1

To the fullest extent permissible by law, the company shall indemnify and reimburse for, and hold harmless against, each officer and former officer, Director and former Director (including former members of the company’s management board and supervisory board) (and, in the case of an officer or Director that is not a natural person, its affiliates, shareholders, members, managers, directors, officers, partners, employees and agents) collectively, the “Indemnified Persons”):

a.

any and all liabilities, claims, judgments, fines and penalties (collectively, the “Claims”) incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each a “Legal Action”) in relation to any act or omission in or related to his or her capacity as Indemnified Person; and

b.	any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by an Indemnified Person in connection with any Legal Action.

40.2	An Indemnified Person will not be held harmless, indemnified and reimbursed as referred to above in paragraph 1, if and to the extent:

a.

a Dutch court has made a final and binding judgment that the act or omission of the Indemnified Person can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid); and/or

b.	the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.

40.3

When a Dutch court has made a final and binding judgment that an Indemnified Person has no claim to the indemnification as referred to above in paragraph 1, the Indemnified Person shall immediately repay to the company any amount of indemnification it received from the company. The company can demand surety for the repayment obligation of the concerned party.

40.4

The company shall use all its reasonable endeavors to provide for, and shall bear the cost of, insurance covering Claims against, and Expenses incurred by, the Indemnified Persons in connection with any Legal Action.

40.5

The company may enter into agreements with an Indemnified Person to provide for indemnification consistent with the terms and conditions set forth in this article 40. Unless otherwise agreed by the Indemnified Persons, the company may maintain insurance, at its expense, on its own behalf and on behalf of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the company would have the power to indemnify such person against such liability under this article 40.

40.6

Expenses incurred by an Indemnified Person in defending a Legal Action shall be paid by the company in advance of such Legal Action’s final disposition upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the company deems appropriate. The indemnification and advancement of expenses set forth in this article 40 shall continue as to an Indemnified Person who has ceased to be a named Indemnified Person and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a person.

40.7

Persons who are not covered by the foregoing provisions of this article 40 and who are or were partners, employees or agents of the company, or who are or were serving at the request of the company as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the company.

40.8

The provisions of this article 40 shall be deemed to be a contract right between the company and each person who serves in such capacity at any time while this article 40 and the relevant provisions of applicable law are in effect, and any repeal or modification of this article 40 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Legal Action then existing. The indemnification and other rights provided for in this article 40 shall inure to the benefit of the heirs, executors and administrators of any Indemnified Person. Except as provided in this article 40, the company shall indemnify any such person seeking indemnification in connection with a Legal Action initiated by such person only if such Legal Action was authorized by the Board.

40.9

For purposes of this article 40, references to “the company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, managing directors, supervisory directors, executive directors or non-executive directors, officers, employees or agents, so that any Person who is or was a manager, managing director, supervisory director, executive director or non-executive director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a managing director, supervisory director, executive director or non-executive director officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this article 40 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this article 40, references to “other enterprise(s)” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the company” shall include any service as a manager, officer, employee or agent of the company that imposes duties on, or involves services by, such manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

40.10

Anything herein to the contrary notwithstanding, any indemnity by the company relating to the matters covered in this article 40 shall be provided out of and to the extent of company assets only and no shareholder shall have personal liability on account thereof or shall be required to make additional contributions to help satisfy such indemnity of the company.

Annex B

March 10, 2021

Board of Managing Directors

Board of Supervisory Directors

Frank’s International N.V.

Mastenmakersweg 1, 1786 PB Den Helder

The Netherlands

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Frank’s International N.V. (“Parent”) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Parent, New Eagle Holdings Limited, a wholly-owned subsidiary of the Parent (“Merger Sub”), and Expro Group Holdings International Limited (the “Company”). As more fully described in the Agreement, the Company will be merged with and into Merger Sub (the “Transaction”) and each issued and outstanding ordinary share of the common stock, par value $0.01 per share (each, a “Company Ordinary Share”), of the Company will be converted into the right to receive 7.2720 (the “Exchange Ratio”) shares of the common stock, par value €0.01 per share (“Parent Common Stock”), of the Parent, subject to adjustments as specified in the Agreement (as to which we express no opinion).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including, with respect to Parent, publicly available research analysts’ financial forecasts, relating to the Parent; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Parent furnished to us by Parent, including financial forecasts provided to or discussed with us by the management of Parent; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction and certain other pro forma financial effects of the Transaction (the “Expected Synergies”) furnished to us by Parent; (v) reviewed certain information relating to the capitalization and incentive equity of the Parent and the Company furnished to us by the Parent and the Company, respectively, (vi) conducted discussions with members of the senior managements and representatives of Parent and the Company concerning the information described in clauses (i)–(v) of this paragraph, as well as the businesses and prospects of the Company and Parent generally; (vii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (viii) reviewed a draft of the Agreement marked “Execution Version”, a draft, dated February 23, 2021, of the A&R Tax Receivable Agreement (as defined in the Agreement), and a draft, dated March 8, 2021, of the form of the Voting and Support Agreement (the “Voting Agreements”) to be entered into by certain shareholders of Parent; (ix) participated in certain discussions and negotiations among representatives of Parent and the Company and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

B-1

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of (and have not independently verified) any of such information. With your consent, we have relied upon, without independent verification, the assessment of Parent and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to the Parent and Company and the Expected Synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Parent or Company, as the case may be, as to the future performance of the Company and Parent and such Expected Synergies (including the amount, timing and achievability thereof). We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Parent or Company, nor have we been furnished with any such evaluation or appraisal (other than a certain third-party evaluation of the Company’s pension liabilities provided to us by management of Parent).

Our opinion does not address Parent’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Parent and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Exchange Ratio of 7.2720 shares Parent Common Stock per Company Ordinary Share from a financial point of view to Parent. Nor do we express any opinion as to any terms of the A&R Tax Receivable Agreement, the Voting Agreements, or any other agreement entered into or to be entered into in connection with the Transaction. Our opinion relates to the relative values of Parent and the Company. With your consent, we express no opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Parent Common Stock may trade at any time. We are not expressing any opinion as to fair value or the solvency of the Company or Parent following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Agreement, the Voting Agreements and the A&R Tax Receivable Agreement will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with the terms of such agreements without any waiver or modification that could be material to our analysis, and that the parties to such agreements will comply with all the material terms of such agreements. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of Parent have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

B-2

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of Parent and the Company. We in the future may provide investment banking services to Parent and the Company and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Managing Directors and the Board of Supervisory Directors of Parent (solely in their capacities as such) in their evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Parent or the Company. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to Parent.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC

B-3

Annex C-I Capital Stock Amendment Proposal

Note: this is a translation into English of the official Dutch version of a deed of amendment to the articles of association of a public company with limited liability under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

FRANK’S INTERNATIONAL N.V.

On this, the [date] day of [month] two thousand and twenty-one, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

[NautaDutilh employee, under proxy].

The person appearing before me declared that the general meeting of Frank’s International N.V., a public company with limited liability under Dutch law, having its corporate seat in Amsterdam (address: Mastenmakersweg 1, 1786 PB Den Helder, the Netherlands, trade register number: 34241787) (the “Company”), in a meeting held on the [date] day of [month] two thousand and twenty-one (the “Meeting”), decided, among other things, to amend the Company’s articles of association (the “Articles of Association”).

A copy of an extract of the minutes reflecting the resolutions passed at the Meeting (the “Extract”) shall be attached to this Deed as an annex.

The Articles of Association were most recently amended by a deed executed on the nineteenth day of May two thousand seventeen before Tjien Hauw Liem, civil law notary in Amsterdam.

In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby partially amend the Articles of Association, as set out below:

Article 4.1 shall come to read as follows:

“4.1

The authorized capital amounts to twelve million euro (EUR 12,000,000) and is divided into one billion two hundred million (1,200,000,000) shares of common stock, each with a nominal value of one eurocent (EUR 0.01) each.”

FINAL STATEMENTS

Finally, the person appearing declared:

A.	at the time of execution of this Deed the Company’s issued capital amounts to [amount] euro (EUR [amount]); and

B.	as evidenced by the Extract, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

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Annex C-II Reverse Stock Split Proposal

Note: this is a translation into English of the official Dutch version of a deed of amendment to the articles of association of a public company with limited liability under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

FRANK’S INTERNATIONAL N.V.

On this, the [date] day of [month] two thousand and twenty-one, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

[NautaDutilh employee, under proxy].

The person appearing before me declared that the general meeting of Frank’s International N.V., a public company with limited liability under Dutch law, having its corporate seat in Amsterdam (address: Mastenmakersweg 1, 1786 PB Den Helder, the Netherlands, trade register number: 34241787) (the “Company”), in a meeting held on the [date] day of [month] two thousand and twenty-one (the “Meeting”), decided, among other things, to amend the Company’s articles of association (the “Articles of Association”).

A copy of an extract of the minutes reflecting the resolutions passed at the Meeting (the “Extract”) shall be attached to this Deed as an annex.

The Articles of Association were most recently amended by a deed executed on the date hereof before Paul Cornelis Simon van der Bijl, aforementioned.

In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby partially amend the Articles of Association, as set out below:

Article 4.1 shall come to read as follows:

“4.1	The authorized capital amounts to [amount] euro (EUR [amount]) and is divided into [amount] ([amount]) shares of common stock, each with a nominal value of [amount] euro (EUR [amount]) each.”[1]

[1]	Explanatory notes:
-

The nominal value per share of common stock to be inserted in this Article 4.1 will be equal to EUR 0.01 multiplied by the definitive reverse stock split ratio, which ranges from 1-for-2 to 1-for 10. For example, if the Frank’s Board selects a ratio of 1-for-4, the nominal value to be inserted in this Article 4.1 will be EUR 0.01 x 4 = EUR 0.04.

-	The total number of shares of common stock to be inserted in this Article 4.1 will be either of the following outcomes:
•

If the Capital Stock Amendment Proposal is adopted: 1.2 billion divided by the definitive reverse stock split ratio referred to above, rounded down to the nearest multiple of 10 million. In the above example (a 1-for-4 ratio), the number of shares of common stock to be inserted in this Article 4.1 will be 1.2 billion / 4 = 300 million shares of common stock.

•

If the Capital Stock Amendment Proposal is not adopted: 798,096,000 divided by the definitive reverse stock split ratio referred to above, rounded down to the nearest multiple of 10 million. In the above example (a 1-for-4 ratio), the number of shares of common stock to be inserted in this Article 4.1 will be 798,096,000 / 4 = 199,524,000, which, rounded down to the nearest multiple of 10 million would result in 190 million shares of common stock.

-

The Euro amount of the authorized capital to be inserted in this Article 4.1 will be the nominal value to be inserted in this Article 4.1 multiplied by the number of shares of common stock to be inserted in this Article 4.1. In the examples described above, such Euro amount will be either of the following outcomes:

•	If the Capital Stock Amendment Proposal is adopted: EUR 0.04 x 300 million = EUR 12 million.
•	If the Capital Stock Amendment Proposal is not adopted: EUR 0.04 x 190 million = EUR 7.6 million.

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Article 4.4 shall come to read as follows:

“4.4 All shares shall be in registered form. No share certificates shall be issued.”

New Articles 4.5 through 4.8 shall be added to Article 4, which shall come to read as follows:

“4.5

Each share consists of [number] ([number]) fractional shares. The nominal value of a fractional share is one eurocent (EUR [amount]). Unless specified differently and subject to applicable law, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.[2]

4.6

Holders of fractional shares together constituting the nominal value of one or more shares may exercise the meeting and voting rights attached to such share(s) collectively, whether through one of them or through the holder of a written proxy. Fractions of votes shall be disregarded.

4.7

Any distribution to which the holder of one (1) share is entitled divided by [number] ([number]) represents the entitlement to such distribution of a holder of a fractional share for each fractional share held by such holder.[3]

4.8

To the extent that a holder of one or more fractional shares holds at least [number] ([number]) fractional shares or a multiple thereof, every [number] ([number]) fractional shares held by such holder shall automatically be consolidated into one (1) share.”[4]

FINAL STATEMENTS

Finally, the person appearing declared:

A.	at the time of execution of this Deed the Company’s issued capital amounts to [amount] euro (EUR [amount]); and

B.	as evidenced by the Extract, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

[2]	Explanatory notes:
-

The nominal value per fractional share of common stock to be inserted in this Article 4.5 will be equal to the nominal value per share of common stock to be inserted in Article 4.1 (see the explanatory notes above) divided by the definitive reverse stock split ratio, which ranges from 1-for-2 to 1-for 10. For example, if the Frank’s Board selects a ratio of 1-for-4, the nominal value to be inserted in this Article 4.5 will be EUR 0.04 / 4 = EUR 0.01.

-

The number of fractional shares comprised in one share of common stock to be inserted in this Article 4.5 will reflect the definitive reverse stock split ratio. In the above example (a 1-for-4 ratio), there will be 4 fractional shares comprised in each share of common stock.

[3]

Explanatory note: The number to be included in this Article 4.7 shall be equal to the number of fractional shares comprised in each share of common stock, as will be included in Article 4.5 (see the explanatory notes above).

[4]

Explanatory note: The numbers to be included in this Article 4.8 shall be equal to the number of fractional shares comprised in each share of common stock, as will be included in Article 4.5 (see the explanatory notes above).

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Annex C-III

Board Structure Proposal

Note: this is a translation into English of the official Dutch version of a deed of amendment to the articles of association of a public company with limited liability under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

FRANK’S INTERNATIONAL N.V.

(FOLLOWING AMENDMENT: EXPRO GROUP HOLDINGS B.V.)

On this, the [date] day of [month] two thousand and twenty-one, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:

[NautaDutilh employee, under proxy].

The person appearing before me declared that the general meeting of Frank’s International N.V., a public company with limited liability under Dutch law, having its corporate seat in Amsterdam (address: Mastenmakersweg 1, 1786 PB Den Helder, the Netherlands, trade register number: 34241787) (the “Company”), in a meeting held on the [date] day of [month] two thousand and twenty-one (the “Meeting”), decided, among other things, to amend the Company’s articles of association (the “Articles of Association”).

A copy of an extract of the minutes reflecting the resolutions passed at the Meeting (the “Extract”) shall be attached to this Deed as an annex.

The Articles of Association were most recently amended by a deed executed on the date hereof before Paul Cornelis Simon van der Bijl, aforementioned.

In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby amend the Articles of Association in their entirety, as set out below:

CHAPTER I

Definitions

Article 1. Definitions

In these articles of association, the following terms shall mean:

a.

Affiliate: of any specified person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person (control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing);

b.	Annual Accounts: the balance sheet and profit and loss account plus explanatory notes of the company;

c.	Auditor: a registered accountant or any such other accountant as referred to in article 2:393 of the Netherlands Civil Code, or any organization in which such accountants co-operate;

d.	Board: the board (het bestuur) of the company;

e.	Director: a member of the Board and refers to either an Executive Director or a Non-Executive Director, as applicable.

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f.	Executive Director: a Director appointed as executive director of the company in accordance with article 14.1.

g.	Non-Executive Director: a Director appointed as non-executive director of the company in accordance with article 14.1.

h.	Subsidiary:

•

a legal entity in respect whereof the company or any of its subsidiaries have, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting;

•

a legal entity of which the company or any of its subsidiaries are members or shareholders, and in respect of which the company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

•	a partnership acting in its own name, for the liabilities of which the company or one or more subsidiaries is, as a partner, fully liable to creditors;

i.

Stock Market: regulated market or multilateral trading facility, as referred to in article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state not being a member state of the European Economic Area.

CHAPTER II

Name. Corporate seat. Objects

Article 2. Name and corporate seat

2.1	The name of the company is Expro Group Holdings N.V.

2.2	The company has its corporate seat in Amsterdam.

Article 3. Objects

The objects of the company are:

a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

c.	to acquire, dispose of, manage and exploit real and personal property, including patents, marks, licenses, permits and other industrial property rights;

d.

to borrow and/or lend monies, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others (including through the issuance of bonds, promissory notes or other securities in the widest sense of the word);

e.	to grant security over the assets of the company and its subsidiaries;

f.	to carry out all sorts of industrial, financial and commercial activities, including the manufacturing, import, export, purchase, sale, distribution and marketing of products and raw materials;

g.

to act as a holding company, the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

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CHAPTER III

Capital and shares. Register of shareholders

Article 4. Authorized capital. Fractional Shares

4.1	The authorized capital amounts to [amount] euro (EUR [amount]) and is divided into [amount] ([amount]) shares of common stock, each with a nominal value of [amount] euro (EUR [amount]) each.[1]

4.2	The shares shall be numbered consecutively from 1 onwards.

4.3	The company shall not cooperate to the issue of depositary receipts.

4.4	All shares shall be in registered form. No share certificates shall be issued.

[4.5

Each share consists of [number] ([number]) fractional shares. The nominal value of a fractional share is one eurocent (EUR [amount]). Unless specified differently and subject to applicable law, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.]

[4.6

Holders of fractional shares together constituting the nominal value of one or more shares may exercise the meeting and voting rights attached to such share(s) collectively, whether through one of them or through the holder of a written proxy. Fractions of votes shall be disregarded.]

[4.7

Any distribution to which the holder of one (1) share is entitled divided by [number] ([number]) represents the entitlement to such distribution of a holder of a fractional share for each fractional share held by such holder.]

[4.8

To the extent that a holder of one or more fractional shares holds at least [number] ([number]) fractional shares or a multiple thereof, every [number] ([number]) fractional shares held by such holder shall automatically be consolidated into one (1) share.][2]

Article 5. Register of shareholders

A shareholders register will be kept at the office of the company in accordance with applicable law; provided that the preceding shall not apply to the part of the register kept outside The Netherlands in order to comply with the laws applicable there or by virtue of any stock exchange requirements.

[1]	Explanatory notes:
-

If the Reverse Stock Split Proposal is adopted, Article 4.1 shall read as described in the deed of amendment to the articles of association prepared in respect of the Reverse Stock Split Proposal. Please also see the explanatory notes to that deed.

-	If the Reverse Stock Split Proposal is not adopted and:
•

the Capital Stock Amendment Proposal is adopted, this Article 4.1 shall read as described in the deed of amendment to the articles of association prepared in respect of the Capital Stock Amendment Proposal; or

•	if the Capital Stock Amendment Proposal is also not adopted, this Article 4.1 shall read as it currently reads (i.e., as part of the existing articles of association).
[2]

Explanatory note: Articles 4.5 through 4.8 shall only form part of this deed of amendment, if the Reverse Stock Split Proposal is adopted. In that case, the numbers to be included in these Articles 4.5 through 4.8 shall be those as described in the deed of amendment to the articles of association prepared in respect of the Reverse Stock Split Proposal. Please also see the explanatory notes to that deed.

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CHAPTER IV

Issue of shares. Repurchase of shares. Capital reduction

Article 6. Issue of shares. Authorized corporate body. Terms and conditions of issue. Preemptive rights

6.1	The company may issue shares up to the entire authorized share capital pursuant to a resolution of the Board.

6.2

The designation as set out in paragraph 1 of this article 6 shall be valid for a period of five years starting on May nineteen, two thousand and seventeen and ending on May nineteen, two thousand and twenty-two (unless such period is extended in accordance with this article 6 paragraph 3). This designation also includes the authority to restrict or exclude pre-emptive rights upon an issue of shares.

6.3

The designation as set out in this article 6 paragraph 1, with or without the authority to restrict or exclude pre-emptive rights, may be extended by a resolution of the general meeting, each time for a period not exceeding five years. If the designation is extended, the number of shares which may be issued shall be determined at the same time. Unless laid down otherwise in the designation, it may not be withdrawn.

6.4

If the designation as set out in this article 6 paragraph 1 ends, the general meeting shall be competent to issue shares except to the extent another body is designated for this purpose by the general meeting. The resolution of the general meeting to issue shares or to designate another body, including or excluding the assignment of the authority to exclude or limit the pre-emptive rights, other than as set out in this article 6 paragraph 1, will only be taken on the proposal of the Board. Any designation shall also determine the number of shares which may be issued and will have a duration of no more than five years.

6.5

The provisions of paragraph 1 up to and including paragraph 4 of this article shall apply accordingly to the granting of rights to subscribe to shares, but do not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.

6.6	The body authorized to issue shares may resolve to charge amounts to be paid up on such shares against the company’s reserves, irrespective of whether those shares are issued to existing shareholders.

6.7	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined.

6.8

Subject to this article 6 paragraph 9, each holder of shares shall, with respect to an issue of shares, have a pre-emptive right with respect to any further share issue in proportion to the aggregate amount of his shares, except if shares are issued for a non-cash consideration, shares are issued as a result of a legal merger or legal split-off or if shares are issued to employees of the company or of a group company.

6.9	Pre-emptive rights, if applicable, may be exercised within at least two weeks after the notification was sent to the shareholders.

6.10

If the general meeting is competent to issue shares, it may also restrict or exclude pre-emptive rights. If pre-emptive rights are restricted or excluded by a resolution of the general meeting, the reasons for such proposal and the issue price of the shares must be given in writing in the proposal thereto. Pre-emptive rights may also be excluded or restricted by the body authorized to issue shares if such corporate body is also authorized by the relevant resolution of the general meeting for a fixed period, not exceeding five years, to restrict or exclude the pre-emptive rights. Upon termination of the authority of the corporate body to issue shares, its authority to restrict or exclude pre-emptive rights shall also terminate.

6.11

A resolution of the general meeting to restrict or exclude pre-emptive rights or to authorize another corporate body for that purpose shall require a majority of at least two-thirds of the votes cast if less than one-half of the issued capital is represented at the general meeting.

6.12

If, on the issue of shares, an announcement is made as to the amount to be issued and only a lesser amount can be placed, such lower amount shall be placed only if the conditions of issue explicitly provide therefore.

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6.13

At the granting of rights to subscribe to shares, the shareholders shall have a pre-emptive right. The provisions of the previous paragraphs of this article shall apply accordingly at the granting of rights to subscribe to shares. Shareholders shall have no pre-emptive rights in respect to shares issued to a person who exercises a right to acquire shares granted to him at an earlier date.

Article 7. Payment for shares. Payment in cash. Non-cash contribution

7.1

Upon the issue of a share, the nominal value must be fully paid up, and, in addition, if the share is subscribed at a higher amount, the difference between such amounts. It may be stipulated that a part, not exceeding three quarters of the nominal value needs only be paid after such part is called up by the company.

7.2

Persons who are professionally engaged in the placing of shares for their own account may be permitted, by agreement, to pay less than the nominal value for the shares subscribed by them, provided that no less than ninety-four percent of such amount is paid in cash not later than on the subscription for the shares.

7.3

Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the company’s approval, and furthermore in accordance with the relevant statutory provisions.

7.4

The Board may resolve to agree to a payment for shares other than in cash without the prior approval of the general meeting. A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:94b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than six months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The Directors shall sign the description; if the signature of any of them is lacking, this fact shall be recorded and the reasons therefor so noted.

7.5	An Auditor shall issue a statement on the description of the contribution to be made.

7.6	The provisions set out in this article relating to the description and Auditor’s report shall not apply to the cases referred to in article 2:94b paragraphs 3, 6 and 8 of the Netherlands Civil Code.

Article 8. Repurchase of shares

8.1	The company may not subscribe for its own shares upon the issue thereof.

8.2

Any acquisition by the company of shares in its capital which are not fully paid up, is null and void. Any acquisition by the company of fully paid up shares in its capital, in violation of paragraph 3 of this article is null and void. The term shares in this paragraph and paragraphs 3 up and including 5 of this article shall include depositary receipts.

8.3	The company may only acquire its own fully paid-up shares without consideration, or:

a.

if the equity decreased by the acquisition price is not less than the paid and called up part of the capital increased with the reserves which must be maintained by law or the articles of association; and

b.

the nominal amount of the shares in the company’s capital to be acquired, already held or held in pledge by the company and its subsidiaries collectively, does not exceed half of the company’s issued capital.

The company may only acquire its own fully paid-up shares with consideration if and insofar the general meeting has authorized the Board in that respect. Such authorization shall be valid for a period of no longer than eighteen months. In the authorization, the general meeting shall state the number of shares that may be

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acquired, how the shares may be acquired and the limits within which the price of the shares must be set. No authorization shall be required in case the company acquires shares in its capital, which are officially listed on a Stock Market, for the purpose of transferring such shares to employees of the company or of a group company, under a scheme applicable to such employees.

8.4

Decisive for the validity of the acquisition shall be the value of the company’s equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the company’s capital, the amount of the loans as meant in article 2:98c paragraph 2 of the Netherlands Civil Code and any distributions to others out of profits or reserves which became payable by the company and its subsidiaries after the date of the balance sheet. If more than six months have lapsed since the expiration of a financial year without adoption of the Annual Accounts, an acquisition in accordance with the provisions in paragraph 3 shall not be permitted.

8.5

The provisions of paragraphs 2 up to and including 4 of this article do not apply to shares acquired by the company under universal succession of title (onder algemene titel), without prejudice of the provisions in article 2:98a paragraph 3 and paragraph 4 of the Netherlands Civil Code.

8.6

The company may not with a view to any other party subscribing to or acquiring the company’s shares or depositary receipts, grant loans, provide security or any price guarantee, act as surety in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to its subsidiaries. This prohibition shall not apply if shares or depositary receipts are subscribed for or acquired by employees of the company or a group company.

8.7

The company and its subsidiaries may not grant loans with a view to subscribing for its own shares or any other party acquiring shares in the capital of the company or depositary receipts, unless the Board passes a resolution and the conditions of article 2:98c paragraphs 2 up to and including 7 of the Netherlands Civil Code are fulfilled.

8.8

Shares or depositary receipts in the company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts for their own account only insofar as the company is permitted to acquire its own shares or depositary receipts pursuant to paragraphs 2 up to and including 5 of this article.

8.9

Disposal of any shares in its own capital or depositary receipts held by the company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

8.10

The company may not cast votes in respect of shares in its own capital held by the company or such shares on which the company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of shares in its own capital held by the company if the right has been created by the company. No votes may be cast in respect of the shares whereof depositary receipts are held by the company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any Subsidiary or in respect of which any Subsidiary owns a right of usufruct or pledge.

8.11

When determining to what extent the company’s capital is represented, or whether a majority represents a certain part of the capital, the capital shall be reduced by the amount of the shares for which no votes can be cast.

Article 9. Capital reduction

9.1

Upon a proposal of the Board, the general meeting may resolve to reduce the issued capital of the company by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.

9.2	The relevant statutory provisions shall apply to the above mentioned resolution and the execution thereof.

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CHAPTER V

Transfer of shares. Usufruct. Pledge

Article 10. Transfer of shares

The transfer of a share or any restricted rights thereon must be effected in accordance with applicable law.

Article 11. Usufruct

11.1	A shareholder may freely create a right of usufruct on one or more of his shares.

11.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

11.3	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct.

11.4

The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. The usufructuary without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the usufruct. Wherever reference is made in these articles of association to “holders of depositary receipts issued with the cooperation of the company” this shall be deemed to include usufructuaries who have the relevant rights.

11.5

Any rights arising from the share to acquire other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.

Article 12. Pledge

12.1	A shareholder may create a right of pledge on one or more of his shares.

12.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

12.3	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge.

12.4

The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. Pledgees without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the pledge. Wherever reference is made in these articles of association to “holders of depositary receipts issued with the cooperation of the company” this shall be deemed to include pledgees who have the relevant rights.

Article 13. Acknowledgement pledge

13.1

A pledge may also be created without acknowledgement by or service on the company. In that case article 3:239 of the Netherlands Civil Code shall apply accordingly, whereby the acknowledgement by or service on the company shall take the place of the notification referred to in paragraph 3 of that article.

13.2

If a pledge is created without acknowledgement by or service on the company, the rights pursuant to the provisions of article 12 shall vest in the pledgee only after the pledge has been acknowledged by or has been served on the company.

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CHAPTER VI

The Board

Article 14. Composition of the Board.

14.1

The Board consists of one or more Executive Directors and one or more Non-Executive Directors. The total number of Directors, as well as the number of Executive Directors and Non-Executive Directors, is determined by the general meeting upon a proposal of the Board.

14.2	Only individuals can be Non-Executive Directors.

Article 15. Appointment, suspension and removal of Directors.

15.1

Directors will be appointed by the general meeting at the proposal of the Board. When making such proposal, subject to applicable law, the Board must observe the terms of the director nomination agreement by and among the company and the shareholders party thereto, as amended from time to time, for as long as the company is a party to that agreement. Directors will be appointed either as an Executive Director or as a Non-Executive Director. The general meeting shall be free to appoint a Director if the Board fails to make a proposal within three months of the position becoming vacant. A proposal submitted on time shall be binding. However, the general meeting may render the proposal non-binding by a resolution to that effect adopted with a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

15.2	At a general meeting, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

15.3	A proposal to appoint a Director will also state the candidate’s proposed term of office. A Director whose term of office expires is immediately eligible for reappointment.

15.4	The legal relationship between a Director and the company does not constitute an employment contract.

15.5

Each Director may be suspended or removed by the general meeting at any time. A resolution of the general meeting to suspend or remove a Director other than pursuant to a proposal by the Board requires a simple majority of the votes cast. An Executive Director may also be suspended by the Board. A suspension by the Board may at any time be discontinued by the general meeting.

15.6

Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension will end.

15.7

If the general meeting has suspended a Director in conformity with paragraph 5, the general meeting shall within three months of the date on which suspension has taken effect resolve either to dismiss such Director, or to terminate or continue the suspension, failing which the suspension shall lapse. A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension. If within the period of continued suspension the general meeting has not resolved either to dismiss the Director concerned or to terminate the suspension, the suspension shall lapse. A Director who has been suspended shall be given the opportunity to account for his actions at the general meeting.

Article 16. Compensation of Directors.

16.1	The company must have a policy with respect to the compensation of Directors. This policy is determined by the general meeting upon a proposal of the Board with a simple majority of the votes cast.

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16.2	The compensation policy shall, at a minimum, address the items set out in articles 2:383c up to and including 2:383e of the Netherlands Civil Code.

16.3

The authority to establish compensation and other terms of service for Directors is vested in the Board, with due observance of the compensation policy referred to in paragraph 1 and subject to applicable law.

16.4

With regard to arrangements concerning compensation in the form of shares or share options, the Board shall submit a proposal to the general meeting for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the Directors and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

Article 17. General duties of the Board.

17.1	The Board is entrusted with the management of the company. In the exercise of their duties, the Directors must be guided by the interests of the company and the business connected with it.

17.2	Each Director is responsible for the company’s general course of affairs.

Article 18. Allocation of Duties within the Board.

18.1

The Executive Directors are primarily charged with the company’s day-to-day operations and the Non-Executive Directors are primarily charged with the supervision of the performance of the duties of the Directors.

18.2	An Executive Director, designated by the Board, will be the Chief Executive Officer.

18.3	A Non-Executive Director, designated by the Board, will be the Chairman of the Board.

18.4	The Directors may allocate their duties amongst themselves in or pursuant to the internal rules of the Board or otherwise pursuant to resolutions adopted by the Board, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors; and

c.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

Article 19. Decision-making.

19.1	The Board shall meet as often as a Director may deem necessary.

19.2

In a meeting of the Board, each Director has a right to cast one vote. All resolutions by the Board shall be adopted by a simple majority of the votes cast. In the event the votes are equally divided, none of the Directors has a decisive vote.

19.3	A Director may grant another Director a written proxy to represent him at the meeting.

19.4	The Board may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all Directors have expressed themselves in favor of the proposal.

19.5	The Board may adopt rules and regulations governing its decision-making process.

19.6

A Director shall not participate in the deliberations and the decision making process if he has a direct or indirect personal interest which is in conflict with the interest of the company and the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

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19.7	Without prejudice to paragraph 6, the Executive Directors shall not participate in the decision-making concerning:

a.	the determination of the compensation of Executive Directors; and

b.	the instruction of an auditor to audit the annual accounts if the general meeting has not granted such instruction.

19.7

The Board may determine in writing, in or pursuant to the internal rules of the Board or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under their respective duties.

Article 20. Representative authority

20.1	The Board shall represent the company. The Chief Executive Officer is individually authorized to represent the company.

20.2

The Board may appoint officers and grant them a general or special power of attorney. Their title shall be determined by the Board. Titles may include Chief Financial Officer, Chief Legal Officer and Secretary. Each officer shall represent the company within the bounds of his authorization.

Article 21. Approval of board resolutions

21.1

The Board shall require the approval of the general meeting for resolutions of the Board with regard to an important change in the identity or character of the company or its business, including in any case:

a.	the transfer of the business of the company or almost the entire business of the company to a third party;

b.

the entering into or termination of any long-term co-operation of the company or any Subsidiary of the company with another legal entity or company or as a fully liable partner in a limited or general partnership, if such co-operation or termination is of far-reaching significance for the company;

c.

the acquisition or disposal by the company or by a Subsidiary of the company of a participation in the capital of another company with a value of at least one third of the amount of the assets according to the balance sheet with explanatory notes, or in case the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes, forming part of the most recently adopted Annual Accounts of the company.

21.2	The absence of approval as meant in this article does not affect the representative authority of the Board or the Directors.

Article 22. Absence or inability to act

22.1

If a seat on the Board is vacant or a Director is unable to act, the remaining Director(s) shall be temporarily charged with the management of the company and the Board may temporarily entrust the duties and powers of the Director who caused the vacancy or who is unable to act to another person, whether or not that person is a Director.

22.2

If all seats on the Board are vacant or all Directors or the sole Director, as the case may be, is/are unable to act, the management of the company will be temporarily entrusted to one or more persons designated for that purpose by the general meeting. Such person designated by the general meeting shall duly observe these articles of association and the Board rules.

22.3

When determining to which extent Directors are present or represented, consent to a manner of adopting resolutions, or vote, no account will be taken of vacant Board seats and Directors who are unable to perform their duties.

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CHAPTER VII

Annual Accounts. Profits

Article 23. Financial year. Drawing up the Annual Accounts

23.1	The company’s financial year shall correspond with the calendar year.

23.2

Within five months of the end of the company’s financial year, the Board shall draw up the Annual Accounts unless, in special circumstances, an extension of this term by not more than five months is approved by the general meeting.

23.3	The Annual Accounts shall be signed by the Directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

23.4	The Board may submit to the general meeting a preliminary advice on the Annual Accounts.

Article 24. Auditor

24.1	The company shall commission an Auditor to examine the Annual Accounts.

24.2

The general meeting shall be authorized to grant such commission. If the general meeting fails to do so, the Board shall be authorized to act instead. The commission may at any time be withdrawn by the general meeting and the one who granted the commission.

24.3	The Auditor shall report its findings to the Board.

24.4	The Auditor shall record its findings in a report commenting on the true and fair nature of the Annual Accounts.

24.5	The Auditor may be questioned by the general meeting in relation to his statement on the fairness of the Annual Accounts. The Auditor shall therefore attend and be entitled to address this meeting.

Article 25. Presentation to the shareholders. Availability. Adoption

25.1

The Annual Accounts shall be deposited at the company’s office for inspection by the shareholders and holders of depositary receipts issued with the cooperation of the company, within the period of time specified in article 23 paragraph 2. The Board shall also submit the report of the Board within the same term.

25.2

The company shall ensure that the Annual Accounts, the report of the Board and the additional data to be added pursuant to article 2:392 paragraph 1 of the Netherlands Civil Code shall be available at its office from the day notice is sent out for the general meeting at which these documents will be handled. Shareholders and holders of depositary receipts issued with the cooperation of the company may inspect these documents at the company’s office and may obtain a complimentary copy thereof.

25.3

If the company has bearer debt instruments outstanding, the documents, insofar as the same must be published after adoption, may also be inspected by any third party who may obtain a copy thereof at no more than cost. This right shall lapse as soon as the said documents have been deposited with the trade register.

25.4

The general meeting shall adopt the Annual Accounts. The Annual Accounts cannot be adopted if the general meeting has not been able to examine the Auditor’s report referred to in article 24 paragraph 4, unless under the additional data as mentioned in paragraph 2 of this article, a lawful ground has been stated for the absence of the Auditor’s report.

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25.5

The provisions set out in these articles of association regarding the report of the Board and the additional data to be added under article 2:392 paragraph 1 of the Netherlands Civil Code shall not apply if the company is a member of a group and article 2:396 or article 2:403 of the Netherlands Civil Code applies to the company.

Article 26. Publication

The company shall publish its Annual Accounts, if required, in accordance with applicable law.

Article 27. Profits

27.1	The Board shall determine which portion of the profits earned in the past financial year, shall be reserved and which portion shall be distributed as dividends to the shareholders.

27.2	The company can only make distributions to the extent its equity exceeds the paid and called up part of the capital increased with the reserves, which must be maintained pursuant to the law.

27.3	Dividends shall be paid after the adoption of the Annual Accounts evidencing that the payment of dividends is lawful.

27.4

The Board may resolve to pay interim dividends, if the requirement of paragraph 2 of this article has been met as evidenced by an interim statement of assets and liabilities. Such interim statement shall relate to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved by law shall be included in such statement of assets and liabilities. The interim statement of assets and liabilities shall be signed by the Directors, if the signature of one of them is missing, this fact and the reason for such omission shall be stated. The company shall deposit the statement of assets and liabilities with the trade register within eight days after the day on which the resolution to distribute is published.

27.5	The Board may, with due observance of the provisions of paragraph 2 and 4, resolve to make distributions out of a reserve which need not be kept by law.

27.6	The Board may, with due observance of the provisions of paragraph 2 and 4, resolve to pay, wholly or partly, dividends other than in cash.

27.7

For the calculation of the amount to be distributed on the shares, the shares held by the company in its own capital shall not be taken into account. For the calculation of the amount to be distributed on each share, only the amount of the mandatory payments on the nominal value of the shares shall be taken into account. The foregoing may be deviated from with the consent of all shareholders.

27.8	A claim of a shareholder to receive a distribution expires after five years.

CHAPTER VIII

General meetings

Article 28. Annual general meeting

28.1	Within six months of the end of the company’s financial year, the annual general meeting shall be held.

28.2	The agenda of that meeting shall, among other matters, contain the items required by applicable law and such other proposals raised for consideration by the Board.

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Article 29. Extraordinary general meetings

Without prejudice to the provisions of article 28 paragraph 1 and the law, general meetings shall be held as often as the Board or shareholders and holders of depositary receipts issued with the cooperation of the company together representing at least one-tenth of the issued capital, hereinafter referred to as the “requesting shareholders”, deem necessary, and as required by applicable law.

Article 30. Convocation. Agenda

27.1

General meetings shall be called by the Board or by the requesting shareholders. The requesting shareholders are only authorized to call the general meeting themselves if it is evidenced that the requesting shareholders have requested the Board to call a general meeting in writing, exactly stating the matters to be discussed, and the Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The requirement of a written request is also met if the request is recorded electronically. If the requesting shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the Board to call the general meeting.

30.2	Convocation shall take place with observance of such term as required by applicable law and stock exchange regulations.

30.3

The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this article. The convening notice shall furthermore state all such information as may be required by these articles of association, applicable law and stock exchange regulations.

30.4

The agenda shall contain such business as may be placed thereon by the Board. An item, of which the discussion has been requested in writing by one or more shareholders, representing solely or jointly at least three-hundredth of the issued capital, shall be included in the convocation notice or announced in an equal manner, provided that the company has received the request, including the reasons for the request, or the proposal for a resolution, at least sixty days before the date of the meeting. The general meeting shall not adopt resolutions on matters other than those that have been placed on the agenda.

30.5

All convocations for the general meetings and all notifications to shareholders and holders of depositary receipts issued with the cooperation of the company shall be given in the manner required by applicable law.

Article 31. Place of the meetings

General meetings shall be held in the Netherlands, in the municipality of Amsterdam, or in the municipality of Haarlemmermeer (Schiphol). In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented. The convening notice shall state the place where the general meeting shall be held.

Article 32. Imperfect convocation general meeting

32.1

Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

32.2

If the period for convocation mentioned in article 30 paragraph 2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

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Article 33. General meeting chairman

33.1	The general meetings shall be chaired by the Chairman of the Board or by another Non-Executive Director appointed for that purpose by the Board.

33.2	If no chairman for a meeting has been appointed in accordance with paragraph 1, the meeting shall appoint its chairman itself.

Article 34. Minutes

34.1

Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.

34.2

The chairman, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the general meeting. This report must be co-signed by the chairman.

Article 35. Rights exercisable during a meeting. Admission

35.1

Every shareholder, as well as holders of depositary receipts issued with the cooperation of the company shall be authorized to attend the general meeting, address the meeting and exercise their voting rights. If the voting rights attached to a share are vested in the usufructuary or pledgee instead of the shareholder, also the shareholder shall be authorized to attend the general meeting and to address the meeting.

35.2

The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met in case the power of attorney has been recorded electronically.

35.3	The Directors shall have an advisory vote at the general meeting.

35.4	The Auditor as meant in article 24 paragraph 1 shall be authorized to attend the general meeting held to adopt the Annual Accounts and to address the meeting.

35.5	Admission to the general meeting of persons other than those referred to in this article shall be decided upon by the chairman of the general meeting.

35.6

The Board is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, to directly take note of the discussions at the meeting and to exercise the voting rights.

35.7

Subject to the relevant provisions of applicable law and stock exchange regulations, votes that have been cast through an electronic communication method prior to the general meeting will be treated equally to votes cast at the time of the meeting.

35.8

The Board is authorized to determine at the convocation of a general meeting that, for the purposes of this article 35, the persons entitled to attend and to vote at the general meeting shall be those, who at the date of registration have such rights and are recorded as such in a register designated by the Board, irrespective of who may be entitled to the shares or depositary receipts at the time of the general meeting. The date of registration shall be the twenty-eighth day before the day of the meeting, or, if permitted under applicable law and stock exchange regulations, such other date as may be determined by the Board. The convocation shall mention the date of registration as well as the manner in which the persons entitled to attend or to vote at a general meeting may procure their registration and the way they may exercise their rights.

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Article 36. Decision making general meeting

36.1	Every share shall give the right to cast one vote. Resolutions shall be passed by a simple majority of the votes cast, unless the law or the articles of association prescribe a greater majority.

36.2

If no simple majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates. If, again, no one has gained a simple majority of the votes, new votes shall be held until either one person has gained a simple majority or, if the vote was between two persons, the votes are equally divided. Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes. If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote. If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

36.3	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

36.4	All voting shall take place orally unless the chairman decides or any person entitled to vote requests a voting in writing.

36.5	Abstentions and invalid votes shall be deemed not to have been cast.

36.6	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

36.7

The chairman’s view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman’s view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

Article 37. Resolutions passed outside a meeting

The shareholders may not pass resolutions in writing, rather than at a general meeting.

CHAPTER IX

Amendment to the articles of association. Liquidation

Article 38. Amendment to the articles of association and dissolution

Upon the proposal of the Board, the general meeting may resolve to amend the articles of association or to dissolve the company. If a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders and holders of depositary receipts issued with the cooperation of the company until the meeting has been held.

Article 39. Liquidation

39.1	If the company is dissolved pursuant to a resolution by the general meeting, the Directors shall be the liquidators of the dissolved company, unless the Board appoints other persons to that effect.

39.2	The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.

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39.3	The surplus remaining after payment of the debts shall be paid to the shareholders in proportion to the aggregate nominal value of their individual shareholdings.

39.4	After the company has ceased to exist, the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.

CHAPTER X

Indemnification and hold harmless clause

Article 40. Indemnification and hold harmless clause

40.1

To the fullest extent permissible by law, the company shall indemnify and reimburse for, and hold harmless against, each officer and former officer, Director and former Director (including former members of the company’s management board and supervisory board) (and, in the case of an officer or Director that is not a natural person, its affiliates, shareholders, members, managers, directors, officers, partners, employees and agents) collectively, the “Indemnified Persons”):

a.

any and all liabilities, claims, judgments, fines and penalties (collectively, the “Claims”) incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each a “Legal Action”) in relation to any act or omission in or related to his or her capacity as Indemnified Person; and

b.	any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by an Indemnified Person in connection with any Legal Action.

40.2	An Indemnified Person will not be held harmless, indemnified and reimbursed as referred to above in paragraph 1, if and to the extent:

a.

a Dutch court has made a final and binding judgment that the act or omission of the Indemnified Person can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid); and/or

b.	the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.

40.3

When a Dutch court has made a final and binding judgment that an Indemnified Person has no claim to the indemnification as referred to above in paragraph 1, the Indemnified Person shall immediately repay to the company any amount of indemnification it received from the company. The company can demand surety for the repayment obligation of the concerned party.

40.4

The company shall use all its reasonable endeavors to provide for, and shall bear the cost of, insurance covering Claims against, and Expenses incurred by, the Indemnified Persons in connection with any Legal Action.

40.5

The company may enter into agreements with an Indemnified Person to provide for indemnification consistent with the terms and conditions set forth in this article 40. Unless otherwise agreed by the Indemnified Persons, the company may maintain insurance, at its expense, on its own behalf and on behalf of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the company would have the power to indemnify such person against such liability under this article 40.

40.6

Expenses incurred by an Indemnified Person in defending a Legal Action shall be paid by the company in advance of such Legal Action’s final disposition upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the company. Such expenses incurred by other employees and agents may be so paid

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upon such terms and conditions, if any, as the company deems appropriate. The indemnification and advancement of expenses set forth in this article 40 shall continue as to an Indemnified Person who has ceased to be a named Indemnified Person and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a person.

40.7

Persons who are not covered by the foregoing provisions of this article 40 and who are or were partners, employees or agents of the company, or who are or were serving at the request of the company as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the company.

40.8

The provisions of this article 40 shall be deemed to be a contract right between the company and each person who serves in such capacity at any time while this article 40 and the relevant provisions of applicable law are in effect, and any repeal or modification of this article 40 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Legal Action then existing. The indemnification and other rights provided for in this article 40 shall inure to the benefit of the heirs, executors and administrators of any Indemnified Person. Except as provided in this article 40, the company shall indemnify any such person seeking indemnification in connection with a Legal Action initiated by such person only if such Legal Action was authorized by the Board.

40.9

For purposes of this article 40, references to “the company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, managing directors, supervisory directors, executive directors or non-executive directors, officers, employees or agents, so that any Person who is or was a manager, managing director, supervisory director, executive director or non-executive director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a managing director, supervisory director, executive director or nonexecutive director officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this article 40 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this article 40, references to “other enterprise(s)” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the company” shall include any service as a manager, officer, employee or agent of the company that imposes duties on, or involves services by, such manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

40.10

Anything herein to the contrary notwithstanding, any indemnity by the company relating to the matters covered in this article 40 shall be provided out of and to the extent of company assets only and no shareholder shall have personal liability on account thereof or shall be required to make additional contributions to help satisfy such indemnity of the company.

FINAL STATEMENTS

Finally, the person appearing declared as evidenced by the Extract, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

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Annex D

COMPENSATION POLICY

[FRANK’S INTERNATIONAL N.V. / EXPRO GROUP HOLDINGS N.V.]

INTRODUCTION

Article 1

This document sets out the Company’s policy concerning the compensation of the Directors.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In this policy the following definitions shall apply:

Article	An article of this policy.

Board	The Company’s board of directors.

Change of Control Benefit	Any compensation or other benefit comprised in a Compensation Package that becomes payable, vests, is settled, becomes exercisable or is triggered in any other manner as a result of a change of control over the Company (as such term may be defined in the applicable agreement, plan or arrangement providing for such compensation or benefit).

Company	[Frank’s International / Expro Group Holdings N.V.]

Compensation Committee	The compensation committee established by the Board.

Compensation Package	The total compensation package of a Director for services rendered in that capacity.

Director	A member of the Board.

Executive Director	An executive Director.

Fringe Benefit	Fringe benefits (other than Pension) comprised in a Compensation Package, including use of a cell phone, laptop and/or lease car, vacation pay, sick pay, accident and/or health insurance, social security contributions, housing allowance, reimbursement of travel costs and education assistance.

General Meeting	The Company’s general meeting.

LTI	Long-term variable compensation comprised in a Compensation Package, including in the form of equity incentive awards.

Non-Executive Director	A non-executive Director.

Pension	Post-retirement income and/or other pension-related contributions or benefits comprised in a Compensation Package.

STI	Short-term variable compensation comprised in a Compensation Package, including in the form of cash bonuses and profit sharing arrangements.

2.2	Terms that are defined in the singular have a corresponding meaning in the plural.

2.3	Words denoting a gender include each other gender.

OBJECTIVES

Article 3

3.1	The amount, level and structure of Compensation Packages should contribute to the Company’s strategy, long-term interests and sustainability by:

a.

attracting, retaining and motivating highly skilled individuals with the qualities, capabilities, profile and experience needed to support and promote the growth and sustainable success of the Company and its business;

b.

driving strong business performance, promoting accountability and incentivising the achievement of short and long-term performance targets with the objective of furthering long-term value creation in a manner consistent with the Company’s identity, mission and values;

c.	assuring that the interests of the Directors are closely aligned to those of the Company, its business and its stakeholders; and

d.

ensuring overall market competitiveness of the Compensation Packages, while providing the Board sufficient flexibility to tailor the Company’s compensation practices on a case-by-case basis, depending on the market conditions from time to time.

3.2	The Compensation Packages of the Non-Executive Directors should reflect the time spent and the responsibilities of their role on the Board.

3.3	In determining the amount, level and structure of Compensation Packages, the Board shall consider, among other matters:

a.	scenario analyses carried out in advance;

b.

the financial and non-financial performance indicators relevant to the Company’s long-term strategy with due observance of the risks for the Company’s business which may result from variable compensation; and

c.

relevant market information such as industry standards and peer group data, pre-existing arrangements with the Directors, the respective positions which the Directors serve within the Company’s organisation and any compensation payable by the Company or any of its subsidiaries to the Directors in any other capacity.

DETERMINATION OF COMPENSATION

Article 4

4.1

The amount, level and structure of Compensation Packages shall be determined by the Board at the recommendation of the Compensation Committee in accordance with this policy. No Executive Director shall participate in the decision-making concerning the determination of the Compensation Package for any Executive Director.

4.2

The Compensation Committee shall prepare its recommendations relating to the Compensation Packages in accordance with this policy and any such recommendation shall cover the compensation structure, the amount of the fixed and variable compensation components, the performance criteria used, the scenario analyses that have been carried out and the relevant internal pay ratio(s).

4.3

Before making a recommendation relating to the Compensation Package of any Executive Director, the Compensation Committee shall take note of the views of such Executive Director with regard to the amount, level and structure of that Compensation Package.

COMPOSITION OF COMPENSATION PACKAGES

Article 5

5.1	Compensation Packages may consist of a mix of fixed and variable compensation components as determined by the Board, including:

	Executive Directors	Non-Executive Directors
Base salary	✓	✗
Retainer fee	✗	✓
Committee membership fee	✗	✓
Chairperson fee	✗	✓
Meeting attendance fees	✗	✓
STI	✓	✓
LTI	✓	✓
Fringe Benefits	✓	✗
Change of Control Benefits	✓	✓
Severance pay	✓	✗
Pension	✓	✗

5.2

Base salary, retainer fees, committee membership fees, chairperson fees and meeting attendance fees shall be fixed annual amounts that may be subject to indexation by the Board and may be increased or decreased by the Board from time to time, subject to the terms of any existing contractual arrangements with the Directors concerned.

5.3

The Company shall not grant any loans, guarantees or similar benefits as part of a Compensation Package, provided that cash advances and use of a Company sponsored credit card in the ordinary course of business shall not be prohibited.

STI AND LTI

Article 6

6.1	The mix of STI and LTI comprised in a Compensation Package should support both long-term value creation and the achievement of short-term Company objectives, including by:

a.	contributing to corporate social responsibility;

b.	rewarding the achievement of strategic milestones for the Company and its business;

c.	providing award opportunities in consideration for substantial contributions to the success of the Company and its business; and/or

d.	promoting and incentivising continued service of the Directors within the Company’s organisation.

6.2	With respect to all STI and LTI awards, subject to the terms of any existing contractual arrangements with the Directors concerned, the Board shall:

a.

set and, if appropriate, amend the applicable financial and/or non-financial metrics, targets, objectives and/or conditions, including corporate social responsibility metrics, and their respective weighting;

b.	set and, if appropriate, amend the maximum amount for any cash incentive and the maximum number of securities underlying any equity incentive which may be awarded as part of an STI or LTI; and

c.

determine the extent to which the applicable targets, objectives and/or conditions are achieved and the extent to which and incentive awards vest, using clear, pre-defined and objective and verifiable methods.

6.3

The Board may adjust the amount or value of an STI or LTI awarded to a Director to a suitable level, if payment or satisfaction of that award would be unacceptable under the standards of reasonableness and fairness.

6.4

The Company may reclaim payments made (in cash, in kind or in the form of securities) under an STI or LTI award, in whole or in part, to the extent that such payment was made on the basis of incorrect information regarding the achievement of the targets, objectives and/or conditions underlying the award or regarding the circumstances on which the award was dependent. The Non-Executive Directors, or a special representative designated by the General Meeting, may demand such repayment on the Company’s behalf.

SEVERANCE PAY

Article 7

The Executive Directors may be eligible for such severance payment upon termination of office as determined by the Board from time to time.

AMENDMENTS

Article 8

Pursuant to a resolution to that effect, the General Meeting may amend or supplement this policy, subject to ongoing compliance with applicable law and stock exchange requirements.

GOVERNING LAW AND JURISDICTION

Article 9

This policy shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this policy shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex E

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (the “Agreement”), is dated as of March 10, 2021, by and among Frank’s International N.V., a public company organized under the laws of the Netherlands (“Parent”), Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and [Holder] (the “Holder”) as a [shareholder of Parent][member of the Company].

W I T N E S S E T H:

WHEREAS, Parent, the Company and New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger as a direct wholly owned Subsidiary of Parent on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, the Holder is the Beneficial Owner of [__] [shares of Parent Common Stock][Company Ordinary Shares] (the “Covered Securities”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Holder is entering into this Agreement with respect to the Covered Securities;

WHEREAS, Parent and the Company desire that the Holder agree, and the Holder is willing to agree, subject to the limitations herein, not to Transfer any of its Covered Securities and to vote its Covered Securities in a manner so as to facilitate consummation of the Merger and the Transactions; and

[WHEREAS, Parent and the Company desire that the Holder agree, and the Holder is willing to agree, subject to the limitations herein, not to Transfer or take other certain specified actions with respect to any of the Lock-Up Shares during the Lock-Up Period (both as defined below).]

[WHEREAS, the Transactions constitute a Sale Transaction (as defined in the Company Shareholders Agreement) that has been approved by the Company Board, and the Holder desires to exercise its Drag-Along Rights set forth in the Company Shareholders Agreement.]

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. This Agreement is one of the [“Company Voting Agreements” as defined][“Parent Voting Agreements” as defined] in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” shall mean, as to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and, in respect of the Holder, any investment fund, vehicle, holding company or separately managed account, in each case, for which the Holder, the discretionary manager or advisor of such Holder, or any Affiliate of the Holder serves as the general partner, managing member or discretionary manager or advisor; provided that limited partners, non-managing members or other similar direct or indirect investors in the Holder (in their capacities as such) shall not be deemed to be Affiliates of the Holder; provided, further, that the Holder shall not be deemed to be an Affiliate of Parent or the Company or any of their respective Subsidiaries for purposes of this Agreement and neither Parent, the Company nor any of their respective Subsidiaries shall be deemed to be Affiliates of the Holder for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities. [Notwithstanding anything to the contrary herein, a Person shall not be deemed to be a member of a “group” with any other Person for purposes of this definition of “Beneficially Own” or “Beneficial Ownership” solely on account of being party to the Company Shareholders Agreement.]

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Company” has the meaning set forth in the Preamble.

[“Company Shareholders Agreement” means that certain Shareholders Agreement, dated as of February 5, 2018, among the Company and the other Persons named therein.]

“Covered Securities” has the meaning set forth in the Recitals.

“Holder” has the meaning set forth in the Preamble.

[“Lock-Up Period” has the meaning set forth in Section 4.2.]

[“Lock-Up Shares” has the meaning set forth in Section 4.2.]

[“Lock-Up Share Transfer” has the meaning set forth in Section 4.2.]

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

[“Takeover Laws” has the meaning set forth in Section 4.2.]

“Termination Date” has the meaning set forth in Section 6.5.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Securities owned by the Holder (whether beneficially or of record), including in each case through the Transfer of any Person or any interest in any Person, or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Covered Securities subject to Article III that is less than the amount of Covered Securities subject to Article III as of the date hereof.

ARTICLE II

AGREEMENT TO RETAIN COVERED SECURITIES

2.1 Transfer and Encumbrance of Covered Securities.

(a) From the date hereof until the earlier of the Termination Date, the Effective Time and October 31, 2021, the Holder shall not, with respect to any Covered Securities Beneficially Owned by the Holder, (i) Transfer any such Covered Securities or (ii) deposit any such Covered Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Covered Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b) Notwithstanding Section 2.1(a), the Holder may: (i) Transfer Covered Securities to one or more Affiliates (A) who is a party to an agreement with Parent and the Company with substantially similar terms as this Agreement or (B) if, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to Parent and the Company prior to the consummation of such Transfer[,][or] (ii) Transfer Covered Securities with the prior written consent of Parent and the Company (which consent may be granted or withheld by each of Parent and the Company in its sole discretion) [or (iii) Transfer Covered Securities after the Parent Requisite Approval is obtained [in an amount that does not exceed 10% of the Covered Securities] if, prior to such Transfer, Holder submits an irrevocable proxy to Parent with respect to the voting of such Covered Shares in the manner required by this Agreement].

2.2 Additional Purchases; Adjustments. The Holder agrees that any additional shares of capital stock or other equity of [Parent][the Company] that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires Beneficial Ownership or voting power after the execution of this Agreement and prior to the earlier of the Termination Date and the Effective Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Covered Securities as of the date hereof (and shall be deemed “Covered Securities” for all purposes hereof), and the Holder shall promptly notify Parent and the Company of the existence of any such acquired Covered Securities. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of [Parent][the Company] affecting the Covered Securities, the terms of this Agreement shall apply to the resulting securities. [Notwithstanding the foregoing, Holder agrees that it shall not acquire additional shares of capital stock or other equity of the Company or a Beneficial Ownership interest therein after the execution of this Agreement without the prior written consent of Parent, which consent may be withheld by Parent in its sole discretion.]

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Covered Securities in violation of this Article II shall, to the fullest extent permitted by applicable Legal Requirement, be null and void ab initio, with no further action required by or on behalf of Parent or the Company, as applicable. In furtherance of the foregoing, the Holder hereby authorizes and instructs [Parent to instruct its transfer agent][the Company] to enter a stop transfer order with respect to all of the Covered Securities. If any involuntary Transfer of any of the Holder’s Covered Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO VOTE

3.1 Agreement to Vote. Prior to the earlier of the Termination Date, the Effective Time and October 31, 2021, on and subject to the terms and conditions set forth herein, the Holder irrevocably agrees that such Holder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the [shareholders of Parent][members of the Company] or at any meeting or with respect to any written consent of the [shareholders of Parent][members of the Company], appear at such meeting or otherwise cause the Covered Securities to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting or by written consent, all Covered Securities:

(a) [in favor of approval and adoption of the Merger Agreement, the Parent Amended Articles (provided, however, that the Holder shall only be required to vote its Covered Securities in favor of the Parent Amended Articles if such proposal is contingent on the consummation of the transactions contemplated by the Merger Agreement), the Parent Reverse Stock Split, the Parent Board Changes and the Transactions, including the Parent Stock Issuance;] [in favor of approval and adoption of the Merger Agreement, the Plan of Merger and the Transactions;] and

(b) against (i) any [Parent][Company] Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to approval and adoption of the Merger Agreement or in competition or that is inconsistent with the Merger or the Transactions (ii) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the Merger or the Transactions or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of [Parent][the Company] or any of its Subsidiaries under the Merger Agreement, and (iii) any change in the corporate structure, business, present capitalization or dividend policy of [Parent][the Company] or any amendment or other change to its Organizational Documents, except as expressly permitted pursuant to the Merger Agreement.

Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Securities in contravention of this Section 3.1 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Covered Securities, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Covered Securities in accordance with this Section 3.1. [The Holder agrees that if requested by the Company to execute an irrevocable written consent pursuant to the foregoing, such Holder will execute such irrevocable written consent within three Business Days of such request by the Company; provided that such Holder shall not be required to execute such irrevocable written consent until after the Registration Statement filed by Parent in connection with the Merger is declared effective by the United States Securities and Exchange Commission.]

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require the Holder to be present (in person or by proxy) or vote (or cause to be voted) any of the Covered Securities to amend, modify or waive any provision of the Merger Agreement in a manner that changes the amount or form of the consideration payable in the Merger pursuant to the terms of the Merger Agreement (the “Merger Consideration”) or imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration or extends the End Date. Notwithstanding anything to the contrary in this Agreement, the Holder shall remain free to vote (or execute consents or proxies with respect to) the Covered Securities with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner the Holder deems appropriate.

3.2 Proxy. The Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent, the executive officers of Parent and any person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Covered Securities as indicated in Section 3.1 above. The Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement prior to the

Effective Time and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by the Holder with respect to the Covered Securities (and the Holder hereby represents that any such proxy is revocable). The proxy granted by the Holder shall be automatically revoked upon the earlier of the Termination Date and the Effective Time and Parent may further terminate this proxy at any time at its sole election by written notice provided to the Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 [Waiver of Dissenters Rights;] Litigation. To the fullest extent permitted by any Legal Requirement, the Holder hereby [irrevocably and unconditionally waives, and agrees not to exercise, any appraisal, dissenters or other similar rights under any applicable Legal Requirement (including under the Companies Act) relating to the Merger that the Holder may have by virtue of the ownership of any Covered Securities. The Holder further] (a) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, or the Company or any of their respective Affiliates and each of their successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), (ii) alleging a breach of any fiduciary duty of the [Parent][Company] Board in connection with the negotiation and entry into this Agreement, the Merger Agreement or the Transactions, or (iii) alleging any failure on the part of the Company or Parent to provide information or alleging a material misstatement or omission in the information provided to such Holder in connection with the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby and (b) hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

4.2 [Lock-Up. During the period commencing on the earlier to occur of October 31, 2021 and the Closing Date and continuing for 90 days thereafter (the “Lock-Up Period”), the Holder shall not, with respect to any shares of Parent Common Stock that are Beneficially Owned by the Holder as of the commencement of the Lock-Up Period (such shares of Parent Common Stock, the “Lock-Up Shares”), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Lock-Up Shares, or otherwise transfer or dispose of the Lock-Up Shares, directly or indirectly, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (c) request that the Company file a registration statement for, or otherwise register, the resale of the Lock-Up Shares under the Securities Act or engage in an underwritten offering thereof (any such transaction described in clause (a), (b) or (c) above, a “Lock-Up Share Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 4.2 shall not apply to (i) any Lock-Up Share Transfer to one or more Affiliates of the Holder (A) who is a party to an agreement with Parent with substantially similar terms as this Section 4.2 or (B) if, as a condition to such Lock-Up Share Transfer, the recipient agrees in writing to be bound by this Section 4.2 and delivers a copy of such executed written agreement to Parent prior to the consummation of such transfer, (ii) any Lock-Up Share Transfer with the prior written consent of Parent obtained after the Effective Time (which consent may be granted or withheld by Parent in its sole discretion), (iii) any Lock-Up Share Transfer made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Parent Board (as constituted following the Effective Time) or a committee thereof, (iv) any Lock-Up Share Transfer by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee or (v) any Lock-Up Share Transfer or series of Lock-Up Shares Transfers where the aggregate number of Lock-Up Shares transferred during the Lock-Up Period does not exceed 10.0% of the Lock-Up Shares [less any Covered Shares Transferred as permitted by Section 2.1(b)(iii)], or if Parent or the

Company enter into a similar lock-up agreement with any other person set forth on Exhibit B hereto (or their Affiliates, successors or assigns) permitting such shareholder to dispose of a greater percentage of its shares of Parent Common Stock during the Lock-Up Period, Holder shall be permitted to dispose of such greater percentage of its Lock-Up Shares. In connection with any Lock-Up Share Transfer pursuant to clause (i) of the immediately preceding sentence, Parent agrees to not take any action that would cause such Lock-Up Share Transfer to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under any applicable Legal Requirement (“Takeover Laws”), and, at the request of the Holder, will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such Lock-Up Share Transfer from the Takeover Laws of any jurisdiction that purport to apply to such transaction.]

4.2 [Company Drag Notice. In accordance with the terms and conditions of the Company Shareholders Agreement, within one Business Day following the execution and delivery of this Agreement and the Merger Agreement, the Holder will, together with the other Drag-Along Sellers, deliver the Drag Notice in the form attached hereto as Exhibit A to the other holders of Company Ordinary Shares (that are not Drag-Along Sellers). The Drag Notice delivered pursuant to this Section 4.2 shall not be amended or revoked by such Holder without the prior written consent of Parent. In addition, the Holder shall take all actions reasonably requested by Parent to cause the Transactions to be consummated in accordance with the Drag-Along Rights provisions set forth in Article 3 of the Company Shareholders Agreement, including, without limitation, pursuing such Holder’s rights to specific performance of such provisions in accordance with Section 9.08 of the Company Shareholders Agreement.]

4.3 Further Assurances. The Holder agrees that, during the term of this Agreement, the Holder shall and shall cause such Holder’s controlled Affiliates to take no action that would reasonably be expected to adversely affect or delay the ability to perform the Holder’s respective covenants and agreements under this Agreement.

4.4 Fiduciary Duties. The Holder is entering into this Agreement solely in such Holder’s capacity as the record or Beneficial Owner of the Covered Securities and nothing herein is intended to or shall limit or affect any actions taken by the Holder or any of the Holder’s designees, as applicable, serving in his or her capacity as a director or officer of [Parent][the Company] or any of its Subsidiaries. The taking of any actions (or failures to act) by the Holder’s designees serving as a director or officer of [Parent][the Company] or any of its Subsidiaries (in such capacity as a director or officer) shall not be deemed to constitute a breach of this Agreement. For the avoidance of doubt, all action taken by a Holder hereunder shall be deemed solely in such Holder’s capacity as the record or Beneficial Owner of the Covered Securities and shall not be imputed to, and shall not be considered to be any action of, such designees of the Holder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

5.1 Representations and Warranties. The Holder hereby represents and warrants as follows:

(a) Ownership. The Holder has, with respect to the Covered Securities, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and, subject to the limitations contained in this Agreement, to Transfer the Covered Securities. The Covered Securities constitute all of the [shares of Parent Common Stock][Company Ordinary Shares] owned of record or Beneficially Owned by the Holder as of the date hereof, and all of the Covered Securities are held by the Holder free and clear of all Liens, other than Liens arising under the Organizational Documents of [Parent][the Company and the Company Shareholders Agreement]. Other than this Agreement and Liens arising under the Organizational Documents of [Parent][the Company and the Company Shareholders Agreement], (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Covered Securities and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Securities.

(b) Organization; Authority. [The Holder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.] The Holder [is an individual with] [has] full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform the Holder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Legal Requirement applicable to the Holder; (ii) violate any order, judgment or decree applicable to the Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its Affiliates is a party [or any term or condition of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or comparable organizational documents, as applicable], except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy the Holder’s obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement, and the performance of the Holder’s obligations hereunder, do not require the Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Body, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending, or, to the actual knowledge of the Holder, threatened in writing, against the Holder that would prevent the performance by the Holder of its obligations under this Agreement on a timely basis.

(f) Absence of Other Voting Agreements. Except as contemplated by this Agreement [or as set forth in the Company Shareholders Agreement], the Holder (i) has not entered into, and shall not enter into at any time prior to the earlier of the Termination Date and the Effective Time, any voting agreement or voting trust with respect to the Covered Securities and (ii) has not granted, and shall not grant at any time prior to the earlier of the Termination Date and the Effective Time, a proxy or power of attorney with respect to the Covered Securities, in either case, which is inconsistent with the Holder’s obligations pursuant to this Agreement. [Other than with respect to the Company Shareholders Agreement, none] [None] of the Covered Securities are subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Covered Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 No Solicitation. The Holder agrees that such Holder shall not, and shall cause such Holder’s controlled Affiliates and such Holder’s or such Holder’s controlled Affiliates’ Agents not to, directly or indirectly, take any of the actions listed in clauses (i) – (v) of Section [5.5(a)][5.6(a)] of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof that would impose more burdensome restrictions on such Holder). The Holder shall, and shall cause such Holder’s controlled Affiliates and shall use commercially reasonable efforts to cause such Holder’s and such Holder’s controlled Affiliates’ Agents to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any [Parent][Company] Acquisition Proposal or potential [Parent][Company] Acquisition Proposal. In addition, the Holder agrees to be subject to Sections [5.5(c) and (e)][5.6(c) and (e)] of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof that would impose more burdensome restrictions on such Holder) as if the Holder were [“Parent”][the “Company”] thereunder. Notwithstanding the foregoing, to the extent [the Company][Parent] complies with its obligations under Section [5.5][5.6] of the Merger Agreement and participates in discussions or negotiations with a Person regarding a [Company][Parent] Acquisition Proposal, the Holder or any of such Holder’s controlled Affiliates and/or such Holder’s and such Holder’s controlled Affiliates’ Representatives may engage in discussions or negotiations with such Person to the extent that [the Company][Parent] can act under Section [5.5][5.6] of the Merger Agreement. For purposes of this Section 6.1, [Parent][the Company] shall be deemed not to be an Affiliate of Holder, and any officer, director, employee, agent or advisor of [Parent][the Company] (in each case, in their capacities as such) other than [_____] shall be deemed not to be a Representative of Holder or any Affiliate thereof.

6.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing (each, a “Holder Related Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement. Each of Parent and the Company acknowledge that no Holder nor any Holder Related Party has made, and neither Parent nor the Company has not relied upon, any representation related to the matters contemplated by this Agreement, except as set forth in Article V.

6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Securities. All rights, ownership and economic benefits of and relating to the Covered Securities shall remain vested in and belong to the Holder, and, except as provided in the Merger Agreement, neither Parent nor the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the other party, as applicable, or exercise any power or authority to direct the Holder in the voting or disposition of any Covered Securities, except as otherwise expressly provided herein.

6.4 Disclosure. The Holder consents to and authorizes the publication and disclosure by the Company and Parent of the Holder’s identity and holding of Covered Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement (including the Proxy Statement) and any other disclosure document required in connection with this Agreement, the Merger Agreement, the Merger and the Transactions; provided, however, that the disclosing Person shall have shared the proposed disclosure with the Holder, given Holder reasonable opportunity to review and comment on such proposed disclosure and considered in good faith any changes to such proposed disclosure suggested by the Holder.

6.5 Termination. This Agreement shall terminate upon the date the Merger Agreement is validly terminated in accordance with its terms (such date, the “Termination Date”). Neither the provisions of this Section 6.5 nor the termination of this Agreement shall relieve (a) any party hereto from any liability of such party to any other party incurred prior to such termination or (b) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Holder from any liability arising out of or in connection with a breach of this Agreement.

6.6 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

6.7 Reliance. The Holder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement.

6.8 Extension; Waiver. The parties hereto may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or other acts of the other party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; or

(c) waive compliance with any of the covenants, obligations or conditions contained in this Agreement;

provided, however, that, in each case, such extension or waiver or any consent given under this Agreement shall be valid only if it is made in writing and signed by the party (or parties) against whom the waiver is to be effective.

Notwithstanding the foregoing, no failure or delay by Parent or the Company in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of any such right, power or privilege or the exercise of any other right power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

6.9 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

6.10 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, email or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a party (a) at the time and on the date of delivery, if delivered by hand or by email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6.10) or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 6.10) and (b) on the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid). Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other party):

if to the Holder, to:

[HOLDER]

[•]

[•]

Attention: [•]

E-mail:     [•]

if to Parent, to:

Frank’s International N.V.

10260 Westheimer Road, Suite 700

Houston, Texas 77042

Attention: Melissa Cougle, Chief Financial Officer

John Symington, General Counsel

E-mail: Melissa.Cougle@franksintl.com

John.Symington@franksintl.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: T. Mark Kelly

Stephen M. Gill

Michael Telle

Email: mkelly@velaw.com

sgill@velaw.com

mtelle@velaw.com

if to the Company, to:

Expro Group Holdings International Limited

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

Attention: Quinn P. Fanning, Chief Financial Officer

John McAlister, Group General Counsel

E-mail: Quinn.Fanning@exprogroup.com

John.McAlister@exprogroup.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002-6117

Attention: Tull R. Florey

Email:      tflorey@gibsondunn.com

6.11 Interpretation.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such Section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or;”

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(x) “will” shall be construed to have the same meaning and effect as the word “shall”;

(xi) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(xii) references to days means calendar days;

(xiii) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made); and

(xiv) References to an “Affiliate” of any person mean any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither Parent, the Company nor any of their Subsidiaries shall be deemed to be an Affiliate of the Holder[; provided, further, that, for the avoidance of doubt, (x) any member of the Holder shall be deemed an Affiliate of the Holder and (y) an Affiliate of the Holder shall include any investment fund, vehicle or holding company of which the Holder or an Affiliate thereof serves as the general partner, managing member or discretionary manager or advisor].

(b) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.12 No Presumption Against Drafting Party. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

6.13 Counterparts. This Agreement may be executed in several counterparts, all of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party; it being understood that all parties need not sign the same counterpart.

6.14 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.15 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any Person (other than the parties) any right, benefit or remedy of any nature under or by reason of this Agreement.

6.16 Entire Agreement. This Agreement, the Merger Agreement (including any schedules, exhibits and amendments thereto), the A&R Tax Receivable Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Director Nomination Agreement, the other Company Voting Agreements and Parent Voting Agreements and any other document or instrument referred to herein constitute the entire agreement among the parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between the parties hereto with respect to the subject matter hereof and thereof.

6.17 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Legal Requirements of the State of New York, without regard to the applicable principles of conflicts that might require the application of Legal Requirements of any other jurisdiction.

(b) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York or to the extent such court does not have subject matter jurisdiction, the United States District Court for the Southern District of New York, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 6.17, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6.10 of this Agreement.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.18 Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and assigns.

6.19 Specific Performance. The parties hereto acknowledge and agree that each party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement, by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by a party in equity to enforce the provisions of this Agreement, no other party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

6.20 Severability. If any provision of this Agreement (or portion thereof) is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement (or portion thereof) will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.21 Delivery by Facsimile or Electronic Transmission. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

FRANK’S INTERNATIONAL N.V.

By:
Name:	Michael C. Kearney
Title:	Chairman, President and Chief Executive Officer

[Signature Page to the Voting and Support Agreement]

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

By:
Name:
Title:

[Signature Page to the Voting and Support Agreement]

HOLDER:

[•]

By:
Name:
Title:

[use this signature block for individuals]

Name:

[Signature Page to the Voting and Support Agreement]

EXHIBIT A

Form of Drag Notice

[Intentionally Omitted.]

EXHIBIT B

Other Lock-Up Persons

Oak Hill Advisors, L.P.

Angelo, Gordon & Co., L.P.

HPS Investment Partners, LLC

D. Keith Mosing

S. Brent Mosing

Kirkland D. Mosing

Erich L. Mosing

Any person who signs a joinder to an agreement between Parent or the Company and any of the foregoing persons that includes a lock-up provision by which such person shall be bound

Annex F

FORM OF DIRECTOR NOMINATION AGREEMENT

This DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is entered into on March 10, 2021 to be effective as of the Effective Time by and among the Mosing Parties (as defined herein), Oak Hill Advisors, L.P., a Delaware limited partnership (“Oak Hill”), Frank’s International N.V., a public company organized under the laws of the Netherlands (the “Company”), and any other member of Expro (as defined below) validly executing a joinder to this Agreement in accordance with Section 6.10 hereof (each, a “Joinder Shareholder”). The Mosing Parties, Oak Hill and any Joinder Shareholder are sometimes referred to herein as the “Shareholders” and the Shareholders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, on the date hereof, the Company, New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, and Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Expro”), entered into that certain Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement and at the Effective Time, each ordinary share of common stock, par value $0.01, of Expro, including those held by the Oak Hill Group and any Joinder Shareholder immediately prior to the Effective Time, will be converted into the right to receive common shares in the capital of the Company (“Company Common Stock”) in an amount set forth in the Merger Agreement;

WHEREAS, in connection with the Merger Agreement and at the Effective Time, the Articles of Association of the Company will be amended to, among other things, provide for a one-tier board structure to replace the Company’s existing two-tier board structure; and

WHEREAS, the Parties desire to enter into this Agreement in order to, among other things, provide for certain corporate governance and related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Affiliate” means, as to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person and, in respect of a Shareholder, any investment fund, vehicle, holding company or separately managed account, in each case, for which such Shareholder, the discretionary manager or advisor of such Shareholder, or any Affiliate of such Shareholder serves as the general partner, managing member or discretionary manager or advisor; provided that limited partners, non-managing members or other similar direct or indirect investors in such Shareholder (in their capacities as such) shall not be deemed to be Affiliates of such Shareholder; provided, further, that none of the Shareholders shall be deemed to be Affiliates of the Company or any of its Subsidiaries for purposes of this

F-1

Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of the Shareholders for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“beneficial ownership,” including the correlative terms “beneficially own,” “beneficial owner,” “own,” and “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” means the board of directors of the Company following the amendment to the Articles of Association of the Company to provide for a one-tier board structure as described in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in Houston, Texas or New York, New York are authorized pursuant to a Law to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such locations.

“Closing Shares” has the meaning set forth in Section 3.2(a).

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Confidential Information” has the meaning set forth in Section 4.1(b).

“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company from and after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).

“Company Independent Director” means each non-executive director of the Company who (i) is not a Mosing Director, Oak Hill Director or Joinder Shareholder Director, (ii) (A) for so long as this Agreement has not terminated with respect to the Oak Hill Group, is not a director, officer or employee of, any member of the Oak Hill Group, (B) for so long as this Agreement has not terminated with respect to the Mosing Parties, is not a Mosing Family Member, (C) for so long as this Agreement has not terminated with respect to a Joinder Shareholder Group, is not a director, officer or employee of, any member of such Joinder Shareholder Group and (D) has been determined by the Nominating and Governance Committee of the Company in good faith not to have any relationship with any Mosing Party or Mosing Family Member, the Oak Hill Group or any Joinder Shareholder Group, as applicable, that would be material to the director’s ability to be independent from a Mosing Family Member, the Oak Hill Group or such Joinder Shareholder Group, respectively, (iii) is independent under the NYSE listing rules and, if applicable, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company and (iv) is designated by the Nominating and Governance Committee of the Company as a Company Independent Director.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Designator” means (i) the Mosing Parties holding the majority of Company Common Stock owned by the Mosing Parties, (ii) Oak Hill and (iii) the holders of the majority of Company Common Stock owned by a Joinder Shareholder Group.

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“Effective Time” means the time at which the Merger shall become effective as specified in the Plan of Merger.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Expro” has the meaning set forth in the recitals.

“Family Member” means with respect to any Person, a spouse, lineal ancestor, lineal descendent, legally adopted child, brother or sister of any such Person, or a lineal descendent or legally adopted child of a brother or sister of such Person.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, non-U.S., or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court, employment tribunal or other tribunal); or (iv) arbitrator or arbitration authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Joinder Shareholder” has the meaning set forth in the preamble.

“Joinder Shareholder Designee” has the meaning set forth in Section 3.2(b)(i).

“Joinder Shareholder Director” has the meaning set forth in Section 3.2(b)(iii).

“Joinder Shareholder Group” means any Joinder Shareholder and its Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of a Joinder Shareholder Group and none of the Mosing Parties or Oak Hill (nor any of their respective Affiliates) shall be a member of a Joinder Shareholder Group.

“Joinder Shareholder Representative” has the meaning set forth in Section 6.11(c).

“Law” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE or any other stock exchange on which the Company Common Stock is listed).

“Legal Proceeding” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Body or any arbitration or mediation tribunal.

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“Mosing Designee” has the meaning set forth in Section 3.2(c)(i).

“Mosing Director” has the meaning set forth in Section 3.2(c)(ii).

“Mosing Family Member” means the Persons set forth on Exhibit B, any Person who is a Family Member of such Persons, and each of their respective Affiliates (including trusts established for the benefit of the foregoing Persons).

“Mosing Parties” means the Shareholders executing this Agreement under the heading “Mosing Parties” on the signature pages hereto.

“Mosing Representative” has the meaning set forth in Section 6.11(a).

“Merger Agreement” has the meaning set forth in the recitals.

“Necessary Action” means, with respect to the requirement that any Party take action to achieve a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Common Stock owned by such party, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made with Governmental Bodies, all filings, registrations or similar actions that are required to achieve such result.

“Non-Shareholder Designee” has the meaning set forth in Section 3.2(g).

“Non-Shareholder Director” has the meaning set forth in Section 3.2(g).

“NYSE” means the New York Stock Exchange.

“Oak Hill Designee” has the meaning set forth in Section 3.2(a)(i).

“Oak Hill Director” has the meaning set forth in Section 3.2(a)(iii).

“Oak Hill Group” means Oak Hill and its Affiliates. For the avoidance of doubt, for the purposes of this Agreement no member of the Company Group shall be a member of the Oak Hill Group.

“Oak Hill Representative” has the meaning set forth in Section 6.11(b).

“Other Shareholder” means, with respect to any member of a Shareholder Group, a holder or beneficial owner of Company Common Stock that is not a member of such Shareholder Group.

“Party” and collectively, “Parties”, has the meaning set forth in the preamble.

“Person” means an individual, Entity or Governmental Body.

“Recipient” has the meaning set forth in Section 4.1(a).

“Relevant Agreements” means (i) the Company Voting Agreements and Parent Voting Agreements entered into on the date hereof by and among the Company, Expro and the Mosing Parties, Oak Hill and certain other members of Expro, (ii) the Registration Rights Agreement (Expro Holders) entered into on the date hereof by and among the Company and the members of Expro party thereto, (iii) the Registration Rights Agreement (Mosing Holders), as amended through the date hereof, by and among the Company and certain shareholders of the Company and (iv) the Merger Agreement.

F-4

“Representatives” has the meaning set forth in Section 4.1(a).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Shareholder Designees” has the meaning set forth in Section 3.2(c)(i).

“Shareholder Directors” refers to, collectively, each Mosing Director, each Oak Hill Director and, if applicable, each Joinder Shareholder Director.

“Shareholder Group” means each of (i) the Mosing Parties, (ii) the Oak Hill Group and (iii) any Joinder Shareholder Group, and their respective successors and assigns, and references to “members” of any such Shareholder Group mean any Person falling within the applicable definition of such Shareholder Group.

“Subsidiary” means, with respect to a Person, (i) another Person that is, directly or indirectly, through one or more intermediaries, controlled by such first Person or (ii) another Person in which such first Person directly or indirectly, through one or more intermediaries, owns, beneficially or of record, (A) an amount of voting securities or other interests in such Person sufficient to enable such first Person to elect at least a majority of the members of such Person’s board of directors or other governing body, or (B) at least 50% of the outstanding equity or financial interests of such Person.

“Termination Date” has the meaning set forth in Section 2.1.

Section 1.2 Definitions Incorporated from Merger Agreement. Capitalized terms used but not defined herein shall have the meanings given in the Merger Agreement.

ARTICLE II

TERM

Section 2.1 Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) with respect to Oak Hill, on the first date that the Oak Hill Group, based on its collective ownership of Company Common Stock, would no longer have the right to nominate an Oak Hill Designee pursuant to Section 3.2(a), (b) with respect to any Joinder Shareholder, on the first date that such Joinder Shareholder’s Joinder Shareholder Group, based on its collective ownership of Company Common Stock, would no longer have the right to nominate a Joinder Shareholder Designee pursuant to Section 3.2(b), (c) with respect to the Mosing Parties, on the first date that the Mosing Parties, based on the collective ownership of Company Common Stock by the Mosing Family Members, would no longer have the right to nominate a Mosing Designee pursuant to Section 3.2(c), (d) with respect to the Company, on the first date that no Designator has the right to nominate a Shareholder Designee pursuant to Section 3.2, and (e) with respect to each of the Parties, if the Merger Agreement is terminated prior to the Effective Time, at the time of such termination. Notwithstanding the foregoing, the provisions of Section 4.1, Article V and Article VI, and any claim for breach of the covenants set forth in this Agreement, shall survive the termination of this Agreement. The date that this Agreement terminates with respect to any Party, as applicable, is referred to herein as such Party’s “Termination Date.”

ARTICLE III

CORPORATE GOVERNANCE MATTERS

Section 3.1 Board Composition. The Board immediately following the Effective Time shall initially consist of the Parent Designated Directors and the Company Designated Directors.

Section 3.2 Director Nomination Rights.

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(a) Commencing with the annual general meeting of shareholders of the Company held in 2022, in connection with any annual or extraordinary general meeting of the shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting, if the Oak Hill Group receives shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of outstanding shares of Company Common Stock as of the Effective Time (after giving effect to the issuance of Company Common Stock in the Merger pursuant to the Merger Agreement) (the “Closing Shares”), then:

(i) for so long as the Oak Hill Group collectively owns shares of Company Common Stock equal to at least 20% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), Oak Hill shall have the right to designate two persons as its nominees for election to the Board as non-executive directors (each, an “Oak Hill Designee”) (unless two Oak Hill Directors are already serving as non-executive directors of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company);

(ii) for so long as the Oak Hill Group collectively owns shares of Company Common Stock equal to at least 10% (but less than 20%) of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), Oak Hill shall have the right to designate one Oak Hill Designee for election to the Board as non-executive director (unless an Oak Hill Director is already serving as a non-executive director of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company) and Oak Hill shall thereafter no longer have the right to designate, collectively, two Oak Hill Designees pursuant to this Agreement; and

(iii) upon the Oak Hill Group ceasing to collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), Oak Hill shall thereafter not have the right to designate any Oak Hill Designee pursuant to this Agreement. Any Oak Hill Designee that is serving on the Board is referred to herein an “Oak Hill Director.”

(b) Commencing with the annual general meeting of shareholders of the Company held in 2022, in connection with any annual or extraordinary general meeting of the shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting, if any Joinder Shareholder Group receives shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of Closing Shares, then:

(i) for so long as such Joinder Shareholder Group collectively owns shares of Company Common Stock equal to at least 20% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the members of such Joinder Shareholder Group holding the majority of the Company Common Stock owned by such Joinder Shareholder Group shall collectively have the right to designate two persons as the nominees for such Joinder Shareholder Group for election to the Board as non-executive directors (each, a “Joinder Shareholder Designee”) (unless two Joinder Shareholder Directors for such Joinder Shareholder Group are already serving as non-executive directors of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company);

(ii) for so long as such Joinder Shareholder Group collectively owns shares of Company Common Stock equal to at least 10% (but less than 20%) of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the members of such Joinder Shareholder Group holding the majority of Company Common Stock owned by such Joinder Shareholder Group shall collectively have the right to designate one Joinder Shareholder Designee for such Joinder Shareholder Group for election to the Board as non-executive director (unless a Joinder Shareholder Director for such Joinder Shareholder Group is already serving as a non-executive director of the Company and shall continue to serve as

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such following the relevant general meeting of shareholders of the Company) and such members of the Joinder Shareholder Group shall thereafter no longer have the right to designate, collectively, two Joinder Shareholder Designees pursuant to this Agreement;

(iii) upon such Joinder Shareholder Group ceasing to collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), such Joinder Shareholder Group shall thereafter not have the right to designate any Joinder Shareholder Designee pursuant to this Agreement. Any Joinder Shareholder Designee that is serving on the Board is referred to herein as a “Joinder Shareholder Director”; and

(iv) notwithstanding anything herein to the contrary (A) a number of Company Designated Directors equal to the number of Joinder Shareholder Designees being designated as nominees for election to the Board at such general meeting of shareholders shall not be designated as nominees for election to the Board at such general meeting of shareholders by the Nominating and Governance Committee pursuant to Section 3.2(g) and (B) if the number of Non-Shareholder Designees being designated as nominees for election to the Board at such general meeting of shareholders by the Nominating and Corporate Governance Committee is insufficient for the Nominating and Governance Committee to comply with the proviso contained in Section 3.2(g), then at least one designee of any Shareholder that is entitled in connection with such general meeting of shareholders to designate two nominees for election to the Board shall be a person that qualifies as a Company Independent Director, other than pursuant to clause (i) of such definition.

(c) Commencing with the annual general meeting of shareholders of the Company held in 2022, in connection with any annual or extraordinary general meeting of the shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting:

(i) for so long as the Mosing Family Members collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Mosing Parties holding the majority of Common Stock owned by the Mosing Parties shall have the right to designate one person as their nominee for election to the Board as non-executive director (the “Mosing Designee” and, together with any Oak Hill Designee or any Joinder Shareholder Designee, a “Shareholder Designee”) (unless a Mosing Director is already serving as a non-executive director of the Company and shall continue to serve as such following the relevant general meeting of shareholders of the Company); and

(ii) upon the Mosing Family Members ceasing to collectively own shares of Company Common Stock equal to at least 10% of the number of Closing Shares (as adjusted for stock splits, reverse stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), the Mosing Parties shall thereafter not have the right to designate a Mosing Designee pursuant to this Agreement. Any Mosing Designee that is serving on the Board is referred to herein as a “Mosing Director.”

(d) For the avoidance of doubt, except as set forth in this Section 3.2, directors will serve until the earlier of such director’s death, resignation or removal or the close of the next annual general meeting of shareholders of the Company held after their most recent election or re-election, and this Section 3.2(d) does not bestow nomination rights on the relevant Mosing Parties, Oak Hill or any applicable Joinder Shareholder to the extent that a Mosing Director, one or two Oak Hill Directors and/or one or two Joinder Shareholder Directors, respectively, is/are already serving as member(s) of the Board at the time of the relevant meeting of shareholders of the Company being convened and shall continue to serve as such following such meeting.

(e) Subject to Section 3.2(b)(iv), a Shareholder Designee is not required to qualify as a Company Independent Director but must satisfy any other applicable requirements for service on the Board set forth in the Articles of Association of the Company, the Dutch Corporate Governance Code unless any deviation from such

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Code is explained in the Statutory Dutch Annual Report of the Company (if applicable), and the rules and regulations of the NYSE or applicable Law.

(f) Each Shareholder Designee shall have a fiduciary duty to act in the interest of the Company and its business, to promote the sustainable success of the Company and to take into account the interests of all stakeholders of the Company in accordance with the standards required by applicable Law.

(g) In connection with any general or extraordinary meeting of shareholders of the Company at which the election of one or more non-executive directors is a voting item on the agenda for such meeting, the Nominating and Governance Committee of the Company shall have the right to designate persons as nominees for election as non-executive director of the Company for each vacancy on the Board for which a Designator is not entitled to designate a Shareholder Designee (such designee a “Non-Shareholder Designee” and each such designee serving on the Board and each of the Company Independent Directors initially elected to serve on the Board by the Company in accordance with Section 3.1, a “Non-Shareholder Director”); provided, however, that the Nominating and Governance Committee of the Company shall nominate a sufficient number of individuals who qualify as Company Independent Directors so that the Board (taking into account the Mosing Director, the Oak Hill Directors, any Joinder Shareholder Directors and the individuals nominated by the Nominating and Governance Committee of the Company) will consist of a majority of Company Independent Directors and otherwise satisfy the requirements of the NYSE, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company (if applicable), and applicable Law.

(h) The Company shall cause a binding nomination to be made for the election of each Shareholder Designee and Non-Shareholder Designee designated in accordance with Section 3.2(a) through Section 3.2(c) and Section 3.2(g) to the relevant general meeting of shareholders of the Company and shall cause each such person to be included in the Company’s proxy materials and form of proxy disseminated to shareholders in connection with the election of directors (including any extraordinary meeting of shareholders held for the election of directors). The Company shall use its reasonable best efforts to cause the election of each such Shareholder Designee and Non-Shareholder Designee, including soliciting proxies in favor of the election of such persons. The Company shall not be required to take the actions stipulated in the foregoing provisions of this Section 3.2(h) with respect to a Shareholder Designee if the Company reasonably believes that such Shareholder Designee does not satisfy the requirements for service on the Board set forth in the Articles of Association of the Company, the rules and regulations of the NYSE, the Dutch Corporate Governance Code unless any deviation from such Code is explained in the Statutory Dutch Annual Report of the Company (if applicable), or applicable Law.

(i) In the event that a Shareholder Director shall cease to serve as a non-executive director of the Company for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute individual, designated by the Designator that designated such Shareholder Director so long as such Designator would, at the time of such designation, have the right to designate a Shareholder Designee pursuant to this Section 3.2. Otherwise, such substitute individual shall be designated by the Board at the recommendation of the Nominating and Governance Committee of the Company.

(j) In the event that a Non-Shareholder Director shall cease to serve as a non-executive director for any reason, the vacancy resulting therefrom shall be filled by the Board with a substitute individual designated by the Board at the recommendation of the Nominating and Governance Committee of the Company.

(k) A substitute individual designated pursuant to Section 3.2(i) or Section 3.2(j) shall, subject to applicable Law, have all rights, tasks, duties and responsibility of a non-executive director of the Company until that person (or an alternate Shareholder Designee or Non-Shareholder Designee, as applicable) is elected as a Shareholder Director or Non-Shareholder Director in accordance with this Section 3.2.

(l) For the avoidance of doubt, each Designator shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

(m) Each Designator shall (i) upon making its designation pursuant to this Section 3.2, in the case of the Mosing Designee, provide evidence of the Company Common Stock held by the Mosing Family Members, in

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the case of the Oak Hill Designee, provide evidence of the Company Common Stock held by the Oak Hill Group and in the case of the Joinder Shareholder Designee, provide evidence of the Company Common Stock held by the applicable Joinder Shareholder Group and (ii) if the Company so requests, make such designation by such date requested by the Company, which request shall be made at least 30 days in advance of such requested date.

Section 3.3 Shareholders Agreement to Vote. From and after the date hereof, except as provided in Section 3.4, each Shareholder shall and shall cause each of its controlled Affiliates to:

(a) cause the shares of Company Common Stock owned by such Person to be present for quorum purposes at any Company shareholder meeting at which directors shall be elected; and

(b) cause the shares of Company Common Stock owned by such Person to be voted (or take action by written consent) in favor of the election of each Shareholder Designee.

Section 3.4 Meeting of Shareholders. Except with respect to the filling of vacancies on the Board in accordance with Section 3.2, the Company shall take all Necessary Action to conduct the election or removal of members of the Board only at a general meeting of shareholders and not at an extraordinary meeting of shareholders. Each Shareholder will not vote in favor of nominations made by shareholders that are not a party to this Agreement or which have not otherwise been recommended by the Board.

ARTICLE IV

OTHER AGREEMENTS

Section 4.1 Sharing of Information; Confidentiality.

(a) To the extent permitted by antitrust, competition or any other applicable Law, the Parties agree that (i) a Shareholder Director may share Company Confidential Information with the members of the Shareholder Group of the Designator that designated such Shareholder Director (a “Recipient”) and (ii) any Recipient may share Company Confidential Information with its controlled Affiliates and its and their respective officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives who reasonably need to know such information in providing services to such Recipient (collectively, “Representatives”), subject to the provisions of this Article IV, and except to the extent sharing such information would reasonably be expected to result in a loss of privilege with respect to legal advice.

(b) During the term of this Agreement and for a period of one year following the Termination Date with respect to a Recipient, subject to Section 4.1(c) and except as contemplated by this Agreement or any Relevant Agreement, such Recipient shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, any Company Confidential Information. Each Recipient shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized disclosure of the Company Confidential Information by it or any of its or their Representatives as they currently use for their own confidential information of a like nature. For purposes of this Section 4.1(b), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any Recipient, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any Recipient or its Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any Recipient or Representative not otherwise permissible hereunder, (ii) a Recipient can demonstrate was or became available to a Recipient or Representative from a source other than the Company or its Affiliates or a Shareholder Designee or (iii) is developed independently by a Recipient or Representative without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such Recipient or Representative to be bound by a confidentiality agreement with, or other

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contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.

(c) If any Recipient or its Affiliate is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any administrative or regulatory authority or other Governmental Body or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Section 5.1 of this Agreement), the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall provide the Company with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that the Company shall have an opportunity to seek an appropriate protective order, and such Recipient agrees to take, and cause its Representatives to take, at the Company’s expense, all other reasonable steps necessary to obtain confidential treatment with respect to such Company Confidential Information. Subject to the foregoing, such Recipient may thereafter disclose or provide any Company Confidential Information to the extent it is advised by legal counsel that it is required by such Law or stock exchange requirement or by lawful process or such Governmental Body.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any applicable principles of conflicts of law that might require the application of the Laws of any other jurisdiction.

(b) In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, County of New York or to the extent such court does not have subject matter jurisdiction, the United States District Court for the Southern District of New York, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 5.1, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6.2 of this Agreement. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party accordingly agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to take action under this Agreement and such Party fails to take such action each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to enforce specifically the breaching Party’s obligations under this Agreement. Each Party accordingly agrees not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this

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Section 5.1(c). Each Party further agrees that no other Party and no other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.1(c), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Corporate Power.

(a) Each Party represents on behalf of itself as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 6.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6.2 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 6.2) and (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, or Person as a Party may designate by notice to the other Parties):

If to the Mosing Parties to:

Mosing Group

10260 Westheimer Road, Ste. 200

Houston, Texas 77042

Attention:     Michelle Foutch

Email:          Michelle.Foutch@mosinggroup.com

With a copy to:

Locke Lord LLP

600 Travis St, Suite 2800

Houston, TX 77002

Attention:     Steve Peterson

                     Megan Foscaldi

Email:          speterson@lockelord.com

                     Megan.Foscaldi@lockelord.com

If to Oak Hill, to:

Oak Hill Advisors, L.P.

1114 Avenue of the Americas

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38th Floor

New York, New York 10036

Attention:    Office of the General Counsel

Email:          EArbeter@oakhilladvisors.com; LegalOHA@ohpny.com

If to the Company, to:

Frank’s International N.V.

10260 Westheimer Road Suite 700

Houston, Texas 77042

Attention:     Melissa Cougle, Chief Financial Officer

                     John Symington, General Counsel

Email:          Melissa.Cougle@franksintl.com

                     John.Symington@franksintl.com

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention:   T. Mark Kelly

                  Stephen M. Gill

                  Michael Telle

Email: mkelly@velaw.com

                  sgill@velaw.com

                  mtelle@velaw.com

Section 6.3 Severability. If any provision of this Agreement (or portion thereof) is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement (or portion thereof) will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.4 Entire Agreement. This Agreement, including exhibits and amendments hereto, and the Relevant Agreements and any other document or instrument referred to herein constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

Section 6.5 Assignment; No Third-Party Beneficiaries. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Company Independent Directors pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6 Amendment; Waiver. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to this Agreement. A Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

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Section 6.7 Interpretations. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 6.8 Execution of Agreement; Counterparts; Electronic Signatures.

(a) The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties it being understood that all Parties need not sign the same counterpart.

(b) The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

Section 6.9 Enforceable by the Company Independent Directors. All of the Company’s rights under this Agreement may be enforced exclusively by the Company Independent Directors; provided that nothing in this Agreement shall require the Company Independent Directors to act on behalf of, or enforce any rights of, the Company. Any recovery in connection with a Legal Proceeding brought by the Company Independent Directors hereunder with respect to a Shareholder Group shall be for the proportionate benefit of all Other Shareholders.

Section 6.10 Joinder Shareholders. If any member of Expro, together with its Affiliates, received (or is to receive) in the aggregate shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of Closing Shares, such member and any such Affiliates may, but shall not be obligated to, execute a joinder to this Agreement substantially in the form of Exhibit A no later than three Business Days following the Effective Time to become a Joinder Shareholder hereunder. No Person may become a Joinder Shareholder following the expiration of such three Business Day period. Notwithstanding the foregoing, to the extent members of Expro are Affiliates, only one of such members shall be the Joinder Shareholder and collectively all such members shall consist of one Joinder Shareholder Group.

Section 6.11 Party Representatives.

(a) Each of the Mosing Parties, by executing and delivering this Agreement, hereby appoints Michelle Foutch as its representative to act on behalf of the Mosing Parties for all purposes under this Agreement (the “Mosing

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Representative”), including the exercise of all rights of the Mosing Parties hereunder and the making of all elections and decisions to be made by the Mosing Parties pursuant to this Agreement. The Company and the Mosing Parties hereby acknowledge and agree that the Mosing Representative shall have the power and authority to act on behalf of the Mosing Parties pursuant to this Agreement and that the act of the Mosing Representative shall constitute the act of the Mosing Parties for all purposes under this Agreement. The Mosing Representative may assign the power and authority granted to the Mosing Representative pursuant to this Section 6.11 to any other Mosing Family Member, who shall thereafter serve as the Mosing Representative. Written notice of any such assignment shall be given to the Company promptly following the effectiveness thereof. The Company shall be entitled to rely on any act or writing executed by the Mosing Representative.

(b) Oak Hill (the “Oak Hill Representative”) hereby represents and warrants that it has been duly authorized by each member of the Oak Hill Group to act on behalf of the Oak Hill Group for all purposes under this Agreement, including the exercise of all rights of the Oak Hill Group hereunder and the making of all elections and decisions to be made by Oak Hill pursuant to this Agreement. The Company hereby acknowledges and agrees that the Oak Hill Representative shall have the power and authority to act on behalf of the Oak Hill Group pursuant to this Agreement and that the act of the Oak Hill Representative shall constitute the act of each member of the Oak Hill Group for all purposes under this Agreement. The Oak Hill Representative may assign the power and authority granted to the Oak Hill Representative pursuant to this Section 6.11 to any other member of the Oak Hill Group, who shall thereafter serve as the Oak Hill Representative. Written notice of any such assignment shall be given to the Company promptly following the effectiveness thereof. The Company shall be entitled to rely on any act or writing executed by the Oak Hill Representative.

(c) The Joinder Shareholder (a “Joinder Shareholder Representative”), by executing and delivering a joinder to this Agreement, hereby represents and warrants that it has been duly authorized by each member of its Joinder Shareholder Group to act on behalf of such Joinder Shareholder Group for all purposes under this Agreement, including the exercise of all rights of such Joinder Shareholder Group hereunder and the making of all elections and decisions to be made by such Joinder Shareholder Group pursuant to this Agreement. Upon such appointment, the Company hereby acknowledges and agrees that the Joinder Shareholder Representative shall have the power and authority to act on behalf of such Joinder Shareholder Group pursuant to this Agreement and that the act of the Joinder Shareholder Representative shall constitute the act of each such Joinder Shareholder Group for all purposes under this Agreement. Any Joinder Shareholder Representative may assign the power and authority granted to such Joinder Shareholder Representative pursuant to this Section 6.11 to any other member of the Joinder Shareholder Group, who shall thereafter serve as such Joinder Shareholder Representative. Written notice of any such assignment shall be given to the Company promptly following the effectiveness thereof. The Company shall be entitled to rely on any act or writing executed by a Joinder Shareholder Representative.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized, all as of the date first written above.

Frank’s International N.V.

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

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MOSING PARTIES:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

[Signature Page to Director Nomination Agreement]

F-16

Oak Hill Advisors, L.P.

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

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Exhibit A

Form of Joinder to Director Nomination Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joinder Shareholder”) in accordance with the Director Nomination Agreement, dated March 10, 2021 (as amended from time to time, the “Director Nomination Agreement”), by and among the Mosing Parties, Oak Hill Advisors, L.P., Frank’s International N.V., a public company organized under the laws of the Netherlands (the “Company”), and the other shareholders parties thereto.

The Joinder Shareholder hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, such Joinder Shareholder shall be deemed to be a party to the Director Nomination Agreement as of the date hereof and shall have all of the rights and obligations of a “Joinder Shareholder” thereunder as if it had been an original party to the Director Nomination Agreement. The Joinder Shareholder hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Director Nomination Agreement.

The Joinder Shareholder hereby represents and warrants that it: (i) has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Joinder Agreement and to consummate the transactions contemplated hereby, (ii) this Joinder Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with its terms and (iii) together with its Affiliates, received (or is to receive) in the aggregate shares of Company Common Stock in the Merger pursuant to the Merger Agreement equal to at least 20% of the number of Closing Shares.

[signature page follows]

F-18

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

JOINDER SHAREHOLDER:

[NAME]

By:
Name:
Title:

Notice Address:

[_________________]
[_________________]
Attention: [_________________]
Email: [_________________]

COMPANY:

Frank’s International N.V.

By:
Name:
Title:

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Exhibit B

Mosing Family Members

D. Keith Mosing

Donald Keith Mosing Family Partnership, Ltd

M. Mosing 2010 IRREV Trust

N. Mosing 2010 IRREV Trust

2015 Mosing Family Delaware Trust fbo Keith Mosing

ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Donald Keith Mosing

Gregory Stanton Mosing

2009 Mosing Family Delaware Dynasty Trust fbo Gregory Stanton Mosing

G. Stanton Investments, LP

ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Gregory Stanton Mosing

Trust ulw Janice P.Mosing fbo Lindsey R.Mosing

William Bradford Mosing

WBM Partnership, LP

Trust ulw Janice P.Mosing fbo Victoria R.Mosing

Trust ulw Janice P.Mosing fbo Jaclyn E.Mosing

The 2016 Mosing Family Delaware Dynasty fbo William Bradford Mosing

Melanie Christine Mosing

To Look Within, LLC (Melanie)

2009 Mosing Family Delaware Dynasty Trust fbo Melanie Christine Mosing

ByPass Corporate Stock Trust ulw Janice P. Mosing fbo Melanie Christine Mosing

Clara Belle LeBlanc Mosing

Estate of Clara Belle LeBlanc Mosing

S. Brent Mosing

Steven Brent Mosing Family, L.L.C

Stephanie Mosing Godwin

Michael Frank Mosing

Michael Frank Mosing Family L.L.C.

Bryn Patrick Mosing

Vohn Patrick Mosing

Sharon M. Miller

Miller Ginsoma Holdings, Ltd. (Sharon Mosing Miller)

Ryan Charles Miller

Mallory Miller

Erich Mosing

Timothy Dupre Mosing

Estate of Timothy Dupre Mosing

Jeffrey Louis Mosing

JLM Partners, Ltd. (Jeff Mosing)

Delores B. Mosing

Kirkland D. Mosing

Kirkland D. Mosing Family, L.L.C.

Lori Mosing Thomas

Bryceton G. Thomas Trust (Kirk is trustee)

Kendall G. Mosing

Kendall G. Mosing Family, L.L.C.

DBM 2009 QSST-IDG Trust uta December 17, 2009

F-20

Annex G

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

among

FRANK’S INTERNATIONAL N.V.,

FRANK’S INTERNATIONAL C.V.,

and

MOSING HOLDINGS LLC

DATED AS OF MARCH 10, 2021

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (this “Agreement”) is entered into as of March 10, 2021, by and among Frank’s International N.V., a Dutch public company with limited liability (naamloze vennootschap) (“FINV”), Frank’s International C.V., a Dutch limited liability partnership (commanditaire vennootschap) (“FICV”), and Mosing Holdings, LLC, a Delaware limited liability company (“Mosing Holdings”) and the successor by conversion to Mosing Holdings Inc., a Delaware corporation (“MHI”).

WHEREAS, in connection with FINV’s IPO, FINV, FICV and MHI, entered into that certain Tax Receivable Agreement, dated as of August 14, 2013 (the “2013 Agreement”);

WHEREAS, on August 26, 2016, Mosing Holdings converted all of its Series A preferred stock of FINV and all of its limited partner interests in FICV into shares of Class A common stock of FINV, par value €0.01 per share (“Common Shares” and such conversion, the “2016 Exchange”);

WHEREAS, concurrently with the execution of this Agreement, Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Expro”) and FINV are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, the transactions contemplated by the Merger Agreement will constitute a “Change of Control” under the 2013 Agreement, which, absent this Agreement, would result in FINV owing Mosing Holdings an early termination payment pursuant to the terms of the 2013 Agreement (the “Early Termination Payment”); and

WHEREAS, FINV, FICV and Mosing Holdings desire to terminate the Early Termination Payment obligations that would be owed to Mosing Holdings under the 2013 Agreement and to amend and restate the 2013 Agreement in its entirety to provide for the payments and other provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“2013 Agreement” is defined in the Recitals of this Agreement.

“2016 Exchange” is defined in the Recitals of this Agreement.

“2016 Exchange Basis Schedule” means the schedule showing the Exchange Basis Adjustments, as amended from time to time by FINV (i) in connection with a Determination affecting such schedule, (ii) in reasonable response to an audit, examination, challenge, or assessment by a Taxing Authority, (iii) in connection with a liquidation of FICV (whether actual or deemed for U.S. federal income tax purposes) or (iv) to adjust such schedule to take into account payments made pursuant to this Agreement.

“Accrued Amount” means, with respect to a Tax Benefit Payment, the interest on the amount described in Clause (1) of Section 3.3(a) of this Agreement, calculated at the Alternate Base Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for the Reporting Taxable Year with respect to which the applicable Tax Benefit Payment relates until the date that the applicable Tax Benefit Payment is made.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 3.2(b) of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (ii) if available, the LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 100 basis points. Any change in the Alternate Base Rate due to a change in the Prime Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the LIBO Rate, respectively. In the event that the LIBO Rate ceases to be a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Alternate Base Rate shall be determined solely by reference to clause (a) above.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of FINV.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America or any successor governmental authority.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Closing” is defined in the Merger Agreement.

“Closing Date” is defined in the Merger Agreement.

“Closing Date Payment” is defined in Section 2.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means FINV and any of its Subsidiaries (other than FICV and its Subsidiaries).

“Corporate Taxpayer Return” means any Tax Return of the Corporate Taxpayer relating to a Tax imposed by the United States or any subdivision thereof.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Deductible” means $18,057,000.

“Default Rate” means the Alternate Base Rate plus 400 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.8(a) of this Agreement.

“Expro” is defined in the Recitals of this Agreement.

“Early Termination Payment” is defined in the Recitals of this Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset as a result of the 2016 Exchange and the payments made under this Agreement (provided that such payments shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest), as set forth on the 2016 Exchange Basis Schedule. For the avoidance of doubt, if, after the date of this Agreement, FICV is liquidated or becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, the parties acknowledge that the adjustments to the Tax basis of the Reference Assets as a result of the 2016 Exchange will thereafter be adjustments under Section 732(b) of the Code and that the 2016 Exchange Basis Schedule will be amended to so reflect.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Exchange Basis Adjustment had been made.

“Expert” is defined in Section 6.9 of this Agreement.

“FICV” is defined in the Recitals of this Agreement.

“FINV” is defined in the Recitals of this Agreement.

“Historic Payment” means an amount equal to $3,057,000, previously paid by FINV to Mosing Holdings or MHI, as applicable, pursuant to terms of the 2013 Agreement prior to the date of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer (using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Exchange Basis Adjustments and (ii) any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Exchange Basis Adjustments or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state or local Tax law with respect to the Historic Payment, the Closing Date Payment or FINV’s payment obligations under this Agreement.

“IPO” means the initial public offering of Common Shares by FINV.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBO Rate” means, during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date that is two Business Days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Mosing Holdings” is defined in the Recitals of this Agreement.

“Objection Notice” is defined in Section 3.2(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by FINV) or any similar release by the Board of Governors (as reasonably determined by FINV). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Qualified Tax Advisor” means any law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to FINV.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, FICV, but only with respect to Taxes imposed on FICV and allocable to the Corporate Taxpayer for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 6.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 3.2(a) of this Agreement.

“Reference Asset” means an asset held by FICV, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of the 2016 Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reporting Taxable Year” is defined in Section 3.1 of this Agreement.

“Senior Obligations” is defined in Section 3.3(c) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.3(a) of this Agreement.

“Tax Benefit Schedule” is defined in Section 3.1(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

AMENDMENT AND RESTATEMENT OF THE 2013 AGREEMENT

Section 2.1 Generally. In consideration for the Closing Date Payment and the agreement to make future Tax Benefit Payments, if any, pursuant to Article III, Mosing Holdings, FINV and FICV hereby agree to amend and restate the 2013 Agreement on the terms and subject to the conditions set forth in this Agreement; provided, however, that such amendment and restatement shall be conditioned on and subject to (i) the occurrence of the

Closing on the Closing Date and (ii) the payment to Mosing Holdings of the Closing Date Payment, and, if such conditions are not satisfied, this Agreement shall terminate as of the date the Merger Agreement is terminated and shall be null and void ab initio and of no further force and effect, and the 2013 Agreement shall remain in effect in accordance with its terms.

Section 2.2 Closing Date Payment. At the Closing, FINV shall make a cash payment to Mosing Holdings in an amount equal to $15,000,000 (such cash payment, the “Closing Date Payment”), by wire transfer of immediately available funds to an account or accounts designated by Mosing Holdings.

Section 2.3 Early Termination Payment. Mosing Holdings hereby, on its own behalf and on behalf of its successors and permitted assigns, from and after and conditioned upon the Closing and the payment in full of the Closing Date Payment, (i) waives any right it may have to receive the Early Termination Payment and (ii) releases FINV, FICV and their respective Affiliates (including, from and after the Closing, Expro and its Affiliates), and its and their respective shareholders, directors, officers and employees, from any actions, suits, claims, proceedings, demands or obligations related to the Early Termination Payment.

Section 2.4 Tax Treatment. FINV and FICV and their respective Affiliates (including, from and after the Closing, Expro and its Affiliates) and Mosing Holdings and its respective Affiliates (i) agree that the Closing Date Payment and any Tax Benefit Payments paid pursuant to this Agreement are intended to be treated for applicable Tax purposes as additional consideration paid to Mosing Holdings with respect to the 2016 Exchange; (ii) shall not take any position inconsistent with such treatment on any Tax Return or in any tax proceeding, except as otherwise required pursuant to a Determination; and (iii) acknowledge that, as of the date of this Agreement, the aggregate value of any future Tax Benefit Payments cannot reasonably be ascertained for Tax purposes.

ARTICLE III

FUTURE TAX BENEFIT PAYMENTS

Section 3.1 Tax Benefit Schedule. Within 60 calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each of the 2023, 2025, 2027, 2029, and 2031 Taxable Years (each a “Reporting Taxable Year”), FINV will provide to Mosing Holdings:

(a) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment, if any, for such Reporting Taxable Year and the immediately preceding Taxable Year and the Tax Benefit Payment, if any, due to Mosing Holdings pursuant to Section 3.3(a) for such Reporting Taxable Year and the immediately preceding Taxable Year (a “Tax Benefit Schedule”); and

(b) schedules and work papers, as determined by FINV or requested by Mosing Holdings, providing reasonable detail regarding the preparation of such Tax Benefit Schedule.

Section 3.2 Procedure; Amendments.

(a) Following delivery of a Tax Benefit Schedule, FINV will allow Mosing Holdings reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as reasonably requested by Mosing Holdings, in connection with a review of such Tax Benefit Schedule. A Tax Benefit Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which Mosing Holdings has received such Tax Benefit Schedule or amendment thereto unless Mosing Holdings (i) within 30 calendar days after receiving such Tax Benefit Schedule or amendment thereto, provides FINV with notice of a material objection to such Tax Benefit Schedule or amendment thereto (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right to provide an Objection Notice within the period described in clause (i) above, in which case such Tax Benefit Schedule or amendment thereto becomes binding on the date such waiver is received by FINV. If the parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 30 calendar days after receipt by FINV of such Objection Notice, FINV and Mosing Holdings shall employ the reconciliation procedures described in Section 6.9 of this Agreement (the “Reconciliation Procedures”).

(b) A Tax Benefit Schedule delivered with respect to any Reporting Taxable Year and the immediately preceding Taxable Year may be amended from time to time by FINV (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct material inaccuracies in such Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to the Taxable Years covered by such Tax Benefit Schedule after the date such Tax Benefit Schedule was provided to Mosing Holdings, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for the Taxable Years attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Years covered by such Tax Benefit Schedule, or (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for the Taxable Years covered by such Tax Benefit Schedule attributable to an amended Tax Return filed for any such Taxable Years (any such Tax Benefit Schedule, an “Amended Schedule”).

Section 3.3 Payments and Subordination.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to Mosing Holdings with respect to a Reporting Taxable Year and the immediately preceding Taxable Year becomes final in accordance with Section 3.2(a), FINV shall pay to Mosing Holdings an amount equal to the sum of (1) the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Reporting Taxable Year over (ii) the sum of (A) the Deductible plus (B) the aggregate amount of payments previously made pursuant to this Section 3.3(a) (excluding payments attributable to Accrued Amounts), and (2) the Accrued Amount (such sum, a “Tax Benefit Payment”). For the avoidance of doubt, FINV shall not be required to make a Tax Benefit Payment under this Agreement until 85% of the Cumulative Net Realized Tax Benefit of the Corporate Taxpayer from and after the Closing exceeds the Deductible, in which event FINV shall only be required to make a Tax Benefit Payment in excess of the Deductible. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by Mosing Holdings to FINV or as otherwise agreed by FINV and Mosing Holdings. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments.

(b) No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement or under the 2013 Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit in excess of the Deductible and (ii) any Accrued Amounts on any excess amount described in clause (i) being paid to Mosing Holdings pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

(c) Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by FINV to Mosing Holdings under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of FINV and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of FINV that are not Senior Obligations.

(d) Late Payments by FINV. The amount of all or any portion of any Tax Benefit Payment not made to Mosing Holdings when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment was due and payable.

Section 3.4 No Disputes; Consistency; Cooperation.

(a) Participation in FINV’s Tax Matters. Except as otherwise provided herein, FINV shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and FICV and its Subsidiaries, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, FINV shall notify Mosing Holdings of, and keep Mosing Holdings reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and FICV by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of Mosing Holdings under this Agreement, and shall provide to Mosing Holdings reasonable opportunity to provide information and other input to the Corporate Taxpayer, FICV and their respective advisors concerning the conduct of any such portion of such audit.

(b) Consistency. Except upon the written advice of a Qualified Tax Advisor, and except for items that are explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, FINV and Mosing Holdings agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Reference Assets and each Tax Benefit Payment) in a manner consistent with that specified by FINV in any Tax Benefit Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement. Any Dispute concerning such advice shall be subject to the terms of the Reconciliation Procedures.

(c) Cooperation. Mosing Holdings shall (i) furnish to FINV in a timely manner such information, documents and other materials as FINV may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to FINV and its representatives to provide explanations of documents and materials and such other information as FINV or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and FINV shall reimburse Mosing Holdings for any reasonable third-party costs and expenses incurred pursuant to this Section 3.4(c).

ARTICLE IV

TERMINATION

Section 4.1 Termination of Agreement. Subject to Section 2.1 and Section 4.2, this Agreement shall terminate automatically upon the earlier of (i) the termination of the Merger Agreement or (ii) the making of any Tax Benefit Payment relating to the 2031 Reporting Taxable Year and the immediately preceding Taxable Year or, if no such payment is due for such Reporting Taxable Year or the immediately preceding Taxable Year, the date upon which the Tax Benefit Schedule for the 2031 Reporting Taxable Year becomes final pursuant to Section 2.1.

Section 4.2 Survival. None of the representations, warranties, covenants, obligations or other agreements set forth in this Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section 4.2 and Article VI and any claim for breach of the representations, warranties, covenants, obligations or other agreements set forth in this Agreement that occurred prior to termination hereof shall survive the termination of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Mosing Holdings. Mosing Holdings represents and warrants to FINV and FICV that the statements contained in this Section 5.1 shall be true and correct as of the date of this Agreement and as of the Closing Date.

(a) Authorization of Transaction. Mosing Holdings has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Mosing Holdings of this Agreement and the performance by Mosing Holdings of this Agreement and the consummation by Mosing Holdings of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Mosing Holdings. This Agreement has been duly and validly executed and delivered by Mosing Holdings and such agreements constitute valid and binding obligations of Mosing Holdings, enforceable against Mosing Holdings in accordance with their terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. Mosing Holdings, FINV and FICV are the only parties to the 2013 Agreement, and no Person other than Mosing Holdings, FINV and FICV have any rights, entitlements or obligations under the 2013 Agreement.

(b) Sole TRA Holder. Mosing Holdings is the sole and exclusive “TRA Holder” under the 2013 Agreement, and no assignment of its rights or obligations under the 2013 Agreement has occurred.

Section 5.2 Representations and Warranties of FINV and FICV. FINV and FICV represent and warrant to Mosing Holdings that the statements contained in this Section 5.2 shall be true and correct as of the date of this Agreement and as of the Closing Date.

(a) Authorization of the Transaction. Each of FINV and FICV has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery by each of FINV and FICV of this Agreement, the performance by each of FINV and FICV of this Agreement and the consummation by each of FINV and FICV of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FINV or FICV, as applicable. This Agreement has been duly and validly executed and delivered by each of FINV and FICV and this Agreement constitutes valid and binding obligations of each of FINV and FICV, enforceable against FINV and FICV in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to FINV or FICV, to:

10260 Westheimer, Suite 700

Houston, Texas 77042

Attention: John Symington

Email: John.Symington@franksintl.com

If to Mosing Holdings, to:

10260 Westheimer, Suite 200

Houston, Texas 77042

Attention: Michelle Foutch

Email: Michelle.Foutch@mosinggroup.com

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements (including the 2013 Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto agree that, unless the Merger Agreement is terminated in accordance with its terms prior to the Closing, Expro is an express third party beneficiary of this Agreement and this Agreement is enforceable by Expro in all respects. None of the provisions of this Agreement may be amended, modified or otherwise adjusted, and this Agreement may not be terminated or waived in any respect, by any party without the prior written consent of Expro (which consent may be withheld by Expro in its sole discretion).

Section 6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.6 Successors; Assignment; Amendments; Waivers. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may assign either this Agreement or its rights, interests or obligations hereunder without the prior written consent of each other party hereto.

(a) No provision of this Agreement may be amended unless such amendment is approved in writing by each party hereto. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. FINV shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 6.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 6.9, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 6.8 and Section 6.9) (each a “Dispute”) shall be governed by this Section 6.8. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in Houston, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Texas and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of paragraph (a), any party to this Agreement may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each of the parties to this Agreement (i) expressly consents to the application of paragraph (c) of this Section 6.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 6.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(1) of this Section 6.8 and such parties agree not to plead or claim the same.

Section 6.9 Reconciliation. In the event that FINV and Mosing Holdings are unable to resolve a disagreement with respect to the matters governed by Section 3.2 and Section 3.4(b) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless FINV and Mosing Holdings agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or Mosing Holdings or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by FINV except as provided in the next sentence. FINV and Mosing Holdings shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts Mosing Holdings’ position, in which case FINV shall reimburse Mosing Holdings for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts FINV’s position, in which case Mosing Holdings shall reimburse FINV for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.9 shall be binding on FINV and its Subsidiaries and Mosing Holdings and may be entered and enforced in any court having jurisdiction.

Section 6.10 Withholding. FINV shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided that, prior to deducting or withholding any such amounts, FINV shall notify Mosing Holdings and shall consult in good faith with Mosing Holdings regarding the basis for such deduction or withholding. FINV and Mosing Holdings shall reasonably cooperate with each other to minimize the amounts required to be deducted and withheld. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Mosing Holdings. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholding, Mosing Holdings shall indemnify FINV for any amounts imposed by any Taxing Authority for the failure to withhold. Mosing Holdings shall promptly provide to FINV (or other applicable withholding agent) any applicable Tax forms and certifications reasonably requested in connection with determining whether any such deduction or withholding is required under any provision of U.S. federal, state or local or non-U.S. Tax law.

Section 6.11 Admission of the Corporate Taxpayer into a U.S. Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 6.11(a)) transfers or is deemed to transfer (directly or indirectly) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (and that is neither treated as a member of the group that makes up the Corporate Taxpayer nor a member of a group described in Section 6.11(a)), in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then, before transferring such Reference Asset, the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Exchange Basis Adjustment associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from such Exchange Basis Adjustment.

Section 6.12 Confidentiality.

(a) Mosing Holdings acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for FINV and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning FINV and its Affiliates and successors, learned by Mosing Holdings heretofore or hereafter. This Section 6.12 shall not apply to (i) any information that has been made publicly available by FINV or any of its Affiliates, becomes public knowledge (except as a result of an act of Mosing Holdings in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for Mosing Holdings to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, Mosing Holdings (and each employee, representative or other agent of Mosing Holdings or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, FICV, and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to Mosing Holdings relating to such Tax treatment and Tax structure.

(b) If Mosing Holdings or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.12, FINV shall have the right and remedy to have the provisions of this Section 6.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to FINV or any of its Subsidiaries or Mosing Holdings and the accounts and funds managed by FINV and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Signature Page Follows

IN WITNESS WHEREOF, FINV, FICV and Mosing Holdings have duly executed this Agreement as of the date first written above.

Frank’s International N.V.

	By:	/s/ Michael C. Kearney
	Name:	Michael C. Kearney
	Title:	Chairman, President and Chief Executive Officer

Frank’s International C.V.

By:	Frank’s International Management B.V.,
its general partner

	By:	/s/ Michael C. Kearney
	Name:	Michael C. Kearney
	Title:	Authorized Persson

Mosing Holdings, LLC

	By:	/s/ D. Keith Mosing
	Name:	D. Keith Mosing
	Title:	Chief Executive Officer

Signature Page to Amended and Restated Tax Receivable Agreement

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of association provide that we will, to the full extent permitted by the law of The Netherlands, as amended from time to time, indemnify, and advance expenses to, each of its now acting and former Frank’s Management Board and Frank’s Supervisory Board members, officers, employees and Agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with us. The articles of association also provide that we may purchase and maintain directors’ and officers’ liability insurance.

We have also entered into individual indemnification agreements with each of our directors and certain executive officers. The agreements provide, to the fullest extent permitted by our amended and restated articles of association and the law of The Netherlands, that we will indemnify the directors and executive officers against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving a director or an executive officer by reason of his position as director or officer.

In the Merger Agreement filed as Exhibit 2.1 hereto, New Eagle Holdings Limited agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, each present and former director and officer of Frank’s, Expro or any of their respective subsidiaries and each natural person who served as a director, officer, member, trustee or fiduciary of another Person if such service was at the request of Frank’s, Expro or any of their respective Subsidiaries against any costs or expenses, including attorneys’ fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any Legal Proceeding arising out of or related to such Indemnified Persons’ service as director or officer of Frank’s, Expro or their respective Subsidiaries or services performed by such natural persons at the request of Frank’s, Expro or their respective Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification of advancement right of any Indemnified Person.

For more information on the indemnification and directors’ and officers’ insurance provisions in the Merger Agreement, see the section titled “The Merger Agreement—Indemnification and Insurance” beginning on page 117 in the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8.    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

9.    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

10.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

11.    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

12.    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger by and among Frank’s International N.V., New Eagle Holdings Limited and Expro Group Holdings International Limited, dated as of March 10, 2021 (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

4.1	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K (File No. 001-36053), filed on February 25, 2020.

4.2	Registration Rights Agreement, dated as of March 10, 2021, by and among Frank’s International N.V. and the shareholders party thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on March 11, 2021 (File No. 001-36053)).

4.3	Amendment to Registration Rights Agreement, dated as of March 10, 2021, by and among Frank’s International N.V. and the shareholders party thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Commission on March 11, 2021 (File No. 001-36053)).

5.1**	Opinion of NautaDutilh N.V. as to the validity of the shares of Frank’s Common Stock being registered pursuant to this registration statement.

8.1	Opinion of NautaDutilh N.V. with respect to material Dutch tax consequences of the transaction.

8.2	Opinion of Allen & Overy LLP with respect to material Dutch tax consequences of the transaction.

10.1	Amended and Restated Tax Receivable Agreement, dated as of March 10, 2021, by and among Frank’s International N.V., FICV and Mosings Holdings, LLC (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

10.2	Form of Voting and Support Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

10.3	Director Nomination Agreement (included as Annex F to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

10.4	Form of Warrant Agreement.

23.1	Consent of KPMG LLP, independent registered public accounting firm for Frank’s International N.V.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Expro Group Holdings International Limited.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm for Expro Group Holdings International Limited.

23.4	Consent of Ernst & Young LLP, indepdent auditors for Expro Group Holdings International Limited.

23.5	Consent of NautaDutilh N.V. (included in Exhibits 5.1 and 8.1 above).

23.6	Consent of Allen & Overy LLP (included in Exhibit 8.2 above).

24.1#	Power of Attorney.

99.1**	Form of Proxy Card of Frank’s International N.V.

99.2	Consent of Moelis & Company LLC.

99.3#	Consent of Michael Kearney to be named as director nominee.

99.4#	Consent of Michael Jardon to be named as director nominee.

99.5#	Consent of D. Keith Mosing to be named as director nominee.

Exhibit Number	Description

99.6#	Consent of Robert Drummond to be named as director nominee.

99.7#	Consent of Brian Truelove to be named as director nominee.

99.8#	Consent of Eitan Arbeter to be named as director nominee.

99.9#	Consent of Alan Schrager to be named as director nominee.

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Frank’s undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
**	To be filed by amendment.
#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on June 4, 2021.

FRANK’S INTERNATIONAL N.V.

By:	/s/ Melissa Cougle
Name: Melissa Cougle Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Michael C. Kearney	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 4, 2021

/s/ Melissa Cougle Melissa Cougle	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2021

* Michael E. McMahon	Supervisory Lead Director	June 4, 2021

* Robert W. Drummond	Supervisory Director	June 4, 2021

* L. Don Miller	Supervisory Director	June 4, 2021

* D. Keith Mosing	Supervisory Director	June 4, 2021

* Kirkland D. Mosing	Supervisory Director	June 4, 2021

* Erich L. Mosing	Supervisory Director	June 4, 2021

* Melanie M. Trent	Supervisory Director	June 4, 2021

* Alexander Vriesendorp	Supervisory Director	June 4, 2021

By:	/s/ Melissa Cougle
Melissa Cougle Attorney-in-fact